As filed with the Securities and Exchange Commission on June 10, 2008.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CME GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	6200	36-4459170
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

20 South Wacker Drive

Chicago, Illinois 60606

(312) 930-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kathleen M. Cronin

Managing Director, General Counsel and Corporate Secretary

CME Group Inc.

20 South Wacker Drive

Chicago, Illinois 60606

(312) 930-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rodd M. Schreiber, Esq. Susan S. Hassan, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive Chicago, Illinois 60606 (312) 407-0700

Christopher K. Bowen

General Counsel and

Chief Administrative Officer

Richard Kerschner

General Counsel

NYMEX Holdings, Inc.

New York Mercantile

Exchange, Inc.

One North End Avenue

World Financial Center

New York, New York 10282

(212) 299-2000

Howard Chatzinoff, Esq. Michael J. Aiello, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000

Approximate date of commencement of proposed sale to the public: as soon as practicable following the effectiveness of this registration statement, satisfaction or waiver of the other conditions to closing of the merger described herein and consummation of the merger.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Class A Common Stock, par value $0.01 per share	13,064,599	N/A	$4,620,503,142	$181,586

(1)	The maximum number of shares of CME Group Inc. (“CME Group”) Class A common stock estimated to be issuable upon the completion of the merger described herein, calculated as the product of: (A) 98,749,800 and (B) 0.1323, representing the maximum stock consideration per share of NYMEX Holdings, Inc. (“NYMEX Holdings”) common stock. This number is based on the number of shares of NYMEX Holdings common stock outstanding, or reserved for issuance under various plans, as of June 6, 2008, and the exchange of each share of NYMEX Holdings common stock and share of NYMEX Holdings common stock reserved for issuance under various plans, for shares of CME Group Class A common stock pursuant to the formula set forth in the Agreement and Plan of Merger, dated as of March 17, 2008, among CME Group, CMEG NY Inc., NYMEX Holdings and New York Mercantile Exchange, Inc. Includes rights to acquire Series A Junior Participating Preferred Stock pursuant to CME Group’s rights agreement.
(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(c) and 457(f) under the Securities Act. The proposed maximum aggregate offering price, calculated based upon the market value of shares of NYMEX Holdings common stock (the securities to be exchanged in the merger) in accordance with Rule 457(c) under the Securities Act, is $4,620,503,142, which is the difference between (a) the product of (i) the average high and low prices of NYMEX Holdings common stock of $82.79, as reported on the New York Stock Exchange on June 4, 2008, and (ii) 98,749,800, the maximum total number of shares of NYMEX Holdings common stock to be exchanged in the merger, less (b) the mandatory amount of cash to be paid by CME Group in exchange for NYMEX Holdings common stock, $3,554,992,800.
(3)	Calculated by multiplying the estimated aggregate offering price of securities by 0.00003930.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. We may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JUNE 10, 2008

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders and NYMEX Class A Members:

The boards of directors of CME Group Inc., or “CME Group,” and NYMEX Holdings, Inc., or “NYMEX Holdings,” the parent company of New York Mercantile Exchange, Inc., or “NYMEX,” have approved a merger agreement pursuant to which NYMEX Holdings will merge with and into CMEG NY Inc., a wholly-owned subsidiary of CME Group.

If the merger is completed, NYMEX Holdings stockholders will receive for each issued and outstanding share of NYMEX Holdings common stock they own, at the election of each NYMEX Holdings stockholder and subject to proration as described below, consideration in the form of CME Group Class A common stock or cash.

The cash consideration per share of NYMEX Holdings common stock for which a valid cash election has been made will be equal to the sum of (a) $36.00 plus (b) the product of (1) 0.1323 and (2) the average closing sale price of CME Group Class A common stock on the New York Stock Exchange LLC, or the “NYSE,” for the period of ten consecutive trading days ending on the second full trading day prior to the effective time of the merger. We call this average the “Average CME Group Share Price.” The stock consideration per share of NYMEX Holdings common stock for which a valid stock election has been made will be the number of shares of CME Group Class A common stock equal to the cash consideration per share divided by the Average CME Group Share Price.

The aggregate consideration to be paid in the merger is subject to an approximately $3.4 billion mandatory cash component. In the event the aggregate cash consideration is undersubscribed, NYMEX Holdings stockholders who elected to receive stock consideration in the merger will receive a portion of their consideration in cash. In the event the aggregate cash consideration is oversubscribed, CME Group has the option to increase the aggregate cash consideration above the mandatory cash component, subject to certain limitations, and/or provide a portion of the consideration payable to NYMEX Holdings stockholders who elected to receive cash consideration in the merger in the form of CME Group Class A common stock. Assuming CME Group does not increase the mandatory cash component, the aggregate number of shares of CME Group Class A common stock to be issued by CME Group in the merger is estimated to be 12.5 million shares and the aggregate amount of cash to be paid by CME Group in the merger is estimated to be $3.4 billion.

Based on the number of shares of common stock of CME Group and NYMEX Holdings outstanding on March 14, 2008, the last trading day prior to the public announcement of the execution of the merger agreement among our companies, and assuming that CME Group does not exercise its option to increase the mandatory cash component, immediately after the completion of the merger, those who were CME Group stockholders immediately prior to the merger will own approximately 81.4% of the CME Group Class A common stock and those who were NYMEX Holdings stockholders immediately prior to the merger will own approximately 18.6% of the CME Group Class A common stock.

In connection with the merger, NYMEX is offering to purchase all of the 816 outstanding NYMEX Class A memberships for $612,000 per NYMEX Class A membership. The closing of the merger is conditioned on, among other things, at least 75% of the NYMEX Class A memberships being sold to NYMEX. The merger is also conditioned on the approval by NYMEX Class A members of changes to the certificate of incorporation and bylaws of NYMEX that eliminate substantially all of the rights of NYMEX Class A members currently contained in the certificate of incorporation and bylaws of NYMEX. This joint proxy statement/prospectus is not an offer to purchase any NYMEX Class A membership. An offer to purchase the NYMEX Class A memberships is being made only pursuant to the membership purchase offer documents that are being sent to NYMEX Class A members under separate cover. If you hold a NYMEX Class A membership, you should refer to the membership purchase offer documents for important information and instructions on how to complete and return your membership purchase offer documents.

CME Group will hold a special meeting of its stockholders to consider and vote on the amendment and restatement of the certificate of incorporation of CME Group and the issuance of CME Group Class A common stock required in connection with the merger. NYMEX Holdings will hold a special meeting of its stockholders to consider and vote on the adoption of the merger agreement. NYMEX will hold a special meeting of the NYMEX Class A members to consider and vote on the amendments to the certificate of incorporation and bylaws of NYMEX required in connection with the merger.

Every vote is important. Whether or not you plan to attend your company’s special meeting, please take the time to vote by following the instructions on your proxy card.

The places, dates and times of the special meetings of stockholders and NYMEX Class A members, as applicable, are as follows:

For CME Group stockholders: [Address] [Address] Chicago, Illinois [Date] [Time]	For NYMEX Holdings stockholders: [Address] [Address] New York, New York [Date] [Time]	For NYMEX Class A members: [Address] [Address] New York, New York [Date] [Time]

The CME Group board of directors recommends that CME Group stockholders vote “FOR” the proposals to approve the amendment and restatement of the certificate of incorporation of CME Group and the issuance of CME Group Class A common stock in the merger.

The NYMEX Holdings board of directors unanimously recommends that NYMEX Holdings stockholders vote “FOR” the proposal to adopt the merger agreement.

We enthusiastically support this combination of our companies and join with our boards in recommending that our stockholders vote “FOR” the proposals necessary to complete the merger.

Sincerely,	Sincerely,

Terrence A. Duffy	Richard M. Schaeffer
Executive Chairman CME Group Inc.	Executive Chairman NYMEX Holdings, Inc. New York Mercantile Exchange, Inc.

For a discussion of risk factors that you should consider in evaluating the merger and the other matters on which you are being asked to vote, see “ Risk Factors” beginning on page 32.

CME Group Class A common stock trades on the NYSE and the Nasdaq Global Select Market, or the “Nasdaq,” under the symbol “CME,” and NYMEX Holdings common stock trades on the NYSE under the symbol “NMX.”

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the merger and the other transactions described in this joint proxy statement/prospectus nor have they approved or disapproved of the issuance of the CME Group Class A common stock to be issued in connection with the merger, or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [            ], 2008, and is being first mailed to CME Group stockholders, NYMEX Holdings stockholders and NYMEX Class A members on or about [            ], 2008.

CERTAIN FREQUENTLY USED TERMS

This joint proxy statement/prospectus constitutes a prospectus of CME Group Inc. for the shares of CME Group Class A common stock that it will issue to NYMEX Holdings, Inc. stockholders in the merger, and a joint proxy statement for stockholders of CME Group Inc. and NYMEX Holdings, Inc. and Class A members of New York Mercantile Exchange, Inc. Unless otherwise specified or the context so requires:

•

“Average CME Group Share Price” refers to the average closing sale price, rounded to four decimal places, of CME Group Class A common stock on the NYSE (as reported in the Wall Street Journal, New York City edition) for the period of ten consecutive trading days ending on the second full trading day prior to the effective time of the merger.

•	“CBOT Holdings” refers to CBOT Holdings, Inc., one of the predecessor companies to CME Group prior to the merger in 2007 between CME Holdings and CBOT Holdings.

•	“CME Group” refers to CME Group Inc. and its wholly-owned subsidiaries, “CME” refers to Chicago Mercantile Exchange Inc. and “CBOT” refers to Board of Trade of the City of Chicago, Inc.

•

“CME Group Amended Bylaws” refers to the Fifth Amended and Restated Bylaws of CME Group to be adopted pursuant to the Merger Agreement, which provide that the CME Group board of directors will consist of 33 members.

•

“CME Group Amended Charter” refers to the Third Amended and Restated Certificate of Incorporation of CME Group to be approved by CME Group stockholders pursuant to the Merger Agreement, which increases the maximum size of the CME Group board of directors from 30 to 33 directors and specifies that the number of CME Group directors is to be fixed exclusively by one or more resolutions adopted by the CME Group board of directors, which number may be no more than 33.

•	“CME Holdings” refers to Chicago Mercantile Exchange Holdings Inc., one of the predecessor companies to CME Group prior to the merger in 2007 between CME Holdings and CBOT Holdings.

•

“Lehman Brothers” refers to Lehman Brothers Inc., “Goldman Sachs” refers to Goldman, Sachs & Co., “William Blair” refers to William Blair & Company, L.L.C., “JPMorgan” refers to J.P. Morgan Securities Inc., “Merrill Lynch” refers to Merrill Lynch, Pierce, Fenner & Smith Incorporated and “Sandler O’Neill” refers to Sandler O’Neill + Partners, L.P.

•	“Merger Agreement” refers to the Agreement and Plan of Merger, dated as of March 17, 2008, among CME Group, Merger Sub, NYMEX Holdings and NYMEX, as the same may be amended from time to time.

•	“Merger Sub” refers to (i) prior to completion of the merger, CMEG NY Inc. and (ii) after completion of the merger, CMEG NYMEX Holdings Inc.

•

“NYMEX Amended Bylaws” refers to the Amended and Restated Bylaws of NYMEX to be approved by NYMEX Class A members pursuant to the Merger Agreement, which eliminate substantially all of the rights of NYMEX Class A members currently contained in the Bylaws of NYMEX.

•

“NYMEX Amended Charter” refers to the Second Amended and Restated Certificate of Incorporation of NYMEX to be approved by NYMEX Class A members pursuant to the Merger Agreement, which eliminates substantially all of the rights of NYMEX Class A members currently contained in the Amended and Restated Certificate of Incorporation of NYMEX.

•	“NYMEX Holdings” refers to NYMEX Holdings, Inc. and its wholly-owned subsidiaries, “NYMEX” refers to New York Mercantile Exchange, Inc. and “COMEX” refers to Commodity Exchange, Inc.

•	“NYMEX Rulebook” refers to the rules and regulations of NYMEX.

•	“Stock Issuance” refers to the issuance of shares of CME Group Class A common stock, par value $0.01 per share, by CME Group to NYMEX Holdings stockholders in the merger.

•	“We,” “us” or “our” refers to (i) prior to completion of the merger, CME Group and NYMEX Holdings and (ii) after completion of the merger, CME Group.

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about CME Group and NYMEX Holdings from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available for you to review at the public reference room of the United States Securities and Exchange Commission, or the “SEC,” located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website, www.sec.gov. You can also obtain those documents incorporated by reference in this joint proxy statement/prospectus, excluding exhibits to those documents, without charge, by requesting them from the appropriate company in writing or by telephone at the following addresses and telephone numbers:

CME Group Inc. 20 South Wacker Drive Chicago, Illinois 60606 (312) 930-1000 Attention: Shareholder Relations http://investor.cmegroup.com	NYMEX Holdings, Inc. One North End Avenue World Financial Center New York, New York 10282 (212) 299-2000 Attention: Investor Relations http://investor.nymex.com

If you would like to request documents, please do so by [            ], 2008 in order to receive them before your company’s special meeting.

Information contained in or otherwise accessible through the Internet sites listed above is not a part of this joint proxy statement/prospectus. All references in this joint proxy statement/prospectus to these Internet sites are inactive textual references and are for your information only.

No person is authorized to give any information or to make any representation with respect to the matters this joint proxy statement/prospectus describes other than those contained in this joint proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by CME Group, NYMEX Holdings or NYMEX. This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities made under this joint proxy statement/prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of CME Group, NYMEX Holdings or NYMEX since the date of this joint proxy statement/prospectus or that the information contained herein is correct as of any time subsequent to the date of this joint proxy statement/prospectus.

See “Where You Can Find More Information” beginning on page 196.

VOTING BY INTERNET, TELEPHONE OR MAIL

CME Group stockholders of record as of the applicable record date may submit their proxies by:

Internet. You can vote over the Internet by accessing the website at www.proxyvote.com and following the instructions on the website. Have your proxy card in hand when you access the website because you will have to enter the control number printed on your proxy card. Internet voting is available 24 hours a day. If you vote over the Internet, do not return your proxy card(s) by mail.

Telephone. You can vote by telephone by calling the toll-free number (800) 690-6903 in the United States, Canada and Puerto Rico on a touch-tone telephone. You will then be prompted to enter the control number printed on your proxy card and follow the subsequent instructions. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy card(s) by mail.

Mail. You can vote by mail by completing, signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this joint proxy statement/prospectus. If you elect to vote by mail, you should vote early to ensure that your proxy card is received before the special meeting.

If you vote your proxy over the Internet or by telephone, you must do so before 11:00 P.M., Chicago time, the day before the special meeting.

NYMEX Holdings stockholders of record as of the applicable record date may submit their proxies by:

Internet. You can vote over the Internet by accessing the website at www.cesvote.com and following the instructions on the website. Have your proxy card in hand when you access the website because you will have to enter the control number printed on your proxy card. Internet voting is available 24 hours a day. If you vote over the Internet, do not return your proxy card(s) by mail.

Telephone. You can vote by telephone by calling the toll-free number (888) 693-8683 in the United States, Canada and Puerto Rico on a touch-tone telephone. You will then be prompted to enter the control number printed on your proxy card and follow subsequent instructions. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy card(s) by mail.

Mail. You can vote by mail by completing, signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this joint proxy statement/prospectus. If you elect to vote by mail, you should vote early to ensure that your proxy card is received before the special meeting.

If you vote your proxy over the Internet or by telephone, you must do so before 6:00 A.M., New York time, on the meeting date.

NYMEX Class A members of record as of the applicable record date may submit their proxies by:

Internet. You can vote over the Internet by accessing the website at www.cesvote.com and following the instructions on the website. Have your proxy card in hand when you access the website because you will have to enter the control number printed on your proxy card. Internet voting is available 24 hours a day. If you vote over the Internet, do not return your proxy card(s) by mail.

Telephone. You can vote by telephone by calling the toll-free number (888) 693-8683 in the United States, Canada and Puerto Rico on a touch-tone telephone. You will then be prompted to enter the control number printed on your proxy card and follow subsequent instructions. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy card(s) by mail.

Mail. You can vote by mail by completing, signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this joint proxy statement/prospectus. If you elect to vote by mail, you should vote early to ensure that your proxy card is received before the special meeting.

If you vote your proxy over the Internet or by telephone, you must do so before 6:00 A.M., New York time, on the meeting date.

If you hold a NYMEX Class A membership, you should refer to the membership purchase offer documents mailed to you under separate cover for important information and instructions on how to complete and return your membership purchase offer documents. This joint proxy statement/prospectus is not an offer to purchase any NYMEX Class A membership. An offer to purchase the NYMEX Class A memberships is being made only pursuant to the membership purchase offer documents.

Voting Shares Held in Street Name

If you are a CME Group or NYMEX Holdings stockholder and hold your shares through a bank, broker, custodian or other recordholder (that is, in street name), please refer to your proxy card or the information forwarded by your bank, broker, custodian or other recordholder to see what options are available to you.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [            ], 2008

To the Stockholders of CME Group Inc.:

The CME Group board of directors has called for a special meeting of CME Group stockholders to be held on [            ], 2008, at [            ], Chicago time, at [            ], [            ], Chicago, Illinois, for the following purposes:

1.	to consider and vote on a proposal to approve the Third Amended and Restated Certificate of Incorporation of CME Group, which increases the maximum size of the CME Group board of directors from 30 to 33 directors and specifies that the number of CME Group directors is to be fixed exclusively by one or more resolutions adopted by the CME Group board of directors, which number may be no more than 33 directors;

2.	to consider and vote on a proposal to approve the issuance of CME Group Class A common stock, par value $0.01 per share, to NYMEX Holdings, Inc. stockholders pursuant to the merger contemplated by the Agreement and Plan of Merger, dated as of March 17, 2008, among CME Group, CMEG NY Inc., NYMEX Holdings and New York Mercantile Exchange, Inc., as the same may be amended from time to time (the “Merger Agreement”), pursuant to which NYMEX Holdings will merge with and into CMEG NY Inc.;

3.	to consider and vote upon the adjournment of the special meeting of CME Group stockholders, if necessary, to solicit additional proxies; and

4.	to transact such other business as may properly be brought before the special meeting of CME Group stockholders or any adjournments or postponements of the special meeting of CME Group stockholders.

Proposals 1 and 2 are conditioned on each other and approval of each is required for completion of the merger.

Only holders of record of CME Group Class A and Class B common stock at the close of business on [            ], 2008, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting of CME Group stockholders or any adjournments or postponements of the special meeting.

We cannot complete the merger unless holders of a majority of the outstanding shares of CME Group Class A and Class B common stock entitled to vote, voting together as a single class, vote in favor of the proposal to approve the Third Amended and Restated Certificate of Incorporation of CME Group and the holders of a majority of the shares of CME Group Class A and Class B common stock present at the meeting and entitled to vote, voting together as a single class, vote in favor of the proposal to approve the issuance of CME Group Class A common stock to NYMEX Holdings stockholders pursuant to the Merger Agreement (provided that the total number of votes cast on the stock issuance represents over 50% of the outstanding shares of CME Group Class A and Class B common stock, voting together as a single class).

For more information about the proposals described above and the other transactions contemplated by the Merger Agreement, please review the accompanying joint proxy statement/prospectus, the Merger Agreement attached to it as Annex A and the Third Amended and Restated Certificate of Incorporation of CME Group attached to it as Annex H.

The CME Group board of directors recommends that CME Group stockholders vote “FOR” the proposal to approve the Third Amended and Restated Certificate of Incorporation of CME Group, “FOR” the proposal to approve the issuance of CME Group Class A common stock to NYMEX Holdings stockholders pursuant to the Merger Agreement and “FOR” the proposal to adjourn the special meeting of CME Group stockholders, if necessary, to solicit additional proxies.

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. You may also cast your vote by using the Internet or by telephone as described in the instructions included with your proxy card. Your failure to vote on the proposal to approve the Third Amended and Restated Certificate of Incorporation of CME Group will have the same effect as voting against the proposal. Your failure to vote on the proposal to approve the issuance of CME Group Class A common stock to NYMEX Holdings stockholders pursuant to the Merger Agreement will have the same effect as voting against the proposal, unless holders of more than 50% of all outstanding shares of CME Group Class A and Class B common stock entitled to vote on the matter, voting together as a single class, cast votes, in which event your failure to vote on the proposal will have no effect on the result of the vote. Your failure to vote on the proposal to adjourn the special meeting of CME Group stockholders, if necessary, to solicit additional proxies will have no effect on the result of the vote.

By Order of the Board of Directors,

Kathleen M. Cronin

Corporate Secretary

Chicago, Illinois

[            ], 2008

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL INNISFREE M&A INCORPORATED AT (877) 456-3488.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [            ], 2008

To the Stockholders of NYMEX Holdings, Inc.:

The NYMEX Holdings board of directors has called for a special meeting of NYMEX Holdings stockholders to be held on [            ], 2008, at [            ], New York time, at [            ], [            ], New York, New York, for the following purposes:

1.	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 17, 2008, among CME Group Inc., CMEG NY Inc., NYMEX Holdings and New York Mercantile Exchange, Inc., as the same may be amended from time to time (the “Merger Agreement”), pursuant to which NYMEX Holdings will merge with and into CMEG NY Inc.;

2.	to consider and vote upon the adjournment of the special meeting of NYMEX Holdings stockholders, if necessary, to solicit additional proxies; and

3.	to transact such other business as may properly be brought before the special meeting of NYMEX Holdings stockholders or any adjournments or postponements of the special meeting.

Only holders of record of NYMEX Holdings common stock at the close of business on [            ], 2008, the record date for the special meeting, are entitled to notice of, and to vote at, the NYMEX Holdings special meeting or any adjournments or postponements of the special meeting.

We cannot complete the merger unless holders of a majority of the outstanding shares of NYMEX Holdings common stock entitled to vote, voting together as a single class, vote in favor of the proposal to adopt the Merger Agreement and thus approve the merger.

For more information about the merger proposal described above and the other transactions contemplated by the Merger Agreement, please review the accompanying joint proxy statement/prospectus and the Merger Agreement attached to it as Annex A.

The NYMEX Holdings board of directors unanimously recommends that NYMEX Holdings stockholders vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting of NYMEX Holdings stockholders, if necessary, to solicit additional proxies.

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. You may also cast your vote by using the Internet or by telephone as described in the instructions included with your proxy card. Your failure to vote on the proposal to adopt the Merger Agreement will have the same effect as voting against the merger. Your failure to vote on the proposal to adjourn the special meeting of NYMEX Holdings stockholders, if necessary, to solicit additional proxies will have no effect on the result of the vote.

By Order of the Board of Directors,

Donna Talamo

Corporate Secretary

New York, New York

[            ], 2008

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE MERGER PROPOSAL OR ABOUT VOTING YOUR SHARES, PLEASE CALL D.F. KING & CO., INC. AT (800) 758-5378.

NOTICE OF SPECIAL MEETING OF CLASS A MEMBERS

TO BE HELD ON [            ], 2008

To the Class A Members of New York Mercantile Exchange, Inc.:

The NYMEX board of directors has called for a special meeting of NYMEX Class A members to be held on [            ], 2008, at [            ], New York time, at [            ], [            ], New York, New York, for the following purposes:

1.	to consider and vote upon a proposal to approve the Second Amended and Restated Certificate of Incorporation of NYMEX, which eliminates substantially all of the rights of NYMEX Class A members currently contained in the Amended and Restated Certificate of Incorporation of NYMEX, as contemplated by the Agreement and Plan of Merger, dated as of March 17, 2008, among CME Group Inc., CMEG NY Inc., NYMEX Holdings, Inc. and NYMEX, as the same may be amended from time to time (the “Merger Agreement”), pursuant to which NYMEX Holdings will merge with and into CMEG NY Inc.;

2.	to consider and vote upon a proposal to approve the Amended and Restated Bylaws of NYMEX, which eliminate substantially all of the rights of NYMEX Class A members currently contained in the Bylaws of NYMEX, as contemplated by the Merger Agreement;

3.	to consider and vote upon the adjournment of the special meeting of NYMEX Class A members, if necessary, to solicit additional proxies; and

4.	to transact any other business as may properly be brought before the special meeting of NYMEX Class A members or any adjournment or postponement of the special meeting.

Only NYMEX Class A members at the close of business on [            ], 2008, the record date for the special meeting, are entitled to notice of, and to vote at, the NYMEX special meeting or any adjournments or postponements of the special meeting.

We cannot complete the merger unless holders of 75% of the outstanding NYMEX Class A memberships vote in favor of the proposals to approve the Second Amended and Restated Certificate of Incorporation of NYMEX and the Amended and Restated Bylaws of NYMEX.

For more information about the proposals described above and the other transactions contemplated by the Merger Agreement, please review the accompanying joint proxy statement/prospectus, the Merger Agreement attached to it as Annex A, the Second Amended and Restated Certificate of Incorporation of NYMEX attached to it as Annex J and the Amended and Restated Bylaws of NYMEX attached to it as Annex K.

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. You may also cast your vote by using the Internet or by telephone as described in the instructions included with your proxy card. Your failure to vote on the proposals to approve the Second Amended and Restated Certificate of Incorporation of NYMEX and the Amended and Restated Bylaws of NYMEX will have the same effect as voting against such proposals. Your failure to vote on the proposal to adjourn the special meeting of NYMEX Class A members, if necessary, to solicit additional proxies will have no effect on the result of the vote.

By Order of the Board of Directors,

Donna Talamo

Corporate Secretary

New York, New York

[            ], 2008

PLEASE VOTE YOUR MEMBERSHIPS PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR MEMBERSHIPS, PLEASE CALL D.F. KING & CO., INC. AT (800) 758-5378.

i

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SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus, including the Annexes, and the other documents to which this joint proxy statement/prospectus refers to fully understand the merger and the related transactions. See “Where You Can Find More Information” beginning on page 196. Most items in this summary include a page reference directing you to a more complete description of those items.

Questions and Answers about the Merger and Related Transactions

Below are frequently asked questions and answers regarding the merger. If you are a NYMEX Class A member, please also review frequently asked questions and answers regarding the membership purchase offer under “—Questions and Answers about the Membership Purchase Offer” beginning on page 10.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	We are delivering this document to you because it is a joint proxy statement used by the CME Group and NYMEX Holdings boards of directors to solicit proxies of CME Group and NYMEX Holdings stockholders in connection with the Merger Agreement and the merger, and a proxy statement used by the NYMEX board of directors to solicit proxies of NYMEX Class A members in connection with certain matters contemplated by the Merger Agreement.

This document is also a prospectus being delivered to NYMEX Holdings stockholders because CME Group is offering shares of its Class A common stock to be issued in exchange for shares of NYMEX Holdings common stock in the merger.

Q:	What will happen in the proposed transaction?

A:	Under the terms of the Merger Agreement, NYMEX Holdings will be merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation in the merger.

Upon the completion of the merger, which we also refer to as the “effective time” of the merger, Merger Sub will be a direct, wholly-owned subsidiary of CME Group. NYMEX Holdings stockholders will, at their election, receive cash and/or CME Group Class A common stock in exchange for their NYMEX Holdings common stock. Stockholders of CME Group will continue to be stockholders of CME Group following the merger.

In connection with the merger, NYMEX is offering to purchase 100% of the NYMEX Class A memberships, which we refer to in this joint proxy statement/prospectus as the “membership purchase offer.” It is a condition to the merger that at least 75% of the NYMEX Class A memberships be sold to NYMEX in the membership purchase offer and that 75% of the NYMEX Class A members approve the NYMEX Amended Charter and the NYMEX Amended Bylaws, which eliminate substantially all of the rights of NYMEX Class A members currently contained in the certificate of incorporation and bylaws of NYMEX.

For additional information regarding the merger, see “The Merger Agreement—The Merger” beginning on page 135. For additional information regarding the membership purchase offer, see “—Questions and Answers about the Membership Purchase Offer” beginning on page 10 and “The Membership Purchase Offer” beginning on page 151. For additional information regarding the NYMEX Amended Charter and the NYMEX Amended Bylaws, see “The Special Meeting of NYMEX Class A Members” beginning on page 52.

Q:	What will NYMEX Holdings stockholders receive in the merger?

A:	Upon completion of the merger, each issued and outstanding share of NYMEX Holdings common stock will be converted into the right to receive, at the election of each NYMEX Holdings stockholder and subject to proration as described in the immediately following question and answer, consideration in the form of CME Group Class A common stock or cash. The cash consideration per share of NYMEX Holdings common stock for which a valid cash election has been made will be equal to the sum of (i) $36.00 plus (ii) the product of (a) 0.1323 and (b) the average closing sale price, rounded to four decimal places, of CME Group Class A common stock on the NYSE (as reported in the Wall Street Journal, New York City edition) for the period of ten consecutive trading days ending on the second full trading day prior to the effective time of the merger. We call this average the “Average CME Group Share Price.” The stock consideration per share of NYMEX Holdings common stock for which a valid stock election has been made will be a number of shares of CME Group Class A common stock equal to the cash consideration per share divided by the Average CME Group Share Price.

The value of the cash or stock merger consideration will fluctuate with the market price of CME Group Class A common stock. As explained in more detail in this joint proxy statement/prospectus, whether a NYMEX Holdings stockholder makes a cash election or a stock election, the value of the consideration that such stockholder will be entitled to receive as of the date of completion of the merger will be similar, although the value may not be identical because the amount of the cash consideration will be based on the Average CME Group Share Price, which may be different than the market price of CME Group Class A common stock as of the date of completion of the merger. A NYMEX Holdings stockholder may specify different elections with respect to different shares that such stockholder holds.

See “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 136.

Q:	Can a NYMEX Holdings stockholder who makes either a cash election or a stock election nevertheless receive a mix of cash and stock as merger consideration?

A:	Yes. Under the Merger Agreement, CME Group has agreed to pay approximately $3.4 billion of the merger consideration in cash to NYMEX Holdings stockholders. If NYMEX Holdings stockholders make valid elections to receive more cash than is available as cash consideration under the Merger Agreement, those NYMEX Holdings stockholders making a cash election will have the cash portion of their consideration proportionately reduced and will receive a portion of their consideration in stock, despite their cash elections. In lieu of proration, however, CME Group may choose to increase the cash amount to be paid in the merger above the mandatory cash component of approximately $3.4 billion, up to the elected amount of cash consideration, subject to certain limitations.

Similarly, if NYMEX Holdings stockholders make valid elections to receive less cash than is available as cash consideration under the Merger Agreement, those NYMEX Holdings stockholders making stock elections will have the stock portion of their consideration proportionately reduced and will receive a portion of their consideration in cash, despite their stock elections.

For a more detailed description of the proration adjustment and CME Group’s option to increase the cash component, see “The Merger Agreement—Consideration to be Received in the Merger—Proration Adjustment if Cash Consideration is Oversubscribed” beginning on page 137 and “The Merger Agreement—Consideration to be Received in the Merger—Proration Adjustment if Cash Consideration is Undersubscribed” beginning on page 137.

Q:	If I am a NYMEX Holdings stockholder, when must I elect the type of merger consideration I prefer to receive?

A:

Prior to the effective time of the merger, you will receive a form of election in the mail. The form of election allows you to elect to receive cash or stock consideration or a combination of both in the merger.

You must return your properly completed and signed form of election to the exchange agent prior to the anticipated election deadline. Unless otherwise designated on the election form, the election deadline will be 5:00 p.m., Chicago time, on the second business day prior to the effective time of the merger. If you are a NYMEX Holdings stockholder and you do not return your form of election by the election deadline or improperly complete or do not sign your form of election, you will receive cash as consideration for your shares, subject to proration, if applicable. CME Group will publicly announce the anticipated election deadline at least five business days prior to the anticipated effective time. If the effective time is delayed to a subsequent date, the election deadline will also be delayed and CME Group will promptly announce any such delay and, when determined, the rescheduled election deadline.

For additional information, see “The Merger Agreement—Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration—Form of Election” beginning on page 139.

Q:	Can a NYMEX Holdings stockholder revoke or change an election after it has been submitted to the exchange agent?

A:	Yes. An election may be revoked by written notice to the exchange agent received prior to the election deadline. An election may also be changed prior to the election deadline by submitting to the exchange agent a properly completed and signed revised form of election.

For additional information, see “The Merger Agreement—Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration—Form of Election” beginning on page 139.

Q:	Why are CME Group and NYMEX Holdings proposing this merger?

A:	CME Group and NYMEX Holdings believe that substantial benefits to their stockholders and customers can be obtained as a result of the merger, including:

•	CME Group would strengthen its competitive position as the world’s most diverse global exchange, with greater financial, operational and other resources;

•	the ability to leverage CME Group’s scalable business model;

•	the ability to extend the benefits from the existing technology services agreement between CME and NYMEX;

•	the ability of NYMEX Holdings stockholders to participate in the future growth of a globally competitive, diversified company;

•	the ability of CME Group to further expand its over-the-counter trading operations;

•

the opportunity for NYMEX Holdings stockholders to elect cash or stock consideration, which will enable many stockholders to receive immediate cash value while those stockholders who wish to continue to participate in CME Group following the merger will have the opportunity to do so, subject to the proration provisions of the Merger Agreement;

•

the expectation that the exchange of NYMEX Holdings common stock for CME Group Class A common stock, in the merger, generally would be nontaxable to NYMEX Holdings stockholders to the extent of the CME Group Class A common stock they receive; and

•

historical and current information concerning CME Group’s business, financial performance and condition, operations, management, competitive position and prospects, before and after giving effect to the merger and the merger’s potential effect on stockholder value.

For additional information, see “The Merger—CME Group’s Reasons for the Merger; Recommendation of CME Group’s Board of Directors” beginning on page 68 and “The Merger—NYMEX Holdings’ Reasons for the Merger; Recommendation of NYMEX Holdings’ Board of Directors” beginning on page 70.

Q:	When and where are the special meetings?

A:	The special meeting of CME Group stockholders will be held at [ ], on [ ] at [ ], Chicago time. The special meeting of NYMEX Holdings stockholders will be held at [ ], on [ ] at [ ], New York time. The special meeting of NYMEX Class A members will be held at [ ], on [ ] at [ ], New York time.

Q:	What vote is required to approve the merger?

A:	We cannot complete the merger unless (i) NYMEX Holdings stockholders vote to adopt the Merger Agreement and thereby approve the merger and (ii) CME Group stockholders vote to approve (a) the CME Group Amended Charter and (b) the Stock Issuance. In addition, it is a condition to completion of the merger that at least 75% of the NYMEX Class A memberships be sold to NYMEX in the membership purchase offer and that at least 75% of the NYMEX Class A members approve the NYMEX Amended Charter and the NYMEX Amended Bylaws.

The CME Group Amended Charter must be approved by the holders of a majority of the outstanding shares of CME Group Class A and Class B common stock, voting together as a single class, and the Stock Issuance must be approved by the holders of a majority of the shares of CME Group Class A and Class B common stock present at the meeting and entitled to vote, voting together as a single class (provided that the total number of votes cast on the Stock Issuance represents over 50% of the outstanding shares of CME Group Class A and Class B common stock, voting together as a single class). Each holder of a share of CME Group Class A or Class B common stock as of the close of business on [            ], 2008, the record date for the special meeting of CME Group stockholders, will be entitled to one vote for each share of CME Group Class A or Class B common stock held of record at the close of business on the record date, provided that holders of fractional shares of CME Group Class A common stock will be entitled to vote their fractional shares in proportion to their fractional interest.

The Merger Agreement must be adopted by the holders of a majority of the outstanding shares of NYMEX Holdings common stock entitled to vote. Each holder of a share of NYMEX Holdings common stock as of the close of business on [            ], 2008, the record date for the special meeting of NYMEX Holdings stockholders, will be entitled to one vote for each share of NYMEX Holdings common stock held of record at the close of business on the record date.

At the close of business on [            ], 2008, the record date for the special meeting of CME Group stockholders, directors and executive officers of CME Group had or shared the power to vote in the aggregate approximately [            ] shares of CME Group Class A and Class B common stock, or approximately [            ]% of the then outstanding shares of CME Group Class A and Class B common stock, voting together as a single class. We have been advised that CME Group’s directors and executive officers will vote their shares of CME Group common stock for the approval of the CME Group Amended Charter and the Stock Issuance.

At the close of business on [            ], 2008, the record date for the special meeting of NYMEX Holdings stockholders, directors and executive officers of NYMEX Holdings had or shared the power to vote in the aggregate approximately [            ] shares of NYMEX Holdings common stock, or approximately [            ]% of the then outstanding shares of NYMEX Holdings common stock. We have been advised that NYMEX Holdings’ directors and executive officers will vote their shares of NYMEX Holdings common stock for the adoption of the Merger Agreement.

Q:	What are NYMEX Class A members being asked to vote on and what vote is required?

A:

NYMEX Class A members are not being asked to vote on the Merger Agreement or the merger. At the special meeting of NYMEX Class A members, NYMEX Class A members will be asked to vote to approve the NYMEX Amended Charter and the NYMEX Amended Bylaws. It is a condition to completion of the merger that these proposals be approved by the holders of at least 75% of all of the NYMEX Class A memberships. Each holder of a NYMEX Class A membership as of the close of business on [            ], 2008, the record date for the special meeting of NYMEX Class A members, will be entitled to one vote for each NYMEX Class A membership held of record at the close of business on the record date. For further information regarding the NYMEX Amended Charter and the NYMEX Amended Bylaws, see “The Special Meeting of NYMEX Class A Members” beginning on page 52.

Q:	Why is the number of authorized NYMEX Class A memberships being reduced from 816 to 204?

A:	The closing of the merger is conditioned on, among other things, at least 75% of the NYMEX Class A memberships being sold to NYMEX in the membership purchase offer. NYMEX Class A memberships purchased in the membership purchase offer will be cancelled immediately upon payment therefor. Among other changes to the certificate of incorporation and bylaws of NYMEX that will become effective if the merger is consummated, the number of authorized NYMEX Class A memberships will be reduced from 816 to not more than 204 (that is, 25% of 816). If the merger is consummated, the maximum number of NYMEX Class A memberships that may remain outstanding following the effective time of the merger is 204, although the actual number of NYMEX Class A memberships outstanding at such time could be less and will depend on the number of NYMEX Class A members who participate in the membership purchase offer. If 100% of the NYMEX Class A members participate in the membership purchase offer, there will be no NYMEX Class A memberships outstanding following the effective time of the merger. For more information on the rights of NYMEX Class A members who do not sell their NYMEX Class A memberships in the membership purchase offer, see “Comparative Rights of NYMEX Class A Members prior to and after the Merger” beginning on page 190.

Q:	How does the CME Group board of directors recommend I vote?

A:	The CME Group board of directors recommends that CME Group stockholders vote “FOR” the proposals to approve the CME Group Amended Charter and the Stock Issuance. For a description of the reasons underlying the recommendation of the CME Group board of directors with respect to the merger, see “The Merger—CME Group’s Reasons for the Merger; Recommendation of CME Group’s Board of Directors” beginning on page 68.

Q:	How does the NYMEX Holdings board of directors recommend that I vote?

A:	The NYMEX Holdings board of directors unanimously recommends that NYMEX Holdings stockholders vote “FOR” the proposal to adopt the Merger Agreement. For a description of the reasons underlying the recommendation of the NYMEX Holdings board of directors with respect to the merger, see “The Merger—NYMEX Holdings’ Reasons for the Merger; Recommendation of NYMEX Holdings’ Board of Directors” beginning on page 70.

Q:	Are any NYMEX Holdings stockholders or NYMEX Class A members already committed to vote in favor of the merger and the NYMEX Amended Charter and the NYMEX Amended Bylaws?

A:

Yes. In connection with the merger, CME Group entered into voting and support agreements with Richard M. Schaeffer, Executive Chairman of the NYMEX Holdings board of directors; James E. Newsome, President and Chief Executive Officer of NYMEX Holdings; and General Atlantic Partners 82, L.P., GapStar, LLC, GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC, GAPCO GmbH & Co. KG and GAP Coinvestments CDA, L.P., which we collectively refer to in this joint proxy statement/prospectus as the “General Atlantic Parties.” Pursuant to these voting and support agreements, the General Atlantic Parties, Dr. Newsome and Mr. Schaeffer have agreed to vote their shares of NYMEX Holdings common stock in favor of the merger and Mr. Schaeffer has agreed to vote, or cause to be voted, his NYMEX Class A membership for the approval of the NYMEX Amended Charter and the NYMEX

Amended Bylaws and to sell his NYMEX Class A membership in the membership purchase offer. The General Atlantic Parties collectively are the single largest stockholder of NYMEX Holdings, with beneficial ownership of approximately 6.3 million shares (or approximately 6.6%) of NYMEX Holdings outstanding common stock.

At the close of business on [            ], 2008, the record date for the special meeting of NYMEX Class A members, directors and executive officers of NYMEX Holdings had or shared the power to vote in the aggregate approximately [            ] NYMEX Class A memberships, or approximately [            ]% of the then outstanding NYMEX Class A memberships.

Q:	If I am a NYMEX Class A member who also owns NYMEX Holdings common stock, on what do I vote?

A:	If you are a NYMEX Class A member as well as a NYMEX Holdings stockholder, you must vote separately, in person or by proxy, at the special meeting of NYMEX Class A members in your capacity as a NYMEX Class A member and the special meeting of NYMEX Holdings stockholders in your capacity as a NYMEX Holdings stockholder. The vote of NYMEX Class A members to approve the NYMEX Amended Charter and the NYMEX Amended Bylaws is separate and distinct from the vote of NYMEX Holdings stockholders to adopt the Merger Agreement. Each of the proposals must be approved at the applicable special meeting for the merger to be completed. You will receive separate proxy cards for each meeting, so NYMEX Class A members who are also NYMEX Holdings stockholders should be sure to vote both proxy cards to ensure that their vote is counted at each meeting. If you hold a NYMEX Class A membership, you will also receive documents relating to the membership purchase offer under separate cover. You should refer to the membership purchase offer documents for important information and instructions on how to complete and return your membership purchase offer documents. For additional information, see “The Special Meeting of NYMEX Holdings Stockholders” beginning on page 48, “The Special Meeting of NYMEX Class A Members” beginning on page 52 and “The Membership Purchase Offer” beginning on page 151.

Q:	Are there risks associated with the merger and the related transactions that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the merger and the other transactions contemplated by the Merger Agreement that are discussed in this joint proxy statement/prospectus and in other documents incorporated by reference or referred to in this joint proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 32 and in the CME Group and NYMEX Holdings SEC filings referred to in “Where You Can Find More Information” beginning on page 196.

Q:	When do the parties currently expect to complete the merger?

A:	We currently expect the transaction to close in the fourth quarter of 2008. However, we cannot assure you when or if the merger will occur. We must first obtain the necessary approvals of CME Group stockholders, NYMEX Holdings stockholders and NYMEX Class A members at the special meetings, complete the membership purchase offer and obtain the necessary regulatory approvals and allow for the expiration of applicable waiting periods, among other closing conditions.

Q:	What do I need to do now in order to vote?

A:	After you have carefully read this joint proxy statement/prospectus, please respond as soon as possible so that your shares or NYMEX Class A memberships, as the case may be, will be represented and voted at your special meeting:

•	by submitting your proxy by Internet or telephone as described elsewhere in this joint proxy statement/prospectus and the proxy card; or

•	by completing, signing and dating your proxy card and returning it in the postage-paid envelope.

Q:	If I am a NYMEX Holdings stockholder, should I send in my NYMEX Holdings common stock certificates with my proxy card?

A:	No. Please DO NOT send your NYMEX Holdings common stock certificates with your proxy card. You should carefully review and follow the instructions regarding the surrender of your stock certificates set forth in the letter of transmittal that will be mailed to you promptly after completion of the merger.

Q:	How do I vote my shares or make an election regarding the merger consideration if my shares are held in “street name”?

A:	You should contact your broker or bank. Your broker or bank can give you directions on how to vote your shares. Your broker or bank will not vote your shares unless the broker or bank receives appropriate instructions from you. You should therefore provide your broker or bank with instructions as to how to vote your shares. In addition, if you are a NYMEX Holdings stockholder, in connection with the election form that will be mailed to you, you should follow your broker’s or bank’s instructions for making an election with respect to your shares of NYMEX Holdings common stock.

For additional information on voting procedures, see “The Special Meeting of CME Group Stockholders” beginning on page 43 and “The Special Meeting of NYMEX Holdings Stockholders” beginning on page 48.

Q:	How will my proxy be voted?

A:	If you vote by completing, signing, dating and returning your proxy card, your proxy will be voted in accordance with your instructions. You may also vote by Internet or telephone. If your proxy card is properly executed and received in time to be voted, the shares or NYMEX Class A memberships, as applicable, represented by your proxy card will be voted in accordance with the instructions that you mark on your proxy card. If you sign, date and return your proxy card and do not indicate how you want to vote, your shares or NYMEX Class A memberships, as applicable, will be voted “FOR” approval of the applicable proposals.

For additional information on voting procedures, see “The Special Meeting of CME Group Stockholders” beginning on page 43, “The Special Meeting of NYMEX Holdings Stockholders” beginning on page 48 and “The Special Meeting of NYMEX Class A Members” beginning on page 52.

Q:	What if I want to change my vote after I have delivered my proxy card?

A:	You may change your vote at any time before your proxy is voted at your special meeting. If you are the record holder of your shares or NYMEX Class A memberships, as the case may be, you may change your vote in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new valid proxy bearing a later date by mail or by Internet or telephone. Third, you can attend the applicable special meeting and vote in person. Attendance at any of the meetings will not in and of itself constitute revocation of a proxy. If you hold shares of CME Group Class A common stock or NYMEX Holdings common stock in “street name,” you should contact your broker or bank to give it instructions to change your vote.

If you are a CME Group stockholder and you choose to send a written notice of revocation or mail a new proxy, you must submit your notice of revocation or new proxy to CME Group, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717, and it must be received prior to the special meeting.

If you are a NYMEX Holdings stockholder and you choose to send a written notice of revocation or mail a new proxy, you must submit your notice of revocation or new proxy to the office of the Corporate Secretary located at NYMEX Holdings, Inc., One North End Avenue, Suite 1548, New York, New York 10282-1101, Attention: Donna Talamo, Corporate Secretary, and it must be received prior to the special meeting.

If you are a NYMEX Class A member and you choose to send a written notice of revocation or mail a new proxy, you must submit your notice of revocation or new proxy to the office of the Corporate Secretary located at NYMEX Holdings, Inc., One North End Avenue, Suite 1548, New York, New York 10282-1101, Attention: Donna Talamo, Corporate Secretary, and it must be received prior to the special meeting.

Q:	Can I dissent and require appraisal of my shares?

A:	NYMEX Holdings stockholders may dissent and seek appraisal of their shares. CME Group stockholders and NYMEX Class A members do not have dissenters’ rights in connection with the merger. For additional information, see “The Merger—Appraisal Rights” beginning on page 131.

Q:	How important is my vote?

A:	Every vote is important. You should be aware that:

•

the failure by a CME Group stockholder to vote by proxy or in person at the special meeting of CME Group stockholders, abstentions and “broker non-votes” will have the same effect as votes against approval of the CME Group Amended Charter;

•

the failure by a CME Group stockholder to vote by proxy or in person at the special meeting of CME Group stockholders, abstentions and “broker non-votes” will have the same effect as votes against approval of the Stock Issuance, unless holders of more than 50% of all outstanding shares of CME Group Class A and Class B common stock entitled to vote on the matter, voting together as a single class, cast votes, in which event failures to vote, abstentions and “broker non-votes” will have no effect on the result of the vote;

•

the failure by a NYMEX Holdings stockholder to vote by proxy or in person at the special meeting of NYMEX Holdings stockholders, abstentions and “broker non-votes” will have the same effect as votes against the adoption of the Merger Agreement; and

•

the failure by a NYMEX Class A member to vote by proxy or in person at the special meeting of NYMEX Class A members and abstentions will have the same effect as votes against the approval of the NYMEX Amended Charter and the NYMEX Amended Bylaws.

Q:	What are the tax consequences of the merger to me?

A:	In connection with the filing of the registration statement of which this joint proxy statement/prospectus forms a part, CME Group and NYMEX Holdings have each received an opinion from their respective tax counsel to the effect that the “forward” merger of NYMEX Holdings with and into Merger Sub will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” and that CME Group and NYMEX Holdings will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

Assuming that the merger is completed as currently contemplated as a “forward” merger, you will not recognize any gain or loss for U.S. federal income tax purposes if you exchange your shares of NYMEX Holdings common stock solely for shares of CME Group Class A common stock in the merger, except with respect to cash received in lieu of fractional shares of CME Group Class A common stock. You will recognize gain or loss if you exchange your shares of NYMEX Holdings common stock solely for cash in the merger. You will recognize gain, but not loss, if you exchange your shares of NYMEX Holdings common stock for a combination of CME Group Class A common stock and cash, but your taxable gain in that case will not exceed the cash you receive in the merger.

For more information regarding tax matters, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 157. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	Whom can I call with questions about the stockholder or member meetings or the merger?

A:	If you are a CME Group stockholder and have questions about the merger or the special meeting of CME Group stockholders or need additional copies of this joint proxy statement/prospectus, or if you have questions about the process for voting or need a replacement proxy card, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

(877) 456-3488 (toll-free)

If you are a NYMEX Holdings stockholder or a NYMEX Class A member and have questions about the merger, the special meeting of NYMEX Holdings stockholders or the special meeting of NYMEX Class A members or need additional copies of this joint proxy statement/prospectus, or if you have questions about the process for making an election or voting or need a replacement proxy card, you should contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

(800) 758-5378 (toll-free)

or

(212) 269-5550 (call collect)

Questions and Answers about the Membership Purchase Offer

If you hold a NYMEX Class A membership, you should refer to the membership purchase offer documents mailed to you under separate cover for important information and instructions on how to complete and return your membership purchase offer documents. This joint proxy statement/prospectus is not an offer to purchase any NYMEX Class A membership. An offer to purchase the NYMEX Class A memberships is being made only pursuant to the membership purchase offer documents.

Q:	What is the membership purchase offer?

A:	In connection with and in order to satisfy a condition to the merger, NYMEX is offering to purchase 100% of the outstanding NYMEX Class A memberships, including all associated rights and privileges, for a purchase price of $612,000 per membership. It is a condition to completion of the merger that at least 75% of the NYMEX Class A memberships be sold to NYMEX in the membership purchase offer. In addition, as described elsewhere in this joint proxy statement/prospectus, in connection with and as a condition to the merger, the certificate of incorporation and bylaws of NYMEX will be amended in a manner that will eliminate substantially all of the rights of NYMEX Class A members currently contained in the certificate of incorporation and bylaws of NYMEX. Following the merger, physical and electronic access to the trading facilities of NYMEX will be available to individuals and firms that have purchased a trading permit from NYMEX. COMEX Division members immediately prior to the merger will continue to be COMEX Division members immediately following the merger. As a result of the merger, COMEX will become an indirect, wholly-owned subsidiary of CME Group.

For additional information, see “The Special Meeting of NYMEX Class A Members” beginning on page 52, “The Membership Purchase Offer” beginning on page 151 and “Comparative Rights of NYMEX Class A Members prior to and after the Merger” beginning on page 190.

Q:	What do I need to do to sell my NYMEX Class A memberships in the membership purchase offer?

A:	If you are a NYMEX Class A member, you are receiving documentation related to the membership purchase offer under separate cover. The membership purchase offer documentation includes a membership purchase agreement that must be executed by NYMEX Class A members who choose to sell their memberships. As described in the membership purchase offer documents, in order to sell your NYMEX Class A membership, you must sign and return a copy of the membership purchase agreement prior to 5:00 p.m., Chicago time, on [ ], 2008, the date of the special meeting of NYMEX Holdings stockholders. We encourage you to review carefully the important information regarding the membership purchase offer you are receiving before you take any action with respect to agreeing to sell your NYMEX Class A membership in the membership purchase offer.

Q:	Can I change my mind regarding my decision to sell my NYMEX Class A membership in the membership purchase offer?

A:	No. As described in detail in the membership purchase offer documents, your decision to sell your NYMEX Class A membership cannot be revoked once you have submitted your signed membership purchase agreement, subject to termination of the Merger Agreement. For additional information, see “The Membership Purchase Offer” beginning on page 151.

Q:	When will I receive payment for my NYMEX Class A membership?

A:

As described in more detail in the membership purchase offer documents, even though you will irrevocably agree to sell your NYMEX Class A membership prior to the special meeting of NYMEX Holdings stockholders, you will not receive payment for your NYMEX Class A memberships until the later of promptly following the effective time of the merger and the time as of which any and all claims against your

NYMEX Class A memberships have been extinguished, as provided in the NYMEX Rulebook. NYMEX will deposit payment for the NYMEX Class A memberships purchased in the membership purchase offer with a paying agent immediately prior to the effective time of the merger.

For additional information, see “The Membership Purchase Offer” beginning on page 151.

Q:	How will the right to trade on NYMEX be provided following the merger?

A:	Following the merger, the right to trade NYMEX products will be provided via trading permits that will be issued by NYMEX. Two types of trading permits will be available, firm permits, available to qualified firms, and individual permits, available to qualified individuals and employees of permit-holding firms, each subject to qualifications to be set forth in the NYMEX Rulebook, which, in many respects, will be modeled after those that apply to CME Group equity member firms and individual trading members, respectively.

COMEX Division members immediately prior to the merger will continue to be COMEX Division members immediately following the merger and will continue to have the same rights and privileges they had prior to the merger.

For additional information, see “The Membership Purchase Offer” beginning on page 151.

Q:	Should I send in my executed membership purchase agreement with my proxy card?

A:	No. Please DO NOT send your executed membership purchase agreement with your proxy card. You should carefully review and follow the instructions regarding the delivery of your executed membership purchase agreement set forth in the membership purchase offer documents mailed to you under separate cover. For additional information, see “The Membership Purchase Offer” beginning on page 151.

Other Information Regarding the Merger

CME Group’s Board of Directors Recommends that CME Group Stockholders Vote “FOR” Approval of the CME Group Amended Charter and Approval of the Stock Issuance

CME Group’s board of directors has determined that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of CME Group and its stockholders, and recommends that CME Group stockholders vote “FOR” the proposal to approve the CME Group Amended Charter and “FOR” the proposal to approve the Stock Issuance.

In determining whether to approve the Merger Agreement, CME Group’s board of directors consulted with certain members of its senior management and with its legal and financial advisors. In arriving at its determination, the CME Group board of directors also considered the factors described under “The Merger—CME Group’s Reasons for the Merger; Recommendation of CME Group’s Board of Directors” beginning on page 68.

NYMEX Holdings’ Board of Directors Unanimously Recommends that NYMEX Holdings Stockholders Vote “FOR” Adoption of the Merger Agreement

NYMEX Holdings’ board of directors has unanimously determined that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of NYMEX Holdings and its stockholders, and unanimously recommends that NYMEX Holdings stockholders vote “FOR” the proposal to adopt the Merger Agreement.

In determining whether to approve the Merger Agreement, NYMEX Holdings’ board of directors consulted with certain members of its senior management and with its legal and financial advisors. In arriving at its determination, the NYMEX Holdings board of directors also considered the factors described under “The Merger—NYMEX Holdings’ Reasons for the Merger; Recommendation of NYMEX Holdings’ Board of Directors” beginning on page 70.

NYMEX Holdings’ board of directors makes no recommendation as to whether or to what extent any NYMEX Holdings stockholder should elect to receive cash or stock consideration in the merger.

CME Group’s Financial Advisors have Provided Opinions as to the Fairness, from a Financial Point of View, to CME Group of the Consideration to be Paid in the Merger

Lehman Brothers, Goldman Sachs and William Blair have provided opinions to the CME Group board of directors, dated as of March 16, 2008, March 17, 2008 and March 16, 2008, respectively, that, as of that date, and based on and subject to the qualifications and assumptions set forth in their respective opinions, the consideration to be paid by CME Group in the merger of NYMEX Holdings with Merger Sub was fair, from a financial point of view, to CME Group. We have attached the full text of each of Lehman Brothers’, Goldman Sachs’ and William Blair’s opinion to this joint proxy statement/prospectus as Annex B, Annex C and Annex D, respectively, which set forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by each of Lehman Brothers, Goldman Sachs and William Blair in connection with their respective opinions. We urge you to read the opinions carefully in their entirety. The opinions of Lehman Brothers, Goldman Sachs and William Blair are addressed to the CME Group board of directors and are one of many factors considered by the CME Group board of directors in deciding to approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, are directed only to the consideration to be paid in the merger and do not address the underlying decision by CME Group to engage in the merger or constitute a recommendation to any CME Group stockholder as to how that stockholder should vote at the special meeting of CME Group stockholders or act on any matter relating to the merger.

Pursuant to engagement letters with each of Lehman Brothers, Goldman Sachs and William Blair, CME Group paid Lehman Brothers a $5 million fee upon delivery of Lehman Brothers’ opinion in March 2008 and an additional fee of $18 million will be payable upon completion of the merger, CME Group will pay Goldman Sachs a $10 million fee upon completion of the merger and CME Group paid William Blair a $3 million fee upon delivery of William Blair’s opinion in March 2008 and an additional fee of $3 million will be payable upon completion of the merger.

See “The Merger—Opinion of Lehman Brothers, Financial Advisor to CME Group” beginning on page 73, “The Merger—Opinion of Goldman Sachs, Financial Advisor to CME Group” beginning on page 80, and “The Merger—Opinion of William Blair, Financial Advisor to CME Group” beginning on page 91.

NYMEX Holdings’ Financial Advisors have Provided Opinions as to the Fairness of the Merger Consideration, from a Financial Point of View, to NYMEX Holdings Stockholders

JPMorgan and Merrill Lynch have provided opinions to the NYMEX Holdings board of directors, dated as of March 16, 2008, that, as of that date, and subject to and based upon the qualifications and assumptions set forth in their respective opinions, the consideration to be received by the NYMEX Holdings stockholders in the merger was fair, from a financial point of view, to such stockholders. We have attached to this joint proxy statement/prospectus the full text of JPMorgan’s and Merrill Lynch’s opinions as Annex E and Annex F, respectively, which set forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by each of JPMorgan and Merrill Lynch in connection with their respective opinions. We urge you to read the opinions carefully in their entirety. The opinions of JPMorgan and Merrill Lynch are addressed to the NYMEX Holdings board of directors and are one of many factors considered by the NYMEX Holdings board of directors in deciding to approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, are directed only to the consideration to be paid in the merger and do not constitute a recommendation to any NYMEX Holdings stockholder as to how that stockholder should vote at the special meeting of NYMEX Holdings stockholders as to the Merger Agreement or act on any matter relating to the merger.

Pursuant to engagement letters with each of JPMorgan and Merrill Lynch, NYMEX Holdings paid a $1.5 million opinion fee to each of JPMorgan and Merrill Lynch at the time that NYMEX Holdings entered into the Merger Agreement, which fee will be credited against any transaction fee (as described below) paid to each of JPMorgan or Merrill Lynch. At the closing of the transactions contemplated by the Merger Agreement, NYMEX Holdings will pay a transaction fee of 0.22% of the aggregate merger consideration less up to $175,000 in NYMEX Holdings’ expenses related to the transactions contemplated by the Merger Agreement, to each of JPMorgan and Merrill Lynch. NYMEX Holdings may, in its sole discretion, pay an additional discretionary fee of up to 0.02% of the aggregate merger consideration to each of JPMorgan and Merrill Lynch.

See “The Merger—Opinion of JPMorgan, Financial Advisor to NYMEX Holdings” beginning on page 98 and “The Merger—Opinion of Merrill Lynch, Financial Advisor to NYMEX Holdings” beginning on page 106.

NYMEX Holdings’ Financial Advisor has Provided an Opinion as to the Fairness of the Aggregate Offer Price in the Membership Purchase Offer, from a Financial Point of View, to NYMEX Holdings

Sandler O’Neill has provided an opinion to the NYMEX Holdings board of directors, dated as of March 16, 2008, that, as of that date, and subject to and based upon the factors, limitations and assumptions set forth in its opinion, the aggregate price of $500 million to be paid to the holders of NYMEX Class A memberships in the membership purchase offer, which we also refer to as the “offer price,” was fair, from a financial point of view, to NYMEX Holdings. We have attached to this joint proxy statement/prospectus the full text of Sandler O’Neill’s opinion as Annex G, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Sandler O’Neill in connection with its opinion. We urge you to read the opinion carefully in its entirety. The opinion of Sandler O’Neill is addressed to the NYMEX Holdings board of directors and is one of many factors considered by the NYMEX Holdings board of directors in deciding to approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, is directed only to the offer price in the membership purchase offer, and does not constitute a recommendation to any NYMEX Class A member or any NYMEX Holdings stockholder as to how that NYMEX Class A member or NYMEX Holdings stockholder should vote on the approval of the NYMEX Amended Charter and the NYMEX Amended Bylaws or on the adoption of the Merger Agreement, respectively.

Pursuant to an engagement letter with Sandler O’Neill, NYMEX Holdings paid Sandler O’Neill a nonrefundable fee of $1.0 million upon delivery of its opinion.

See “The Merger—Opinion of Sandler O’Neill, Financial Advisor to NYMEX Holdings” beginning on page 113.

Interests of CME Group and NYMEX Holdings Executive Officers and Directors in the Merger

Stockholders should note that some CME Group executive officers and directors and some NYMEX Holdings executive officers and directors have interests in the merger that are different from, or in addition to, the interests of other CME Group stockholders and NYMEX Holdings stockholders, respectively.

CME Group’s and NYMEX Holdings’ respective boards of directors were aware of these interests when they voted to approve and adopt the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement and recommend that the stockholders of their respective companies vote to approve the CME Group Amended Charter and the Stock Issuance and adopt the Merger Agreement, respectively.

For information relating to the interests of CME Group’s executive officers and directors in the merger see “The Merger—Interests of CME Group Executive Officers and Directors in the Merger” beginning on page 119 and for information relating to the interests of NYMEX Holdings’ executive officers and directors in the merger see “The Merger—Interests of NYMEX Holdings Executive Officers and Directors in the Merger” beginning on page 119.

Interests of NYMEX Holdings Directors Relating to the Membership Purchase Offer

NYMEX Holdings stockholders and NYMEX Class A members should note that, in addition to Harvey Gralla, whom ceased to be a director of NYMEX Holdings as of the annual stockholder meeting of NYMEX Holdings on May 20, 2008, the following directors of NYMEX Holdings are also NYMEX Class A members: Stephen Ardizzone, Neil Citrone, A. George Gero, Thomas Gordon, John McNamara, Daniel Rappaport, Richard Schaeffer and Frank Siciliano. See “The Merger—Interests of NYMEX Holdings Directors related to the Membership Purchase Offer” beginning on page 129.

CME Group Amended Charter and CME Group Amended Bylaws

Upon the completion of the merger, the certificate of incorporation and bylaws of CME Group will be amended and restated as set forth in the forms attached as Annexes H and I, respectively, to this joint proxy statement/prospectus. The CME Group Amended Charter and CME Group Amended Bylaws following the merger will differ from the current certificate of incorporation and bylaws of CME Group with respect to an increase in the number of CME Group directors from 30 to 33, as described below. The CME Group Amended Charter following the merger will also specify that the number of CME Group directors is to be fixed exclusively by one or more resolutions adopted by the CME Group board of directors, which number shall be no more than 33.

See “The Merger—CME Group Amended Charter and CME Group Amended Bylaws” beginning on page 129.

CME Group Board of Directors after Completion of the Merger

Upon the completion of the merger, the certificate of incorporation and bylaws of CME Group will provide for a board of directors composed of 33 members. The 33 members of the CME Group board of directors will initially consist of the 30 directors of CME Group as of immediately prior to the merger and three additional directors proposed by NYMEX Holdings and appointed by CME Group in accordance with the Merger Agreement. In this joint proxy statement/prospectus we refer to the three directors proposed by NYMEX Holdings and appointed by CME Group as the “NYMEX Directors.” Under the terms of the Merger Agreement, at least two of the NYMEX Directors must be independent directors.

See “The Merger—CME Group Board of Directors after Completion of the Merger” beginning on page 130.

The Merger Agreement

The terms and conditions of the merger are contained in the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus. Please carefully read the Merger Agreement as it is the legal document that governs the merger.

Conditions to Completion of the Merger

Each of CME Group’s and NYMEX Holdings’ obligation to complete the merger is subject to the fulfillment or waiver of mutual conditions, including:

•	the adoption of the Merger Agreement by the NYMEX Holdings stockholders and the approval of the CME Group Amended Charter and the Stock Issuance by CME Group stockholders;

•

the approval of the listing of CME Group Class A common stock to be issued in the merger and such other shares to be reserved for issuance in connection with the merger, subject to official notice of issuance, on the New York Stock Exchange LLC, or the “NYSE,” and the Nasdaq Global Select Market, or the “Nasdaq”;

•

the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act,” and similar foreign competition laws shall have terminated or expired and there shall be no pending action by the government to enjoin the merger or impose a burdensome condition within the meaning of the Merger Agreement, and all other required filings with or approvals from any governmental entity or self-regulatory organization shall have been made or obtained without any term or condition that would reasonably be expected to result in a burdensome condition;

•

there shall be no rule, regulation, statute, ordinance, order, injunction, judgment or similar action of a court or other governmental entity or self-regulatory organization having the effect of making the merger illegal or otherwise prohibiting the merger; and

•

the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose.

Each of CME Group’s and NYMEX Holdings’ obligation to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions, including:

•

the other company’s representations and warranties in the Merger Agreement being true and correct, without regard to qualifications or limitations as to materiality or material adverse effect contained therein, except where the failure of such representations and warranties to be true and correct does not have and is not reasonably expected to have a material adverse effect on such other company (other than with respect to certain identified representations and warranties which must be true and correct in all material respects);

•	the performance by the other party in all material respects of its obligations under the Merger Agreement; and

•	the receipt by each party of a legal opinion from its counsel with respect to certain U.S. federal income tax consequences of the merger.

In addition, the obligation of CME Group to complete the merger is subject to:

•	the purchase by NYMEX of at least 75% of the NYMEX Class A memberships in the membership purchase offer; and

•	the approval of the NYMEX Amended Charter and the NYMEX Amended Bylaws by the NYMEX Class A members at the special meeting of NYMEX Class A members.

In addition, the obligation of NYMEX Holdings to complete the merger is subject to the appointment of the NYMEX Directors.

Subject to the provisions of applicable law, at any time prior to the completion of the merger, the parties may waive any condition and the Merger Agreement may be amended, including to remove a condition, by action taken or authorized by our respective boards of directors. However, after any approval of the matters presented in connection with the merger by the CME Group stockholders or NYMEX Holdings stockholders or the NYMEX Class A members, as the case may be, there may not be any amendment of the Merger Agreement that requires further approval of such stockholders or members under applicable law, such as a reduction in the amount or a change in the form of the merger consideration to be received by NYMEX Holdings stockholders, without the prior re-solicitation and approval of such stockholders or members, as the case may be.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

See “The Merger Agreement—Conditions to Complete the Merger” beginning on page 146.

Non-Solicitation

NYMEX Holdings has agreed that it will not, nor will it permit any of its subsidiaries or any of its or its subsidiaries’ respective officers, directors, employees, agents and representatives to, directly or indirectly:

•	initiate or solicit or knowingly facilitate or encourage any inquiry or the making of any takeover proposal;

•	enter into any letter of intent, merger or other agreement or understanding relating to any takeover proposal;

•

continue or otherwise participate in any discussions or negotiations, cooperate or furnish any person with information, or take any other action to facilitate any takeover proposal or that requires NYMEX Holdings to terminate or fail to consummate the merger;

•

submit to its stockholders or the NYMEX Class A members for their approval the adoption of any takeover proposal or any purchase offer with respect to the membership interests owned by them, or any amendment to the constituent documents of NYMEX; or

•	agree or publicly announce an intention to take any of the foregoing actions.

Notwithstanding the foregoing, NYMEX Holdings may, prior to the receipt of stockholder approval of the merger, in response to a bona fide, written and unsolicited takeover proposal:

•	furnish information to the person making the takeover proposal; and

•	participate in discussions or negotiations with such person regarding the takeover proposal;

provided, in each case, that the NYMEX Holdings board of directors determines in good faith after consultation with its outside legal counsel and financial advisor, that (i) the takeover proposal is or could reasonably be expected to lead to a superior proposal and (ii) the failure to furnish information or participate in discussions could reasonably be expected to violate its fiduciary duties under applicable law.

Promptly after the receipt by NYMEX Holdings of a takeover proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any takeover proposal, and in any case within 24 hours after the receipt thereof, NYMEX Holdings must provide notice to CME Group of the takeover proposal or inquiry, the identity of the person making the takeover proposal or inquiry and the material terms and conditions of the takeover proposal or inquiry. Following such notice, (i) once each day NYMEX Holdings must provide CME Group with a summary of the status of such takeover proposal and the material issues related thereto and (ii) NYMEX Holdings must provide CME Group with copies of all drafts and final versions of agreements relating to such takeover proposal.

NYMEX Holdings has agreed that its board of directors will not (i) (a) withdraw, modify or qualify or propose to withdraw, modify or qualify, in any manner adverse to CME Group, the NYMEX Holdings board of directors’ recommendation to adopt the Merger Agreement, (b) take any public action or make any public statement in connection with the special meeting of NYMEX Holdings stockholders or the special meeting of NYMEX Class A members inconsistent with such NYMEX Holdings board of directors’ recommendation or (c) approve or recommend, or publicly propose to approve or recommend or fail to recommend against, any takeover proposal, any of such actions which we refer to as a “change in recommendation,” or (ii) approve any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any takeover proposal or any offer to purchase the NYMEX or COMEX Division membership interests. Notwithstanding the previous sentence, at any time prior to the adoption of the Merger Agreement by the NYMEX Holdings stockholders, the NYMEX Holdings board of directors may, in response to a superior proposal or an intervening event, effect a change in recommendation, provided that the NYMEX Holdings board of directors determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so would reasonably be expected to violate its fiduciary duties to the NYMEX Holdings stockholders under applicable law. The NYMEX Holdings board of directors may effect such a change in recommendation only if:

•	the board of directors has provided written notice to CME Group that it is prepared to effect a change in recommendation in response to a superior proposal or intervening event; and

•

CME Group does not make, within five business days after receipt of such notice, a proposal that the NYMEX Holdings board of directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the NYMEX Holdings stockholders as such superior proposal or obviates the need for a change in recommendation as a result of the intervening event.

Notwithstanding any change in recommendation, CME Group has the option, exercisable within five business days after such change in recommendation, to cause the NYMEX Holdings board of directors to submit the Merger Agreement to the NYMEX Holdings stockholders for the purpose of adopting the Merger Agreement. If CME Group fails to exercise such option, NYMEX Holdings may terminate the Merger Agreement.

The Merger Agreement requires each party to call, give notice of and hold a special meeting of its stockholders or members, as applicable, for the purposes of obtaining the applicable stockholder or member approval. If within five business days of the date on which the special meeting of NYMEX Holdings stockholders is scheduled to be held, the NYMEX Holdings board of directors delivers a change in recommendation notice to CME Group, then NYMEX Holdings will be permitted to adjourn or postpone the special meeting of NYMEX Holdings stockholders and the special meeting of NYMEX Class A members to a date not more than ten business days from such adjournment or postponement.

See “The Merger Agreement—No Solicitation of Alternative Transactions” beginning on page 143.

NYMEX Rulebook

NYMEX Holdings, NYMEX and CME Group have agreed to cooperate to determine changes needed to the NYMEX Rulebook to effect the membership purchase offer and the establishment of trading permits in the form determined by CME Group in its sole discretion to permit trading following the effective time of the merger. The NYMEX Rulebook will also provide that NYMEX will continue to operate a trading floor at its existing location or an alternative location in the Borough of Manhattan as long as both revenue and profitability thresholds are achieved going forward. For further information, see “The Merger Agreement—NYMEX Rulebook” beginning on page 146.

Termination of the Merger Agreement

General

The Merger Agreement may be terminated at any time prior to the completion of the merger by our mutual written consent, or by either CME Group or NYMEX Holdings if:

•

the merger is not completed by March 17, 2009 (other than because of a breach of the Merger Agreement caused by the party seeking termination), provided, that if all conditions to closing, other than the termination or expiration of the required waiting period under the HSR Act, the absence of any pending action by the government to enjoin the merger or impose a burdensome condition or the receipt of required regulatory approvals, have been satisfied or waived on that date, such date may be extended by either party up to an aggregate of 90 days;

•

a governmental entity or self-regulatory organization has issued a rule, regulation, statute, ordinance, order, injunction, judgment or similar action of a court or other governmental entity or self-regulatory organization having the effect of making the merger illegal or otherwise prohibiting the merger and such action has become final and non-appealable;

•	either party has not obtained its required stockholder approval of the merger and related transactions at its special meeting of stockholders; or

•	the other party is in material breach of the Merger Agreement after prior written notice of the breach and such material breach remains uncured or is incapable of being cured.

CME Group may also terminate the Merger Agreement if:

•	NYMEX Holdings or its representatives breach in any material respect their obligations regarding no solicitation of alternative transaction proposals;

•	subject to CME Group not exercising its stockholder vote option, the NYMEX Holdings board of directors:

•	fails to authorize, approve or recommend the Merger Agreement to its stockholders;

•	effects a change in recommendation; or

•

fails to remain silent with respect to a third party tender offer or exchange offer or fails to recommend that its stockholders reject a tender offer or exchange offer within the ten business day period specified in Section 14e-2(a) under the Securities Exchange Act of 1934, as amended, or the “Exchange Act”;

•

less than 75% of the NYMEX Class A memberships are purchased in the membership purchase offer, provided that this termination right expires 20 business days following the special meeting of NYMEX Holdings stockholders; or

•

the NYMEX Class A members do not approve the NYMEX Amended Charter and the NYMEX Amended Bylaws at the special meeting of NYMEX Class A members, provided that this termination right expires 20 business days following the special meeting of NYMEX Class A members.

NYMEX Holdings may also terminate the Merger Agreement if CME Group determines not to exercise its stockholder vote option.

See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 148.

Termination Fees and Expenses

NYMEX Holdings must pay a termination fee of $308.1 million to CME Group if:

•	either party terminates the Merger Agreement because:

•	NYMEX Holdings’ stockholders do not adopt the Merger Agreement and a takeover proposal was announced prior to the special meeting of NYMEX Holdings stockholders; or

•	the merger has not been consummated by March 17, 2009 and the special meeting of NYMEX Holdings stockholders has not occurred and a takeover proposal was announced prior to such termination; and

in each case, NYMEX Holdings enters into a definitive agreement to consummate or consummates a takeover transaction with any third party within 12 months of such termination;

•	CME Group terminates the Merger Agreement because:

•	NYMEX Holdings fails to recommend the merger to its stockholders;

•	NYMEX Holdings’ board of directors changes its recommendation;

•

NYMEX Holdings commits a willful breach of its representations, warranties or covenants under the Merger Agreement that is not cured within a specified timeframe; a takeover proposal was announced prior to such termination and NYMEX Holdings enters into a definitive agreement to consummate or consummates a takeover transaction with any third party within 12 months of such termination; or

•

less than 75% of the NYMEX Class A memberships are purchased in the membership purchase offer or the NYMEX Class A members do not approve the NYMEX Amended Charter and the NYMEX Amended Bylaws; a takeover proposal was announced prior to the special meeting of NYMEX Class A members and NYMEX Holdings enters into a definitive agreement to consummate or consummates a takeover transaction with any third party within 12 months of such termination; or

•	NYMEX Holdings terminates the Merger Agreement when CME Group does not exercise its stockholder vote option after the NYMEX Holdings board of directors changes its recommendation of the merger.

CME Group must pay a termination fee of $308.1 million to NYMEX Holdings if either party terminates because:

•	CME Group stockholders do not approve the CME Group Amended Charter or the Stock Issuance or the special meeting of CME Group stockholders has not occurred before March 17, 2009;

•

a transaction resulting in a change in control of CME Group, referred to as a “CME Group takeover proposal,” or an acquisition by CME Group of assets or securities of a third party where the fair market value of the consideration paid by CME Group is in excess of $8 billion, referred to as a “CME Group acquisition transaction,” was announced prior to the special meeting of CME Group stockholders in the event the CME Group stockholders do not approve the CME Group Amended Charter or the Stock Issuance or prior to either party terminating the Merger Agreement in the event the special meeting of CME Group stockholders has not occurred before March 17, 2009; and

•	CME Group enters into a transaction with respect to such CME Group takeover proposal or CME Group acquisition transaction within 12 months of such termination.

NYMEX Holdings must pay a termination fee of $50 million to CME Group if:

•

NYMEX Holdings or its representatives breached in any material respect their no solicitation obligations, which breach resulted in a takeover proposal being announced or communicated to NYMEX Holdings;

•	CME Group did not exercise its right to terminate the Merger Agreement because of such breach prior to the vote of the NYMEX Holdings stockholders; and

•

either party terminates the Merger Agreement because NYMEX Holdings’ stockholders do not adopt the Merger Agreement, or CME Group terminates the Merger Agreement because the NYMEX Class A members do not approve the NYMEX Amended Charter and the NYMEX Amended Bylaws or because less than 75% of the NYMEX Class A memberships are purchased in the membership purchase offer, or either party terminates due to the merger not being consummated by March 17, 2009 without a vote of the NYMEX Holdings stockholders at the special meeting of NYMEX Holdings stockholders or a vote of the NYMEX Class A members at the special meeting of NYMEX Class A members.

If the Merger Agreement is terminated because of NYMEX’s failure to receive executed membership purchase agreements from the holders of at least 75% of the outstanding NYMEX Class A memberships prior to 5:00 p.m., Chicago time, on [            ], 2008, the date of the special meeting of NYMEX Holdings stockholders, or because NYMEX Class A members do not approve the NYMEX Amended Charter and the NYMEX Amended Bylaws, NYMEX Holdings must reimburse CME Group for all of its transaction expenses up to a maximum aggregate amount of $25 million.

See “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses” beginning on page 149.

The Membership Purchase Offer

In connection with and in order to satisfy a condition to the merger, NYMEX is offering to purchase 100% of the outstanding NYMEX Class A memberships, including all associated rights and privileges, from the holders of such memberships for $612,000 per membership. The following is a summary of the material terms of the NYMEX Class A membership purchase offer. If you hold a NYMEX Class A membership, you should refer to the membership purchase offer documents mailed to you under separate cover for important information and instructions on how to complete and return your membership purchase offer documents. This summary is qualified in its entirety by reference to the membership purchase agreement and related documents delivered to NYMEX Class A members. NYMEX Class A members should read the membership purchase agreement and related documents in their entirety. This joint proxy statement/prospectus is not an offer to purchase any NYMEX Class A membership. An offer to purchase the NYMEX Class A memberships is being made only pursuant to the membership purchase offer documents.

Membership Purchase Agreement

Through the membership purchase offer, NYMEX is offering to purchase each of the 816 outstanding NYMEX Class A memberships for $612,000 per membership. NYMEX Class A members who choose to sell their memberships in the membership purchase offer must execute valid, binding and irrevocable membership purchase agreements in the form delivered to NYMEX Class A members under separate cover. As described in more detail in the membership purchase offer documents, once an executed membership purchase agreement is delivered to NYMEX, it is irrevocable. The membership purchase agreement includes an agreement by the holder of a NYMEX Class A membership to sell such membership to NYMEX free and clear of all liens. NYMEX Class A members will not receive payment for their NYMEX Class A memberships until the later of promptly following the effective time of the merger and the time as of which any and all claims against their NYMEX Class A memberships have been extinguished, as provided in the NYMEX Rulebook. NYMEX will deposit payment for the NYMEX Class A memberships purchased in the membership purchase offer with a paying agent immediately prior to the effective time of the merger. The membership purchase agreement also includes a waiver and release by the NYMEX Class A member of any and all claims against NYMEX, CME Group or any of their respective affiliates related to such NYMEX Class A member’s rights or status as a NYMEX Class A member. The purchase of the memberships by NYMEX will not take place until immediately prior to the effective time of the merger.

If at least 75% of the outstanding NYMEX Class A memberships are sold to NYMEX in the membership purchase offer and the merger is consummated, holders of NYMEX Class A memberships who did not sell their NYMEX Class A memberships in the membership purchase offer will have the opportunity to sell their NYMEX Class A memberships for $612,000 in cash per NYMEX Class A membership by executing and delivering a membership purchase agreement.

Condition to Completion of the Merger

As a condition to the completion of the merger, NYMEX must receive executed membership purchase agreements from the holders of at least 75% of the outstanding NYMEX Class A memberships prior to 5:00 p.m., Chicago time, on [            ], 2008, the date of the special meeting of NYMEX Holdings stockholders. As a condition to the completion of the merger, NYMEX must accept and pay for, without the waiver of any conditions set forth in the membership purchase agreement and related documents, the NYMEX Class A memberships purchased in the membership purchase offer immediately prior to the completion of the merger. For information regarding the conditions to complete the merger, see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 146.

Termination of the Merger Agreement; Expenses

If NYMEX does not receive executed membership purchase agreements from the holders of at least 75% of the outstanding NYMEX Class A memberships prior to 5:00 p.m., Chicago time, on [            ], 2008, the date of

the special meeting of NYMEX Holdings stockholders, CME Group will have the right to terminate the Merger Agreement. This right of CME Group to terminate the Merger Agreement will expire 20 business days following the date of the special meeting of NYMEX Holdings stockholders. If CME Group exercises its right to terminate the Merger Agreement due to the failure of NYMEX to receive executed membership purchase agreements from the holders of at least 75% of the outstanding NYMEX Class A memberships, NYMEX Holdings will be required to reimburse CME Group for all of its expenses in connection with the Merger Agreement and the other transactions contemplated by the Merger Agreement, up to a maximum aggregate amount of $25 million. If the Merger Agreement is terminated, NYMEX will not accept for payment or pay for any NYMEX Class A membership.

NYMEX Class A Members after Completion of the Merger; NYMEX Amended Charter and NYMEX Amended Bylaws

After completion of the merger, holders of NYMEX Class A memberships that did not sell their memberships in the membership purchase offer will have only those rights set forth in the NYMEX Amended Charter and NYMEX Amended Bylaws, as approved by 75% of the NYMEX Class A members at the special meeting of NYMEX Class A members. The NYMEX Amended Charter and NYMEX Amended Bylaws eliminate substantially all the rights of NYMEX Class A members currently contained in the certificate of incorporation and bylaws of NYMEX, and any rights of NYMEX Class A members that remain in the certificate of incorporation and bylaws of NYMEX (including the right to trade on NYMEX by open outcry) can be eliminated at any time following the effective time of the merger without the consent of the remaining NYMEX Class A members. See “The Special Meeting of NYMEX Class A Members—Proposal 1—Approval of the NYMEX Amended Charter” beginning on page 54 and “The Special Meeting of NYMEX Class A Members—Proposal 2—Approval of the NYMEX Amended Bylaws” beginning on page 55.

Following the merger, the NYMEX Amended Bylaws will provide that NYMEX Class A members will have the right to trade on NYMEX via open outcry only on the NYMEX Class A members’ own accounts, as governed by the NYMEX Rulebook. No additional rights for NYMEX Class A members will be provided in the NYMEX Amended Charter and NYMEX Amended Bylaws. NYMEX Class A members will not be entitled to the lowest fees available for liquidity providers, will not be entitled to trade for customer accounts in NYMEX open outcry markets, and will not be entitled to lease their Class A memberships. Furthermore, NYMEX will not be obligated to maintain the seat market as currently facilitated. NYMEX Class A members will not have representation on the NYMEX board of directors and will have no right to approve any amendment to the certificate of incorporation or bylaws of NYMEX, including, without limitation, any amendment that would eliminate in their entirety the remaining rights of NYMEX Class A members.

See “The Special Meeting of NYMEX Class A Members” beginning on page 52 and “Comparative Rights of NYMEX Class A Members prior to and after the Merger” beginning on page 190.

NYMEX Trading Permits

After the effective time of the merger, two types of trading permits will be available from NYMEX for floor access and other rights: firm permits, available to qualified firms, and individual permits, available to qualified individuals and employees of permit-holding firms. Each type of trading permit will be subject to qualifications to be set forth in the NYMEX Rulebook, which in many respects, will be modeled after those that apply to CME Group equity member firms and individual trading members, respectively.

The Voting and Support Agreements

Concurrently with the execution of the Merger Agreement, certain directors, executive officers and NYMEX Holdings stockholders have agreed to, among other things and subject to certain exceptions, vote their

NYMEX Holdings shares in favor of the merger, vote their NYMEX Class A memberships, if any, in favor of approving the NYMEX Amended Charter and the NYMEX Amended Bylaws and sell their NYMEX Class A memberships, if any, in the membership purchase offer.

See “The Voting and Support Agreements” beginning on page 153.

Regulatory Approvals Required for the Merger

Completion of the transactions contemplated by the Merger Agreement is subject to the receipt of approvals or consents from, or the making of filings with, various regulatory authorities, including United States antitrust authorities. CME Group and NYMEX Holdings have completed, or will complete, the filing of all of the required applications and notices with applicable regulatory authorities. See “Regulatory Approvals” beginning on page 155.

U.S. Federal Income Tax Consequences of the Merger

Subject to the discussion under “Material U.S. Federal Income Tax Consequences of the Merger,” in connection with the filing of the registration statement of which this joint proxy statement/prospectus forms a part, Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as “Skadden, Arps,” has delivered an opinion to CME Group, and Weil, Gotshal & Manges LLP, which we refer to as “Weil, Gotshal,” has delivered an opinion to NYMEX Holdings, to the effect that the “forward” merger of NYMEX Holdings with and into Merger Sub will be treated as a reorganization within the meaning of Section 368(a) of the Code and that CME Group and NYMEX Holdings will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

Assuming that the merger is completed as currently contemplated as a “forward” merger, you will not recognize any gain or loss for U.S. federal income tax purposes if you exchange your shares of NYMEX Holdings common stock solely for shares of CME Group Class A common stock in the merger, except with respect to cash received in lieu of fractional shares of CME Group Class A common stock. You will recognize gain or loss if you exchange your shares of NYMEX Holdings common stock solely for cash in the merger. You will recognize gain, but not loss, if you exchange your shares of NYMEX Holdings common stock for a combination of CME Group Class A common stock and cash, but your taxable gain in that case will not exceed the cash you receive in the merger.

Please refer to the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 157 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Legal Proceedings Regarding the Merger

On March 17, 2008, Cataldo J. Capozza filed a putative class action complaint in the Delaware Court of Chancery against NYMEX Holdings, the NYMEX Holdings board of directors and CME Group. The complaint alleges, among other things, that NYMEX Holdings and its board of directors breached their fiduciary duties in approving the Merger Agreement by failing to take steps to maximize the value of NYMEX Holdings to its public stockholders, failing to properly value NYMEX Holdings and taking steps to avoid competitive bidding, to cap the price of NYMEX Holdings’ common stock and to give CME Group an unfair advantage by failing to solicit other potential acquirors or alternative transactions. The complaint further alleges that CME Group aided and abetted the alleged breaches of fiduciary duty. Two additional putative class action complaints subsequently were filed in the Delaware Court of Chancery against NYMEX Holdings, the NYMEX Holdings board of directors and CME Group. On May 16, 2008, the Court of Chancery ordered that the three class actions be consolidated and that all subsequently filed actions concerning the same subject matter be consolidated as well. The Court of Chancery also designated the complaint filed by Cataldo J. Capozza the operative complaint that will govern the class action moving forward. The plaintiffs seek to enjoin the merger. NYMEX Holdings and CME Group intend to defend vigorously against these allegations.

Appraisal Rights

NYMEX Holdings stockholders who dissent and do not approve the merger may be entitled to certain appraisal rights in connection with the merger. Stockholders who perfect their appraisal rights and strictly follow certain procedures in the manner prescribed by Section 262 of the General Corporation Law of the State of Delaware, or “DGCL,” will be entitled to a judicial appraisal of the fair value of their shares as of the effective time of the merger, exclusive of any element of value arising from the accomplishment or expectation of the merger, in cash from CME Group.

SECTION 262 OF THE DGCL IS REPRINTED IN ITS ENTIRETY AS ANNEX L TO THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY NYMEX HOLDINGS STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX L CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

A VOTE IN FAVOR OF THE MERGER BY A NYMEX HOLDINGS STOCKHOLDER WILL RESULT IN A WAIVER OF SUCH HOLDER’S RIGHT TO APPRAISAL.

CME Group stockholders and NYMEX Class A members do not have appraisal rights in connection with the merger and the other transactions contemplated by the Merger Agreement.

See “The Merger—Appraisal Rights,” beginning on page 131 and Annex L to this joint proxy statement/prospectus.

The Companies

CME Group and Merger Sub

20 South Wacker Drive

Chicago, Illinois 60606

(312) 930-1000

CME Group, a Delaware corporation, is the combined entity formed by the 2007 merger of CME Holdings and CBOT Holdings and is the holding company of two futures exchanges: CME and CBOT. CME Group offers the widest array of benchmark products available across all major asset classes, including futures and options on futures based on interest rates, equity indexes, foreign exchange, agricultural commodities and alternative investments such as weather and real estate. The combined volume of CME and CBOT in 2007 exceeded 2.2 billion contracts. CME Group owns its clearinghouse, which enables it to more quickly and efficiently bring new products to market through coordination of its clearing functions with its product development, technology, market regulation and other risk management activities.

Merger Sub, a Delaware corporation and a direct, wholly-owned subsidiary of CME Group, was formed solely for the purpose of facilitating the merger.

See “The Companies—CME Group and Merger Sub” beginning on page 161.

NYMEX Holdings and NYMEX

One North End Avenue

World Financial Center

New York, New York 10282

(212) 299-2000

NYMEX Holdings, a Delaware corporation, is the parent company of NYMEX and COMEX. NYMEX Holdings exists principally to provide facilities to buy, sell and clear energy, precious and base metals, and soft commodities for future delivery under rules intended to protect the interests of market participants. Measured by 2007 contract volume, NYMEX Holdings is the largest physical commodity-based futures exchange and clearinghouse in the world and the second-largest futures exchange in the United States.

NYMEX, a Delaware corporation and a direct, wholly-owned subsidiary of NYMEX Holdings, is the world’s largest physical commodities exchange, offering futures and options trading in energy, metals and other contracts and clearing services for more than 400 off-exchange contracts. Through a hybrid model of open outcry floor trading and electronic trading on the CME Globex electronic platform, as well as clearing off-exchange instruments through NYMEX ClearPort Clearing, NYMEX offers crude oil, petroleum products, natural gas, coal, electricity, gold, silver, copper, aluminum, platinum group metals, emissions, and soft commodities contracts for trading and clearing virtually 24 hours a day.

See “The Companies—NYMEX Holdings and NYMEX” beginning on page 162.

Comparative Stock Price and Dividends

Shares of CME Group Class A common stock are listed on the NYSE and the Nasdaq, and shares of NYMEX Holdings common stock are listed on the NYSE. The following table presents the last reported closing sale price per share of CME Group Class A common stock and NYMEX Holdings common stock, as reported on the NYSE Composite Transaction reporting system on January 24, 2008 (two trading days prior to the date on which NYMEX Holdings and CME Group publicly announced they were engaged in preliminary discussions).

	CME Group Class A Common Stock	NYMEX Holdings Common Stock	NYMEX Holdings Common Stock Equivalent Per Share (1)
January 24, 2008	$635.14	$103.70	$114.79

(1)	The equivalent per share data for NYMEX Holdings common stock has been determined by multiplying (i) the average closing sale price, rounded to four decimal places, of shares of CME Group Class A common stock on the NYSE (as reported in the Wall Street Journal, New York City edition) for the period of the ten consecutive trading days ending on the applicable date listed in this table by (ii) the sum of (a) $36.00 divided by the average closing sale price, rounded to four decimal places, of shares of CME Group Class A common stock on the NYSE (as reported in the Wall Street Journal, New York City edition) for the period of the ten consecutive trading days ending on the applicable date listed in this table plus (b) 0.1323. See “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 136.

The most recent quarterly dividend declared by CME Group was $1.15 per share to be paid on June 25, 2008 to holders of record of CME Group Class A and Class B common stock as of June 10, 2008. CME Group’s annual dividend target is approximately 30% of the prior year’s cash earnings. The decision to pay a dividend, however, remains with the CME Group board of directors and may be affected by various factors, including earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions and other considerations the board of directors deems relevant. Also, the Merger Agreement provides that, prior to the effective time or termination, CME Group may not declare or pay dividends except quarterly dividends consistent with past practice.

The most recent quarterly dividend declared by NYMEX Holdings was $0.10 per share to be paid on June 27, 2008 to NYMEX Holdings stockholders of record as of June 6, 2008. The declaration of dividends is subject to the discretion of the NYMEX Holdings board of directors. In its determination of a dividend declaration, the NYMEX Holdings board of directors considers matters such as financial results, capital requirements, the effect on the credit rating of NYMEX Holdings, general business conditions and any other such matters that it believes to be a relevant factor in determining whether or not to declare a dividend. Also, the Merger Agreement provides that, prior to the effective time or termination, NYMEX Holdings may not declare or pay dividends except quarterly dividends consistent with past practice.

See “Market Price and Dividend Data” beginning on page 164.

Summary Historical Financial Data

CME Group and NYMEX Holdings are providing the following financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical consolidated financial statements of each of CME Group and NYMEX Holdings and the related notes contained in the annual reports and other information that each of CME Group and NYMEX Holdings has previously filed with the SEC and which is incorporated herein by reference. See “Where You Can Find More Information” beginning on page 196.

Summary Historical Consolidated Financial Data of CME Group

The following summary historical consolidated financial data as of and for the five years ended December 31, 2007 have been derived from CME Group’s audited consolidated financial statements. Historical financial data as of and for the quarters ended March 31, 2008 and 2007 have been derived from CME Group’s unaudited consolidated financial statements that include, in management’s opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of CME Group for the periods and at the dates presented. Operating results for the quarter ended March 31, 2008 do not necessarily indicate the results that can be expected for the year ending December 31, 2008.

	As of and for the Year Ended December 31,					As of and for the Quarter Ended March 31,
	2007	2006	2005	2004	2003	2008	2007
	(in millions, except per share data)
Income Statement Data (1):
Total revenues	$1,756.1	$1,089.9	$889.8	$721.6	$531.0	$625.1	$332.3
Operating income	1,050.5	621.1	477.9	355.8	201.7	398.6	200.6
Non-operating income (expense)	45.3	50.6	30.5	11.8	4.4	8.6	14.8
Income before income taxes	1,095.8	671.7	508.4	367.7	206.1	407.2	215.4
Net income	658.5	407.3	306.9	219.6	122.1	283.5	130.0
Earnings per share:
Basic	$15.05	$11.74	$8.94	$6.55	$3.74	$5.28	$3.73
Diluted	14.93	11.60	8.81	6.38	3.60	5.25	3.69
Cash dividends per share	3.44	2.52	1.84	1.04	0.63	1.15	0.86

Balance Sheet Data (end of period):
Cash and cash equivalents	$845.3	$969.5	$610.9	$357.6	$185.1	$1,066.4	$1,139.8
Marketable securities (2)	203.3	269.5	292.9	302.4	256.5	155.4	219.3
Total assets	20,306.2	4,306.5	3,969.4	2,857.5	4,872.6	19,237.9	4,886.5
Short-term debt	164.4	—	—	—	—	165.0	—
Shareholders’ equity	12,305.6	1,519.1	1,118.7	812.6	563.0	13,176.8	1,625.8

(1)	Income statement data for the year ended December 31, 2007 and for the quarter ended March 31, 2008 includes amounts related to the completion of the merger with CBOT Holdings. For more information, see “Notes to the Unaudited Pro Forma Condensed Combined Financial Information for CME Group” beginning on page 171.
(2)	Marketable securities include pledged securities of $100.1 million, $100.7 million and $70.2 million at December 31, 2007, 2006 and 2005, respectively, and $69.8 million and $65.6 million at March 31, 2008 and 2007, respectively. CME Group did not have pledged securities at December 31, 2004 and 2003.

Summary Historical Consolidated Financial Data of NYMEX Holdings

The following summary historical consolidated financial data as of and for the five years ended December 31, 2007 have been derived from NYMEX Holdings’ audited consolidated financial statements. Historical financial data as of and for the quarters ended March 31, 2008 and 2007 have been derived from NYMEX Holdings’ unaudited consolidated financial statements that include, in management’s opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of NYMEX Holdings for the periods and at the dates presented. Operating results for the quarter ended March 31, 2008 do not necessarily indicate the results that can be expected for the year ending December 31, 2008.

	As of and for the Year Ended December 31,					As of and for the Quarter Ended March 31,
	2007	2006	2005	2004	2003	2008	2007
	(in millions, except for per share data)
Income Statement Data:
Operating revenues	$673.6	$497.2	$334.1	$237.4	$184.2	$208.9	$164.2
Operating income	409.5	273.1	126.9	50.7	19.2	132.9	95.7
Non-operating income and expense	(14.7)	5.9	4.1	(3.1)	(3.3)	1.5	4.0
Income before income taxes	394.8	278.9	131.0	47.6	15.9	134.4	99.7
Net income	224.0	154.8	71.1	27.4	8.9	71.2	56.2
Earnings per share:
Basic	$2.37	$2.31	$87,167	$33,538	$10,882	$0.75	$0.60
Diluted	2.36	2.31	87,167	33,538	10,882	0.75	0.59
Proforma earnings per share (1):
Basic	2.37	1.90	0.97	0.37	0.12	0.75	0.60
Diluted	2.36	1.90	0.97	0.37	0.12	0.75	0.59
Cash dividends per share(1)	1.36	3.76	1.21	0.08	0.06	0.10	—

Balance Sheet Data (end of period):
Total assets	$2,227.2	$3,623.9	$2,808.7	$454.7	$477.7	$2,153.6	$3,453.2
Long-term debt	77.5	80.3	83.1	85.9	88.7	77.5	80.3
Total liabilities	1,301.6	2,849.0	2,698.9	327.9	372.3	1,181.5	2,601.2
Stockholders’ equity	925.6	774.9	109.8	126.8	105.4	972.1	852.0

(1)	Retroactively adjusted to reflect the 90,000-for-1 recapitalization on March 14, 2006.

Summary Unaudited Pro Forma Condensed Combined Financial Data

The following summary unaudited pro forma condensed combined financial data give effect to the merger of CME Holdings and CBOT Holdings, which was completed on July 12, 2007, and to the anticipated merger of CME Group and NYMEX Holdings. For purposes of preparing the unaudited pro forma condensed combined financial data, both mergers are assumed to have occurred as of or at the beginning of the period presented for the income statement data and as of the end of the period for the balance sheet data.

For purposes of preparing this data, CME Group has assumed that it will pay cash consideration of approximately $3.4 billion to NYMEX Holdings shareholders. In the event the aggregate cash consideration is oversubscribed, CME Group has the option to increase cash consideration above the mandatory level. Assuming CME Group does not increase the mandatory cash component, the number of shares of CME Group Class A common stock expected to be issued is approximately 12.5 million.

The summary unaudited pro forma condensed combined financial data are presented for illustrative purposes only and should not be read for any other purpose. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that CME Group will experience after the merger. The summary unaudited pro forma condensed combined financial data (i) have been derived from and should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Information for CME Group” beginning on page 166 and “Notes to the Unaudited Pro Forma Condensed Combined Financial Information for CME Group” beginning on page 171 and (ii) should be read in conjunction with the historical consolidated financial statements of CME Group and NYMEX Holdings incorporated by reference in this joint proxy statement/prospectus.

	Year Ended December 31, 2007	Quarter Ended March 31, 2008
	(in millions, except per share data)
Income Statement Data:
Total revenues	$2,740.7	$817.0
Operating income	1,520.8	516.1
Non-operating income (expense)	(135.4)	(27.3)
Income before income taxes	1,385.4	488.7
Net income	798.2	323.0
Earnings per share:
Basic	$11.96	$4.87
Diluted	11.89	4.85
Cash dividends per share (1)	3.44	4.60

At March 31, 2008
(in millions)
Balance Sheet Data:
Cash and cash equivalents	$391.7
Marketable securities	108.3
Total assets	32,992.8
Short-term debt	2,966.3
Long-term debt	77.5
Shareholders’ equity	19,137.0

(1)	CME Group pro forma combined cash dividends per share are the same as the historical amount of cash dividends per share. Under CME Group’s current dividend policy, current year dividends are a function of the prior year’s cash earnings, calculated as net income plus depreciation and amortization expense (excluding amortization of landlord-funded amounts), plus tax-effected stock-based compensation, plus tax-effected amortization of purchased intangibles, less capital expenditures excluding landlord-funded amounts. The decision to pay a dividend, however, remains at the discretion of the board of directors.

Comparative Per Share Data

The following table sets forth per share information of CME Group and NYMEX Holdings after giving effect to the CBOT Holdings and NYMEX Holdings mergers under the purchase method of accounting. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that CME Group will experience after the merger. The unaudited pro forma condensed combined per share data have been derived from and should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Information for CME Group” beginning on page 166 and “Notes to the Unaudited Pro Forma Condensed Combined Financial Information for CME Group” beginning on page 171. The historical per share data have been derived from the historical consolidated financial statements as of and for the periods indicated of CME Group and NYMEX Holdings incorporated by reference in this joint proxy statement/prospectus.

	CME Holdings and CBOT Holdings Pro Forma Combined (1)	Historical NYMEX Holdings	CME Group Pro Forma Combined	Pro Forma Equivalent of One NYMEX Holdings Share (2)
For the year ended or at December 31, 2007:
Earnings per share (3):
Basic	$13.22	$2.37	$11.96	$2.47
Diluted	13.13	2.36	11.89	2.46
Cash dividend per share (4)	3.44	n/a	3.44	0.71
Book value per share	230.97	9.85	n/a	n/a
Outstanding shares (in millions) (6)	53.3	94.0	65.8	n/a

For the quarter ended or at March 31, 2008:
Earnings per share (3):
Basic	$5.28	$0.75	$4.87	$1.01
Diluted	5.25	0.75	4.85	1.00
Cash dividend per share (4)	4.60	n/a	4.60	0.95
Book value per share (5)	241.83	10.34	285.50	59.04
Outstanding shares (in millions) (6)	54.5	94.0	67.0	n/a

(1)	Calculated as if the CME Holdings and CBOT Holdings merger had been completed on January 1, 2007.
(2)	The pro forma NYMEX Holdings equivalent per share amounts were calculated by multiplying CME Group pro forma combined amounts by the ratio of (i) $36.00 per share of NYMEX Holdings common stock plus the Exchange Ratio times the average closing sale price of CME Group common stock for the ten consecutive trading days ending on May 2, 2008 to (ii) the average closing sale price of CME Group Class A common stock for the ten consecutive trading days ending on May 2, 2008.
(3)	The pro forma combined diluted earnings per share amount is based on the combined weighted average number of shares of common stock and common stock equivalents. Common stock equivalents consist of common stock issuable upon the exercise of outstanding stock options and vesting of restricted stock awards.
(4)	The historical amount represents cash dividends per share under CME Group’s current dividend policy. CME Group pro forma combined cash dividends per share are the same as historical since no change in dividend policy is expected as a result of the merger. Under CME Group’s current dividend policy, current year dividends are a function of the prior year’s cash earnings, calculated as net income plus depreciation and amortization expense (excluding any amortization of landlord-funded amounts), plus tax-effected stock-based compensation, plus tax-effected amortization of purchased intangibles, and less capital expenditures (excluding landlord-funded amounts). The decision to pay a dividend, however, remains at the discretion of the board of directors.
(5)	We computed historical book value per share by dividing NYMEX Holdings’ total stockholders’ equity as of March 31, 2008 by the number of common shares outstanding at that date. We computed CME Group’s pro forma combined book value per share amounts by dividing pro forma shareholders’ equity by the pro forma number of shares of CME Group common stock outstanding as of March 31, 2008. See “Unaudited Pro Forma Condensed Combined Financial Information for CME Group—CME Group Unaudited Pro Forma Condensed Combined Balance Sheet” on page 168. The pro forma combined number of shares of CME Group common stock was calculated as the sum of total shares of CME Group common stock outstanding plus the shares expected to be issued in the merger.
(6)	Calculations assume that holders of NYMEX Holdings common stock will receive aggregate cash consideration of approximately $3.4 billion. Assuming CME Group does not increase the mandatory cash component, the number of shares of CME Group Class A common stock expected to be issued is approximately 12.5 million.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including each of CME Group’s and NYMEX Holdings’ Annual Reports on Form 10-K for the fiscal year ended December 31, 2007 and the matters addressed under the heading “Forward-Looking Statements” beginning on page 41 of this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote in favor of the proposals described in this joint proxy statement/prospectus.

Because the market price of CME Group Class A common stock will fluctuate, NYMEX Holdings stockholders cannot be sure of the value of the merger consideration they will receive.

Upon completion of the merger, for each share of NYMEX Holdings common stock that they own, NYMEX Holdings stockholders will be entitled to receive, at their election and subject to proration as described below, consideration in the form of either CME Group Class A common stock or cash. The cash consideration per share of NYMEX Holdings common stock for which a valid cash election has been made will be equal to (i) $36.00 plus (ii) the Average CME Group Share Price, times 0.1323. The stock consideration per share of NYMEX Holdings common stock for which a valid stock election has been made will be a number of shares of CME Group Class A common stock equal to the cash consideration payable per share of NYMEX Holdings common stock for which an election to receive cash has been made divided by the Average CME Group Share Price. The Average CME Group Share Price for purposes of this calculation may differ from the closing price on the date we announced the merger, on the date that this joint proxy statement/prospectus was mailed, on the dates of the special meetings, on the date that is the deadline for making an election, on the effective time of the merger and on the date you receive the merger consideration. Because the merger consideration will not be adjusted to reflect any changes in the market price of CME Group Class A common stock prior to the effective time of the merger, the market value of the CME Group Class A common stock issued in the merger and the NYMEX Holdings common stock surrendered in the merger may be higher or lower than the values of these shares on earlier dates.

Any change in the market price of CME Group Class A common stock prior to completion of the merger will affect the value of the merger consideration that NYMEX Holdings stockholders will receive upon the completion of the merger. Accordingly, at the time of the special meeting of NYMEX Holdings stockholders and prior to the election deadline, NYMEX Holdings stockholders will not necessarily know or be able to calculate the amount of the cash consideration or the value of the stock consideration they would receive upon the completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, governmental actions, legal proceedings and developments, market assessments of the benefits of the merger, the likelihood that the merger will be completed and the timing of completion, the prospects of post-merger operations, regulatory considerations and other factors. Many of these factors are beyond our control. Neither CME Group nor NYMEX Holdings is permitted to terminate the Merger Agreement solely because of changes in the market price of the other party’s common stock. In addition, the merger may not be completed until a significant period of time has passed after the special meetings. As a result, the market values of CME Group Class A common stock and NYMEX Holdings common stock may vary significantly from the date of the special meetings to the date of the completion of the merger. You are urged to obtain up-to-date prices for CME Group Class A common stock and NYMEX Holdings common stock.

The ability of NYMEX Holdings stockholders to elect to receive cash and/or shares of CME Group Class A common stock in exchange for their shares of NYMEX Holdings common stock will be subject to proration in the event of an oversubscription or undersubscription of the cash election.

The cash election and stock election available to NYMEX Holdings stockholders in the merger is subject to proration to ensure the total amount of cash paid, and the total number of shares of CME Group Class A common stock issued, in the merger to the NYMEX Holdings stockholders, as a whole, will equal the total amount of cash and the number of shares that would be paid and issued if all of the NYMEX Holdings stockholders received $36.00 in cash and 0.1323 shares of CME Group Class A common stock per share of NYMEX Holdings common stock. As a result, the form of consideration that any NYMEX Holdings stockholder receives will not be known at the time that he or she makes his or her elections because the consideration will depend on the total number of NYMEX Holdings shares for which either a cash election or stock election is made. In the event that the aggregate cash consideration is undersubscribed, NYMEX Holdings stockholders who elected to receive stock consideration in the merger will receive a portion of their consideration in cash. In the event that the aggregate cash consideration is oversubscribed, CME Group has the option to increase the aggregate cash consideration above the mandatory cash component, subject to certain limitations, and/or provide a portion of the consideration payable to NYMEX Holdings stockholders who elected to receive cash consideration in the merger in the form of CME Group Class A common stock. Accordingly, NYMEX Holdings stockholders may not receive exactly the amount and type of consideration that they elected to receive in the merger, which could result in, among other things, tax consequences that differ from those that would have resulted if they had received the form of consideration that they had elected (including the potential recognition of gain for U.S. federal income tax purposes if they receive cash).

Because there is no way to predict the value of shares of CME Group Class A common stock after the merger, the value of the consideration that NYMEX Holdings stockholders will receive in the merger may vary depending on the type of election that they made for each share of NYMEX Holdings common stock. The amount of consideration to be received for each share of NYMEX Holdings common stock (regardless of whether such share is subject to a cash election or a stock election) is based on the Average CME Group Share Price, as set forth in the Merger Agreement. This Average CME Group Share Price, however, may be different from the actual value of a share of CME Group Class A common stock upon completion of the merger. As a result, the value of the consideration received by NYMEX Holdings stockholders who make any particular election for each of their shares may vary from the value of the consideration received by NYMEX Holdings stockholders who make a different combination of elections.

For a discussion of the election mechanism and the consideration paid per share of NYMEX Holdings common stock for which either a cash election or a stock election has been made, see “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 136. For a discussion of the material U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 157.

We may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on our ability to achieve the anticipated cost synergies and other strategic benefits from combining the businesses of CME Group and NYMEX Holdings. We expect CME Group to benefit from operational synergies resulting from the consolidation of capabilities and elimination of redundancies as well as greater efficiencies from increased scale. However, to realize these anticipated benefits, we must successfully combine the businesses of CME Group and NYMEX Holdings. If we are not able to achieve these objectives, the anticipated cost synergies and other strategic benefits of the merger may not be realized fully or at all or may take longer to realize than expected. We may fail to realize some or all of the anticipated benefits of the transaction in the amounts and times projected for a number of reasons, including that the integration may take longer than anticipated, be more costly than anticipated or have unanticipated adverse results relating to CME Group’s or NYMEX Holdings’ existing businesses.

The integration of the businesses and operations of CME Group and NYMEX Holdings involves risks, and the failure to integrate successfully the businesses and operations in the expected time frame may adversely affect CME Group’s future results.

Historically, CME Group and NYMEX Holdings have operated as independent companies, and they will continue to do so until the completion of the merger. The management of CME Group may face significant challenges in consolidating the functions of CME Group and NYMEX Holdings and their subsidiaries, integrating their technologies, organizations, procedures, policies and operations, as well as addressing differences in the business cultures of the two companies and retaining key personnel. In connection with the merger, CME Group expects to integrate certain operations of CME Group and NYMEX Holdings, including, among other things, back-office operations, information technology and regulatory compliance. However, the combined company will continue to operate a NYMEX trading floor at its existing location or an alternative location in New York, New York, as long as both revenue and profitability thresholds are achieved going forward. Given that previously CME Group has not operated a trading floor in a geographic location that is remote from its headquarters in Chicago, Illinois, continuing to operate a NYMEX trading floor in New York, New York after the merger may present unique challenges. The integration of the two companies will be complex and time consuming, and require substantial resources and effort. The integration process and other disruptions resulting from the merger may disrupt each company’s ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect our relationships with members of CME, CBOT and NYMEX and other market participants, employees, regulators and others with whom we have business or other dealings. If CME Group fails to manage the integration of these businesses effectively, its growth strategy and future profitability could be negatively affected, and it may fail to achieve the intended benefits of the merger.

CME Group and NYMEX Holdings will incur transaction, integration and restructuring costs in connection with the merger.

CME Group and NYMEX Holdings expect to incur significant costs associated with transaction fees, professional services and other costs related to the merger. Specifically, CME Group and NYMEX Holdings expect to incur approximately $142 million for transaction costs related to the merger. CME Group also will incur integration and restructuring costs following the completion of the merger as CME Group integrates the business of NYMEX Holdings with that of CME Group. Although CME Group and NYMEX Holdings expect that the realization of efficiencies related to the integration of the businesses will offset incremental transaction, merger-related and restructuring costs over time, this net benefit may not be achieved in the near term, or at all.

The fairness opinions obtained by CME Group and NYMEX Holdings from their respective financial advisors will not reflect changes in circumstances between signing the Merger Agreement and completion of the merger.

CME Group and NYMEX Holdings have not obtained updated opinions as of the date of this joint proxy statement/prospectus from Lehman Brothers, Goldman Sachs and William Blair, CME Group’s financial advisors, JPMorgan and Merrill Lynch, NYMEX Holdings’ financial advisors, or Sandler O’Neill, NYMEX Holdings’ financial advisor. Changes in the operations and prospects of CME Group or NYMEX Holdings, general market and economic conditions and other factors which may be beyond the control of CME Group or NYMEX Holdings, and on which the fairness opinions were based, may alter the value of CME Group or NYMEX Holdings or the prices of CME Group Class A common stock, NYMEX Holdings common stock by the time the merger is completed. The opinions are based on the information in existence on the date delivered and will not be updated as of the time the merger will be completed. Because CME Group and NYMEX Holdings currently do not anticipate asking their respective financial advisors to update their opinions, the opinions given at the time the Merger Agreement was signed do not address the fairness of the merger consideration, from a financial point of view, at the time of the special meetings or at the time the merger is completed. For a description of the opinions that CME Group and NYMEX Holdings received from their respective financial advisors, please refer to “The Merger—Opinion of Lehman Brothers, Financial Advisor to CME Group” beginning on page 73, “The Merger—Opinion of Goldman Sachs, Financial Advisor to CME Group” beginning on page 80, “The Merger—Opinion of William Blair, Financial Advisor to CME Group” beginning on page 91, “The Merger—Opinion of JPMorgan, Financial Advisor to NYMEX Holdings” beginning on page 98, “The Merger—Opinion of Merrill Lynch, Financial Advisor to NYMEX Holdings” beginning on page 106 and “The Merger—Opinion of Sandler O’Neill, Financial Advisor to NYMEX Holdings” beginning on page 114. For a description of the other factors considered by the boards of directors of CME Group and NYMEX Holdings in determining to approve the merger, please refer to “The Merger—CME Group’s Reasons for the Merger; Recommendation of CME Group’s Board of Directors” beginning on page 68 and “The Merger—NYMEX Holdings’ Reasons for the Merger; Recommendation of NYMEX Holdings’ Board of Directors” beginning on page 70, respectively.

The Merger Agreement limits NYMEX Holdings’ ability to pursue alternatives to the merger.

NYMEX Holdings has agreed that it will not initiate or solicit or knowingly facilitate or encourage any inquiries or proposals regarding, or take certain other actions in connection with, any acquisition proposals by third parties, subject to limited exceptions, unless its board of directors determines in good faith, after consultation with its legal and financial advisors, that such inquiry or proposal constitutes a superior proposal or could reasonably be expected to lead to a superior proposal and that the failure to take such action could reasonably be expected to violate its fiduciary duties under applicable law. NYMEX Holdings has also agreed that its board of directors will not change its recommendation to its stockholders or approve any alternative agreement, subject to limited exceptions, including that, at any time prior to the adoption of the Merger Agreement by the NYMEX Holdings stockholders, the NYMEX Holdings board of directors may make a change in recommendation in response to a superior proposal or an intervening event if the NYMEX Holdings board of directors determines in good faith, after consultation with its legal and financial advisors, that the failure to do so would reasonably be expected to violate its fiduciary duties to the NYMEX Holdings stockholders. In any event, the NYMEX Holdings board of directors may not change its recommendation unless it provides notice to CME Group that it is prepared to change its recommendation and gives CME Group five business days to make a proposal that the NYMEX Holdings board of directors determines is at least as favorable to the NYMEX Holdings stockholders as such superior proposal or obviates the need to change its recommendation in response to an intervening event. Notwithstanding a change in recommendation by the NYMEX Holdings board of directors, CME Group has the option, exercisable within five business days after such change in recommendation, to cause the NYMEX Holdings board of directors to submit the Merger Agreement to the NYMEX Holdings stockholders for the purpose of adopting the Merger Agreement. For a discussion of the solicitation restriction, see “The Merger Agreement—No Solicitation of Alternative Transactions” beginning on page 143. In addition, under specified circumstances, CME Group or NYMEX Holdings may be required to pay a termination fee of $308.1 million if the merger is not consummated. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of NYMEX Holdings from considering or proposing an acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire NYMEX Holdings than it might otherwise have proposed to pay.

CME Group’s and NYMEX Holdings’ executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of CME Group stockholders and NYMEX Holdings stockholders.

Executive officers and directors of CME Group and NYMEX Holdings negotiated the terms of the Merger Agreement, and CME Group’s and NYMEX Holdings’ boards of directors approved and recommended that their stockholders vote to approve the CME Group Amended Charter and the Stock Issuance and adopt the respective Merger Agreement, respectively. These executive officers and directors may have interests in the merger that are different from, or in addition to, those of CME Group and NYMEX Holdings stockholders generally. These interests include the continued employment of certain executive officers of CME Group and NYMEX Holdings with CME Group, the continued service of directors of CME Group and certain directors of NYMEX Holdings as NYMEX Directors, the accelerated vesting of equity awards granted to executive officers of NYMEX Holdings, and the indemnification of former NYMEX Holdings directors and executive officers by CME Group. In addition, pursuant to existing employment agreements, certain executive officers of NYMEX Holdings could receive substantial payments in connection with the merger, and NYMEX Holdings could also be obligated to make gross-up payments to certain of those executives for the amount of certain taxes resulting from some of these payments. See “The Merger—Interests of CME Group Executive Officers and Directors in the Merger” beginning on page 119 and “The Merger—Interests of NYMEX Holdings Executive Officers and Directors in the Merger” beginning on page 119.

A majority of NYMEX Holdings’ directors have interests in the merger that are different from, or in addition to, the interests of other NYMEX Holdings stockholders with respect to the rights of NYMEX Class A members.

A majority of the directors of NYMEX Holdings are NYMEX Class A members. In connection with and as a condition to the merger, NYMEX is offering to purchase 100% of the outstanding NYMEX Class A memberships, including all associated rights and privileges, for a purchase price of $612,000 per membership. It is a condition to completion of the merger that at least 75% of the NYMEX Class A memberships be purchased in the membership purchase offer. See “The Membership Purchase Offer” beginning on page 151 for additional information. Also, in connection with the merger, the existing certificate of incorporation and bylaws of NYMEX will be amended and restated, as a result of which substantially all of the rights currently held by NYMEX Class A members will be eliminated. See “—Additional Risks Relating to NYMEX Class A members—The NYMEX Amended Charter and the NYMEX Amended Bylaws will result in the elimination of substantially all of the NYMEX Class A members’ rights under the existing certificate of incorporation and bylaws of NYMEX” beginning on page 40 and “The Special Meeting of NYMEX Class A Members” beginning on page 52 for additional information on the impact of the merger and related transactions on the rights of NYMEX Class A members. As a result of these interests, directors of NYMEX Holdings who are NYMEX Class A members could have had an incentive to negotiate the terms and conditions of the merger and related transactions to increase or protect their rights as NYMEX Class A members or to increase the amount payable by NYMEX to NYMEX Class A members in the membership purchase offer. In considering these facts and the other information contained in this joint proxy statement/prospectus, you should be aware of these interests.

The unaudited pro forma financial information included in this joint proxy statement/prospectus may not be indicative of what CME Group’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what CME Group’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to NYMEX Holdings’ net assets. The purchase price allocation reflected in this joint proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of NYMEX Holdings as of the date of the completion of the merger. In addition, subsequent to the completion of the merger, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information for CME Group” beginning on page 166 for more information.

CME Group and NYMEX Holdings are parties to pending lawsuits in connection with the merger.

On March 17, 2008, Cataldo J. Capozza filed a putative class action complaint in the Delaware Court of Chancery against NYMEX Holdings, the NYMEX Holdings board of directors and CME Group. The complaint alleges, among other things, that NYMEX Holdings and its board of directors breached their fiduciary duties in approving the Merger Agreement by failing to take steps to maximize the value of NYMEX Holdings to its public stockholders, failing to properly value NYMEX Holdings and taking steps to avoid competitive bidding, to cap the price of NYMEX Holdings’ common stock and to give CME Group an unfair advantage by failing to solicit other potential acquirors or alternative transactions. The complaint further alleges that CME Group aided and abetted the alleged breaches of fiduciary duty. Two additional putative class action complaints subsequently were filed in the Delaware Court of Chancery against NYMEX Holdings, the NYMEX Holdings board of directors and CME Group. On May 16, 2008, the Court of Chancery ordered that the three class actions be consolidated and that all subsequently filed actions concerning the same subject matter be consolidated as well. The Court of Chancery also designated the complaint filed by Cataldo J. Capozza the operative complaint that will govern the class action moving forward. The plaintiffs seek to enjoin the merger. NYMEX Holdings and CME Group intend to defend vigorously against these allegations.

Completion of the merger is subject to the receipt of consents and approvals from, or the making of filings with, government entities that could delay completion of the merger or impose conditions that could have a material adverse effect on CME Group or that could cause abandonment of the merger.

The merger is subject to review under the HSR Act by either the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission. Under this statute, CME Group and NYMEX Holdings are required to make pre-merger notification filings and to await the expiration of the statutory waiting period prior to completing the merger. We cannot assure you that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that any such challenge will not be successful. Any such challenge may seek to impose a preliminary or permanent injunction, conditions on the completion of the merger or require changes to the terms of the merger. While we do not currently expect that any such preliminary or permanent injunction, conditions or changes would be imposed, we cannot assure you that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on us or limiting the revenues of CME Group following the merger, any of which might have a material adverse effect on CME Group following the merger. Neither CME Group nor NYMEX Holdings is obligated to complete the merger if any such conditions, individually or in the aggregate, would reasonably be expected to result in (i) a material impairment of the expected benefits of the merger or (ii) a material impact on CME Group or NYMEX Holdings following the merger. Additionally, the merger is subject to necessary approvals from certain governmental entities and regulators. In particular, the merger will reduce or eliminate the number of outstanding NYMEX Class A memberships, introduce a trading permit program and eliminate substantially all of the rights of any remaining NYMEX Class A members. Rules to implement these changes will be filed with the Commodity Futures Trading Commission, or “CFTC,” under the Commodity Exchange Act on a conditional basis in advance of the effective time of the merger so that they may be placed into effect immediately upon the effective time of the merger. Although we expect that in most cases these rule changes will be self-certified in accordance with the Commodity Exchange Act, certain rules may be submitted for approval of the CFTC. While we do not currently expect a delay in connection with the CFTC’s review and/or approval of the rules to implement these changes, we cannot assure you that such delay will not occur. See “Regulatory Approvals” beginning on page 155.

Any delay in completion of the merger may significantly reduce the benefits expected to be obtained from the merger.

In addition to the required regulatory clearances and approvals, the merger is subject to a number of other conditions beyond our control that may prevent, delay or otherwise negatively affect its completion. See “Regulatory Approvals” beginning on page 155 and “The Merger Agreement—Conditions to Complete the Merger” beginning on page 146. We cannot predict whether and when these other conditions will be satisfied. Any delay in completing the merger may significantly reduce the cost and revenue synergies and other benefits that we expect to achieve if we successfully complete the merger within the expected timeframe and integrate our respective businesses.

CME Group may incur significant indebtedness in order to finance the merger, which may limit CME Group’s operating flexibility.

In order to finance the cash portion of the merger consideration, CME Group expects to incur incremental borrowings of $2.5 billion to $4.0 billion. CME Group has not obtained any commitments for the financing. As of March 31, 2008, on a pro forma basis after giving effect to the merger, assuming that CME Group pays the mandatory cash component of the merger consideration to NYMEX Holdings stockholders of $3.4 billion, CME Group would have had $3.0 billion in indebtedness outstanding. This level of indebtedness may:

•

require CME Group to dedicate a significant portion of its cash flow from operations to payments on its debt, thereby reducing the availability of cash flow to fund capital expenditures, to pursue other acquisitions or investments in new technologies, to pay dividends and for general corporate purposes;

•	increase CME Group’s vulnerability to general adverse economic conditions, including increases in interest rates if the borrowings bear interest at variable rates; and

•	limit CME Group’s flexibility in planning for, or reacting to, changes in or challenges relating to its business and industry.

In addition, to the extent that the credit ratings of CME Group are below pre-merger levels, borrowing costs may increase, and to the extent that the credit ratings are below investment grade, the terms of the financing obligations could include restrictions, such as affirmative and negative covenants, conditions to borrowing, subsidiary guarantees and stock pledges. A failure to comply with these restrictions could result in a default under the financing obligations or could require CME Group to obtain waivers from its lenders for failure to comply with these restrictions. The occurrence of a default that remains uncured or the inability to secure a necessary consent or waiver could have a material adverse effect on CME Group’s business, financial condition or results of operations.

CME Group stockholders’ ownership percentage will be diluted and the merger will result in dilution to earnings per share.

In connection with the merger, CME Group will issue to NYMEX Holdings stockholders shares of CME Group Class A common stock. As a result of the issuance of these shares of CME Group Class A common stock, CME Group stockholders will own a smaller percentage of CME Group after the merger than they held in CME Group prior to the merger. Based on the number of shares of common stock of CME Group and NYMEX Holdings outstanding on March 14, 2008, the last trading day prior to the public announcement of the execution of the Merger Agreement, and assuming that CME Group pays to NYMEX Holdings stockholders the mandatory cash component of the merger consideration of $3.4 billion, immediately after the completion of the merger, CME Group stockholders immediately prior to the merger will own approximately 81.4% of the common stock of CME Group and NYMEX Holdings stockholders immediately prior to the merger will own approximately 18.6% of the common stock of CME Group. The merger will also result in significant dilution to the earnings per share of CME Group prior to the merger. For more information on the dilution to CME Group’s earnings per share, see “Unaudited Pro Forma Condensed Combined Financial Information for CME Group” beginning on page 166.

CME Group Class A common stock may be affected by factors different from those affecting the price of NYMEX Holdings common stock.

Upon completion of the merger, holders of NYMEX Holdings common stock will become holders of CME Group Class A common stock. While CME Group and NYMEX Holdings operate in the same industry, certain factors may affect CME Group’s business, results of operations and the price of its Class A common stock that might not similarly affect NYMEX Holdings’ business, results of operations and the price of its common stock. For a discussion of CME Group’s and NYMEX Holdings’ businesses and certain factors to consider in connection with such businesses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of CME Group’s and NYMEX Holdings’ Annual Reports on Form 10-K for the year ended December 31, 2007 and other documents incorporated by reference herein.

The merger may become fully taxable to NYMEX Holdings stockholders if the price of CME Group Class A common stock declines significantly and other specified actions are taken by CME Group and NYMEX Holdings.

The structure of the merger could change from a “forward” merger, where you generally would recognize gain or loss only to the extent of the cash consideration you receive in the merger, into a taxable “reverse” merger whereby Merger Sub would be merged with and into NYMEX Holdings. If the transaction were to proceed as a “reverse” merger, you would recognize gain or loss, regardless of the type of consideration received, in an amount equal to the difference between (i) the sum of the cash and the fair market value of shares of CME Group Class A common stock you receive in the merger and (ii) your adjusted basis in the shares of NYMEX Holdings common stock you exchange in the merger.

The structure will change to a taxable “reverse” merger only if:

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tax counsel to either CME Group or NYMEX Holdings is unable to render an opinion at the effective time of the merger that the “forward” merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning Section 368(a) of the Code and that each of CME Group and NYMEX Holdings will be a “party to a reorganization” within the meaning of Section 368(b) of the Code; and

•	NYMEX Holdings elects, in its sole discretion, to restructure the proposed transaction as a taxable “reverse” merger.

In the event NYMEX Holdings elects to have the merger proceed as a “reverse” merger, CME Group may elect to increase the amount of cash consideration paid to you up to the total amount of consideration you receive in the merger.

For more detail on the tax consequences of a “reverse” merger, please refer to the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 157.

Owners of NYMEX Class A memberships are entitled to receive potential revenue payments from electronic trading, some of which could be triggered or paid before completion of the merger. NYMEX’s interpretation with respect to these revenue payment rights is subject to challenge. These rights will be eliminated if the merger is completed.

On March 13, 2006, the NYMEX Class A members voted to approve a 10% equity investment by General Atlantic LLC and certain of its affiliates, or “General Atlantic,” in NYMEX Holdings. As part of this transaction, the bylaws of NYMEX were amended and restated. Section 311(G) of the amended and restated bylaws, or “Bylaw Section 311(G),” was created to provide a potential revenue stream to owners of NYMEX Class A memberships from the electronic trading of certain NYMEX Division listed products (as so designated in the bylaws of NYMEX) for which open outcry trading either: (i) later terminated; or (ii) effectively terminated as a result of a shift to at least 90% electronic trading.

On April 23, 2008, NYMEX issued Notice to Members No. 217, explaining that, for any applicable NYMEX Division listed product, a “shift” triggering revenue payments to the owners of NYMEX Class A memberships under Bylaw Section 311(G) occurs following the end of two consecutive fiscal quarters in which, during each quarter, the average quarterly electronic trading volume has equaled or exceeded 90% of the Contract Volume in such product (the “Shift Date”). “Contract Volume” includes all NYMEX contract volume that is regularly reported by NYMEX Holdings in its quarterly financial reports, including transactions submitted for clearing via NYMEX ClearPort® Clearing and all futures resulting from the exercise or assignment of options.

The Shift Date may occur for one or more applicable NYMEX Division listed products prior to the completion of the merger, and would result in electronic trading revenue accruals or payments to the owners of NYMEX Class A memberships. However, any right of the owners of NYMEX Class A memberships to receive such revenue payments under Bylaw Section 311(G) will be eliminated as a result of the approval of the NYMEX Amended Charter and the NYMEX Amended Bylaws by the owners of Class A Memberships as a condition to the merger. See “—Additional Risks Relating to NYMEX Class A Members” beginning on page 40.

During a recent review of documents, NYMEX discovered that, as a result of a typographical error, Appendix H of the February 10, 2006 NYMEX Class A member proxy statement materials inadvertently contained two parentheticals from an earlier internal draft of Bylaw Section 311(G). The final version, which did not include the two parentheticals, was approved and recommended to members by the NYMEX board of directors, agreed to by General Atlantic as a condition to its investment and described in the body of the February 10, 2006 NYMEX Class A member proxy statement. The two parentheticals incorrectly provided that the potential revenue payments under Bylaw Section 311(G) could apply to future products which only traded electronically. The two parentheticals, in context, read as follows: “if…at least 90% of Contract Volume of such applicable NYMEX Division product is from electronic trading (including future products which only trade electronically and therefore immediately meet this threshold) then in such case the owners of Class A memberships shall, at the time of…shift to electronic trading (including immediately upon the creation of future products which only trade electronically),” be entitled to receive the Section 311(G) revenue payments. Because the inclusion of revenue payments from new products that only trade electronically, as reflected in the two parentheticals, was rejected by General Atlantic and the NYMEX board of directors during their negotiations, a NYMEX Holdings press release dated February 7, 2006 (which was filed as additional proxy solicitation materials prior to the NYMEX Class A members’ meeting to approve the amended bylaws of NYMEX) specifically stated: “This royalty payment is limited to open outcry products for which the trading floor closes or for which 90% of the trading volume shifts to electronic trading. Trading rights owners will not be entitled to any royalty payment or trading revenue from new products that have only traded electronically.” NYMEX believes that the operative bylaws of NYMEX (which have been continuously posted on NYMEX Holdings’ website) do not contain the incorrect parentheticals and do not provide revenue payments to members for future products which only trade electronically. Any alleged payments associated with the trading revenue from new products that have only traded electronically to date would be less than $50.00 per Class A Membership.

There can be no assurance that NYMEX’s interpretation regarding Bylaw Section 311(G) will not be challenged.

Additional Risks Relating to NYMEX Class A Members

The NYMEX Amended Charter and the NYMEX Amended Bylaws will result in the elimination of substantially all of the NYMEX Class A members’ rights under the existing certificate of incorporation and bylaws of NYMEX.

In connection with the merger, the existing certificate of incorporation and bylaws of NYMEX will be amended and restated as a result of which substantially all of the rights currently held by NYMEX Class A members will be eliminated. The loss of these rights will reduce the ability of NYMEX Class A members to influence the management of NYMEX following the merger. In addition, following the merger, NYMEX Class A members will no longer constitute a majority of each of the NYMEX and NYMEX Holdings boards of directors. For additional information regarding the changes to the existing certificate of incorporation and bylaws of NYMEX in connection with the merger, see the section entitled “The Special Meeting of NYMEX Class A Members—Proposal 1—Approval of the NYMEX Amended Charter” beginning on page 54 and “The Special Meeting of NYMEX Class A Members—Proposal 2—Approval of the NYMEX Amended Bylaws” beginning on page 55.

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook and business prospects of CME Group and NYMEX Holdings and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either CME Group or NYMEX Holdings to predict results or actual effects of its plans and strategies, or those of the combined company after the merger, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of each of CME Group and NYMEX Holdings that are incorporated herein by reference, as well as the following:

•	expected cost savings from the merger may not be fully realized within the expected time frames or at all;

•	changes in both companies’ businesses during the period between now and the completion of the merger may have an adverse impact on CME Group and/or NYMEX Holdings;

•	our ability to obtain regulatory approvals of the merger on the proposed terms and schedule;

•	the risk that the businesses of CME Group and NYMEX Holdings will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	the risk of an unfavorable judgment or ruling in the class action litigation;

•	revenues following the merger may be lower than expected;

•	increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities;

•	our ability to keep pace with rapid technological developments, including our ability to complete the development and implementation of the enhanced functionality required by our customers;

•

our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services;

•	our ability to adjust our fixed costs and expenses if our revenues decline;

•	our ability to continue to generate revenues from our processing services;

•	our ability to maintain existing customers and strategic relationships and attract new ones;

•	our ability to expand and offer our products in foreign jurisdictions;

•	changes in domestic and foreign regulations;

•	changes in government policy, including policies relating to common or directed clearing or changes as a result of the combination of the SEC and CFTC;

•	the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others;

•	our ability to generate revenue from our market data that may be reduced or eliminated by decreased demand or by the growth of electronic trading;

•

changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure;

•	the ability of our financial safeguards package to adequately protect us from the credit risks of clearing firms;

•	the ability of our compliance and risk management methods to effectively monitor and manage our risks;

•	changes in price levels and volatility in the derivatives markets and in underlying fixed income, equity, foreign exchange and commodities markets;

•	economic, political and market conditions;

•	natural disasters and other catastrophes;

•	our ability to accommodate increases in trading volume without failure or degradation of performance of our systems;

•	our ability to execute our growth strategy and maintain our growth effectively;

•	our ability to manage the risks and control the costs associated with our acquisition, investment and alliance strategy;

•	our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business;

•	industry and customer consolidation;

•	decreases in trading and clearing activity;

•	the imposition of a transaction tax on futures and options on futures transactions;

•	other risks detailed in both companies’ filings with the SEC; and

•	changes in the regulation of our industry as a result of a combination of the SEC and CFTC.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to CME Group or NYMEX Holdings or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, CME Group and NYMEX Holdings undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING OF CME GROUP STOCKHOLDERS

General

This joint proxy statement/prospectus is being furnished to CME Group stockholders in connection with the solicitation of proxies by the CME Group board of directors to be used at the special meeting of CME Group stockholders to be held on [            ], 2008 at [            ], Chicago time, at [            ], Chicago, Illinois, and at any adjournment or postponement of that meeting. This joint proxy statement/prospectus and the enclosed proxy card are being sent to CME Group stockholders on or about [            ], 2008.

Purpose of the Special Meeting of CME Group Stockholders

At the special meeting of CME Group stockholders, holders of CME Group Class A and Class B common stock will be asked to consider and vote on the following proposals to:

•	approve the CME Group Amended Charter;

•	approve the Stock Issuance;

•	approve the adjournment of the special meeting of CME Group stockholders, if necessary, to solicit additional proxies; and

•	transact any other business as may properly be brought before the special meeting of CME Group stockholders or any adjournment or postponement of the special meeting of CME Group stockholders.

The approval of each of the first two proposals listed above is required for completion of the merger. The CME Group Amended Charter and the Stock Issuance will become effective only if both proposals are approved by the CME Group stockholders and the merger is completed.

Record Date and Voting

The CME Group board of directors has fixed the close of business on [            ], 2008 as the record date for determining the holders of shares of CME Group Class A and Class B common stock entitled to receive notice of and to vote at the special meeting of CME Group stockholders. Only holders of record of CME Group common stock at the close of business on that date will be entitled to vote at the special meeting of CME Group stockholders and at any adjournment or postponement of that meeting. At the close of business on the record date, there were [            ] shares of CME Group Class A common stock outstanding, held by approximately [            ] holders of record, and [            ] shares of CME Group Class B common stock outstanding, held by approximately [            ] holders of record.

Each holder of shares of CME Group Class A and Class B common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the special meeting of CME Group stockholders and at any adjournment or postponement of that meeting, provided that holders of fractional shares of CME Group Class A common stock will be entitled to vote their fractional shares in proportion to their fractional interest. In order for CME Group to satisfy its quorum requirements, the holders of at least one-third of the total number of outstanding shares of CME Group common stock entitled to vote at the special meeting of CME Group stockholders must be present provided that approval of the Stock Issuance requires that the total number of votes cast on the Stock Issuance represents over 50% of the outstanding shares of CME Group Class A and Class B common stock voting together as a single class. You will be deemed to be present at the special meeting of CME Group stockholders if you attend the meeting or if you submit a proxy card (including through the Internet or telephone) that is received at or prior to the special meeting of CME Group stockholders (and not revoked as described below).

If your proxy card is properly executed and received by CME Group in time to be voted at the special meeting of CME Group stockholders, the shares represented by your proxy card (including those given through the Internet or by telephone) will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy card but do not provide CME Group with any instructions, your shares will be voted “FOR” the approval of the CME Group Amended Charter, “FOR” the approval of the Stock Issuance and “FOR” the proposal to adjourn the special meeting of CME Group stockholders, if necessary, to solicit additional proxies.

Vote Required

Approval of the CME Group Amended Charter requires the affirmative vote of the holders of a majority of the outstanding shares of CME Group Class A and Class B common stock voting together as a single class.

Approval of the Stock Issuance requires the affirmative vote of the holders of a majority of the shares of CME Group Class A and Class B common stock present at the meeting and entitled to vote, voting together as a single class (provided that the total number of votes cast on the Stock Issuance represents over 50% of the outstanding shares of CME Group Class A and Class B common stock, voting together as a single class).

Approval of the proposal to adjourn the special meeting of CME Group stockholders, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the total votes cast of CME Group Class A and Class B common stock voting together as a single class.

Shares of CME Group common stock as to which the “abstain” box is selected on a proxy card will be counted as present for purposes of determining whether a quorum is present. The required vote of CME Group stockholders to approve the CME Group Amended Charter is based upon the number of outstanding shares of CME Group common stock, and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote by Internet, telephone or in person at the special meeting of CME Group stockholders or the abstention from voting by CME Group stockholders, or the failure of any CME Group stockholder who holds shares in “street name” through a bank or broker to give voting instructions to such bank or broker, will have the same effect as a vote “AGAINST” the CME Group Amended Charter.

The required vote of CME Group stockholders to approve the Stock Issuance is based on the number of shares that are actually voted, not on the number of outstanding shares of CME Group common stock, provided that the total number of votes cast on the Stock Issuance represents over 50% of the outstanding shares of CME Group Class A and Class B common stock, voting together as a single class. Accordingly, the failure to submit a proxy card or to vote by Internet, telephone or in person at the special meeting of CME Group stockholders or the abstention from voting by CME Group stockholders, or the failure of any CME Group stockholder who holds shares in “street name” through a bank or broker to give voting instructions to such bank or broker, will have the same effect as a vote “AGAINST” such proposal, unless holders of more than 50% of all outstanding shares of CME Group Class A and Class B common stock entitled to vote on the matter, voting together as a single class, cast votes, in which event your failure to vote on the proposal will have no effect on the result of the vote.

The required vote of CME Group stockholders to adjourn the special meeting of CME Group stockholders, if necessary, to solicit additional proxies is based on the number of shares that are actually voted, not on the number of outstanding shares of CME Group common stock. Accordingly, the failure to submit a proxy card or to vote by Internet, telephone or in person at the special meeting of CME Group stockholders or the abstention from voting by CME Group stockholders, or the failure of any CME Group stockholder who holds shares in “street name” through a bank or broker to give voting instructions to such bank or broker, will have no effect on the result of the vote.

As of the record date, CME Group directors and executive officers and their affiliates had or shared the power to vote in the aggregate approximately [            ] shares of CME Group Class A and Class B common stock, representing [            ]% of the aggregate outstanding shares of CME Group Class A and Class B common stock.

We have been advised that CME Group’s directors and executive officers will vote their shares of CME Group common stock “FOR” the approval of the CME Group Amended Charter, the approval of the Stock Issuance and the proposal to adjourn the special meeting of CME Group stockholders, if necessary, to solicit additional proxies, although none of them has entered into any agreement requiring them to do so.

Recommendation of the Board of Directors

As discussed elsewhere in this joint proxy statement/prospectus, the CME Group board of directors determined that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of CME Group and its stockholders and approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, including the CME Group Amended Charter and the Stock Issuance. The CME Group board of directors recommends that the CME Group stockholders vote “FOR” the approval of the CME Group Amended Charter, the Stock Issuance and the adjournment of the special meeting, if necessary, to solicit additional proxies.

CME Group stockholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement and the merger. In particular, CME Group stockholders are directed to the Merger Agreement and the CME Group Amended Charter, which are attached as Annex A and Annex H, respectively, to this joint proxy statement/prospectus.

Revocability of Proxies

The presence of a CME Group stockholder at the special meeting of CME Group stockholders will not automatically revoke that CME Group stockholder’s proxy. However, a CME Group stockholder may revoke a proxy at any time prior to its exercise by:

•	submitting a written revocation to CME Group, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717, that is received prior to the meeting;

•	submitting another proxy via the Internet, by telephone or by mail that is dated later than the original proxy and that is received prior to the meeting;

•

attending the special meeting of CME Group stockholders and voting in person if your shares of CME Group common stock are registered in your name rather than in the name of a broker, bank or other nominee; or

•

if your shares of CME Group common stock are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.

Attending the Special Meeting

All holders of CME Group Class A and Class B common stock at the close of business on [            ], 2008, the record date for the special meeting, are invited to attend the special meeting. If you attend, you will be asked to present valid picture identification, such as a driver’s license or passport, and, if you are not a stockholder of record, evidence from your broker or bank that you are a stockholder and are eligible to attend the meeting, such as a letter or account statement from your broker or bank. Stockholders will not be allowed to use cameras, recording devices and other electronic devices at the meeting.

Voting Electronically or by Telephone

In addition to voting by submitting your proxy card by mail, CME Group stockholders of record and many stockholders who hold their shares of CME Group common stock through a broker or bank will have the option to submit their proxy electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in CME Group’s stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card and voting instructions forwarded by your broker, bank or other holder of record to see which options are available.

CME Group stockholders of record may submit their proxies:

•	through the Internet by visiting www.proxyvote.com and following the instructions; or

•	by telephone by calling the toll-free number (800) 690-6903 on a touch-tone phone and following the recorded instructions.

If you vote your proxy over the Internet or by telephone, you must do so before 10:59 P.M., Chicago time, the day before the special meeting. If you hold your shares through a bank, broker, custodian or other recordholder, you may be subject to additional timing requirements. Please refer to the information forwarded by your bank, broker, custodian or other recordholder.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of CME Group may solicit proxies for the special meeting of CME Group stockholders from CME Group stockholders personally or by telephone and other electronic means. However, they will not be paid for soliciting such proxies. CME Group also will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in taking such actions. CME Group has also made arrangements with Innisfree M&A Incorporated to assist in soliciting proxies and has agreed to pay them $25,000, plus reasonable expenses, for these services. CME Group and NYMEX Holdings will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus.

Proposal 1—Approval of the CME Group Amended Charter

The Merger Agreement provides that, concurrently with the effective time of the merger, the existing certificate of incorporation of CME Group be amended and restated in the form of the CME Group Amended Charter attached to the Merger Agreement.

The CME Group Amended Charter amends and restates the existing certificate of incorporation of CME Group to:

•	increase the maximum size of the CME Group board of directors from 30 to 33 directors;

•	specify that the number of CME Group directors is to be fixed exclusively by one or more resolutions adopted by the CME Group board of directors, which number may be no more than 33; and

•

require the approval of a majority of the directors then in office, which must include a majority of CME Directors and CBOT Directors (in each case, as so designated in the current certificate of incorporation of CME Group in connection with the merger of CME Holdings and CBOT Holdings), to amend the provisions of the certificate of incorporation of CME Group regarding the number, classification and removal of directors and filling of vacancies and the CME/CBOT product trading requirements, during the period ending with the CME Group annual meeting of stockholders to be held in 2012.

See “The Merger—CME Group Amended Charter and CME Group Amended Bylaws” beginning on page 129. A copy of the CME Group Amended Charter to be voted upon at the special meeting is also attached to this joint proxy statement/prospectus as Annex H. You are urged to read the proposed CME Group Amended Charter included as Annex H carefully before voting on this proposal. The CME Group Amended Charter will become effective at the effective time of the merger.

The CME Group board of directors recommends a vote “FOR” the approval of the CME

Group Amended Charter.

Proposal 2—Approval of the Stock Issuance

It is a condition to completion of the merger that the shares of CME Group Class A common stock to be issued to NYMEX Holdings stockholders in the merger be approved for listing on the Nasdaq and the NYSE, upon official notice of issuance. Pursuant to Rule 4350(i) of the NASDAQ Manual and Rule 312.03 of the NYSE Listed Company Manual, as a prerequisite to listing approval in each exchange, a company is required to obtain stockholder approval prior to the issuance of common stock if the common stock to be issued has voting power in the aggregate equal to or in excess of 20% of the voting power outstanding before such issuance of common stock or if the number of shares of common stock to be issued in the aggregate equals or exceeds 20% of the number of shares of common stock outstanding before the issuance of the common stock. If the merger is completed, CME Group will issue approximately 12.5 million shares of CME Group Class A common stock in the merger. Because the aggregate number of shares of CME Group Class A common stock to be issued in the merger will exceed 20% of the shares of CME Group Class A common stock outstanding on the record date for the special meeting of CME Group stockholders, under the rules of Nasdaq and the NYSE, CME Group must obtain the approval of CME Group stockholders prior to the Stock Issuance.

The CME Group board of directors recommends a vote “FOR” approval of the Stock

Issuance.

Proposal 3—Possible Adjournment of the Special Meeting of CME Group Stockholders

The special meeting of CME Group stockholders may be adjourned, if necessary, to solicit additional proxies in favor of the proposals to approve the CME Group Amended Charter and the Stock Issuance.

The CME Group board of directors recommends a vote “FOR” this proposal.

Other Matters to Come before the CME Group Special Meeting

No other matters are intended to be brought before the meeting by CME Group, and CME Group does not know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

THE SPECIAL MEETING OF NYMEX HOLDINGS STOCKHOLDERS

General

This joint proxy statement/prospectus is being furnished to NYMEX Holdings stockholders in connection with the solicitation of proxies by the NYMEX Holdings board of directors to be used at the special meeting of NYMEX Holdings stockholders to be held on [            ], 2008, at [            ], New York time, at [            ], [            ], New York, New York, and at any adjournment or postponement of that meeting. This joint proxy statement/prospectus and the enclosed proxy card are being sent to NYMEX Holdings stockholders on or about [            ].

Purpose of the Special Meeting of NYMEX Holdings Stockholders

At the special meeting of NYMEX Holdings stockholders, NYMEX Holdings stockholders will be asked to consider and vote on the following proposals to:

•	adopt the Merger Agreement and thereby approve the merger;

•	approve the adjournment of the special meeting of NYMEX Holdings stockholders, if necessary, to solicit additional proxies; and

•

transact any other business as may properly be brought before the special meeting of NYMEX Holdings stockholders or any adjournment or postponement of the special meeting of NYMEX Holdings stockholders.

The approval of the first proposal listed above is required for completion of the merger.

Record Date and Voting

The NYMEX Holdings board of directors has fixed the close of business on [            ], 2008 as the record date for determining the NYMEX Holdings stockholders entitled to receive notice of and to vote at the special meeting of NYMEX Holdings stockholders. Only NYMEX Holdings stockholders of record at the close of business on that date will be entitled to vote at the special meeting of NYMEX Holdings stockholders and at any adjournment or postponement of that meeting. At the close of business on the record date, there were [            ] shares of NYMEX Holdings common stock outstanding, held by approximately [            ] holders of record.

Each holder of shares of NYMEX Holdings common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the special meeting of NYMEX Holdings stockholders and at any adjournment or postponement of that meeting. In order for NYMEX Holdings to satisfy its quorum requirements, the holders of at least one-third of the total number of outstanding shares of NYMEX Holdings common stock entitled to vote at the special meeting of NYMEX Holdings stockholders must be present. You will be deemed to be present if you attend the meeting or if you submit a proxy card (including through the Internet or by telephone) that is received at or prior to the special meeting of NYMEX Holdings stockholders (and not revoked as described below). IF YOU ARE A NYMEX CLASS A MEMBER AS WELL AS A NYMEX HOLDINGS STOCKHOLDER, YOU MUST VOTE SEPARATELY AT THE SPECIAL MEETING OF NYMEX CLASS A MEMBERS IN YOUR CAPACITY AS A NYMEX CLASS A MEMBER AND AT THE SPECIAL MEETING OF NYMEX HOLDINGS STOCKHOLDERS IN YOUR CAPACITY AS A NYMEX HOLDINGS STOCKHOLDER.

If your proxy card is properly executed and received by NYMEX Holdings in time to be voted at the special meeting of NYMEX Holdings stockholders, the shares represented by your proxy card (including those given through the Internet or by telephone) will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy card but do not provide NYMEX Holdings with any instructions, your shares will be voted “FOR” the adoption of the Merger Agreement and “FOR” the proposal to adjourn the special meeting of NYMEX Holdings stockholders, if necessary, to solicit additional proxies.

Vote Required

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of NYMEX Holdings common stock. Approval of any proposal to adjourn the meeting, if necessary, for the purpose of soliciting additional proxies may be obtained by the affirmative vote of the holders of a majority of the votes cast at the special meeting of NYMEX Holdings stockholders. Shares of NYMEX Holdings common stock as to which the “abstain” box is selected on a proxy card will be counted as present for purposes of determining whether a quorum is present. The required vote of NYMEX Holdings stockholders on the Merger Agreement is based upon the number of outstanding shares of NYMEX Holdings common stock, and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote by Internet, telephone or in person at the special meeting of NYMEX Holdings stockholders or the abstention from voting by NYMEX Holdings stockholders, or the failure of any NYMEX Holdings stockholder who holds shares in “street name” through a bank or broker to give voting instructions to such bank or broker, will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. The required vote of NYMEX Holdings stockholders to approve the proposal to adjourn the special meeting of NYMEX Holdings stockholders, if necessary, to solicit additional proxies is based on the number of shares that are actually voted, not on the number of outstanding shares of NYMEX Holdings common stock. Accordingly, the failure to submit a proxy card or to vote by Internet, telephone or in person at the special meeting of NYMEX Holdings stockholders or the abstention from voting by NYMEX Holdings stockholders, or the failure of any NYMEX Holdings stockholder who holds shares in “street name” through a bank or broker to give voting instructions to such bank or broker, will have no effect on the proposal to adjourn the special meeting of NYMEX Holdings stockholders, if necessary, to solicit additional proxies.

As of the record date, NYMEX Holdings directors and executive officers and their affiliates had or shared the power to vote in the aggregate approximately [            ] shares of NYMEX Holdings common stock, representing approximately [            ]% of the outstanding shares of NYMEX Holdings common stock. Upon the execution of the Merger Agreement, CME Group entered into voting and support agreements with the General Atlantic Parties, James E. Newsome, President and Chief Executive Officer of NYMEX Holdings, and Richard M. Schaeffer, Executive Chairman of the NYMEX Holdings board of directors. Pursuant to these voting and support agreements, the General Atlantic Parties, Dr. Newsome and Mr. Schaeffer have agreed to vote their shares of NYMEX Holdings common stock in favor of the merger.

We have been advised that NYMEX Holdings directors and executive officers will vote their shares of NYMEX Holdings common stock “FOR” the adoption of the Merger Agreement and the proposal to adjourn the special meeting of NYMEX Holdings stockholders, if necessary, to solicit additional proxies.

Recommendation of the Board of Directors

As discussed elsewhere in this joint proxy statement/prospectus, the NYMEX Holdings board of directors unanimously determined that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of NYMEX Holdings and its stockholders, and unanimously approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement. The NYMEX Holdings board of directors unanimously recommends that the NYMEX Holdings stockholders vote “FOR” the adoption of the Merger Agreement and the proposal to adjourn the special meeting of NYMEX Holdings stockholders, if necessary, to solicit additional proxies.

The NYMEX Holdings board of directors did not make any recommendation as to whether or to what extent any NYMEX Holdings stockholder should elect cash or stock consideration in the merger. NYMEX Holdings stockholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement and the merger. In particular, NYMEX Holdings stockholders are directed to the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Revocability of Proxies

The presence of a NYMEX Holdings stockholder at the special meeting of NYMEX Holdings stockholders will not automatically revoke that NYMEX Holdings stockholder’s proxy. However, a NYMEX Holdings stockholder may revoke a proxy at any time prior to its exercise by:

•

submitting a written revocation to NYMEX Holdings c/o the office of the Corporate Secretary located at NYMEX Holdings, Inc., One North End Avenue, Suite 1548, New York, New York 10282-1101, Attention: Donna Talamo, Corporate Secretary, that is received prior to the meeting;

•	submitting another proxy via the Internet, by telephone or by mail that is dated later than the original proxy and that is received prior to the meeting; or

•

attending the special meeting of NYMEX Holdings stockholders and voting in person if your shares of NYMEX Holdings common stock are registered in your name rather than in the name of a broker, bank or other nominee.

If your shares of NYMEX Holdings common stock are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.

Attending the Special Meeting

All NYMEX Holdings stockholders at the close of business on [            ], 2008, the record date for the special meeting, are invited to attend the special meeting. If you attend, you will be asked to present valid picture identification, such as a driver’s license or passport, and, if you are not a stockholder of record, evidence from your broker or bank that you are a stockholder and are eligible to attend the meeting, such as a letter or account statement from your broker or bank. Stockholders will not be allowed to use cameras, recording devices and other electronic devices at the meeting.

Voting Electronically or by Telephone

In addition to voting by submitting your proxy card by mail, NYMEX Holdings stockholders of record and many stockholders who hold their shares of NYMEX Holdings common stock through a broker or bank will have the option to submit their proxy electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in NYMEX Holdings’ stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy and voting instructions forwarded by your broker, bank or other holder of record to see which options are available.

NYMEX Holdings stockholders of record may submit their proxies:

•	through the Internet by visiting www.cesvote.com and following the instructions; or

•	by telephone by calling the toll-free number (888) 693-8683 on a touch-tone phone and following the recorded instructions.

If you vote your proxy over the Internet or by telephone, you must do so before 6:00 A.M., New York time, on the meeting date. If you hold your shares through a bank, broker, custodian or other recordholder, you may be subject to additional timing requirements. Please refer to the information forwarded by your bank, broker, custodian or other recordholder.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of NYMEX Holdings may solicit proxies for the special meeting of NYMEX Holdings stockholders from NYMEX Holdings stockholders personally or by telephone and other electronic means. However, they will not be paid for soliciting such proxies. NYMEX Holdings also will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in taking such actions. NYMEX Holdings and NYMEX have also made arrangements with D.F. King & Co., Inc. to assist in soliciting proxies at a monthly fee estimated between $12,500 and $20,000, plus reasonable expenses, for these services. NYMEX Holdings and CME Group will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus.

Proposal 1—Adoption of the Merger Agreement

As discussed elsewhere in this joint proxy statement/prospectus, NYMEX Holdings is asking its stockholders to approve the proposal to adopt the Merger Agreement. NYMEX Holdings stockholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement and the merger. In particular, NYMEX Holdings stockholders are directed to the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus. See “The Merger Agreement” beginning on page 135.

The NYMEX Holdings board of directors unanimously recommends a vote “FOR”

the adoption of the Merger Agreement.

Proposal 2—Possible Adjournment of the Special Meeting of NYMEX Holdings Stockholders

The special meeting of NYMEX Holdings stockholders may be adjourned, if necessary, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement.

The NYMEX Holdings board of directors unanimously recommends a vote “FOR” this proposal.

Other Matters to Come before the Special Meeting of NYMEX Holdings Stockholders

No other matters are intended to be brought before the meeting by NYMEX Holdings, and NYMEX Holdings does not know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of the board of directors on any such matter.

THE SPECIAL MEETING OF NYMEX CLASS A MEMBERS

General

This joint proxy statement/prospectus is being furnished to NYMEX Class A members in connection with the solicitation of proxies by the NYMEX board of directors to be used at the special meeting of NYMEX Class A members to be held on [            ], 2008, at [            ], New York time, at [            ], [            ], New York, New York, and at any adjournment or postponement of that meeting. This joint proxy statement/prospectus and the enclosed proxy card are being sent to NYMEX Class A members on or about [            ].

Purpose of the Special Meeting of NYMEX Class A Members

At the special meeting of NYMEX Class A members, NYMEX Class A members will be asked to consider and vote on the following proposals to:

•	approve the NYMEX Amended Charter;

•	approve the NYMEX Amended Bylaws;

•	approve the adjournment of the special meeting of NYMEX Class A members, if necessary, to solicit additional proxies; and

•	transact any other business as may properly be brought before the special meeting of NYMEX Class A members or any adjournment or postponement of the special meeting of NYMEX Class A members.

The approval of each of the first two proposals listed above is required for completion of the merger. The NYMEX Amended Charter and the NYMEX Amended Bylaws will become effective only if both proposals are approved by the NYMEX Class A members and the merger is completed.

Record Date and Voting

The NYMEX board of directors has fixed the close of business on [            ], 2008 as the record date for determining the holders of NYMEX Class A memberships entitled to receive notice of and to vote at the special meeting of NYMEX Class A members. Only holders of record of NYMEX Class A memberships at the close of business on that date will be entitled to vote at the special meeting of NYMEX Class A members and at any adjournment or postponement of that meeting. At the close of business on the record date, there were 816 NYMEX Class A memberships outstanding, held by approximately [            ] holders of record.

Each holder of a NYMEX Class A membership on the record date will be entitled to one vote for each NYMEX Class A membership held of record upon each matter properly submitted at the special meeting of NYMEX Class A members and at any adjournment or postponement of that meeting. In order for NYMEX to satisfy its quorum requirements, the holders of at least one-third of the total number of outstanding NYMEX Class A memberships entitled to vote at the special meeting of NYMEX Class A members must be present. You will be deemed to be present if you attend the meeting or if you submit a proxy card (including through the Internet or by telephone) that is received at or prior to the NYMEX special meeting (and not revoked as described below). IF YOU ARE A NYMEX HOLDINGS STOCKHOLDER AS WELL AS A NYMEX CLASS A MEMBER, YOU MUST VOTE SEPARATELY IN PERSON OR BY PROXY AT THE SPECIAL MEETING OF NYMEX HOLDINGS STOCKHOLDERS IN YOUR CAPACITY AS A NYMEX HOLDINGS STOCKHOLDER AND IN PERSON OR BY PROXY AT THE SPECIAL MEETING OF NYMEX CLASS A MEMBERS IN YOUR CAPACITY AS A NYMEX CLASS A MEMBER. IF YOU WISH TO SELL YOUR NYMEX CLASS A MEMBERSHIP IN THE MEMBERSHIP PURCHASE OFFER, YOU MUST ALSO RETURN YOUR EXECUTED MEMBERSHIP PURCHASE AGREEMENT IN YOUR CAPACITY AS A NYMEX CLASS A MEMBER. IF YOU HOLD A NYMEX CLASS A MEMBERSHIP, YOU SHOULD REFER TO THE MEMBERSHIP PURCHASE OFFER DOCUMENTS MAILED TO YOU UNDER SEPARATE COVER FOR IMPORTANT INFORMATION AND INSTRUCTIONS ON HOW TO COMPLETE AND RETURN YOUR MEMBERSHIP PURCHASE OFFER DOCUMENTS.

If your proxy card is properly executed and received by NYMEX in time to be voted at the special meeting of NYMEX Class A members, the NYMEX Class A membership(s) represented by your proxy card (including those given through the Internet or by telephone) will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy card but do not provide NYMEX with any instructions, your NYMEX Class A membership(s) will be voted “FOR” the approval of the NYMEX Amended Charter, “FOR” the approval of the NYMEX Amended Bylaws and “FOR” the proposal to adjourn the special meeting of NYMEX Class A members, if necessary, to solicit additional proxies.

Vote Required

Approval of the NYMEX Amended Charter and approval of the NYMEX Amended Bylaws require the affirmative vote of the holders of 75% of the outstanding NYMEX Class A memberships. Approval of any proposal to adjourn the meeting, if necessary, for the purpose of soliciting additional proxies may be obtained by the affirmative vote of the holders of a majority of the votes cast at the special meeting of NYMEX Class A members. NYMEX Class A memberships as to which the “abstain” box is selected on a proxy card will be counted as present for purposes of determining whether a quorum is present. The required vote of NYMEX Class A members to approve the NYMEX Amended Charter and the NYMEX Amended Bylaws is based upon the number of outstanding NYMEX Class A memberships, and not the number of NYMEX Class A memberships that are actually voted. Accordingly, the failure to submit a proxy card or to vote by Internet, telephone or in person at the special meeting of NYMEX Class A members or the abstention from voting by NYMEX Class A members will have the same effect as a vote “AGAINST” the approval of the NYMEX Amended Charter and the NYMEX Amended Bylaws. The required vote of NYMEX Class A members to approve the proposal to adjourn the special meeting of NYMEX Class A members, if necessary, to solicit additional proxies is based on the number of memberships that are actually voted, not the number of outstanding NYMEX Class A memberships. Accordingly, the failure to submit a proxy card or to vote by Internet, telephone or in person at the special meeting of NYMEX Class A members or the abstention from voting by NYMEX Class A members will have no effect on the proposal to approve the proposal adjourn the special meeting of NYMEX Class A members, if necessary, to solicit additional proxies.

As of the record date, NYMEX directors and executive officers and their affiliates had or shared the power to vote in the aggregate approximately [            ] NYMEX Class A memberships, representing approximately [            ]% of the outstanding NYMEX Class A memberships.

CME Group entered into voting and support agreements with the General Atlantic Parties, James E. Newsome, President and Chief Executive Officer of NYMEX Holdings, and Richard M. Schaeffer, Executive Chairman of the NYMEX Holdings board of directors. Pursuant to these voting and support agreements, the General Atlantic Parties, Dr. Newsome and Mr. Schaeffer have agreed to vote their shares of NYMEX Holdings common stock in favor of the merger and Mr. Schaeffer has agreed to vote, or cause to be voted, the NYMEX Class A membership owned by him for the approval of the NYMEX Amended Charter and the NYMEX Amended Bylaws and to sell his NYMEX Class A membership in the membership purchase offer.

We have been advised that NYMEX directors and executive officers will vote their NYMEX Class A memberships “FOR” the approval of the NYMEX Amended Charter, the NYMEX Amended Bylaws and the proposal to adjourn the special meeting of NYMEX Class A members, if necessary, to solicit additional proxies.

Revocability of Proxies

The presence of a NYMEX Class A member at the special meeting of NYMEX Class A members will not automatically revoke that NYMEX Class A member’s proxy. However, a NYMEX Class A member may revoke a proxy at any time prior to its exercise by:

•

submitting a written revocation to NYMEX c/o the office of the Corporate Secretary located at NYMEX Holdings, Inc., One North End Avenue, Suite 1548, New York, New York 10282-1101, Attention: Donna Talamo, Corporate Secretary, that is received prior to the meeting;

•	submitting another proxy by telephone, via the Internet or by mail that is dated later than the original proxy and that is received prior to the meeting; or

•	attending the special meeting of NYMEX Class A members and voting in person.

Attending the Special Meeting

All holders of NYMEX Class A memberships at the close of business on [            ], 2008, the record date for the special meeting, are invited to attend the special meeting. If you attend, you will be asked to present valid picture identification, such as a driver’s license or passport. NYMEX Class A members will not be allowed to use cameras, recording devices and other electronic devices at the meeting.

Voting Electronically or by Telephone

In addition to voting by submitting your proxy card by mail, NYMEX Class A members of record will have the option to submit their proxy electronically through the Internet or by telephone.

NYMEX Class A members of record may submit their proxies:

•	through the Internet by visiting www.cesvote.com and following the instructions; or

•	by telephone by calling the toll-free number (888) 693-8683 on a touch-tone phone and following the recorded instructions.

If you vote your proxy over the Internet or by telephone, you must do so before 6:00 A.M., New York time, on the meeting date.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of NYMEX may solicit proxies for the special meeting of NYMEX Class A members from NYMEX Class A members personally or by telephone and other electronic means. However, they will not be paid for soliciting such proxies. NYMEX Holdings and NYMEX have also made arrangements with D.F. King & Co., Inc. to assist in soliciting proxies at a monthly fee estimated between $12,500 and $20,000, plus reasonable expenses, for these services. NYMEX Holdings and CME Group will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus.

Proposal 1—Approval of the NYMEX Amended Charter

The Merger Agreement provides that, concurrently with the effective time of the merger, the existing certificate of incorporation of NYMEX be amended and restated in the form attached to the Merger Agreement. The NYMEX Amended Charter amends the existing certificate of incorporation of NYMEX to eliminate substantially all of the rights currently held by NYMEX Class A members under the existing certificate of incorporation of NYMEX.

A copy of the NYMEX Amended Charter to be voted upon at the special meeting is attached to this joint proxy statement/prospectus as Annex J. You are urged to read the following summary and the proposed NYMEX Amended Charter included as Annex J, carefully before voting on this proposal.

The proposed NYMEX Amended Charter of NYMEX, which will be effective immediately following the merger:

•	reduces the number of NYMEX Class A memberships from 816 to not more than 204;

•	eliminates the restriction on the NYMEX board of directors that prohibits it from creating new classes of memberships in NYMEX that have greater voting rights than the NYMEX Class A memberships;

•

eliminates all voting rights of NYMEX Class A members to amend the certificate of incorporation of NYMEX and grants the exclusive power to amend the certificate of incorporation to the NYMEX board of directors and the NYMEX Class B member, acting together;

•

eliminates all voting rights of NYMEX Class A members to amend the bylaws of NYMEX and grants the exclusive power to amend the bylaws of NYMEX to both the NYMEX board of directors and the NYMEX Class B member, acting separately;

•	provides that the NYMEX board of directors holds the exclusive power to amend the NYMEX Rulebook;

•	provides that the NYMEX Class B member holds the exclusive right to vote on any matter over which the NYMEX members have a right to vote; and

•

eliminates the requirement that the NYMEX board of directors (and the chairman and vice chairman thereof) be identical to the NYMEX Holdings board of directors (and the chairman and vice chairman thereof) and grants the exclusive power to select the board of directors to the NYMEX Class B member.

The NYMEX Amended Charter will become effective at the effective time of the merger. The approval of Proposal 1 and Proposal 2 is required for completion of the merger.

Proposal 2—Approval of the NYMEX Amended Bylaws

The Merger Agreement provides that, concurrently with the effective time of the merger, the bylaws of NYMEX are to be amended and restated in the form attached to the Merger Agreement. The NYMEX Amended Bylaws amend the existing bylaws of NYMEX in a number of important respects, eliminating substantially all of the rights currently held by NYMEX Class A members under the bylaws of NYMEX.

A copy of the NYMEX Amended Bylaws to be voted upon at the special meeting is attached to this joint proxy statement/prospectus as Annex K. You are urged to read the following summary and the NYMEX Amended Bylaws, included as Annex K, carefully before voting on this proposal.

The proposed NYMEX Amended Bylaws, which will be effective immediately following the merger:

•	reduce the number of NYMEX Class A memberships from 816 to not more than 204;

•	eliminate all voting rights of NYMEX Class A members, including the right to vote on amendments to Special Matters, as described below;

•	eliminate all of the following “Special Matters,” as so designated in the bylaws of NYMEX:

•	the requirement that NYMEX Class A members approve the elimination or limitation of the products a NYMEX Class A member may trade;

•	the requirement that NYMEX Class A members approve elimination or suspension of, or restrictions on, open outcry trading, with certain exceptions;

•	the requirement that NYMEX Class A members approve changes in the number of NYMEX Class A memberships;

•

the requirement that NYMEX Class A members approve any new category of fees or charges generally applicable to NYMEX Class A members, and for “Core Products,” as defined in the bylaws of NYMEX, fees for obtaining additional electronic trading privileges, with certain exceptions;

•	the requirement that NYMEX Class A members approve the issuance of trading permits for open outcry products;

•

the requirement that NYMEX Class A members approve certain changes to the membership, eligibility or capital requirements to become a NYMEX Class A member, member firm or clearing member, to lease a NYMEX Class A membership or exercise associated trading or clearing rights or privileges;

•	the requirement that NYMEX Class A members approve certain changes in open outcry trading hours;

•	the requirement that NYMEX Class A members approve changes to NYMEX’s procedure and mechanism for setting margin requirements;

•	the right of NYMEX Class A members to request that NYMEX offer new products that are traded electronically to be traded via open outcry;

•	the requirement that NYMEX Class A members approve certain changes to the eligibility criteria and composition of certain committees of the NYMEX board of directors;

•	the requirement that NYMEX Class A members approve any transaction the result of which is that the NYMEX clearinghouse will no longer be wholly-owned by NYMEX;

•	the requirement that NYMEX Class A members approve any change to the number of electronic trading privileges per NYMEX Class A membership;

•	the right of NYMEX Class A members to receive a share of the revenues NYMEX earns from electronic trading of certain NYMEX products, subject to certain thresholds being met; and

•

the right of NYMEX Class A members to receive a share of the fees charged by NYMEX to participants in the NYMEX miNYTM Designee Program for NYMEX miNYs traded via open outcry, for so long as the NYMEX miNY Designee Program exists;

•

eliminate the procedure for disputes regarding an alleged violation of a Special Matter that requires such dispute to be submitted to mandatory and binding arbitration, and upon the petition of a majority of NYMEX Class A memberships, NYMEX to advance to the NYMEX Class A members reasonable out-of-pocket expenses related to such dispute;

•	eliminate the protections for open outcry trading as provided in the bylaws;

•	eliminate the right of NYMEX Class A members to demand a special meeting by written ballot of at least 10% of the NYMEX Class A members;

•	provide no right for NYMEX Class A members to attend any annual or special meeting of NYMEX Class A members;

•

provide that NYMEX Class A members hold the right to trade on NYMEX via open outcry only on the NYMEX Class A members’ own account as governed by the NYMEX Rulebook, and subject to fees no lower than those paid by permit holders or other persons with trading privileges;

•

provide that NYMEX Class A members specifically do not have the right to (i) vote on any matter, (ii) trade on NYMEX via open outcry except as specified in the NYMEX Amended Bylaws of NYMEX, (iii) clear contracts or confer the right to become a clearing member on an entity, (iv) have any interests in the profits of NYMEX or any distribution by NYMEX, (v) become a member of the NYMEX board of directors, (vi) lease a NYMEX Class A membership or (vii) adopt, amend or repeal the NYMEX Rulebook;

•	provide that the NYMEX Class B member holds the right to elect the NYMEX board of directors;

•	provide that the NYMEX board of directors holds the right to choose officers of NYMEX, including the chairman;

•	provide that the NYMEX board of directors and the NYMEX Class B member, acting separately, hold the exclusive right to amend the bylaws; and

•	provide that the power to adopt, amend and repeal the NYMEX Rulebook is vested exclusively in the NYMEX board of directors and the NYMEX Class B member.

The NYMEX Amended Bylaws will become effective at the effective time of the merger. The approval of Proposal 1 and Proposal 2 is required for completion of the merger.

Proposal 3—Possible Adjournment of the Special Meeting of NYMEX Class A Members

The special meeting of NYMEX Class A members may be adjourned, if necessary, to solicit additional proxies in favor of the proposals to approve the NYMEX Amended Charter and NYMEX Amended Bylaws.

Other Matters to Come before the Special Meeting of NYMEX Class A Members

No other matters are intended to be brought before the meeting by NYMEX, and NYMEX does not know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of the board of directors on any such matter.

THE MERGER

The terms and conditions of the merger are contained in the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus. Please carefully read the Merger Agreement in its entirety, as it is the legal document that governs the merger.

Background of the Merger

For the past several years, the global derivatives industry has experienced an increase in consolidation and competition. The management and boards of directors of each of CME Group and NYMEX Holdings, as part of the ongoing evaluation of their respective businesses and in light of the evolving changes in the industry, have regularly reviewed and considered a variety of strategic options and commercial opportunities, both in the exchange-traded and over-the-counter derivatives markets. As part of such review, CME Group and NYMEX Holdings entered into a partnership in April 2006 whereby CME Group agreed to provide electronic trading for NYMEX Holdings’ energy and metals futures contracts on its CME Globex electronic trading platform, thereby expanding access to NYMEX Holdings’ products around the world.

In connection with its periodic evaluation of NYMEX Holdings’ business and changes in the global derivatives industry, including the increase in consolidation and competition, the board of directors of NYMEX Holdings from time-to-time has considered, and has had preliminary discussions with various parties with respect to, strategic transactions, including business combinations, involving NYMEX Holdings. During the summer of 2007, representatives of NYMEX Holdings had discussions with various parties regarding a potential combination or other strategic transaction of such parties and NYMEX Holdings. These discussions did not result in an offer from any of the parties.

Continuing to assess strategic alternatives to remain competitive in the current environment and enhance stockholder value, during the months of July and August 2007, CME Group evaluated various prospective strategic opportunities, including the expansion of its existing commercial relationship with NYMEX Holdings. On July 31, 2007, members of CME Group’s and NYMEX Holdings’ senior management held a meeting in New York, New York to discuss their preliminary assessment of additional commercial arrangements between the two companies and the possibility of furthering their relationship through a strategic transaction. No agreement was reached at the meeting.

On August 21, 2007, NYMEX Holdings issued a press release disclosing that NYMEX Holdings had preliminary discussions with several parties regarding a potential business combination between such parties and NYMEX Holdings, but noting that such discussions were preliminary and that there was no assurance that NYMEX Holdings would enter into any transaction and, if it were to enter into a transaction, the timing or terms of such transaction.

On September 4, 2007, Mr. Terrence A. Duffy, Executive Chairman of the CME Group board of directors, and Mr. Craig S. Donohue, Chief Executive Officer of CME Group, advised Mr. Richard Schaeffer, Executive Chairman of the NYMEX Holdings board of directors, and Dr. James E. Newsome, President and Chief Executive Officer of NYMEX Holdings, that CME Group was not prepared to continue exploring a potential transaction with NYMEX Holdings at that time.

On September 10, 2007, the CME Group board of directors held a meeting during which members of CME Group’s management reviewed with the board the then current state of the global derivatives industry and various prospective strategic opportunities, including commercial arrangements, minority investments, joint ventures and business combinations with several potential domestic and international partners, including NYMEX Holdings. At the meeting, management discussed with the board the rationale and special considerations associated with each alternative, such as alignment with CME Group’s strategy, underlying business fundamentals, value creation potential and achievability.

On December 5, 2007, the CME Group board of directors held a regular meeting during which it discussed the continuing trend towards consolidation in the global derivatives industry and considered potential strategies for further globalization and expansion of CME Group’s business, including through leveraging its technology and growing its core strengths. With representatives of Skadden, Arps, Slate, Meagher & Flom LLP, or “Skadden, Arps,” CME Group’s outside legal counsel, present at the meeting, CME Group’s board of directors discussed the potential benefits and drawbacks of pursuing long-term strategic opportunities and investments to expand CME Group’s range of product offerings and strengthen CME Group’s competitive position in domestic and international markets.

On December 13, 2007, Mr. Donohue revisited with other members of CME Group’s management the potential benefits of a business combination with NYMEX Holdings, given NYMEX Holdings’ strong position in the energy and metals futures markets and the highly complementary nature of NYMEX Holdings’ product offerings relative to CME Group’s benchmark products. After considering the preliminary analysis of NYMEX Holdings’ business conducted earlier in the year, CME Group’s management decided to evaluate further the merits of a potential transaction with NYMEX Holdings with the assistance of CME Group’s financial and legal advisors.

Throughout the month of December 2007, CME Group’s management held various meetings with Lehman Brothers and William Blair, CME Group’s financial advisors, to discuss and analyze a potential transaction with NYMEX Holdings. During these meetings, CME Group’s management participated in extensive discussions with CME Group’s financial advisors about seeking opportunities for the company to compete more effectively on a global scale by diversifying further its product offerings and realizing significant cost and revenue synergies through the acquisition of an exchange with complementary strengths, such as NYMEX Holdings. At this time, CME Group commenced a preliminary due diligence review of NYMEX Holdings’ publicly available information.

In light of the discussions between CME Group and its financial advisors, the results of CME Group’s preliminary due diligence review of NYMEX Holdings’ publicly available information and the previous discussions between CME Group and NYMEX Holdings, in late December 2007, Messrs. Duffy and Donohue contacted Mr. Schaeffer and Dr. Newsome to advise them of CME Group’s interest in pursuing a potential transaction with NYMEX Holdings.

On January 7, 2008, CME Group and NYMEX Holdings executed a confidentiality agreement to facilitate the preliminary discussions and consideration of a potential transaction between the parties.

On January 8, 2008, CME Group’s management requested certain due diligence materials from NYMEX Holdings. With assistance from its legal and financial advisors, CME Group also continued its due diligence review of NYMEX Holdings’ publicly available information. On January 9, 2008, NYMEX Holdings requested certain non-public information from CME Group to conduct due diligence and began reviewing publicly available information regarding CME Group.

From January 14, 2008 through January 16, 2008, members of CME Group’s management held several meetings to discuss the strategic fit and potential benefits of a transaction with NYMEX Holdings to CME Group and its stockholders, and to consider other issues relating to a potential transaction, including deal structure, consideration payable to NYMEX Holdings stockholders, post-closing governance matters, trading rights of the NYMEX Class A members, trading floor and building utilization options and antitrust and other regulatory matters. At these meetings, representatives of Skadden, Arps provided advice with respect to certain matters. In addition, CME Group’s management considered and discussed with CME Group’s financial advisors various detailed financial analyses relating to the potential transaction, including their summary financial analyses, discounted cash flow analyses, relative contribution analyses and accretion/dilution analyses, as well as the proposed exchange ratio, potential cost and revenue synergies and the anticipated impact of the payment of various combinations of cash and stock consideration to NYMEX Holdings stockholders.

On January 17, 2008, the executive committee of the CME Group board of directors held a special meeting, together with certain members of CME Group’s management and representatives of Lehman Brothers, William Blair and Skadden, Arps and Peter B. Carey of the Law Offices of Peter B. Carey, outside legal advisor to CME Group. During the meeting, management reviewed various risks and issues relating to the potential transaction with NYMEX Holdings, including the trading rights of the NYMEX Class A members. In addition, management also reviewed with the executive committee the detailed financial analyses previously discussed with CME Group’s financial advisors, including their summary financial analyses, discounted cash flow analyses, relative contribution analyses and accretion/dilution analyses as well as the proposed exchange ratio, potential cost and revenue synergies and the anticipated impact of the payment of various combinations of cash and stock consideration to NYMEX Holdings stockholders. Following management’s presentation, members of the executive committee and management discussed regulatory and antitrust considerations. In light of the potential transaction with NYMEX Holdings, management also reviewed with the board the benefits of selling the CBOT metals complex in order to comply with CME Group’s exclusive agreement to list NYMEX and COMEX products on its CME Globex electronic trading platform and requested permission to explore the sale of that business. During the meeting, representatives of Skadden, Arps provided advice with respect to certain matters. At the end of the meeting, the executive committee instructed management to proceed with its negotiations with NYMEX Holdings and pursue the sale of the CBOT metals complex.

On January 18, 2008, CME Group retained Goldman Sachs to serve as an additional financial advisor in connection with the potential transaction with NYMEX Holdings.

On January 22, 2008, the CME Group board of directors held a special meeting during which the board received an update on the status of the negotiations with NYMEX Holdings and approved the execution of a definitive agreement and the related ancillary agreements with respect to a cross-investment between CME Group and the Brazilian Mercantile & Futures Exchange S.A., or “BM&F,” pursuant to which CME Group would acquire an approximately 10% equity stake in BM&F, and BM&F would acquire approximately 1.19 million shares of CME Group Class A common stock.

On January 24, 2008, members of CME Group’s and NYMEX Holdings’ senior management, their respective financial advisors and representatives of Skadden, Arps and Weil, Gotshal & Manges, LLP, or “Weil, Gotshal,” NYMEX Holdings’ outside legal counsel, met in New York, New York to review the preliminary due diligence that had been conducted by CME Group and NYMEX Holdings and to discuss the potential strategic fit and benefits of a transaction between CME Group and NYMEX Holdings to each company and its respective stockholders, including potential cost and revenue synergies. After extensive discussions with representatives of NYMEX Holdings and its financial and legal advisors, representatives of CME Group advised the representatives of NYMEX Holdings that based on CME Group’s due diligence and the expected strategic benefits associated with a potential transaction, CME Group was prepared to acquire NYMEX Holdings for a combination of cash and stock. The representatives of CME Group explained that they were willing to acquire each share of NYMEX Holdings common stock for $36.00 plus 0.1323 of a share of CME Group Class A common stock or $48.40 per share of NYMEX Holdings common stock plus 0.1143 of a share of CME Group Class A common stock, at NYMEX Holdings’ option. In addition, the representatives of CME Group advised the representatives of NYMEX Holdings that they would require that, as a condition to the transaction, at least 75% of the NYMEX Class A memberships be purchased for up to $500 million in the aggregate and that the certificate of incorporation and bylaws of NYMEX be amended to eliminate substantially all of the rights of holders of NYMEX Class A memberships. The parties also discussed other issues relating to a potential transaction, including deal structure, valuation, post-closing governance matters, the trading rights of the NYMEX Class A members following consummation of a potential transaction and trading floor and building utilization options. At the end of the meeting, the representatives of NYMEX Holdings advised the representatives of CME Group that they would discuss the proposal with the NYMEX Holdings board of directors.

On January 25, 2008, the executive committee of CME Group’s board of directors held a special meeting, together with members of CME Group’s management and representatives of CME Group’s financial advisors and Skadden, Arps and Peter Carey to provide an update on the status of the discussions with representatives from NYMEX Holdings and to review the risks, open items and proposed terms of the potential transaction, including deal structure, financial terms, post-closing governance matters and the trading rights of the NYMEX Class A members. As part of their review of the financial terms of the transaction, management and CME Group’s financial advisors provided updates on the financial analyses previously discussed with the executive committee on January 17, 2008, including the cost and revenue synergy estimates and the accretion/dilution analysis.

On January 25, 2008, the board of directors of NYMEX Holdings and NYMEX held a special meeting together with members of NYMEX Holdings’ management, representatives of JPMorgan and Merrill Lynch, and representatives of Weil, Gotshal to discuss the meeting with the representatives of CME Group on January 24, 2008, the status of the review of CME Group’s publicly available documents and a potential transaction between CME Group and NYMEX Holdings. At the meeting, certain members of NYMEX Holdings’ management and its advisors described for the board the terms of the proposals for a potential transaction between CME Group and NYMEX Holdings made by the representatives of CME Group, including the potential structure of the deal, the proposed consideration, treatment of the NYMEX Class A memberships and post-closing governance and operations. In particular, the board discussed CME Group’s proposals with respect to the consideration to be paid in the proposed transaction. In addition, certain members of NYMEX Holdings’ management and its advisors reviewed with the board certain due diligence questions raised by the representatives of CME Group at the meeting. Representatives of JPMorgan and Merrill Lynch also reviewed with the board the financial terms of the proposals made by CME Group and their preliminary financial analyses with respect to the proposed transaction. JPMorgan and Merrill Lynch also discussed the possibility that another party would be interested in a potential transaction with NYMEX Holdings. The NYMEX Holdings board of directors then discussed the requirement that NYMEX offer to purchase all of the outstanding NYMEX Class A memberships for no more than $500 million in the aggregate and that the certificate of incorporation and bylaws of NYMEX be amended as part of the transaction to eliminate substantially all of the rights of the holders of NYMEX Class A memberships, the potential timetable of a transaction and the potential regulatory considerations raised by a transaction with CME Group. During this discussion, the board considered the fact that eight of its 15 directors owned NYMEX Class A memberships and a majority of the directors also owned a substantial amount of NYMEX Holdings common stock. During the meeting, representatives of Weil, Gotshal provided advice with respect to certain matters. After extensive discussion, particularly with respect to the structure of the consideration, the board authorized NYMEX Holdings’ management to advise CME Group that it was prepared to move forward with CME Group’s proposal to acquire each outstanding share of NYMEX Holdings common stock for $36.00 per share in cash and 0.1323 of a share of CME Group Class A common stock, subject to completion of due diligence and the parties reaching an agreement on all transaction terms and conditions, including, subject to review of a financial advisor and further consideration by the board, with CME Group’s condition that at least 75% of the NYMEX Class A memberships be purchased for no more than $500 million in the aggregate. During the meeting, the board determined, following discussions with NYMEX Holdings’ management and its legal and financial advisors, to engage a financial advisor to assist it in evaluating the consideration that CME Group proposed be paid to acquire the NYMEX Class A memberships. The board also authorized management to continue due diligence and pursue negotiations with CME Group.

On January 27, 2008, the CME Group board of directors held a special meeting together with members of CME Group’s management and representatives of CME Group’s financial advisors during which management reviewed the proposed terms of the transaction, including the deal structure, the financial terms, the proposed pre-closing offer to purchase all of the NYMEX Class A memberships and the post-closing elimination of substantially all of the rights of NYMEX Class A members. As part of its review of the financial terms, management reviewed with the board the detailed financial analyses previously discussed with CME Group’s financial advisors and the executive committee, including their summary financial analyses, discounted cash flow analyses, relative contribution analyses and accretion/dilution analyses, as well as the proposed exchange ratio, potential cost and revenue synergies and the anticipated impact of the payment of various combinations of cash and stock consideration to NYMEX Holdings stockholders. Following management’s presentation, the board and management discussed CME Group’s various options regarding the public announcement of CME Group’s discussions with NYMEX Holdings in response to market speculation. During the meeting, representatives of Skadden, Arps provided advice with respect to certain matters. At the end of the meeting, the board instructed management to continue negotiations on the proposed terms of the transaction with NYMEX Holdings and authorized the issuance of a press release as deemed necessary by management.

On January 28, 2008, the executive committee of the NYMEX Holdings board of directors met with NYMEX Holdings’ financial advisors and representatives of Weil, Gotshal to discuss the status of the discussions with CME Group and the parties’ ongoing due diligence review. NYMEX Holdings’ general counsel explained to the members of the executive committee that he had received a call from CME Group explaining that there was market speculation regarding a potential transaction involving CME Group and NYMEX Holdings and that it was CME Group’s view that the parties should issue a joint press release with respect to a proposed transaction. NYMEX Holdings’ general counsel reported that NYMEX Holdings’ investor relations group had confirmed that there was certain market speculation regarding a potential transaction. NYMEX Holdings’ general counsel also advised the executive committee that CME Group was unwilling to continue discussions and due diligence unless NYMEX Holdings agreed to negotiate exclusively with CME Group for a period of 30 days. The members of the executive committee discussed with management and representatives of NYMEX Holdings’ financial advisors the impact of entering into an exclusivity agreement with CME Group, including that the possibility of pursuing a potential transaction with CME Group would not be available absent entering into an exclusivity agreement, and issuing a press release in response to market speculation. During the meeting, representatives of Weil, Gotshal provided advice with respect to certain matters. After extensive discussion, the executive committee authorized management to enter into the exclusivity agreement and issue a press release.

On January 28, 2008, CME Group and NYMEX Holdings executed a letter agreement providing for a 30-day exclusivity period and jointly issued a press release announcing the exclusivity agreement, their preliminary discussions and the preliminary terms of the proposed transaction between CME Group and NYMEX Holdings.

Beginning on January 28, 2008 and continuing through March 16, 2008, CME Group’s and NYMEX Holdings’ representatives conducted extensive business, financial and legal due diligence and engaged in due diligence discussions with members of their respective management teams. Each of the CME Group and NYMEX Holdings due diligence teams provided CME Group’s management and the executive committee of the CME Group board of directors and NYMEX Holdings’ management and the NYMEX Holdings board of directors, respectively, with periodic updates as to the status of its diligence review and any issues raised during the review.

On January 30, 2008, at a regularly scheduled meeting of the CME Group board of directors, certain members of CME Group’s management, together with representatives of CME Group’s financial advisors and Skadden, Arps, provided an update for the board with respect to the status of the proposed transaction with NYMEX Holdings and the results of ongoing business, financial and legal due diligence. At the meeting, management and CME Group’s financial advisors reviewed the potential risks of the proposed transaction and updated the analyses previously presented to the board of the anticipated financial benefits and other terms of the transaction. In particular, management reviewed with the board its exchange ratio analysis, summary financial analysis and discounted cash flow analysis, as well as the related uncertainties and assumptions.

On January 31, 2008, the NYMEX Holdings board of directors held a special meeting during which certain members of NYMEX Holdings’ management updated the board on the status of discussions with CME Group and the due diligence review. During the meeting, representatives of Weil, Gotshal provided advice with respect to certain matters.

On February 1, 2008, members of CME Group’s management and representatives of Skadden, Arps held a telephonic meeting with members of NYMEX Holdings’ management and representatives of Weil, Gotshal to discuss the ongoing due diligence review of both companies and negotiate certain terms to be included in the

Merger Agreement, in particular with respect to provisions addressing consideration structure, prohibition on the solicitation of alternative transactions, change in board recommendation, termination rights and fees and treatment of the NYMEX Class A memberships.

On February 7, 2008, Skadden, Arps delivered to Weil, Gotshal an initial draft of the Merger Agreement. From February 7, 2008 through February 25, 2008, representatives of CME Group and NYMEX Holdings and their respective legal advisors engaged in extensive negotiations regarding the terms of the Merger Agreement and the related ancillary agreements as they continued their ongoing due diligence review.

On February 19, 2008, representatives of CME Group and NYMEX Holdings and their respective legal and financial advisors met in Chicago, Illinois to discuss several due diligence matters and the terms of the proposed transaction. During the meeting, the representatives of CME Group noted that the exclusivity agreement was due to expire on February 25, 2008 and that the parties would not have completed their due diligence or the negotiation of a definitive agreement by that date. The CME Group representatives explained that they would be unwilling to continue discussions without an exclusivity agreement in place, and therefore, recommended that the parties extend the exclusivity period. The representatives of NYMEX Holdings explained that they understood the issue and would consider CME Group’s request.

On February 20, 2008, a representative of CME Group’s management advised NYMEX Holdings’ general counsel that, as had been discussed in Chicago, in order for the parties to complete their due diligence review and their negotiations of the Merger Agreement and ancillary documents, CME Group and NYMEX Holdings should execute a letter agreement providing for an extension of the 30-day exclusivity period until March 15, 2008. CME Group’s representative explained to NYMEX Holdings’ general counsel that, as previously discussed, CME Group was unwilling to continue due diligence and negotiations of the Merger Agreement unless the exclusivity agreement was extended.

On February 25, 2008, the NYMEX Holdings board of directors held a special meeting during which certain members of NYMEX Holdings’ management updated the board on the status of discussions with CME Group and the due diligence review. NYMEX Holdings’ general counsel advised the board of the request of CME Group that the exclusivity agreement be extended until March 15, 2008. He explained that CME Group was unwilling to continue due diligence and negotiations unless the exclusivity agreement was extended. During the meeting, representatives of Weil, Gotshal provided advice with respect to certain matters. In light of the progress that had been made to date with CME Group, including with respect to the parties’ due diligence review and negotiation of the Merger Agreement, CME Group’s unwillingness to continue due diligence and negotiations without an extension of the exclusivity agreement and the fact that NYMEX Holdings had not been contacted by any third parties interested in exploring a potential transaction since the proposed transaction was first announced publicly on January 28, 2008, the board authorized NYMEX Holdings’ management to extend the exclusivity agreement until March 15, 2008. During the meeting, the board determined, following discussions with NYMEX Holdings’ management and the company’s legal and financial advisors, to engage a financial advisor to assist it in evaluating the consideration that CME Group proposed be paid to acquire the NYMEX Class A memberships.

On February 25, 2008, CME Group and NYMEX Holdings entered into a letter agreement providing for an extension of the exclusivity period until March 15, 2008. On that same day, the parties issued a press release disclosing the extension.

From February 25, 2008 through March 10, 2008, representatives of CME Group and NYMEX Holdings and their respective legal advisors continued their extensive negotiations regarding the terms of the Merger Agreement and the related ancillary agreements, in particular with respect to the provisions in the Merger Agreement addressing consideration structure, prohibition on solicitation of alternative transactions, change in board recommendation, termination rights and fees and treatment of the NYMEX Class A memberships, as they continued their ongoing due diligence review.

On February 26, 2008, CME Group completed and announced its cross-investment with BM&F pursuant to which CME Group acquired an approximately 10% equity stake in BM&F, and BM&F acquired approximately 1.19 million shares of CME Group Class A common stock.

On March 3, 2008, members of CME Group’s and NYMEX Holdings’ senior management and their respective financial advisors met in New York, New York to discuss CME Group’s 2007 year-end financial results, 2008 first-quarter financial results to date, future initiatives and growth and expense drivers.

On March 4, 2008, members of CME Group’s management and representatives from Lehman Brothers, William Blair and Skadden, Arps held a meeting to discuss the progress of negotiations to date and certain financial terms to be included in the Merger Agreement.

On March 5, 2008, members of CME Group’s senior management held a telephonic meeting with members of NYMEX Holdings’ senior management to further negotiate certain terms of the Merger Agreement and discuss the status of the parties’ respective due diligence reviews.

On March 5 and March 6, 2008, the NYMEX Holdings board of directors met to review, among other things, the status of the proposed transaction, including the due diligence review that had been conducted by CME Group and NYMEX Holdings and the negotiation of the Merger Agreement and the voting and support agreements between CME Group and each of the General Atlantic Parties and Mr. Schaeffer and Dr. Newsome. Certain members of NYMEX Holdings’ senior management first summarized for the board the due diligence review that had been conducted to date, the remaining due diligence, open issues and questions and the likely timetable for the completion of the parties’ due diligence reviews. The non-management members of the board then discussed the draft Merger Agreement, a copy of which had been provided to the board prior to the meetings. In particular, the non-management members of the board discussed the transaction structure, including the ability of NYMEX Holdings stockholders to elect to receive all cash in the transaction (subject to certain limitations), the regulatory approvals provisions, the non-solicitation provision, the composition of the CME Group board of directors following consummation of the merger, the required approvals of NYMEX Holdings stockholders and NYMEX Class A members, the treatment of NYMEX Class A members in the transaction and the status of the trading floor following consummation of the merger, the ability of each of CME Group and NYMEX Holdings to terminate the Merger Agreement, the circumstances under which each of CME Group and NYMEX Holdings would pay a termination fee and the amount of the termination fee. The NYMEX Holdings board of directors then discussed the regulatory considerations associated with the proposed transaction and the ways in which NYMEX Holdings would manage such considerations, as well as the potential timetable for consummating a transaction with CME Group. During the meeting, representatives of Weil, Gotshal provided advice with respect to certain matters. Following extensive discussion, including in executive session without the management directors, the board authorized NYMEX Holdings’ management to continue due diligence and negotiation of the Merger Agreement and gave management guidance with respect to the provisions in the draft Merger Agreement being negotiated.

On March 6, 2008, members of CME Group’s and NYMEX Holdings’ financial management teams and their respective financial advisors met in Chicago, Illinois to discuss NYMEX Holdings’ 2007 year-end financial results, 2008 first-quarter financial results to date, future initiatives and growth and expense drivers and to discuss further the information presented by CME Group at the March 3, 2008 meeting. Later that day, the executive committee of CME Group’s board of directors held a special meeting during which management briefed the executive committee on the status of the business, financial and legal due diligence review and the progress of the negotiations with NYMEX Holdings on the terms of the Merger Agreement.

On March 7, 2008, Lehman Brothers delivered to CME Group a “highly confident” letter with respect to securing financing for the cash portion of the proposed merger consideration.

On March 9, 2008, the board of directors of NYMEX Holdings and NYMEX held a special meeting to consider the proposed transaction with CME Group. At the meeting, Mr. Schaeffer and Dr. Newsome updated the board on the status of negotiations regarding the proposed transaction with CME Group. NYMEX Holdings’ general counsel then discussed with the board the open issues in the Merger Agreement and the voting and support agreements between CME Group and each of the General Atlantic Parties, Mr. Schaeffer and Dr. Newsome. Representatives of JPMorgan and Merrill Lynch then described for the board the process undertaken by each of them in performing their respective financial analyses. JPMorgan and Merrill Lynch then reviewed with the board the financial terms of the proposed transaction and reviewed the preliminary financial analyses performed by them with respect to CME Group, NYMEX Holdings and the proposed transaction, which had previously been presented to the board, including summary financial analyses, discounted cash flow analyses, comparable companies and comparable transactions analyses, contribution analyses and accretion/dilution analyses. JPMorgan and Merrill Lynch also reviewed with the board the financial projections of each of NYMEX Holdings and CME Group that had been used in their preliminary financial analyses. The board discussed with members of NYMEX Holdings’ management and representatives of JPMorgan and Merrill Lynch the increased competition in the exchange sector, the challenges that NYMEX Holdings likely would face as a stand-alone entity and NYMEX Holdings’ electronic trading agreement with CME. The board then discussed the status of the current draft of the Merger Agreement (a copy of which had been provided to the board prior to the special meeting), including certain issues about which the board had provided guidance at the prior meetings. The NYMEX Holdings board of directors then discussed the strategic rationale for the proposed transaction and the reasons for and benefits of a transaction with CME Group. During the meeting, representatives of Weil, Gotshal provided advice with respect to certain matters. Following extensive discussion, including in executive session without members of NYMEX Holdings’ management in attendance, the NYMEX Holdings board of directors gave NYMEX Holdings’ management guidance with respect to the open issues in the Merger Agreement and authorized management to continue negotiations with CME Group.

On March 10, 2008, the CME Group board of directors held a special meeting to consider the proposed transaction with NYMEX Holdings. At this meeting, management updated the board on the progress of the negotiations with NYMEX Holdings to date and reviewed the strategic rationale for pursuing the transaction, including the potential cost and revenue synergies, improvement in CME Group’s global competitive position, diversification of CME Group’s business and ability to drive the growth of NYMEX Holdings’ business. Management also discussed with the board the financing costs and risks relating to the proposed transaction and its belief that CME Group would be able to finance the cash portion of the proposed merger consideration in light of the “highly confident” letter delivered by Lehman Brothers to CME Group previously and the company’s strong cash flow, relatively low leverage and favorable credit rating. Following management’s update, the board received reports on the outcome of the due diligence effort with respect to NYMEX Holdings, including presentations from PricewaterhouseCoopers LLP on its financial due diligence analysis and from management on its operational and legal due diligence review. During the meeting, representatives of CME Group’s management reviewed with the board and the board discussed the various risks relating to the transaction and the terms of the draft Merger Agreement, including the deal structure, the financial terms, the Stock Issuance, the proposed pre-closing offer to purchase all of the NYMEX Class A memberships and the post-closing elimination of substantially all of the rights of NYMEX Class A members, post-closing governance matters, the CME Group Amended Charter, the covenants related to operations of the business prior to closing the transaction, the prohibition on solicitation of alternative transactions and change in recommendation provisions, the parties’ termination rights, CME Group’s obligation to pay NYMEX Holdings a termination fee under certain circumstances and other terms of the proposed transactions contemplated by the Merger Agreement, including timing and process for stockholder and governmental approvals and other regulatory and antitrust considerations. As part of its review of the financial terms relating to the proposed transaction, management reported on the stand-alone model projections for CME Group and NYMEX Holdings, as well as its discounted cash flow analysis, while representatives of CME Group’s financial advisors described for the board the process undertaken by each of them in performing their respective financial analyses prior to reviewing their financial analyses of the proposed transaction with the board. During the meeting, representatives of Skadden, Arps provided advice with respect to certain matters. The board then considered and discussed this information as well as the information provided at prior meetings and authorized management to continue negotiations with NYMEX Holdings.

On March 10, 2008, the board of directors of NYMEX Holdings and NYMEX held a special meeting. The management directors excused themselves for the portion of the meeting relating to the proposed transaction with CME Group. The board was updated on the negotiation of the Merger Agreement and the voting and support agreements between CME Group and each of the General Atlantic Parties and Mr. Schaeffer and Dr. Newsome. The board discussed the provisions of the draft Merger Agreement, including, in particular, the non-solicitation, termination and termination fee provisions, as well as the circumstances in which the board could change its recommendation to stockholders. In addition, there was a discussion regarding under what circumstances termination fees would be payable and the amount of such fees. The board also discussed the regulatory approvals covenant and the timetable for obtaining the required regulatory approvals. The board then discussed with NYMEX Holdings’ management and JPMorgan and Merrill Lynch recent changes in the market price for NYMEX Holdings common stock. During the meeting, representatives of Weil, Gotshal provided advice with respect to certain matters. Following extensive discussion, the board provided guidance as to the open issues in the Merger Agreement and authorized management to continue negotiations with CME Group.

From March 10, 2008 through March 16, 2008, representatives of CME Group and NYMEX Holdings and their respective legal advisors continued their extensive negotiations regarding the terms of the Merger Agreement and the related ancillary agreements, in particular with respect to the provisions in the Merger Agreement addressing prohibition on solicitation of alternative transactions, change in board recommendation, termination rights and fees and treatment of the NYMEX Class A memberships. During this period, representatives of CME Group and NYMEX Holdings, and their respective advisors, held several telephone conversations to negotiate these and other issues related to the proposed transaction.

On March 14, 2008, the board of directors of NYMEX Holdings and NYMEX held a special meeting at which Mr. Schaeffer and Dr. Newsome updated the board on the negotiations of the Merger Agreement and the voting and support agreements between CME Group and each of the General Atlantic Parties and Mr. Schaeffer and Dr. Newsome that had taken place since the last board meeting. The board then reviewed certain provisions of the Merger Agreement, including the non-solicitation provision, the regulatory approvals requirement, the treatment of the NYMEX Class A members, the conditions to consummation of the transaction, the termination provisions and the circumstances in which each of NYMEX Holdings and CME Group would pay a termination fee pursuant to the Merger Agreement. During the meeting, representatives of Weil, Gotshal provided advice with respect to certain matters. JPMorgan and Merrill Lynch then reviewed with the board their respective financial analyses regarding the proposed transaction and Sandler O’Neill reviewed with the board its financial analyses regarding the amount proposed to be paid to purchase the NYMEX Class A memberships. The board then received reports from NYMEX Holdings’ management team, JPMorgan and Merrill Lynch, Weil, Gotshal and KPMG regarding their due diligence of CME Group. Following these discussions, the board authorized NYMEX Holdings’ management to continue negotiations with CME Group.

On March 14, 2008, CME Group announced the sale of the CBOT metals complex to NYSE Euronext.

On March 16, 2008, the board of directors of NYMEX Holdings and NYMEX held a special meeting to discuss the proposed transaction with CME Group. At the meeting, Mr. Schaeffer and Dr. Newsome updated the board on the negotiations that had taken place with CME Group since the last board of directors’ meeting. The board again reviewed the terms of the proposed transaction, including the provisions of the Merger Agreement (a copy of which had been provided to the directors prior to the special meeting), including the provisions regarding non-solicitation, required regulatory approvals, the conditions to consummation of the proposed transaction, termination and the provisions governing when each of NYMEX Holdings and CME Group would be obligated to pay a termination fee. During the meeting, representatives of Weil, Gotshal provided advice with respect to certain matters. Representatives of JPMorgan and Merrill Lynch provided updates to the board of their respective financial analyses, including a review of financial projections of NYMEX Holdings and CME Group. Each of JPMorgan and Merrill Lynch then provided its opinion, which was subsequently confirmed in writing, that as of the date of its opinion and based upon and subject to the assumptions, conditions, limitations and other matters discussed and ultimately set forth in its written opinion, the consideration to be paid by CME Group to the holders of shares of NYMEX Holdings common stock in the proposed transaction was fair to the holders of NYMEX Holdings common stock from a financial point of view. Sandler O’Neill then provided the board with an update of its financial analyses regarding the NYMEX Class A memberships, which previously had been presented to the board, and provided its opinion, which was subsequently confirmed in writing, that, as of the date of the opinion and based upon and subject to the assumptions, factors, conditions, procedures, limitations and other matters discussed and ultimately set forth in its written opinion, the consideration of $500 million in the aggregate to be paid to the holders of NYMEX Class A memberships was fair to NYMEX Holdings from a financial point of view. Following extensive discussion of the proposed transaction, including the terms of the Merger Agreement and the analyses and opinions provided by NYMEX Holdings’ financial advisors, the NYMEX Holdings board of directors determined by unanimous vote of the directors that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement were advisable, fair to and in the best interests of NYMEX Holdings and its stockholders, approved the Merger Agreement, the merger, the voting and support agreements between CME Group and each of the General Atlantic Parties and Mr. Schaeffer and Dr. Newsome, the membership purchase offer and the other transactions contemplated by the Merger Agreement, authorized management to enter into the Merger Agreement, resolved to submit the Merger Agreement to NYMEX Holdings stockholders for adoption and recommended that NYMEX Holdings stockholders adopt the Merger Agreement, while the NYMEX board of directors unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, authorized NYMEX to enter into the Merger Agreement and determined that the NYMEX Charter Amendment and the NYMEX Bylaws Amendment were advisable.

On March 16, 2008, the CME Group board of directors held another special meeting at which Messrs. Duffy and Donohue updated the board on the negotiations that had taken place with NYMEX Holdings since the last board meeting. The board and management discussed financing alternatives for the proposed transaction in the context of the current condition of the debt markets and reviewed updates to the principal terms of the transaction since the last board meeting, including with respect to terms relating to the regulatory process and approvals, financing, the prohibition on solicitation of alternative transactions, termination terms of the Merger Agreement and CME Group’s obligation to pay NYMEX Holdings a termination fee under certain circumstances. The board and management also discussed the CME Group Amended Charter and the Stock Issuance. Representatives of CME Group’s financial advisors each provided updates on their respective analyses, reviewed the stand-alone model projections for CME Group and NYMEX Holdings previously presented to the board and verbally stated their opinions (subsequently confirmed in writing) that as of the date of their opinions and based upon and subject to the assumptions, factors, conditions, procedures, limitations and other matters discussed and ultimately set forth in their written opinions, the consideration to be paid for each outstanding share of NYMEX Holdings common stock, taken in the aggregate, by CME Group in the proposed transaction was fair to the company, from a financial point of view. In addition, the board reviewed recent events in the financial and banking markets that had affected adversely certain CME Group and NYMEX Holdings customers, the impact of such events on CME Group and NYMEX Holdings individually and as part of the global derivatives industry and the advisability of proceeding with the proposed transaction in such environment. During the meeting, representatives of Skadden, Arps provided advice with respect to certain matters. Following deliberations and reviewing all aspects of the proposed transaction as presented to the board at this meeting and prior meetings and considering risks due to the current economic environment, the board determined by unanimous vote of the directors present (Myron S. Scholes was the only director of CME Group not present at the time of the vote) that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement were advisable, fair to and in the best interests of CME Group and its stockholders and then approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, determined that the CME Group Amended Charter and the Stock Issuance were advisable, authorized management to enter into the Merger Agreement, resolved to submit the CME Group Amended Charter and the Stock Issuance to CME Group stockholders for approval and recommended that CME Group stockholders approve the CME Group Amended Charter and the Stock Issuance.

In the early morning of March 17, 2008, representatives of CME Group and each of the General Atlantic Parties and Mr. Schaeffer and Dr. Newsome executed the voting and support agreements and representatives of CME Group and NYMEX Holdings executed the Merger Agreement. CME Group and NYMEX Holdings announced the transaction through the issuance of a joint press release prior to the open of the U.S. financial markets on that day.

CME Group’s Reasons for the Merger; Recommendation of CME Group’s Board of Directors

On March 16, 2008, CME Group’s board of directors approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement and determined that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of CME Group and its stockholders. CME Group’s board of directors recommends that CME Group stockholders vote “FOR” the proposal to approve the CME Group Amended Charter and “FOR” the proposal to approve the Stock Issuance.

In reaching its decision to approve the Merger Agreement and recommend that its stockholders approve the CME Group Amended Charter and approve the Stock Issuance, CME Group’s board of directors considered a number of factors, including the ones discussed in the following paragraphs. In light of the number and wide variety of factors considered in connection with its evaluation of the transaction, CME Group’s board of directors did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its determination. Rather, CME Group’s board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by or at the direction of, CME Group’s board of directors. In addition, individual directors may have given different weight to different factors. This explanation of CME Group’s reasons for the proposed merger with NYMEX Holdings and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements” beginning on page 41.

In arriving at its determination, CME Group’s board of directors consulted with CME Group’s management and its financial and legal advisors and considered a number of factors, including the following material factors, which CME Group’s board of directors viewed as generally supporting its determination:

•

the current environment in the global derivatives industry, including the trend of consolidation and increased competition, and the likely effect of these factors on CME Group in light of, and in the absence of, the proposed transaction;

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the fact that CME Group would continue to be the world’s most diverse global exchange, with greater financial, operational and other resources to compete against other U.S. and foreign exchanges and the over-the-counter market in a rapidly changing and global industry;

•	the fact that the transaction would provide the ability to leverage CME Group’s scalable business model;

•	the fact that CME Group stockholders immediately prior to the merger will own at least approximately 81% of CME Group immediately following the merger;

•

the fact that the merger consideration represented a premium to NYMEX Holdings stockholders of approximately 15.8% based on the closing prices of CME Group Class A common stock and NYMEX Holdings common stock on January 24, 2008 (two trading days prior to the date on which NYMEX Holdings and CME Group publicly announced they were engaged in preliminary discussions and the preliminary terms of the proposed transaction);

•

the fact that the complementary nature of the product offerings, business models, processes and structures of CME Group and NYMEX Holdings could result in significant cost savings to both customers and CME Group, including an expected $60 million in cost synergies and additional growth opportunities;

•

the fact that joining with NYMEX Holdings will further build CME Group’s presence in New York, and in locations where energy and metals products are central to risk management strategies, particularly in the Middle East and Asia;

•	the fact that the combination of CME Group’s distribution network and NYMEX Holdings’ exchange-traded and over-the-counter products could position the company for future growth;

•

the fact that CME Group would have greater financial, operational and technical resources to develop innovative new products, technologies and functionality to meet the risk-management needs of CME Group’s customers, grow trading volume and increase global expansion;

•	the ability to extend the benefits of the parties’ existing technology services agreement;

•

the financial analyses presented by Lehman Brothers, Goldman Sachs and William Blair, CME Group’s financial advisors, to the CME Group board of directors, and their respective opinions, each delivered orally to the CME Group board of directors on March 16, 2008 and subsequently confirmed in writing on March 16, 2008, March 17, 2008 and March 16, 2008, respectively, to the effect that, as of that date, and subject to and based on the qualifications and assumptions set forth in their respective opinions, the consideration to be paid by CME Group in the merger was fair, from a financial point of view, to CME Group (see the sections entitled “—Opinion of Lehman Brothers, Financial Advisor to CME Group,” beginning on page 73, “—Opinion of Goldman Sachs, Financial Advisor to CME Group” beginning on page 80 and “—Opinion of William Blair, Financial Advisor to CME Group” beginning on page 91);

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information concerning CME Group’s and NYMEX Holdings’ respective businesses, prospects, financial condition and results of operations, management and competitive position, including information contained in public reports concerning results of operations for the most recent fiscal year and fiscal quarters, as well as projections prepared by CME Group’s management of each party’s future financial performance;

•	current financial market conditions and historical market prices, volatility and trading information with respect to CME Group Class A common stock and NYMEX Holdings common stock;

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the fact that the proposed pre-closing offer to purchase all of the NYMEX Class A memberships and the post-closing changes to the rights of NYMEX Class A members would give CME Group flexibility to operate the business consistently with CME Group’s business model following the merger;

•

the fact that shares of common stock of NYMEX Holdings representing approximately 6.6% of its total voting power are committed to vote in favor of the adoption of the Merger Agreement and the other transactions contemplated by the Merger Agreement (see “The Voting and Support Agreements” beginning on page 153);

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the results of business, legal and financial due diligence investigations of NYMEX Holdings conducted by CME Group’s management and legal and financial advisors, and the resulting conclusions by the parties conducting the due diligence investigations;

•

the belief, taking into account a “highly confident” letter delivered to CME Group by Lehman Brothers and CME Group’s relatively low leverage, strong cash flow and favorable credit rating, that CME Group will be able to finance the cash portion of the merger consideration on terms acceptable to the CME Group board of directors and repay the assumed debt in due course;

•	the belief that the terms of the Merger Agreement, including the parties’ respective representations, warranties and covenants, are reasonable; and

•	the fact that upon termination of the Merger Agreement under specified circumstances, NYMEX Holdings may be required to pay CME Group a termination fee of $308.1 million.

In addition to the factors described above, the CME Group board of directors identified and considered a variety of risks and potentially negative factors in its deliberations concerning the merger, including:

•

the possibility that the merger might not be completed as a result of the failure of one or more conditions to the merger, or that completion of the merger might be unduly delayed or subject to adverse conditions that may be imposed by governmental authorities;

•	the effect of the public announcement of the merger on CME Group’s revenues, operating results, stock price, customers, suppliers, employees and other constituencies;

•	the possibility of management and employee disruption associated with the transaction and the integration of the two companies’ operations;

•	the risk that the potential benefits sought in the merger might not be fully realized;

•

the risk that the operations of the two companies might not be successfully integrated or integrated in a timely manner, and the possibility of not achieving the anticipated synergies and other benefits sought to be obtained in the merger;

•	the substantial costs to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

•	the fact that upon termination of the Merger Agreement under specified circumstances, CME Group may be required to pay NYMEX Holdings a termination fee of $308.1 million;

•	the need to obtain approvals from CME Group stockholders, NYMEX Holdings stockholders and NYMEX Class A members in order to complete the transaction;

•	the need for NYMEX to purchase at least 75% of the NYMEX Class A memberships in the membership purchase offer in order to complete the transaction;

•

the interests that certain executive officers and directors of CME Group may have with respect to the merger in addition to their interests as CME Group stockholders generally, as described in the section entitled “—Interests of CME Group Executive Officers and Directors in the Merger” beginning on page 119;

•

the fact that certain senior executives of NYMEX Holdings would receive substantial payments in connection with the merger, and that NYMEX Holdings would also be obligated to make gross-up payments to those executives for the amount of certain taxes resulting from some of these payments (see “—Interests of NYMEX Holdings Executive Officers and Directors in the Merger” beginning on page 119);

•	the fact that the closing of the merger is not conditioned on CME Group’s ability to find suitable financing for the cash consideration;

•	the fact that turmoil in the debt markets has resulted in higher interest rates, more onerous covenants and greater difficulty in securing financing;

•	the fact that recent events in the financial and banking markets have affected adversely certain CME Group and NYMEX Holdings customers; and

•	various other risks associated with the merger and NYMEX Holdings’ business and CME Group set forth under the section entitled “Risk Factors” beginning on page 32.

The foregoing discussion of the material factors considered by the CME Group board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the CME Group board of directors.

NYMEX Holdings’ Reasons for the Merger; Recommendation of NYMEX Holdings’ Board of Directors

On March 16, 2008, NYMEX Holdings’ board of directors, by unanimous vote, approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement and determined that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of NYMEX Holdings and its stockholders. NYMEX Holdings’ board of directors unanimously recommends that NYMEX Holdings stockholders vote “FOR” the adoption of the Merger Agreement at the special meeting of NYMEX Holdings stockholders.

In reaching its decision to approve the Merger Agreement and recommend that its stockholders adopt the Merger Agreement, NYMEX Holdings’ board of directors considered a number of factors, including the ones discussed in the following paragraphs. In light of the number and wide variety of factors considered in connection with its evaluation of the transaction, NYMEX Holdings’ board of directors did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its determination. Rather, the NYMEX Holdings board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by or at the direction of, NYMEX Holdings’ board of directors. In addition, individual directors may have given different weight to different factors. This explanation of NYMEX Holdings’ reasons for the proposed merger with CME Group and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements” beginning on page 41.

In arriving at its determination, NYMEX Holdings’ board of directors consulted with NYMEX Holdings’ management and its financial and legal advisors and considered a number of factors, including the following material factors, which NYMEX Holdings’ board of directors viewed as generally supporting its determination:

•	the ability of NYMEX Holdings stockholders to participate in the future growth of a globally competitive, diversified company;

•

the opportunity for NYMEX Holdings stockholders to elect to receive cash and/or stock consideration, which will enable many stockholders to receive immediate cash value while those stockholders who wish to continue to participate in CME Group post-merger will have the chance to do so, subject to the proration provisions of the Merger Agreement;

•

the expectation that the exchange of NYMEX Holdings common stock for CME Group Class A common stock, in the merger, generally would be nontaxable to NYMEX Holdings stockholders to the extent of the CME Group Class A common stock they receive;

•

historical and current information concerning CME Group’s business, financial performance and condition, operations, management, competitive position and prospects, before and after giving effect to the merger and the merger’s potential effect on stockholder value;

•

the fact that CME Group is the world’s most diverse global exchange, with greater financial, operational and other resources to compete against other U.S. and foreign exchanges and the over-the-counter market in a rapidly changing industry;

•

the fact that NYMEX Holdings stockholders immediately prior to the merger will own approximately 18.6% of CME Group immediately following the merger and will therefore participate meaningfully in the significant opportunities for long-term growth of CME Group;

•

the opinion of JPMorgan to the effect that, as of March 16, 2008 and based upon and subject to the factors, limitations and assumptions set forth therein, the merger consideration to be received by NYMEX Holdings stockholders was fair, from a financial point of view, to NYMEX Holdings stockholders (see “—Opinion of JPMorgan, Financial Advisor to NYMEX Holdings” beginning on page 98);

•

the opinion of Merrill Lynch to the effect that, as of March 16, 2008 and based upon and subject to the factors, limitations and assumptions set forth therein, the merger consideration to be received by NYMEX Holdings stockholders was fair, from a financial point of view, to NYMEX Holdings stockholders (see “—Opinion of Merrill Lynch, Financial Advisor to NYMEX Holdings” beginning on page 106);

•

the opinion of Sandler O’Neill to the effect that, as of March 16, 2008 and based upon and subject to the factors, limitations and assumptions set forth therein, the offer price for the NYMEX Class A memberships was fair, from a financial point of view, to NYMEX Holdings (see “—Opinion of Sandler O’Neill, Financial Advisor to NYMEX Holdings” beginning on page 114);

•

information concerning NYMEX Holdings’ and CME Group’s respective businesses, prospects, financial condition and results of operations, management and competitive position, including information contained in public reports concerning results of operations for the most recent fiscal year and fiscal quarters, as well as each party’s projected financial performance;

•

the opportunity for NYMEX Holdings stockholders to benefit from any increase in the trading price of CME Group common stock between the announcement of the Merger Agreement and the completion of the merger;

•

the results of business, legal and financial due diligence investigations of CME Group conducted by NYMEX Holdings’ management and legal and financial advisors, and the resulting conclusions by the parties conducting the due diligence investigations;

•	current financial market conditions and historical market prices, volatility and trading information with respect to CME Group Class A common stock and NYMEX Holdings common stock;

•

the results of business, legal and financial due diligence investigations of CME Group conducted by NYMEX Holdings’ management and legal and financial advisors, and the resulting conclusions by the parties conducting the due diligence investigations;

•

the belief, taking into account a “highly confident” letter delivered to CME Group by Lehman Brothers and CME Group’s relatively low leverage, strong cash flow and favorable credit rating, that CME Group will be able to finance the cash portion of the merger consideration on terms acceptable to the CME Group board of directors and repay the assumed debt in due course; and

•	the belief that the terms of the Merger Agreement, including the parties’ respective representations, warranties and covenants, are reasonable.

In addition to the factors described above, the NYMEX Holdings board of directors identified and considered a variety of risks and potentially negative factors in its deliberations concerning the merger, including:

•

the possibility that the merger might not be completed as a result of the failure of one or more conditions to the merger, or that completion of the merger might be unduly delayed or subject to adverse conditions that may be imposed by governmental authorities;

•	the effect of the public announcement of the merger on CME Group’s revenues, operating results, stock price, customers, suppliers, employees and other constituencies;

•	the possibility of management and employee disruption associated with the transaction and the integration of the two companies’ operations;

•	the fact that upon termination of the Merger Agreement under specified circumstances, NYMEX Holdings may be required to pay CME Group a termination fee of $308.1 million;

•	the need to obtain approvals from CME Group stockholders, NYMEX Holdings stockholders and NYMEX Class A members in order to complete the transaction;

•	the need for NYMEX to purchase at least 75% of the NYMEX Class A memberships in the membership purchase offer in order to complete the transaction; and

•

the interests that certain executive officers and directors of NYMEX Holdings may have with respect to the merger in addition to their interests as NYMEX Holdings stockholders generally, as described in the section entitled “—Interests of NYMEX Holdings Executive Officers and Directors in the Merger” beginning on page 119.

Opinion of Lehman Brothers, Financial Advisor to CME Group

In August 2007, the CME Group board of directors engaged Lehman Brothers to act as its financial advisor with respect to pursuing a strategic combination with NYMEX Holdings. On March 16, 2008, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing) to the CME Group board of directors that as of such date and, based upon and subject to the matters stated in its opinion, from a financial point of view, the consideration to be paid by CME Group to the NYMEX Holdings stockholders in the merger was fair to CME Group.

The full text of Lehman Brothers’ written opinion, dated March 16, 2008 is attached as Annex B to this joint proxy statement/prospectus. Stockholders are encouraged to read Lehman Brothers’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any stockholder as to how that stockholder should vote or act with respect to the proposed merger or any other matters described in this joint proxy statement/prospectus. The following is a summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the CME Group board of directors in connection with its consideration of the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers’ opinion does not address, CME Group’s underlying business decision to proceed with or effect the merger.

In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

•	the Merger Agreement and the specific terms of the merger, including the pre-closing membership purchase offer by NYMEX;

•

publicly available information concerning CME Group and NYMEX Holdings that Lehman Brothers believed to be relevant to its analysis, including certain periodic reports filed by CME Group and NYMEX Holdings, including their most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q;

•

financial and operating information with respect to the business, operations and prospects of NYMEX Holdings furnished to Lehman Brothers by NYMEX Holdings and CME Group, including (i) financial projections of NYMEX Holdings prepared by the management of NYMEX Holdings and (ii) financial projections of NYMEX Holdings prepared by the management of CME Group;

•

financial and operating information with respect to the businesses, operations and prospects of CME Group furnished to Lehman Brothers by CME Group, including (i) financial projections of CME Group prepared by the management of CME Group and (ii) the amounts and timing of certain cost savings and revenue synergies expected by the management of CME Group to result from the merger;

•

trading histories of CME Group Class A common stock and of NYMEX Holdings common stock from November 16, 2006 to March 14, 2008 and a comparison of each of their trading histories with those of other companies that Lehman Brothers deemed relevant;

•	the relative contributions of CME Group, on the one hand, and NYMEX Holdings, on the other hand, to the current and future financial performance of the combined company on a pro forma basis;

•	a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

•	the potential pro forma financial impact of the merger on the future financial performance of CME Group, including the expected cost savings and revenue synergies;

•

a comparison of the historical financial results and present financial condition of CME Group and NYMEX Holdings with each other and with those of other companies that Lehman Brothers deemed relevant; and

•	published estimates by independent equity research analysts with respect to the future financial performance of CME Group and NYMEX Holdings.

In addition, Lehman Brothers had discussions with the managements of CME Group and NYMEX Holdings concerning their respective businesses, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the managements of CME Group and NYMEX Holdings that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of CME Group and NYMEX Holdings, upon advice of CME Group and NYMEX Holdings, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of CME Group and NYMEX Holdings as to their respective future financial performance and that they would perform substantially in accordance with such projections. With respect to the operating synergies and strategic benefits expected by the management of CME Group to result from a combination of the businesses of CME Group and NYMEX Holdings, upon advice of CME Group and NYMEX Holdings, Lehman Brothers assumed that such estimated operating synergies and strategic benefits will be achieved substantially in accordance with such expectations. In arriving at its opinion, Lehman Brothers did not conduct or obtain any evaluations or appraisals of the assets or liabilities of CME Group or NYMEX Holdings, nor did it conduct a physical inspection of the properties and facilities of CME Group and NYMEX Holdings. Lehman Brothers’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, March 16, 2008.

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The CME Group board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with CME Group and the exchange industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the CME Group board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers, based on its experience with companies in the exchange industry, reviewed and compared specific financial and operating data relating to NYMEX Holdings with selected companies that Lehman Brothers deemed comparable to NYMEX Holdings, including:

•	Australian Stock Exchange Limited

•	Bolsa de Mercadorias & Futuros—BM&F S.A.

•	Bolsas y Mercados Españoles S.A.

•	Bovespa Holding S.A.

•	Bursa Malaysia Berhad

•	CME Group Inc.

•	Deutsche Börse AG

•	Hong Kong Exchanges and Clearing Limited

•	IntercontinentalExchange, Inc.

•	London Stock Exchange plc

•	NASDAQ OMX Group, Inc.

•	NYSE Euronext

•	Singapore Exchange Ltd.

•	TSX Group, Inc.

As part of its comparable company analysis, Lehman Brothers calculated and analyzed NYMEX Holdings’ and each comparable company’s ratio of current stock price to its projected earnings per share (commonly referred to as a “price earnings ratio,” or “P/E”). Lehman Brothers also calculated and analyzed various financial multiples, including NYMEX Holdings’ and each comparable company’s enterprise value to certain historical financial criteria such as revenue and earnings before interest, taxes, depreciation and amortization, or “EBITDA.” The enterprise value of each company was obtained by adding its short- and long-term debt to the sum of the market value of its common equity, and subtracting its cash and cash equivalents. For the comparable companies, these calculations were performed based on publicly available financial data (including Wall Street consensus estimates per the Institutional Brokers Estimate System, or “IBES,” database) and closing prices as of March 14, 2008, the last trading date prior to the delivery of Lehman Brothers’ opinion. For the NYMEX Holdings implied share price, the calculations were based on financial projections prepared by CME Group management.

The following table sets forth the results of this analysis.

Comparable Companies at March 14, 2008 Closing Prices
	Range	Median
Ratio of Price to:
Calendar Year 2008 Estimated Earnings	25.0x – 37.0x	26.4x
Calendar Year 2009 Estimated Earnings	20.1x – 26.5x	20.4x

Ratio of Enterprise Value to:
Calendar Year 2008 Estimated Revenue	10.2x – 19.5x	11.4x
Calendar Year 2009 Estimated Revenue	9.0x – 14.1x	9.3x

Ratio of Enterprise Value to:
Calendar Year 2008 Estimated EBITDA	15.0x – 29.2x	15.2x
Calendar Year 2009 Estimated EBITDA	11.7x – 19.8x	12.3x

Lehman Brothers selected the comparable companies above because their businesses and operating profiles are reasonably similar to those of NYMEX Holdings. However, because of the inherent differences between the business, operations and prospects of NYMEX Holdings and the businesses, operations and prospects of the selected comparable companies, no comparable company is exactly the same as NYMEX Holdings. Therefore,

Lehman Brothers believed that it was inappropriate to, and therefore did not rely solely on the quantitative results of the comparable company analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of NYMEX Holdings and the companies included in the comparable company analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between CME Group and NYMEX Holdings and the companies included in the comparable company analysis.

Based on this analysis, Lehman Brothers derived a reference range for the implied share price of NYMEX of approximately $86.75 to $108.50 per share.

Comparable Transaction Analysis

Using publicly available information, Lehman Brothers reviewed and compared the purchase prices and financial multiples paid in 25 acquisitions of companies that Lehman Brothers, based on its experience with merger and acquisition transactions, deemed relevant to arriving at its opinion. Lehman Brothers chose the transactions used in the comparable transaction analysis based on the similarity of the target companies in the transactions to NYMEX Holdings in the size, mix, margins and other characteristics of their businesses. Lehman Brothers referenced the following transactions:

•	NYSE Euronext / American Stock Exchange

•	TSX Group, Inc. / Montreal Exchange Inc.

•	The Nasdaq Stock Market, Inc. / Philadelphia Stock Exchange

•	TradeWeb Group LLC / Thompson Corp.

•	London Stock Exchange Group plc / Borsa Italiana S.p.A.

•	The NASDAQ Stock Market, Inc. / OMX AB

•	Eurex / International Securities Exchange Holdings, Inc.

•	State Street Corp. / Currenex Inc.

•	Chicago Mercantile Exchange Holdings Inc. / CBOT Holdings, Inc.

•	IntercontinentalExchange, Inc. / New York Board of Trade, Inc.

•	NYSE Group, Inc. / Euronext N.V.

•	ICAP plc / EBS Group Limited

•	Australian Stock Exchange Limited / SFE Corporation Limited

•	The Nasdaq Stock Market, Inc. / Instinet Group Incorporated

•	New York Stock Exchange, Inc. / Archipelago Holdings, Inc.

•	OMHEX / Copenhagen Stock Exchange

•	Thomas H. Lee Partners LP / Refco Inc.

•	The Nasdaq Stock Market, Inc. / Brut LLC

•	Clearnet, LCH / The London Clearing House Limited

•	Bank of New York Company, Inc. / Pershing LLC

•	ICAP plc / BrokerTec LLC

•	Instinet Corporation / Island ECN, Inc.

•	Deutsche Börse AG / Clearstream Banking AG

•	Euronext N.V. / London International Financial Futures and Options Exchange

•	IntercontinentalExchange, Inc. / International Petroleum Exchange of London, Ltd.

Lehman Brothers selected an equity value per share multiple range of 45.0x to 52.5x the historical earnings per share, or “EPS,” for the last 12 months ended December 31, 2007, or “LTM,” based on average P/E multiples, consideration type and judgmental impact of cycle timing. However, no company or transaction utilized in the precedent transaction analysis is identical to NYMEX Holdings or the merger. Based on the range of equity value per share multiples and using the financial projections of NYMEX Holdings prepared by the management of CME Group, the implied share price range of NYMEX Holdings on March 16, 2008 was $106.25 to $124.00 per share.

Transaction Premium Analysis

Lehman Brothers reviewed the premium paid for mergers and acquisitions of U.S. public companies with values between $7.5 billion and $15 billion from 2002 to 2007. Lehman Brothers calculated the premium per share paid by the acquiror compared to the share price of the target company prevailing (i) one day, (ii) one week and (iii) four weeks prior to the announcement of the transaction. This analysis produced the following median premiums and implied equity values for NYMEX Holdings:

	Period Prior to Announcement
	One Day	One Week	Four Weeks
NYMEX Holdings share price	$107.16	$97.30	$132.08
Median premiums	12.7%	16.2%	29.1%
Implied equity values per share	$120.77	$113.06	$170.52

Based on this analysis, Lehman Brothers derived a range for the implied share price of NYMEX Holdings of approximately $139.00 to $151.25 per share based on a selected premium range of 15% to 25% and the 30-day average trading price as of January 24, 2008, the day on which the preliminary agreement was reached between CME Group and NYMEX Holdings.

NYMEX Discounted Cash Flow Analysis

As part of its analysis, and in order to estimate the present value of NYMEX Holdings common stock on a standalone basis, Lehman Brothers also prepared a ten-year discounted cash flow analysis for NYMEX Holdings, calculated as of January 1, 2008, of after-tax unlevered free cash flows for fiscal years 2008 through 2017 based upon estimated financial data for NYMEX Holdings prepared by CME Group management.

Based upon projected financial results for NYMEX Holdings prepared by CME Group management, Lehman Brothers estimated a range of terminal values by applying perpetuity growth rates of 3.5% to 4.5% to 2018 estimated unlevered free cash flow. Lehman Brothers discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 10.5% to 11.0%. The discount rates utilized in this analysis were chosen by Lehman Brothers based on its expertise and experience with the exchange industry and also on an analysis of the weighted average cost of capital of NYMEX Holdings and other comparable companies. Lehman Brothers calculated per share equity values by first determining a range of enterprise values of NYMEX Holdings by adding the present values of the after-tax unlevered free cash flows and perpetuity growth rates and discount rate scenario, and then subtracting from the enterprise values the net debt (which is total debt less cash) and non-operating assets of NYMEX Holdings, and dividing those amounts by the number of fully diluted shares of NYMEX Holdings.

Based on the projections and assumptions set forth above, the discounted cash flow analysis of NYMEX Holdings yielded an implied valuation range of NYMEX Holdings common stock on a standalone basis of $116.50 to $142.50 per share.

In addition, Lehman Brothers performed a discounted cash flow analysis to calculate an implied valuation range of the unlevered, after-tax free cash flows for NYMEX Holdings, including the expected cost savings and revenue synergies generated by the transaction. After taking into account a range of 50% to 100% of the expected cost savings and revenue synergies estimated by CME Group management, Lehman Brothers applied a range of perpetuity growth rates of 3.5% to 4.5% and discounted the unlevered free cash flows and the estimated terminal value to present values at a range of discount rates from 10.5% to 11.0%.

Based on the projections and assumptions set forth above, the discounted cash flow analysis of NYMEX Holdings, including the expected cost savings and revenue synergies, yielded an implied valuation range of NYMEX Holdings common stock of $119.75 to $149.00 per share.

Contribution Analysis

Lehman Brothers analyzed the respective contributions of CME Group and NYMEX Holdings based on historical financial information for the 12 months ended December 31, 2007 and CME Group management estimates for 2008, 2009 and 2010 revenues, EBITDA, pre-tax income and net income of CME Group and NYMEX Holdings. In addition, Lehman Brothers also evaluated the contributions of CME Group and NYMEX Holdings, attributing the expected cost savings and revenue synergies generated by the transaction to NYMEX Holdings.

Based on this analysis, Lehman Brothers derived a range for NYMEX Holdings’ contribution of approximately 23% to 27%. By comparison, NYMEX Holdings stockholders will receive 18.6% pro forma ownership of the combined entity on a fully diluted basis, assuming cash consideration of $3.4 billion in aggregate. NYMEX Holdings stockholders would receive an implied pro forma ownership of 26.2% if the merger consideration were hypothetically 100% stock. Based on the contribution range, the implied share prices of NYMEX on March 16, 2008 were $78.25 to $106.00 per share.

Pro Forma Analysis

In order to evaluate the estimated ongoing impact of the merger, Lehman Brothers analyzed the pro forma earnings effect of the merger from the perspective of CME Group stockholders. The pro forma earnings effect analysis was performed in order to assess the impact of the merger on earnings per share from the perspective of CME Group stockholders. For the purposes of this analysis, Lehman Brothers assumed (i) a $100.30 per-share price for NYMEX Holdings common stock acquired pursuant to the terms of the transaction, (ii) a $486.05 per-share price for CME Group Class A common stock (the closing market price per share on March 14, 2008), (iii) a transaction structure with 64% stock and 36% cash consideration (representing the mandatory cash component of approximately $3.4 billion), (iv) financial forecasts for each company prepared by the management of CME Group and (v) cost savings and revenue synergies expected by CME Group management. Lehman Brothers estimated that, based on the assumptions described above, the pro forma impact of the transaction would be accretive to earnings per share of CME Group in calendar year 2010. The financial forecasts that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

Returns Analysis

In order to evaluate the estimated return on an investment in NYMEX Holdings from the perspective of CME Group’s stockholders, Lehman Brothers calculated the internal rate of return on an investment in NYMEX Holdings. For the purposes of this analysis, Lehman Brothers assumed a transaction value of $9.5 billion based on a $100.30 per share price for NYMEX Holdings common stock acquired pursuant to the terms of the transaction plus net debt of NYMEX Holdings to arrive at the initial investment value. Lehman Brothers calculated the internal rate of return on an investment in NYMEX Holdings, including expected cost savings and revenue synergies, based on (i) applying a range of terminal P/E multiples of 18.0x to 22.0x to the estimated 2018 net income and (ii) applying a range of perpetuity growth rates of 2% to 6% to the estimated 2018 unlevered free cash flow.

The following table sets forth the results of this analysis.

Return on Investment
	Range	Value
Terminal P/E Multiple	18.0x – 22.0x	19.6% – 21.8%
Perpetuity Growth Rate	2.0% – 6.0%	12.7% – 14.8%

General

In connection with the review of the merger by CME Group’s board of directors, Lehman Brothers performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Lehman Brothers considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Lehman Brothers believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Lehman Brothers may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lehman Brothers’ view of the actual value of CME Group or NYMEX Holdings. The issuance of Lehman Brothers opinion was approved by Lehman Brothers’ fairness opinion committee.

In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry risks associated with reserves, industry performance, general business and economic conditions and other matters, many of which are beyond the control of CME Group or NYMEX Holdings. Any estimates contained in Lehman Brothers’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Lehman Brothers’ analysis of the fairness from a financial point of view to CME Group of the consideration to be paid by CME Group to NYMEX Holdings stockholders in the merger and were prepared in connection with the delivery by Lehman Brothers of its opinion, dated March 16, 2008, to CME Group’s board of directors. The analyses do not purport to be appraisals or to reflect the prices at which CME Group Class A common stock or NYMEX Holdings common stock might trade following announcement of the merger or the prices at which CME Group Class A common stock might trade following consummation of the merger.

The terms of the merger were determined through arm’s length negotiations between CME Group and NYMEX Holdings and were approved by CME Group’s and NYMEX Holdings’ boards of directors. Lehman Brothers did not recommend any specific exchange ratio or form of consideration to CME Group or that any specific exchange ratio or form of consideration constituted the only appropriate consideration for the merger. Lehman Brothers’ opinion does not address the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration paid in the merger or otherwise.

Lehman Brothers’ opinion was one of the many factors taken into consideration by CME Group’s board of directors in making its determination to approve the Merger Agreement. Lehman Brothers’ analyses summarized above should not be viewed as determinative of the opinion of CME Group’s board of directors with respect to the value of CME Group or NYMEX Holdings or of whether CME Group’s board of directors would have been willing to agree to a different exchange ratio or form of consideration.

As compensation for Lehman Brothers’ services in connection with the merger, CME Group paid Lehman Brothers $5 million upon delivery of Lehman Brothers’ opinion, and compensation of an additional $18 million will be payable on completion of the merger. In addition, CME Group has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by CME Group and the rendering of the Lehman Brothers opinion.

Lehman Brothers has performed various investment banking and financial services for CME Group and NYMEX Holdings in the past, and expects to perform such services in the future, and has received, and expects to receive, customary fees for such services. Specifically, in the past two years, Lehman Brothers has performed the following investment banking and financial services: (i) acted as financial advisor for CME Holdings on its acquisition of CBOT Holdings, or the “CBOT Transaction,” and rendered fairness opinions to CME Holdings’ board of directors related to the CBOT Transaction, (ii) served as Lead Dealer Manager on CME Holdings’ tender offer to repurchase shares in connection with the CBOT Transaction, (iii) acted as agent and dealer on CME Group’s commercial paper program, (iv) acted as lead arranger and administrative agent on CME Group’s bridge loan in July 2007, (v) acted as financial advisor for CME Group on its equity exchange with Bolsa De Mercadorias & Futuros—BM&F S.A., or “BM&F,” (vi) served as arranger on CME Group’s Brazilian real hedging transaction in connection with the BM&F equity exchange, (vii) acted as financial advisor for CME Group on its acquisition of Credit Market Analysis Ltd., (viii) acted as co-manager on NYMEX Holdings’ IPO in November 2006 and (ix) acted as co-manager on NYMEX Holdings’ secondary equity offering in March 2007. In addition, Lehman Brothers has been requested by CME Group to assist and participate in any financing necessary for the consummation of the merger and in the event that Lehman Brothers participates in such financing, Lehman Brothers will receive customary fees in connection therewith. Lehman Brothers expects to provide various investment banking and financial services for CME Group in the future and expects to receive fees for such services. In addition, Lehman Brothers currently holds 17 Class B memberships in CBOT and 16 memberships in CME and 16,725 shares in CME Group. Lehman Brothers also holds four NYMEX Class A memberships and two memberships in COMEX, and owns 305,600 shares in NYMEX Holdings. In the ordinary course of its business, Lehman Brothers actively trades in the securities of CME Group and NYMEX Holdings for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

As described above, Lehman Brothers’ opinion to CME Group’s board of directors was one of many factors taken into consideration by CME Group’s board of directors in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Lehman Brothers in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion Lehman Brothers attached to this joint proxy statement/prospectus as Annex B.

Opinion of Goldman Sachs, Financial Advisor to CME Group

At the special meeting of the CME Group board of directors on March 16, 2008, Goldman Sachs rendered its oral opinion, subsequently confirmed in writing, to the CME Group board of directors that, as of that date and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in such opinion, the stock consideration, together with the cash consideration, referred to as the merger consideration, taken in the aggregate, to be paid by CME Group in respect of each share of NYMEX Holdings common stock in the merger was fair from a financial point of view to CME Group.

Goldman Sachs’ opinion noted and took into consideration the following:

•

NYMEX Holdings stockholders have a cash or stock election with respect to the merger consideration, subject to certain procedures and limitations contained in the Merger Agreement (including procedures permitting CME Group, in its sole discretion, to increase the cash consideration and decrease the stock consideration by a corresponding amount, subject to the limitations set forth in the Merger Agreement, as to which procedures and limitations Goldman Sachs did not express any opinion);

•	the cash consideration per share is equal to $36.00 plus 0.1323 times the Average CME Group Share Price for each NYMEX Holdings share;

•

the stock consideration per share consists of a number of shares of CME Group Class A common stock equal to the cash consideration per share referred to above, divided by the Average CME Group Share Price; and

•	pursuant to the membership purchase offer documents, NYMEX will effect the membership purchase offer, for an aggregate purchase price not to exceed $500 million in cash.

The full text of the written opinion of Goldman Sachs, dated March 17, 2008, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. Goldman Sachs provided its opinion for the information and assistance of the CME Group board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of CME Group Class A or Class B common stock or NYMEX Holdings common stock should vote at any stockholders’ meeting to be held in connection with, or take any action with respect to, the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs has reviewed, among other things:

•	the Merger Agreement;

•

NYMEX Holdings’ Registration Statements on Form S-1 (including the prospectuses contained therein dated November 2006 and March 2007) relating to NYMEX Holdings’ initial and follow-on offerings of NYMEX Holdings common stock;

•	the annual reports to stockholders and Annual Reports on Form 10-K of CME Group and NYMEX Holdings for the three fiscal years ended December 31, 2007;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of CME Group and NYMEX Holdings;

•	certain other communications from CME Group and NYMEX Holdings to their respective stockholders;

•	certain publicly available research analyst reports for NYMEX Holdings and CME Group;

•	certain internal financial analyses and forecasts for NYMEX Holdings prepared by its management;

•	certain internal financial analyses and forecasts for CME Group prepared by its management; and

•

certain financial analyses and forecasts for NYMEX Holdings prepared by the management of CME Group, including certain cost savings and operating synergies projected by the management of CME Group to result from the transaction.

Goldman Sachs also held discussions with members of the senior management of CME Group and NYMEX Holdings regarding their assessment of the past and current business operations, financial condition and future prospects of NYMEX Holdings and with the members of senior management of CME Group regarding their assessment of the past and current business operations, financial condition and future prospects of CME Group and the strategic rationale for, and the potential benefits of, the transaction. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of CME Group Class A common stock and the shares of NYMEX Holdings common stock, compared certain financial and stock market information for NYMEX Holdings and CME Group with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the financial exchange industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it. Goldman Sachs assumed, with the consent of the CME Group board of directors, that the financial analyses and forecasts, including the expected cost savings and operating synergies, were reasonably prepared on a basis reflecting the then best currently available estimates and judgments of the management of CME Group and that the expected cost savings and operating synergies will be realized. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of CME Group or NYMEX Holdings or any of their respective subsidiaries and no such evaluation or appraisal was furnished to Goldman Sachs. Goldman Sachs also has assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on CME Group or NYMEX Holdings or on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs has also assumed that the membership purchase offer will be consummated on the terms required by the Merger Agreement without any waiver, delay or amendment in any way meaningful to its analysis. Goldman Sachs’ opinion did not address any legal, regulatory, tax or accounting matters.

Goldman Sachs’ opinion did not address the underlying business decision of CME Group to engage in the transaction, or the relative merits of the transaction as compared to any strategic alternatives that may be available to CME Group. Goldman Sachs’ opinion addresses only the fairness to CME Group from a financial point of view, as of the date therein, of the merger consideration, taken in the aggregate, to be paid by CME Group in the transaction. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or transaction, including, without limitation, the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of CME Group or NYMEX Holdings; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of CME Group or NYMEX Holdings, or class of such persons in connection with the transaction, whether relative to the merger consideration, taken in the aggregate, to be paid in the transaction or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of CME Group Class A common stock will trade at any time. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date therein and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date therein.

Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the CME Group board of directors in connection with its consideration of the transaction and its opinion did not constitute a recommendation as to how any holder of CME Group Class A common stock should vote in respect of the transaction or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs on March 10, 2008, and subsequently updated on March 16, 2008, to the CME Group board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular form. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 16, 2008 and is not necessarily indicative of current market conditions.

Transaction Premium Analysis

Goldman Sachs calculated the implied premium over the market price at various points for each share of NYMEX Holdings common stock. In these calculations, Goldman Sachs utilized an implied transaction price per share of $100.30, which was calculated using an initial exchange ratio of 0.1323 shares of CME Group Class A common stock, cash consideration of $36.00 per share of NYMEX Holdings common stock and the CME Group Class A common stock price of $486.05 based on the March 14, 2008 closing price (the last trading day prior to the announcement of the proposed merger). Goldman Sachs compared the implied transaction price per share of $100.30 with the following prices of NYMEX Holdings common stock:

•	the closing price of $95.34 on March 14, 2008 (the last trading day prior to the announcement of the proposed merger);

•	the highest closing price of $142.12 since NYMEX Holdings’ initial public offering on November 17, 2006;

•	the closing price of $103.70 on January 24, 2008 (two trading days prior to the date on which NYMEX Holdings and CME Group publicly announced they were engaged in preliminary discussions); and

•

the average closing price for the 20 trading days up to and including January 24, 2008 (two trading days prior to the date on which NYMEX Holdings and CME Group publicly announced they were engaged in preliminary discussions).

The results of Goldman Sachs’ calculations are reflected below:

Implied Transaction Price as Premium to:
Most Recent Closing Price of NYMEX Holdings Common Stock	5.2%
High Closing Price Since NYMEX Holdings IPO	(29.4)%
Closing Price of NYMEX Holdings Common Stock Two Trading Days Prior to Announcement of Preliminary Discussions	(3.3)%
20-Trading Day Average Closing Price of NYMEX Holdings Common Stock Starting Two Trading Days Prior to Announcement of Preliminary Discussions	(14.4)%

Historical Exchange Ratio Analysis

Goldman Sachs reviewed the historical exchange ratios determined by dividing the closing price of NYMEX Holdings common stock by the closing price of CME Group Class A common stock over the period from November 17, 2006, the date of NYMEX Holdings’ initial public offering, through and including March 14, 2008, the last trading day prior to the announcement of the proposed merger. Goldman Sachs compared the results of this analysis against the implied exchange ratio of 0.2064x, which is based on the implied transaction price per share of NYMEX Holdings common stock of $100.30 and the closing price for CME Group Class A common stock as of March 14, 2008 of $486.05. The following table presents the results of these calculations:

Historical Implied Exchange Ratios of NYMEX Holdings Common Stock to CME Group Class A Common Stock
March 14, 2008	0.1962x
High	0.2572x
Low	0.1633x
Average	0.2189x

Historical Price / Next Twelve Months Estimated Earnings Per Share Analysis

Goldman Sachs reviewed and compared the historical daily closing share prices as a multiple of the next twelve months EPS estimates (based on market data from FactSet and median EPS estimates from IBES) for the period from March 7, 2003 through and including March 7, 2008 of NYMEX Holdings common stock and CME Group Class A common stock, IntercontinentalExchange, Inc., or “ICE,” common stock, and indices named “U.S. Cash Exchanges Index” and “Selected International Exchanges Index” comprised of the following publicly traded exchanges:

U.S. Cash Exchanges Index	Selected International Exchanges Index
NYSE Euronext	Deutsche Börse AG
NASDAQ OMX Group, Inc.	Hong Kong Exchanges & Clearing Limited
Bovespa Holding SA
London Stock Exchange Group plc
Singapore Exchange Limited
ASX Limited
Bolsas y Mercados Espanoles SA
TSX Group, Inc.

The results of the analyses are summarized below:

Average Price / Next Twelve Months EPS (1)(2)
	2003	2004	2005	2006	2007	2008
CME Group	17.2x	23.7x	29.2x	36.1x	34.3x	28.4x
NYMEX Holdings	—	—	—	42.8x	41.8x	28.0x
ICE	—	—	—	35.7x	35.1x	27.0x
U.S. Cash Exchanges Index	—	26.0x	33.0x	34.8x	25.6x	20.7x
Selected International Exchanges Index	16.8x	17.1x	19.5x	22.9x	21.7x	20.0x
(1)	All 2008 information is presented as of March 7, 2008 year-to-date.
(2)	Based on market data from FactSet and median EPS estimates from IBES.

Selected Exchanges Analysis

Goldman Sachs reviewed and compared certain financial information for NYMEX Holdings to corresponding publicly available financial information, ratios and multiples for selected peer exchanges in three categories: (i) U.S. derivatives exchanges, which is comprised of NYMEX Holdings, CME Group and ICE, (ii) the exchanges comprising the U.S. Cash Exchanges Index and (iii) the exchanges comprising the Selected International Exchanges Index. Although none of the selected exchanges is directly comparable to NYMEX Holdings, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of NYMEX Holdings.

The multiples and ratios of the selected exchanges were based on market data as of March 14, 2008, information obtained from publicly available information and estimates from IBES. The multiples and ratios were calculated on a fully diluted basis. With respect to NYMEX Holdings, CME Group and the selected exchanges, Goldman Sachs calculated the following:

•	enterprise value as a multiple of LTM EBITDA;

•	enterprise value as a multiple of 2008E and 2009E EBITDA; and

•	the price earnings ratio for 2008E and 2009E.

	Enterprise Value/ EBITDA (1)			Calendarized P/E Multiples (1)
	LTM	2008	2009	2008	2009
NYMEX Holdings	20.8x	13.9x	11.6x	26.7x	20.7x
CME Group	18.1x	13.8x	11.5x	25.0x	19.9x
U.S. Derivatives Exchanges
Low	18.1x	13.8x	11.5x	25.0x	19.9x
Median	20.8x	13.9x	11.6x	26.2x	20.2x
High	23.9x	15.6x	12.6x	26.7x	20.7x
U.S. Cash Exchanges Index
Low	13.9x	10.2x	8.8x	18.0x	14.4x
Median	14.2x	11.2x	9.9x	18.4x	15.4x
High	14.5x	12.3x	11.0x	18.9x	16.4x
Selected International Exchanges Index
Low	10.7x	7.3x	7.2x	12.0x	11.6x
Median	15.0x	11.2x	10.1x	15.6x	13.9x
High	21.2x	17.2x	16.6x	25.5x	19.7x
(1)	Based on publicly available information and median estimates from IBES.

Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis, using CME Group management’s projections for NYMEX Holdings, to determine ranges of implied present values per share of NYMEX Holdings common stock. Goldman Sachs calculated the implied net present values of projected free cash flows for NYMEX Holdings, as provided by CME Group’s management, for fiscal years 2008 through 2017 using discount rates ranging from 10% to 12% and terminal value perpetuity growth rates of 3% to 5%. The analysis, based on the forecasts, resulted in an implied standalone NYMEX Holdings equity value per share range from $103.38 to $173.61.

Goldman Sachs also performed an illustrative discounted cash flow analysis of NYMEX Holdings on a pro forma basis, using three alternative forecasts for NYMEX Holdings provided by CME Group management. The first such sensitivity case included cost and revenue synergies, net of one-time costs associated with the transaction. The second sensitivity case included synergies, net of one-time costs associated with the transaction, and other pro forma adjustments related to the merger as developed by CME Group management. Lastly, the third sensitivity case included synergies, net of one-time costs associated with the transaction, the foregoing pro forma adjustments related to the merger as developed by CME Group management and estimated income derived from NYMEX trading permits and potential tax benefits related to the membership purchase offer. For each sensitivity case, Goldman Sachs calculated the implied net present values of projected free cash flows for NYMEX Holdings, as provided by CME Group’s management, for fiscal years 2008 through 2017, using discount rates ranging from 10% to 12% and terminal value perpetuity growth rates of 3% to 5%. The analyses resulted in an implied NYMEX Holdings equity value per share range from $106.81 to $180.38 with synergies, net of one-time costs associated with the transaction, a range of $103.92 to $177.63 with synergies, net of one-time costs associated with the transaction, and the foregoing pro forma adjustments related to the merger, and lastly, a range of $106.75 to $181.53 with synergies, net of one-time costs associated with the transaction, the foregoing pro forma adjustments related to the merger, and estimated income derived from NYMEX trading permits and potential tax benefits related to the membership purchase offer.

Internal Rate of Return Analysis

Goldman Sachs performed an illustrative analysis of the implied internal rates of return that could theoretically be realized by an acquiror of NYMEX Holdings by utilizing projections of NYMEX Holdings’ free cash flows for fiscal years 2008 through 2017 as estimated by CME Group’s management. These projections include the synergies, net of one-time costs associated with the transaction, projected to result from the merger and other pro forma adjustments related to the merger as developed by CME Group management. When calculating the terminal value of free cash flows on a pro-forma basis, Goldman Sachs applied discount rates ranging from 10% to 12% and terminal value perpetuity growth rates ranging from 3% to 5%. Based on the foregoing estimates and assumptions, Goldman Sachs calculated that an acquiror of NYMEX Holdings would realize implied internal rates of return with a range from 12.8% to 18.4% excluding income derived from NYMEX trading permits and potential tax benefits related to the membership purchase offer and a range from 13.2% to 18.8% including income derived from NYMEX trading permits and potential tax benefits related to the membership purchase offer.

Contribution Analysis

Goldman Sachs reviewed market capitalization information for CME Group and NYMEX Holdings and specific historical and estimated future operating information including, among other information, 2007A (LTM), estimated 2008, 2009 and 2010 revenue, EBITDA, pre-tax earnings and net income for CME Group and NYMEX Holdings, based on publicly available information and projections prepared by CME Group management. Goldman Sachs noted that the market value of NYMEX Holdings, as indicated by the implied offer price for NYMEX Holdings, represented 25.9% of the market value of the combined company based on the implied transaction price per share of $101.01 as of March 7, 2008. Goldman Sachs also noted that the market value of NYMEX Holdings represented 25.1% and 21.9% of the market value of the combined company as of March 7, 2008, and January 24, 2008 (two trading days prior to the date on which NYMEX Holdings and CME Group publicly announced they were engaged in preliminary discussions), respectively. Goldman Sachs then analyzed the relative income statement contributions of CME Group and NYMEX Holdings to the combined company following the merger. The results of this analysis were as follows:

	Contribution to Combined Company (%)
	CME Group	NYMEX Holdings
Revenue
LTM	75.9%	24.1%
2008E	75.2%	24.8%
2009E	75.0%	25.0%
2010E	75.0%	25.0%
EBITDA
LTM	77.6%	22.4%
2008E	76.8%	23.2%
2009E	76.7%	23.3%
2010E	76.1%	23.9%
Pre-Tax Earnings
LTM	77.5%	22.5%
2008E	75.2%	24.8%
2009E	75.4%	24.6%
2010E	75.0%	25.0%
Net Income
LTM	78.5%	21.5%
2008E	76.7%	23.3%
2009E	76.9%	23.1%
2010E	76.6%	23.4%

High	78.5%	25.0%
Median	76.3%	23.7%
Low	75.0%	21.5%

Market Value (Implied Offer Price)	74.1%	25.9%
Market Value (As of March 7, 2008)	74.9%	25.1%
Market Value (As of Two Trading Days Prior to Public Announcement of Preliminary Discussions)	78.1%	21.9%

Comparison of Selected Exchange Transactions

Goldman Sachs analyzed certain publicly available information relating to the following selected completed and pending transactions in the financial exchange industry since 2001:

Announcement Date	Buyer	Target
December 10, 2007	TSX Group, Inc. (*)	Bourse de Montreal Inc.
September 20, 2007	NASDAQ Stock Market, Inc. and Borse Dubai Limited	OMX AB
June 23, 2007	London Stock Exchange plc	Borsa Italiana S.p.A.
June 14, 2007	Chicago Mercantile Exchange Holdings Inc. (*)	CBOT Holdings, Inc.
April 30, 2007	Eurex Frankfurt AG (*)	International Securities Exchange
September 14, 2006	IntercontinentalExchange, Inc. (*)	Board of Trade of the City of New York, Inc.
May 22, 2006	NYSE Group, Inc.	Euronext N.V.
March 27, 2006	Australian Stock Exchange Ltd (*)	Sydney Futures Exchange Corp. Ltd
March 10, 2006	NASDAQ Stock Market, Inc.	London Stock Exchange plc (25% stake)
April 20, 2005	New York Stock Exchange, Inc.	Archipelago Holdings, Inc.
October 29, 2001	Euronext N.V. (*)	London International Financial Futures and Options Exchange (LIFFE)
(*)	Derivatives Exchange Transactions

Although none of the selected transactions or the exchanges party to the transactions is directly comparable to the proposed merger or to CME Group or NYMEX Holdings, the above transactions were chosen because they involve transactions that, for purposes of analysis, may be considered similar to the proposed merger and/or involve publicly traded exchanges with operations that, for purposes of analysis, may be considered similar to certain operations of CME Group and NYMEX Holdings.

For each of the selected transactions, Goldman Sachs calculated and, to the extent information was publicly available, compared enterprise value as a multiple of each of revenues, EBITDA and equity value as a multiple of net income and compared such multiples to the CME Group/NYMEX Holdings transaction value multiples. The following table presents the results of this analysis:

Implied Transaction Value as Multiple of LTM
	Revenues	EBITDA	Net Income
All Transactions
Low	2.6x	13.5x	27.6x
Median	10.3x	23.9x	47.2x
High	15.5x	34.9x	82.5x
Selected Derivatives Exchange Transactions
Low	6.3x	23.9x	31.8x
Median	13.4x	27.0x	50.4x
High	15.5x	34.9x	82.5x
CME/NYMEX Transaction
CME Group/NYMEX Holdings (excluding cost of membership purchase offer)	13.6x	21.6x	40.2x
CME Group/NYMEX Holdings (including cost of membership purchase offer)	14.3x	22.8x	42.4x

Goldman Sachs also calculated the premiums paid based on the average closing stock price of the target for the five trading days prior to the announcement of each transaction, and premiums paid based on the average closing stock price of the target for the 20 trading days prior to the announcement of each transaction, and compared such premiums to the premium derived from the implied equity value per share of NYMEX Holdings common stock as of March 7, 2008. The following table presents the results of this analysis:

	Premium 20-day average	Premium 5-day average
All Transactions
Low	1.4%	4.7%
Median	33.6%	30.3%
High	73.0%	77.0%
Selected Derivatives Exchange Transactions
Low	23.3%	13.2%
Median	33.6%	29.4%
High	59.9%	53.5%
CME/NYMEX Transaction
CME Group/NYMEX Holdings (excluding cost of membership purchase offer)	3.7%	18.8%
CME Group/NYMEX Holdings (including cost of membership purchase offer)	3.7%	18.8%

Pro Forma EPS Accretion/Dilution Analysis

Goldman Sachs prepared illustrative pro forma EPS accretion/dilution analyses of the proposed merger on CME Group using estimates and projections provided by CME Group management. Goldman Sachs compared, for each of fiscal years 2009E and 2010E, the forecast EPS of CME Group on a generally accepted accounting principles, or “GAAP,” EPS and cash EPS standalone basis, in relation to the estimated GAAP EPS and the estimated cash EPS of the combined company. The analysis indicated that the transaction would be accretive on a cash EPS basis in 2009E and 2010E with or without the receipt of estimated income derived from NYMEX trading permits and potential tax benefits related to the membership purchase offer and would range from neutral to accretive on a GAAP EPS basis in 2009E and 2010E with or without estimated income derived from NYMEX trading permits and potential tax benefits related to the membership purchase offer.

In conducting its EPS accretion/dilution analyses, Goldman Sachs analyzed three alternative cash scenarios, which covered a range of possible cash consideration amounts based on the current implied transaction consideration and the structure of the transaction: a minimum cash case, a medium cash case and a high cash case (the primary differences of which, are the amount of cash consideration to be paid to NYMEX Holdings stockholders). In each of the three alternative cash scenarios, Goldman Sachs conducted a sensitivity analysis using revenue and cost synergies that ranged from 0% to 100% of CME Group management’s synergy estimates.

In the minimum cash case, the analysis indicated that in 2009E, the transaction would range from slightly dilutive to neutral when excluding the estimated income derived from NYMEX trading permits and potential tax benefits related to the membership purchase offer and would range from slightly dilutive to slightly accretive when including the estimated income derived from NYMEX trading permits and potential tax benefits related to the membership purchase offer. The analysis further indicated that the transaction would be accretive in 2010E with or without the inclusion of estimated income derived from NYMEX trading permits and potential tax benefits related to the membership purchase offer.

Goldman Sachs’ analyses indicated that the transaction would be increasingly accretive in 2009E and 2010E in each of the medium and high cash cases, with or without the inclusion of estimated income derived from NYMEX trading permits and potential tax benefits related to the membership purchase offer.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to CME Group, NYMEX Holdings or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the CME Group board of directors that, as of March 17, 2008, and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth in such opinion, the merger consideration, taken in the aggregate, to be paid by CME Group in respect of each share of NYMEX Holdings common stock in the merger was fair from a financial point of view to CME Group. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of CME Group, NYMEX Holdings, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms-length negotiations between CME Group and NYMEX Holdings and was approved by the CME Group board of directors. Goldman Sachs provided advice to CME Group during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to CME Group or its board of directors or that any specific amount of merger consideration constituted the only appropriate consideration for the merger.

As described above, the opinion of Goldman Sachs to the CME Group board of directors was one of many factors taken into consideration by the CME Group board of directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C to this joint proxy statement/prospectus.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to CME Group in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the Merger Agreement. In addition, Goldman Sachs has provided certain investment banking and other financial services to CME Group, NYMEX Holdings and their affiliates from time to time, for which Goldman Sachs has received, and may receive, compensation. Goldman Sachs also may provide investment banking and other financial services to CME Group, NYMEX Holdings and their respective affiliates in the future for which Goldman Sachs may receive compensation. In addition, Goldman Sachs and its affiliates hold 14 Class B memberships in CBOT and 36 memberships in CME. Goldman Sachs and its affiliates also hold five NYMEX Class A memberships, seven memberships in COMEX, and one COMEX options membership seat. In addition, Goldman Sachs and its affiliates may hold NYMEX trading permits and COMEX memberships in the future. In connection therewith, Goldman Sachs and such affiliates pay regular trading fees to, and are subject to the regulations of, CME Group and NYMEX.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to CME Group, NYMEX Holdings and their respective affiliates, and may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of CME Group and NYMEX Holdings, and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement for their own account and for the accounts of their customers.

The CME Group board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the contemplated transaction. Pursuant to a letter agreement, dated February 21, 2008, CME Group engaged Goldman Sachs to act as its financial advisor in connection with the transaction. Pursuant to the terms of this letter agreement, CME Group has agreed to pay Goldman Sachs a transaction fee of $10 million upon consummation of the merger. In addition, CME Group has agreed to reimburse Goldman Sachs’ expenses incurred in connection with this engagement and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of William Blair, Financial Advisor to CME Group

William Blair acted as financial advisor to CME Group in connection with the merger. As part of its engagement, CME Group requested that William Blair render an opinion as to whether the merger consideration to be paid by CME Group was fair, from a financial point of view, to CME Group. On March 16, 2008, William Blair delivered its oral opinion to the CME Group board of directors and subsequently confirmed in writing that, as of such date and based upon and subject to the assumptions and qualifications stated in its opinion, the merger consideration was fair, from a financial point of view, to CME Group.

The full text of William Blair’s written opinion, dated March 16, 2008, is attached as Annex D to this joint proxy statement/prospectus and incorporated into this joint proxy statement/prospectus by reference. We urge holders of CME Group common stock to read the entire opinion carefully to learn about the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by William Blair in rendering its opinion. William Blair’s opinion relates only to the fairness, from a financial point of view, to CME Group of the consideration to be paid by CME Group in the merger, does not address any other aspect of the proposed merger or any related transaction, and does not constitute a recommendation to any stockholder as to how that stockholder should vote with respect to the Merger Agreement or the merger. William Blair did not address the merits of the underlying decision by CME Group to engage in the merger. The following summary of William Blair’s opinion is qualified in its entirety by reference to the full text of the opinion.

William Blair provided the opinion described above for the information and assistance of the CME Group board of directors in connection with its consideration of the merger. The terms of the Merger Agreement and the amount and form of the merger consideration, however, were determined through negotiations between CME Group and NYMEX Holdings, and were approved by the CME Group board of directors. William Blair provided financial advice to CME Group during such negotiations. However, William Blair did not recommend any specific exchange ratio or other form of consideration to CME Group, or that any specific exchange ratio or other form of consideration constituted the only appropriate consideration for the proposed merger.

In connection with its opinion, William Blair, among other things:

•	reviewed the draft Merger Agreement dated March 16, 2008;

•	reviewed certain audited historical financial statements of CME Group and NYMEX Holdings for the three fiscal years ended December 31, 2007, as filed with the SEC;

•

reviewed certain internal business, operating and financial information and forecasts of CME Group for fiscal years 2008 through 2010 and NYMEX Holdings for fiscal years 2008 through 2018 developed by the senior management of CME Group, or for purposes of this section, the “Forecasts”;

•

reviewed information regarding the strategic, financial and operational benefits anticipated from the merger and the prospects of CME Group (with and without the merger) developed by the senior management of CME Group;

•

reviewed information regarding the amount and timing of incremental revenue synergies and cost savings and related expense synergies which the senior management of CME Group expects will result from the merger, or the “Expected Synergies”;

•

reviewed the pro forma impact of the merger on the earnings per share of CME Group (before and after taking into consideration any Expected Synergies, adjustments for the repurchase of NYMEX Class A memberships and adjustments for the intangible asset amortization created as a result of the merger) based on certain pro forma financial information prepared by the senior management of CME Group;

•	reviewed information regarding publicly available financial terms of certain other business combinations William Blair deemed relevant;

•	reviewed the financial position and operating results of NYMEX Holdings compared with those of certain other publicly traded companies William Blair deemed relevant;

•	reviewed current and historical market prices and trading volumes of the Class A common stock of CME Group and the common stock of NYMEX Holdings; and

•	performed such other financial analyses and considered such other information as William Blair deemed appropriate for the purposes of its opinion.

William Blair also held discussions with members of the senior management of CME Group and NYMEX Holdings to discuss the foregoing, and took into account the accepted financial and investment banking procedures and considerations that it deemed relevant.

In rendering its opinion, William Blair assumed and relied, without independent verification, upon the accuracy and completeness of all the information reviewed by or discussed with William Blair for purposes of its opinion, including without limitation the Forecasts developed by the senior management of CME Group. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of CME Group or NYMEX Holdings. William Blair was advised by the senior management of CME Group that the Forecasts and Expected Synergies examined by William Blair were reasonably prepared on bases reflecting the best estimates then available and judgments of the senior management of CME Group. In that regard, William Blair assumed, with the consent of CME Group’s board of directors, that (i) the Forecasts would be achieved in the amounts and at the times contemplated thereby, and (ii) all material assets and liabilities (contingent or otherwise) of CME Group and NYMEX Holdings were as set forth in each company’s respective financial statements or other information made available to William Blair. William Blair expressed no opinion with respect to the Forecasts, Expected Synergies, or the estimates and judgments on which they were based. William Blair did not analyze any forecasts of CME Group for periods after 2010. William Blair was not provided with, nor did it otherwise analyze, any forecasts of NYMEX Holdings for periods after 2018.

William Blair’s opinion did not address the relative merits of the merger as compared to any alternative business strategies that might exist for CME Group or the effect of other transactions in which CME Group might engage. William Blair’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair as of, March 16, 2008. Although developments subsequent to March 16, 2008 may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair relied as to all legal, accounting and tax matters on advice of advisors to CME Group, and assumed that the executed Merger Agreement would substantially conform to, and the merger would be consummated on, the terms described in the draft Merger Agreement reviewed by it, without any amendment or waiver of any material terms or conditions.

William Blair did not express any opinion as to the price at which the Class A common stock of CME Group will trade at any future time or as to the effect of the announcement of the merger on the trading price of the Class A common stock of CME Group. William Blair noted that the trading price may be affected by a number of factors, including but not limited to:

•	dispositions of the Class A common stock of CME Group by stockholders within a short period of time after the effective time of the merger;

•	changes in prevailing interest rates and other factors which generally influence the price of securities;

•	adverse changes in the capital markets from the date on which the opinion was delivered;

•	the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of CME Group or NYMEX Holdings or in their respective target markets;

•	any actions by or restrictions of federal, state or other governmental agencies or regulatory authorities; and

•	timely completion of the merger on the terms and conditions that are acceptable to all parties in interest.

The following is a summary of the material financial analyses performed and material factors considered by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with CME Group’s board of directors the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those considered by William Blair to be material in arriving at its opinion.

Discounted Cash Flow Analysis. William Blair utilized the Forecasts to perform a discounted cash flow analysis of NYMEX Holdings’ projected future cash flows for the period commencing on January 1, 2008 and ending December 31, 2017. Using discounted cash flow methodology, William Blair calculated the present values of the projected free cash flows for NYMEX Holdings. In this analysis, William Blair assumed that NYMEX Holdings’ free cash flows would grow in perpetuity beyond 2017 at an annual growth rate ranging from 3% to 5% reflecting historical and forecasted growth rates for U.S. economic activity. William Blair further assumed an annual discount rate ranging from 10% to 12%. William Blair determined the appropriate discount range based upon an analysis of the weighted average cost of capital of NYMEX Holdings. William Blair aggregated (i) the present value of the free cash flows over the applicable forecast period with (ii) the present value of the range of terminal values. The aggregate present value of these items represented the enterprise value range. An equity value was determined by adding back the amount of net cash at December 31, 2007 based on NYMEX Holdings’ 2007 Annual Report on Form 10-K. The implied range of equity values for NYMEX Holdings implied by the discounted cash flow analysis ranged from approximately $9.5 billion to $16.2 billion, as compared to the implied equity value for NYMEX Holdings of approximately $9.5 billion.

In addition, William Blair performed a discounted cash flow analysis to calculate the present values of the projected free cash flows for NYMEX Holdings, including the Expected Synergies and pro forma adjustments related to the merger as developed by the senior management of CME Group. William Blair applied a range of perpetuity growth rates of 3% to 5% and discounted the free cash flows and the estimated terminal value to present values at a range of discount rates from 10% to 12%.

Based on the projections and assumptions set forth above, the discounted cash flow analysis of NYMEX Holdings, including the Expected Synergies and certain pro forma adjustments related to the merger as prepared by the senior management of CME Group, yielded an implied range of equity values for NYMEX Holdings from approximately $10.3 billion to $17.7 billion, as compared to the implied equity value for NYMEX Holdings of approximately $9.5 billion.

Earnings Accretion/Dilution Analysis. William Blair analyzed certain pro forma effects resulting from the merger, including the potential impact of the merger on projected 2009 and 2010 GAAP and cash earnings per share of CME Group following the merger. All analyses assumed a September 30, 2008 closing. William Blair utilized NYMEX Holdings’ and CME Group’s earnings for 2008 and 2009 according to the Forecasts provided by CME Group. William Blair’s analysis included assumptions regarding, among other matters, various structural considerations, the anticipated repurchase for $500 million of all 816 NYMEX Class A memberships to be paid by NYMEX prior to closing, the estimated allocation of purchase price to amortizable intangible assets, as well as pro forma adjustments including trading permit income from NYMEX and Expected Synergies, all of which were provided by CME Group’s management. The analysis indicated that the impact on GAAP earnings per share for 2009 would be dilutive without consideration of the pro forma adjustments for trading rights sale income and without consideration of Expected Synergies. The analysis indicated that the impact on GAAP earnings per share for 2010 would be accretive without consideration of the pro forma adjustments for trading rights sale income and without consideration of Expected Synergies. Furthermore, the analysis indicated that the impact on GAAP earnings per share would be accretive in 2009 and 2010 with consideration of pro forma adjustments for trading rights sale income and with consideration of Expected Synergies. The analysis indicated that the impact on cash earnings per share would be accretive in 2009 and 2010, both with and without consideration of the pro forma adjustments for trading rights sale income and with and without Expected Synergies.

Premiums Paid Analysis. William Blair reviewed data from 152 acquisitions of publicly traded companies occurring since January 1, 2003 and with transaction values greater than $1 billion, excluding transactions which were financed with 100% cash consideration. Specifically, William Blair analyzed the acquisition price per share as a premium to the closing share price one day, one week, and four weeks prior to the announcement of the transaction for a subgroup of all 152 transactions that were financed with a combination of both cash and stock and for a subgroup of those transactions that were all stock-for-stock transactions. William Blair compared the mean of the resulting stock price premiums for the reviewed transactions to the premiums implied by the merger based on NYMEX Holdings’ stock price one day, one week, and four weeks prior to January 24, 2008. Information regarding the premiums from William Blair’s analysis of selected transactions is set forth in the following table:

	Mean of Transaction Premiums
Premium Period	Cash / Stock Transactions	Stock-for-Stock Transactions	Implied Transaction Premium
One Day	20.9%	16.1%	15.7%
One Week	22.5%	18.5%	33.5%
Four Weeks	25.4%	19.7%	(9.5%)

William Blair noted that the premiums implied by the transaction were below the mean of the premiums paid for the referenced transaction groups for each of the one day and four week time periods. William Blair further noted that the premium implied by the transaction was above the mean of the premiums paid for the referenced transaction groups for the one week time period.

Selected Public Company Analysis. William Blair reviewed and compared certain financial information relating to NYMEX Holdings to corresponding financial information, ratios and public market multiples for publicly traded companies with market capitalizations in excess of $1 billion, with operations in the exchange industry and with similar business characteristics. The companies selected by William Blair were:

•	Australian Securities Exchange Limited;

•	Bolsas & Mercados Españoles S.A.;

•	Bursa Malaysia Berhad;

•	CME Group Inc.;

•	Deutsche Börse AG;

•	Hong Kong Exchanges and Clearing Limited;

•	IntercontinentalExchange, Inc.;

•	London Stock Exchange plc;

•	Montreal Exchange Inc.;

•	NASDAQ OMX Group Inc.;

•	NYMEX Holdings, Inc.;

•	NYSE Euronext;

•	OMX AB;

•	Singapore Exchange Ltd.; and

•	TSX Group, Inc.

Among the information William Blair considered were EBITDA, earnings before interest and taxation, or “EBIT,” and EPS. William Blair considered the enterprise value as a multiple of EBITDA and EBIT for each company for the last twelve months for which results were publicly available and for the respective calendar year EBITDA and EBIT estimates for 2008 and 2009, and the share price as a multiple of EPS for each company for the LTM and for the respective calendar year EPS estimates for 2008 and 2009. The operating results and the corresponding derived multiples for NYMEX Holdings and each of the selected companies were based on each company’s most recent available publicly disclosed financial information, closing share prices as of March 14, 2008 and consensus Wall Street analysts’ EPS estimates for calendar years 2008 and 2009 where appropriate. William Blair noted that it did not have access to internal forecasts for any of the selected public companies, except CME Group. The implied enterprise value of the transaction is based on the equity value implied by the purchase price plus the total debt, less any excess cash and cash equivalents at December 31, 2007 based on NYMEX Holdings’ 2007 Annual Report on Form 10-K.

William Blair then compared the implied transaction multiples for NYMEX Holdings to the range of trading multiples for the selected companies. Information regarding the range of multiples from William Blair’s analysis of selected publicly traded companies is set forth in the following table:

	Selected Public Company Valuation Multiples			Implied Transaction Multiple
	Min	Median	Max
($ in millions)
Enterprise Value/LTM EBITDA	4.2x	16.9x	24.9x	22.7x
Enterprise Value/2008E EBITDA	3.3x	13.0x	21.1x	16.4x
Enterprise Value/2009E EBITDA	3.1x	10.5x	18.0x	12.9x

Enterprise Value/LTM EBIT	4.3x	19.4x	27.5x	23.4x
Enterprise Value/2008E EBIT	3.4x	14.4x	24.0x	16.9x
Enterprise Value/2009E EBIT	3.1x	11.3x	21.5x	13.1x

Equity Value/LTM Net Income	16.0x	30.8x	40.0x	42.3x
Equity Value/2008E Net Income	12.2x	19.4x	35.6x	29.5x
Equity Value/2009E Net Income	12.6x	16.2x	29.3x	22.8x

William Blair noted that the implied transaction multiples based on the terms of the merger were generally within the range of multiples of the selected public companies.

Although William Blair compared the trading multiples of the selected companies as of March 14, 2008 and applied such multiples to NYMEX Holdings, none of the selected companies is identical to NYMEX Holdings.

Accordingly, any analysis of the selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

Selected M&A Transactions Analysis. William Blair performed an analysis of selected recent business combinations consisting of transactions announced subsequent to January 1, 2001 and focused primarily on the exchange industry and transactions having similar business characteristics. William Blair’s analysis was based solely on publicly available information regarding such transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the respective industries. The transactions examined were (target/acquiror):

•	Montreal Exchange Inc./TSX Group, Inc.;

•	Philadelphia Stock Exchange, Inc./The Nasdaq Stock Market, Inc.;

•	TradeWeb Group LLC/Thomson Corp.;

•	OMX AB/Dubai International Financial Centre;

•	OMX AB/The Nasdaq Stock Market, Inc.;

•	International Securities Exchange Holdings, Inc./Deutsche Börse AG;

•	Borsa Italiana S.p.A./London Stock Exchange plc;

•	Winnipeg Commodity Exchange Inc./IntercontinentalExchange, Inc.;

•	Currenex Inc./State Street Corp.;

•	CBOT Holdings, Inc./Chicago Mercantile Exchange Holdings Inc.;

•	Euronext N.V./NYSE Group, Inc.;

•	Board of Trade of the City of New York, Inc. /IntercontinentalExchange, Inc.;

•	SFE Corp. Ltd./Australian Stock Exchange Ltd.;

•	EBS Group Limited/ICAP plc;

•	London Stock Exchange plc/The Nasdaq Stock Market, Inc.;

•	Archipelago Holdings, Inc./New York Stock Exchange, Inc.;

•	INET ECN/The Nasdaq Stock Market, Inc.;

•	London Clearing House Limited/Clearnet SA;

•	Island ECN/Instinet Group Incorporated;

•	Clearstream Banking SA/Deutsche Börse AG; and

•	London International Financial Futures and Options Exchange/Euronext N.V.

William Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of such transactions as a multiple of EBITDA and EBIT of the target and the equity value as a multiple of net income of the target for the latest twelve months prior to the announcement of these transactions. William Blair compared the resulting range of transaction multiples of EBITDA, EBIT and net income for the selected transactions to the implied transaction multiples for NYMEX Holdings. Information regarding the range of multiples from William Blair’s analysis of selected transactions is set forth in the following table:

	Selected Transaction Valuation Multiples			Implied Transaction Multiple
	Min	Median	Max
Enterprise Value/LTM EBITDA	6.6x	18.2x	36.0x	22.7x
Enterprise Value/LTM EBIT	8.6x	21.9x	66.9x	23.4x
Equity Value/LTM Net Income	11.7x	35.8x	95.7x	42.3x

William Blair noted that the implied transaction multiples based on the terms of the merger were within the range of multiples of the selected transactions.

Although William Blair analyzed the multiples implied by the selected transactions and applied such multiples to NYMEX Holdings, none of these transactions or associated companies is identical to the merger of NYMEX Holdings and CME Group. Accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of NYMEX Holdings versus the values of the companies in the selected transactions.

Contribution Analysis. William Blair performed an analysis comparing the relative contributions of CME Group and NYMEX Holdings to the combined pro forma company’s projected 2008, 2009 and 2010 revenue, EBITDA, pre-tax income and net income with and without Expected Synergies and with and without NYMEX trading permit income. Fiscal year 2008, 2009 and 2010 projections for CME Group and NYMEX Holdings were based on the Forecasts developed by CME Group. The Expected Synergies and NYMEX trading permit income were developed by the senior management of CME Group. These relative contribution percentages for NYMEX Holdings, without giving effect to Expected Synergies or NYMEX trading permit income ranged from 23.2% to 25% and were compared to the relative split of the post-transaction common stock shares of NYMEX Holdings after giving effect to the cash consideration of the merger as if paid in CME Group stock of 26%. Furthermore, these relative contribution percentages for NYMEX Holdings, giving effect to Expected Synergies but without NYMEX trading permit income ranged from 23.2% to 26.6% and were compared to the relative split of the post-transaction common stock shares of NYMEX Holdings after giving effect to the cash consideration of the merger as if paid in CME Group stock of 26%. Furthermore, these relative contribution percentages for NYMEX Holdings, giving effect to Expected Synergies and NYMEX trading permit income ranged from 23.4% to 27.1% and were compared to the relative split of the post-transaction common stock shares of NYMEX Holdings after giving effect to the cash consideration of the merger as if paid in CME Group stock of 26%. Such analyses were prepared without regard to purchase accounting adjustments.

General. This summary is not a complete description of the analysis performed by William Blair but contains the material elements of the analysis. The preparation of an opinion regarding fairness is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the proposed merger and add to the total mix of information available. The analyses were prepared solely for the purpose of William Blair providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the consideration to be paid by CME Group. Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole and in consideration of the process undertaken by CME Group. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to NYMEX Holdings or the merger. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

William Blair is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. William Blair is familiar with CME Group, having provided certain investment banking services to CME Group and its board of directors from time to time, including having acted as co-manager for CME Group’s $191 million initial public offering of common stock in December 2002, as co-manager on an $85 million follow-on common stock offering in June 2003, as co-manager on a $138 million follow-on common stock offering in November 2003 (for which William Blair received remuneration of approximately $0.4 million, $0.2 million and $0.5 million, respectively), as a financial advisor to CME Group in connection with its merger with CBOT Holdings, as a financial advisor to CME Group in connection with the sale of the CBOT metals complex (for which William Blair received remuneration of approximately $0.3 million), and as a financial advisor to CME Group in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. Furthermore, in the ordinary course of its business, William Blair and its affiliates may beneficially own or actively trade common shares and other securities of CME Group or NYMEX Holdings for their own accounts and for the accounts of customers, and, accordingly, may at any time hold a long or short position in these securities. In addition, William Blair provides research coverage for CME Group.

CME Group hired William Blair based on its qualifications and expertise in providing financial advice to companies and its reputation as a nationally recognized investment banking firm. Pursuant to a letter agreement dated January 23, 2008, William Blair was paid $3 million upon the delivery of its opinion, dated March 16, 2008, as to the fairness, from a financial point of view, of the merger consideration to be paid by CME Group. Furthermore, under the terms of the January 23, 2008, letter agreement, William Blair will be entitled to receive an additional fee of $3 million upon consummation of the merger. In addition, CME Group has agreed to reimburse William Blair for certain of its out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services and will indemnify William Blair against potential liabilities arising out of its engagement.

As described above, William Blair’s opinion to CME Group’s board of directors was one of many factors taken into consideration by CME Group’s board of directors in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by William Blair in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of William Blair attached as Annex D to this joint proxy statement/prospectus. William Blair’s opinion was approved by a fairness committee of William Blair.

Opinion of JPMorgan, Financial Advisor to NYMEX Holdings

At a meeting of the NYMEX Holdings board of directors on March 16, 2008, JPMorgan rendered its oral opinion, subsequently confirmed in writing, to the NYMEX Holdings board of directors that, as of such date and based upon and subject to the factors, limitations and assumptions set forth in its opinion, the consideration to be received by holders of shares of NYMEX Holdings common stock in the proposed merger of NYMEX Holdings with and into a wholly-owned subsidiary of CME Group, was fair, from a financial point of view, to such holders.

The full text of the written opinion of JPMorgan, dated March 16, 2008, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limits on the opinion and review undertaken in connection with rendering its opinion, is included as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference. Holders of NYMEX Holdings common stock are urged to read the opinion carefully in its entirety.

JPMorgan’s opinion is addressed to the NYMEX Holdings board of directors, is directed only to the consideration in the proposed merger and does not constitute a recommendation to any stockholder of NYMEX Holdings as to how such stockholder should vote with respect to the proposed merger or any other matter. The summary of the opinion of JPMorgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. JPMorgan’s opinion was authorized for issuance by the fairness opinion committee of JPMorgan.

In arriving at its opinion, JPMorgan, among other things:

•	reviewed a draft dated March 16, 2008 of the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning NYMEX Holdings and CME Group and the industries in which they operate;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions JPMorgan deemed relevant;

•

compared the financial and operating performance of NYMEX Holdings and CME Group with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of NYMEX Holdings common stock and CME Group Class A common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by the management of NYMEX Holdings relating to the businesses of NYMEX Holdings and CME Group, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the proposed merger as provided by NYMEX Holdings, which JPMorgan refers to as the synergies; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

JPMorgan also held discussions with certain members of the managements of NYMEX Holdings and CME Group with respect to certain aspects of the proposed merger, the past and current business operations of NYMEX Holdings and CME Group, the financial condition and future prospects and operations of NYMEX Holdings and CME Group, the effects of the proposed merger on the financial condition and future prospects of NYMEX Holdings and CME Group, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

In giving its opinion, JPMorgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by NYMEX Holdings and CME Group or otherwise reviewed by or for JPMorgan, and JPMorgan did not independently verify (nor did JPMorgan assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. JPMorgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of NYMEX Holdings or CME Group under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, including the synergies, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of NYMEX Holdings and CME Group to which such analyses or forecasts related. JPMorgan expressed no view as to such analyses or forecasts (including the synergies) or the assumptions on which they were based. JPMorgan also assumed that the proposed merger and the other transactions contemplated by the Merger Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, will be consummated as described in the Merger Agreement, without recourse to the provisions of Section 1.13 thereof, and that the definitive Merger Agreement will not differ in any material respects from the draft thereof furnished to JPMorgan. JPMorgan also assumed that the representations and warranties made by NYMEX Holdings and CME Group in the Merger Agreement and the related agreements were and will be true and correct in all respects material to JPMorgan’s analysis. JPMorgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to NYMEX Holdings with respect to such issues. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger would be obtained without any adverse effect on NYMEX Holdings or CME Group, or on the contemplated benefits of the proposed merger.

JPMorgan’s opinion states that it is necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of its opinion. The opinion also indicates that subsequent developments may affect JPMorgan’s opinion and that JPMorgan does not have any obligation to update, revise, or reaffirm its opinion. The opinion further notes that according to NYMEX Holdings’ public disclosures, holders of NYMEX Holdings common stock who also own NYMEX Class A memberships, will, if voting in the same manner on certain matters submitted to NYMEX Holdings’ stockholders for approval, control the outcome of a vote on such matters, which JPMorgan refers to as the “voting rights.” The opinion also notes that the Merger Agreement contemplates that holders of NYMEX Class A memberships will receive the membership purchase offer to purchase their NYMEX Class A memberships for up to the aggregate purchase price set forth in the Merger Agreement. Apart from assuming the completion of the membership offer on the terms stated in the Merger Agreement, JPMorgan’s opinion does not take into consideration the existence of the voting rights, the NYMEX Class A memberships or the membership purchase offer, or any other right arising out of or relating to NYMEX Class A memberships and their treatment in connection with the proposed merger and is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of NYMEX Holdings common stock in the proposed merger. In giving its opinion, JPMorgan assumed that all outstanding shares of NYMEX Holdings A-3 common stock and NYMEX Holdings B-3 common stock will convert into NYMEX Holdings ordinary common stock in accordance with their terms in May, 2008. JPMorgan expressed no opinion as to the fairness of the proposed merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of NYMEX Holdings or NYMEX or as to the underlying decision by NYMEX Holdings to engage in the proposed merger. Furthermore, JPMorgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed merger, or any class of such persons relative to the consideration to be received by the holders of NYMEX Holdings common stock in the proposed merger or with respect to the fairness of any such compensation. JPMorgan expressed no opinion as to the price at which NYMEX Holdings common stock or CME Group Class A common stock would trade at any future time.

JPMorgan’s opinion notes that it was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of NYMEX Holdings or any other alternative transaction.

Summary of Certain Financial Analyses Conducted by JPMorgan

In connection with rendering its opinion to the NYMEX Holdings board of directors, JPMorgan performed a variety of financial and comparative analyses:

•	historical common stock performance analysis;

•	publicly traded comparable company analysis;

•	selected transaction analysis;

•	discounted cash flow analysis;

•	relative contribution analysis; and

•	value creation analysis.

The summary set forth below does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth below and its analyses must be considered as a whole and that selecting portions thereof, or focusing on information in tabular format, without considering all of its analyses and the narrative description of the analyses, could create an incomplete view of the processes underlying its analyses and opinion. The order of analyses described does not represent the relative importance or weight given to those analyses by JPMorgan. In arriving at its fairness determination, JPMorgan considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, JPMorgan arrived at its opinion based on the results of all the analyses undertaken by it and assessed as a whole. JPMorgan’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 14, 2008 and is not necessarily indicative of current market conditions.

The consideration payable to NYMEX Holdings stockholders in the proposed merger was determined through negotiation between NYMEX Holdings and CME Group and the decision to enter into the Merger Agreement was solely that of NYMEX Holdings and CME Group. JPMorgan’s opinion and financial analyses were only one of the many factors considered by NYMEX Holdings in its evaluation of the proposed merger and should not be viewed as determinative of the views of the NYMEX Holdings board of directors or management with respect to the proposed merger or the merger consideration.

For purposes of its opinion, in deriving the prices per NYMEX Holdings share using the publicly traded comparable company analysis, the comparable transaction analysis, the discounted cash flow analysis and the value creation analysis, JPMorgan assumed that all NYMEX Class A memberships were purchased for $500 million in accordance with the Merger Agreement and that NYMEX Class A memberships acquired by NYMEX Holdings were not leased post transaction.

Historical common stock performance: JPMorgan compared the historical respective trading price performance of NYMEX Holdings common stock over the 52-week period from March 15, 2007 to March 14, 2008 and CME Group Class A common stock over the same time period. During that period, NYMEX Holdings common stock achieved a closing price high of $142.12 per share on June 15, 2007 and a closing price low of $87.88 per share on February 6, 2008. During the same time period, CME Group Class A common stock achieved a closing price high of $710.75 per share and a closing price low of $461.25 per share on December 21, 2007 and March 10, 2008, respectively. JPMorgan noted that the implied exchange ratio as calculated using the daily closing prices of NYMEX Holdings common stock and CME Group Class A common stock over these periods ranged from a low of 0.1633 to a high of 0.2572. This implied exchange ratio was compared to the merger exchange ratio of 0.2064, assuming a 100% stock transaction, based on the closing price of CME Group Class A common stock on March 14, 2008.

Publicly traded comparable company analysis: JPMorgan compared the financial and operating performance of NYMEX Holdings and CME Group with publicly available information of selected publicly traded companies engaged in businesses which JPMorgan deemed relevant to NYMEX Holdings’ and CME Group’s businesses. All of the companies that JPMorgan deemed relevant were included in its analysis. The companies were as follows:

•	IntercontinentalExchange, Inc.;

•	The Brazilian Mercantile & Futures Exchange-BM&F, S.A.;

•	NYSE Euronext;

•	The Nasdaq Stock Market, Inc.;

•	TSX Group, Inc.;

•	Deutsche Börse Group;

•	Hong Kong Exchanges and Clearing Ltd.;

•	Bovespa Holding, S.A.;

•	London Stock Exchange, Plc.;

•	Australian Securities Exchange Ltd.;

•	Singapore Exchange Ltd.; and

•	Bolsas y Mercados Españoles, S.A.

These companies were deemed relevant because they share similar business and financial characteristics to NYMEX Holdings and CME Group. However, none of the companies selected is identical or directly comparable to NYMEX Holdings or CME Group. Accordingly, JPMorgan further narrowed the list of companies deemed relevant to the publicly traded derivatives exchanges whose primary business and listing is in the U.S. JPMorgan also made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

For each of the selected companies and for NYMEX Holdings and CME Group, JPMorgan divided the company’s closing stock price as of March 14, 2008 by its estimated EPS for the calendar years ending December 31, 2008 and December 31, 2009, the result of which is referred to as “Price/Earnings multiple.” The estimates of EPS for each of the selected companies and for NYMEX Holdings and CME Group were based on publicly available estimates of certain securities research analysts. For each of the selected companies and for NYMEX Holdings and CME Group, JPMorgan divided the Price/Earnings multiples for the years ending December 31, 2008 and December 31, 2009 by each company’s estimated long-term growth rate, referred to as “Price/Earnings to Growth ratios.”

The following table reflects the results of the analysis:

Trading multiples analysis	2008E Price/EPS	2009E Price/EPS	2008E PEG	2009E PEG
CME Group Inc.	25.0	19.9	1.3	1.0
NYMEX Holdings, Inc.	26.7	20.9	1.4	1.1
IntercontinentalExchange, Inc.	26.2	20.2	1.2	0.9

Based on the Price/Earnings multiples set forth in the table above, a range of 25.0 to 27.0 was applied to NYMEX Holdings projected 2008 EPS, which implied a valuation for NYMEX Holdings common stock of $79.00 to $86.00 per share. This range applied to CME Group projected 2008 EPS implied a valuation for CME Group Class A common stock of $481.00 to $520.00 per share. JPMorgan noted that the implied range of exchange ratios given these ranges was 0.1523 to 0.1785.

Based on the Price/Earnings multiples set forth in the table above, a range of 19.0 to 21.0 was applied to NYMEX Holdings projected 2009 EPS, which implied a valuation for NYMEX Holdings common stock of $91.00 to $101.00 per share. This range applied to CME Group projected 2009 EPS implied a valuation for CME Group Class A common stock of $483.00 to $534.00 per share. JPMorgan noted that the implied range of exchange ratios given these ranges was 0.1695 to 0.2082.

Based on the Price/Earnings to Growth ratios set forth in the table above, a range of 1.1 to 1.3 was applied to NYMEX Holdings projected 2008 EPS and estimated long-term growth rate, which implied a valuation for NYMEX Holdings common stock of $65.00 to $78.00 per share. This range applied to CME Group projected 2008 EPS and estimated long-term growth rate implied a valuation for CME Group Class A common stock of $402.00 to $476.00 per share. JPMorgan noted that the implied range of exchange ratios given these ranges was 0.1374 to 0.1943.

Based on the Price/Earnings to Growth ratios set forth in the table above, a range of 0.8 to 1.0 was applied to NYMEX Holdings projected 2009 EPS and estimated long-term growth rate, which implied a valuation for NYMEX Holdings common stock of $71.00 to $91.00 per share. This range applied to CME Group projected 2009 EPS and estimated long-term growth rate implied a valuation for CME Group Class A common stock of $387.00 to $483.00 per share. JPMorgan noted that the implied range of exchange ratios given these ranges was 0.1477 to 0.2341.

JPMorgan also noted that the merger exchange ratio was 0.2064, assuming a 100% stock transaction, based on the closing price of CME Group Class A common stock on March 14, 2008.

Selected transaction analysis: JPMorgan performed a selected transaction analysis, which compares the per share merger consideration to be received in the proposed merger to an implied range of per share values for NYMEX Holdings derived from an analysis of selected precedent transactions deemed by JPMorgan to be similar to the proposed merger. Using publicly available information, JPMorgan examined selected transactions within the derivatives exchanges industry that JPMorgan, based on its experience with mergers and acquisitions analysis, deemed relevant to arriving at its opinion. JPMorgan calculated the next-twelve-months EPS, or “NTM EPS,” multiples by dividing the publicly announced equity value per share of each selected transaction by the NTM EPS of the target company prior to the announcement of the transaction. Specifically, JPMorgan reviewed the following transactions:

Announcement date	Acquiror	Target	Price/ NTM EPS
11/29/2007	TSX Group, Inc.	Montréal Exchange	33.6

07/06/2007	Chicago Mercantile Exchange Holdings Inc.	CBOT Holdings, Inc.	40.6

04/30/2007	Eurex	International Securities Exchange Holdings, Inc.	35.4

03/15/2007	IntercontinentalExchange, Inc.	CBOT Holdings, Inc.	38.0

10/17/2006	Chicago Mercantile Exchange Holdings Inc.	CBOT Holdings, Inc.	30.7

09/15/2006	IntercontinentalExchange, Inc.	Board of Trade of the City of New York, Inc.	N/A

Median			35.4

Mean			35.7

Based on various judgments concerning the relative comparability of each of the selected transactions to the proposed merger, JPMorgan did not rely solely on the quantitative results of the selected transaction analysis in developing a reference range or otherwise applying its analysis. JPMorgan, based on its experience with mergers and acquisitions and this segment of the derivatives exchanges industry, and using the above transaction multiples as a general guide, selected a range of multiples of equity values per share to NTM EPS that it believed reflected an appropriate range of transaction multiples applicable to NYMEX Holdings. JPMorgan applied a range of comparable transaction multiples of 30.0x to 35.0x to NYMEX Holdings’ NTM EPS, and arrived at an estimated range of equity values for NYMEX Holdings common stock of $96.00 to $113.00.

Discounted cash flow analysis: JPMorgan calculated ranges of implied equity value per share for both NYMEX Holdings common stock and CME Group Class A common stock by performing a discounted cash flow analysis. The discounted cash flow analysis assumed a valuation date of December 31, 2007 and did not take into effect the impact of any synergies as a result of the proposed merger.

A discounted cash flow analysis is a traditional method of evaluating an asset by estimating the future cash flows of an asset and taking into consideration the time value of money with respect to those future cash flows by calculating the “present value” of the estimated future cash flows of the asset. “Present value” refers to the current value of one or more future cash payments, or “cash flows,” from an asset and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions, estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Other financial terms utilized below are “terminal value,” which refers to the value of all future cash flows from an asset at a particular point in time, and “unlevered free cash flows,” which refers to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs.

In arriving at the estimated equity values per share of NYMEX Holdings common stock and CME Group Class A common stock, JPMorgan calculated terminal values as of December 31, 2017 by applying a range of perpetual revenue growth rates of 3.5% to 4.5% and a range of discount rates of 11.5% to 13.5%. The unlevered free cash flows from January 1, 2008 through December 31, 2017 and the terminal value were then discounted to present values using a range of discount rates of 11.5% to 13.5% and added together in order to derive the unlevered enterprise values for each of NYMEX Holdings and CME Group. JPMorgan’s decision to use perpetual revenue growth rates of 3.5% to 4.5% was based on its judgment that the long-term growth prospects of NYMEX Holdings, CME Group and the industry in which they participate are superior to the long-term growth prospects of the overall economy. The range of discount rates used by JPMorgan in its analysis was estimated using traditional investment banking methodology, including the analysis of selected publicly traded companies engaged in businesses that JPMorgan deemed relevant to NYMEX Holdings’ and CME Group’s businesses. These publicly traded companies were analyzed to determine the appropriate beta (an estimate of systematic risk) and target debt/total capital ratio to use in calculating the ranges of discount rates described above. The companies analyzed were NYSE Euronext, The Nasdaq Stock Market, Inc., and IntercontinentalExchange, Inc. These North American based companies were selected because they share similar business and financial characteristics to NYMEX Holdings and CME Group.

In arriving at the estimated equity values per share of NYMEX Holdings common stock and CME Group Class A common stock, JPMorgan calculated the equity value for both NYMEX Holdings and CME Group by increasing the unlevered enterprise values of each of NYMEX Holdings and CME Group by the estimated value of their respective cash, cash equivalents and marketable securities as of December 31, 2007.

Based on the assumptions set forth above, this analysis implied for NYMEX Holdings common stock a range of $83.00 to $117.00 per share, and for CME Group Class A common stock a range of $491.00 to $680.00 per share. JPMorgan noted that the implied range of exchange ratios given these ranges was 0.1227 to 0.2378. JPMorgan also noted that the merger exchange ratio was 0.2064, assuming a 100% stock transaction, based on the closing price of CME Group Class A common stock on March 14, 2008.

Relative contribution analysis: JPMorgan reviewed the relative contribution of NYMEX Holdings and CME Group to the forecasted revenue, EBITDA and net income of CME Group post-merger (excluding synergies and integration costs) for the calendar years ending December 31, 2008 and 2009. The relative contribution analysis did not take into effect the impact of any synergies as a result of the proposed merger.

The relative contribution percentages based on revenue, EBITDA and net income were used to determine the implied pro forma ownership percentages of CME Group post-merger for the common stockholders of CME Group and NYMEX Holdings. The following table presents the results of the relative contribution analysis and implied exchange ratio (assuming a 100% stock transaction):

	Percentage Implied Pro Forma Ownership of CME Group		Implied exchange ratio
Reference Metric	NYMEX Holdings Stockholders	CME Group Stockholders
Revenue 2008E	25%	75%	0.1931
Revenue 2009E	26%	74%	0.1987
EBITDA 2008E	23%	77%	0.1759
EBITDA 2009E	24%	76%	0.1869
Net Income 2008E	23%	77%	0.1726
Net Income 2009E	25%	75%	0.1949

JPMorgan noted that the equity contribution implied by the merger exchange ratio of 0.2064, assuming a 100% stock transaction, implies pro forma ownership of approximately 74% for CME Group stockholders and approximately 26% for NYMEX Holdings stockholders.

Value creation analysis: JPMorgan estimated the potential impact on the value of NYMEX Holdings stockholders’ holdings of common stock due to the transaction. JPMorgan calculated the potential increase/(decrease) in the equity value per share of NYMEX Holdings common stock by comparing (a) the estimated discounted cash flow valuations of NYMEX Holdings common stock with (b) the estimated value of the pro forma CME Group common stock calculated by adding (i) the estimated discounted cash flow valuation for NYMEX Holdings common stock, (ii) the estimated discounted cash flow valuation for CME Group common stock and (iii) the estimated discounted cash flow valuation for the estimated synergies (less estimated integration costs), multiplied by a factor of 26%, representing NYMEX Holdings stockholders’ pro forma ownership of CME Group. Based on the assumptions set forth above, this analysis implied value creation for NYMEX Holdings common stock of $12.00 per share.

Miscellaneous

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

JPMorgan was selected by NYMEX Holdings as one of its financial advisors based on JPMorgan’s qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions and its familiarity with NYMEX Holdings. NYMEX Holdings has agreed to pay JPMorgan a fee for its services as financial advisor, a substantial portion of which is contingent upon the consummation of the merger. The total fee will be calculated as a percentage of the total consideration paid in connection with the merger. Upon delivery of the opinion by JPMorgan, JPMorgan became entitled to a portion of the fee in the amount of $1.5 million. If the proposed merger is consummated, JPMorgan will receive a fee of 0.22% of the total consideration paid in connection with the proposed merger less out-of-pocket expenses incurred by NYMEX Holdings up to $175,000 (taking into account the out-of-pocket expenses incurred by NYMEX Holdings that reduced the fee paid to JPMorgan at the time of delivery of its fairness opinion); however, this fee will be reduced by the fee paid to JPMorgan at the time of the delivery of its fairness opinion. Furthermore, NYMEX Holdings may, in its sole discretion pay JPMorgan a discretionary fee of up to 0.02% of the total consideration paid in connection with the proposed merger. In addition, NYMEX Holdings has agreed to indemnify JPMorgan for certain liabilities arising out of its engagement, including liabilities under federal securities laws.

During the two years preceding the date of this letter, JPMorgan and its affiliates have had investment banking and other relationships with NYMEX Holdings and CME Group and its affiliates, which JPMorgan refers to as the acquiror group, for which JPMorgan and such affiliates have received customary compensation. Such services during such period have included providing treasury and security services to NYMEX Holdings, acting as joint bookrunner and stabilization agent for NYMEX Holdings’ initial public offering in November 2006 and its secondary offering in March 2007 and acting as financial advisor to a member of the acquiror group, CBOT Holdings, in connection with CME Group’s acquisition of such member, which acquisition was completed in July 2007. In addition, JPMorgan’s commercial banking affiliate is the collateral agent and a lender under an outstanding credit facility of the acquiror group, for which it receives customary compensation or other financial benefits. JPMorgan and its affiliates also hold (i) 4 NYMEX Class A memberships, (ii) 10 COMEX Division memberships, (iii) NYMEX Holdings common stock representing less than 1% of the outstanding shares of NYMEX Holdings common stock, (iv) 29 memberships in CME, consisting of Class B common stock of CME Group and associated trading rights and privileges, (v) 15 memberships in CBOT, consisting of Class B memberships, and (vi) CME Group Class A Common Stock representing less than one-half of 1% of the outstanding shares of CME Group Class A Common Stock. In addition, in the ordinary course of our businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of NYMEX Holdings or CME Group for its own account or for the accounts of customers and, accordingly, JPMorgan may at any time hold long or short positions in such securities.

Opinion of Merrill Lynch, Financial Advisor to NYMEX Holdings

On March 16, 2008, Merrill Lynch delivered its oral opinion to the NYMEX Holdings board of directors, which opinion was subsequently confirmed in writing as of the same date, that, as of that date, and based upon and subject to assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Merrill Lynch, as set forth in its written opinion (which are described below), the consideration to be received by the holders of NYMEX Holdings common stock pursuant to the proposed merger was fair, from a financial point of view, to the holders of NYMEX Holdings common stock, other than NYMEX Holdings common stock owned by CME Group or its affiliates or as to which appraisal rights have been demanded in accordance with Section 262 of the DGCL.

The full text of Merrill Lynch’s written opinion, dated as of March 16, 2008, which sets forth assumptions made, matters considered, qualifications and limitations on the scope of review undertaken by Merrill Lynch, is attached as Annex F to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. The following summary of Merrill Lynch’s opinion is qualified in its entirety by reference to, and should be reviewed together with, the full text of the opinion. Stockholders are urged to read the opinion and consider it carefully.

Merrill Lynch’s opinion is addressed to the NYMEX Holdings board of directors for the use and benefit of the board of directors and addresses only the fairness as of the date of the opinion, from a financial point of view, of the consideration to be received in the proposed merger by the holders of NYMEX Holdings common stock, other than NYMEX Holdings common stock owned by CME Group or its affiliates or as to which appraisal rights have been demanded in accordance with Section 262 of the DGCL. The opinion does not address the merits of the underlying decision of NYMEX Holdings to engage in the proposed merger and does not constitute, nor should it be construed as, a recommendation to any stockholder as to how the stockholder should vote with respect to the proposed merger or on any matters related thereto. In addition, Merrill Lynch was not asked to address, and nor does its opinion address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of NYMEX Holdings, other than the holders of NYMEX Holdings common stock (excluding NYMEX Holdings common stock owned by CME Group or its affiliates or as to which appraisal rights have been demanded in accordance with Section 262 of the DGCL). In rendering the opinion, Merrill Lynch expressed no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any parties to the proposed merger, or any class of such persons, relative to the consideration to be paid to holders of NYMEX Holdings common stock in the proposed merger. Merrill Lynch’s opinion was authorized for issuance by the U.S. Fairness Opinion (and Valuation Letter) Committee of Merrill Lynch.

Merrill Lynch’s opinion does not express any opinion as to the prices at which shares of NYMEX Holdings common stock or shares of CME Group Class A common stock will trade following the announcement or consummation of the proposed merger.

In arriving at its opinion, Merrill Lynch has, among other things:

•	Reviewed certain publicly available business and financial information relating to NYMEX Holdings and CME Group that Merrill Lynch deemed to be relevant;

•	Reviewed certain information, including financial forecasts relating to the business, earnings, cash flow, assets, liabilities and prospects of NYMEX Holdings and CME Group, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the proposed merger, referred to as the “expected synergies,” furnished to Merrill Lynch by NYMEX Holdings;

•

Conducted discussions with members of senior management and representatives of NYMEX Holdings and CME Group concerning the matters described in the two preceding bullet points, as well as their respective businesses and prospects before and after giving effect to the proposed merger and the expected synergies;

•

Reviewed the market prices and valuation multiples for NYMEX Holdings common stock and CME Group Class A common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	Reviewed the results of operations of NYMEX Holdings and CME Group and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	Compared the proposed financial terms of the proposed merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	Participated in certain discussions and negotiations among representatives of NYMEX Holdings and CME Group and their respective financial and legal advisors;

•	Reviewed the potential pro forma impact of the proposed merger;

•

Reviewed a presentation by Sandler O’Neill, dated March 16, 2008, relating to the fairness, from a financial point of view, to NYMEX Holdings of the aggregate consideration to be paid by NYMEX for the outstanding NYMEX Class A memberships;

•	Reviewed a draft of the Merger Agreement dated March 16, 2008; and

•

Reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available. Merrill Lynch did not assume any responsibility for independently verifying this information and did not undertake an independent evaluation or appraisal of any of the assets or liabilities of NYMEX Holdings or CME Group and was not furnished with any such evaluation or appraisal, nor did Merrill Lynch evaluate the solvency or fair value of NYMEX Holdings or CME Group under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of NYMEX Holdings or CME Group. With respect to the financial forecast information and the expected synergies furnished to or discussed with Merrill Lynch by NYMEX Holdings or CME Group, Merrill Lynch assumed that the information had been reasonably prepared and reflected the best currently available estimates and judgment of NYMEX Holdings’ management as to the expected future financial performance of NYMEX Holdings and the expected synergies. Merrill Lynch expressed no view as to such forecasts, expected synergies or the assumptions on which they were based. Merrill Lynch further assumed that the proposed merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Merrill Lynch also assumed that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by it.

Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion. Merrill Lynch has no obligation to update, revise or reaffirm its opinion to take into account events occurring after the date that its opinion was delivered to the NYMEX Holdings board of directors. Circumstances could develop prior to the consummation of the proposed merger that, if known at the time Merrill Lynch rendered its opinion, would have altered such opinion. Merrill Lynch has assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the proposed merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the proposed merger. Under the terms of the Merger Agreement, NYMEX Holdings is required to make an offer to purchase 100% of the outstanding NYMEX Class A memberships. Merrill Lynch’s opinion does not address the fairness of the purchase price that would be offered for the NYMEX Class A memberships. Merrill Lynch understood that the NYMEX Holdings board of directors received a presentation and an opinion from Sandler O’Neill as to the fairness of that purchase price.

At the March 16, 2008 NYMEX Holdings board of directors meeting and in connection with preparing its opinion for the board of directors, Merrill Lynch made a presentation of certain financial analyses of the transaction. The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its March 16, 2008 opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Merrill Lynch, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

Neither the reference to a specific analysis nor its order of appearance in the summary below is meant to indicate that the analysis was given more weight than any other analysis. In reaching its conclusion, Merrill Lynch arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes the totality of the factors considered and performed by Merrill Lynch in connection with its opinion operated collectively to support its determinations as to the fairness from a financial point of view of the consideration to be received by the holders of NYMEX Holdings common stock pursuant to the proposed merger. Merrill Lynch did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

In arriving at its opinion, Merrill Lynch made its determination as to the fairness, from a financial point of view, as of the date of the opinion, of the consideration to be received by holders of NYMEX Holdings common stock on the basis of the financial analyses described below. The following summary is not a complete description of all of the analyses performed and factors considered by Merrill Lynch in connection with its opinion, but rather is a summary of the material financial analyses performed and factors considered by Merrill Lynch. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis. Selecting portions of the analyses or of the summary below, without considering the analyses as a whole, could create an incomplete view of the processes underlying Merrill Lynch’s analyses.

With respect to the comparable company and comparable transactions analyses summarized below, such analyses reflect selected companies and transactions, and not necessarily all companies or transactions, that may be considered relevant in evaluating the proposed merger. In addition, no company or transaction used as a comparison is either identical or directly comparable to NYMEX Holdings, CME Group or the proposed merger. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

The estimates of future performance of NYMEX Holdings and CME Group in or underlying Merrill Lynch’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond NYMEX Holdings’ or CME Group’s control. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which these companies actually may be sold. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Merrill Lynch nor any other person assumes responsibility if future results are materially different from those forecasted.

The consideration payable in the proposed merger was determined through negotiation between NYMEX Holdings and CME Group and the decision to enter into the Merger Agreement was solely that of NYMEX Holdings and CME Group. The opinion and financial analyses of Merrill Lynch were only one of many factors considered by NYMEX Holdings in its evaluation of the proposed merger and should not be viewed as determinative of the views of NYMEX Holdings with respect to the proposed merger or the consideration offered.

For purposes of its opinion, in deriving the prices per NYMEX Holdings share using the comparable company analysis, the precedent transaction analysis, the discounted cash flow analysis and the contribution analysis, Merrill Lynch assumed that all NYMEX Class A memberships were purchased for $500 million in accordance with the Merger Agreement and that NYMEX Class A memberships acquired by NYMEX were not leased post transaction. Merrill Lynch also assumed a 100% stock transaction based upon the closing prices on March 14, 2008 of the NYMEX Holdings common stock and the CME Group Class A common stock.

Historical trading analysis

Merrill Lynch compared the historical respective trading price performance of NYMEX Holdings common stock over the 52-week period from March 14, 2007 to March 14, 2008 and CME Group Class A common stock over the same time period. During that period, NYMEX Holdings common stock achieved a closing price high of $142.12 per share on June 15, 2007 and a closing price low of $87.88 per share on February 6, 2008. During the same time period, CME Group Class A common stock achieved a closing price high of $710.75 per share and a closing price low of $461.25 per share on December 21, 2007 and March 10, 2008, respectively. Merrill Lynch noted that the implied exchange ratio as calculated using the volume weighted average price, or “VWAP,” of NYMEX Holdings common stock and CME Group Class A common stock over this period was 0.2120. This implied exchange ratio was compared to the merger exchange ratio of 0.2064.

Comparable company analysis

Merrill Lynch compared the financial and operating performance of NYMEX Holdings and CME Group with publicly available information of selected publicly traded companies engaged in businesses which Merrill Lynch deemed relevant to NYMEX Holdings’ and CME Group’s businesses. For the purposes of its analyses, Merrill Lynch divided the comparable companies into three different categories: (i) North American Derivatives Exchanges, consisting of CME, NYMEX and IntercontinentalExchange Inc., (ii) North American Cash Equities Exchanges, consisting of the NYSE Euronext, NASDAQ OMX Group Inc. and TSX Group, Inc. and (iii) International Exchanges, consisting of the Deutsche Börse, Hong Kong Exchanges & Clearing, Bovespa Holding, S.A., Bolsa de Mercadorias & Futuros BM&F S.A., London Stock Exchange Group PLC, Singapore Exchange Ltd., ASX Ltd., Bolsas y Mercados Espanoles SA, Hellenic Exchanges Holding S.A. and Bursa Malaysia Bhd.

These companies were deemed relevant because they share similar business and financial characteristics to NYMEX Holdings and CME Group. However, none of the companies selected is identical or directly comparable to NYMEX Holdings or CME Group. Accordingly, Merrill Lynch further narrowed the list of companies deemed relevant to the publicly traded derivatives exchanges whose primary business and listing is in the U.S. Merrill Lynch also made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

For each of the selected companies and for NYMEX Holdings and CME Group, Merrill Lynch divided the company’s closing stock price as of March 14, 2008 by its estimated EPS for the calendar years ending December 31, 2008 and December 31, 2009, the result of which is referred to as “Price/Earnings multiple.” For each of the selected companies and for NYMEX Holdings and CME Group, Merrill Lynch divided the Price/

Earnings multiples for the years ending December 31, 2008 and December 31, 2009 by each company’s estimated long-term growth rate, referred to as “Price/Earnings to Growth ratios” or “PEG.” The estimates of EPS and long-term growth rates for each of the selected companies and for NYMEX Holdings and CME Group were based on publicly available estimates of certain securities research analysts.

The following tables reflect the results of the analysis:

Trading Comparables		2008E Price/EPS	2009E Price/EPS	2008E PEG	2009E PEG
North American Derivatives Exchanges	Mean	26.0	20.4	1.27	1.00
	Median	26.1	20.4	1.32	1.06
North American Cash Equities Exchanges	Mean	17.3	14.2	1.16	0.92
	Median	18.1	14.4	1.16	0.92
International Exchanges	Mean	19.0	16.1	1.09	0.96
	Median	16.9	14.9	1.26	1.13

Trading Comparables	2008E Price/EPS	2009E Price/EPS	2008E PEG	2009E PEG
North American Derivatives Exchanges
NYMEX Holdings, Inc.	26.7	20.8	1.41	1.10
CME Group Inc.	25.1	20.1	1.32	1.06
IntercontinentalExchange, Inc.	26.1	20.4	1.08	0.84

Based on the Price/Earnings multiples set forth in the tables above, a range of 25.0 to 27.0 was applied to NYMEX Holdings projected 2008 EPS, which implied a valuation for NYMEX Holdings common stock of $79.18 to $85.94 per share. This range applied to CME Group projected 2008 EPS implied a valuation for CME Group Class A common stock of $481.28 to $519.78 per share. Merrill Lynch noted that the implied range of exchange ratios given these ranges was 0.152 to 0.179.

Based on the Price/Earnings multiples set forth in the table above, a range of 19.0 to 21.0 was applied to NYMEX Holdings projected 2009 EPS, which implied a valuation for NYMEX Holdings common stock of $90.51 to $100.59 per share. This range applied to CME Group projected 2009 EPS implied a valuation for CME Group Class A common stock of $483.12 to $533.98 per share. Merrill Lynch noted that the implied range of exchange ratios given these ranges was 0.169 to 0.208.

Based on the Price/Earnings to Growth ratios set forth in the table above, a range of 1.1 to 1.3 was applied to NYMEX Holdings projected 2008 EPS and estimated long-term growth rate, which implied a valuation for NYMEX Holdings common stock of $65.34 to $78.17 per share. This range applied to CME Group projected 2008 EPS and estimated long-term growth rate implied a valuation for CME Group Class A common stock of $402.35 to $475.51 per share. Merrill Lynch noted that the implied range of exchange ratios given these ranges was 0.137 to 0.194.

Based on the Price/Earnings to Growth ratios set forth in the table above, a range of 0.8 to 1.0 was applied to NYMEX Holdings projected 2009 EPS and estimated long-term growth rate, which implied a valuation for NYMEX Holdings common stock of $71.36 to $90.51 per share. This range applied to CME Group projected 2009 EPS and estimated long-term growth rate implied a valuation for CME Group Class A common stock of $386.50 to $483.12 per share. Merrill Lynch noted that the implied range of exchange ratios given these ranges was 0.148 to 0.234.

Merrill Lynch also noted that the merger exchange ratio was 0.2064.

Precedent transaction analysis

Merrill Lynch performed a precedent transaction analysis, which compares the per share merger consideration to be received in the proposed merger to an implied range of per share values for NYMEX Holdings derived from an analysis of selected precedent transactions deemed by Merrill Lynch to be similar to the proposed merger. Using publicly available information, Merrill Lynch examined selected transactions within the derivatives exchanges and the cash and diversified exchanges industries that Merrill Lynch, based on its experience with mergers and acquisitions analysis, deemed relevant to arriving at its opinion. Merrill Lynch calculated the next-twelve-months net income multiples by dividing the publicly announced equity value of each selected transaction by the next-twelve-month net income of the target company prior to the announcement of the transaction. Specifically, Merrill Lynch reviewed the following transactions:

DERIVATIVES EXCHANGES

Announcement date	Acquiror	Target	Equity Value/ NTM Net Income
11/29/2007	TSX Group, Inc.	Montréal Exchange	33.6

07/06/2007	Chicago Mercantile Exchange Holdings Inc.	CBOT Holdings, Inc.	40.6

06/22/2007	IntercontinentalExchange, Inc.	Winnipeg Commodity Exchange	N/A

04/30/2007	Eurex	International Securities Exchange Holdings, Inc.	35.4

03/15/2007	IntercontinentalExchange, Inc.	CBOT Holdings, Inc.	38.0

10/17/2006	Chicago Mercantile Exchange Holdings Inc.	CBOT Holdings, Inc.	30.7

09/15/2006	IntercontinentalExchange, Inc.	Board of Trade of the City of New York, Inc.	N/A

10/29/01	Euronext	London International Financial Futures and Options Exchanges	N/A

Median			36.7

Mean			36.2

CASH & DIVERSIFIED EXCHANGES

Announcement date	Acquiror	Target	Equity Value/ NTM Net Income
01/17/2008	NYSE Euronext	Amex	N/A
06/25/07	London Stock Exchange	Borsa Italiana	N/A
05/25/07	NASDAQ	OMX AB	24.5
05/22/06	NYSE	Euronext	23.7
04/22/05	NASDAQ	INET	N/A
04/20/05	NYSE	Archipelago	N/A
Median			24.1
Mean			24.1

Based on various judgments concerning the relative comparability of each of the selected transactions to the proposed merger, Merrill Lynch did not rely solely on the quantitative results of the selected transaction analysis in developing a reference range or otherwise applying its analysis. Merrill Lynch, based on its experience with mergers and acquisitions and this segment of the derivatives exchanges and cash and diversified exchanges industries, and using the above transaction multiples as a general guide, selected a range of multiples of equity values to next-twelve-months net income that it believed reflected an appropriate range of transaction multiples applicable to NYMEX Holdings. Merrill Lynch applied a range of comparable transaction multiples of 30.0x to 35.0x to NYMEX Holdings’ next-twelve-months EPS, and arrived at an estimated range of equity values for NYMEX Holdings common stock of $95.88 to $112.73.

Discounted cash flow analysis

Merrill Lynch calculated ranges of implied equity value per share for both NYMEX Holdings common stock and CME Group Class A common stock by performing a discounted cash flow analysis. The discounted cash flow analysis assumed a valuation date of March 31, 2008 and did not take into effect the impact of any synergies as a result of the proposed merger.

A discounted cash flow analysis is a traditional method of evaluating an asset by estimating the future cash flows of an asset and taking into consideration the time value of money with respect to those future cash flows by calculating the “present value” of the estimated future cash flows of the asset. “Present value” refers to the current value of one or more future cash payments, or “cash flows,” from an asset and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions, estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Other financial terms utilized below are “terminal value,” which refers to the value of all future cash flows from an asset at a particular point in time, and “unlevered free cash flows,” which refers to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs.

In arriving at the estimated equity values per share of NYMEX Holdings common stock and CME Group Class A common stock, Merrill Lynch calculated terminal values as of March 31, 2017 by applying a range of perpetual revenue growth rates of 3.5% to 4.5% and a range of discount rates of 11.0% to 13.0%. The unlevered free cash flows from April 1, 2008 through March 31, 2017 and the terminal value were then discounted to present values using a range of discount rates of 11.0% to 13.0% and added together in order to derive the unlevered enterprise values for each of NYMEX Holdings and CME Group. Merrill Lynch’s decision to use perpetual revenue growth rates of 3.5% to 4.5% was based on its judgment that the long-term growth prospects of NYMEX Holdings, CME Group and the industry in which they participate are superior to the long-term growth prospects of the overall economy. The range of discount rates used by Merrill Lynch in its analysis was estimated using traditional investment banking methodology, including the analysis of selected publicly traded companies engaged in businesses that Merrill Lynch deemed relevant to NYMEX Holdings’ and CME Group’s businesses.

In arriving at the estimated equity values per share of NYMEX Holdings common stock and CME Group Class A common stock, Merrill Lynch calculated the equity value for both NYMEX Holdings and CME Group by increasing the unlevered enterprise values of each of NYMEX Holdings and CME Group by the estimated value of their respective cash, cash equivalents and marketable securities as of March 31, 2008.

Based on the assumptions set forth above, this analysis implied for NYMEX Holdings common stock a range of $86.32 to $124.03 per share, and for CME Group Class A common stock a range of $512.30 to $730.39 per share. Merrill Lynch also noted that the merger exchange ratio was 0.2064.

Contribution analysis

Merrill Lynch reviewed the relative contribution of NYMEX Holdings and CME Group to the forecasted revenue, EBITDA and net income of CME Group post-merger (excluding synergies and integration costs) for the calendar years ending December 31, 2008 and 2009. The relative contribution analysis did not take into effect the impact of any synergies as a result of the proposed merger.

The relative contribution percentages based on revenue, EBITDA and net income were used to determine the implied pro forma ownership percentages of CME Group post-merger for the common stockholders of CME Group and NYMEX Holdings. The following table presents the results of the relative contribution analysis:

	Percentage Implied Pro Forma Ownership of CME Group
Reference Metric	NYMEX Holdings Stockholders	CME Group Stockholders
Revenue 2008E	25%	75%
Revenue 2009E	25%	75%
EBITDA 2008E	23%	77%
EBITDA 2009E	24%	76%
Net Income 2008E	23%	77%
Net Income 2009E	25%	75%

Merrill Lynch also noted that the merger exchange ratio was 0.2064.

Value creation analysis

Merrill Lynch estimated the potential impact on the value of NYMEX Holdings stockholders’ holdings of common stock due to the transaction. Merrill Lynch calculated the potential increase/(decrease) in the equity value per share of NYMEX Holdings common stock by comparing (a) the estimated discounted cash flow valuations of NYMEX Holdings common stock with (b) $36 per share cash consideration ($3.4 billion in the aggregate) and the estimated value of the pro forma CME Group Class A common stock calculated by adding the mid-points of (i) the estimated discounted cash flow valuation for NYMEX Holdings common stock, (ii) the estimated discounted cash flow valuation for CME Group Class A common stock and (iii) the estimated discounted cash flow valuation for the estimated synergies (less estimated integration costs), multiplied by a factor of 19%, representing NYMEX Holdings stockholders’ pro forma ownership of CME Group. Based on the assumptions set forth above, this analysis implied value creation for NYMEX Holdings common stock of $11.85 per share.

Miscellaneous

The NYMEX Holdings board of directors retained Merrill Lynch based upon Merrill Lynch’s experience and expertise. Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the proposed transaction. Merrill Lynch, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with business combinations and acquisitions and for other purposes.

NYMEX Holdings has paid Merrill Lynch a fee of $1.5 million less out-of-pocket expenses incurred by NYMEX Holdings up to $175,000 (other than fees and expenses of legal counsel and other advisors to NYMEX Holdings) upon Merrill Lynch delivering its fairness opinion at the time NYMEX Holdings entered into the Merger Agreement. Additionally, upon the consummation of the proposed merger, NYMEX Holdings has agreed to pay Merrill Lynch a fee of 0.22% of the purchase price paid to the holders of NYMEX Holdings common stock in connection with the proposed merger less out-of-pocket expenses incurred by NYMEX Holdings up to $175,000 (taking into account the out-of-pocket expenses incurred by NYMEX Holdings that reduced the fee paid to Merrill Lynch at the time of delivery of its fairness opinion); however, this fee will be reduced by the fee paid to Merrill Lynch at the time of the delivery of its fairness opinion. Furthermore, NYMEX Holdings may, in its sole discretion pay Merrill Lynch a discretionary fee of 0.02% of the purchase paid to the holders of NYMEX Holdings common stock in connection with the proposed merger. NYMEX Holdings has also agreed to reimburse Merrill Lynch for an agreed upon amount of its reasonable out of pocket expenses, including the reasonable fees and disbursements of legal counsel. In addition, NYMEX Holdings has agreed to indemnify Merrill Lynch or any employee, agent, officer, director, advisor, representative and any person who controls

Merrill Lynch, from and against all losses arising out of or in connection with its engagement. If, at any time during Merrill Lynch’s engagement or one year thereafter, NYMEX Holdings receives a “break-up,” “termination,” “topping” or “expense reimbursement” or similar fee or payment upon termination of the Merger Agreement, NYMEX Holdings has agreed to pay Merrill Lynch an additional fee equal to 10% of any such fee.

Merrill Lynch has, in the past, provided financial advisory and financing services to NYMEX Holdings and CME Group and/or their respective affiliates and may continue to do so and has received, and may receive, fees for the rendering of such services. Merrill Lynch acted as joint book-running manager and representative of the underwriters in connection with the initial public offering of NYMEX Holdings common stock in November 2006 as well as the subsequent offering of NYMEX Holdings common stock in March 2007. During the fourth quarter of 2007 and the first quarter of 2008, Merrill Lynch acted as financial advisor to NYMEX Holdings in connection with its acquisition of a minority interest in IMAREX ASA. In December 2007, Merrill Lynch, together with a subsidiary of NYMEX Holdings and others, formed The Green ExchangeTM venture. In July 2007, Merrill Lynch became a member of the syndicate in CME Group’s commercial paper program, the proceeds of which were used to finance CME Group’s tender offer to repurchase shares in connection with its acquisition of CBOT Holdings, Merrill Lynch is also one of the institutions providing CME Group with a 364-day revolving loan facility that serves as a backup facility for the commercial paper program. In addition, in the ordinary course of its business, Merrill Lynch or its affiliates may actively trade NYMEX Holdings common stock, as well as CME Group Class A common stock and other securities of CME Group for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Merrill Lynch and its affiliates also own six NYMEX Class A memberships 12 CBOT memberships, 23 CME memberships and three COMEX memberships.

Opinion of Sandler O’Neill, Financial Advisor to NYMEX Holdings

Sandler O’Neill acted as financial advisor to NYMEX Holdings in connection with the offer by NYMEX to acquire 100% of the NYMEX Class A memberships for an aggregate price of $500 million. At the March 16, 2008 meeting at which NYMEX Holdings’ board considered and approved the Merger Agreement and the purchase of the NYMEX Class A memberships by NYMEX, Sandler O’Neill delivered to the NYMEX Holdings board of directors its oral opinion, subsequently confirmed in writing, that, as of such date, the aggregate consideration to be paid by NYMEX for the NYMEX Class A memberships was fair to NYMEX Holdings from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex G to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. NYMEX Holdings’ stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the NYMEX Holdings board of directors and is directed only to the fairness to NYMEX Holdings from a financial point of view of the aggregate consideration to be paid by NYMEX for the NYMEX Class A memberships. It does not address the underlying business decision of NYMEX Holdings to engage in the merger or to cause NYMEX to purchase the NYMEX Class A memberships or any other aspect of the merger or the purchase of the NYMEX Class A memberships and is not a recommendation to any NYMEX Holdings’ stockholder as to how such stockholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its March 16, 2008 opinion, Sandler O’Neill reviewed and considered, among other things:

(1)	a draft of the Merger Agreement;

(2)	certain publicly available financial statements and other historical financial information of NYMEX Holdings and its subsidiaries that Sandler O’Neill deemed relevant;

(3)	internal financial projections for NYMEX for the years ending December 31, 2008 through 2018 as provided by and reviewed with senior management of NYMEX Holdings;

(4)	earnings per share estimates for NYMEX Holdings for the years ending December 31, 2009, 2010 and 2011 as provided by and reviewed with senior management of NYMEX Holdings;

(5)	consensus earnings per share estimates for NYMEX Holdings for the years ending December 31, 2007, 2008 and 2009 as published by I/B/E/S and a consensus estimated long term earnings per share growth rate as published by I/B/E/S;

(6)	the publicly reported historical price and trading activity for the NYMEX Class A memberships;

(7)	the current market environment generally and the futures exchange industry environment in particular; and

(8)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of NYMEX Holdings the business, financial condition, results of operations and prospects of NYMEX Holdings and its subsidiaries.

In performing its review and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all the financial and other information that was available to Sandler O’Neill from public sources or that was provided to Sandler O’Neill by NYMEX Holdings or its representatives, and assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of the management of NYMEX Holdings that it is not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill has not been asked to undertake, and has not undertaken, any independent verification of any of such information and Sandler O’Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of NYMEX Holdings or any of its subsidiaries, nor has Sandler O’Neill been furnished with any such evaluations or appraisals.

The internal financial projections of NYMEX and earnings estimates for NYMEX Holdings relied upon by Sandler O’Neill in its analyses of NYMEX Holdings were discussed with NYMEX Holdings’ senior management, who confirmed to Sandler O’Neill that those projections and estimates reflected the best currently available estimates and judgments of the future financial performance of NYMEX Holdings and NYMEX. Sandler O’Neill assumed that the financial performances reflected in all such projections and estimates used by it in its analyses would be achieved and expressed no opinion as to such projections and estimates or the assumptions on which they were based. In particular, Sandler O’Neill assumed, upon the advice of NYMEX Holdings, that the effective tax rate of NYMEX Holdings after completion of NYMEX’s purchase of the NYMEX Class A memberships, the timing for reaching certain thresholds of electronic trading of various products and the pricing of commissions with respect to such products will be as indicated to Sandler O’Neill by NYMEX Holdings’ management, and that NYMEX will receive no revenue from providing access to floor trading rights after consummation of the transaction. Sandler O’Neill expressed no opinion as to such tax rate, timing, pricing or absence of revenues or the assumptions on which they were based. Sandler O’Neill also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of NYMEX Holdings and its subsidiaries since the date of the last financial statements made available to Sandler O’Neill and that NYMEX Holdings will remain as a going concern for all periods relevant to Sandler O’Neill’s analyses.

With respect to the Merger Agreement, Sandler O’Neill assumed that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the Merger Agreement will not be waived. Finally, with NYMEX Holdings’ consent, Sandler O’Neill relied upon the advice received from NYMEX Holdings’ legal, accounting and tax advisors as to all legal, accounting and tax matters, including with respect to the rights of the NYMEX Class A members as set forth in the bylaws of NYMEX relating to the merger, the purchase of the NYMEX Class A memberships and the other transactions contemplated by the Merger Agreement.

Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Events occurring after the date of the opinion could materially affect the opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O’Neill expressed no opinion as to the prices at which the NYMEX Class A memberships may trade at any time. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger or the purchase of the NYMEX Class A memberships by the officers, directors, members or employees of NYMEX Holdings or its subsidiaries, or class of such persons, relative to the compensation to be received in the merger or the purchase of the NYMEX Class A memberships by any other shareholders or members of NYMEX Holdings or its subsidiaries.

In rendering its March 16, 2008 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order fully to understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of NYMEX Holdings and Sandler O’Neill. The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the NYMEX Holdings board of directors at the board of directors’ March 16, 2008 meeting. Estimates of the values of companies or their relative ownership rights do not purport to be appraisals or necessarily reflect the prices at which companies or their relative ownership rights may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of the NYMEX Class A memberships, or the prices at which the NYMEX Class A memberships may be sold at any time. The analyses of Sandler O’Neill and the opinion provided by Sandler O’Neill were among a number of factors taken into consideration by the NYMEX Holdings board of directors in making its determination to approve the Merger Agreement and the analyses described below should not be viewed as determinative of the decision of the NYMEX Holdings board of directors or management with respect to the fairness to NYMEX Holdings of the purchase of the NYMEX Class A memberships.

Membership Trading History

Sandler O’Neill reviewed the history of the publicly reported trading prices of NYMEX Class A memberships for the 12 months ended March 6, 2008.

During the 12-month period ended March 6, 2008, individual NYMEX Class A memberships traded within the following range:

NYMEX 12-Month NYMEX Class A Membership Market Price Analysis (in thousands)

Period Ending March 6, 2008
High	$700.0
Low	$460.0
Mean	$609.9
Median	$614.0

In addition, Sandler O’Neill reviewed the history of the publicly reported trading prices of NYMEX Class A memberships for the 12 months ended March 6, 2008 as a distribution of trading ranges versus a percentage of total trading volume. Sandler O’Neill observed that approximately 65.7% of such total trading volume was at prices at or below the price to be paid by NYMEX to acquire each NYMEX Class A membership.

Net Present Value Analysis

Sandler O’Neill performed an analysis that estimated the net present value of the NYMEX Class A memberships under various circumstances. In the analysis, Sandler O’Neill assumed that NYMEX Holdings and its subsidiaries performed in accordance with the financial projections for the years ended December 31, 2009 through 2018 (including with respect to the estimated royalty payments to NYMEX Class A members pursuant to Section 311 of the bylaws of NYMEX) as provided by NYMEX Holdings’ management. To approximate the terminal value of the savings to NYMEX Holdings from the elimination of the estimated royalty payments to NYMEX Class A members at December 31, 2018, Sandler O’Neill applied a perpetuity growth model to the estimated royalty payments for the year ended December 31, 2019 at a perpetuity growth rate range of 1.0% to 4.0%.

The after-tax royalty payment savings for the financial projections for the periods set forth above and the terminal values were then discounted to present values using discount rates ranging from 11.0% to 14.0%, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of the NYMEX Class A memberships.

In addition, the net present value of the after-tax royalty payment savings to NYMEX Class A members from December 31, 2008 to December 31, 2018 and the terminal value at December 31, 2018 were calculated using the same range of discount rates (11.0% – 14.0%) applied to (1) a range of discounts and premiums to the estimated royalty payments to NYMEX Class A members and (2) assuming a range of dates for the inception of the royalty payments to NYMEX Class A members as a result of crossing the 90% threshold for electronic trading volume for certain products, as contemplated by section 311(G) of the bylaws of NYMEX. The range applied to the estimated royalty payment savings was 10% under budget to 10% over budget, using a perpetuity growth rate of 3.0% and a royalty payment trigger date of January 1, 2009. The range applied to the dates for the triggering of the royalty payments ranged from January 1, 2009 to January 1, 2010, on a quarterly basis, using a perpetuity growth rate of 3.0% for the analysis.

As illustrated in the following tables, the analysis indicated an imputed range of values for the NYMEX Class A memberships of $425 million to $695 million when applying the range of perpetuity growth rates, $411 million to $708 million when applying the -10% / +10% projected result range, and $456 million to $618 million when applying the range of royalty payment inception dates.

311(G) Royalty Perpetuity Growth Rate (dollars in millions)

Discount Rate	1.0%	1.5%	2.0%	2.5%	3.0%	3.5%	4.0%
11.00%	$572	$587	$604	$623	$644	$668	$695
11.50%	$541	$554	$569	$585	$603	$624	$647
12.00%	$513	$525	$537	$552	$567	$585	$604
12.50%	$488	$498	$509	$521	$535	$550	$567
13.00%	$465	$474	$484	$494	$506	$519	$533
13.50%	$444	$452	$460	$470	$480	$491	$504
14.00%	$425	$432	$439	$447	$456	$466	$477

Change from Projected Result (dollars in millions)

Discount Rate	(10.0%)	(5.0%)	0.0%	5.0%	10.0%
11.00%	$579	$612	$644	$676	$708
11.50%	$543	$573	$603	$633	$663
12.00%	$510	$539	$567	$595	$624
12.50%	$481	$508	$535	$562	$588
13.00%	$455	$481	$506	$531	$557
13.50%	$432	$456	$480	$504	$528
14.00%	$411	$434	$456	$479	$502

Royalty Trigger Event (dollars in millions)

Discount Rate	Q1 2009	Q2 2009	Q3 2009	Q4 2009	Q1 2010
11.00%	$644	$638	$632	$625	$618
11.50%	$603	$597	$591	$584	$578
12.00%	$567	$561	$555	$548	$542
12.50%	$535	$529	$523	$516	$510
13.00%	$506	$500	$494	$487	$481
13.50%	$480	$474	$468	$461	$455
14.00%	$456	$451	$445	$438	$431

In connection with its analyses, Sandler O’Neill considered and discussed with the NYMEX Holdings board of directors how the present value analyses would be affected by changes in the underlying assumptions. Sandler O’Neill noted that the terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma EPS Analysis

Sandler O’Neill analyzed certain potential pro forma effects of the purchase of the NYMEX Class A memberships upon NYMEX Holdings’ earnings per share for the years ending December 31, 2009 through 2011, assuming the following: (1) the purchase of the NYMEX Class A memberships closes on December 31, 2008; (2) the aggregate purchase price for the NYMEX Class A memberships is $500 million; (3) NYMEX Holdings performs in accordance with the estimated earnings per share provided by senior management of NYMEX Holdings; (4) royalty payments are made to the NYMEX Class A members in accordance with the financial projections for the years ended December 31, 2009 through 2011; (5) an assumed mix of cash on hand and debt comprising the financing of the proposed purchase of the NYMEX Class A memberships, including the respective financing costs for both cash on hand and debt financing; and (6) the absence of goodwill amortization from the purchase of the NYMEX Class A memberships, all as provided by the senior management of NYMEX Holdings. The analyses indicated that for the years ending December 31, 2009 through 2011, the purchase of the NYMEX Class A memberships would be accretive to NYMEX Holdings’ projected earnings per share.

Miscellaneous

Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. The NYMEX Holdings board of directors selected Sandler O’Neill based on its reputation and experience in comparable transactions.

NYMEX Holdings has agreed to pay Sandler O’Neill a fee of $1 million in connection with the rendering of its opinion, all of which is to be paid within 45 business days after Sandler O’Neill rendered its opinion. NYMEX Holdings has also agreed to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under the securities laws.

In the ordinary course of its respective broker and dealer businesses, Sandler O’Neill may purchase securities from and sell securities to NYMEX Holdings and CME Group and their respective affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of NYMEX Holdings, CME Group or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Sandler O’Neill owns no memberships in NYMEX, CME, CBOT or COMEX.

Interests of CME Group Executive Officers and Directors in the Merger

CME Group stockholders considering the recommendation of the CME Group board of directors regarding the merger should be aware that the directors and executive officers of CME Group may have interests in the merger that are different from, or in addition to, the interests of CME Group stockholders generally. The CME Group board of directors was aware of these potentially conflicting interests when they adopted the Merger Agreement and approved the merger. At the effective time of the merger, the number of directors on the CME Group board of directors will be 33, and all current members of the CME Group board of directors will continue as members of the CME Group board of directors immediately following the merger.

Interests of NYMEX Holdings Executive Officers and Directors in the Merger

NYMEX Holdings stockholders considering the recommendation of the NYMEX Holdings board of directors regarding the merger should be aware that the directors and executive officers of NYMEX Holdings may have interests in the merger that are different from, or in addition to, the interests of NYMEX Holdings stockholders generally. The NYMEX Holdings board of directors was aware of these potentially conflicting interests when it adopted the Merger Agreement and approved the merger.

Board Seats Following Completion of the Merger

At the effective time of the merger, the number of directors on the CME Group board of directors will be increased to 33, and three individuals that will be selected by CME Group from a list of potential directors provided by NYMEX Holdings will become members of the CME Group board of directors immediately following the merger. Such individuals will be entitled to receive board compensation under the CME Group board compensation program.

Stock Options and Restricted Stock Units

All outstanding NYMEX Holdings stock options granted under or pursuant to the NYMEX Holdings, Inc. 2006 Omnibus Long-Term Incentive Plan, whether or not exercisable, will be assumed by CME Group and automatically become options to purchase shares of CME Group Class A common stock on the same terms and conditions applicable to such NYMEX Holdings stock options. The number of shares of CME Group Class A common stock issuable upon exercise of each such option will be equal to the number of shares of NYMEX Holdings common stock subject to the assumed option immediately prior to the effective time of the merger multiplied by the number of shares of CME Group Class A common stock to be received per share of NYMEX Holdings common stock for which a valid stock election is made (assuming no proration of stock consideration), rounded down to the nearest whole number. The exercise price of each such option will be equal to the exercise price of the assumed NYMEX Holdings option immediately prior to the effective time of the merger divided by the number of shares of CME Group Class A common stock to be received per share of NYMEX Holdings common stock for which a valid stock election is made, assuming no proration of stock consideration and rounded up to the nearest whole cent. In addition, all outstanding restricted stock units with respect to NYMEX Holdings common stock granted under the NYMEX Holdings, Inc. 2006 Omnibus Long-Term Incentive Plan will be converted into a number of restricted stock units with respect to CME Group Class A common stock equal to the number of NYMEX Holdings restricted stock units outstanding immediately prior to the effective time of the merger multiplied by the number of shares of CME Group Class A common stock to be received per share of NYMEX Holdings common stock for which a valid stock election is made (assuming no proration of stock consideration). Except as described below with respect to accelerated vesting of certain stock options and restricted stock units held by certain executive officers of NYMEX Holdings, each adjusted option and restricted stock unit grant will be subject to the same terms and conditions, including expiration date, vesting and exercise provisions, as were applicable to the corresponding option or restricted stock unit immediately prior to the effective time of the merger.

Following the effective time of the merger, all stock options and restricted stock units granted to executive officers will become fully vested upon either (i) an involuntary termination of the executive’s employment without “cause” or (ii) a voluntary termination of the executive’s employment upon a “constructive discharge” (each as defined in the Change in Control Severance Plan discussed below), in either case that occurs within 18 months of the effective time of the merger.

The following table sets forth, for each executive officer of NYMEX Holdings, as of June 6, 2008, the aggregate number of shares subject to outstanding options to purchase shares of NYMEX Holdings common stock, the aggregate number of shares of NYMEX Holdings common stock subject to vested options, the weighted average exercise price of all such outstanding options and the number of restricted stock units with respect to NYMEX Holdings common stock.

Name of Executive Officer	Aggregate Number of Shares Subject to Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Restricted Stock Units
James Newsome	175,500	$72.84	33,250
Kenneth Shifrin	65,650	$74.44	6,850
Richard Schaeffer	175,500	$72.84	33,250
Christopher Bowen	56,250	$59.00	6,000
Samuel Gaer	73,150	$72.85	7,600
Richard Kerschner	61,900	$75.37	6,100
Thomas LaSala	65,650	$74.44	6,850
Sean Keating	58,500	$72.84	5,700
Robert Levin (1)	64,750	$71.50	5,700
Joseph Raia	58,500	$72.84	5,700

(1)	Mr. Levin’s aggregate number of shares subject to outstanding options include 6,250 options which are vested but not yet exercised. Those options are subject to a previously adopted plan intended to comply with Rule 10b5-1(c) under the Securities Exchange Act of 1934.

Non-employee directors of NYMEX Holdings are awarded annual grants of restricted stock units, which are automatically converted upon the grant into deferred stock units pursuant to the NYMEX Holdings, Inc. 2006 Non-Employee Director Compensation Plan. All outstanding deferred stock units held by non-employee directors will fully vest upon the effective time of the merger. As of June 6, 2008, the non-employee directors of NYMEX Holdings held the following interests in NYMEX Holdings.

Name of Non Executive Director	NYMEX Class A Membership	Common Stock (including indirect ownership)	Options	Deferred Stock Units
Stephen Ardizzone	1	60,000	0	1,262
Neil Citrone	1	90,380	0	1,262
Melvyn Falis	0	0	0	1,262
William Ford	0	6,259,100	0	1,262
Howard Gabler	0	0	0	681
A. George Gero	2	196,800	0	1,262
Thomas Gordon	1	107,200	0	1,806
Harvey Gralla	1	90,380	0	753
William Maxwell	0	0	0	923
John McNamara	2	54,460	0	509
Daniel Rappaport	2	122,800	0	1,262
Frank Siciliano	1	109,800	0	1,262
Robert Steele	0	0	0	1,262
Dennis Suskind	0	0	0	1,262

Separation Allowance

NYMEX Holdings has a separation allowance policy, referred to as the “Separation Allowance Policy,” applicable to certain executives who are not party to specific employment agreements. The Separation Allowance Policy provides a discretionary severance payment upon certain types of “no fault” terminations, including: job elimination, physical incapacity (disability), lack of qualifications, changed job requirements or reasons considered by NYMEX Holdings as “hardship,” which may include childcare obligations caused by the death of a spouse or relocation of a spouse. Factors considered to determine separation payments are years of service and position. Senior vice presidents of NYMEX Holdings and above with six months to one year of service are eligible to receive two weeks of base salary as separation pay. Senior vice presidents of NYMEX Holdings and above with one but less than three years of service are eligible to receive four weeks of base salary as separation pay. Senior vice presidents of NYMEX Holdings and above with three but less than ten years of service are eligible to receive two weeks of base salary as separation pay for each year of service; those with ten or more years of service are eligible to receive two weeks base salary per half year of service as separation pay. In all events, separation pay is capped at 52 weeks of payments.

Grant Agreements

Certain officers and directors of NYMEX Holdings entered into Non Qualified Stock Option Agreements and Restricted Stock Unit Agreements, collectively referred to as “Grant Agreements,” in connection with the granting of equity awards upon the occurrence of NYMEX Holdings’ initial public offering, on November 17, 2006 and the granting of equity awards on January 9, 2008. Under the terms of the Grant Agreements, 100% of the outstanding non qualified stock options, or “NSOs,” and restricted stock units, or “RSUs,” will vest if the named individual’s employment is terminated “without cause” or because of a “constructive discharge” during the 18-month period following a change in control.

Employment Agreements

Certain executives of NYMEX Holdings have employment agreements with NYMEX Holdings that provide for payments and benefits upon certain types of termination of employment.

Employment Agreement with Christopher Bowen

Mr. Bowen entered into an employment agreement with NYMEX Holdings, effective as of March 1, 2006, which was amended on November 17, 2006, which we refer to as the “Bowen Agreement.” Mr. Bowen serves as NYMEX Holdings’ general counsel and chief administrative officer. Mr. Bowen served as NYMEX Holdings’ Corporate Secretary from 2006 until January 2008. The Bowen Agreement is effective through February 28, 2009, at which point it automatically renews for subsequent one-year periods unless either party provides the other with thirty days’ advance written notice of his or its desire not to renew the then-current term. Under the terms of the Bowen Agreement, Mr. Bowen is paid a base salary of $500,000 per year and an annual bonus in an amount determined by the compensation committee, which bonus must be at least $250,000. If Mr. Bowen is terminated without cause or if he resigns for good reason, he will be entitled to: (A) a cash termination payment equal to 150% of the sum of (x) his annual salary and (y) the minimum annual bonus, payable in prescribed installments over a one-year period, (B) health insurance benefits for up to 12 months after termination of employment, and (C) immediate vesting of 50% of all outstanding unvested equity awards granted under NYMEX Holdings’ long term incentive plan. Pursuant to the Bowen Agreement, the term “cause” includes Mr. Bowen’s conviction of a felony or any other crime involving dishonesty or breach of trust; a violation involving dishonesty, breach of trust or bad faith of any statute, regulation or rule in the areas of commodities or securities regulation that results in sanctions against Mr. Bowen or NYMEX Holdings; deliberate misconduct, willful dereliction of duty, fraud, misappropriation or embezzlement; failure to devote substantially all of his business time and efforts to NYMEX Holdings; or the uncured material breach of the terms of the Bowen Agreement. The term “good reason” is defined as relocation by more than 50 miles of Mr. Bowen’s principal place of employment or a material uncured breach by NYMEX Holdings.

Employment Agreement with Samuel Gaer

Mr. Gaer entered into an employment agreement with NYMEX Holdings, effective as of March 31, 2003, which was subsequently amended on each of March 31, 2006 and November 17, 2006, which we refer to as the “Gaer Agreement.” Mr. Gaer serves as NYMEX Holdings’ executive vice president and chief information officer. The Gaer Agreement is effective through March 30, 2009, at which point it automatically renews for subsequent one-year periods unless either party provides the other with thirty days’ advance written notice of his or its desire not to renew the then current term. Under the terms of the Gaer Agreement, Mr. Gaer is paid a base salary of $600,000 per year, which was recently increased from $500,000 per year by the compensation committee, effective April 1, 2008, to reflect his increased responsibilities as executive vice president, and an annual bonus in an amount determined by the compensation committee, which bonus must be at least $250,000. If Mr. Gaer is terminated without cause or if he resigns for good reason, he will be entitled to: (A) a cash termination payment equal to 150% of the sum of (x) his annual salary and (y) the minimum annual bonus, payable in prescribed installments over a one-year period, (B) health insurance benefits for up to 12 months after termination of employment, and (C) immediate vesting of 50% of all outstanding unvested equity awards granted under NYMEX Holdings’ long term incentive plan. Pursuant to the Gaer Agreement, the term “cause” includes Mr. Gaer’s conviction of a felony or any other crime involving dishonesty or breach of trust; a violation involving dishonesty, breach of trust or bad faith of any statute, regulation or rule in the areas of commodities or securities regulation that results in sanctions against Mr. Gaer or NYMEX Holdings; deliberate misconduct, willful dereliction of duty, fraud, misappropriation or embezzlement; failure to devote substantially all of his business time and efforts to NYMEX Holdings; or the uncured material breach of the terms of the Gaer Agreement. The term “good reason” is defined as relocation by more than 50 miles of Mr. Gaer’s principal place of employment or a material uncured breach by NYMEX Holdings.

Change in Control Plan

The NYMEX Holdings Change in Control Severance Plan, which we refer to as the “Change in Control Plan,” was adopted on January 9, 2008, and provides payments and benefits to certain officers of NYMEX Holdings if they are terminated “without cause” or if they resign for “good reason” (each as defined in the Change in Control Plan) (i) during the 18-month period following a change in control or (ii) at the request of a third party in contemplation of a change in control (and such change in control is consummated) (each a “Qualified Termination”). The Change in Control Plan provides a lump sum payment upon a Qualified Termination in an amount equal to (i) the executive’s pro-rata target bonus for the year in which the termination occurs plus (ii) a multiple of the sum of (a) the executive’s base salary for the year in which the termination occurs and (b) the average of the executive’s prior two years’ normal annual bonus payments, where such multiple is, for Messrs. Schaeffer and Newsome, three, and for Messrs. Shifrin, Bowen and Gaer, two.

In addition, the Change in Control Plan provides for a modified tax gross-up to certain participants who become entitled to receive payments or benefits in connection with a change in control of NYMEX Holdings (whether under the Change in Control Plan or any other agreement between NYMEX Holdings and the participant, notwithstanding any contrary provision in any such agreement, as applicable), to the extent such payments and benefits (individually or in the aggregate) subject participants to excise tax obligations under Sections 280G and 4999 of the Code. Under the Change in Control Plan, participants whose severance payments and benefits upon a qualified termination are less than 110% of their “capped amount” (defined below), will have their payments and benefits reduced to their capped amount. Participants whose severance payments and benefits upon a qualified termination equal or exceed 110% of their capped amount, will receive a “gross-up” payment from NYMEX Holdings with respect to the amount of any excise tax imposed under Section 4999 of the Code. An individual’s “capped amount” equals 2.99 multiplied by his or her “base amount.” A participant’s base amount, determined in accordance with Section 280G of the Code, is the average of his or her total compensation paid by NYMEX Holdings for employment services during the five-year (or such lesser number of years of employment) period ending on the last day of the calendar year preceding the year in which the change in control occurs.

Potential Payments Upon Termination or Qualifying Termination After a Change in Control

The following table shows potential payments to certain NYMEX Holdings officers, directors and employees pursuant to contracts, agreements, plans or arrangements existing as of June 6, 2008, for various scenarios involving a change in control or termination of employment of each of the individuals, assuming either no-fault termination under the Separation Allowance Policy, “good reason” or “without cause” termination under an employment agreement, “without cause” or “constructive discharge” termination under a Grant Agreement, or upon a Qualified Termination after a change in control pursuant to the Change in Control Plan, and in each case, a September 30, 2008 termination date and using as applicable, an estimated closing price of NYMEX Holdings common stock of $102 at the termination date.

Name / Event	Change in Control Plan Payment	Value of Unvested NSOs	Value of Unvested RSUs	Benefit Continuation	Total Payout Upon a Change of Control	Tax Gross-Up	Separation Allowance Payment (11)
James Newsome (1) President and Chief Executive Officer	$10,725,000	$5,805,000	$3,391,500	—	$19,921,500	$5,146,028	$103,846

Kenneth Shifrin (2) Chief Financial Officer	$1,775,000	$2,096,250	$698,700	—	$4,569,950	$868,501	$61,538

Richard Schaeffer (3) Executive Chairman	$16,200,000	$5,805,000	$3,391,500	—	$25,396,500	$7,275,731	$69,231

Christopher Bowen (4) General Counsel and Chief Administrative Officer	$1,925,000	$2,418,750	$612,000	$21,092	$4,976,842	$—	$—

Samuel Gaer (5) Executive Vice President and Chief Information Officer	$2,550,000	$2,418,750	$775,200	$21,092	$5,765,042	$1,157,573	$—

Richard Kerschner (6) General Counsel	$2,375,000	$1,935,000	$622,200	$—	$4,932,200	$1,152,773	$57,692

Thomas LaSala (7) Chief Regulatory Officer	$1,625,000	$2,096,250	$698,700	$—	$4,419,950	$809,950	$400,000

Sean Keating (8) Senior Vice President, Clearing Services	$656,250	$1,935,000	$581,400	$—	$3,172,650	$—	$34,615

Robert Levin (9) Senior Vice President, Research	$637,500	$1,935,000	$581,400	$—	$3,153,900	$463,918	$250,000

Joseph Raia (10) Senior Vice President, Marketing	$568,750	$1,935,000	$581,400	$—	$3,085,150	$—	$51,923

(1)

Dr. Newsome is not a party to an employment agreement and is thus eligible to participate in the Separation Allowance Policy, described above. Under the terms of the Separation Allowance Policy, Dr. Newsome would be eligible to receive a discretionary payment equal to six weeks of base pay, or $103,846, in the event of a no-fault termination. Dr. Newsome participates in the Change in Control Plan. In accordance with its terms, if Dr. Newsome incurs a Qualified Termination on September 30, 2008, he will be eligible to receive a pro-rata payment of his target bonus for the year in which his Qualified Termination occurs totaling $2,025,000. Dr. Newsome would also be eligible to receive a payment equal to three times (i) his base salary for the year in which the Qualified Termination occurs (totaling $2,700,000) and (ii) the average of his normal annual bonus for the prior two years (totaling $6,000,000). In addition, under the terms of Dr. Newsome’s Grant Agreements, 100% of his unvested outstanding NSOs and RSUs will vest if his employment is terminated without cause or because of a constructive discharge during the 18-month period following a change in control. Dr. Newsome currently holds 135,000 NSOs at an exercise price of $59.00 per share and 40,500 NSOs at an exercise price of $118.97 per share. Based on an estimated price per share of $102, the value of his unvested NSOs is $5,805,000. In addition, Dr. Newsome currently holds 33,250 unvested RSUs valued at $3,391,500, based on an estimated price per share of $102. Furthermore, pursuant to the Change in Control Plan, Dr. Newsome will be entitled to a tax gross-up to the extent the payments and benefits he receives (under the Change in Control Plan or all other agreements) subject him to excise tax obligations under Sections 280G and 4999 of the Code, provided that such payments and benefits equal or exceed 110% of his “capped amount.” Based on the above payments and benefits, Dr. Newsome would be entitled to a tax gross-up of $5,146,028 for his excise tax obligations resulting from a change in control.

(2)	Mr. Shifrin is not a party to an employment agreement with NYMEX Holdings. However, Mr. Shifrin is eligible to participate in the Separation Allowance Policy, described above. Under the terms of the Separation Allowance Policy, Mr. Shifrin would be eligible to receive a discretionary payment equal to eight weeks of base pay, or $61,538, in the event of a no-fault termination. Mr. Shifrin participates in the Change in Control Plan. In accordance with its terms, if Mr. Shifrin incurs a Qualified Termination, he will be eligible to receive a pro-rata payment of his target bonus for the year in which his Qualified Termination occurs totaling $300,000. Mr. Shifrin would also be eligible to receive a payment equal to two times (i) his base salary for the year in which the Qualified Termination occurs (totaling $800,000) and (ii) the average of his normal annual bonus for the prior two years (totaling $675,000). In addition, under the terms of Mr. Shifrin’s Grant Agreements, 100% of his unvested outstanding NSOs and RSUs will vest if his employment is terminated without cause or because of a constructive discharge during the 18-month period following a change in control. Mr. Shifrin currently holds 48,750 NSOs at an exercise price of $59.00 per share and 16,900 NSOs at an exercise price of $118.97 per share. Based on an estimated price per share of $102, the value of his unvested NSOs is $2,096,250. In addition, Mr. Shifrin currently holds 6,850 unvested RSUs valued at $698,700, based on an estimated price per share of $102. Furthermore, pursuant to the Change in Control Plan, Mr. Shifrin will be entitled to a tax gross-up to the extent any payments and benefits he receives (under the Change in Control Plan or all other agreements) subject him to excise tax obligations under Sections 280G and 4999 of the Code, provided that such payments and benefits equal or exceed 110% of his “capped amount.” Based on the above payments and benefits, Mr. Shifrin would be entitled to a tax gross-up of $868,501 for his excise tax obligations resulting from a change in control.

(3)

Mr. Schaeffer is not a party to an employment agreement with NYMEX Holdings. However, Mr. Schaeffer is eligible to participate in the Separation Allowance Policy, described above. Under the terms of the Separation Allowance Policy, Mr. Schaeffer would be eligible to receive a discretionary payment equal to four weeks of base pay, or $69,231, in the event of a no-fault termination. Mr. Schaeffer participates in the Change in Control Plan. In accordance with its terms, if Mr. Schaeffer incurs a Qualified Termination, he will be eligible to receive a pro-rata payment of his target bonus for the year in which his Qualified Termination occurs totaling $2,700,000. Mr. Schaeffer would also be eligible to receive a payment equal to three times (i) his base salary for the year in which the Qualified Termination occurs (totaling $2,700,000) and (ii) the average of his normal annual bonus for the prior two years (totaling $10,800,000). In addition, under the terms of Mr. Schaeffer’s Grant Agreements, 100% of his unvested outstanding NSOs and RSUs will vest if his employment is terminated without cause or because of constructive discharge during the 18-month period following a change in control. Mr. Schaeffer currently holds 135,000 NSOs at an exercise price of $59.00 per share and 40,500 NSOs at an exercise price of $118.97 per share. Based on an estimated price per share of $102, the value of his unvested NSOs is $5,805,000. In addition, Mr. Schaeffer currently holds 33,250 unvested RSUs valued at $3,391,500, based on an estimated price per share of $102. Furthermore, pursuant to the Change in Control Plan, Mr. Schaeffer will be entitled to a tax gross-up to the extent any payments and benefits he receives (under the Change in Control Plan or all other agreements)

subject him to excise tax obligations under Sections 280G and 4999 of the Code, provided that such payments and benefits equal or exceed 110% of his “capped amount.” Based on the above payments and benefits, Mr. Schaeffer would be entitled to a tax gross-up of $7,275,731 for his excise tax obligations resulting from a change in control.

(4)	Mr. Bowen participates in the Change in Control Plan. In accordance with its terms, if Mr. Bowen incurs a Qualified Termination, he will be eligible to receive a pro-rata payment of his target bonus for the year in which his Qualified Termination occurs totaling $375,000. Mr. Bowen would also be eligible to receive a payment equal to two times (i) his base salary for the year in which the Qualified Termination occurs (totaling $1,000,000) and (ii) the average of his normal annual bonus for the prior two years (totaling $550,000). In addition, under the terms of Mr. Bowen’s Grant Agreements, 100% of his unvested outstanding NSOs and RSUs will vest if his employment is terminated without cause or because of a constructive discharge during the 18-month period following a change in control. Mr. Bowen currently holds 56,250 NSOs at an exercise price of $59.00 per share. Based on an estimated price per share of $102, the value of his unvested NSOs is $2,418,750. In addition, Mr. Bowen currently holds 6,000 unvested RSUs valued at $612,000, based on an estimated price per share of $102. In accordance with the terms of the Bowen Agreement, Mr. Bowen will receive up to 12 months of COBRA continuation benefits in the event of a Qualified Termination, with a value equal to $21,092. Furthermore, Mr. Bowen will be entitled to a tax gross-up to the extent any payments and benefits he receives (under the Change in Control Plan or all other agreements) subject him to excise tax obligations under Sections 280G and 4999 of the Code, provided that such payments and benefits equal or exceed 110% of his “capped amount.” In Mr. Bowen’s case, this tax gross-up provision overrides a provision in the Bowen Agreement that would have required a cut back of his payments under that agreement in the event of a termination after a change in control. If severance payments are made under the Change in Control Plan to Mr. Bowen, he will not be eligible to receive severance payments under the Bowen Agreement. Based on the amount of the above payments and benefits, Mr. Bowen would not be entitled to a tax gross-up in the event of a change in control.

(5)	Mr. Gaer participates in the Change in Control Plan. In accordance with its terms, if Mr. Gaer incurs a Qualified Termination, he will be eligible to receive a pro-rata payment of his target bonus for the year in which his Qualified Termination occurs totaling $450,000. Mr. Gaer would also be eligible to receive a payment equal to two times (i) his base salary for the year in which the Qualified Termination occurs (totaling $1,200,000) and (ii) the average of his normal annual bonus for the prior two years (totaling $900,000). In addition, under the terms of Mr. Gaer’s Grant Agreements, 100% of his unvested outstanding NSOs and RSUs will vest if his employment is terminated without cause or because of a constructive discharge during the 18-month period following a change in control. Mr. Gaer currently holds 56,250 NSOs at an exercise price of $59.00 per share and 16,900 NSOs at an exercise price of $118.97 per share. Based on an estimated price per share of $102, the value of his unvested NSOs is $2,418,750. In addition, Mr. Gaer currently holds 7,600 unvested RSUs valued at $775,200, based on an estimated price per share of $102. In accordance with the terms of the Gaer Agreement, Mr. Gaer will receive up to 12 months of COBRA continuation benefits in the event of a Qualified Termination, with a value equal to $21,092. Furthermore, Mr. Gaer will be entitled to a tax gross-up to the extent any payments and benefits he receives (under the Change in Control Plan or all other agreements) subject him to excise tax obligations under Sections 280G and 4999 of the Code, provided that such payments and benefits equal or exceed 110% of his “capped amount.” In Mr. Gaer’s case, this tax gross-up provision overrides a provision in the Gaer Agreement that would have required a cut back of his payments under that agreement in the event of a termination after a change in control. If severance payments are made under the Change in Control Plan to Mr. Gaer, he will not be eligible to receive severance payments under the Gaer Agreement. Based on the above payments and benefits, Mr. Gaer would be entitled to a tax gross-up of $1,157,573 for his excise tax obligations resulting from a change in control.

(6)	Mr. Kerschner participates in the Change in Control Plan. In accordance with its terms, if Mr. Kerschner incurs a Qualified Termination, he will be eligible to receive a pro-rata payment of his target bonus for the year in which his Qualified Termination occurs totaling $375,000. Mr. Kerschner would also be eligible to receive a payment equal to two times (i) his base salary for the year in which the Qualified Termination occurs (totaling $1,000,000) and (ii) the average of his normal annual bonus for the prior two years (totaling $1,000,000). In addition, under the terms of Mr. Kerschner’s Grant Agreements, 100% of his unvested outstanding NSOs and RSUs will vest if his employment is terminated without cause or because of a constructive discharge during the 18-month period following a change of control. Mr. Kerschner currently holds 45,000 NSOs at an exercise price of $59.00 per share and 16,900 NSOs at an exercise price of $118.97 per share. Based on an estimated price per share of $102, the value of his unvested NSOs is $1,935,000. In addition, Mr. Kerschner currently holds 6,100 unvested RSU’s valued at $622,200, based on an estimated price per share of $102. Furthermore, Mr. Kerschner will be entitled to a tax gross-up to the extent any payments and benefits he receives (under the Change in Control Plan or all other agreements) subject him to excise tax obligations under Sections 280G and 4999 of the Code, provide that such payments and benefits equal or exceed 110% of his “capped amount.” Based on the amount of the above payments, Mr. Kerschner would be entitled to a tax gross-up of $1,152,773 for his excise tax obligations resulting from a change in control.

(7)	Mr. LaSala participates in the Change in Control Plan. In accordance with its terms, if Mr. LaSala incurs a Qualified Termination, he will be eligible to receive a pro-rata payment of his target bonus for the year in which his Qualified Termination occurs totaling $300,000. Mr. LaSala would also be eligible to receive a payment equal to two times (i) his base salary for the year in which the Qualified Termination occurs (totaling $800,000) and (ii) the average of his normal annual bonus for the prior two years (totaling $525,000). In addition, under the terms of Mr. LaSala’s Grant Agreements, 100% of his unvested outstanding NSOs and RSUs will vest if his employment is terminated without cause or because of a constructive discharge during the 18-month period following a change of control. Mr. LaSala currently holds 48,750 NSOs at an exercise price of $59.00 per share and 16,900 NSOs at an exercise price of $118.97 per share. Based on an estimated price per share of $102, the value of his unvested NSOs is $2,096,250. In addition, Mr. LaSala currently holds 6,850 unvested RSU’s valued at $698,700, based on an estimated price per share of $102. Furthermore, Mr. LaSala will be entitled to a tax gross-up to the extent any payments and benefits he receives (under the Change in Control Plan or all other agreements) subject him to excise tax obligations under Sections 280G and 4999 of the Code, provide that such payments and benefits equal or exceed 110% of his “capped amount.” Based on the amount of the above payments, Mr. LaSala would be entitled to a tax gross-up of $809,950 for his excise tax obligations resulting from a change in control.

(8)	Mr. Keating participates in the Change in Control Plan. In accordance with its terms, if Mr. Keating incurs a Qualified Termination, he will be eligible to receive a pro-rata payment of his target bonus for the year in which his Qualified Termination occurs totaling $168,750. Mr. Keating would also be eligible to receive a payment equal to one times (i) his base salary for the year in which the Qualified Termination occurs (totaling $225,000) and (ii) the average of his normal annual bonus for the prior two years (totaling $262,500). In addition, under the terms of Mr. Keating’s Grant Agreements, 100% of his unvested outstanding NSOs and RSUs will vest if his employment is terminated without cause or because of a constructive discharge during the 18-month period following a change of control. Mr. Keating currently holds 45,000 NSOs at an exercise price of $59.00 per share and 13,500 NSOs at an exercise price of $118.97 per share. Based on an estimated price per share of $102, the value of his unvested NSOs is $1,935,000. In addition, Mr. Keating currently holds 5,700 unvested RSU’s valued at $581,400, based on an estimated price per share of $102. Furthermore, Mr. Keating will be entitled to a tax gross-up to the extent any payments and benefits he receives (under the Change in Control Plan or all other agreements) subject him to excise tax obligations under Sections 280G and 4999 of the Code, provide that such payments and benefits equal or exceed 110% of his “capped amount.” Based on the amount of the above payments, Mr. Keating would not be entitled to a tax gross-up in the event of a change in control.

(9)

Mr. Levin participates in the Change in Control Plan. In accordance with its terms, if Mr. Levin incurs a Qualified Termination, he will be eligible to receive a pro-rata payment of his target bonus for the year in which his Qualified Termination occurs totaling $187,500. Mr. Levin would also be eligible to receive a payment equal to one times (i) his base salary for the year in which the Qualified Termination occurs (totaling $250,000) and (ii) the average of his normal annual bonus for the prior two years (totaling $200,000). In addition, under the terms of Mr. Levin’s Grant Agreements, 100% of his unvested outstanding NSOs and RSUs will vest if his employment is terminated without cause or because of a constructive discharge during the 18-month period following a change of control. Mr. Levin currently holds 45,000 NSOs at an exercise price of $59.00 per share and 13,500 NSOs at an exercise price of $118.97 per share. Based on an estimated price per share of $102, the value of his unvested NSOs is $1,935,000. In addition, Mr. Levin currently holds 5,700 unvested RSU’s valued at $581,400, based on an estimated price per share of $102. Furthermore, Mr. Levin will be entitled to a tax gross-up to the extent any payments and benefits he receives (under the Change in Control Plan or all other agreements) subject him to excise tax obligations under Sections 280G and 4999 of the Code, provide that such payments and benefits equal or exceed 110% of his “capped amount.” Based on the amount of the above payments, Mr. Levin would be entitled to a tax gross-up of $463,918 for his excise tax obligations resulting from a change in control.

(10)	Mr. Raia participates in the Change in Control Plan. In accordance with its terms, if Mr. Raia incurs a Qualified Termination, he will be eligible to receive a pro-rata payment of his target bonus for the year in which his Qualified Termination occurs totaling $168,750. Mr. Raia would also be eligible to receive a payment equal to one times (i) his base salary for the year in which the Qualified Termination occurs (totaling $225,000) and (ii) the average of his normal annual bonus for the prior two years (totaling $175,000). In addition, under the terms of Mr. Raia’s Grant Agreements, 100% of his unvested outstanding NSOs and RSUs will vest if his employment is terminated without cause or because of a constructive discharge during the 18-month period following a change of control. Mr. Raia currently holds 45,000 NSOs at an exercise price of $59.00 per share and 13,500 NSOs at an exercise price of $118.97. Based on an estimated price per share of $102, the value of his unvested NSOs is $1,935,000. In addition, Mr. Raia currently holds 5,700 unvested RSU’s valued at $581,400, based on an estimated price per share of $102. Furthermore, Mr. Raia will be entitled to a tax gross-up to the extent any payments and benefits he receives (under the Change in Control Plan or all other agreements) subject him to excise tax obligations under Sections 280G and 4999 of the Code, provide that such payments and benefits equal or exceed 110% of his “capped amount.” Based on the amount of the above payments, Mr. Raia would not be entitled to a tax gross-up in the event of a change in control.

(11)	No discretionary severance payments will be made pursuant to the Separation Allowance Policy to officers who receive payments and benefits under the Change in Control Plan.

Director and Officer Indemnification

Under the Merger Agreement, from and after the effective time of the merger, CME Group and Merger Sub jointly and severally shall:

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indemnify and hold harmless, against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors, officers and employees prior to the effective time of the merger of NYMEX Holdings and the NYMEX Holdings subsidiaries (in all of their capacities), which are referred to as the indemnified persons to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the Merger Agreement by NYMEX Holdings pursuant to NYMEX Holdings’ constituent documents and indemnification agreements, if any, in existence on the date thereof with any indemnified persons and to the fullest extent permitted by law;

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honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in NYMEX Holdings’ constituent documents immediately prior to the effective time of the merger and ensure that the certificate of incorporation and bylaws of Merger Sub contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of NYMEX Holdings and the NYMEX Holdings subsidiaries that are presently set forth in the certificate of incorporation and bylaws of NYMEX Holdings; and

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maintain for a period of six years after the effective time of the merger the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by NYMEX Holdings with respect to claims arising from facts or events that occurred on or before the effective time of the merger (including for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the transactions contemplated thereby); provided, further, that in no event will Merger Sub be required to expend in any one year more than 250% of the current annual premium expended by NYMEX Holdings and NYMEX Holdings’ subsidiaries to maintain or procure such insurance immediately prior to the effective time of the merger.

The rights of any indemnified person under those provisions of the Merger Agreement are in addition to any other rights such person may have under the certificate of incorporation or bylaws of Merger Sub or any of its subsidiaries, under the DGCL or otherwise. The foregoing provisions of the Merger Agreement will survive the consummation of the merger. In the event Merger Sub or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, Merger Sub will cause the proper provision to be made so that the successors and assigns of Merger Sub shall assume the foregoing obligations.

Interests of NYMEX Holdings Directors Related to the Membership Purchase Offer

NYMEX Holdings stockholders and NYMEX Class A members should note that, in addition to Harvey Gralla, whom ceased to be a director of NYMEX Holdings as of the annual stockholder meeting of NYMEX Holdings on May 20, 2008, the following directors of NYMEX Holdings are also NYMEX Class A members: Stephen Ardizzone, Neil Citrone, A. George Gero, Thomas Gordon, John McNamara, Daniel Rappaport, Richard Schaeffer and Frank Siciliano. The table below sets forth the number of NYMEX Class A memberships held by each of the above directors.

Name of Director	NYMEX Class A Memberships
Stephen Ardizzone	One
Neil Citrone	One
A. George Gero	Two
Thomas Gordon	One
Harvey Gralla	One
John McNamara	Two
Daniel Rappaport	Two
Richard Schaeffer	One
Frank Siciliano	One

CME Group Amended Charter and CME Group Amended Bylaws

Upon the completion of the merger, the certificate of incorporation and bylaws of CME Group will be as set forth in Annexes H and I, respectively, to this joint proxy statement/prospectus. Significant differences between the current certificate of incorporation and bylaws of CME Group and the CME Group Amended Charter and CME Group Amended Bylaws are:

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Number of Directors. The CME Group Amended Charter and CME Group Amended Bylaws provide for, at the effective time of the merger, a board of directors composed of 33 members, and specify that the number of directors is to be fixed exclusively by one or more resolutions adopted by the CME Group board of directors, which number shall be no more than 33. The current certificate of incorporation and bylaws of CME Group provide for a board of directors composed of 30 members.

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CME Group Amended Charter. The CME Group Amended Charter requires the approval of a majority of the directors then in office, which must include a majority of the CME Directors (as so designated in connection with the merger of CME Holdings and CBOT Holdings) and a majority of the CBOT Directors (as so designated in connection with the merger of CME Holdings and CBOT Holdings) to amend the provisions of the certificate of incorporation of CME Group regarding the number, classification and removal of directors and filling of vacancies and the CME/CBOT product trading requirements, during the period ending with the annual meeting of stockholders to be held in 2012. The current certificate of incorporation of CME Group requires only the approval of (i) a majority of the CME Directors and (ii) a majority of the CBOT Directors to amend such provisions during the period ending with the annual meeting of stockholders to be held in 2012.

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Nominating Committee. The CME Group Amended Bylaws provide that the nominating committee of the CME Group board of directors, in making its nominations for the board of directors, shall take into consideration, among other things, that the board of directors shall have meaningful representation of the constituents of CME, CBOT and any other exchange or market designated by the CFTC as a contract market and owned and operated by CME Group. The current certificate of incorporation of CME Group provides that such considerations shall be limited to the constituents of CME and CBOT only.

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CME Group Amended Bylaws. The CME Group Amended Bylaws require the approval of a majority of the directors then in office, which includes a majority of the CME Directors and a majority of the CBOT Directors, to alter or amend or adopt any provision inconsistent with, or repeal, the articles of the bylaws regarding the board of directors, board committees and board and executive officers and the provisions regarding the governance arrangements during the period ending with the annual meeting of stockholders to be held in 2012. The current bylaws of CME Group require only the approval of (i) a majority of the CME Directors and (ii) a majority of the CBOT Directors to amend such provisions during the period ending with the annual meeting of stockholders to be held in 2012.

CME Group Board of Directors after Completion of the Merger

Upon the completion of the merger, the certificate of incorporation and bylaws of CME Group will provide for a board of directors composed of 33 members. The 33 members of the CME Group board of directors will initially consist of the 30 directors of CME Group as of immediately prior to the merger and three NYMEX Directors. At least two of the NYMEX Directors must be independent directors. Currently, the holders of CME Group Class B-1, Class B-2 and Class B-3 common stock have the right to elect six directors to CME Group’s board of directors. Following the merger, the holders of CME Group Class B-1, Class B-2 and Class B-3 common stock will continue to have the right to elect six directors. The remaining 27 directors will be elected by holders of CME Group Class A and Class B common stock voting together as a single class.

Stock Exchange Listing

Listing of CME Group Class A Common Stock

It is a condition to the merger that the shares of CME Group Class A common stock issuable in connection with the merger, subject to official notice of issuance, be authorized for listing on the NYSE and on the Nasdaq.

Delisting of NYMEX Holdings Common Stock

If the merger is completed, NYMEX Holdings common stock will be delisted from the NYSE and deregistered under the Exchange Act.

Material Contracts Between the Parties

In April 2006, CME entered into a technology services agreement with NYMEX pursuant to which CME became the exclusive electronic trading service provider for NYMEX’s energy futures and options contracts and for metals products listed on COMEX. The agreement has a ten-year term from the launch date with rolling three-year extensions unless either party elects not to renew the agreement upon written notice prior to the beginning of the applicable renewal term. For CME’s services, it receives a minimum annual payment or per trade fees on CME Globex based on average daily volume, whichever is greater. During the term of the agreement, CME is prohibited from listing products on CME Globex that are “competitive contracts” (as defined in the agreement) to the NYMEX products that are listed on the CME Globex platform provided minimum trading volumes are met. NYMEX remains responsible for clearing its contracts listed on CME Globex and for the performance of all related regulatory oversight functions. The agreement may be terminated for certain reasons, including by either party between the five- and six-year anniversaries of the first launch date upon written notice and payment of a termination fee or in the event of an acquisition of a competitor or the listing of competitive products by CME.

Legal Proceedings Regarding the Merger

On March 17, 2008, Cataldo J. Capozza filed a putative class action complaint in the Delaware Court of Chancery against NYMEX Holdings, the NYMEX Holdings board of directors and CME Group. The complaint alleges, among other things, that NYMEX Holdings and its board of directors breached their fiduciary duties in approving the Merger Agreement by failing to take steps to maximize the value of NYMEX Holdings to its public stockholders, failing to properly value NYMEX Holdings and taking steps to avoid competitive bidding, to cap the price of NYMEX Holdings common stock and to give CME Group an unfair advantage by failing to solicit other potential acquirors or alternative transactions. The complaint further alleges that CME Group aided and abetted the alleged breaches of fiduciary duty. Two additional putative class action complaints subsequently were filed in the Delaware Court of Chancery against NYMEX Holdings, the NYMEX Holdings board of directors and CME Group. On May 16, 2008, the Court of Chancery ordered that the three class actions be consolidated and that all subsequently filed actions concerning the same subject matter be consolidated as well. The Court of Chancery also designated the complaint filed by Cataldo J. Capozza the operative complaint that will govern the class action moving forward. The plaintiffs seek to enjoin the merger. NYMEX Holdings and CME Group intend to defend vigorously against these allegations.

Appraisal Rights

NYMEX Holdings stockholders who dissent and do not approve the merger may be entitled to certain appraisal rights in connection with the merger, as described below and in Annex L hereto. Such holders who perfect their appraisal rights and strictly follow certain procedures in the manner prescribed by Section 262 of the DGCL will be entitled to receive payment of the fair value of their shares, valued as of the effective time of the merger, in cash from CME Group.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL CONSTITUTE THE NOTICE, AND THE FULL TEXT OF SECTION 262 OF THE DGCL IS REPRINTED IN ITS ENTIRETY AS ANNEX L HERETO. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX L. ANY NYMEX HOLDINGS STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX L CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

NYMEX Holdings stockholders of record that elect to exercise their appraisal rights with respect to the merger are referred to herein as “Dissenting Stockholders,” and the shares of NYMEX Holdings common stock with respect to which they exercise appraisal rights are referred to herein as “Dissenting Shares.” If a NYMEX Holdings stockholder has a beneficial interest in shares of NYMEX Holdings common stock that are held of record in the name of another person, such as a broker or nominee, and such NYMEX Holdings stockholder desires to perfect whatever appraisal rights such beneficial NYMEX Holdings stockholder may have, such beneficial NYMEX Holdings stockholder must act promptly to cause the holder of record to timely and properly follow the steps summarized below. Beneficial NYMEX Holdings stockholders with shares held in a brokerage account or in other nominee form that wish to exercise appraisal rights should promptly consult their broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

A VOTE IN FAVOR OF THE MERGER BY A NYMEX HOLDINGS STOCKHOLDER WILL RESULT IN A WAIVER OF SUCH HOLDER’S RIGHT TO APPRAISAL RIGHTS.

When the merger becomes effective, NYMEX Holdings stockholders who strictly comply with the procedures prescribed in Section 262 of the DGCL will be entitled to a judicial appraisal of the fair value of their shares as of the effective time of the merger, exclusive of any element of value arising from the accomplishment or expectation of the merger, in cash from CME Group. We advise any NYMEX Holdings stockholder considering demanding appraisal to consult legal counsel.

In order to exercise appraisal rights under Delaware law, a stockholder must be the stockholder of record of the shares of NYMEX Holdings common stock as to which NYMEX Holdings common stock appraisal rights are to be exercised on the date that the written demand for appraisal described below is made, and the stockholder must continuously hold such shares through the effective time of the merger.

While NYMEX Holdings stockholders electing to exercise their appraisal rights under Section 262 of the DGCL are not required to vote against the approval of the merger, a vote in favor of approval of the merger will result in a waiver of the holder’s right to appraisal rights. NYMEX Holdings stockholders electing to demand the appraisal of such stockholder’s shares shall deliver to NYMEX Holdings, before the taking of the vote on the merger at the special meeting of NYMEX Holdings stockholders on [            ], 2008, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs NYMEX Holdings of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger shall not constitute such a demand. Please see the discussion below under the heading “Written Demand” for additional information regarding written demand requirements.

Within ten days after the effective time of the merger, CME Group must provide notice of the date of effectiveness of the merger to all NYMEX Holdings stockholders who have not voted for approval of the Merger Agreement and who have otherwise complied with the requirements of Section 262 of the DGCL.

A NYMEX Holdings stockholder who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to:

NYMEX Holdings, Inc.

One North End Avenue

World Financial Center

New York, New York 10282

Telephone: (212) 299-2372

Attn: Donna Talamo

Within 120 days after the effective time of the merger, any Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL will be entitled, upon written request, to receive from CME Group a statement of the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received by NYMEX Holdings, and the aggregate number of holders of those shares. This statement must be mailed to the Dissenting Stockholder within ten days after the Dissenting Stockholder’s written request has been received by CME Group or within ten days after the date of the effective time of the merger, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of common stock of NYMEX Holdings held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from CME Group the statement described in this paragraph.

Within 120 days after the effective time of the merger but not thereafter, either CME Group or any Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of each share of NYMEX Holdings common stock of all Dissenting Stockholders. If a petition for an appraisal is timely filed, and a copy thereof is served upon CME Group, CME Group will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all NYMEX Holdings stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those NYMEX Holdings stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the NYMEX Holdings stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After the Delaware Court of Chancery determines the holders of NYMEX Holdings common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. If no petition for appraisal is filed with the Delaware Court of Chancery by CME Group or any Dissenting Stockholder within 120 days after the effective time of the merger, then the Dissenting Stockholders’ rights to appraisal will cease and they will be entitled only to receive merger consideration paid in the merger on the same basis as other NYMEX Holdings stockholders. CME Group is under no obligation to and has no present intention to file a petition for appraisal. Dissenting Stockholders should not assume CME Group will file a petition for appraisal. Inasmuch as CME Group has no obligation to file a petition, any NYMEX Holdings stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any NYMEX Holdings stockholder, however, without the approval of the Delaware Court of Chancery, which may be conditioned on any terms the Delaware Court of Chancery deems just.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and imposed upon the parties as the court deems equitable in the circumstances. Upon application of a Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL, the court may order that all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees, and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of this determination or assessment, each party bears its own expenses. A Dissenting Stockholder who has timely demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the NYMEX Holdings common stock subject to such demand for any purpose or to receive payment of dividends or other distributions on the NYMEX Holdings common stock, except for dividends or other distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any Dissenting Stockholder will have the right to withdraw the stockholder’s demand for appraisal and to accept the right to receive merger consideration in the merger on the same basis on which NYMEX Holdings common stock is converted in the merger by delivering to CME Group a written withdrawal of the demand for approval. After this 60 day period, a Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL may withdraw his or her demand for appraisal only with the written consent of CME Group and where an appraisal proceeding has commenced, only with the approval of the Delaware Court of Chancery.

Written Demands

To be valid, written demands for appraisal must be made by record holders of shares. Beneficial owners who do not hold shares of record may not directly make appraisal demands. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares.

The written demand for appraisal must reasonably inform NYMEX Holdings of the identity of the stockholder of record making the demand and indicate that the stockholder intends to demand appraisal of the stockholder’s shares. A demand for appraisal should be executed by or for the NYMEX Holdings stockholder of record, fully and correctly, as that stockholder’s name appears on the stockholder’s stock certificate. If NYMEX Holdings common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed by the fiduciary. If NYMEX Holdings common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, should execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he, she or it is acting as agent for the record owner.

A record owner who holds NYMEX Holdings common stock as a nominee for other beneficial owners of the shares may exercise appraisal rights with respect to the NYMEX Holdings common stock held for all or less than all beneficial owners of the NYMEX Holdings common stock for which the holder is the record owner. In that case, the written demand must state the number of shares of NYMEX Holdings common stock covered by the demand. Where the number of shares of NYMEX Holdings common stock is not expressly stated, the demand will be presumed to cover all shares of NYMEX Holdings common stock outstanding in the name of that record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should promptly consult the record owner to determine the appropriate procedures for making a written demand for appraisal rights and should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of written demand prior to the taking of the vote on the merger.

NYMEX Holdings stockholders considering whether to seek appraisal should bear in mind that the fair value of their NYMEX Holdings common stock determined under Section 262 of the DGCL could be more than, the same as or less than the value of the right to receive merger consideration in the merger and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262 of the DGCL. Also, NYMEX Holdings and CME Group reserve the right to assert in any appraisal proceeding that, for purposes thereof, the “fair value” of the NYMEX Holdings common stock is less than the value of the merger consideration to be issued in the merger.

The process of dissenting and exercising appraisal rights requires strict compliance with technical prerequisites. NYMEX Holdings stockholders wishing to dissent and to exercise their appraisal rights should consult with their own legal counsel in connection with compliance with Section 262 of the DGCL.

Any stockholder who fails to strictly comply with the requirements of Section 262 of the DGCL, attached as Annex L to this joint proxy statement/prospectus will forfeit his, her or its rights to exercise appraisal rights and will receive merger consideration on the same basis as all other stockholders without interest.

THE PROCESS OF DISSENTING REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE INDIVIDUALS OR ENTITIES WISHING TO DISSENT AND TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL SHALL CONTROL.

CME Group stockholders do not have appraisal rights in connection with the merger.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. You should read the Merger Agreement carefully in its entirety, as it is the legal document governing the merger.

The Merger

Each of the CME Group board of directors, the NYMEX Holdings board of directors, the NYMEX board of directors and the Merger Sub board of directors has approved the Merger Agreement, which provides for the merger of NYMEX Holdings with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of CME Group. Each share of CME Group common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of CME Group, and each share of NYMEX Holdings common stock issued and outstanding at the effective time of the merger will be converted into either cash, CME Group Class A common stock or a combination of cash and stock, as described below. See “—Consideration to be Received in the Merger” beginning on page 136.

Effective Time and Completion of the Merger

We currently expect that the merger will be completed in the fourth quarter of 2008, subject to CME Group stockholder approval of the CME Group Amended Charter and approval of the Stock Issuance, NYMEX Holdings stockholder adoption of the Merger Agreement, the approval by the NYMEX Class A members of the NYMEX Amended Charter and the NYMEX Amended Bylaws, completion of the membership purchase offer, the expiration of all regulatory waiting periods applicable to the merger under the HSR Act and foreign antitrust merger control laws and, if applicable, the termination of any investigations or actions under such laws, and the receipt of other necessary regulatory approvals, registrations and consents, among other conditions to closing. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by CME Group and NYMEX Holdings and specified in the certificate of merger. Completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger.

CME Group Amended Charter and CME Group Amended Bylaws

Upon the completion of the merger, the certificate of incorporation and bylaws of CME Group will be amended and restated as set forth in the forms attached as Annexes H and I to this joint proxy statement/prospectus. The CME Group Amended Charter and CME Group Amended Bylaws differ from the current certificate of incorporation and bylaws of CME Group in that, at the effective time of the merger, the number of CME Group directors will increase from 30 to 33. The CME Group Amended Charter and CME Group Amended Bylaws will also allow the CME Group board of directors to set the number of directors by one or more resolutions adopted by the board, which number shall be no more than 33. For further information, see “The Merger—CME Group Amended Charter and CME Group Amended Bylaws” beginning on page 129.

CME Group Board of Directors and Board Officers after Completion of the Merger

Upon the completion of the merger, the certificate of incorporation and bylaws of CME Group will provide for a board of directors composed of 33 members, consisting of 30 directors of CME Group as of immediately prior to the merger and the three NYMEX Directors. NYMEX Holdings will deliver to CME Group in writing at least ten business days prior to the completion of the merger a list of no fewer than five individuals for CME Group to consider as candidates to be NYMEX Directors. At least half of the individuals proposed at any time by NYMEX Holdings to be NYMEX Directors must be “independent directors” (as defined in the listing standards of the NYSE and the Nasdaq). CME Group will select three individuals from the list provided by NYMEX Holdings. However, if CME Group determines that the list provided by NYMEX Holdings does not contain three acceptable candidates to select as NYMEX Directors, then NYMEX Holdings must deliver in writing to CME Group a second list of individuals and must continue to provide additional lists until such time as CME Group has selected three NYMEX Directors. One NYMEX Director will be allocated to each class of directors of CME Group.

Consideration to be Received in the Merger

As a result of the merger each NYMEX Holdings stockholder will have the right, with respect to each share of NYMEX Holdings common stock held, to elect to receive merger consideration consisting of either cash or shares of CME Group Class A common stock, subject to proration as described below. The value of the merger consideration will fluctuate with the market price of CME Group Class A common stock based on the Average CME Group Share Price. Whether a NYMEX Holdings stockholder makes a cash election or a stock election, the value of the consideration that such stockholder will be entitled to receive as of the date of completion of the merger is expected to be similar, although the value may not be identical because the amount of the cash consideration will be based on the Average CME Group Share Price, which may be different from the market price of CME Group Class A common stock as of the date of completion of the merger.

NYMEX Holdings stockholders may specify different elections with respect to different shares held by them. For example, if a NYMEX Holdings stockholder has 100 shares, the stockholder could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares. If you are a NYMEX Holdings stockholder, a form of election will be mailed to you. Procedures for making your election and returning the form of election are described more fully below under “—Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration—Form of Election” beginning on page 139.

Cash Election

The Merger Agreement provides that each NYMEX Holdings stockholder who makes a valid cash election will have the right to receive, in exchange for each share of NYMEX Holdings common stock for which a valid cash election is made, an amount in cash equal to the Per Share Cash Consideration. The “Per Share Cash Consideration” is the sum of (i) $36.00 plus (ii) the product of (a) the Average CME Group Share Price multiplied by (b) 0.1323.

Stock Election

The Merger Agreement provides that each NYMEX Holdings stockholder will have the right to receive, in exchange for each share of NYMEX Holdings common stock for which a valid stock election is made, a number of shares of CME Group Class A common stock equal to the Per Share Cash Consideration divided by the Average CME Group Share Price, subject to proration as described below. We sometimes refer to the number of shares of CME Group Class A common stock received per share of NYMEX Holdings common stock for which a valid stock election is made as the “Per Share Stock Consideration.”

No Election

If you are a NYMEX Holdings stockholder and you do not make an election to receive cash or CME Group Class A common stock in the merger, your elections are not received by the exchange agent by the election deadline, or your forms of election are improperly completed and/or are not signed, you will be deemed not to have made an election. Stockholders not making an election will have the right to receive, in exchange for each share of NYMEX Holdings common stock held, the Per Share Cash Consideration, subject to proration as described below.

Proration Adjustment if Cash Consideration is Oversubscribed

The mandatory cash component of the total consideration to be paid by CME Group in the merger is approximately $3.4 billion. If the aggregate amount of cash payable by CME Group to NYMEX Holdings stockholders who have made valid cash elections or no elections is greater than $3.4 billion, CME Group has the option, subject to certain limitations, to increase the mandatory cash component, up to the aggregate amount of cash payable to such NYMEX Holdings stockholders. Since, regardless of the number of shares of NYMEX Holdings common stock for which stock elections or no elections have been made, CME Group may require the aggregate amount of cash consideration to be paid in the merger to be approximately $3.4 billion (or such other greater amount at CME Group’s discretion in the event that the cash election is oversubscribed), only a certain number of shares of NYMEX Holdings common stock can, without proration, be converted into the right to receive cash. As a result, if the aggregate amount of cash payable by CME Group to NYMEX Holdings stockholders who have made valid cash elections or no elections is greater than $3.4 billion and CME Group does not exercise its option to increase the mandatory cash component, or if CME Group does exercise its option to increase the mandatory cash component up to an amount lesser than the aggregate amount payable to NYMEX Holdings stockholders who have made valid cash elections or no elections, then:

•	each share of NYMEX Holdings common stock for which a valid stock election was made will receive the Per Share Stock Consideration; and

•

each share of NYMEX Holdings common stock for which a valid cash election or no election was made will receive (i) cash equal to the product of (w) the Per Share Cash Consideration multiplied by (x) the quotient found by dividing the mandatory cash component of $3.4 billion (as increased by CME Group, if applicable) by the aggregate amount of cash consideration payable by CME Group to NYMEX Holdings stockholders who have made valid cash elections or no elections (such quotient being the “Cash Fraction”) and (ii) a number of shares of CME Group Class A common stock equal to the product of (y) the Per Share Stock Consideration multiplied by (z) one minus the Cash Fraction.

Proration Adjustment if Cash Consideration is Undersubscribed

If NYMEX Holdings stockholders make valid elections to receive less than $3.4 billion in cash, then:

•	each share of NYMEX Holdings common stock for which a valid cash election or no election is made will be converted into the right to receive the Per Share Cash Consideration; and

•

each share of NYMEX Holdings common stock for which a valid stock election has been made will be converted into the right to receive (i) a number of shares of CME Group Class A common stock equal to the product of (w) the Per Share Stock Consideration multiplied by (x) a fraction, the numerator of which shall be the Available Stock Consideration and the denominator of which shall be the Elected Stock Consideration (such fraction is referred to herein as the “Stock Fraction”) and (ii) an amount of cash equal to the product of (y) the Per Share Cash Consideration multiplied by (z) one minus the Stock Fraction.

The “Available Stock Consideration” is equal to the difference between (i) the product of (w) the number of issued and outstanding shares of NYMEX Holdings common stock multiplied by (x) the Per Share Stock Consideration, multiplied by (y) the Average CME Group Share Price and (ii) the mandatory cash component of approximately $3.4 billion. The “Elected Stock Consideration” is equal to the product of (i) the number of shares of NYMEX Holdings common stock for which valid stock elections have been made multiplied by (ii) the Per Share Stock Consideration, multiplied by (iii) the Average CME Group Share Price.

Reverse Merger Option

If either counsel to CME Group or counsel to NYMEX Holdings is unable to render an opinion to the effect that the “forward” merger of NYMEX Holdings with and into Merger Sub will be treated as a reorganization within the meaning of Section 368(a) of the Code and that CME Group and NYMEX Holdings will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code, then NYMEX Holdings, in its sole discretion, may elect to have the merger instead proceed as a merger of Merger Sub with and into NYMEX Holdings, which is termed a “reverse” merger. In addition, in the event NYMEX Holdings elects to have the merger proceed as a reverse merger, CME Group may elect to increase the amount of cash consideration paid to the NYMEX Holdings stockholders up to the total amount of consideration paid to the NYMEX Holdings stockholders in the merger, and as a result, no shares of CME Group Class A common stock will be used as consideration in the merger. For information regarding the tax implications of the “forward” and “reverse” merger options, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 157.

Stock Options and Other Equity Rights

Each outstanding option to acquire NYMEX Holdings common stock granted under NYMEX Holdings’ stock option or other equity-based compensation plans will be converted automatically at the effective time of the merger into an option to purchase CME Group Class A common stock and will continue to be governed by the terms of the NYMEX Holdings stock or other equity-based compensation plan and related grant agreements under which it was granted, except that:

•

the number of shares of CME Group Class A common stock subject to the new CME Group stock option will be equal to the product of the number of shares of NYMEX Holdings common stock subject to the NYMEX Holdings stock option and the Per Share Stock Consideration, rounded down to the nearest whole share; and

•

the exercise price per share of CME Group Class A common stock subject to the new CME Group stock option will be equal to the exercise price per share of NYMEX Holdings common stock under the NYMEX Holdings stock option divided by the Per Share Stock Consideration, rounded up to the nearest whole cent.

Each outstanding equity right, including restricted stock, based on or relating to shares of NYMEX Holdings common stock, other than the stock options discussed above, granted under NYMEX Holdings’ equity-based compensation plans will be converted automatically at the effective time of the merger into an equity right based on or relating to shares of CME Group Class A common stock and will continue to be governed by the terms of the NYMEX Holdings equity-based compensation plan under which it was granted, except that:

•

the number of shares of CME Group Class A common stock subject to the new CME Group equity right will be equal to the product of the number of shares of NYMEX Holdings common stock subject to the NYMEX Holdings equity right and the Per Share Stock Consideration, rounded down to the nearest whole share; and

•

the exercise price per share, if applicable, of CME Group Class A common stock subject to the new CME Group equity right will be equal to the exercise price per share of NYMEX Holdings common stock under the NYMEX Holdings equity-based plan divided by the Per Share Stock Consideration, rounded up to the nearest whole cent.

The vesting of certain stock options and equity rights held by certain executive officers of NYMEX Holdings will be accelerated in connection with the merger, as more fully described in “The Merger—Interests of NYMEX Holdings Executive Officers and Directors in the Merger” beginning on page 119.

Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration

The conversion of NYMEX Holdings common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After the effective time of the merger, the exchange agent will exchange certificates representing shares of NYMEX Holdings common stock for merger consideration to be received in the merger pursuant to the terms of the Merger Agreement. [            ] will be the exchange agent in

the merger and will receive your form of election, exchange certificates for the merger consideration and perform other duties as explained in the Merger Agreement.

Form of Election

If you are a NYMEX Holdings stockholder, a form of election will be mailed to you. The form of election allows you to make a cash or stock election in respect of each share of NYMEX Holdings common stock you hold. NYMEX Holdings stockholders may specify different elections with respect to different shares held by them. NYMEX Holdings stockholders should return their properly completed and signed form of election to the exchange agent prior to the election deadline. If you are a NYMEX Holdings stockholder and you do not return your form of election by the election deadline, you will be paid, in exchange for each no-election share, the Per Share Cash Consideration subject to the aggregate cash consideration being oversubscribed or undersubscribed as described above.

Unless otherwise designated on the election form, the election deadline will be 5:00 p.m., Chicago time, on the second business day prior to the effective time of the merger. CME Group will publicly announce the anticipated election deadline at least five business days prior to the anticipated effective time of the merger.

If you wish to elect the type of merger consideration you will receive in the merger, you should carefully review and follow the instructions set forth in the form of election. NYMEX Holdings stockholders who hold their shares of NYMEX Holdings common stock in “street name” or through a bank, broker or other nominee should follow the instructions of their bank, broker or other nominee for making an election with respect to such shares of NYMEX Holdings common stock. If it is determined that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis. Stockholders holding no-election shares will be paid, in exchange for each no-election share held, the Per Share Cash Consideration, subject to the aggregate cash consideration being oversubscribed or undersubscribed as described above.

To make a valid election, each NYMEX Holdings stockholder must submit a properly completed form of election so that it is actually received by the exchange agent at or prior to the election deadline in accordance with the instructions on the form of election. Generally, an election may be revoked, but only by written notice received by the exchange agent prior to the election deadline. In addition, an election may be changed, but only upon receipt by the exchange agent prior to the election deadline of a properly completed and signed revised form of election. NYMEX Holdings stockholders will not be entitled to revoke or change their elections following the election deadline.

Letter of Transmittal

Promptly after the completion of the merger, the exchange agent will send a letter of transmittal to those persons who were NYMEX Holdings stockholders of record at the effective time of the merger. This mailing will contain instructions on how to surrender shares of NYMEX Holdings common stock in exchange for the merger consideration the holder is entitled to receive under the Merger Agreement. A letter of transmittal will be properly completed only if accompanied by certificates representing all shares of NYMEX Holdings common stock covered by the letter of transmittal (or appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as will be described in the letter of transmittal).

Withholding

The exchange agent will be entitled to deduct and withhold from the cash consideration the amounts it is required to deduct and withhold under any U.S. federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

Dividends and Distributions

Until NYMEX Holdings common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to CME Group Class A common stock into which shares of NYMEX Holdings common stock may have been converted will accrue but will not be paid. CME Group will pay to former NYMEX Holdings stockholders any unpaid dividends or other distributions, without interest, only after such stockholders have duly surrendered their NYMEX Holdings common stock certificates.

Prior to the effective time of the merger, NYMEX Holdings and its subsidiaries may not, without CME Group’s consent, declare or pay any dividend or distribution on its capital stock or repurchase any shares of its capital stock, other than dividends paid by any of the subsidiaries of NYMEX Holdings to NYMEX Holdings or regular quarterly cash dividends by NYMEX Holdings to NYMEX Holdings stockholders which are not to exceed $0.10 per share, per quarter.

Representations and Warranties

The Merger Agreement contains generally customary representations and warranties of NYMEX Holdings, NYMEX, CME Group and Merger Sub relating to their respective businesses. The representations and warranties of each of NYMEX Holdings, NYMEX, CME Group and Merger Sub have been made solely for the benefit of the other party or parties and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

•

are qualified in their entirety by the information filed by the applicable party with the SEC prior to the date of the Merger Agreement, excluding any risk-factor or forward-looking disclosures in such filings. Accordingly, the representations and warranties should be read with consideration given to the entirety of public disclosure regarding the parties as set forth in their respective SEC filings (which filings are available without charge at the SEC’s website, www.sec.gov);

•

have been further qualified by information set forth in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement—the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

•

will not survive consummation of the merger and cannot be the basis for any claims under the Merger Agreement by the other party after termination of the Merger Agreement except if willfully false as of the date of the Merger Agreement;

•	are in certain cases subject to the materiality standard described in the Merger Agreement which may differ from what may be viewed as material by you; and

•

were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement. To the extent any specific material facts are known to exist that contradict the representations or warranties in the Merger Agreement in any material way, CME Group and NYMEX Holdings have provided disclosure of those facts.

Each of NYMEX Holdings, NYMEX, CME Group and Merger Sub has made representations and warranties regarding, among other things:

•	corporate matters, including due organization and qualification of the parties and their respective subsidiaries and the ownership by the parties of their respective subsidiaries;

•	capital structure;

•	authority relative to execution and delivery of the Merger Agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	the absence of any undisclosed governmental filings and consents necessary to complete the merger;

•	the timely filing of SEC reports, and the compliance of such reports with applicable laws and regulatory rules and regulations;

•	the accuracy of the parties’ respective financial statements and reporting procedures;

•	the absence of undisclosed liabilities;

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

•	the absence of certain changes since January 1, 2008;

•	the absence of any undisclosed material litigation and legal proceedings;

•	the compliance with applicable laws and regulations;

•	tax matters affecting the parties;

•	intellectual property and information technology matters;

•	information with respect to certain contracts and the validity and enforceability of such contracts;

•	the receipt of fairness opinions from financial advisors; and

•	brokers’ fees payable in connection with the merger.

In addition, each of NYMEX Holdings and NYMEX has made other representations and warranties about itself to CME Group and Merger Sub as to:

•	the inapplicability of state takeover laws;

•	the validity of title to real property owned or leased by the parties and other real property matters;

•	employee and labor matters and benefit plans, including compliance with the Employee Retirement Income Security Act of 1974, as amended;

•	its compliance with environmental laws;

•	material contracts of NYMEX Holdings and NYMEX;

•	insurance coverage; and

•	its compliance with laws and regulations regarding foreign and international trade practices.

In addition, each of CME Group and Merger Sub has made other representations and warranties to NYMEX Holdings and NYMEX regarding:

•	the absence of ownership of securities in NYMEX Holdings and NYMEX; and

•	the availability of sufficient funds, at the effective time of the merger, for CME Group to pay the cash portion of the merger consideration.

Conduct of Business Pending the Merger

Each of NYMEX Holdings and CME Group has undertaken certain covenants that place restrictions on it and its respective subsidiaries until the effective time of the merger. In general, each party has agreed to (i) conduct its businesses in a commercially reasonable manner consistent with past practice and (ii) preserve its respective business organizations, preserve its relationships with governmental entities, regulatory organizations, customers and suppliers and to retain officers and key employees. In addition, each of NYMEX Holdings and CME Group has agreed, with certain exceptions, to certain restrictions limiting its and its respective subsidiaries’ ability, without the consent of the other party, to, among other things:

•	amend organizational documents;

•	declare or pay dividends other than dividends payable in the ordinary course;

•	take any action that would prevent a tax-free merger; or

•	liquidate or dissolve its business.

NYMEX Holdings further has agreed that, with certain exceptions, NYMEX Holdings will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions without the consent of CME Group:

•	repurchase securities, membership interests or equity rights, except as contemplated by the membership purchase offer;

•	issue securities, membership interests or equity rights, other than in connection with the exercise of existing stock-based awards;

•	merge or consolidate with any person or acquire material businesses or assets;

•	dispose of or encumber any material assets or property other than in the ordinary course of business consistent with past practice;

•	grant or incur indebtedness or assume the indebtedness of another person, except in the ordinary course of business;

•

with certain exceptions, make any investments with the cash proceeds received upon the expiration of either current investments or securities that expire under the NYMEX Holdings’ securities lending program;

•	enter into or amend benefits plans;

•	with certain exceptions, increase wages, salaries, benefits or incentive compensation;

•	with certain exceptions, enter into or amend any severance, consulting, retention or employment agreement;

•	hire or terminate employees, except in the ordinary course of business consistent with existing policies and practices;

•	settle or compromise any material claim or other proceeding, except in the ordinary course of business consistent with past practice;

•	enter into or renegotiate any collective bargaining or similar labor agreement;

•	make or change any material tax election, or settle or compromise any material tax liability;

•	enter into, modify or amend any material contract other than in the ordinary course of business consistent with past practice;

•	enter into any arrangements that limit the surviving corporation or any of its affiliates from engaging in any line of business or in any geographic area;

•	change any method of accounting, except for changes required by GAAP or a governmental entity;

•	terminate, cancel, amend or modify any material insurance policies; or

•

other than in the ordinary course of business, enter into any agreement with respect to any form of discount or rebate in trading, access, clearing, or any other fees charged, provided that no such fee arrangement may extend for more than two years.

The Merger Agreement also contains covenants relating to the preparation of this document and the stockholders and member meetings, access to information of the other company and public announcements with respect to the transactions contemplated by the Merger Agreement.

Membership Purchase Offer

Pursuant to the Merger Agreement, NYMEX is obligated to offer to purchase each of the 816 outstanding NYMEX Class A memberships at a purchase price of $612,000 per membership or an aggregate purchase price of up to $500 million. For additional information, see “The Membership Purchase Offer” beginning on page 151.

Special Meeting of NYMEX Class A Members and NYMEX Class A Member Approval

NYMEX Holdings and NYMEX have agreed to use commercially reasonable efforts to seek the approval of the NYMEX Class A members of the NYMEX Amended Charter and the NYMEX Amended Bylaws, each by the affirmative vote of at least 75% of all of the NYMEX Class A memberships at the special meeting of NYMEX Class A members.

Efforts to Complete the Merger

CME Group and NYMEX Holdings have agreed to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate the merger, including preparing and filing all documents to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the merger. However, neither CME Group nor NYMEX Holdings is obligated to agree to or take any action that would result in a burdensome condition under the terms of the Merger Agreement. See “Regulatory Approvals” beginning on page 155 for a detailed discussion of regulatory consents or approvals necessary to complete the merger.

No Solicitation of Alternative Transactions

NYMEX Holdings has agreed that it will not, nor will it permit any of its subsidiaries or any of its or its subsidiaries’ respective officers, directors, employees, agents and representatives to, directly or indirectly:

•	initiate or solicit or knowingly facilitate or encourage any inquiry or the making of any “Takeover Proposal” (as defined below);

•	enter into any letter of intent, merger or other agreement or understanding relating to any Takeover Proposal;

•

continue or otherwise participate in any discussions or negotiations, cooperate or furnish any person with information, or take any other action to facilitate any Takeover Proposal or that requires NYMEX Holdings to terminate or fail to consummate the merger;

•

submit to its stockholders or the NYMEX Class A members for their approval the adoption of any Takeover Proposal or any purchase offer with respect to the membership interests owned by them, or any amendment to the constituent documents of NYMEX; or

•	agree or publicly announce an intention to take any of the foregoing actions.

Notwithstanding the foregoing, NYMEX Holdings may, prior to the receipt of stockholder approval of the merger, in response to a bona fide, written and unsolicited Takeover Proposal:

•	furnish information to the person making the Takeover Proposal; and

•	participate in discussions or negotiations with such person regarding the Takeover Proposal;

provided, in each case, that the NYMEX Holdings board of directors determines in good faith after consultation with its outside legal counsel and financial advisor, that (i) the Takeover Proposal is or could reasonably be expected to lead to a “Superior Proposal” (as defined below) and (ii) the failure to furnish information or participate in discussions could reasonably be expected to violate its fiduciary duties under applicable law.

Promptly after the receipt by NYMEX Holdings of a Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, and in any case within 24 hours after the receipt thereof, NYMEX Holdings must provide notice to CME Group of the Takeover Proposal or inquiry, the identity of the person making the Takeover Proposal or inquiry and the material terms and conditions of the Takeover Proposal or inquiry. Following such notice, (i) once each day NYMEX Holdings must provide CME Group with a summary of the status of such Takeover Proposal and the material issues related thereto and (ii) NYMEX Holdings must provide CME Group with copies of all drafts and final versions of agreements relating to such Takeover Proposal.

NYMEX Holdings has agreed that its board of directors will not (i) (a) withdraw, modify or qualify or propose to withdraw, modify or qualify, in any manner adverse to CME Group, the NYMEX Holdings board of directors’ recommendation to adopt the Merger Agreement, (b) take any public action or make any public statement in connection with the special meeting of NYMEX Holdings stockholders or the special meeting of NYMEX Class A members inconsistent with such NYMEX Holdings board of directors’ recommendation or (c) approve or recommend, or publicly proposed to approve or recommend or fail to recommend against, any Takeover Proposal, any of such actions which we refer to as a “change in recommendation,” or (ii) approve any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Takeover Proposal or any offer to purchase the NYMEX or COMEX Division membership interests. Notwithstanding the previous sentence, at any time prior to the adoption of the Merger Agreement by the NYMEX Holdings stockholders, the NYMEX Holdings board of directors may, in response to a Superior Proposal or an “Intervening Event” (as defined below), effect a change in recommendation, provided that the NYMEX Holdings board of directors determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so would reasonably be expected to violate its fiduciary duties to the NYMEX Holdings stockholders under applicable law. The NYMEX Holdings board of directors may effect such a change in recommendation only if:

•	the board of directors has provided written notice to CME Group that it is prepared to effect a change in recommendation in response to a Superior Proposal or Intervening Event; and

•

CME Group does not make, within five business days after receipt of such notice, a proposal that the NYMEX Holdings board of directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the NYMEX Holdings stockholders as such Superior Proposal or obviates the need for a change in recommendation as a result of the Intervening Event.

Notwithstanding any change in recommendation, CME Group has the option, referred to herein as the “stockholder vote option,” exercisable within five business days after such change in recommendation, to cause the NYMEX Holdings board of directors to submit the Merger Agreement to the NYMEX Holdings stockholders for the purpose of adopting the Merger Agreement. If CME Group fails to exercise such option, NYMEX Holdings may terminate the Merger Agreement.

The Merger Agreement requires each party to call, give notice of and hold a meeting of its stockholders or members, as applicable, for the purposes of obtaining the applicable stockholder or member approval. If within five business days of the date on which the special meeting of NYMEX Holdings stockholders is scheduled to be held, the NYMEX Holdings board of directors delivers a change in recommendation notice to CME Group, then NYMEX Holdings will be permitted to adjourn or postpone the special meeting of NYMEX Holdings stockholders and the special meeting of NYMEX Class A members to a date not more than ten business days from such adjournment or postponement.

“Superior Proposal” means any bona fide written Takeover Proposal made by a third party that, if consummated, would result in such third party acquiring, directly or indirectly, more than 90% of the voting power of the capital stock of NYMEX Holdings or all or substantially all the assets of NYMEX Holdings and the NYMEX Holdings subsidiaries, taken as a whole, and that the NYMEX Holdings board of directors determines in good faith, after consultation with its outside counsel and financial advisor, would be, if consummated, more favorable to its stockholders than the merger from a financial point of view, taking into account all financial, regulatory, legal and other aspects of such Takeover Proposal, including the likelihood of consummation.

“Takeover Proposal” means any proposal for a direct or indirect (i) merger, tender offer, exchange offer, binding share exchange, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction involving NYMEX Holdings or one or more of its subsidiaries, (ii) sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of 15% or more of the fair value of the assets of NYMEX Holdings and the NYMEX Holdings subsidiaries, taken as a whole, in one or a series of related transactions or (iii) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) or beneficial ownership of capital stock representing 15% or more of the voting power of NYMEX Holdings’ capital stock.

“Intervening Event” means a material development or change in circumstances occurring or arising after the date of the Merger Agreement, which was not known or reasonably foreseeable to the NYMEX Holdings board of directors as of or prior to the date of the Merger Agreement (which change or development does not relate to a Takeover Proposal), and which becomes known to the NYMEX Holdings board of directors prior to the NYMEX Holdings stockholders adoption of the Merger Agreement.

Employee Matters

CME Group has agreed, for any employee of NYMEX Holdings or any of its subsidiaries who remains in the employment of CME Group after completion of the merger, to:

•

recognize each employee’s service with NYMEX Holdings prior to the completion of the merger for purposes of eligibility to participate in and vesting under CME Group’s benefit plans and for benefit accrual purposes under any CME Group plan that is a vacation or severance plan;

•

use commercially reasonable efforts to waive all limitations for pre-existing conditions and exclusions with respect to CME Group’s welfare plans, to the extent such limitation would have been waived or satisfied under a corresponding NYMEX Holdings plan in which such employee participated immediately prior to the effective time, and recognize any medical or health expenses incurred in the year in which the merger closes for purposes of applicable deductible and annual out-of-pocket expense requirements under any welfare plan of CME Group; and

•	honor, in accordance with their terms, certain benefit plans of NYMEX Holdings.

Indemnification and Insurance

The Merger Agreement provides that, upon the completion of the merger, CME Group and Merger Sub will jointly and severally indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees prior to the effective time of the merger of NYMEX Holdings and the NYMEX Holdings subsidiaries in their capacities as such against all losses, claims, damages, costs, expenses and liabilities to the same extent that such persons are indemnified or have the right to advancement of expenses under NYMEX Holdings organizational documents as of the date of the Merger Agreement and to the fullest extent permitted by law.

The Merger Agreement provides that Merger Sub will maintain for a period of six years after completion of the merger NYMEX Holdings’ current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, subject to specified cost limitations.

NYMEX Rulebook

NYMEX Holdings, NYMEX and CME Group have agreed to cooperate to determine changes needed to the NYMEX Rulebook to effect the membership purchase and the establishment of trading licenses or permits in the form determined by CME Group in its sole discretion to permit trading following the effective time of the merger, which we refer to as the “Trading Structure Revisions,” and NYMEX will effect those changes to the NYMEX Rulebook determined by CME Group in its sole discretion to be necessary or appropriate to effect the Trading Structure Revisions.

At the effective time of the merger, Merger Sub will adopt the necessary changes to the NYMEX Rulebook to provide for the following:

•

NYMEX will maintain facilities for an open outcry market for the trading, which we refer to as the “Trading Floor,” of futures and options contracts traded on the Trading Floor, which we refer to as the “Current Products” at its existing location or an alternative location in the Borough of Manhattan as long as both revenue and profitability thresholds are achieved. The Trading Floor will be maintained provided (i) the revenue generated by the Trading Floor during two consecutive fiscal quarters exceeds 50% of the revenue from the Trading Floor for 2007, divided by two; and (ii) Trading Floor after-tax profit margin for the two consecutive fiscal quarters exceeds 50% of the after-tax profit margin for CME Group during that same period. NYMEX will have the right to close any individual trading ring and terminate open outcry trading of any Current Products traded in such trading ring if the Trading Floor would have satisfied the financial tests for the immediately preceding fiscal quarter, on a pro forma basis, assuming that such trading ring was closed as of the first day of the testing period. NYMEX will measure the financial tests within 60 days following each full fiscal quarter following the effective time of the merger. NYMEX will give any holders of trading permits having Trading Floor access at least 30 days’ notice of the closing of the Trading Floor or any trading ring.

•	NYMEX will maintain the Trading Floor at its existing location for so long as its occupancy agreement remains in effect, and thereafter, at another location in the Borough of Manhattan.

•

The Trading Floor will be the exclusive venue for the open outcry trading for Current Products for so long as such products are traded on the Trading Floor. CME Group is under no obligation to provide a backup or alternative facility for open outcry trading if the Trading Floor is rendered inoperable for any reason. In the event that the Trading Floor is rendered inoperable for any reason, the electronic trading platform on which any Current Product then is traded will serve as the venue for trading such Current Product.

•

The provisions of the NYMEX Rulebook relating to the Trading Floor set forth above may not be amended without the written approval of holders of 50% or more of the then outstanding NYMEX trading permits. Holders of NYMEX trading permits will have the sole right to enforce the above provisions. Any dispute as to whether the rights of the holders of the NYMEX trading permits contained in the above provisions have been violated will be submitted to mandatory and binding arbitration, in New York, New York. Such a dispute may only be initiated by holders of 10% or more of the outstanding NYMEX trading permits.

Conditions to Complete the Merger

Each of CME Group’s and NYMEX Holdings’ obligation to complete the merger is subject to the fulfillment or waiver of mutual conditions, including:

•	the adoption of the Merger Agreement by the NYMEX Holdings stockholders and the approval of the CME Group Amended Charter and the Stock Issuance by CME Group stockholders;

•

the approval of the listing of CME Group Class A common stock to be issued in the merger and such other shares to be reserved for issuance in connection with the merger, subject to official notice of issuance, on the NYSE and the Nasdaq;

•

the waiting period under the HSR Act and similar foreign competition laws shall have terminated or expired and the absence of any pending action by the government to enjoin the merger or impose a burdensome condition within the meaning of the Merger Agreement, and all other required filings with or approvals from any governmental entity or self-regulatory organization shall have been made or obtained without any term or condition that would reasonably be expected to result in a burdensome condition;

•

the absence of any rule, regulation, statute, ordinance, order, injunction, judgment or similar action of a court or other governmental entity or self-regulatory organization having the effect of making the merger illegal or otherwise prohibiting the merger; and

•

the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose.

Each of CME Group’s and NYMEX Holdings’ obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:

•

the other company’s representations and warranties in the Merger Agreement being true and correct, without regard to qualifications or limitations as to materiality or material adverse effect, except where the failure of such representations and warranties to be true and correct does not have and is not reasonably expected to have a material adverse effect on such other company (other than with respect to certain identified representations and warranties which must be true and correct in all material respects);

•	the performance by the other party in all material respects of its obligations under the Merger Agreement; and

•	the receipt by the party of a legal opinion from its counsel with respect to certain U.S. federal income tax consequences of the merger.

In addition, the obligation of CME Group to complete the merger is subject to:

•	the purchase by NYMEX of at least 75% of the NYMEX Class A memberships in the membership purchase offer; and

•	the NYMEX Class A members approving the NYMEX Amended Charter and the NYMEX Amended Bylaws at the special meeting of NYMEX Class A members.

In addition, the obligation of NYMEX Holdings to complete the merger is subject to the appointment of the NYMEX Directors.

Subject to the provisions of applicable law, at any time prior to the completion of the merger, the parties may waive any condition and the Merger Agreement may be amended, including to remove a condition, by action taken or authorized by our respective board of directors. However, after any approval of the matters presented in connection with the merger by the CME Group stockholders or NYMEX Holdings stockholders or the NYMEX Class A members, as the case may be, there may not be any amendment of the Merger Agreement that requires further approval of such stockholders or members under applicable law, such as a reduction in the amount or a change in the form of the merger consideration to be received by NYMEX Holdings stockholders, without the prior re-solicitation and approval of such stockholders or members, as the case may be.

Termination of the Merger Agreement

General

The Merger Agreement may be terminated at any time prior to the completion of the merger by our mutual written consent, or by either CME Group or NYMEX Holdings if:

•

the merger is not completed by March 17, 2009 (other than because of a breach of the Merger Agreement caused by the party seeking termination); provided, that if all conditions to closing, other than the termination or expiration of the required waiting period under the HSR Act, the absence of any pending action by the government to enjoin the merger or impose a burdensome condition or the receipt of required regulatory approvals, have been satisfied or waived on that date, such date may be extended by either party up to an aggregate of 90 days;

•

a governmental entity or self-regulatory organization has issued a rule, regulation, statute, ordinance, order, injunction, judgment or similar action of a court or other governmental entity or self-regulatory organization having the effect of making the merger illegal or otherwise prohibiting the merger and such action has become final and non-appealable;

•	either party has not obtained its required stockholder approval of the merger and related transactions at its stockholder meeting; or

•	the other party is in material breach of the Merger Agreement after prior written notice of the breach and such material breach remains uncured or is incapable of being cured.

CME Group may also terminate the Merger Agreement if:

•	NYMEX Holdings or its representatives breach in any material respect their obligations regarding no solicitation of alternative transaction proposals;

•	subject to CME Group not exercising its stockholder vote option, the NYMEX Holdings board of directors:

•	fails to authorize, approve or recommend the Merger Agreement to its stockholders;

•	effects a change in recommendation; or

•

fails to remain silent with respect to a third party tender offer or exchange offer or fails to recommend that its stockholders reject a tender offer or exchange offer within the ten business day period specified in Section 14e-2(a) under the Securities Exchange Act of 1934, as amended;

•

less than 75% of the NYMEX Class A memberships are purchased in the membership purchase offer, provided that this termination right expires 20 business days following the special meeting of NYMEX Holdings stockholders; or

•

the NYMEX Class A members do not approve the NYMEX Amended Charter and the NYMEX Amended Bylaws at the special meeting of NYMEX Class A members, provided that this termination right expires 20 business days following the special meeting of NYMEX Class A members.

NYMEX Holdings may also terminate the Merger Agreement if CME Group determines not to exercise its stockholder vote option.

Effect of Termination

In the event the Merger Agreement is terminated as described above, the Merger Agreement will become void and none of CME Group, Merger Sub, NYMEX Holdings or NYMEX will have any liability under the Merger Agreement, except that:

•	each party will remain liable for any willful breach of the Merger Agreement; and

•

designated provisions of the Merger Agreement, including the payment of fees and expenses, non-survival of the representations and warranties and confidentiality restrictions will survive the termination.

Termination Fee and Expenses

NYMEX Holdings must pay a termination fee of $308.1 million to CME Group if:

•	either party terminates the Merger Agreement because:

•	NYMEX Holdings stockholders do not adopt the Merger Agreement and a Takeover Proposal was announced prior to the special meeting of NYMEX Holdings stockholders; or

•

the merger has not been consummated by March 17, 2009 and the special meeting of NYMEX Holdings stockholders or the special meeting of NYMEX Class A members has not occurred and a Takeover Proposal was announced prior to such termination; and

in each case, NYMEX Holdings enters into a definitive agreement to consummate or consummates a takeover transaction with any third party within 12 months of such termination; or

•	CME Group terminates the Merger Agreement because:

•	NYMEX Holdings fails to recommend the merger to its stockholders;

•	NYMEX Holdings changes its recommendation;

•

NYMEX Holdings commits a willful breach of its representations, warranties or covenants under the Merger Agreement that is not cured within a specified timeframe, a Takeover Proposal was announced prior to such termination and NYMEX Holdings enters into a definitive agreement to consummate or consummates a takeover transaction with any third party within 12 months of such termination; or

•

less than 75% of the NYMEX Class A memberships are purchased in the membership purchase offer or NYMEX Class A members do not approve the NYMEX Amended Charter and the NYMEX Amended Bylaws, a Takeover Proposal was announced prior to the special meeting of NYMEX Class A members and NYMEX Holdings enters into a definitive agreement to consummate or consummates a takeover transaction with any third party within 12 months of such termination; or

•	NYMEX Holdings terminates the Merger Agreement when CME Group does not exercise its stockholder vote option after the NYMEX Holdings board of directors changes its recommendation of the merger;

provided, that for the purposes of such termination fee payment, “Takeover Proposal” has the meaning discussed above under “—No Solicitation of Alternative Transactions” beginning on page 143 except that all references to 15% are changed to 50%.

CME Group must pay a termination fee of $308.1 million to NYMEX Holdings if either party terminates because:

•	CME Group stockholders do not approve the CME Group Amended Charter or the Stock Issuance or the special meeting of CME Group stockholders has not occurred before March 17, 2009;

•

a transaction resulting in a change in control of CME Group, referred to as a “CME Group takeover proposal,” or an acquisition by CME Group of assets or securities of a third party where the fair market value of the consideration paid by CME Group is in excess of $8 billion, referred to as a “CME Group acquisition transaction,” was announced prior to the special meeting of CME Group stockholders in the event the CME Group stockholders do not approve the CME Group Amended Charter and the Stock Issuance or prior to either party terminating the Merger Agreement in the event the special meeting of CME Group stockholders has not occurred before March 17, 2009; and

•	CME Group enters into a transaction with respect to such CME Group takeover proposal or a CME Group acquisition transaction within 12 months of such termination.

NYMEX Holdings must pay a termination fee of $50 million to CME Group if:

•

NYMEX Holdings or its representatives breached in any material respect their no solicitation obligations, which breach resulted in a Takeover Proposal being announced or communicated to NYMEX Holdings;

•	CME Group did not exercise its right to terminate the Merger Agreement because of such breach prior to the vote of the NYMEX Holdings stockholders; and

•

either party terminates the Merger Agreement because NYMEX Holdings stockholders do not adopt the Merger Agreement, or CME Group terminates the Merger Agreement because NYMEX Class A members do not approve the NYMEX Amended Charter and the NYMEX Amended Bylaws or because less than 75% of the NYMEX Class A memberships are purchased in the membership purchase offer, or either party terminates due to the merger not being consummated by March 17, 2009 without a vote of the NYMEX Holdings stockholders at the special meeting of NYMEX Holdings stockholders or a vote of the NYMEX Class A members at the special meeting of NYMEX Class A members.

Amendment, Waiver and Extension of the Merger Agreement

Amendment

We may amend the Merger Agreement by action taken or authorized by our boards of directors. However, after any approval of the matters presented in connection with the merger by the CME Group or NYMEX Holdings stockholders or the NYMEX Class A members, as the case may be, there may not be, without further approval of such stockholders or members, any amendment of the Merger Agreement that requires such further approval under applicable law.

Extension; Waiver

At any time prior to the completion of the merger, each of us, by action taken or authorized by our respective boards of directors, to the extent legally allowed, may extend the time for performance of, or waive compliance with, any of the obligations of the other parties or waive any inaccuracies in the other parties’ representations and warranties.

Fees and Expenses

In general, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such expenses, except that those expenses incurred in connection with filing, printing and mailing the registration statement and this joint proxy statement/prospectus, and all fees associated with the HSR Act, will be shared equally by CME Group and NYMEX Holdings.

If the Merger Agreement is terminated because of NYMEX’s failure to receive executed membership purchase agreements from the holders of at least 75% of the outstanding NYMEX Class A memberships prior to 5:00 p.m., Chicago time, on [            ], 2008, the date of the special meeting of NYMEX Holdings stockholders, or because NYMEX Class A members do not approve the NYMEX Amended Charter and the NYMEX Amended Bylaws, NYMEX Holdings must reimburse CME Group for all of its transaction expenses up to a maximum aggregate amount of $25 million.

THE MEMBERSHIP PURCHASE OFFER

In connection with and in order to satisfy a condition to the merger, NYMEX is offering to purchase 100% of the outstanding NYMEX Class A memberships, including all associated rights and privileges, from the holders of such memberships for $612,000 per membership, or an aggregate of approximately $500 million. The following is a summary of the material terms of the NYMEX Class A membership purchase offer. If you hold a NYMEX Class A membership, you should refer to the membership purchase offer documents mailed to you under separate cover for important information and instructions on how to complete and return your membership purchase offer documents. This summary is qualified in its entirety by reference to the membership purchase agreement and related documents. NYMEX Class A members should read the membership purchase agreement and related documents in their entireties. This joint proxy statement/prospectus is not an offer to purchase any NYMEX Class A membership. An offer to purchase the NYMEX Class A memberships is being made only pursuant to the membership purchase offer documents.

Membership Purchase Agreement

Through the membership purchase agreement, NYMEX is offering to purchase each of the 816 outstanding NYMEX Class A memberships for $612,000 per membership. NYMEX Class A members who choose to sell their memberships in the membership purchase offer must execute valid, binding and irrevocable (subject to completion of the merger) membership purchase agreements in the form delivered to NYMEX Class A members under separate cover. Such executed membership purchase agreements must be submitted to NYMEX prior to 5:00 p.m., Chicago time, on [            ], 2008, the date of the special meeting of NYMEX Holdings stockholders. Once an executed membership purchase agreement is delivered to NYMEX, the NYMEX Class A membership subject to such membership purchase agreement will be subject to transfer restrictions prior to the effective time of the merger. As described in more detail in the membership purchase offer documents, once an executed membership purchase agreement is delivered to NYMEX it is irrevocable.

The membership purchase agreement includes an agreement by the holder of a NYMEX Class A membership to sell such membership to NYMEX free and clear of all liens. NYMEX Class A members will not receive payment for their NYMEX Class A memberships until the later of promptly following the effective time of the merger and the time as of which any and all claims against their NYMEX Class A memberships have been extinguished, as provided in the NYMEX Rulebook. NYMEX will deposit payment for the NYMEX Class A memberships purchased in the membership purchase offer with a paying agent immediately prior to the effective time of the merger.

The membership purchase agreement also includes a waiver and release by the NYMEX Class A member of any and all claims against NYMEX, CME Group or any of their respective affiliates related to such NYMEX Class A member’s rights or status as a NYMEX Class A member.

The purchase of the NYMEX Class A memberships by NYMEX will not take place until immediately prior to the effective time of the merger.

If at least 75% of the outstanding NYMEX Class A memberships are sold to NYMEX in the membership purchase offer and the merger is consummated, holders of NYMEX Class A memberships who did not sell their NYMEX Class A memberships in the membership purchase offer will have the opportunity to sell their NYMEX Class A memberships for $612,000 in cash per NYMEX Class A membership by executing and delivering a membership purchase agreement.

Condition to Completion of the Merger

As a condition to the completion of the merger, NYMEX must receive executed membership purchase agreements from the holders of at least 75% of the outstanding NYMEX Class A memberships prior to 5:00 p.m., Chicago time, on [            ], 2008, the date of the special meeting of NYMEX Holdings stockholders. As a condition to the completion of the merger, NYMEX must accept and pay for, without the waiver of any conditions set forth in the membership purchase agreement and related documents, the NYMEX Class A memberships purchased in the membership purchase offer immediately prior to the completion of the merger.

For information regarding the conditions to complete the merger, see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 146.

Termination of the Merger Agreement; Expenses

If NYMEX does not receive executed membership purchase agreements from the holders of at least 75% of the outstanding NYMEX Class A memberships prior to 5:00 p.m., Chicago time, on [            ], 2008, the date of the special meeting of NYMEX Holdings stockholders, CME Group will have the right to terminate the Merger Agreement. This right of CME Group to terminate the Merger Agreement will expire 20 business days following the date of the special meeting of NYMEX Holdings stockholders.

If CME Group exercises its right to terminate the Merger Agreement due to the failure of NYMEX to receive executed membership purchase agreements from the holders of at least 75% of the outstanding NYMEX Class A memberships, NYMEX Holdings will be required to reimburse CME Group for all of its expenses in connection with the Merger Agreement and the other transactions contemplated by the Merger Agreement, up to a maximum aggregate amount of $25 million.

If the Merger Agreement is terminated, NYMEX will not accept for payment or pay for any NYMEX Class A membership.

NYMEX Class A Members After Completion of the Merger; NYMEX Amended Charter and NYMEX Amended Bylaws

After completion of the merger, holders of NYMEX Class A memberships that did not sell their memberships in the membership purchase offer will have only those rights set forth in the NYMEX Amended Charter and NYMEX Amended Bylaws as approved by 75% of the NYMEX Class A members at the special meeting of NYMEX Class A members. The NYMEX Amended Charter and NYMEX Amended Bylaws eliminate substantially all the rights of NYMEX Class A members currently in the certificate of incorporation and bylaws of NYMEX, and any rights of NYMEX Class A members that remain in the NYMEX Amended Charter and NYMEX Amended Bylaws (including the right to trade on NYMEX by open outcry) can be eliminated at any time following the effective time of the merger without the consent of the remaining NYMEX Class A members. See “The Special Meeting of NYMEX Class A Members—Proposal 1—Approval of the NYMEX Amended Charter” beginning on page 54 and “The Special Meeting of NYMEX Class A Members—Proposal 2—Approval of the NYMEX Amended Bylaws” beginning on page 55.

Following the merger, the NYMEX Amended Bylaws will provide that NYMEX Class A members will hold the right to trade on NYMEX via open outcry only on the NYMEX Class A members’ own accounts, as governed by the NYMEX Rulebook. No additional rights for NYMEX Class A members will be provided in the NYMEX Amended Charter and NYMEX Amended Bylaws of NYMEX. NYMEX Class A members will not be entitled to the lowest fees available for liquidity providers, will not be entitled to trade for customer accounts in NYMEX open outcry markets, and will not be entitled to lease their Class A memberships. Furthermore, NYMEX will not be obligated to maintain the seat market as currently facilitated. NYMEX Class A members will not have representation on the NYMEX board of directors and will have no right to approve any amendment to the certificate of incorporation or bylaws of NYMEX, including without limitation, any amendment that would eliminate in their entirety the remaining rights of NYMEX Class A members.

See “The Special Meeting of NYMEX Class A Members” beginning on page 52 and “Comparative Rights of NYMEX Class A Members prior to and after the Merger” beginning on page 190.

NYMEX Trading Permits

After the effective time of the merger, two types of trading permits will be available from NYMEX for floor access and other rights: firm permits, available to qualified firms, and individual permits, available to qualified individuals and employees. Each type trading permit will be subject to qualifications to be set forth in the NYMEX Rulebook, which in many respects, will be modeled after those that apply to CME Group equity member firms and individual trading members, respectively. In order to hold a NYMEX firm permit, a firm must agree to be subject to the rules established by NYMEX and own at least 12,000 shares of CME Group Class A common stock. The permit will entitle the firm holding the firm permit to (i) discounted fees for qualified trades in the firm’s proprietary accounts, (ii) operate on the floor from booth space, (iii) allow clerks or employees who do not trade, broker or solicit floor access to support employees with individual permits and (iv) clear (assure the performance of contracts traded by customers), if qualified to do so. Firms holding firm permits may acquire individual permits and assign them to qualified employees. In order to hold an individual permit (which will be required of all employees of firms holding firm permits that are engaged in brokering, trading or soliciting on the floor), an individual must agree to be subject to the rules established by NYMEX. The permit will entitle the individual to (x) trade, broker or solicit from the floor and (y) receive the lowest rates for all qualified trades (including both floor and electronic trades) in accounts owned by the individual permit-holder. Individual permit-holders may employ clerks and provide them floor access without an individual permit, so long as the clerks do not trade, broker or solicit.

All trading permits will be issued in NYMEX’s sole discretion. At this time, NYMEX anticipates issuing no more than 900 permits. However, NYMEX may issue new permits without notice. NYMEX may also develop new types of permits at its discretion. NYMEX can, at any time, modify any requirement for qualification of permit-holders or rights of permit-holders, including fee levels, in its sole discretion, and different fee levels may be set for different types of permit-holders. All permits will be issued for one calendar year and new permits must be secured each year. Permits may not be transferred, though individual permits held by firms holding firm permits can be reassigned from one firm employee to another.

THE VOTING AND SUPPORT AGREEMENTS

In connection with the execution of the Merger Agreement, Mr. Richard Schaeffer, in his capacity as a NYMEX Class A member and NYMEX Holdings stockholder; Dr. James Newsome, in his capacity as a NYMEX Holdings stockholder, and the General Atlantic Parties, as NYMEX Holdings stockholders, entered into voting and support agreements with CME Group. Pursuant to these agreements Mr. Schaeffer and Dr. Newsome and the General Atlantic Parties agreed to vote their currently owned shares of NYMEX Holdings common stock and any shares of NYMEX Holdings common stock acquired during the term of the voting and support agreements, or “Covered Shares,” representing approximately 6.6% of the total voting power of NYMEX Holdings, in favor of the adoption of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement. Mr. Schaeffer has also agreed to vote his NYMEX Class A membership and any NYMEX Class A memberships acquired during the term of his voting and support agreement, or “Covered Memberships,” for the approval of the NYMEX Amended Charter and the NYMEX Amended Bylaws as proposed in the Merger Agreement, to execute an agreement to sell his Covered Memberships in the membership purchase offer and to execute a member waiver and release associated with the membership purchase offer.

In addition, Mr. Schaeffer, Dr. Newsome and the General Atlantic entities have each agreed to vote their Covered Shares against:

•	any action, proposal, transaction or agreement that would reasonably be expected to result in breach of the Merger Agreement by NYMEX Holdings or of each voting and support agreement;

•	any “takeover proposal,” not pursuant to a CME Group written consent, in respect of NYMEX Holdings;

•

any other action or proposal, not pursuant to a CME Group written consent, involving NYMEX Holdings or any NYMEX Holdings subsidiary that would reasonably be expected to prevent or materially impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the merger.

Mr. Schaeffer has also agreed to vote against any amendment of the certificate of incorporation or bylaws of NYMEX not contemplated by the Merger Agreement and against any action, proposal, transaction or agreement that would result in a breach of the Merger Agreement by NYMEX or of his voting and support agreement.

Further, while the agreement is in effect and only with respect to the types of Covered Shares and Covered Memberships each party owns, Mr. Schaeffer, Dr. Newsome and the General Atlantic Parties have each generally agreed not to:

•	sell, transfer, pledge, encumber, assign or otherwise dispose of any Covered Shares or Covered Memberships;

•

grant any proxies or powers of attorney, deposit any Covered Shares or Covered Memberships into a voting trust, enter into a voting agreement with respect to any Covered Shares or Covered Memberships or participate in the solicitation of proxies to vote in a manner inconsistent with the provisions of the voting and support agreements;

•

take any action that would reasonably be expected to make any representation or warranty in the voting and support agreement untrue or prevent or disable them from performing obligations under the voting and support agreements; or

•	seek appraisal or assert any rights of dissent from the merger under the DGCL.

Finally, as of the completion of the merger, each General Atlantic Party has agreed to release NYMEX Holdings, NYMEX, CME Group, the CME Group subsidiaries and additional related parties from liability, if any, under certain prior agreements between the General Atlantic Parties and NYMEX Holdings relating to General Atlantic Party ownership of NYMEX Holdings common stock. The General Atlantic Parties have also agreed to terminate those agreements upon completion of the merger.

The voting and support agreements will terminate upon the earlier of the completion of the merger, the termination of the Merger Agreement, written notice of termination by CME Group or a public announcement by the NYMEX Holdings board of directors withdrawing its recommendation that the NYMEX Holdings stockholders adopt the Merger Agreement.

ACCOUNTING TREATMENT

The merger will be accounted for using the purchase method of accounting with CME Group treated as the acquiror. Under this method of accounting, NYMEX Holdings’ assets and liabilities will be recorded by CME Group at their respective fair values as of the effective time of the merger. Financial statements of CME Group issued after the merger will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of NYMEX Holdings.

REGULATORY APPROVALS

To complete the merger, CME Group and NYMEX Holdings must obtain approvals or consents from, or make filings with, various regulatory authorities, including the United States antitrust authorities. The material regulatory approvals, consents and filings are described below. CME Group and NYMEX Holdings are not currently aware of any other material governmental consents, approvals or filings that are required prior to the parties’ consummation of the merger other than those described below. If additional approvals, consents and filings are required to complete the merger, it is presently contemplated that such consents, approvals and filings will be sought or made. The parties’ obligation to complete the merger is conditioned upon the termination or expiration of the required waiting period under the HSR Act and the absence of any pending action by the government to enjoin the merger or impose a burdensome condition and receipt of required regulatory approvals. See “The Merger Agreement—Conditions to Complete the Merger” beginning on page 146.

CME Group and NYMEX Holdings will seek to consummate the merger in the fourth quarter 2008. CME Group and NYMEX Holdings believe that the completion of the merger will not violate antitrust laws. However, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, the outcome of any such challenge. Any such challenge may seek to impose a preliminary or permanent injunction, conditions on the completion of the merger or require changes to the terms of the merger. While CME Group and NYMEX Holdings do not currently expect that any such preliminary or permanent injunction, conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on us or limiting the revenues of CME Group following the merger, any of which might have a material adverse effect on CME Group following the merger. Neither CME Group nor NYMEX Holdings is obligated to complete the merger if any such conditions, individually or in the aggregate, would result in a burdensome condition under the terms of the Merger Agreement.

United States Antitrust

The merger is subject to review under the HSR Act by either the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission. Under this statute, CME Group and NYMEX Holdings are required to make pre-merger notification filings and to await the expiration or early termination of the statutory waiting period prior to completing the merger. CME Group and NYMEX Holdings withdrew and refiled the required pre-merger notification filings. The new statutory waiting period will expire at 11:59 p.m. on June 18, 2008.

European Approvals

The CME, CBOT and NYMEX are Recognized Overseas Investment Exchanges, or “ROIEs,” under the Financial Services and Markets Act 2000, or “FSMA,” of the United Kingdom. As ROIEs, they are required to provide annually to the Financial Services Authority, or “FSA,” with a copy to HM Treasury and the Director General of Fair Trading, a report which contains a statement as to whether any events have occurred which are likely to affect the FSA’s assessment of whether it is satisfied that the ROIE meets the requirements for the effective operation and appropriate regulation of the ROIE, set out in section 292(3) of the FSMA. The statement must also detail any events which have occurred which are likely to have any effect on competition. These statutory requirements are supplemented by more detailed notification rules made by the FSA under FSMA. These rules require the annual report to the FSA to detail any changes to the ROIE’s constitutional documents, any changes to its regulatory provisions in relation to any arrangements it has made for the provision of clearing arrangements in respect of transactions effected on the exchange, any changes to its chairman, president or chief executive or their equivalent, particulars of any disciplinary action taken against it by any supervisory body in the US and a copy of its annual report and accounts. CME, CBOT and NYMEX will make all necessary submissions in their respective annual reports to the FSA, in accordance with such of these requirements as may be applicable.

Additionally, under Part XVIII of the FSMA, the UK Office of Fair Trading is required to keep under review the regulatory provisions and practices of ROIEs and has investigative powers to facilitate that. Any adverse report may lead to the FSA revoking the ROIE’s recognition or directing the ROIE to take specified steps.

NYMEX Holdings also owns 15.6% of the share capital in IMAREX ASA, the Norwegian Holding Company of the International Maritime Exchange, or “IMAREX,” and other IMAREX ASA group companies engaged in financial derivatives markets, including research, transaction and settlement services for derivatives based on ocean going freight, heavy fuel oil, electric power, airborne emissions and farmed salmon. IMAREX ASA’s shares are listed on Oslo Børs under the ticker IMAREX. IMAREX ASA’s exchange and clearing house is licensed by the Norwegian Ministry of Finance and regulated by The Financial Supervisory Authority of Norway. Two United Kingdom FSA-regulated firms (Spectron Energy Services Limited and Spectron Commodities Limited, or together, the “Spectron companies”) are wholly owned by IMAREX ASA. As a consequence of the merger, the ownership of the shares in IMAREX ASA, and consequently the control over the Spectron companies, will pass from NYMEX Holdings to CME Group. Both CME Group and NYMEX Holdings will make all necessary notifications to the FSA in accordance with section 178 of the FSMA in respect of the proposed changes in control of the Spectron companies and also following completion of the changes in control in the merger.

Commodity Futures Trading Commission

The merger will reduce or eliminate the number of outstanding NYMEX Class A memberships, introduce a trading permit program and eliminate substantially all of the rights of the remaining NYMEX Class A members, if any. Rules to implement these changes will be filed with the CFTC on a conditional basis in advance of the effective time of the merger so that they may be placed into effect immediately upon closing. We expect that in most cases the rule changes will be self-certified in accordance with the Commodity Exchange Act. Certain rules may be submitted for approval of the CFTC. CME Group and NYMEX Holdings have provided the CFTC with the merger documentation.

Other Notices and Approvals

Approvals or authorizations may be required under applicable state securities, or “blue sky,” laws in connection with the issuance of CME Group Class A common stock in the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of the material U.S. federal income tax consequences of the merger. This discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service, or the “IRS,” and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). With respect to U.S. holders (as defined below), this discussion is limited to such holders who hold their shares of NYMEX Holdings common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address the tax consequences applicable to NYMEX Holdings stockholders who are not U.S. holders, nor does it address all of the tax consequences that may be relevant to particular U.S. holders who are subject to special treatment under U.S. federal income tax laws, such as:

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold NYMEX Holdings common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	U.S. holders who acquired their shares of NYMEX Holdings common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds NYMEX Holdings common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.

This discussion does not address the tax consequences of the merger under state, local or foreign tax laws.

NYMEX Holdings stockholders should consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

For purposes of this section, the term “U.S. holder” means a beneficial owner of NYMEX Holdings common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•

a corporation or partnership, or other entity treated as a corporation or partnership for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•

a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Tax Consequences of the Merger Generally

The Merger Agreement provides that the merger will be structured as a merger of NYMEX Holdings into Merger Sub, which is termed a “forward” merger, provided that CME Group and NYMEX Holdings receive an opinion of counsel dated the effective time of the merger to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that each of CME Group and NYMEX Holdings will be a “party to a reorganization” within the meaning of Section 368(b) of the Code. If either counsel to CME Group or counsel to NYMEX Holdings is unable to render such tax opinions, then NYMEX Holdings, in its sole discretion, may elect to have the merger instead proceed as a merger of Merger Sub with and into NYMEX Holdings, which is termed a “reverse” merger. If the merger is completed as a “reverse” merger, it will not qualify as a reorganization within the meaning of Section 368(a) of the Code. In addition, in the event NYMEX Holdings elects to have the merger proceed as a reverse merger, CME Group may elect to increase the amount of cash consideration paid to the NYMEX Holdings stockholders up to the total amount of consideration paid to the NYMEX Holdings stockholders in the merger. The tax consequences to the U.S. NYMEX Holdings stockholders of a “reverse” merger will be materially different from, and perhaps less favorable than, those of a “forward” merger, as described below.

In connection with the filing of the registration statement of which this joint proxy statement/prospectus forms a part, Skadden, Arps has delivered an opinion to CME Group, and Weil, Gotshal has delivered an opinion to NYMEX Holdings, to the effect that the “forward” merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that CME Group and NYMEX Holdings will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

The issuance of the tax opinions described above will be based on certain factual assumptions and on representations that are customary for similar transactions. If any of those factual assumptions or representations is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. In addition, none of the tax opinions described above are binding on the IRS, and neither CME Group nor NYMEX Holdings intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

Tax Consequences of a “Forward” Merger for CME Group, CME Group Stockholders and NYMEX Holdings

As a result of the merger qualifying as a reorganization within the meaning of Section 368(a) of the Code, no gain or loss will be recognized by CME Group, CME Group stockholders, or NYMEX Holdings.

Tax Consequences of a “Forward” Merger for U.S. Holders

If the merger is consummated as a “forward” merger, the U.S. federal income tax consequences of the merger to a U.S. holder will depend on whether such holder receives cash, shares of CME Group Class A common stock or a combination of cash and stock in exchange for such holder’s NYMEX Holdings common stock. At the time a U.S. holder makes a cash or stock election pursuant to the terms of the Merger Agreement, such holder will not know whether, and to what extent, the proration rules of the Merger Agreement will alter the mix of consideration such holder will receive. As a result, the tax consequences to such holder will not be ascertainable with certainty until such holder knows the precise amount of cash and shares of CME Group Class A common stock that such holder will receive in the merger.

Exchange of NYMEX Holdings common stock solely for CME Group Class A common stock.

•

Except as discussed below in “—Cash in Lieu of Fractional Shares of CME Class A Common Stock,” beginning on page 160, a U.S. holder who exchanges all of its shares of NYMEX Holdings common stock solely for shares of CME Group Class A common stock in the merger will not recognize gain or loss in connection with such exchange.

•	A U.S. holder’s aggregate tax basis in the CME Group Class A common stock received in the merger generally will equal such holder’s aggregate tax basis in the NYMEX Holdings common stock surrendered by such holder in the merger. The holding period for the shares of CME Group Class A common stock received by such holder in the merger generally will include the holding period for the shares of NYMEX Holdings common stock exchanged therefor.

Exchange of NYMEX Holdings common stock solely for cash

•

A U.S. holder who exchanges all of its shares of NYMEX Holdings common stock solely for cash in the merger generally will recognize capital gain or loss equal to the difference between the amount of cash received by such holder and the holder’s tax basis in the NYMEX Holdings common stock exchanged therefor.

•

Any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the shares of NYMEX Holdings common stock for more than one year at the effective time of the merger. Long-term capital gain of an individual generally is subject to a maximum U.S. federal income tax rate of 15%. Short-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 35%. The deductibility of capital losses is subject to limitations.

Exchange of NYMEX Holdings common stock for combination of CME Group Class A common stock and cash.

•

Except as discussed below in “—Cash in Lieu of Fractional Shares of CME Class A Common Stock,” beginning on page 160, a U.S. holder who exchanges shares of NYMEX Holdings common stock for a combination of CME Group Class A common stock and cash will recognize gain (but not loss) equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value of any CME Group Class A common stock received in the merger, over such holder’s tax basis in the shares of NYMEX Holdings common stock surrendered by such holder in the merger, or (ii) the amount of cash received by such holder in the merger.

•

A U.S. holder who acquired different blocks of NYMEX Holdings common stock at different times and at different prices generally must calculate realized gain or loss separately for each identifiable block of shares exchanged in the merger, and a loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares.

•

Generally, a U.S. holder’s aggregate tax basis in the CME Group Class A common stock received by such holder in the merger, including the basis allocable to any fractional share of CME Group Class A common stock for which cash is received, will equal such holder’s aggregate tax basis in the NYMEX Holdings common stock surrendered in the merger, increased by the amount of taxable gain or dividend income, if any, recognized by such holder in the merger, and decreased by the amount of cash, if any, received by such holder in the merger. The holding period for the shares of CME Group Class A common stock received in the merger generally will include the holding period for the shares of NYMEX Holdings common stock exchanged therefor. If a U.S. holder has differing bases or holding periods in respect of shares of NYMEX Holdings common stock, the U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of CME Group Class A common stock received in the merger.

•

Any capital gain generally will be long-term capital gain if the U.S. holder held the shares of NYMEX Holdings common stock for more than one year at the effective time of the merger. Long-term capital gain of an individual generally is subject to a maximum U.S. federal income tax rate of 15%. Short term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 35%.

•

In some cases, such as if a holder actually or constructively owns CME Group Class A common stock immediately after the merger, such gain could be treated as having the effect of the distribution of a dividend to such holder, under the tests set forth in Section 302 of the Code, in which case such gain would be treated as ordinary dividend income. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.

Cash in Lieu of Fractional Shares of CME Class A Common Stock

A U.S. holder who receives cash instead of a fractional share of CME Group Class A common stock will be treated as having received the fractional share of CME Group Class A common stock in the merger and then as having exchanged the fractional share of CME Group Class A common stock for cash in a redemption by CME Group. In general, this deemed redemption will be treated as a sale or exchange and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such holder and (ii) the portion of the basis of the shares of NYMEX Holdings common stock allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the NYMEX Holdings common stock exchanged by such holder is greater than one year as of the effective time of the merger. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements

A U.S. holder who receives shares of CME Group Class A common stock as a result of the “forward” merger will be required to retain records pertaining to the merger. Each U.S. holder who is required to file a U.S. tax return and who is a “significant holder” that receives CME Group Class A common stock in the merger will be required to file a statement with the holder’s U.S. federal income tax return setting forth such holder’s basis in the NYMEX Holdings common stock surrendered and the fair market value of the CME Group Class A common stock and cash, if any, received in the merger. A “significant holder” is a U.S. holder who, immediately before the merger owned at least 5% of the outstanding stock of NYMEX Holdings or securities of NYMEX Holdings with a tax basis of $1.0 million or more.

Tax Consequences of a “Reverse Merger”

If the merger is consummated as a “reverse” merger, it will constitute a sale or exchange of the NYMEX Holdings common stock upon which a U.S. holder will recognize gain or loss, regardless of whether such holder receives CME Group Class A common stock, cash or a combination of CME Group Class A common stock and cash. The amount of gain or loss a U.S. holder recognizes will be equal to the difference between (i) the sum of the cash and the fair market value of CME Group Class A common stock such holder receives and (ii) such holder’s tax basis in the shares of NYMEX Holdings common stock exchanged in the merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for such holder’s common stock is more than one year as of the effective time of the merger. Long-term capital gain of an individual generally is subject to a maximum U.S. federal income tax rate of 15%. Short-term capital gains of an individual generally are subject to a maximum U.S. federal income tax rate of 35%. The deductibility of capital losses is subject to limitations. Unless a U.S. holder complies with certain reporting or certification procedures or is a “exempt recipient,” such holder may be subject to backup withholding tax of 28% with respect to the cash and the fair market value of the CME Group Class A common stock the holder receives in the merger.

No gain or loss will be recognized by CME Group, CME Group stockholders, or NYMEX Holdings as a result of a “reverse” merger.

NYMEX Holdings Stockholders Exercising Appraisal Rights

A U.S. holder who exercises appraisal rights under Delaware law and receives cash in exchange for its common stock will recognize capital gain or loss equal to the difference between the cash received by such holder (other than any cash received that is treated as actual or imputed interest, which will be taxable as ordinary income) and such holder’s tax basis in the NYMEX Holdings common stock exchanged therefor. Capital gains are subject to tax in the manner set forth above, and backup withholding may apply to cash payments received by such a holder under the circumstances set forth above.

THE COMPANIES

CME Group and Merger Sub

CME Group, a Delaware corporation, is the combined entity formed by the 2007 merger of CME Holdings and CBOT Holdings and is the holding company of two futures exchanges: CME and CBOT. CME Group offers the widest array of benchmark products available across all major asset classes, including futures and options on futures based on interest rates, equity indexes, foreign exchange, agricultural commodities and alternative investments such as weather and real estate. The combined volume of CME and CBOT in 2007 exceeded 2.2 billion contracts. As of December 31, 2007, CME Group’s open interest stood at 54.0 million contracts and CME Group’s open interest record was 75.2 million contracts set on August 9, 2007. Open interest is the number of outstanding contracts at the close of the trading day and is a leading indicator of liquidity. Market liquidity, or the ability of a market to absorb the execution of large purchases or sales quickly and efficiently, is key to attracting customers and contributing to a market’s success.

CME Group serves the risk-management needs of customers around the globe, offering the widest range of benchmark products available on any exchange and covering all major asset classes. CME Group’s products provide a means for hedging, speculation and asset allocation relating to the risks associated with, among other things, interest rate sensitive instruments, equity ownership, changes in the value of foreign currency and changes in the prices of commodities. These include products based on the entire U.S. interest rate yield curve, equity indexes, foreign exchange, agricultural and industrial commodities, energy and alternative investment products.

Futures and options provide a way to protect against – and potentially profit from – price changes in financial instruments and physical commodities. Futures contracts are legally binding agreements to buy or sell something in the future, such as livestock or foreign currency. The buyer and seller of a futures contract agree on a price today for a product to be delivered and paid for in the future. Each contract specifies the quantity of the item and the time of delivery or payment. An option on a futures contract is a right, but not an obligation, to sell or buy a futures contract at a specified price on or before a certain expiration date.

CME Group’s customer base includes professional traders, financial institutions, institutional and individual investors, major corporations, manufacturers, producers and governments.

The CME Globex electronic trading platform is accessible virtually 24 hours a day throughout the trading week. In January 2008, CME Group completed the integration of CBOT’s interest rate, equity and agricultural electronic products on to CME Globex. CME Group’s six telecommunication hubs in key financial centers in Europe and Asia provide customers across the globe with reduced connectivity costs and fast, efficient access to CME Group’s electronic markets via the CME Globex platform.

CME Group offers a number of programs and products designed specifically to appeal to a global audience. Customers from all over the world trade CME Group products, primarily electronically.

CME Group owns its own clearinghouse – CME Clearing. Ownership of CME Group’s clearinghouse enables CME Group to more quickly and efficiently bring new products to market through coordination of clearing functions with product development, technology, market regulation and other risk management activities. CME Group’s integrated clearing function is designed to ensure the safety and soundness of CME Group’s markets. CME Clearing protects the financial integrity of CME Group’s markets by serving as the counterparty to every trade – becoming the buyer to each seller and the seller to each buyer – and limiting credit risk. It is responsible for settling trading accounts, clearing trades, collecting and maintaining performance bond funds, regulating delivery and reporting trading data. CME Clearing limits accumulation of debt from trading losses with twice daily mark-to-market settlement. As of December 31, 2007, CME Group acted as custodian for approximately $60 billion in performance bond collateral. Performance bonds are a good-faith deposit that represents the minimum amount of protection against potential losses.

Merger Sub, a Delaware corporation and a direct, wholly-owned subsidiary of CME Group, was formed solely for the purpose of facilitating the merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transaction contemplated by the Merger Agreement. Upon completion of the proposed merger, Merger Sub will be renamed “CMEG NYMEX Holdings Inc.”

CME Group’s principal executive offices are located at 20 South Wacker Drive, Chicago, Illinois 60606, and its telephone number is (312) 930-1000.

NYMEX Holdings and NYMEX

NYMEX Holdings, a Delaware corporation, is the parent company of NYMEX and COMEX. NYMEX Holdings exists principally to provide facilities to buy, sell and clear energy, precious and base metals, and soft commodities for future delivery under rules intended to protect the interests of market participants.

Since its founding 136 years ago, NYMEX Holdings has evolved into a major provider of financial services to the energy and metals industries. A core component of the business is the revenue derived from NYMEX Holdings’ trading facilities and from providing clearing and settlement services through NYMEX Holdings’ clearinghouse to a wide range of participants in these industries. A significant amount of revenue is also derived from the sale of market data. On NYMEX, customers primarily trade energy futures and options contracts, including contracts for crude oil, natural gas, heating oil and gasoline. On COMEX, customers primarily trade metals futures and options contracts, including contracts for gold, silver, copper and aluminum. In addition, NYMEX Holdings offers soft commodities futures contracts for coffee, sugar, cocoa and cotton.

NYMEX Holdings provides facilities to buy, sell and clear energy, precious and base metals, and soft commodities for future delivery under rules intended to protect the interests of market participants. NYMEX Holdings does not own commodities, trade for its own account or otherwise engage in market activities. NYMEX Holdings provides the physical facilities necessary to conduct an open outcry auction market, side-by-side and overnight electronic trading, systems for the matching and clearing of trades executed on NYMEX and COMEX, and systems for the clearing of certain bilateral trades executed off-exchange. NYMEX Holdings’ markets provide an effective and transparent forum for participants to hedge or trade based upon the value of the physical commodities traded on NYMEX and COMEX. This environment facilitates price discovery, which in turn enhances trading liquidity. NYMEX Holdings believes that market participants choose to trade on centralized markets such as NYMEX because of the liquidity those markets help to provide and because those markets perform an important price discovery function. Exchange customers are involved in the production, consumption or trading of energy, metals and other products and include corporations, financial institutions, institutional investors, hedge funds, governments and professional traders. The liquidity that NYMEX and other centralized markets offer is achieved in large part because the traded contracts have standardized terms and NYMEX Holdings’ wholly-owned clearinghouse mitigates counterparty performance risk. Transactions executed on NYMEX mitigate the risk of counter-party default because NYMEX Holdings’ wholly-owned clearinghouse acts as the counter-party to every trade, along with certain bilateral trades executed off-exchange, guaranteeing the financial performance of every contract transacted. To manage the risk of financial non-performance, NYMEX Holdings requires members to post margin. Trading on NYMEX is regulated by the CFTC, which, in conjunction with NYMEX Holdings’ clearinghouse, helps to ensure the integrity of its markets.

Measured by 2007 contract volume, NYMEX Holdings is the largest physical commodity-based futures exchange and clearinghouse in the world and the second-largest futures exchange in the United States. In 2007, approximately 63% of all globally listed energy futures and options contracts were traded on NYMEX, making it the world’s largest exchange for the trading of energy futures and options contracts. Approximately 157 million contracts of NYMEX’s light sweet crude oil futures and options products traded and cleared in 2007, making light sweet crude oil the largest and most liquid global benchmark for energy futures and options. Although certain other exchanges offer metals contracts of smaller sizes, in 2007 NYMEX Holdings was also the largest exchange in the world for the trading and clearing of precious metals based on product volume, as calculated by aggregating contracts of smaller sizes into contracts of comparable sizes to those traded on NYMEX, with approximately 38.8 million contracts traded and cleared. NYMEX’s gold futures and options contracts are the most liquid precious metal contracts in the world with approximately 29.5 million contracts traded and cleared in 2007, based on product volume, as calculated by aggregating contracts of smaller sizes into contracts of comparable sizes to those traded on NYMEX. In 2007, NYMEX Holdings was also the largest exchange in North America for the trading of platinum group metals contracts. Additionally, in 2007, COMEX was the largest marketplace in the world for gold and silver futures and options contracts, and the largest exchange in North America for futures and options contracts for copper and aluminum.

The principal executive offices of NYMEX Holdings and NYMEX are located at One North End Avenue, World Financial Center, New York, New York 10282, and the telephone number for NYMEX Holdings and NYMEX is (212) 299-2000.

MARKET PRICE AND DIVIDEND DATA

CME Group

CME Group Class A common stock trades on the NYSE and the Nasdaq under the symbol “CME.”

The following table sets forth the high and low sales prices of CME Group Class A common stock for the calendar quarters indicated, as reported on the NYSE, and the quarterly cash dividends declared per share of Class A and Class B common stock in the periods indicated:

	High	Low	Declared Dividend
2005
First Quarter	$229.50	$183.50	$0.46
Second Quarter	307.75	163.80	0.46
Third Quarter	340.00	264.13	0.46
Fourth Quarter	396.90	287.05	0.46

2006
First Quarter	$457.50	$354.51	$0.63
Second Quarter	503.94	417.90	0.63
Third Quarter	508.78	425.79	0.63
Fourth Quarter	557.97	464.70	0.63

2007
First Quarter	$596.26	$510.00	$0.86
Second Quarter	565.00	497.00	0.86
Third Quarter (1)	609.92	506.50	0.86
Fourth Quarter	714.48	593.58	0.86

2008
First Quarter	$686.43	$399.01	$1.15
Second Quarter (through June 9, 2008)	526.98	375.38	1.15

(1)	During the third quarter of 2007, CBOT Holdings merged with and into CME Holdings, the predecessor company to CME Group Inc.

On January 24, 2008 (two trading days prior to the date on which NYMEX Holdings and CME Group publicly announced they were engaged in preliminary discussions), the high and low sales prices of CME Group Class A common stock as reported on the NYSE were $642.61 and $608.00, respectively.

As of [            ], 2008, the record date for the special meeting of CME Group stockholders, there were approximately [            ] registered holders of CME Group Class A common stock and [            ] registered holders of CME Group Class B common stock.

CME Group pays regular quarterly dividends to its holders of Class A and Class B common stock. Since the fourth quarter of 2003, CME Group’s annual dividend target has been approximately 30% of its prior year’s cash earnings. For dividends declared in 2008, CME Group calculated cash earnings as if the merger with CBOT Holdings had occurred on January 1, 2007. The decision to pay a dividend, however, remains within the discretion of the CME Group board of directors and may be affected by various factors, including CME Group’s earnings, financial condition, capital requirements, level of indebtedness and other considerations the CME Group board of directors deems relevant. CME Group’s existing credit facility, as well as future credit facilities, other future debt obligations and statutory provisions may limit its ability to pay dividends.

NYMEX Holdings

NYMEX Holdings common stock trades on the NYSE under the symbol “NMX.”

The following table sets forth the high and low sales prices of NYMEX Holdings common stock for the calendar quarters indicated, as reported on the NYSE, and the quarterly cash dividends declared per share of common stock in the periods indicated:

	High	Low	Declared Dividend
2006
Fourth Quarter	$150.01	$115.07	$0.00

2007
First Quarter	$141.99	$116.00	$0.00
Second Quarter	148.00	118.15	0.10
Third Quarter	142.64	105.00	0.10
Fourth Quarter	135.89	117.55	1.156

2008
First Quarter	$134.00	$74.27	$0.10
Second Quarter (through June 9, 2008)	99.62	81.18	0.10

On January 24, 2008 (two trading days prior to the date on which NYMEX Holdings and CME Group publicly announced they were engaged in preliminary discussions), the high and low sales prices of NYMEX Holdings common stock as reported on the NYSE were $104.51 and $100.14, respectively.

As of [            ], 2008, the record date for the special meeting of NYMEX Holdings stockholders, there were approximately [            ] registered NYMEX Holdings stockholders.

The NYMEX Holdings board of directors adopted a dividend policy in April 2007. The declaration of dividends is subject to the discretion of the NYMEX Holdings board of directors. In its determination of a dividend declaration, the NYMEX Holdings board of directors considers matters such as financial results, capital requirements, the effect on NYMEX Holdings’ credit rating, general business conditions and any other such matters that it believes to be a relevant factor in determining whether or not to declare a dividend.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

INFORMATION FOR CME GROUP

The unaudited pro forma condensed combined financial information is derived from the historical financial statements of CME Holdings (the predecessor to CME Group), CBOT Holdings and NYMEX Holdings. The unaudited pro forma condensed combined financial information is prepared using the purchase method of accounting, as defined by Financial Accounting Standard Board Statement of Financial Accounting Standards, “SFAS,” No. 141, Business Combinations, with CME Group treated as the acquiror. The unaudited pro forma condensed combined balance sheet as of March 31, 2008 is presented as if the merger with NYMEX Holdings and the estimated borrowings used to finance the merger occurred on March 31, 2008. The merger with CBOT Holdings was completed on July 12, 2007, and as such the acquired CBOT Holdings assets and liabilities are reflected in the unaudited pro forma condensed combined balance sheet at March 31, 2008. The unaudited pro forma condensed combined income statement for the year ended December 31, 2007 and the quarter ended March 31, 2008 is presented as if the CBOT Holdings and NYMEX Holdings mergers and any related merger financing occurred on January 1, 2007.

CME Group and NYMEX Holdings will combine their businesses under CME Group, a Delaware corporation. Upon the completion of the merger, for each share of NYMEX Holdings common stock owned, NYMEX Holdings stockholders will receive, at their election, either (i) cash consideration equal to the sum of $36.00 plus the product of 0.1323 (defined as the “Exchange Ratio” for purposes of preparing the pro forma financials) and the Average CME Group Share Price, or (ii) stock consideration consisting of a number of shares of CME Group Class A common stock equal to the cash consideration per share divided by the Average CME Group Share Price. The aggregate consideration in the merger includes a mandatory cash component equal to the product of the NYMEX Holdings common stock outstanding at the effective time of the merger and $36.00 per share. Based on the number of shares of NYMEX Holdings common stock expected to be outstanding at the effective time of the merger, the mandatory cash component is estimated to be approximately $3.4 billion.

At the effective time of the merger, the cash paid, debt financing required and CME Group Class A common stock issued may differ from the information in the unaudited pro forma condensed combined financial information depending on the actual number of NYMEX Holdings shares outstanding as of the merger date. In addition, under the terms of the Merger Agreement, CME Group can elect to increase the cash consideration above the mandatory amount, subject to certain limitations as described in “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 136.

The allocation of the purchase price used in the unaudited pro forma condensed combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change at the effective time of the merger. The final determination of the allocation of the purchase price will be based on the actual tangible assets and liabilities, and intangible assets of NYMEX Holdings as of the effective time of the merger, as well as merger-related transaction costs.

Certain historical balances of NYMEX Holdings have been reclassified to conform to the pro forma combined presentation. Management expects that there could be additional reclassifications following the merger. Additionally, management will continue to assess NYMEX Holdings’ accounting policies for any additional adjustments that may be required to conform NYMEX Holdings’ accounting policies to those of CME Group.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent the consolidated financial position or consolidated results of operations of CME Group that would have been reported had the merger been completed as of the dates described above, and should not be taken as indicative of any future consolidated financial position or consolidated results of operations. The unaudited pro forma condensed combined statements of income do not reflect any revenue or cost savings from synergies that may be achieved with respect to the combined companies, or the impact of non-recurring items, including restructuring liabilities, directly related to the merger other than those realized from the CBOT Holdings merger and included in historical results for CME Group.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of CME Group and NYMEX Holdings included in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2007 and subsequent Quarterly Reports on Form 10-Q for the period presented, each of which have been incorporated by reference in this filing.

CME GROUP

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

At March 31, 2008

	CME Group Historical	NYMEX Holdings Historical	Pro Forma Adjustments	Note 3		CME Group Combined Pro Forma
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$1,066,356	$2,631	$(677,263)	(A	)	$391,724
Collateral from securities lending	—	819,618				819,618
Marketable securities	155,373	554,822	(601,919)	(A	)	108,276
Accounts receivable	251,981	66,879	(6,080)	(B	)	312,780
Other current assets	98,394	29,836	26,374	(A	)	154,604
Cash performance bonds and security deposits	1,610,025	28,131				1,638,156

Total current assets	3,182,129	1,501,917	(1,258,888)			3,425,158
Property, net of accumulated depreciation	379,269	176,485	106,968	(C)		662,722
Intangible assets – trading products	7,987,000		8,000,000	(D)		15,987,000
Intangible assets – other, net of accumulated amortization	1,824,926	280,796	1,745,000	(D)		3,569,926
			(280,796)	(E)
Goodwill	5,090,250	26,329	3,315,290	(F)		8,405,540
			(26,329)	(E)
Other assets	774,329	168,082				942,411

Total Assets	$19,237,903	$2,153,609	$11,601,245			$32,992,757

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$51,804	$20,228	$(6,080)	(B	)	$65,952
Payable under securities lending agreements	—	827,395				827,395
Short-term debt	164,952		2,801,352	(A	)	2,966,304
Other current liabilities	358,447	100,037				458,484
Cash performance bonds and security deposits	1,610,025	28,131				1,638,156

Total current liabilities	2,185,228	975,791	2,795,272			5,956,291
Long-term debt	—	77,464				77,464
Net deferred tax liabilities	3,805,598	—	3,817,937	(G)		7,623,535
Other liabilities	70,247	128,253				198,500

Total Liabilities	6,061,073	1,181,508	6,613,209			13,855,790
Total Shareholders’ Equity	13,176,830	972,101	4,988,036	(H)		19,136,967

Total Liabilities and Shareholders’ Equity	$19,237,903	$2,153,609	$11,601,245			$32,992,757

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

CME GROUP

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2007

	CME Group Historical(1)	CBOT Holdings Historical(1)	CME Group- CBOT Holdings Pro Forma Adjustments	Note 4	CME Group- CBOT Holdings Combined	NYMEX Holdings Historical	NYMEX Holdings Pro Forma Adjustments	Note 3	CME Group- NYMEX Holdings Combined
	(in thousands, except per share data)
Revenues
Clearing and transaction fees	$1,427,320	$339,561			$1,766,881	$565,756			$2,332,637
Quotation data fees	145,054	52,475			197,529	95,951			293,480
Processing services	106,404	(47,987)			58,417	—	$(56,398)	(I)	2,019
Access and communication fees	35,804	5,957			41,761	—			41,761
Other	41,519	17,524	$(140)	(AA)	58,903	11,897			70,800

Total Revenues	1,756,101	367,530	(140)		2,123,491	673,604	(56,398)		2,740,697
Expenses
Compensation and benefits	263,347	47,207			310,554	81,660			392,214
Communications	43,471	8,758			52,229	5,740			57,969
Technology support services	50,480	19,076			69,556	—			69,556
Professional fees and outside services	53,142	74,474			127,616	16,311			143,927
Amortization of purchased intangibles	33,878	—	30,451	(AA)	64,329	—	67,247	(D)	131,576
Depreciation and amortization	105,653	25,099	(418)	(BB)	130,334	13,776	2,743	(C)	146,853
Occupancy and building operations	48,202	13,610			61,812	22,501			84,313
Licensing and other fee agreements	35,651	7,000			42,651	96,842	(56,398)	(I)	83,095
Restructuring	8,892	—			8,892	—			8,892
Other	62,892	11,330			74,222	27,248			101,470

Total Expenses	705,608	206,554	30,033		942,195	264,078	13,592		1,219,865
Operating Income	1,050,493	160,976	(30,173)		1,181,296	409,526	(69,990)		1,520,832
Non-operating Income (Expense)
Investment income	73,059	14,161	(11,358)	(CC)	75,862	23,347	(69,121)	(J)	30,088
Securities lending interest income	121,494	—			121,494	91,908			213,402
Securities lending interest expense	(114,453)	—			(114,453)	(88,203)			(202,656)
Interest expense	(3,629)	(255)			(3,884)	(6,425)	(98,613)	(K)	(108,922)
Guarantee of exercise right privileges	(17,167)	—			(17,167)	—			(17,167)
Equity in losses of unconsolidated subsidiaries	(13,995)	(769)			(14,764)	(35,371)			(50,135)

Total Non-Operating	45,309	13,137	(11,358)		47,088	(14,744)	(167,734)		(135,390)

Income before Income Taxes	1,095,802	174,113	(41,531)		1,228,384	394,782	(237,724)		1,385,442
Income tax provision	(437,269)	(90,980)	16,612	(DD)	(511,637)	(170,743)	95,090	(L)	(587,290)

Net Income	$658,533	$83,133	$(24,919)		$716,747	$224,039	$(142,634)		$798,152

Earnings per Share:
Basic	$15.05				$13.22	$2.37			$11.96
Diluted	14.93				13.13	2.36			11.89
Weighted Average Number of Shares:
Basic	43,754		10,470	(EE)	54,224	94,489	(81,988)	(M)	66,725
Diluted	44,107		10,492	(EE)	54,599	94,856	(82,307)	(M)	67,148

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

(1)	CBOT Holdings historical amounts include the financial results for January 1, 2007 through July 12, 2007. CME Group historical amounts include the financial results of CBOT Holdings for July 13, 2007 through December 31, 2007.

CME GROUP

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Quarter Ended March 31, 2008

	CME Group Historical	NYMEX Holdings Historical	NYMEX Holdings Pro Forma Adjustments	Note 3	CME Group- NYMEX Holdings Combined
Revenues
Clearing and transaction fees	$525,067	$179,051			$704,118
Quotation data fees	56,765	26,213			82,978
Processing services	17,482	—	$(16,967)	(I)	515
Access and communication fees	10,539	—			10,539
Other	15,257	3,611			18,868

Total Revenues	625,110	208,875	(16,967)		817,018
Expenses
Compensation and benefits	73,289	19,976			93,265
Communication	14,772	1,250			16,022
Technology support services	16,994	—			16,994
Professional fees and outside services	14,751	3,126			17,877
Amortization of purchased intangibles	16,210	—	14,812	(D)	31,022
Depreciation and amortization	34,315	3,458	686	(C)	38,459
Occupancy and building operations	16,733	5,760			22,493
Licensing and other fee agreements	13,490	28,083	(16,967)	(I)	24,606
Restructuring	1,780	—			1,780
Other	24,115	14,334			38,449

Total Expenses	226,449	75,987	(1,469)		300,967
Operating Income	398,661	132,888	(15,498)		516,051
Non-Operating Income (Expense)
Investment income	9,177	3,614	(12,791)	(J)	—
Securities lending interest income	23,644	7,768			31,412
Securities lending interest expense	(18,219)	(6,048)			(24,267)
Interest expense	(2,104)	(1,586)	(24,654)	(K)	(28,344)
Guarantee of exercise right privileges	8,397	—			8,397
Equity in losses of unconsolidated subsidiaries	(3,929)	(2,210)			(6,139)
Other expenses	(8,390)	—			(8,390)

Total Non-Operating	8,576	1,538	(37,445)		(27,331)

Income before Income Taxes	407,237	134,426	(52,943)		488,720
Income tax provision	(123,689)	(63,241)	21,177	(L)	(165,753)

Net Income	$283,548	$71,185	$(31,766)		$322,967

Earnings Per Share:
Basic	$5.28	$0.75			$4.87
Diluted	5.25	0.75			4.85
Weighted Average Number of Shares:
Basic	53,751	94,780	(82,241)	(M)	66,290
Diluted	54,028	94,964	(82,400)	(M)	66,592

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

INFORMATION FOR CME GROUP

1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information is derived from the historical financial statements of CME Holdings (the predecessor to CME Group), CBOT Holdings and NYMEX Holdings. The unaudited pro forma condensed combined financial information is prepared using the purchase method of accounting, with CME Group treated as the acquiror. The unaudited pro forma condensed combined balance sheet as of March 31, 2008 is presented as if the merger with NYMEX Holdings and the estimated borrowings used to finance the merger occurred on March 31, 2008. The merger with CBOT Holdings was completed on July 12, 2007, and as such the acquired CBOT Holdings assets and liabilities are reflected in the unaudited pro forma condensed combined balance sheet at March 31, 2008. The unaudited pro forma condensed combined income statements for the year ended December 31, 2007 and the quarter ended March 31, 2008 are presented as if the CBOT Holdings and NYMEX Holdings mergers and any related merger financing occurred on January 1, 2007 with the actual results of CBOT Holdings included with CME Group beginning July 13, 2007.

In accordance with SFAS No. 141, Business Combinations, the purchase price has been allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on a preliminary estimate of NYMEX Holdings’ fair values as of the assumed effective time of the merger of March 31, 2008. The excess of the purchase price over the net assets acquired has been recorded as goodwill. Significant assumptions and estimates have been used in determining the preliminary purchase price and preliminary allocation of the purchase price in the unaudited pro forma condensed combined financial information. The final determination of such assumptions and estimates cannot be made until the merger is completed.

Certain historical balances of CME Group, CBOT Holdings and NYMEX Holdings have been reclassified in the financial statements to conform to the pro forma combined presentation. Management expects that there could be additional reclassifications in both the balance sheet and statement of income following the merger. Additionally, management will continue to assess NYMEX Holdings’ accounting policies for any additional adjustments that may be required to conform NYMEX Holdings’ accounting policies to those of CME Group.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent the consolidated financial position or consolidated results of operations of CME Group that would have been reported had the merger been completed as of the dates described above, and should not be taken as indicative of any future consolidated financial position or consolidated results of operations. The unaudited pro forma condensed combined statements of income do not reflect any revenue or cost savings synergies that may be achieved with respect to the combined companies, or the impact of non-recurring items, including restructuring liabilities, directly related to the merger other than those realized from the CBOT Holdings merger and included in historical results for CME Group.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of CME Group and NYMEX Holdings included in their respective Annual Reports on Form 10-K for the year ended December 31, 2007 and subsequent Quarterly Reports on Form 10-Q for the period presented, each of which has been incorporated by reference in this filing.

2. Purchase Price

On March 17, 2008, CME Group and NYMEX Holdings entered into a definitive merger agreement. The merger is expected to close by the end of 2008, subject to completion of the NYMEX membership purchase offer, as well as a number of approvals, including stockholder, NYMEX Class A member, and any regulatory approvals, as well as satisfaction of customary closing conditions.

The estimated purchase price and the allocation of the estimated purchase price discussed below are preliminary because the merger has not been completed. The actual purchase price will be based on the value of

CME Group Class A common stock issued to the NYMEX Holdings stockholders, cash paid in lieu of CME Group Class A common stock to the NYMEX Holdings stockholders, the fair value of NYMEX Holdings stock options and restricted stock units that will be exchanged for CME Group stock options and restricted stock awards, and the actual transaction-related costs of CME Group. The final allocation of the purchase price will be based on the fair value of the assets and liabilities of NYMEX Holdings at the effective time of the merger. Any increases or decreases in the fair value of assets and liabilities will result in an adjustment to goodwill.

For purposes of the unaudited pro forma condensed combined financial information, CME Group has used NYMEX Holdings’ assets and liabilities as of March 31, 2008 as the basis for developing fair value estimates. The final valuation of identifiable intangible assets may change significantly from the preliminary estimates, which could result in a material change in the amortization of intangible assets. The fair value of stock-based payments exchanged and the portion of value associated with unearned stock-based compensation could change based on stock-based payment activity through the effective time of the merger, which could materially change the valuation of stock-based payments and the unearned stock-based compensation charges recorded as of the effective time of the merger, as well as the associated future stock-based compensation expense. Additionally, changes in the balances of NYMEX Holdings’ cash, marketable securities and other tangible assets and liabilities could be substantial from March 31, 2008 to the effective time of the merger.

The unaudited pro forma condensed combined financial information does not include all of the potential effects of restructuring certain activities of pre-merger CME Group’s or NYMEX Holdings’ operations, nor does it include any additional borrowings that may be required to finance any related restructuring activities. These restructuring liabilities, once determined, may be material and may include additional costs for severance, costs of vacating facilities and costs to exit or terminate other duplicative activities. Liabilities related to restructuring NYMEX Holdings’ operations could be recorded as an adjustment to the purchase price and an increase in goodwill. Liabilities related to restructuring CME Group’s operations would be recorded as expenses in CME Group’s statements of income in the period that the costs are incurred.

CME Group has assumed that the holders of NYMEX Holdings common stock will receive approximately $3.4 billion of cash consideration. Based on this assumption, the total preliminary purchase price is estimated at $10.1 billion, including estimated NYMEX Holdings stock options and restricted stock units exchanged, consideration for the NYMEX Class A memberships as well as merger-related transaction costs. The preliminary purchase price is comprised of the following:

(amounts in thousands, except per share data)
Acquisition of the outstanding common stock of NYMEX Holdings:
In cash (94,785 shares of NYMEX Holdings common stock x $36.00 per share) (i)	$3,412,260
In exchange for CME Group Class A common stock (94,785 shares of NYMEX Holdings common stock x 0.1323 x $473.00 per share) (ii)	5,931,420
Estimated fair value of NYMEX Holdings stock options and restricted stock units exchanged (iii)	90,462
Consideration for NYMEX Class A memberships (iv)	500,000
Merger-related transaction costs(v)	141,900

Total preliminary purchase price	$10,076,042

(i)	Pursuant to the Merger Agreement, the mandatory cash component of the consideration to be paid is equal to the product of the number of shares of NYMEX Holdings common stock outstanding at the effective time of the merger and $36.00 per share. At March 31, 2008, NYMEX Holdings had 94,785 shares of common stock issued. All common stock issued is expected to be outstanding at the anticipated effective time of the merger as transfer restrictions are expected to lapse before that time.
(ii)

The number of shares of NYMEX Holdings common stock exchanged for CME Group Class A common stock is equal to the total number of shares of NYMEX Holdings common stock outstanding multiplied the Exchange Ratio of 0.1323. The share price of $473.00 used to calculate the value of CME Group Class A common stock issued in exchange for NYMEX Holdings common stock is based on the average closing price of CME Group Class A common stock for the five-day period beginning two days before and ending two days after March 17, 2008 (the merger announcement date).

(iii)	Under NYMEX Holdings’ current equity incentive plan, 1,427,200 stock options and 187,571 restricted stock units were outstanding at March 31, 2008. For purposes of preparing pro forma information, the fair value of estimated stock options and restricted stock awards units was determined using a share price of $487.39, the closing price of CME Group Class A common stock on May 2, 2008, the last date prior to filing this joint proxy statement/prospectus for which it was practicable to obtain this information. The final fair value will be calculated using the closing share price on the trading day prior to the effective time of the merger. The fair value of stock options was calculated using a Black-Scholes valuation model with the following assumptions: expected life of 4.5 to 5.7 years; risk-free interest rate of 3.0% to 3.3%; expected volatility of 46.2%; and a dividend yield of 0.94%. The fair value of restricted stock awards was estimated as $487.39 per share, the closing price of CME Group Class A common stock on May 2, 2008. The portion of the estimated fair value of unvested NYMEX Holdings stock options and restricted stock units related to future service, assuming a closing date of May 2, 2008, is allocated to unearned stock-based compensation and will be expensed over the remaining expected vesting period. This stock-based compensation expense, estimated at $61.7 million, is considered a non-recurring charge directly related to the merger, and as such, is not included in the unaudited pro forma condensed combined statements of income.

CME Group intends to retain all of the rights, terms and conditions of the agreements under which stock options and restricted stock units were originally granted by NYMEX Holdings, including provisions for accelerated vesting upon termination subsequent to a change in control. Until the impact of the restructuring on combined operations has been assessed, management cannot finalize its estimate of stock-based compensation expense that will be recorded during any vesting period occurring after the merger.

(iv)	Pursuant to the Merger Agreement, NYMEX Holdings will repurchase at least 75% of the 816 outstanding NYMEX Class A memberships. For purposes of this calculation, we have assumed that all outstanding memberships will be repurchased.

(v)	Merger-related transaction costs include CME Group’s estimate of investment banking, legal and accounting fees and other external costs directly related to the merger, including fees paid for fairness opinions. Investment banking fees payable by NYMEX Holdings to JP Morgan and Merrill Lynch are variable in nature and are calculated as 0.24% of the total aggregate merger consideration for each of JPMorgan and Merrill Lynch.

The purchase price will be allocated to NYMEX Holdings’ tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the effective time of the merger. The following is a summary of the preliminary purchase price allocation as reflected in the unaudited pro forma condensed combined balance sheet at March 31, 2008:

(In thousands)
Net tangible assets:
Cash and cash equivalents	$2,631
Marketable securities	554,822
Property, net	283,453
Other assets and liabilities, net	(68,962)

771,944
Identifiable intangible assets	9,745,000
Net deferred tax liability	(3,817,937)
Unearned stock-based compensation	61,745
Goodwill	3,315,290

Total preliminary purchase price	$10,076,042

3. NYMEX Holdings Merger Pro Forma Adjustments

(A)	To record the estimated effects of funding the merger.

(in thousands)
Proceeds from liquidation of marketable securities	$601,919
Proceeds from short-term debt	2,801,352
Cash paid for NYMEX Holdings common stock	(3,412,260)
Cash paid to members for purchase of NYMEX Class A memberships	(500,000)
Cash paid for transaction costs	(141,900)
Cash paid for debt financing fees	(26,374)

Total pro forma adjustments	$(677,263)

A portion of marketable securities is assumed to be liquidated in order to provide funding for the purchase of NYMEX Class A memberships as well as merger-related non-recurring costs. The actual amount of marketable securities liquidated will depend on cash and cash equivalents available at the effective time of the merger as well as the actual number of NYMEX Class A memberships purchased.

(B)	To eliminate the effects of open invoices for processing services provided by CME to NYMEX.

(C)	To adjust the book value of NYMEX Holdings property to its preliminary estimated fair value.

	Historical Amount, net	Preliminary Fair Value	Increase	Estimated Useful Life	Annual Depreciation	Quarterly Depreciation
	(dollars in thousands)
Building	$147,514	$254,482	$106,968	39 years	$2,743	$686
Other property	28,971	28,971	—	3 - 15 years	—	—

Total pro forma adjustments	$176,485	$283,453	$106,968		$2,743	$686

Depreciation expense has been calculated using a straight-line method over the estimated useful life.

(D)	To record identifiable intangible assets at their preliminary estimated fair values. Fair values for trade name and open interest intangible assets have been estimated using an income approach. Fair values for all other intangible assets were estimated using a multi-period excess earnings method. Amortization expense has been calculated using a straight-line method over the estimated useful life.

	Preliminary Fair Value	Estimated Useful Life (in years)	Annual Amortization	Quarterly Amortization
	(dollars in thousands)
Trade name	$240,000	Indefinite	$—	$—
Market data customer relationships(i)	160,000	30	5,333	1,333
Clearing firm relationships(i)	1,200,000	30	40,000	10,000
Trading products (ii)	8,000,000	Indefinite	—	—
Clearport technology	15,000	5	3,000	750
Trading permits and seat lease	90,000	15	6,000	1,500
Open interest	8,000	0.5	8,000	—
Real estate intangibles	26,000	7	3,714	929
Other	6,000	5	1,200	300

Total pro forma adjustments	$9,745,000		$67,247	$14,812

(i)	Based on information currently available, the fair values of market data customer relationships and clearing firm relationships, both of which are non-contractual, have been amortized using the straight-line method.

(ii)	An indefinite life was assumed for the trading products. Some of these products have traded at NYMEX for decades and authorizations by the CFTC to trade these products are perpetual. Moreover, a historical analysis of the trading volume data demonstrates that these volumes have increased annually for the past few decades and management does not anticipate a decline in volume or a discontinuation of these products.

(E)	To eliminate existing goodwill and intangible assets acquired by NYMEX Holdings in prior transactions.

(F)	To record the preliminary fair value of goodwill. Goodwill resulting from the merger is not amortized. It will be assessed for impairment at least annually in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.

(G)	To record net deferred tax liabilities related to tangible assets and liabilities and identifiable intangible assets:

(dollars in thousands)
Increase in value of property	$106,968
Fair value of identifiable intangible assets	9,745,000
Write-off of NYMEX Holdings’ existing intangible assets	(280,796)
Write-off of NYMEX Holdings’ existing goodwill	(26,329)

9,544,843
Estimated statutory tax rate	40%

Net deferred tax liabilities resulting from allocation of purchase price	$3,817,937

(H)	To record the following adjustments to shareholders’ equity:

(in thousands)
New shares of CME Group Class A common stock issued in exchange for NYMEX Holdings common stock	$5,931,420
Preliminary value of NYMEX Holdings stock options and restricted stock units exchanged in the merger	90,462
Unearned stock-based compensation related to unvested NYMEX Holdings stock options and restricted stock units	(61,745)
Elimination of NYMEX Holdings historical shareholders’ equity	(972,101)

Total pro forma adjustments	$4,988,036

(I)	To eliminate the effect of processing services provided by CME to NYMEX.

(J)	To record interest income lost as a result of the liquidation of cash and cash equivalents and marketable securities to fund the merger and purchase of NYMEX Class A memberships:

	Annual Interest Lost	Quarterly Interest Lost
	(dollars in thousands)
Liquidated cash and cash equivalents	$677,263	$677,263
CME Group’s historical tax-equivalent yield	5.22%	4.05%

Interest income lost	$35,353	$6,854

Liquidated marketable securities	$601,919	$601,919
CME Group’s historical tax-equivalent yield	5.61%	5.07%

Interest income lost	$33,768	$7,623

Estimated adjustments	$69,121	$14,477

Total pro forma adjustments, limited to lesser of historical combined investment income or estimated adjustment	$69,121	$12,791

(K)	To record the anticipated borrowing by CME Group to partially finance the $3.4 billion cash payment to NYMEX Holdings stockholders as part of the merger. Interest expense on the debt was calculated using an interest rate of 2.77%, which was estimated based on the 3-month LIBOR rate at May 2, 2008, adjusted for CME Group’s current credit spread relative to commercial paper. This interest rate represents an estimate at which CME Group believes it can currently raise capital in the public and private debt markets. Anticipated debt issuance costs of $26.4 million have been capitalized and are amortized over the term of debt, which is currently expected to be less than one year, using the straight-line method for estimation purposes only. The unaudited pro forma condensed combined statements of income do not assume reductions in interest based on anticipated principal repayments.

Pro forma interest expense adjustments were calculated as follows:

	Annual Interest Expense	Quarterly Interest Expense
	(dollars in thousands)
Anticipated borrowings	$2,801,352	$2,801,352
Interest rate	2.27%	2.27%

Stated interest	63,591	15,898
Amortization of capitalized debt issuance costs	26,374	6,594
Annual debt maintenance costs	8,648	2,162

Total pro forma adjustments	$98,613	$24,654

An interest rate change of 1/8th of one percent would have a $3.5 million impact on the anticipated total annual interest expense.

(L)	To record the federal and state income tax effects on the pro forma adjustments. Income tax effects have been calculated using CME Group’s estimated statutory tax rate of 40%. The pro forma combined income tax expense does not reflect the amounts that would have resulted had CME Group and NYMEX Holdings filed consolidated income tax returns during the periods presented.

(M)	To adjust the weighted average number of shares outstanding used to determine basic and diluted pro forma earnings per share based upon the exchange of NYMEX Holdings common stock for CME Group Class A common stock, as follows (shares in thousands):

		Year Ended December 31, 2007	Quarter Ended March 31, 2008
Basic Computation:
NYMEX Holdings historical weighted average shares	[a]	94,489	94,780
Exchange Ratio		0.1323	0.1323

CME Group new shares issued	[b]	12,501	12,539

Pro forma adjustment	[b] – [a]	(81,988)	(82,241)

Diluted Computation:
NYMEX Holdings historical weighted average shares	[a]	94,856	94,964
Exchange Ratio		0.1323	0.1323

CME Group new shares issued	[b]	12,549	12,564

Pro forma adjustment	[b] – [a]	(82,307)	(82,400)

4. CBOT Holdings Merger Pro Forma Adjustments

(AA)	To record the pro forma adjustment for the amortization of identifiable intangible assets acquired in the merger with CBOT Holdings.

(BB)	To record depreciation related to the fair value adjustments of CBOT Holdings’ buildings and other property.

(CC)	To record interest income lost on the liquidation of cash and cash equivalents and marketable securities used to fund CBOT Holdings’ special dividend paid in conjunction with the closing of the CBOT Holdings merger.

(DD)	To record the federal and state income tax effects on the pro forma adjustments. Income tax effects have been calculated using CME Group’s estimated statutory tax rate of 40%.

(EE)	To record the pro forma adjustment for the exchange of CBOT Holdings common stock for CME Group Class A common stock.

COMPARATIVE RIGHTS OF NYMEX HOLDINGS AND CME GROUP STOCKHOLDERS PRIOR TO AND AFTER THE MERGER

This section describes the material differences between the rights of NYMEX Holdings stockholders and CME Group stockholders prior to the merger, on the one hand, and the rights of CME Group stockholders after the merger, on the other hand.

NYMEX Holdings and CME Group are both incorporated under Delaware law. Any differences, therefore, in the rights of NYMEX Holdings stockholders and CME Group stockholders prior to the merger and the rights of CME Group stockholders after the merger arise primarily from differences in their respective certificates of incorporation and bylaws. Upon completion of the merger, the certificate of incorporation and bylaws of CME Group will be as set forth in the forms attached as Annexes H and I to this joint proxy statement/prospectus, respectively. Consequently, after the effective time of the merger, the rights of former NYMEX Holdings stockholders and current CME Group stockholders will be determined by reference to the certificate of incorporation and bylaws of CME Group. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the DGCL and the governing instruments of CME Group and NYMEX Holdings, to each of which you are referred. The governing instruments are subject to amendment in accordance with their terms. Copies of the governing corporate instruments are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 196.

NYMEX Holdings	CME Group (prior to the merger)	CME Group (following the merger)

Authorized Capital Stock

Authorized Shares. The authorized capital stock of NYMEX Holdings consists of:

•     181,909,600 shares of common stock, of which (i) 24,480,000 shares have been designated Series A-1 common stock, (ii) 24,480,000 shares have been designated Series A-2 common stock, (iii) 24,480,000 shares have been designated Series A-3 common stock, (iv) 2,161,600 shares have been designated Series B-1 common stock, (v) 2,161,600 shares have been designated Series B-2 common stock, (vi) 2,161,600 shares have been designated Series B-3 common stock, (vii) 22,060,000 shares of common stock, (viii) 73,440,000 shares of common stock which may only be issued upon conversion of the shares of Series A-1 common stock, Series A-2 common stock and Series A-3 common stock

Authorized Shares. The authorized capital stock of CME Group consists of:

•     1,000,000,000 shares of Class A common stock;

•     3,138 shares of Class B common stock, of which 625 shares have been designated as Class B-1 common stock, 813 shares have been designated as Class B-2 common stock, 1,287 shares have been designated as Class B-3 common stock and 413 shares have been designated as Class B-4 common stock; and

•     10,000,000 shares of preferred stock, of which 140,000 shares have been designated as Series A Junior Participating Preferred Stock.

Authorized Shares. Same as CME Group prior to the merger.

NYMEX Holdings	CME Group (prior to the merger)	CME Group (following the merger)
and (ix) 6,484,800 shares of common stock which may only be issued upon conversion of shares of Series B-1 common stock, Series B-2 common stock and Series B-3 common stock.

Outstanding Shares. As of [            ], 2008, the record date for the special meeting of NYMEX Holdings stockholders, NYMEX Holdings had issued and outstanding:

•     [            ] shares of common stock (consisting of [            ] shares of unrestricted common stock, no shares of Series A-1 common stock, no shares of Series A-2 common stock, [            ] shares of Series A-3 common stock, no shares of Series B-1 common stock, no shares of Series B-2 common stock and [            ] shares of Series B-3 common stock).

Outstanding Shares. As of [            ], 2008, the record date for the special meeting of CME Group stockholders, CME Group had issued and outstanding:

•     [            ] shares of Class A common stock;

•     3,138 shares of Class B common stock (consisting of 625 shares of Class B-1 common stock, 813 shares of Class B-2 common stock, 1,287 shares of Class B-3 common stock and 413 shares of Class B-4 common stock); and

•     no shares of preferred stock.

Outstanding Shares. Based on the number of shares of capital stock of NYMEX Holdings and CME Group outstanding as of [            ], 2008, the record date for the special meetings, after consummation of the merger and assuming that 12.5 million shares are issued to NYMEX Holdings stockholders, it is expected that CME Group will have issued and outstanding:

•     approximately [            ] shares of Class A common stock;

•     3,138 shares of Class B common stock (consisting of 625 shares of Class B-1 common stock, 813 shares of Class B-2 common stock, 1,287 shares of Class B-3 common stock and 413 shares of Class B-4 common stock); and

•     no shares of preferred stock.

Dividends and Other Distributions

The DGCL provides that the NYMEX Holdings board of directors may declare and pay dividends upon the shares of its capital stock. The DGCL also provides that in the event of a dissolution of NYMEX Holdings, all remaining assets after the satisfaction of claims against NYMEX Holdings shall be distributed to the NYMEX Holdings stockholders.	Holders of CME Group Class A and Class B common stock are entitled to receive proportionately such dividends, if any, as may be declared by the CME Group board of directors, subject to any preferential dividend rights of outstanding preferred stock. In the event of any liquidation, dissolution or winding-up of the affairs of CME Group, and subject to the rights of any outstanding series of preferred stock, holders of CME Group Class A and Class B common stock are entitled to receive a distribution of the remaining assets on a pro rata basis.	Same as CME Group prior to the merger.

NYMEX Holdings	CME Group (prior to the merger)	CME Group (following the merger)

Voting Rights—General

Except as set forth below, NYMEX Holdings stockholders vote together on all matters for which a vote of stockholders is required. In these votes, each holder of shares of NYMEX Holdings common stock has one vote per share.

The affirmative vote of the holders of at least two-thirds of the voting power of the shares of NYMEX Holdings common stock entitled to vote at an election of directors is required to amend, alter, change, repeal or adopt any provision of the certificate of incorporation of NYMEX Holdings that addresses, among other things, the restrictions placed upon restricted NYMEX Holdings common stock, the maximum percentage of NYMEX Holdings common stock outstanding that can be owned by a single person or entity, the composition and powers of the NYMEX Holdings board of directors, amendment of the bylaws of NYMEX Holdings, limitation on director liability and the requirement that stockholder action be taken at an annual or special meeting.

	With the exception of the matters reserved to the holders of CME Group Class B common stock, holders of CME Group common stock vote together on all matters for which a vote of stockholders is required. In these votes, each holder of shares of CME Group Class A or Class B common stock has one vote per share. Matters reserved to the holders of CME Group Class B common stock, votes applicable to each class of such Class B common stock in these matters and certain voting restrictions on such holders of Class B common stock are described below under “Voting Rights in Election of Directors” and “Additional Provisions of CME Group Class B Common Stock.”	Same as CME Group prior to the merger.

Number of Directors

The certificate of incorporation of NYMEX Holdings provides for a board of directors composed of 15 members.	The certificate of incorporation of CME Group provides for a board of directors composed of 30 members.	The CME Group Amended Charter to be approved by the stockholders at the special meeting of CME Group stockholders provides for a board of directors composed of a maximum of 33 members.

Power to Determine Number of Directors

The certificate of incorporation of NYMEX Holdings requires that the board of directors be composed of 15 members.	The certificate of incorporation of CME Group requires that the board of directors be composed of 30 members.	The CME Group Amended Charter to be approved by the stockholders at the special meeting of CME Group stockholders allows the number of directors to be fixed by one or

NYMEX Holdings	CME Group (prior to the merger)	CME Group (following the merger)
more resolutions adopted by the CME Group board of directors, which number shall be no more than 33.

Voting Rights in Election of Directors

The certificate of incorporation of NYMEX Holdings provides for a board of directors composed of 15 members. Directors are elected by a plurality of the voting power of the shares of NYMEX Holdings common stock.

The certificate of incorporation of CME Group provides for a board of directors composed of 30 members. Holders of CME Group Class B-1, Class B-2 and Class B-3 common stock have the right to elect six Class B Directors to the CME Group board of directors, of which three are elected by Class B-1 stockholders, two are elected by Class B-2 stockholders and one is elected by Class B-3 stockholders. The remaining 24 equity directors are elected by the holders of CME Group Class A and Class B common stock, voting together as a class.

Until the annual meeting of stockholders to be held in 2012, at least 14 equity directors are designated CME Directors (or their replacements) and at least ten equity directors are designated CBOT Directors (or their replacements). CME Directors are nominated by the CME Nominating Representatives on the Nominating Committee of the board of directors and CBOT Directors are nominated by the CBOT Nominating Representatives on the Nominating Committee of the board of directors.

Same as CME Group prior to the merger, except that the size of the board of directors will be increased to include three additional equity directors. Accordingly, the CME Group Amended Charter to be approved by the CME Group Stockholders at the special meeting of the CME Group stockholders provides for a board of directors composed of 33 members, including six Class B Directors elected by the Class B-1, Class B-2 and Class B-3 common stock as described for CME Group prior to the merger and 27 equity directors elected by the holders of Class A and Class B common stock, voting together as a class. Subsequent to the merger, the number of directors will be fixed by one or more resolutions adopted by the CME Group board of directors.

For information regarding the initial composition of the board of directors at the effective time of the merger, see “The Merger—CME Group Board of Directors after Completion of the Merger” beginning on page 130.

Voting Rights in Extraordinary Transactions

The DGCL generally requires that any merger, consolidation or sale of substantially all the assets of a corporation be approved by a vote of a majority of all outstanding shares entitled to vote thereon. Although a	The DGCL generally requires that any merger, consolidation or sale of substantially all the assets of a corporation be approved by a vote of a majority of all outstanding shares entitled to vote thereon.	Same as CME Group prior to the merger.

NYMEX Holdings	CME Group (prior to the merger)	CME Group (following the merger)

Delaware corporation’s certificate of incorporation may provide for a greater vote, the NYMEX Holdings certificate of incorporation does not.

However, the certificate of incorporation of NYMEX Holdings prohibits any single person or entity from beneficial ownership of more than 10% of the voting power of NYMEX Holdings. In the event that any person or entity acquires more than 10% of the voting power of NYMEX Holdings, NYMEX Holdings is obligated to repurchase shares from such holder at par value until such holder owns no more than 10% of the voting power of NYMEX Holdings. Amendment of this provision requires two-thirds of the voting power of the shares of NYMEX Holdings common stock entitled to vote at an election of directors.

Although a Delaware corporation’s certificate of incorporation may provide for a greater vote, the certificate of incorporation of CME Group does not.

Additional Provisions of CME Group Class B Common Stock

Associated Trading Rights. Each class of CME Group Class B common stock is associated with a membership in a specific division of CME. The rules of CME provide members with trading rights and the ability to use or lease these trading rights. Trading rights are maintained at CME and are not part of or evidenced by the Class B common stock of CME Group. The CME Group Class B common stock is intended only to ensure that the former Class B CME Group stockholders retain rights with respect to representation on the board of directors and approval rights with respect to the core rights described below.

Voting on Core Rights. Holders of CME Group Class B common stock have the right to approve

Same as CME Group prior to the merger.

NYMEX Holdings	CME Group (prior to the merger)	CME Group (following the merger)

changes in specified rights relating to the trading privileges associated with those shares. These core rights include (i) allocation of products that a holder of trading rights is permitted to trade through CME; (ii) the trading floor access rights and privileges that a member has; (iii) the number of memberships in each membership class and the number of authorized and issued shares of CME Group Class B common stock associated with that class; (iv) and eligibility requirements to exercise trading rights associated with shares of CME Group Class B common stock. Votes on changes to these core rights are weighted by class. Each class of CME Group Class B common stock has the following number of votes on matters relating to core rights: Class B-1, six votes per share; Class B-2, two votes per share; Class B-3, one vote per share; and Class B-4, one-sixth of one vote per share. The approval of a majority of the votes cast by the holders of CME Group Class B common stock is required in order to approve any changes to core rights. Holders of CME Group Class A common stock do not have the right to vote on changes to core rights.

Voting Restrictions. The certificate of incorporation of CME Group provides that, with respect to any election of directors or core rights, any person or group that beneficially owns 15% or more of any class of CME Group Class B common stock may, for so long as such person or group owns such percentage, vote only the number of shares of that class of CME Group Class B common stock for which it owns an

NYMEX Holdings	CME Group (prior to the merger)	CME Group (following the merger)

equivalent percentage of CME Group Class A common stock.

Commitment to Open Outcry. The certificate of incorporation of CME Group includes a commitment to maintain open outcry floor trading on CME for a particular traded product as long as the open outcry market is deemed “liquid” pursuant to specified tests set forth in the certificate of incorporation. The commitment requires CME Group to maintain a facility for conducting business, for disseminating price information, for clearing and delivery and to provide reasonable financial support for technology, marketing and research for open outcry markets.

If a market is deemed illiquid as a result of a failure to meet any of the specified tests, the CME Group board of directors will determine whether or not that market will be closed.

Voting Rights of NYMEX Class A Members

The certificate of incorporation and bylaws of NYMEX Holdings grant to NYMEX Class A members the right to approve, in accordance with the bylaws of NYMEX, any amendment to Article III of the bylaws of NYMEX Holdings or Article SIXTH(i) of the certificate of incorporation of NYMEX Holdings, which set forth the powers of the NYMEX Holdings board of directors. These provisions limit the powers of the NYMEX Holdings board of directors in regard to certain rights of NYMEX Class A members set forth in the bylaws of NYMEX.	None. See “Comparative Rights of NYMEX Class A Members prior to and after the Merger” beginning on page 190.	None. See “Comparative Rights of NYMEX Class A Members prior to and after the Merger” beginning on page 190.

NYMEX Holdings	CME Group (prior to the merger)	CME Group (following the merger)

Transfer Restrictions

Common Stock. All shares of NYMEX Holdings common stock are identical, except that the shares of Series A-1 common stock, Series A-2 common stock, Series A-3 common stock, Series B-1 common stock, Series B-2 common stock and Series B-3 common stock were issued subject to transfer restrictions contained in the certificate of incorporation of NYMEX Holdings. The transfer restrictions applicable to shares of NYMEX Holdings Series A-1 common stock and Series B-1 common stock expired on May 15, 2007. The transfer restrictions applicable to shares of NYMEX Holdings Series A-2 common stock and Series B-2 common stock expired on November 11, 2007. The transfer restrictions applicable to shares of NYMEX Holdings Series A-3 common stock and Series B-3 common stock expired on May 9, 2008.	Class A Common Stock. None.	Class A Common Stock. Same as CME Group prior to the merger.

	Class B Common Stock. Each class of CME Group Class B common stock is subject to transfer restrictions contained in the certificate of incorporation of CME Group. These transfer restrictions prohibit the sale or transfer of any shares of CME Group Class B common stock separate from the sale of the associated trading rights.	Class B Common Stock. Same as CME Group prior to the merger.

Other Certificate of Incorporation and Bylaw Provisions

Classified Board. The certificate of incorporation of NYMEX Holdings provides for a board of directors divided into two classes, with one class to be elected each year to serve a two-year term.	Classified Board. The certificate of incorporation of CME Group provides for a board of directors divided into three classes, with one class to be elected each year to serve a three-year term.	Classified Board. Same as CME Group prior to the merger.

NYMEX Holdings	CME Group (prior to the merger)	CME Group (following the merger)
Removal. The certificate of incorporation of NYMEX Holdings provides that any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of each class of voting stock of NYMEX Holdings voting together as a single class.	Removal. The certificate of incorporation of CME Group provides that any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the shares entitled to elect such person as a director.	Removal. Same as CME Group prior to the merger.

Vacancies. The bylaws of NYMEX Holdings provide that any vacancy occurring in a directorship may be filled by the board of directors and any director filling such a vacancy shall serve until the next annual meeting of NYMEX Holdings stockholders.

Vacancies. The certificate of incorporation of CME Group provides that any vacancy occurring in a directorship may be filled by the board of directors and any director filling such a vacancy shall have the remaining term as that of his or her predecessor, provided that any vacancy occurring with respect to a Class B Directorship must be filled from the candidates who lost for such position in the most recent election for the directorship, with the candidates being selected to fill the vacancy in the order of the aggregate number of votes received in the previous election.

During the period ending on the first business day prior to the annual meeting of stockholders to be held in 2010, the CME nominating representatives have the exclusive power on behalf of the entire board of directors to designate a person to fill a vacancy in a directorship held by CME Director, and the CBOT nominating representatives have the same power with respect to the CBOT Directors.

Vacancies. Same as CME Group prior to the merger.

Advance Notice Procedures. The bylaws of NYMEX Holdings establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before	Advance Notice Procedures. The bylaws of CME Group establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought	Advance Notice Procedures. Same as CME Group prior to the merger.

NYMEX Holdings	CME Group (prior to the merger)	CME Group (following the merger)
meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing prior to the meeting at which the action is to be taken. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.	before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing prior to the meeting at which the action is to be taken. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

Special Meeting of Stockholders. The bylaws of NYMEX Holdings provide that a special meeting of stockholders may be called by the Chairman of the board of directors, the Secretary upon the written request of a majority of the board of directors or by the written request of stockholders representing at least 50% of the outstanding shares entitled to vote on the matter to be acted upon.	Special Meeting of Stockholders. The certificate of incorporation and bylaws of CME Group deny stockholders the right to call a special meeting of stockholders. CME Group’s certificate of incorporation and bylaws provide that only the chairman of the board of directors or a majority of the board of directors may call special meetings of the stockholders.	Special Meeting of Stockholders. Same as CME Group prior to the merger.

Written Consent of Stockholders. The certificate of incorporation of NYMEX Holdings requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting, and specifically denies stockholders the ability to act by written consent, without a meeting.

Written Consent of Stockholders.

The certificate of incorporation of CME Group requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting, and does not permit the stockholders to act by written consent, without a meeting.

Written Consent of Stockholders. Same as CME Group prior to the merger.

Amendment of Certificate of Incorporation. The affirmative vote of the holders of at least two-thirds of the voting power of the shares of NYMEX Holdings common stock entitled to vote at an election of directors is required to amend, alter, change, repeal or adopt any provision of the certificate of incorporation of NYMEX Holdings that addresses, among other things, the restrictions placed upon restricted NYMEX Holdings common stock, the maximum percentage of NYMEX Holdings common stock outstanding that can be owned by a single person	Amendment of Certificate of Incorporation. The certificate of incorporation of CME Group requires the approval of not less than two-thirds of the voting power of all outstanding shares of common stock entitled to vote to amend the certificate of incorporation provisions regarding removal of directors, special meetings of stockholders and written consents of stockholders described in this section as well as provisions regarding the indemnification and personal liability of directors and officers	CME Group Amended Charter. Same as CME Group prior to the merger, except that until the annual meeting of stockholders to be held in 2012, the approval of a majority of the directors then in office (along with a majority of the CME Directors and a majority of the CBOT Directors) is required to amend the provisions of the certificate of incorporation of CME Group regarding the number, classification and removal of directors and filling of vacancies

NYMEX Holdings	CME Group (prior to the merger)	CME Group (following the merger)

or entity, the composition and powers of the NYMEX Holdings board of directors, amendment of the bylaws of NYMEX Holdings, limitation on director liability and the requirement that stockholder action be taken at an annual or special meeting.

The certificate of incorporation of NYMEX Holdings grants to NYMEX Class A members the right to approve, in accordance with the bylaws of NYMEX, any amendment to Article SIXTH(i) of the certificate of incorporation of NYMEX Holdings, which sets forth the powers of the NYMEX Holdings board of directors. This provision limits the powers of the NYMEX Holdings board of directors in regard to certain rights of NYMEX Class A members set forth in the bylaws of NYMEX.

and the board’s authority to issue stock purchase rights and to take action with respect to change in control transactions. The approval of not less than two-thirds of the voting power of all outstanding shares of common stock entitled to vote is also required to amend the provisions of the certificate of incorporation of CME Group regarding the CME/CBOT product trading requirements. Only holders of CME Group Class B common stock may amend provisions of CME Group’s certificate of incorporation relating to the core rights described above.

Until the annual meeting of stockholders to be held in 2012, the approval of a majority of the CME Directors and a majority of the CBOT Directors is required to amend the provisions of the certificate of incorporation of CME Group regarding the number, classification and removal of directors and filling of vacancies and the CME/CBOT product trading requirements.

and the CME/CBOT product trading requirements.

Amendment of Bylaws. The bylaws of NYMEX Holdings provide that any bylaw may be amended or deleted or a new bylaw may be adopted by either (i) the affirmative vote of 80% of the entire NYMEX Holdings board of directors or (ii) the affirmative vote of a majority of outstanding shares of common stock entitled to vote in an election of directors.

The bylaws of NYMEX Holdings grant to NYMEX Class A members the right to approve, in accordance with the bylaws of NYMEX, any amendment to Article III of the bylaws of NYMEX Holdings, which sets forth the powers of the NYMEX

	Amendment of Bylaws. The certificate of incorporation of CME Group provides that the CME Group board of directors has the authority to adopt, amend or repeal the bylaws of CME Group without the approval of the holders of CME Group common stock. However, the certificate of incorporation of CME Group also provides that the bylaws of CME Group may also be altered, amended or repealed by the affirmative vote of the holders of two-thirds of the voting power of the then outstanding common stock of CME Group, voting together as a single class.	CME Group Amended Bylaws. Same as CME Group prior to the merger, except that, until the annual meeting of stockholders to be held in 2012, the affirmative vote of a majority of the directors then in office (along with a majority of the CME Directors and a majority of the CBOT Directors) is required to alter or amend or adopt any provision inconsistent with, or repeal, the articles of the bylaws regarding the board of directors, board committees and board and executive officers and the provisions regarding the governance arrangements during

NYMEX Holdings	CME Group (prior to the merger)	CME Group (following the merger)
Holdings board of directors. This provision limits the powers of the NYMEX Holdings board of directors in regard to certain rights of NYMEX Class A members set forth in the bylaws of NYMEX.	Until the annual meeting of stockholders to be held in 2012, the affirmative vote of a majority of CME Directors and a majority of the CBOT Directors is required to alter or amend or adopt any provision inconsistent with, or repeal, the articles of the bylaws regarding the board of directors, board committees and board and executive officers and the provisions regarding the governance arrangements during the period leading up to the annual meeting of stockholders to be held in 2012.	the period leading up to the annual meeting of stockholders to be held in 2012.

COMPARATIVE RIGHTS OF NYMEX CLASS A MEMBERS PRIOR TO AND AFTER THE MERGER

This section describes the material differences between the rights of NYMEX Class A members prior to the merger, on the one hand, and the rights of NYMEX Class A members after the merger, on the other hand.

Upon completion of the merger, the certificate of incorporation and bylaws of NYMEX will be as set forth in the forms attached as Annexes J and K to this joint proxy statement/prospectus, respectively. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the DGCL and the governing instruments of NYMEX, to each of which you are referred. The governing instruments are subject to amendment in accordance with their terms. Copies of the governing corporate instruments are available, without charge, to any person, including any NYMEX Class A member to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 196.

BEFORE THE MERGER	AFTER THE MERGER
Authorized Memberships

NYMEX Class A Memberships. There are 816 authorized NYMEX Class A memberships. NYMEX Class B Membership. The authorized memberships of NYMEX include one Class B membership held by NYMEX Holdings.

NYMEX Class A Memberships. There will be not more than 204 authorized NYMEX Class A memberships following the merger.

NYMEX Class B Membership. The Class B membership will be held by Merger Sub following the merger.

Dividend Rights

NYMEX Class A memberships have no rights to receive any dividends or other distributions.	No change.

Voting Rights—General

Each holder of a NYMEX Class A membership is entitled to one vote for each matter NYMEX Class A members are entitled to vote on.	The NYMEX Class A memberships will have no voting rights following the merger.

Special Matters

The following matters are designated “Special Matters” in the bylaws of NYMEX, and along with the substantive rights granted, they are subject to NYMEX Class A member consent for amendment. In addition, any amendment to the amended and restated certificate of incorporation or the NYMEX Rulebook that affects the matters set forth below must also be approved by the NYMEX Class A members. Certain of the Special Matters require a 75% majority of NYMEX Class A members to amend such Special Matter. Such Special Matters are indicated below. The remainder of the Special Matters may be amended by a simple majority of NYMEX Class A members.	The NYMEX Class A memberships will not have any Special Matters rights or attendant consent rights following the merger.

BEFORE THE MERGER	AFTER THE MERGER

•     the elimination or limitation of the products a NYMEX Class A member may trade;

•     the elimination or suspension of, or restrictions on, open outcry trading, with certain exceptions (elimination or suspension requires consent of 75% of NYMEX Class A members);

•     a change in the number of NYMEX Class A memberships (amendment requires consent of 75% of NYMEX Class A members);

•     any new category of fees or charges generally applicable to NYMEX Class A members, and for “Core Products,” as defined in the bylaws of NYMEX, fees for obtaining additional electronic trading privileges, with certain exceptions;

•     issuance of trading permits for open outcry products;

•     certain changes to the membership, eligibility or capital requirements to become a NYMEX Class A member, member firm or clearing member, to lease a membership or exercise associated trading or clearing rights or privileges;

•     certain changes in open outcry trading hours;

•     changes to NYMEX’s procedure and mechanism for setting margin requirements;

•     the right of NYMEX Class A members to request that NYMEX offer new products that are traded electronically to be traded via open outcry; and

•     certain changes to the eligibility criteria and composition of certain committees of the NYMEX board of directors.

•     the right to approve any transaction the result of which is that the NYMEX clearinghouse will no longer be wholly-owned by NYMEX (amendment requires consent of 75% of NYMEX Class A members);

•     the number of electronic trading privileges per NYMEX Class A membership;

•     the right of NYMEX Class A members to receive a share of the revenues NYMEX earns from electronic trades, subject to certain thresholds being met (amendment requires consent of 75% of NYMEX Class A members); and

•     the right of NYMEX Class A members to receive a share of the fees charged by NYMEX to

BEFORE THE MERGER	AFTER THE MERGER

participants in the NYMEX miNYTM Designee Program for NYMEX miNYs traded via open outcry, for so long as the NYMEX miNY Designee Program exists (amendment requires consent of 75% of NYMEX Class A members).

Disputes related to Special Matters. Disputes regarding an alleged violation of a Special Matter must be submitted to mandatory and binding arbitration, and upon the petition of a majority of NYMEX Class A memberships, NYMEX must advance to the NYMEX Class A members reasonable out-of-pocket expenses related to such dispute.

Trading Privileges

NYMEX Class A members have the right to trade on NYMEX via open outcry and electronically, and have the right to certain discounted fees and fee protections.	Following the merger the NYMEX Class A members will hold the right to trade on NYMEX via open outcry only on the NYMEX Class A members’ own account as governed by the NYMEX Rulebook, subject to trading fees no lower than those charged to holders of trading permits.

Open Outcry Trading

For as long as open outcry trading exists on NYMEX (but in all events until March 14, 2011), NYMEX shall maintain a facility for open outcry trading and provide financial support for open outcry trading. Amendment of this provision requires the consent of at least 75% of the NYMEX Class A members.	Protections related to open outcry trading will not be provided for in the bylaws of NYMEX following the merger. However, in the Merger Agreement, CME Group committed to adopting a NYMEX rule pursuant to which NYMEX will continue to operate a trading floor at its existing location or an alternative location in the Borough of Manhattan as long as both revenue and profitability thresholds are achieved going forward. No change will be made to the COMEX obligation to maintain an open-outcry trading facility as provided in the amended and restated bylaws of COMEX. See Section 6.16 of the Merger Agreement, which is attached as Annex A to this document.

Other Certificate of Incorporation and Bylaw Provisions

Right to Call Special Meetings. Special meetings of the owners of NYMEX Class A memberships may be called by the secretary of NYMEX upon receipt of a written demand of NYMEX Class A members entitled to cast at least 10% of the total number of votes to entitled to be cast at such meeting, provided that such written demand relates to a Special Matter (as described above) or the NYMEX Class A members’ approval rights over the amendment of a Special Matter.	Right to Call Special Meetings. None. The NYMEX Class A members will have no right to call a special meeting following the merger.

BEFORE THE MERGER	AFTER THE MERGER
Amendment of the Certificate of Incorporation. Generally, the NYMEX Class A members have no voting rights in the amendment of the certificate of incorporation of NYMEX. However, NYMEX Class A members have the right to vote on any amendment that would (i) alter the number of NYMEX Class A memberships, (ii) affect the Special Matters as outlined in the bylaws of NYMEX and described above, (iii) alter the voting rights of the NYMEX Class A members or Class B member or (iv) alter the requirement that the NYMEX board of directors be the same as the NYMEX Holdings board of directors, and that the chairman and vice chairman of NYMEX shall be the same as the chairman and vice chairman of NYMEX Holdings. Although the percentage of NYMEX Class A member votes needed to approve a given amendment is generally a simple majority, an amendment of the certificate of incorporation of NYMEX that affects certain Special Matters and the protection of open outcry trading requires the affirmative vote of at least 75% of the NYMEX Class A members, as described above.	NYMEX Amended Charter. NYMEX Class A members will have no right to amend the certificate of incorporation of NYMEX following the merger.

Amendment of the Bylaws. Generally, the NYMEX Class A members have no voting rights in the amendment of the bylaws of NYMEX. However, the NYMEX Class A members have the right to vote on any amendment that would affect the Special Matters, as described above. The percentage of NYMEX Class A member votes needed to approve a given amendment is generally a simple majority, though the amendment of certain Special Matters and the protection of open outcry trading requires the affirmative vote of at least 75% of the NYMEX Class A members, as described above.	NYMEX Amended Bylaws. NYMEX Class A members will have no right to amend the bylaws of NYMEX following the merger.

Amendment of the Rules. Generally, the NYMEX Class A members have no voting rights in the amendment of the NYMEX Rulebook. However, NYMEX Class A members have the right to vote on any amendment that would affect the Special Matters as outlined in the bylaws of NYMEX and described above. The percentage of NYMEX Class A member votes needed to approve a given amendment is generally a simple majority, though an amendment of the NYMEX Rulebook which affects certain Special Matters and the protection of open outcry trading require the affirmative vote of at least 75% of the NYMEX Class A members, as described above.	Amendment of the Rules. NYMEX Class A members will have no right to amend the NYMEX Rulebook following the merger.

LEGAL MATTERS

Kathleen M. Cronin, Managing Director, General Counsel and Corporate Secretary of CME Group, will pass upon certain legal matters for CME Group in connection with the securities offered by this joint proxy statement/prospectus. As of June 9, 2008, Kathleen M. Cronin beneficially owned 6,536 shares of CME Group Class A common stock, including options exercisable within 60 days of June 9, 2008 to purchase 4,652 shares of CME Group Class A common stock.

EXPERTS

The consolidated financial statements of CME Group appearing in CME Group’s Annual Report (Form 10-K) for the year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of CME Group’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and CME Group management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of NYMEX Holdings as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, as set forth in their reports thereon appearing in the Annual Report on Form 10-K of NYMEX Holdings and incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

CME Group

CME Group stockholders interested in submitting a proposal for inclusion in the proxy materials at the CME Group 2009 annual meeting of stockholders may do so by following the rules prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must have been received by CME Group’s corporate secretary at the address listed below no later than November 23, 2008.

Under the bylaws of CME Group, if you wish to present other business before the CME Group stockholders at the CME Group 2009 annual meeting of stockholders, or nominate a director candidate, you must have given proper written notice of any such business to CME Group’s corporate secretary no less than 90 and no more than 120 days prior to the CME Group 2009 annual meeting of stockholders. Your notice must include the information specified in the bylaws of CME Group concerning the business or nominee. The bylaws of CME Group set forth the information that must be furnished to the corporate secretary in order for any such notice to be proper. A copy of the bylaws of CME Group may be obtained from the CME Group corporate secretary at CME Group’s address listed below.

CME Group stockholder notices should be delivered to CME Group Inc., 20 South Wacker Drive, Chicago, Illinois 60606, Attention: Corporate Secretary.

NYMEX Holdings

Proposals that NYMEX Holdings stockholders wish to be included in NYMEX Holdings’ proxy statement for the annual meeting to be held in 2009 in accordance with Rule 14a-8 under the Exchange Act must be received by the Office of the Corporate Secretary at NYMEX Holdings’ principal offices at One North End Avenue, Suite 1548, New York, New York 10282-1101, Attention: Donna Talamo, Vice President, Administration and Corporate Secretary, no later than December 11, 2008. The bylaws of NYMEX Holdings include advance notice provisions that require stockholders desiring to bring nominations for directors or other business before an annual meeting of NYMEX Holdings stockholders to do so in accordance with the terms of the advance notice provisions, regardless of whether the stockholder seeks to include such matters in the proxy statement pursuant to Rule 14a-8. These advance notice provisions require that, among other things, stockholders give timely written notice to the Corporate Secretary of NYMEX Holdings regarding such nominations or other business and otherwise satisfy the requirements set forth in the bylaws. In order to be timely, a stockholder who intends to present nominations or a proposal at the 2009 annual meeting of stockholders, other than pursuant to Rule 14a-8, must provide written notice of the nominations or other business they wish to propose to the Corporate Secretary no earlier than January 20, 2009, and no later than February 19, 2009. You can obtain a copy of the bylaws of NYMEX Holdings by submitting a request in writing to the Office of the Corporate Secretary at One North End Avenue, Suite 1548, New York, NY 10282-1101, Attention: Donna Talamo, Vice President, Administration and Corporate Secretary. The bylaws of NYMEX Holdings are also available on NYMEX Holdings’ website at www.nymex.com.

WHERE YOU CAN FIND MORE INFORMATION

CME Group and NYMEX Holdings file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the SEC’s public reference room located at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. The CME Group and NYMEX Holdings filings are also available at the Internet website maintained by the SEC at www.sec.gov. You may also obtain certain of these documents at CME Group’s website, “www.cmegroup.com,” by selecting “Investor Relations” and then selecting “Financial Reports & SEC Filings” and at NYMEX Holdings’ website, “www.nymex.com,” by selecting “Shareholder Relations,” then selecting “Investor Relations” and then selecting “SEC Filings.” Information contained on the CME Group and NYMEX Holdings websites is expressly not incorporated by reference into this joint proxy statement/prospectus.

CME Group has filed a registration statement on Form S-4 to register with the SEC the CME Group Class A common stock that NYMEX Holdings stockholders will receive in connection with the merger. This joint proxy statement/prospectus is a part of the registration statement of CME Group on Form S-4 and is a prospectus of CME Group and a joint proxy statement of CME Group and NYMEX Holdings for the special meeting of CME Group stockholders and special meeting of NYMEX Holdings stockholders, respectively.

The SEC permits CME Group and NYMEX Holdings to “incorporate by reference” information into this joint proxy statement/prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or by information contained in documents filed with or furnished to the SEC after the date of this joint proxy statement/prospectus that is incorporated by reference in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about CME Group and NYMEX Holdings and their financial conditions.

CME Group SEC Filings (File No. 0-33379)	Period or Filing Date
Annual Report on Form 10-K Current Reports on Form 8-K

Year ended December 31, 2007

Filed on January 28, 2008, March 4, 2008, March 13, 2008, March 17, 2008, March 21, 2008, June 3, 2008, June 5, 2008 and June 9, 2008 (other than portions of those documents not deemed to be filed)

Quarterly Report on Form 10-Q	Quarter ended March 31, 2008

Definitive Proxy Statement on Schedule 14A	Filed on March 17, 2008

The description of CME Group capital stock set forth in the registration statement on Form 8-A (Commission File No. 1-31553) filed by CME Group with the SEC on November 29, 2002, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating that description

NYMEX Holdings SEC Filings (File No. 1-33149)	Period or Filing Date
Annual Report on Form 10-K Current Reports on Form 8-K

Year ended December 31, 2007

Filed on January 15, 2008, January 29, 2008, March 17, 2008, March 17, 2008, March 20, 2008, April 23, 2008 and June 4, 2008 (other than portions of those documents not deemed to be filed)

Quarterly Report on Form 10-Q	Quarter ended March 31, 2008

Definitive Proxy Statement on Schedule 14A	Filed on April 8, 2008

CME Group and NYMEX Holdings also incorporate by reference into this joint proxy statement/prospectus additional documents that either company may file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, between the date of this joint proxy statement/prospectus and the date of the special meeting of CME Group stockholders and the special meeting of NYMEX Holdings stockholders. These documents include Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as well as proxy statements.

You may not have been sent some of the documents incorporated by reference, but you can obtain any of them through CME Group and NYMEX Holdings as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this joint proxy statement/prospectus. Stockholders may obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing, by telephone or via the Internet from the appropriate company at the following addresses:

CME Group Inc. 20 South Wacker Drive Chicago, Illinois 60606 (312) 930-1000 Attention: Shareholder Relations investor.cmegroup.com	NYMEX Holdings, Inc. One North End Avenue World Financial Center New York, New York 10282 (212) 299-2000 investor.nymex.com

If you would like to request documents from CME Group or NYMEX Holdings, please do so by [            ], 2008, to receive them before the special meeting of CME Group stockholders or special meeting of NYMEX Holdings stockholders, as applicable.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus to vote on the proposals. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [            ], 2008. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this joint proxy statement/prospectus to CME Group stockholders or NYMEX Holdings stockholders nor the issuance by CME Group of common stock in connection with the merger will create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

AMONG

CME GROUP INC.,

CMEG NY INC.,

NYMEX HOLDINGS, INC.

AND

NEW YORK MERCANTILE EXCHANGE, INC.

DATED AS OF MARCH 17, 2008

A-i

A-ii

A-iii

Page

Section 9.9	Extension; Waiver	A-74

Section 9.10	Governing Law and Venue; Waiver of Jury Trial	A-74

Section 9.11	Enforcement	A-75

LIST OF EXHIBITS

Exhibit	Title
A	Form of CME Group Certificate of Incorporation

B	Form of CME Group Bylaws

C	Form of Amended and Restated Certificate of Incorporation of NYMEX

D	Form of Amended and Restated Bylaws of NYMEX

E	Forms of Voting and Support Agreements

F	Form of Member Waiver and Release

LIST OF SCHEDULES

Schedule 1: Persons Executing Voting and Support Agreements
Schedule 6.16: Trading Floor Quarterly Financial Tests
NYMEX Holdings Disclosure Letter
CME Group Disclosure Letter

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 17, 2008 (this “Agreement”), is made and entered into among CME GROUP INC., a Delaware corporation (“CME Group”), CMEG NY INC., a Delaware corporation and a direct, wholly-owned Subsidiary of CME Group (“Merger Sub”), NYMEX HOLDINGS, INC, a Delaware corporation (“NYMEX Holdings”), and NEW YORK MERCANTILE EXCHANGE, INC., a Delaware non-stock corporation and a wholly-owned Subsidiary of NYMEX Holdings (“NYMEX”). CME Group, Merger Sub, NYMEX Holdings and NYMEX are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Boards of Directors of CME Group, Merger Sub, NYMEX Holdings and NYMEX have each determined that the transactions described herein are consistent with, and will further, their respective business strategies and goals, and have deemed it advisable and in the best interests of their respective companies, stockholders and members that CME Group and NYMEX Holdings enter into a business combination;

WHEREAS, in furtherance thereof, the Boards of Directors of CME Group, Merger Sub and NYMEX Holdings have approved and declared advisable this Agreement and the merger of NYMEX Holdings with and into Merger Sub (the “Merger”) in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to CME Group’s willingness to enter into this Agreement, each director, executive officer and stockholder of NYMEX Holdings set forth on Schedule 1 hereto has executed a Voting and Support Agreement in respect of shares of NYMEX Holdings Common Securities and NYMEX Class A Membership Interests beneficially owned by such director, officer or stockholder, the forms of which are attached hereto as Exhibit E; and

WHEREAS, it is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and that this Agreement constitutes, and hereby is adopted as, a plan of reorganization.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS; THE MERGER; CERTAIN RELATED MATTERS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“Adjusted Available Cash Consideration” has the meaning set forth in Section 1.9(a)(iii).

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or agreement, as trustee or executor or otherwise.

“Aggregate Merger Consideration” means the product of (a) the issued and outstanding NYMEX Holdings Common Securities multiplied by (b) the Exchange Ratio, multiplied by (c) the Average CME Group Share Price.

“Agreement” has the meaning set forth in the Preamble.

“ALTA” means the American Land Title Association.

“Antitrust Division” has the meaning set forth in Section 6.5(a).

“Antitrust Laws” has the meaning set forth in Section 6.5(a).

“Available Cash Consideration” means an amount equal to the product of (a) the number of issued and outstanding shares of NYMEX Holdings Common Securities at the Effective Time and (b) $36.00.

“Available NYMEX Holdings Stock Plan Shares” has the meaning set forth in Section 1.11(d).

“Available Stock Consideration” means the Aggregate Merger Consideration, minus the Available Cash Consideration.

“Average CME Group Share Price” means the average closing sales price, rounded to four decimal points, of shares of CME Group Class A Common Stock on the NYSE (as reported in the Wall Street Journal, New York City edition) for the period of the ten (10) consecutive trading days ending on the second full trading day prior to the Effective Time.

“Beneficial Owner” means, with respect to a Security or Membership Interest, any Person who, directly or indirectly, through any contract, relationship or otherwise, has or shares (a) the power to vote, or to direct the voting of, such Security or Membership Interest, (b) the power to dispose of, or to direct the disposition of, such Security or Membership Interest, or (c) the ability to profit or share in any profit derived from a transaction in such Security or Membership Interest, and the term “Beneficially Owned” shall be construed accordingly.

“Board of Directors” means the board of directors of any specified Person.

“Burdensome Condition” has the meaning set forth in Section 6.5(c).

“Business Day” means any day except Saturday or Sunday on which commercial banks are not required or authorized to close in the City of Chicago or the City of New York.

“Cancelled Shares” has the meaning set forth in Section 1.9(d).

“Cash Election Shares” has the meaning set forth in Section 1.10(b).

“Cash Fraction” has the meaning set forth in Section 1.9(a)(iii).

“Certificate” has the meaning set forth in Section 1.9(b).

“Certificate of Merger” has the meaning set forth in Section 1.4.

“CFTC” means the Commodity Futures Trading Commission.

“Change” has the meaning set forth in the definition of “Material Adverse Effect.”

“Change in Recommendation” has the meaning set forth in Section 6.3(a).

“Clayton Act” means the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“CME Group” has the meaning set forth in the Preamble.

“CME Group Acquisition Transaction” has the meaning set forth in Section 8.3(d).

“CME Group Bylaws” has the meaning set forth in Section 1.5(b).

“CME Group Certificate of Incorporation” has the meaning set forth in Section 1.5(a).

“CME Group Charter Amendment” has the meaning set forth in Section 1.5(a).

“CME Group Class A Common Stock” means Class A Common Stock, par value $0.01 per share, of CME Group (together with the CME Group Rights attached thereto or associated therewith).

“CME Group Class B Common Stock” has the meaning set forth in Section 4.3(a).

“CME Group Common Stock” has the meaning set forth in Section 4.3(a).

“CME Group Contract” has the meaning set forth in Section 4.14.

“CME Group Disclosure Letter” has the meaning set forth in Article IV.

“CME Group Financial Advisors” has the meaning set forth in Section 4.15.

“CME Group Financial Statements” means the consolidated financial statements of CME Group and the CME Group Subsidiaries included in the CME Group SEC Documents together, in the case of year-end statements, with reports thereon by Ernst & Young LLP, the independent auditors of CME Group, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“CME Group Identified Representations” means Section 4.3 and Section 4.4.

“CME Group Intellectual Property” has the meaning set forth in Section 4.13(a).

“CME Group Permits” has the meaning set forth in Section 4.11(a).

“CME Group Preferred Stock” has the meaning set forth in Section 4.3(a).

“CME Group Rights” means the rights distributed to the holders of CME Group Class A Common Stock and CME Group Class B Common Stock pursuant to the CME Group Rights Agreement.

“CME Group Rights Agreement” means the rights agreement, dated as of November 30, 2001, as amended, between CME Group and Computershare Investor Services LLC, as rights agent.

“CME Group SEC Documents” has the meaning set forth in Section 4.6(a).

“CME Group Stock Issuance” has the meaning set forth in Section 3.9(a).

“CME Group Stock Option” has the meaning set forth in Section 1.11(a).

“CME Group Stock Plans” has the meaning set forth in Section 4.3(b).

“CME Group Stock-Based Award” has the meaning set forth in Section 1.11(b).

“CME Group Stockholder Approval” has the meaning set forth in Section 4.4(d).

“CME Group Stockholders Meeting” has the meaning set forth in Section 6.3(b).

“CME Group Subsidiary” has the meaning set forth in Section 4.2(a).

“CME Group Takeover Proposal” has the meaning set forth in Section 8.3(d).

“Code” has the meaning set forth in the Recitals.

“COMEX” means Commodity Exchange, Inc., a corporation organized under the New York Not-For-Profit Corporation Law and a wholly-owned Subsidiary of NYMEX.

“COMEX Division Memberships” has the meaning set forth in Section 3.3(d).

“COMEX Members” means the holders of COMEX Memberships.

“COMEX Memberships” has the meaning set forth in Section 3.3(d).

“COMEX Option Memberships” has the meaning set forth in Section 3.3(d).

“Commercial Associate Memberships” has the meaning set forth in Section 3.3(c).

“Commodity Exchange Act” means the Commodity Exchange Act, 7 U.S.C. §§ 1, et seq., as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” has the meaning set forth in Section 6.4(c).

“Constituent Documents” means with respect to any entity, its certificate or articles of incorporation, bylaws, exchange rules and regulations, as applicable, and any similar charter or other organizational documents of such entity.

“Continuing Employee” has the meaning set forth in Section 6.7(a).

“Copyrights” has the meaning set forth in Section 3.17(l).

“Current Products” has the meaning set forth in Section 6.16(b)(i).

“D & O Insurance” has the meaning set forth in Section 6.9.

“Designated Provisions” has the meaning set forth in Section 6.16(b)(iv).

“Designated Provisions Dispute” has the meaning set forth in Section 6.16(b)(iv).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting NYMEX Holdings Shares” has the meaning set forth in Section 1.12.

“Effective Time” has the meaning set forth in Section 1.4.

“Elected Cash Consideration” has the meaning set forth in Section 1.9(a)(iii).

“Elected Stock Consideration” means the product of (a) the number of Stock Election Shares multiplied by (b) the Exchange Ratio multiplied by (c) the Average CME Group Share Price.

“Election Deadline” means 5:00 p.m., Chicago time, on the second (2nd) Business Day prior to the Effective Time.

“Election Form” has the meaning set forth in Section 1.10(a).

“Election Form Record Date” has the meaning set forth in Section 1.10(a).

“Election Period” means the period of time starting on the Election Form Record Date and ending at the Election Deadline.

“Environmental Law” means any applicable foreign, federal, state or local Law, treaty, decree, injunction, judgment, governmental restriction or any other requirement of Law (including common law) regulating or relating to the protection of human health and safety (as it relates to Releases of Hazardous Substances), natural resources or the environment, including Laws relating to: wetlands; pollution; contamination; the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances; or exposure to Released Hazardous Substances.

“Environmental Permit” means any permit, license, authorization or consent required pursuant to applicable Environmental Laws.

“Equity Rights” means, with respect to any Person, any security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person, and shall include the CME Group Stock Options, CME Group Stock-Based Awards, NYMEX Holdings Stock Options and NYMEX Holdings Stock-Based Awards, as applicable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, any trade or business, whether or not incorporated, that together with such entity and its Subsidiaries would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.1(a).

“Exchange Fund” has the meaning set forth in Section 2.1(a).

“Exchange Ratio” means the Per Share Cash Consideration divided by the Average CME Group Share Price.

“Expenses” has the meaning set forth in Section 6.8.

“Fee Arrangement” has the meaning set forth in Section 5.1(v).

“Foreign Competition Laws” has the meaning set forth in Section 3.6(b).

“Foreign NYMEX Holdings Benefit Plan” has the meaning set forth in Section 3.15(q).

“Form S-4” has the meaning set forth in Section 3.9(a).

“FTC” has the meaning set forth in Section 6.5(a).

“GAAP” has the meaning set forth in Section 3.7(b).

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government or regulatory body, any instrumentality, subdivision, court, tribunal, administrative agency or commission, including the CFTC, SEC, Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation or other governmental authority, board, legislature or department, including any state attorney general, or instrumentality.

“Hazardous Substances” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or toxic mold, or defined as such by, or regulated as such under, any Environmental Law.

“HSR Act” has the meaning set forth in Section 3.6(b).

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person and its Subsidiaries for borrowed money, or with respect to deposits or advances of any kind, (b) all obligations of such Person and its Subsidiaries evidenced by bonds, debentures, notes, mortgages or similar instruments or securities, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (d) all obligations of such Person and its Subsidiaries under conditional sale or other title retention agreements relating to any property purchased by such Person or any of its Subsidiaries, (e) all obligations of such Person and its Subsidiaries issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person and its Subsidiaries to creditors for inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (f) all lease obligations of such Person and its Subsidiaries capitalized on the books and records of such Person or any of its Subsidiaries, (g) all obligations of others secured by a Lien on property or assets owned or acquired by such Person or any of its Subsidiaries, whether or not the obligations secured thereby have been assumed, (h) all letters of credit or performance bonds issued for the account of such Person or any of its Subsidiaries (excluding (i) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (ii) standby letters of credit relating to workers’ compensation insurance and surety bonds, (iii) surety bonds and customs bonds and (iv) clearing house guarantees) and (i) all guarantees and arrangements having the economic effect of a guarantee of such Person or any of its Subsidiaries of any Indebtedness of any other Person, other than clearing house guarantees. Notwithstanding the foregoing, “Indebtedness” shall not include intercompany indebtedness, obligations or liabilities between either (A) NYMEX Holdings or one of the wholly-owned NYMEX Holdings Subsidiaries on the one hand, and another wholly-owned NYMEX Holdings Subsidiary on the other hand or (B) CME Group or one of the wholly-owned CME Group Subsidiaries on the one hand, and another wholly-owned CME Group Subsidiary on the other hand.

“Indemnified Persons” has the meaning set forth in Section 6.9.

“Independent Director” means an individual who qualifies as an independent director under the applicable listing standards of the NYSE, the Nasdaq or any other securities exchange upon which any of CME Group’s Securities are listed.

“Intellectual Property” has the meaning set forth in Section 3.17(l).

“Intervening Event” has the meaning set forth in Section 6.6(d).

“IRS” means the Internal Revenue Service.

“JAMS” has the meaning set forth in Section 6.16(b)(iv).

“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 6.2(a).

“known” or “knowledge” means, with respect to any Party, the knowledge of such Party’s executive officers.

“Lake Success” has the meaning set forth in Section 3.14(b).

“Law” (and with the correlative meaning “Laws”) means any rule, regulation, statute, Order, ordinance or code promulgated by any Governmental Entity, including any common law, state and federal law, securities law and law of any foreign jurisdictions.

“Leases” means the leases, subleases and licenses set forth on Section 3.14(a)(i) of the NYMEX Holdings Disclosure Letter.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Mailing Date” has the meaning set forth in Section 1.10(a).

“Matching Bid” has the meaning set forth in Section 6.6(c).

“Material Adverse Effect” means, with respect to a Party, a circumstance, condition, change, event, or effect (a “Change”) that, individually or in the aggregate, has a material adverse effect on the business, financial condition or results of operations of such Party and its Subsidiaries, taken as a whole, or which would reasonably be expected to prevent or materially impair or delay the ability of such Party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, other than, in each case, relating to or resulting from (a) Changes generally affecting the economy or the financial, credit or securities markets, to the extent such Changes do not affect such entity and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the businesses and industries in which such entity and its Subsidiaries operate; (b) national or international political or regulatory Changes, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack occurring prior to, on or after the date hereof, to the extent such Changes do not affect such entity and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the businesses and industries in which such entity and its Subsidiaries operate; (c) Changes in any of the businesses and industries in which such entity and its Subsidiaries operate, to the extent such Changes do not affect such entity and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in such businesses and industries; (d) Changes, after the date hereof, in GAAP or Law, to the extent such Changes do not affect such entity and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the businesses and industries in which such entity and its Subsidiaries operate; (e) Changes in the market price or trading volume of NYMEX Holdings Common Stock or CME Group Class A Common Stock, as applicable, on the NYSE (it being understood that the underlying facts or occurrences giving rise or contributing to such Changes shall be taken into account in determining whether there has been a Material Adverse Effect); (f) natural disasters, to the extent such Changes do not affect such entity and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the businesses and industries in which such entity and its Subsidiaries operate; or (g) the announcement of the execution of this Agreement or the pendency of the transactions contemplated hereby.

“Material Lease Improvements” has the meaning set forth in Section 3.14(b)(i).

“Material Leased Property” has the meaning set forth in Section 3.14(b).

“Material Real Estate Agreements” has the meaning set forth in Section 3.14(a)(ii).

“Maximum Annual Premium” has the meaning set forth in Section 6.9.

“Member Waiver and Release” has the meaning set forth in Section 6.1(b).

“Membership Interests” means, with respect to any entity, the authorized trading rights or floor or other trading privileges that allow a Person to trade on, for such Person’s own account or for any other Person, or access for trading purposes, the trading facilities operated by such entity, including with respect to NYMEX Holdings and the NYMEX Holdings Subsidiaries, the NYMEX Class A Memberships, the Commercial Associate Memberships, the COMEX Division Memberships and the COMEX Option Memberships.

“Membership Purchase Agreement” has the meaning set forth in Section 6.1(a).

“Membership Purchase Offer” has the meaning set forth in Section 6.1(a).

“Membership Purchase Offer Documents” has the meaning set forth in Section 6.1(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.9(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 4.3(c).

“Minimum Condition” has the meaning set forth in Section 6.1(b).

“Multiemployer Plan” has the meaning set forth in Section 3.15(a).

“Nasdaq” means the NASDAQ Global Select Market.

“No Election Shares” has the meaning set forth in Section 1.10(b).

“NYMEX” has the meaning set forth in the Preamble.

“NYMEX Class A Memberships” has the meaning set forth in Section 3.3(c).

“NYMEX Division Membership” has the meaning set forth in Section 3.3(d).

“NYMEX Holdings” has the meaning set forth in the Preamble.

“NYMEX Holdings Benefit Plans” has the meaning set forth in Section 3.15(a).

“NYMEX Holdings Common Securities” means, collectively, NYMEX Holdings Common Stock, NYMEX Holdings Series A-3 Common Stock and NYMEX Holdings Series B-3 Common Stock.

“NYMEX Holdings Common Stock” means the common stock, par value $0.01 per share, of NYMEX Holdings.

“NYMEX Holdings Contracts” has the meaning set forth in Section 3.18(b).

“NYMEX Holdings Director Notice” has the meaning set forth in Section 1.7.

“NYMEX Holdings Directors” has the meaning set forth in Section 1.7.

“NYMEX Holdings Disclosure Letter” has the meaning set forth in Article III.

“NYMEX Holdings ERISA Affiliate” means an ERISA Affiliate of NYMEX Holdings.

“NYMEX Holdings Financial Advisors” has the meaning set forth in Section 3.22.

“NYMEX Holdings Financial Statements” means the consolidated financial statements of NYMEX Holdings and the NYMEX Holdings Subsidiaries included in the NYMEX Holdings SEC Documents together, in the case of year-end statements, with reports thereon by KPMG LLP, the independent auditors of NYMEX Holdings for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“NYMEX Holdings Identified Representations” means Section 3.3, Section 3.4, Section 3.5, and Section 3.11.

“NYMEX Holdings Leased Real Property” means all real property interests leased by NYMEX Holdings or any of the NYMEX Holdings Subsidiaries pursuant to Leases.

“NYMEX Holdings License Agreements” has the meaning set forth in Section 3.17(b).

“NYMEX Holdings Owned Intellectual Property” has the meaning set forth in Section 3.17(a).

“NYMEX Holdings Permits” has the meaning set forth in Section 3.12(a).

“NYMEX Holdings Recommendation” has the meaning set forth in Section 6.3(a).

“NYMEX Holdings SEC Documents” has the meaning set forth in Section 3.7(a).

“NYMEX Holdings Series A-3 Common Stock” means the Series A-3 Common Stock, par value $0.01 per share, of NYMEX Holdings.

“NYMEX Holdings Series B-3 Common Stock” means the Series B-3 Common Stock, par value $0.01 per share, of NYMEX Holdings.

“NYMEX Holdings Shares” has the meaning set forth in Section 1.9(a).

“NYMEX Holdings Solely-Owned Intellectual Property” has the meaning set forth in Section 3.17(a).

“NYMEX Holdings Stock Option” has the meaning set forth in Section 1.11(a).

“NYMEX Holdings Stock Plan” has the meaning set forth in Section 1.11(a).

“NYMEX Holdings Stock-Based Award” has the meaning set forth in Section 1.11(b).

“NYMEX Holdings Stockholder Approval” has the meaning set forth in Section 3.4(e).

“NYMEX Holdings Stockholders Meeting” has the meaning set forth in Section 6.3(a).

“NYMEX Holdings Subsidiary” has the meaning set forth in Section 3.2(a).

“NYMEX Member Approval” means the adoption of the Amended and Restated Certificate of Incorporation of NYMEX in the form attached hereto as Exhibit C and the adoption of the Amended and Restated Bylaws of NYMEX in the form attached hereto as Exhibit D, each by the affirmative vote of the owners of seventy-five percent (75%) of all of the NYMEX Class A Memberships at the NYMEX Member Meeting or the written consent of such owners in lieu of the NYMEX Member Meeting.

“NYMEX Member Meeting” has the meaning set forth in Section 6.3(a).

“NYMEX Member Meeting Notice” has the meaning set forth in Section 6.1(a).

“NYMEX Members” means the holders of NYMEX Memberships.

“NYMEX Memberships” has the meaning set forth in Section 3.3(c).

“NYMEX Rulebook” means the rules and regulations of NYMEX.

“NYSE” means The New York Stock Exchange, Inc.

“Occupancy Agreement” has the meaning set forth in Section 3.14(c).

“One North” has the meaning set forth in Section 3.14(b).

“Open Source Software” means computer software that is distributed as “free software,” “open source software” or under a “copyleft” agreement or is otherwise subject to the terms of any license which requires, as a condition on the use, copying, modification and/or distribution of such computer software that such item, (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works or (c) be redistributed at no or minimal charge.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in Section 3.17(l).

“Per Share Cash Consideration” means the sum of (a) $36.00 plus (b) the product of (1) the Average CME Group Share Price multiplied by (2) 0.1323.

“Per Share Stock Consideration” has the meaning set forth in Section 1.9(a)(i).

“Permitted Liens” means (a) any liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (c) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (d) easements, rights-of-way, restrictions and other similar encumbrances, which, in the aggregate, are not substantial in amount and which do not in any case materially interfere with the use or materially detract from the value of the property subject thereto, (e) Liens reflected in the NYMEX

Holdings Financial Statements, (f) Liens which would not, individually or in the aggregate, reasonably be expected to materially affect the use of such assets in NYMEX Holdings’ business or otherwise impair NYMEX Holdings’ or any of its Subsidiaries’ business operations as currently conducted, (g) subleases and license agreements, subordination agreements and leases to third parties for the occupation of portions of the NYMEX Holdings Leased Real Property by such third parties in the ordinary course of the business of NYMEX Holdings, but only to the extent such subleases and license agreements, subordination agreements and leases (1) are disclosed on Section 3.14(a)(i) of the NYMEX Holdings Disclosure Letter (including any renewals or extensions thereof pursuant to the terms thereof), (2) expire no later than June 30, 2012, (3) as to subordination agreements only, are required under the terms of the relevant Lease to which NYMEX Holdings or any NYMEX Holdings Subsidiary is a lessee; or (4) any other leases, licenses or subleases executed with the consent of CME Group, and (h) liens set forth on Schedule B of that certain title report issued by Chicago Title Company, dated as of February 22, 2008, bearing title number 3108-00184.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Proceeding” has the meaning set forth in Section 5.1(m).

“Quarterly Financial Tests” has the meaning set forth in Section 6.16(b)(i).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Representatives” has the meaning set forth in Section 6.4(a).

“Restraints” has the meaning set forth in Section 7.1(d).

“Reverse Merger” the meaning set forth in Section 1.13(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.7(a).

“SEC” has the meaning set forth in Section 3.6(b).

“Secretary of State” has the meaning set forth in Section 1.4.

“Securities” means, with respect to any Person, any series of common stock, preferred stock, and any other equity securities or capital stock of such Person, however described and whether voting or non-voting.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means any U.S. or foreign commission, board, agency or body that is not a Governmental Entity but is charged with regulating its own members through the adoption and enforcement of financial, sales practice and other requirements for brokers, dealers, securities underwriting or trading, stock exchanges, commodity exchanges, commodity intermediaries, electronic communications networks, insurance companies or agents, investment companies or investment advisers.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

“Software” has the meaning set forth in Section 3.17(l).

“Stock Election Shares” has the meaning set forth in Section 1.10(b).

“Stock Fraction” has the meaning set forth in Section 1.9(a)(iii).

“Stockholder Vote Option” has the meaning set forth in Section 6.6(c).

“Subsidiary” (and with the correlative meaning “Subsidiaries”), when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which (a) more than fifty percent (50%) of the Securities or other ownership interests or (b) Securities or other interests having by their terms ordinary voting power to elect more than fifty percent (50%) of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Superior Proposal” has the meaning set forth in Section 6.6(d).

“Surviving Corporation” has the meaning set forth in Section 1.2.

“Surviving Corporation Plans” has the meaning set forth in Section 6.7(a).

“Takeover Proposal” has the meaning set forth in Section 6.6(d).

“Tax” (and with the correlative meaning “Taxes”) means (a) any U.S. federal, state, local or foreign net income, franchise, gross income, sales, use, value added, goods and services, ad valorem, turnover, real property, personal property, gross receipts, net proceeds, license, capital stock, payroll, employment, unemployment, disability, customs, duties, unclaimed property, withholding, social security (or similar), excise, severance, transfer, alternative or add-on minimum, stamp, estimated, registration, fuel, occupation, premium, environmental, excess profits, windfall profits taxes, or other tax of any kind and similar charges, fees, levies, imposts, duties, tariffs, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed with respect thereto by any Taxing Authority or Governmental Entity, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, transferor liability, successor liability or otherwise through operation of law and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

“Tax Return” means any return, report, declaration, election, estimate, information statement, claim for refund or other document (including any related or supporting information and any amendment to any of the foregoing) filed or required to be filed with respect to Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Termination Expense Reimbursement” has the meaning set forth in Section 6.8.

“Termination Fee” has the meaning set forth in Section 8.3(a).

“Trade Secrets” has the meaning set forth in Section 3.17(l).

“Trademarks” has the meaning set forth in Section 3.17(l).

“Trading Floor” has the meaning set forth in Section 6.16(b)(i).

“Trading Floor Permits” has the meaning set forth in Section 6.16(b)(i).

“Trading Structure Revisions” has the meaning set forth in Section 6.16(a).

“U.S.” means the United States of America.

“Voting and Support Agreement” means the Voting and Support Agreement, executed by each director, executive officer or stockholder of NYMEX Holdings set forth on Schedule 1 hereto, the forms of which are attached hereto as Exhibit E.

“WARN Act” has the meaning set forth in Section 3.16(g).

Section 1.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, NYMEX Holdings shall be merged with and into Merger Sub and the separate existence of NYMEX Holdings shall cease. Merger Sub shall continue as the surviving corporation and as a direct, wholly-owned Subsidiary of CME Group and shall continue to be governed by the laws of the State of Delaware (as such, the “Surviving Corporation”). At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of NYMEX Holdings and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of NYMEX Holdings and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.3 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois 60606, at 9:00 a.m., Chicago time, or at such other place as CME Group and NYMEX Holdings may agree in writing, on the date when the Effective Time is to occur (the “Closing Date”).

Section 1.4 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, CME Group and NYMEX Holdings shall file a certificate of merger as contemplated by the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Secretary of State”), in such form as required by, and executed in accordance with, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State on the Closing Date, or at such other time as CME Group and NYMEX Holdings shall agree and specify in the Certificate of Merger. Subject to the provisions of this Agreement, unless otherwise mutually agreed upon by CME Group and NYMEX Holdings, CME Group and NYMEX Holdings shall cause the Effective Time to occur on the fifth (5th) Business Day after all of the conditions set forth in Article VII have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions). As used herein, the “Effective Time” shall mean the time at which the Merger shall become effective.

Section 1.5 CME Group Constituent Documents.

(a) The Second Amended and Restated Certificate of Incorporation of CME Group, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time (the “CME Group Charter Amendment”) to be in the form attached hereto as Exhibit A (as so amended, the “CME Group Certificate of Incorporation”), until thereafter changed or amended as provided therein or by applicable Law.

(b) The Fourth Amended and Restated Bylaws of CME Group, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to be in the form attached hereto as Exhibit B (as so amended, the “CME Group Bylaws”), until thereafter changed or amended as provided therein or by applicable Law.

Section 1.6 Surviving Corporation Constituent Documents. The certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law, except that Article I of the certificate of incorporation of the Surviving Corporation shall be amended to state “The name of the corporation is CMEG NYMEX Holdings Inc.”

Section 1.7 CME Group Directors. At the Effective Time, as reflected in the CME Group Certificate of Incorporation and the CME Group Bylaws, the number of directors of CME Group shall be thirty-three (33), consisting of the thirty (30) directors of CME Group as of immediately prior to the Effective Time and three (3) directors proposed by NYMEX Holdings and selected by CME Group in accordance with this Section 1.7 (the “NYMEX Holdings Directors”) (it being understood that at least two (2) of the NYMEX Holdings Directors shall be Independent Directors). At least ten (10) Business Days prior to the Effective Time, NYMEX Holdings shall deliver in writing to CME Group (the “NYMEX Holdings Director Notice”) a list of no fewer than five (5) individuals for CME Group to consider as candidates to be NYMEX Holdings Directors (it being understood that at least half of the individuals listed in the NYMEX Holdings Director Notice or any subsequent NYMEX Holdings Director Notice shall be Independent Directors). CME Group shall select three (3) individuals from the list provided in the NYMEX Holdings Director Notice to be NYMEX Holdings Directors; provided, that, if CME Group, in its reasonable discretion, determines that the NYMEX Holdings Director Notice does not contain three (3) acceptable candidates to select as NYMEX Holdings Directors, NYMEX Holdings shall deliver in writing to CME Group a second NYMEX Holdings Director Notice and shall continue to provide additional NYMEX Holdings Director Notices until such time as CME Group has selected three (3) individuals from such NYMEX Holdings Directors Notices to be NYMEX Holdings Directors. The NYMEX Holdings Directors shall be allocated among the different classes of directors of CME Group so that at the Effective Time each class of directors has one NYMEX Holdings Director.

Section 1.8 Surviving Corporation Directors and Officers. The directors and officers of Merger Sub in office immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation or otherwise as provided by applicable Law.

Section 1.9 Effect on Capital Stock.

(a) At the Effective Time, subject to the provisions of this Article I and Article II, each share of NYMEX Holdings Common Securities issued and outstanding immediately prior to the Effective Time (other than shares of NYMEX Holdings Common Securities owned by CME Group or NYMEX Holdings or any of their respective wholly-owned Subsidiaries and other than Dissenting NYMEX Holdings Shares) (the “NYMEX Holdings Shares”), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration (collectively, the “Merger Consideration”):

(i) each Stock Election Share shall be converted into the right to receive the number of shares of CME Group Class A Common Stock equal to the Exchange Ratio (the “Per Share Stock Consideration”), subject to adjustment in accordance with this Section 1.9(a) and Section 1.9(c); and

(ii) each Cash Election Share and each No Election Share shall be converted into the right to receive the Per Share Cash Consideration in cash, without interest, subject to adjustment in accordance with this Section 1.9(a) and Section 1.9(c).

(iii) Notwithstanding the foregoing, if:

(1) the product of (A) the sum of the number of Cash Election Shares and the number of No Election Shares multiplied by (B) the Per Share Cash Consideration (such product being the “Elected Cash Consideration”) exceeds the Available Cash Consideration, then CME Group shall have the option, in its sole discretion, to increase the amount of the Available Cash Consideration to any amount up to and including the amount of the Elected Cash Consideration (such adjusted amount being the “Adjusted Available Cash Consideration”); provided, that the Adjusted Available Cash Consideration shall not be an amount that, in the reasonable opinion of counsel to CME Group and counsel to NYMEX Holdings, would cause such counsel to be unable to render the opinions described in Section 7.2(e) and Section 7.3(d), respectively. If CME Group does not exercise its option to increase the amount of the Available Cash Consideration or if the Elected

Cash Consideration that would be paid upon conversion of the Cash Election Shares and the No Election Shares in the Merger exceeds the Adjusted Available Cash Consideration, then:

(A) all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(B) all Cash Election Shares and No Election Shares shall be converted into the right to receive (i) an amount of cash (without interest) equal to the product of (w) the Per Share Cash Consideration multiplied by (x) a fraction, the numerator of which shall be the Available Cash Consideration or the Adjusted Available Cash Consideration, as the case may be, and the denominator of which shall be the Elected Cash Consideration (the fraction described in this clause (x) being referred to as the “Cash Fraction”) and (ii) a number of shares of CME Group Class A Common Stock equal to the product of (y) the Exchange Ratio multiplied by (z) one (1) minus the Cash Fraction; or

(2) the Elected Cash Consideration is less than the Available Cash Consideration, then:

(A) each Cash Election Share and No Election Share shall be converted into the right to receive the Per Share Cash Consideration; and

(B) each Stock Election Share shall be converted into the right to receive (i) a number of shares of CME Group Class A Common Stock equal to the product of (w) the Exchange Ratio multiplied by (x) a fraction, the numerator of which shall be the Available Stock Consideration and the denominator of which shall be the Elected Stock Consideration (the fraction described in this clause (x) being referred to as the “Stock Fraction”) and (ii) an amount of cash (without interest) equal to the product of (y) the Per Share Cash Consideration multiplied by (z) one (1) minus the Stock Fraction.

(b) From and after the Effective Time, none of the NYMEX Holdings Common Securities converted into the Merger Consideration pursuant to this Article I shall remain outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate previously representing any such NYMEX Holdings Common Securities or shares of NYMEX Holdings Common Securities that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as a “Certificate”) shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the consideration to which such holder may be entitled pursuant to this Section 1.9, (ii) any dividends and other distributions in accordance with Section 2.1(f) and (iii) any cash to be paid in lieu of any fractional share of CME Group Class A Common Stock in accordance with Section 2.5 (No Fractional Shares).

(c) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Securities of CME Group or NYMEX Holdings shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio, the Per Share Stock Consideration, the Per Share Cash Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of NYMEX Holdings Common Securities the same economic effect as contemplated by this Agreement prior to such event.

(d) At the Effective Time, all shares of NYMEX Holdings Common Securities that are owned by CME Group or NYMEX Holdings or any of their respective wholly-owned Subsidiaries (the “Cancelled Shares”) shall be cancelled and shall cease to exist and no Securities of CME Group, cash or other consideration shall be delivered in exchange therefor.

Section 1.10 Election Procedures.

(a) Not less than thirty (30) days prior to the anticipated Effective Time (the “Mailing Date”), an election form in such form as CME Group shall specify (the “Election Form”) shall be mailed to each holder of record of shares of NYMEX Holdings Common Securities as of five (5) Business Days prior to the Mailing Date (the “Election Form Record Date”).

(b) Each Election Form shall permit the holder (or the Beneficial Owner through appropriate and customary documentation and instructions), other than any holder of Dissenting NYMEX Holdings Shares, to specify (i) the number of shares of such holder’s NYMEX Holdings Common Securities with respect to which such holder elects to receive the Per Share Stock Consideration (the “Stock Election Shares”), (ii) the number of shares of such holder’s NYMEX Holdings Common Securities with respect to which such holder elects to receive the Per Share Cash Consideration (the “Cash Election Shares”) or (iii) that such holder makes no election with respect to such holder’s NYMEX Holdings Common Securities (the “No Election Shares”). Any NYMEX Holdings Common Securities with respect to which the Exchange Agent does not receive an effective, properly completed Election Form during the Election Period (other than any shares of NYMEX Holdings Common Securities that constitute Dissenting NYMEX Holdings Shares as of the Election Deadline) shall be deemed to be No Election Shares. CME Group shall publicly announce the anticipated Election Deadline at least five (5) Business Days prior to the anticipated Effective Time. If the Effective Time is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and CME Group shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(c) CME Group shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or Beneficial Owners) of NYMEX Holdings Common Securities during the Election Period, and NYMEX Holdings shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form during the Election Period. Any Election Form may be revoked or changed by the Person submitting such Election Form, by written notice received by the Exchange Agent during the Election Period. In the event an Election Form is revoked during the Election Period, the shares of NYMEX Holdings Common Securities represented by such Election Form shall become No Election Shares, except to the extent (if any) a subsequent election is properly made during the Election Period with respect to any or all of such shares of NYMEX Holdings Common Securities. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of CME Group or NYMEX Holdings or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

Section 1.11 Treatment of NYMEX Holdings Equity-Based Awards.

(a) Each option to purchase shares of NYMEX Holdings Common Stock (a “NYMEX Holdings Stock Option”) granted under the 2006 Omnibus Long Term Incentive Plan or any other equity or equity-based compensation plan of NYMEX Holdings (each, a “NYMEX Holdings Stock Plan”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall cease, at the Effective Time, to represent a right to acquire shares of NYMEX Holdings Common Stock and shall be converted at the Effective Time, without any action on the part of any holder of any NYMEX Holdings Stock Option, into an option to purchase CME Group Class A Common Stock (a “CME Group Stock Option”), on the same terms and conditions as were applicable under such NYMEX Holdings Stock Option (but taking into account any changes thereto, including any acceleration or vesting thereof, provided for in the relevant NYMEX Holdings Stock Plan, or in the related award document (including any employment agreement or retention policy) by reason of the transactions contemplated hereby). The number of shares of CME Group Class A Common Stock subject to each such NYMEX Holdings Stock Option shall be equal to the number of shares of NYMEX Holdings Common Stock subject to each such NYMEX Holdings Stock Option multiplied by the Exchange Ratio, rounded down to the nearest whole share of CME Group Class A Common Stock, and such CME Group Stock Option shall have an exercise price per share (rounded up to the nearest cent) equal to the per share exercise price specified in such NYMEX Holdings Stock Option divided by the Exchange Ratio; provided, that, in the case of any NYMEX Holdings Stock Option to which Section 421 of the Code applies as of the Effective Time (after taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 or Section 423 of the Code, the exercise price, the number of shares of CME Group Class A Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided, further, that, in the case of any NYMEX Holdings Stock Option to which Section 409A of the Code applies as of the Effective Time, the exercise price, the number of shares of CME Group Class A Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(b) At the Effective Time, each Equity Right consisting of, based on or relating to shares of NYMEX Holdings Common Stock granted under a NYMEX Holdings Stock Plan, other than NYMEX Holdings Stock Options (each, a “NYMEX Holdings Stock-Based Award”), whether contingent or accrued, which is outstanding immediately prior to the Effective Time shall cease, at the Effective Time, to represent an Equity Right with respect to shares of NYMEX Holdings Common Stock and shall be converted without any action on the part of any holder of an Equity Right, at the Effective Time, into an Equity Right consisting of, based on or relating to shares of CME Group Class A Common Stock granted under a CME Group Stock Plan, other than CME Group Stock Options (each, a “CME Group Stock-Based Award”), on the same terms and conditions as were applicable under the NYMEX Holdings Stock-Based Awards (but taking into account any changes thereto, including any acceleration or vesting thereof, provided for in the relevant NYMEX Holdings Stock Plan or in the related award document (including any employment agreement or retention policy) by reason of the transactions contemplated hereby). The number of shares of CME Group Class A Common Stock subject to each such CME Group Stock-Based Award shall be equal to the number of shares of NYMEX Holdings Common Stock subject to the NYMEX Holdings Stock-Based Award multiplied by the Exchange Ratio, rounded down to the nearest whole share of CME Group Class A Common Stock and, if applicable, such CME Group Stock-Based Award shall have an exercise price per share (rounded up to the nearest cent) equal to the per share exercise price specified in the NYMEX Holdings Stock-Based Award divided by the Exchange Ratio. Any dividend equivalents credited to the account of each holder of a NYMEX Holdings Stock-Based Award as of the Effective Time shall remain credited to such holder’s account immediately following the Effective Time, subject to adjustment in accordance with the foregoing.

(c) As soon as practicable after the Effective Time, CME Group shall deliver to the holders of NYMEX Holdings Stock Options and NYMEX Holdings Stock-Based Awards any required notices setting forth such holders’ rights pursuant to the relevant NYMEX Holdings Stock Plans and award documents and stating that such NYMEX Holdings Stock Options and NYMEX Holdings Stock-Based Awards have been assumed by CME Group and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.11 after giving effect to the Merger and the terms of the relevant NYMEX Holdings Stock Plans).

(d) Following the Effective Time, CME Group may maintain the NYMEX Holdings Stock Plans for purposes of granting future awards in accordance with NYSE rules. If any NYMEX Holdings Stock Plans are so maintained, the provisions of such NYMEX Holdings Stock Plans, including the respective terms of such plans, shall not be changed by CME Group after the Merger, except that (i) all Equity Rights issued by CME Group pursuant to the NYMEX Holdings Stock Plans following the Effective Time shall be Equity Rights in respect of CME Group Class A Common Stock, (ii) all references to NYMEX Holdings (other than any references relating to a “change in control” of NYMEX Holdings) in each NYMEX Holdings Stock Plan and in each agreement evidencing any award thereunder shall be deemed to refer to CME Group, unless CME Group determines otherwise and (iii) the number of shares of CME Group Class A Common Stock available for future issuance pursuant to each NYMEX Holdings Stock Plan following the Effective Time (the “Available NYMEX Holdings Stock Plan Shares”) shall be equal to the number of shares of NYMEX Holdings Common Stock so available immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share of CME Group Class A Common Stock.

(e) Prior to the Effective Time, NYMEX Holdings shall take all necessary action for the adjustment of NYMEX Holdings Stock Options and NYMEX Holdings Stock-Based Awards under this Section 1.11. CME Group shall reserve for future issuance a number of shares of CME Group Class A Common Stock at least equal to the number of shares of CME Group Class A Common Stock that will be subject to CME Group Stock Options and CME Group Stock-Based Awards as a result of the actions contemplated by this Section 1.11, plus the number of Available NYMEX Holdings Stock Plan Shares in the event that CME Group maintains the NYMEX Holdings Stock Plans as contemplated by this Section 1.11. As soon as practicable following the Effective Time, CME Group shall file a registration statement on Form S-8 (or other applicable form) with respect to the shares of CME Group Class A Common Stock subject to such CME Group Stock Options and CME Group Stock-Based Awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such CME Group Stock Options and CME Group Stock-Based Awards remain outstanding.

Section 1.12 Appraisal Rights. Notwithstanding Section 1.9 (Effect on Capital Stock), if required by the DGCL (but only to the extent required thereby), shares of NYMEX Holdings Common Securities that are issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted such shares of NYMEX Holdings Common Securities in favor of the Merger and who has demanded appraisal for such shares of NYMEX Holdings Common Securities in accordance with Section 262 of the DGCL (the “Dissenting NYMEX Holdings Shares”) shall not be converted into the right to receive the Merger Consideration and the holder thereof shall be entitled to appraisal rights, unless such holder fails to perfect, withdraws or loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Dissenting NYMEX Holdings Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration and shall be treated as Stock Election Shares or Cash Election Shares at the election of CME Group. NYMEX Holdings shall give CME Group prompt notice of any written demands received by NYMEX Holdings for appraisal of shares of NYMEX Holdings Common Securities, and CME Group shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of CME Group (which consent shall not be unreasonably withheld, conditioned or delayed), NYMEX Holdings shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 1.13 Alternative Merger Structure.

(a) Notwithstanding any other provision of this Agreement, if all of the conditions set forth in Article VII have been fulfilled or waived (other than those conditions that by their terms are satisfied at or immediately prior to Closing) other than the conditions set forth in Section 7.2(e) (CME Group Tax Opinion) and Section 7.3(d) (NYMEX Holdings Tax Opinion), and if either counsel to CME Group or counsel to NYMEX Holdings are unable to render the opinions described in Section 7.2(e) (CME Group Tax Opinion) and Section 7.3(d) (NYMEX Holdings Tax Opinion), respectively, then NYMEX Holdings shall have the option, in its sole discretion upon two (2) Business Days notice to CME Group, to require that Merger Sub merge into NYMEX Holdings in the Merger and that NYMEX Holdings and not Merger Sub be the Surviving Corporation for all purposes in this Agreement (the “Reverse Merger”). Notwithstanding any other provision of this Agreement, in the event of a Reverse Merger, the conversion of the issued and outstanding NYMEX Holdings Common Securities shall occur as provided in Article I and Article II, except that CME Group shall have the option, in its sole discretion, to convert each Stock Election Share and each No Election Share into a Cash Election Share and to increase the amount of the Available Cash Consideration up to the amount of the Aggregate Merger Consideration. The other provisions of this Agreement shall continue to apply in the event of a Reverse Merger, mutatis mutandis, except that the Parties hereto shall be deemed to have waived the conditions set forth in Section 7.2(e) (CME Group Tax Opinion) and Section 7.3(d) (NYMEX Holdings Tax Opinion).

(b) Notwithstanding anything to the contrary set forth in this Section 1.13, no revision to the structure of the transactions contemplated hereby shall (i) result in any change in the amount of the Per Share Cash

Consideration or the amount of the Aggregate Merger Consideration, (ii) be materially detrimental to the interests of CME Group, NYMEX Holdings, NYMEX, Merger Sub, the holders of shares of CME Group Common Stock or the holders of shares of NYMEX Holdings Common Securities, or (iii) impede or materially delay consummation of the Merger. The Parties agree to amend this Agreement to the extent necessary to provide for adjustments as may be required to implement the alternative structure described in this Section 1.13.

ARTICLE II

EXCHANGE OF SHARES

Section 2.1 Surrender and Payment.

(a) Prior to the Mailing Date, CME Group shall appoint an exchange agent reasonably acceptable to NYMEX Holdings (the “Exchange Agent”) for the purpose of exchanging Certificates for the Merger Consideration. As soon as reasonably practicable after the Effective Time, but in no event more than seven (7) Business Days following the Effective Time, CME Group will send, or will cause the Exchange Agent to send, to each holder of record of shares of NYMEX Holdings Common Securities as of the Effective Time (and, to the extent commercially practicable, to make available for collection by hand if so elected by such holder of record), whose shares of NYMEX Holdings Common Securities were converted into the right to receive the Merger Consideration pursuant to Section 1.9 (Effect on Capital Stock) and Section 1.10 (Election Procedures), a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent) in such form as NYMEX Holdings and CME Group may reasonably agree, including instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Merger Consideration. Promptly after the Effective Time, CME Group shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of shares of NYMEX Holdings Common Securities, shares of CME Group Class A Common Stock (which shall be in non-certificated book-entry form) and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Section 1.9 (Effect on Capital Stock), Section 1.10 (Election Procedures) and Section 2.5 (No Fractional Shares), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) pursuant to the provisions of Article I and Article II. Following the Effective Time, CME Group agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 2.1(f). All cash and book-entry shares representing CME Group Class A Common Stock deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 1.9 (Effect on Capital Stock), Section 1.10 (Election Procedures) and Section 2.5 (No Fractional Shares) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by CME Group; provided that no such investment or losses thereon shall affect the Merger Consideration payable to holders of NYMEX Holdings Shares entitled to receive such consideration or cash in lieu of fractional interests and CME Group shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of NYMEX Holdings Shares entitled to receive such consideration in the amount of any such losses. Any interest and other income resulting from such investments shall be the property of, and paid to, CME Group.

(b) Each holder of shares of NYMEX Holdings Common Securities that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) the number of shares of CME Group Class A Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of

CME Group Class A Common Stock, if any, that such holder has the right to receive and/or (ii) a check in the amount, if any, that such holder has the right to receive, including cash payable in lieu of fractional shares pursuant to Section 2.5 (No Fractional Shares) and dividends and other distributions payable pursuant to Section 2.1(f) (less any required Tax withholding), pursuant to Section 1.9 (Effect on Capital Stock), Section 1.10 (Election Procedures) and this Article II. The Merger Consideration shall be paid as promptly as practicable (by mail or, to the extent commercially practicable, made available for collection by hand if so elected by the surrendering holder of a Certificate) after receipt by the Exchange Agent of the Certificate and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(c) If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of NYMEX Holdings Common Securities. From and after the Effective Time, the holders of Certificates representing shares of NYMEX Holdings Common Securities outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of NYMEX Holdings Common Securities except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Exchange Agent or CME Group, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in Article I and this Article II.

(e) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of NYMEX Holdings Common Securities one (1) year after the Effective Time shall be returned to CME Group, upon demand, and any such holder who has not exchanged his or her shares of NYMEX Holdings Common Securities for the Merger Consideration in accordance with this Section 2.1 prior to that time shall thereafter look only to CME Group for delivery of the Merger Consideration in respect of such holder’s shares of NYMEX Holdings Common Securities. Notwithstanding the foregoing, neither CME Group, Merger Sub nor NYMEX Holdings shall be liable to any holder of shares of NYMEX Holdings Common Securities for any Merger Consideration delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of shares of NYMEX Holdings Common Securities immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of CME Group free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to shares of CME Group Class A Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 2.1. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of CME Group Class A Common Stock, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such shares of CME Group Class A Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of CME Group Class A Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of CME Group Class A Common Stock, all shares of CME Group Class A Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(g) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.1 to pay for shares of NYMEX Holdings Common Securities for which appraisal rights shall have been perfected shall be returned to CME Group, upon demand.

Section 2.2 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by CME Group, the posting by such Person of a bond, in such reasonable amount as CME Group may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of NYMEX Holdings Common Securities represented by such Certificate as contemplated by this Article II.

Section 2.3 Withholding Rights. Each of CME Group and Merger Sub shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to Article I and this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Entity or Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of NYMEX Holdings Common Securities in respect of which such deduction and withholding was made.

Section 2.4 Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of NYMEX Holdings, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of NYMEX Holdings, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.5 No Fractional Shares.

(a) No certificates or scrip representing fractional shares of CME Group Class A Common Stock shall be issued upon the surrender for exchange of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent, no dividends or other distributions of CME Group shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of CME Group.

(b) In lieu of such fractional share interests, CME Group shall pay to each holder of a Certificate an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of NYMEX Holdings Common Securities formerly represented by all Certificates (or effective affidavits of loss in lieu thereof) surrendered by such holder) would otherwise be entitled by (ii) the Average CME Group Share Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NYMEX HOLDINGS AND NYMEX

Except as otherwise disclosed or identified in the NYMEX Holdings SEC Documents filed prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such NYMEX Holdings SEC Documents to the extent that they are predictive or forward-looking in nature) or in a letter (the “NYMEX Holdings Disclosure Letter”) delivered to CME Group by NYMEX Holdings prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article III to which the information in such letter relates), NYMEX Holdings and NYMEX jointly and severally represent and warrant to CME Group and Merger Sub as follows:

Section 3.1 Organization. Each of NYMEX Holdings and NYMEX is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. NYMEX Holdings has delivered or made available to CME Group true, correct and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement.

Section 3.2 Subsidiaries.

(a) Section 3.2(a) of the NYMEX Holdings Disclosure Letter sets forth (i) each Subsidiary of NYMEX Holdings (individually, a “NYMEX Holdings Subsidiary” and collectively, the “NYMEX Holdings Subsidiaries”), (ii) each NYMEX Holdings Subsidiary’s jurisdiction of incorporation or organization and (iii) the location of each NYMEX Holdings Subsidiary’s principal executive offices. Each NYMEX Holdings Subsidiary is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted. NYMEX Holdings has delivered or made available to CME Group true, correct and complete copies of the Constituent Documents of each NYMEX Holdings Subsidiary, as amended and in effect on the date of this Agreement.

(b) NYMEX Holdings is, directly or indirectly, the record and Beneficial Owner of all of the outstanding Securities of each NYMEX Holdings Subsidiary, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities). All of such Securities so owned by NYMEX Holdings have been duly authorized, validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights). Except for the Securities of the NYMEX Holdings Subsidiaries, NYMEX Holdings does not own, directly or indirectly, any Securities or other ownership interests in any entity.

Section 3.3 Capitalization; Memberships.

(a) As of the date of this Agreement, the authorized Securities of NYMEX Holdings consists of 181,909,600 shares of NYMEX Holdings Common Securities, of which (i) 24,480,000 shares have been designated as NYMEX Holdings Series A-1 Common Stock, (ii) 24,480,000 shares have been designated as NYMEX Holdings Series A-2 Common Stock, (iii) 24,480,000 shares have been designated as NYMEX Holdings Series A-3 Common Stock, (iv) 2,161,600 shares have been designated as NYMEX Holdings Series B-1 Common Stock, (v) 2,161,600 shares have been designated as NYMEX Holdings Series B-2 Common Stock, (vi) 2,161,600 shares have been designated as NYMEX Holdings Series B-3 Common Stock, (vii) and 101,984,800 shares have been designated as NYMEX Holdings Common Stock (of which 24,480,000 shares were issued upon the conversion of the shares of NYMEX Holdings Series A-1 Common Stock, 24,480,000 shares were issued upon the conversion of the shares of NYMEX Holdings Series A-2 Common Stock, 24,480,000 shares may only be issued upon the conversion of the shares of NYMEX Holdings Series A-3 Common Stock, 2,161,600 shares were issued upon the conversion of the shares of NYMEX Holdings Series B-1 Common Stock, 2,161,600 shares were issued upon the conversion of the shares of NYMEX Holdings Series B-2 Common Stock and 2,161,600 shares may only be issued upon the conversion of the shares of NYMEX Holdings Series B-3 Common Stock).

(b) At the close of business on March 14, 2008: (i) 94,783,739 and 93,985,289 shares of NYMEX Holdings Common Securities were issued and outstanding, respectively, as follows: (1) 23,411,000 shares of NYMEX Holdings Series A-3 Common Stock were issued and outstanding, (2) 2,115,400 and 1,325,800 shares of NYMEX Holdings Series B-3 Common Stock were issued and outstanding, respectively, and (3) 69,257,339 and 69,248,489 shares of NYMEX Holdings Common Stock were issued and outstanding, respectively, and (ii) 4,300,000 shares of NYMEX Holdings Common Stock were reserved for issuance pursuant to the NYMEX Holdings Stock Plans. Except as set forth above, as of March 14, 2008, no Securities of NYMEX Holdings were issued, reserved for issuance or outstanding. All issued and outstanding NYMEX Holdings Common Securities have been, and all shares of NYMEX Holdings Common Stock that may be issued pursuant to the exercise of outstanding options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights.

(c) As of the date of this Agreement, the authorized Membership Interests in NYMEX consists of (i) 816 NYMEX Class A Memberships (the “NYMEX Class A Memberships”) and (ii) one (1) NYMEX Class B Membership (together with the NYMEX Class A Memberships, the “NYMEX Memberships”). As of the date of this Agreement, the authorized associate Membership Interests in NYMEX consists of 28 commercial associate memberships (the “Commercial Associate Memberships”). At the close of business on March 14, 2008: (i) 816 NYMEX Class A Memberships were issued and outstanding, (ii) one (1) NYMEX Class B Membership was issued and outstanding and (iii) 16 Commercial Associate Memberships were issued and outstanding. Except as set forth above, as of March 14, 2008, no NYMEX Memberships or Commercial Associate Memberships were issued or outstanding. As of March 14, 2008, the sole NYMEX Class B Membership was held by NYMEX Holdings. Section 3.3(c) of the NYMEX Holdings Disclosure Letter sets forth a true and complete list, as of March 14, 2008, of all holders of NYMEX Class A Memberships and Commercial Associate Memberships. All issued and outstanding NYMEX Memberships and Commercial Associate Memberships in NYMEX have been duly authorized, validly issued, fully paid and nonassessable, if applicable, and are subject to no preemptive or similar rights. Except as set forth in the Constituent Documents of NYMEX Holdings, NYMEX and COMEX, neither NYMEX Holdings nor any NYMEX Holdings Subsidiary is a party to any agreements with, or has granted any rights for the benefit of or taken any similar action with respect to, any NYMEX Members. The only rights or entitlements of any NYMEX Members or holders of Commercial Associate Memberships with respect to NYMEX Holdings or the NYMEX Holdings Subsidiaries are those rights and entitlements provided for in the Constituent Documents of NYMEX Holdings, NYMEX and COMEX, each as in effect on the date of this Agreement.

(d) As of the date of this Agreement, the authorized Membership Interests in COMEX consists of (i) one (1) NYMEX Division Membership (the “NYMEX Division Membership”) and (ii) 772 COMEX Division Memberships (the “COMEX Division Memberships” and, together with the NYMEX Division Membership, the “COMEX Memberships”). At the close of business on March 14, 2008: (i) one (1) NYMEX Division Membership, (ii) 772 COMEX Division Memberships were issued and outstanding and (iii) 238 COMEX Option Memberships (the “COMEX Option Memberships”) were issued and outstanding. Except as set forth above, as of March 14, 2008, no COMEX Memberships or COMEX Option Memberships were issued or outstanding. As of March 14, 2008, the sole NYMEX Division Membership was held by NYMEX. Section 3.3(d) of the NYMEX Holdings Disclosure Letter sets forth a true and complete list, as of March 14, 2008, of all holders of COMEX Division Memberships and COMEX Option Memberships. All issued and outstanding COMEX Memberships and COMEX Option Memberships in COMEX have been duly authorized, validly issued, fully paid and nonassessable, if applicable, and are subject to no preemptive or similar rights. Except as set forth in the Constituent Documents of NYMEX Holdings, NYMEX and COMEX, neither NYMEX Holdings nor any NYMEX Holdings Subsidiary is a party to any agreements with, or has granted any rights for the benefit of or taken any similar action with respect to, any COMEX Members or holders of COMEX Option Memberships. The only rights or entitlements of any COMEX Members with respect to NYMEX Holdings or the NYMEX Holdings Subsidiaries are those rights and entitlements provided for in the Constituent Documents of NYMEX Holdings, NYMEX and COMEX, each as in effect on the date of this Agreement. The only rights or entitlements of any holder of a COMEX Option Membership with respect to NYMEX Holdings or the NYMEX Holdings Subsidiaries are those rights and entitlements set forth in the Amended and Restated By-Laws of COMEX and Rule 2.81 through Rule 2.87 of the NYMEX Rulebook, each as in effect as of the date of this Agreement.

(e) Section 3.3(e) of the NYMEX Holdings Disclosure Letter sets forth each NYMEX Holdings Stock Plan and, as of the date hereof, the aggregate number of shares of NYMEX Holdings Common Stock relating to outstanding and available awards under each NYMEX Holdings Stock Plan. NYMEX Holdings has delivered or made available to CME Group the form of agreement related to each such award. No material changes have been made to such form in connection with any award.

(f) There are no preemptive or similar rights on the part of any holder of any class of Securities or Membership Interests of NYMEX Holdings or any NYMEX Holdings Subsidiary. Neither NYMEX Holdings nor any NYMEX Holdings Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of any class of Securities or Membership Interests of NYMEX Holdings or any NYMEX Holdings Subsidiary on any matter submitted to such holders of Securities or Membership Interests. As of the date of this Agreement, there are no options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which NYMEX Holdings or any NYMEX Holdings Subsidiary is a party or by which any of them is bound (i) obligating NYMEX Holdings or any NYMEX Holdings Subsidiary to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any Securities or Membership Interests of NYMEX Holdings or any NYMEX Holdings Subsidiary, or any security convertible or exercisable for or exchangeable into any Securities or Membership Interests of NYMEX Holdings or any NYMEX Holdings Subsidiary, (ii) obligating NYMEX Holdings or any NYMEX Holdings Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Securities of NYMEX Holdings or any NYMEX Holdings Subsidiary. Except for the Membership Purchase Offer, there are no outstanding contractual obligations of NYMEX Holdings or any NYMEX Holdings Subsidiary to repurchase, redeem or otherwise acquire any Securities or Membership Interests of NYMEX Holdings or any NYMEX Holdings Subsidiary. There are no proxies, voting trusts or other agreements or understandings to which NYMEX Holdings or any NYMEX Holdings Subsidiary is a party or is bound with respect to the voting of the Securities or Membership Interests of NYMEX Holdings, NYMEX or COMEX. Except for the NYMEX Class A Memberships, the Commercial Associate Memberships, the COMEX Division Memberships and the COMEX Option Memberships, there are no outstanding Membership Interests in NYMEX or COMEX.

Section 3.4 Authorization; Board Approval; Voting Requirements.

(a) NYMEX Holdings has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the NYMEX Holdings Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of NYMEX Holdings are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby, except for the adoption of this Agreement and the transactions contemplated hereby by the NYMEX Holdings Stockholder Approval. This Agreement has been duly and validly executed and delivered by NYMEX Holdings and, assuming due authorization, execution and delivery by CME Group and Merger Sub, is a legal, valid and binding obligation of NYMEX

Holdings, enforceable against NYMEX Holdings in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) NYMEX has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of NYMEX are necessary for it to authorize this Agreement or to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by NYMEX and, assuming due authorization, execution and delivery by CME Group and Merger Sub, is a legal, valid and binding obligation of NYMEX, enforceable against NYMEX in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) The Board of Directors of NYMEX Holdings, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of NYMEX Holdings and its stockholders, (ii) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) approving the Voting and Support Agreements, (iv) approving the Membership Purchase Offer and (v) recommending that NYMEX Holdings’ stockholders adopt this Agreement.

(d) The Board of Directors of NYMEX, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement and the transactions contemplated by this Agreement, (ii) determining that the amendments to the Amended and Restated Certificate of Incorporation of NYMEX in the form attached hereto as Exhibit C are advisable and (iii) determining that the amendments to the Bylaws of NYMEX in the form attached hereto as Exhibit D are advisable.

(e) Assuming the accuracy of the representations and warranties of CME Group set forth in Section 4.17 (Section 203), the affirmative vote of holders of a majority of the outstanding shares of NYMEX Holdings Common Securities at the NYMEX Holdings Stockholders Meeting or any adjournment or postponement thereof to adopt this Agreement (the “NYMEX Holdings Stockholder Approval”) is the only vote of the holders of any class or series of Securities of NYMEX Holdings necessary to adopt this Agreement and approve the transactions contemplated hereby.

(f) The receipt of the NYMEX Member Approval is the only vote of the holders of any class or series of Securities or Membership Interests of NYMEX or any NYMEX Holdings Subsidiary necessary to consummate the transactions contemplated hereby.

Section 3.5 Takeover Statute; No Restrictions on the Merger.

(a) Assuming the accuracy of the representations and warranties of CME Group set forth in Section 4.17 (Section 203), no state “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement.

(b) NYMEX Holdings has taken all necessary action to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby.

(c) NYMEX Holdings has or caused to be taken all necessary action in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements in the Constituent Documents of NYMEX Holdings and the NYMEX Holdings Subsidiaries concerning “business combination,” “fair price,” “voting requirement” or other related provisions.

Section 3.6 Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement by each of NYMEX Holdings and NYMEX does not and the consummation by each of NYMEX Holdings and NYMEX of the transactions contemplated hereby will not: (i) conflict with any provisions of the Constituent Documents of NYMEX Holdings or any NYMEX Holdings Subsidiary; (ii) violate any Law or Order (assuming compliance with the matters set forth in Section 3.6(b)); (iii) result, after the giving of notice, with lapse of time, or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which NYMEX Holdings or NYMEX is a party; (iv) result in the creation or imposition of any Lien upon any properties or assets of NYMEX Holdings or any NYMEX Holdings Subsidiary or (v) cause the suspension or revocation of any NYMEX Holdings Permit, except, in the case of clauses (ii), (iii), (iv) and (v), as have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings.

(b) No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by NYMEX Holdings or any NYMEX Holdings Subsidiary in connection with the execution or delivery of this Agreement by NYMEX Holdings and NYMEX or the consummation by NYMEX Holdings and NYMEX of the transactions contemplated hereby, except for: (i) compliance by NYMEX Holdings with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any required filings or notifications under any foreign antitrust merger control laws (the “Foreign Competition Laws”); (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (iii) the filings with the Securities and Exchange Commission (the “SEC”) of (A) the Joint Proxy Statement/Prospectus in accordance with Regulation 14A promulgated under the Exchange Act, (B) the Form S-4 and (C) such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby; (iv) any clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by the CFTC under the Commodity Exchange Act with respect to the amendments to the Constituent Documents of NYMEX contemplated by this Agreement and (v) any such clearance, consent, approval, order, license, authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings.

Section 3.7 SEC Reports; NYMEX Holdings Financial Statements.

(a) NYMEX Holdings has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since January 1, 2005 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “NYMEX Holdings SEC Documents”). As of its respective date, or, if amended, as of the date of the last such amendment, each of the NYMEX Holdings SEC Documents complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) applicable to such NYMEX Holdings SEC Documents, and did not, and any NYMEX Holdings SEC Documents filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the NYMEX Holdings Subsidiaries is required to make any filings with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The NYMEX Holdings Financial Statements, which have been derived from the accounting books and records of NYMEX Holdings and the NYMEX Holdings Subsidiaries, comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods presented, except as otherwise noted therein, subject, in the case of interim unaudited NYMEX Holdings Financial Statements, only to normal, recurring year-end adjustments that would not reasonably be expected to be, individually or in the aggregate, material to NYMEX Holdings and the NYMEX Holdings Subsidiaries, taken as a whole. The consolidated balance sheets (including the related notes) included in the NYMEX Holdings Financial Statements present fairly in all material respects the financial position of NYMEX Holdings and the NYMEX Holdings Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows (in each case including the related notes) included in such NYMEX Holdings Financial Statements present fairly in all material respects the results of operations, stockholders’ equity and cash flows of NYMEX Holdings and the NYMEX Holdings Subsidiaries for the respective periods indicated.

(c) There are no amendments or modifications, which are or, to the knowledge of NYMEX Holdings, will be required to be filed with the SEC, but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by NYMEX Holdings with the SEC pursuant to the Exchange Act or (ii) the NYMEX Holdings SEC Documents. NYMEX Holdings has timely responded to all comment letters of the staff of the SEC relating to the NYMEX Holdings SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. NYMEX Holdings has delivered or made available to CME Group true, correct and complete copies of all correspondence with the SEC occurring since January 1, 2005. None of the NYMEX Holdings SEC Documents is, to the knowledge of NYMEX Holdings, the subject of ongoing SEC review.

(d) The audit committee of the Board of Directors of NYMEX Holdings has established “whistleblower” procedures that meet the requirements of Exchange Act Rule 10A-3, and has made available to CME Group true, complete and correct copies of such procedures. To NYMEX Holdings’ knowledge, no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor and no employee has threatened to file any such complaint.

Section 3.8 Absence of Undisclosed Liabilities. NYMEX Holdings and the NYMEX Holdings Subsidiaries do not have any liabilities or obligations, whether or not accrued, known or unknown, contingent or otherwise and whether or not required to be disclosed or reflected on or reserved against in the consolidated balance sheet of NYMEX Holdings and the NYMEX Holdings Subsidiaries included in NYMEX Holdings’ Annual Report on Form 10-K for the period ended December 31, 2007 filed with the SEC, except for (a) liabilities reflected on or reserved against in NYMEX Holdings’ consolidated financial statements, (b) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2007, (c) liabilities incurred in connection with the transactions contemplated hereby as expressly provided in this Agreement and (d) liabilities and obligations that have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings.

Section 3.9 Form S-4; Joint Proxy Statement/Prospectus; Member Meeting Notice.

(a) None of the information supplied or to be supplied by NYMEX Holdings or any NYMEX Holdings Subsidiary for inclusion or incorporation by reference in (a) the registration statement on Form S-4 (the “Form S-4”) to be filed with the SEC by CME Group in connection with the issuance of shares of CME Group Class A Common Stock in the Merger (the “CME Group Stock Issuance”) will, at the time the Form S-4 is filed with the SEC or at any time it is supplemented or amended or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement/Prospectus will, on the date mailed to the stockholders of NYMEX Holdings and CME Group and at the time of the NYMEX Holdings Stockholders Meeting and at the time of the CME Group Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by NYMEX Holdings with respect to statements made or incorporated by reference therein based on information supplied by CME Group or Merger Sub for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

(b) The NYMEX Member Meeting Notice will comply in all material respects with the requirements of applicable Laws. The NYMEX Member Meeting Notice will not, on the date mailed to the holders of the NYMEX Class A Memberships and at the time of the NYMEX Member Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.10 Absence of Certain Changes. Since January 1, 2008, (a) NYMEX Holdings and the NYMEX Holdings Subsidiaries have in all material respects conducted their respective businesses only in the ordinary course and in a commercially reasonable manner consistent with past practice; (b) except as required by GAAP, there has not been any change by NYMEX Holdings in its accounting principles, practices or methods and (c) there has not been any change by NYMEX Holdings in its system of internal accounting controls. Since January 1, 2008, there have not been any Changes that have resulted in or would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings.

Section 3.11 Litigation. There is no suit, audit, action, proceeding (administrative or otherwise), claim, or to the knowledge of NYMEX Holdings, review or investigation (whether at law or in equity, before or by any Governmental Entity, Self-Regulatory Organization or before any arbitrator) pending, affecting, or to the knowledge of NYMEX Holdings, threatened against NYMEX Holdings or any NYMEX Holdings Subsidiary, or their respective properties or rights, the outcome of which, individually or in the aggregate, would reasonably be expected to be material to NYMEX Holdings and its Subsidiaries, taken as a whole. There is no Order of any Governmental Entity, Self-Regulatory Organization or arbitrator outstanding against NYMEX Holdings or any NYMEX Holdings Subsidiary, which, individually or in the aggregate, would reasonably be expected to result in a material detriment to NYMEX Holdings and the NYMEX Holdings Subsidiaries, taken as a whole. There is no suit, proceeding, claim, action or arbitration or to the knowledge of NYMEX Holdings, review or investigation, which in each case is pending or, to the knowledge of NYMEX Holdings, threatened against NYMEX Holdings or any NYMEX Holdings Subsidiary, which seeks to, or could reasonably be expected to, restrain, enjoin or delay the consummation of the Merger or any of the other transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

Section 3.12 Compliance with Laws.

(a) Each of NYMEX Holdings and the NYMEX Holdings Subsidiaries hold all material permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities and Self-Regulatory Organizations necessary for the lawful conduct of their respective businesses, as presently conducted, or ownership of their respective assets and properties (the “NYMEX Holdings Permits”), except where the failure to hold such NYMEX Holdings Permits has not been or would not, individually or in the aggregate, reasonably be expected to be material to NYMEX Holdings and the NYMEX Holdings Subsidiaries, taken as a whole. Each of NYMEX Holdings and the NYMEX Holdings Subsidiaries is, and since January 1, 2006, has been in compliance in all material respects with the terms of the NYMEX Holdings Permits.

(b) The businesses of NYMEX Holdings and each of the NYMEX Holdings Subsidiaries are, and since January 1, 2006, have been, conducted in compliance in all material respects with all Laws and the applicable rules of any Self-Regulatory Organization, except where the failure to so comply has not been or would not, individually or in the aggregate, reasonably be expected to be material to NYMEX Holdings and the NYMEX Holdings Subsidiaries, taken as a whole. Each of NYMEX Holdings and the NYMEX Holdings Subsidiaries is in compliance with its Constituent Documents. Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings, (i) no material change is required in NYMEX Holdings’ or any NYMEX Holdings Subsidiary’s processes, properties or procedures to comply with any Laws or rules of any Self-Regulatory Organization in effect on the date hereof or enacted as of the date hereof and scheduled to be effective after the date hereof and (ii) neither NYMEX Holdings nor any NYMEX Holdings Subsidiary has received any written notice or written communication of any noncompliance with any Laws or rules of any Self-Regulatory Organization and no Governmental Entity or Self-Regulatory Organization has otherwise identified any instance in which

NYMEX Holdings or any NYMEX Holdings Subsidiary is or may be in violation of applicable Laws or rules of any Self-Regulatory Organization. NYMEX Holdings has made available to CME Group copies of all material correspondence between NYMEX Holdings or any NYMEX Holdings Subsidiary, on the one hand, and any Governmental Entity or Self-Regulatory Organization, on the other hand, received since January 1, 2005, the focus of which is the business and operations of NYMEX Holdings or the NYMEX Holdings Subsidiaries, including, without limitation, all reports or correspondence relating to or arising out of any inspection, audit, investigation or similar proceeding performed by or on behalf of any Governmental Entity or Self-Regulatory Organization during that period.

(c) Each of the principal executive officer of NYMEX Holdings and the principal financial officer of NYMEX Holdings (or each former principal executive officer of NYMEX Holdings and each former principal financial officer of NYMEX Holdings, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the NYMEX Holdings SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Section 3.12, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since January 1, 2005 NYMEX Holdings has complied in all material respects with the provisions of the Sarbanes-Oxley Act.

(d) NYMEX Holdings maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed by, or under the supervision of, its principal executive officer and principal financial officer, or Persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financing statements for external purposes in accordance with GAAP. NYMEX Holdings’ system of internal accounting controls is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) NYMEX Holdings’ “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that information required to be disclosed by NYMEX Holdings in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to NYMEX Holdings’ principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of NYMEX Holdings required under the Exchange Act with respect to such reports.

(f) NYMEX Holdings’ outside auditors and the audit committee of the Board of Directors of NYMEX Holdings have not been advised of (i) any “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect NYMEX Holdings’ ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in NYMEX Holdings’ internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards No. 60, as in effect on the date hereof.

(g) Since January 1, 2005, (i) neither NYMEX Holdings nor any NYMEX Holdings Subsidiary has received any material complaint, allegation, assertion or claim, whether written or, to the knowledge of NYMEX Holdings, oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of NYMEX Holdings or any NYMEX Holdings Subsidiary or any material concerns from employees of NYMEX Holdings or any NYMEX Holdings Subsidiary regarding questionable accounting or auditing matters with respect to NYMEX Holdings or any NYMEX Holdings

Subsidiary and (ii) no attorney representing NYMEX Holdings or any NYMEX Holdings Subsidiary, whether or not employed by NYMEX Holdings or any NYMEX Holdings Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by NYMEX Holdings or any of its officers, directors, employees or agents to the Board of Directors of NYMEX Holdings or any committee thereof or to the General Counsel or Chief Executive Officer of NYMEX Holdings pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

(h) Each of NYMEX and COMEX has been designated by the CFTC as a “contract market” and NYMEX is registered with the CFTC as a “derivatives clearing organization” under the Commodity Exchange Act. Other than NYMEX and COMEX, neither NYMEX Holdings nor any NYMEX Holdings Subsidiary is required to apply to the CFTC for designation as a contract market or to be registered with the CFTC as a derivatives clearing organization.

Section 3.13 Taxes.

(a) NYMEX Holdings and each NYMEX Holdings Subsidiary have (i) duly and timely filed (or there have been duly and timely filed on its behalf) with the appropriate Governmental Entities or Taxing Authorities all Tax Returns required to be filed by it in respect of any material Taxes, which Tax Returns were true, correct and complete in all material respects, (ii) duly and timely paid in full (or NYMEX Holdings has paid on the NYMEX Holdings Subsidiaries’ behalf) all Taxes shown as due on such Tax Returns, (iii) duly and timely paid in full or withheld, or established adequate reserves in accordance with GAAP for, all material Taxes that are due and payable by it, whether or not such Taxes were asserted by the relevant Governmental Entity or Taxing Authority, (iv) established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of NYMEX Holdings and each NYMEX Holdings Subsidiary through the date of this Agreement and (v) complied in all material respects with all laws applicable to the withholding and payment over of Taxes and have timely withheld and paid over to, or, where amounts have not been so withheld, established an adequate reserve under GAAP for the payment to, the proper Taxing Authorities all material amounts required to be so withheld and paid over.

(b) There (i) is no claim, audit, suit, proceeding, request for information or investigation now pending, outstanding or, to the knowledge of NYMEX Holdings, threatened against or with respect to NYMEX Holdings or any NYMEX Holdings Subsidiary in respect of any material Taxes or material Tax Returns and (ii) are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending between NYMEX Holdings or any NYMEX Holdings Subsidiary and any authority responsible for such Taxes or Tax Returns.

(c) No deficiency for any Tax has been asserted or assessed by any Governmental Entity or Taxing Authority in writing against NYMEX Holdings or any NYMEX Holdings Subsidiary (or, to the knowledge of NYMEX Holdings, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(d) There are no written tax sharing agreements, tax indemnity agreements or other similar agreements with respect to or involving NYMEX Holdings or any NYMEX Holdings Subsidiary.

(e) From and after January 1, 2004, none of NYMEX Holdings or any NYMEX Holdings Subsidiary has incurred any liability for material Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is NYMEX Holdings), or has incurred any liability for the Taxes of any Person (other than NYMEX Holdings or the NYMEX Holdings Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise.

(f) None of NYMEX Holdings or any NYMEX Holdings Subsidiary has been required to make any material adjustment under Section 481 of the Code (or similar or analogous provision of state, local or foreign Law) for income tax purposes as a result of changes in methods of accounting or other events occurring on or before the date hereof or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date or “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (ii) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received on or prior to the Closing Date or (v) a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(g) There are no Liens for Taxes upon any property or assets of NYMEX Holdings or any NYMEX Holdings Subsidiary, except for Permitted Liens.

(h) Neither NYMEX Holdings nor any NYMEX Holdings Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) No written or, to the knowledge of NYMEX Holdings, oral claim, other than claims defeated or withdrawn, has ever been made by a Taxing Authority in a jurisdiction where NYMEX Holdings or any NYMEX Holdings Subsidiary has not filed Tax Returns that it is or may be subject to taxation by that jurisdiction.

(j) Neither NYMEX Holdings nor any NYMEX Holdings Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with regard to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(k) None of NYMEX Holdings or any NYMEX Holdings Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(l) NYMEX Holdings is not, and has not been at any time within the last five years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m) There is no power of attorney given by or binding upon NYMEX Holdings or any NYMEX Holdings Subsidiary with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(n) NYMEX Holdings and each NYMEX Holdings Subsidiary have made (or there has been made on their behalf) all required estimated Tax payments for the current taxable year sufficient to avoid any underpayment penalties.

(o) None of NYMEX Holdings or any NYMEX Holdings Subsidiary has taken or failed to take any action, or has knowledge of any facts or circumstances, that would prevent the Merger from constituting a tax-free reorganization described in Section 368(a) and related provisions of the Code.

(p) None of NYMEX Holdings or any NYMEX Holdings Subsidiary has taken or failed to take any action, or has knowledge of any facts or circumstances, that would invalidate the rulings received from the IRS in connection with NYMEX Holdings’ demutualization transactions.

(q) NYMEX Holdings and each NYMEX Holdings Subsidiary has provided all supporting work papers for all Tax contingency items reflected on the NYMEX Holdings Financial Statements as of December 31, 2007, in accordance with the Financial Accounting Standards Board interpretation number 48.

Section 3.14 Real Property. Neither NYMEX Holdings nor any NYMEX Holdings Subsidiary owns a fee simple interest in any real property. The NYMEX Holdings Leased Real Property described in Section 3.14 of the NYMEX Holdings Disclosure Letter constitutes all the leasehold interests in real property of NYMEX Holdings and the NYMEX Holdings Subsidiaries.

(a) With respect to any Lease comprising the NYMEX Holdings Leased Real Property:

(i) Section 3.14(a)(i) of the NYMEX Holdings Disclosure Letter lists all leases, subleases and licenses to which NYMEX Holdings or any NYMEX Holdings Subsidiary is a party. NYMEX Holdings or the applicable NYMEX Holdings Subsidiary that is party to each such Lease has good and valid leasehold interests in such Lease (subject to the terms of the applicable Lease governing its interests therein), in each case free and clear of all Liens other than Permitted Liens;

(ii) Section 3.14(a)(ii) of the NYMEX Holdings Disclosure Letter lists all agreements, other than Permitted Liens (exclusive of the Occupancy Agreement, Restrictive Covenant Agreement and Grant Distribution Agreement) to which NYMEX Holdings or any NYMEX Holdings Subsidiary is a party that contain any material provisions relating to the occupancy or use of any space demised under a Lease, or to any employment milestones at such space (the “Material Real Estate Agreements”) and NYMEX Holdings has delivered or made available to CME Group true, correct and complete copies of the Material Real Estate Agreements;

(iii) each such Lease and Material Real Estate Agreement is the legal, valid, binding and enforceable obligation of NYMEX Holdings or the applicable NYMEX Holdings Subsidiary that is a party thereto, and, to the knowledge of NYMEX Holdings, is in full force and effect and the binding obligation of the other parties thereto and will not be breached or violated solely by the consummation of the transactions contemplated by this Agreement;

(iv) neither NYMEX Holdings nor any NYMEX Holdings Subsidiary has received any written notice that it is in default under any such Lease, nor, to the knowledge of NYMEX Holdings, is NYMEX Holdings or any NYMEX Holdings Subsidiary or any other party to such Lease in default under any such Lease, and to the knowledge of NYMEX Holdings no event has occurred, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material default by NYMEX Holdings or any NYMEX Holdings Subsidiary or by any other party under such Lease;

(v) except for Permitted Liens, neither NYMEX Holdings nor the applicable NYMEX Holdings Subsidiary has assigned, subleased, transferred, conveyed or encumbered any interest in the leasehold or subleasehold created by any Lease;

(vi) there are no outstanding options or rights of any party (other than NYMEX Holdings or the applicable NYMEX Holdings Subsidiary) to terminate such Lease prior to the expiration of the term thereof, except as expressly set forth in each such Lease, and the consummation of the transactions contemplated by this Agreement in and of itself, will not give rise to any such right to terminate; and

(vii) Section 3.14(a)(vii) of the NYMEX Holdings Disclosure Letter lists all consents required to be obtained from any party to such Lease and from any party to any Material Real Estate Agreements in connection with transactions contemplated by this Agreement and to NYMEX Holdings’ knowledge, no other consents are required with respect to any such Lease or Material Real Estate Agreements in connection with transactions contemplated by this Agreement.

(b) With respect to the leasehold interest held by NYMEX Holdings at the property commonly known as One North End Avenue, New York (“One North”) and 1111 Marcus Avenue, Lake Success (“Lake Success,” and together with One North, the “Material Leased Property”):

(i) except in any such case as has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings, all buildings, structures, fixtures and improvements included within the Material Leased Property (the “Material Lease Improvements”) are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use, and to the knowledge of NYMEX Holdings, there are no facts or conditions affecting any of the

Material Lease Improvements that, in the aggregate, would reasonably be expected to interfere materially and adversely with the current use, occupancy or operation thereof;

(ii) no portion of such Material Leased Property has suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored in accordance with the terms of the Lease, or after the date hereof and prior to the Closing Date, is not in the process of being restored in accordance with the terms of the Lease, to its original condition (ordinary wear and tear excepted), except as would not, individually or in the aggregate, reasonably be expected to interfere with the use of any such Material Leased Property; and

(iii) NYMEX Holdings has delivered or made available to CME Group complete and accurate copies of all of the following materials relating to such Material Leased Property, to the extent such materials are in NYMEX Holdings’ or any NYMEX Holdings Subsidiary’s possession: all Leases and licenses (including any amendments, modifications or supplements thereto); appraisals; as to Lake Success only, floor plans and drawings for any renovations; and, as to One North only, as-built construction plans.

(c) With respect to that certain Occupancy Agreement, dated as of May 18, 1995, among The City of New York, New York State Urban Development Corporation, New York City Economic Development Corporation, Battery Park City Authority and New York Mercantile Exchange, including its wholly owned subsidiary, Commodity Exchange, Inc. (the “Occupancy Agreement”):

(i) NYMEX Holdings has not violated and is not in violation of, nor will the consummation of the transactions contemplated by this Agreement give rise to a violation of, any Occupancy Requirement (as defined in the Occupancy Agreement); and

(ii) NYMEX Holdings has not violated and is not in violation of, nor will the consummation of the transactions contemplated by this Agreement give rise to a violation of, the Minimum Requirement (as defined in the Occupancy Agreement).

(d) With respect to that certain Restrictive Covenant Agreement, dated as of May 18, 1995, among WFC Tower A Company, Olympia & York Tower B Company, American Express Company, Merrill Lynch/WFC/L, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and New York Mercantile Exchange, NYMEX Holdings has not violated and is not in violation of, nor will the consummation of the transactions contemplated by this Agreement give rise to a violation of, any provision contained therein.

(e) With respect to that certain Grant Disbursement Agreement approved as of June 26, 2002, by New York State Urban Development d/b/a Empire State Development Corporation and The New York Mercantile Exchange, Inc., NYMEX Holdings has not violated and is not in violation of, nor will the consummation of the transactions contemplated by this Agreement give rise to a violation of, the requirements to maintain the Minimum Employment Number (as defined therein).

Section 3.15 Employee Benefit Plans and Related Matters; ERISA.

(a) Section 3.15(a) of the NYMEX Holdings Disclosure Letter contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement (including but not limited to employment agreements) or arrangement other than a multiemployer plan as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) (collectively, the “NYMEX Holdings Benefit Plans”) currently maintained or contributed to or required to be contributed to by (i) NYMEX Holdings, (ii) any NYMEX Holdings Subsidiary or (iii) any NYMEX Holdings ERISA Affiliate, for the benefit of any current or former employee, director or member of NYMEX Holdings or any NYMEX Holdings Subsidiary, except that individual equity grant agreements are not listed on Section 3.15(a) of the NYMEX Holdings Disclosure Letter but for all purposes are included in the definition of NYMEX Holdings Benefit Plans.

(b) With respect to each of the NYMEX Holdings Benefit Plans, NYMEX Holdings has made available to CME Group complete copies of each of the following documents: (i) the NYMEX Holdings Benefit Plan (including all amendments thereto); (ii) the annual report and actuarial report, if required under ERISA or the Code, for the last three plan years ending prior to the date hereof; (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA; (iv) if the NYMEX Holdings Benefit Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the latest financial statements with respect to the reporting period ended most recently preceding the date thereof; (v) all contracts with respect to which NYMEX Holdings, any NYMEX Holdings Subsidiary or any NYMEX Holdings ERISA Affiliate may have any liability, including insurance contracts and record keeping agreements; and (vi) the most recent determination letter received from the IRS with respect to each NYMEX Holdings Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(c) No liability under Title IV of ERISA has been incurred by NYMEX Holdings or any NYMEX Holdings ERISA Affiliate that has not been satisfied in full when due, and no condition exists that presents a material risk to NYMEX Holdings or any NYMEX Holdings ERISA Affiliate of incurring a liability under Title IV of ERISA. To the extent this representation applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to NYMEX Holdings Benefit Plans but also with respect to any employee NYMEX Holdings Benefit Plan, program, agreement or arrangement subject to Title IV of ERISA to which NYMEX Holdings or any NYMEX Holdings ERISA Affiliate made, or was required to make, contributions during the five-year period ending on the Closing. No NYMEX Holdings Benefit Plan subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of such NYMEX Holdings Benefit Plan ended prior to the date hereof, and all contributions required to be made with respect thereto (whether pursuant to the terms of any such NYMEX Holdings Benefit Plan or otherwise) on or prior to the date hereof have been timely made. Any cessation of benefit accruals under a NYMEX Holdings Benefit Plan was effected in accordance with any applicable requirements of ERISA and the Code, including (to the extent applicable) Section 204(h) of ERISA. Neither NYMEX Holdings nor any NYMEX Holdings ERISA Affiliate has incurred any liability pursuant to a Multiemployer Plan that has not been satisfied in full or currently contributes or has any obligation to contribute, contingent or otherwise, to a Multiemployer Plan.

(d) Each NYMEX Holdings Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification and, to the knowledge of NYMEX Holdings, no event has occurred that could reasonably be expected to result in disqualification of such NYMEX Holdings Benefit Plan.

(e) Each of the NYMEX Holdings Benefit Plans has been operated and administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code.

(f) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or director of NYMEX Holdings or any NYMEX Holdings Subsidiary to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such current or former employee or director or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

(g) There are no pending or, to the knowledge of NYMEX Holdings, threatened claims by or on behalf of any of the NYMEX Holdings Benefit Plans, by any employee or beneficiary covered under any NYMEX Holdings Benefit Plan or otherwise involving any NYMEX Holdings Benefit Plan (other than routine claims for benefits).

(h) Neither NYMEX Holdings, any NYMEX Holdings Subsidiary, any NYMEX Holdings ERISA Affiliate, any NYMEX Holdings Benefit Plan, any trust created thereunder, nor, to the knowledge of

NYMEX Holdings, any trustee or administrator thereof has engaged in a transaction that could reasonably be expected to give rise to a civil liability under either Section 409 of ERISA or Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(i) Neither NYMEX Holdings nor any NYMEX Holdings Subsidiary has any formal plan or commitment, whether legally binding or not, to create any additional NYMEX Holdings Benefit Plan or modify or change any existing NYMEX Holdings Benefit Plan that would affect any employee or terminated employee of NYMEX Holdings or any NYMEX Holdings Subsidiary.

(j) Section 3.15(j) of the NYMEX Holdings Disclosure Letter contains a report that sets forth NYMEX Holdings’ good faith estimate, as of the date of such report, of the amount to be paid (subject to the exceptions described in such report and based upon the assumptions described in such report) to the “disqualified individuals” (as such term is defined in Section 280G of the Code) of NYMEX Holdings under all NYMEX Holdings Benefit Plans (or the amount by which any of their benefits may be accelerated or increased) as a result of (i) the execution of this Agreement, (ii) the consummation of the transactions contemplated by this Agreement or (iii) the termination or constructive termination of the employment of such disqualified individuals following one of the events set forth in clauses (i) and (ii) above. Neither one of the events set forth in clauses (i) and (ii) above will, either alone or in combination with any other event, result in payments under any of the NYMEX Holdings Benefit Plans which would not be deductible under Section 280G of the Code or limit, in any way, CME Group’s ability to amend or terminate any NYMEX Holdings Benefit Plan.

(k) No “leased employees,” as that term is defined in Section 414(n) of the Code, perform services for NYMEX Holdings, any NYMEX Holdings Subsidiary or any ERISA Affiliate. Neither NYMEX Holdings, any NYMEX Holdings Subsidiary or any ERISA Affiliate has used the services of workers provided by third party contract labor suppliers, temporary employees, such “leased employees,” or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any NYMEX Holdings Benefit Plan or the imposition of penalties or excise taxes with respect to any NYMEX Holdings Benefit Plan by the IRS, the Department of Labor or any other Governmental Entity.

(l) Neither NYMEX Holdings, any NYMEX Holdings Subsidiary nor any NYMEX Holdings ERISA Affiliate is a party to any agreement or understanding, whether written or unwritten, with the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation.

(m) No representations or communications, oral or written, with respect to the participation, eligibility for benefits, vesting, benefit accrual or coverage under any NYMEX Holdings Benefit Plan have been made to employees, directors or agents (or any of their representatives or beneficiaries) of NYMEX Holdings, any NYMEX Holdings Subsidiary or any NYMEX Holdings ERISA Affiliate that are not in accordance with the terms and conditions of NYMEX Holdings Benefit Plans. Each NYMEX Holdings Benefit Plan can be terminated at any time without giving rise to any cost in excess of the amount required to fund any benefits accrued but not yet funded under the NYMEX Holdings Benefit Plan as of the date of termination and routine administrative expenses necessary to document the termination.

(n) No NYMEX Holdings Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of NYMEX Holdings or any NYMEX Holdings Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable law, (ii) death benefits or retirement benefits under any “employee pension plan” (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of NYMEX Holdings or a NYMEX Holdings Subsidiary or (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary.

(o) With respect to each NYMEX Holdings Benefit Plan, the provisions of Section 4980B(f) of the Code, Section 601 et seq. of ERISA, and any similar local law have been complied with in all material respects.

(p) Each stock option or stock appreciation right issued with respect to NYMEX Holdings Common Stock was granted with a per-share exercise or base price, as the case may be, not less than the fair market value of a share of NYMEX Holdings Common Stock on the date of grant.

(q) With respect to each NYMEX Holdings Benefit Plan established or maintained outside of the U.S. primarily for the benefit of employees of NYMEX Holdings or any NYMEX Holdings Subsidiary residing outside of the U.S. (a “Foreign NYMEX Holdings Benefit Plan”): (i) all employer and employee contributions to each Foreign NYMEX Holdings Benefit Plan required by law or by the terms of such Foreign NYMEX Holdings Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign NYMEX Holdings Benefit Plan, the liability of each insurer for any Foreign NYMEX Holdings Benefit Plan funded through insurance or the book reserve established for any Foreign NYMEX Holdings Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign NYMEX Holdings Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign NYMEX Holdings Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

Section 3.16 Employees; Labor Matters.

(a) Neither NYMEX Holdings nor any NYMEX Holdings Subsidiary is party to, bound by, or in the process of negotiating a collective bargaining agreement or similar labor-related agreement or understanding.

(b) None of the employees of NYMEX Holdings or any NYMEX Holdings Subsidiary is represented by a labor union or other labor organization and (i) to the knowledge of NYMEX Holdings, there is no organizational effort currently being made or threatened by or on behalf of any labor union or labor organization to organize any employees of NYMEX Holdings or any NYMEX Holdings Subsidiary, (ii) no demand for recognition of any employees of NYMEX Holdings or any NYMEX Holdings Subsidiary has been made to NYMEX Holdings or any NYMEX Holdings Subsidiary by or on behalf of any labor union or labor organization in the past three (3) years and (iii) to the knowledge of NYMEX Holdings, no petition has been filed, nor has any proceeding been instituted by any employee of NYMEX Holdings or any NYMEX Holdings Subsidiary or group of employees of NYMEX Holdings or any NYMEX Holdings Subsidiary with any labor relations board or commission seeking recognition of a collective bargaining representative in the past three (3) years.

(c) There is no pending or, to the knowledge of NYMEX Holdings, threatened (i) strike, lockout, work stoppage, slowdown, picketing or material labor dispute with respect to or involving any employees of NYMEX Holdings or any NYMEX Holdings Subsidiary, and there has been no such action or event in the past five (5) years and (ii) arbitration, or material grievance against NYMEX Holdings or any NYMEX Holdings Subsidiary involving current or former employees, applicants for employment or representatives of employees of NYMEX Holdings or any NYMEX Holdings Subsidiary.

(d) NYMEX Holdings and the NYMEX Holdings Subsidiaries are in compliance with all (i) federal and state laws and requirements respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, layoffs, health and safety, wages, hours and benefits, including, but not limited to, classification of employees and independent contractors and classification of employees for overtime eligibility, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll taxes and similar taxes and (ii) obligations of NYMEX Holdings or any of the NYMEX Holdings Subsidiaries under any employment agreement, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding, except, in each case, where the failure to so comply has not been or would not individually or in the aggregate, reasonably be expected to be material to NYMEX Holdings and the NYMEX Holdings Subsidiaries, taken as a whole.

(e) There is no charge, complaint or investigation, pending or, to the knowledge of NYMEX Holdings, threatened before any Governmental Entity alleging unlawful discrimination in employment practices, unfair labor practices, wage and hour violations or any other unlawful employment practices by NYMEX Holdings or any of the NYMEX Holdings Subsidiaries.

(f) No executive officer or other key employee of NYMEX Holdings or any NYMEX Holdings Subsidiary is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting or in conflict with the present or proposed business activities of NYMEX Holdings or any NYMEX Holdings Subsidiary, except agreements between NYMEX Holdings or one of the NYMEX Holdings Subsidiaries and its present and former officers or employees. No executive officer or other key employee of NYMEX Holdings or any NYMEX Holdings Subsidiary has indicated his or her intent to resign from his or her employment with NYMEX Holdings or any NYMEX Holdings Subsidiary.

(g) During the preceding three (3) years, (i) neither NYMEX Holdings nor any NYMEX Holdings Subsidiary has effectuated a “plant closing” (as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with NYMEX Holdings or any NYMEX Holdings Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither NYMEX Holdings nor any NYMEX Holdings Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. No employee of NYMEX Holdings or any of the NYMEX Holdings Subsidiaries has experienced an “employment loss,” as defined by the WARN Act or any similar applicable state, local or foreign law, requiring notice to employees in the event of a closing or layoff, within the past ninety (90) days.

Section 3.17 Intellectual Property.

(a) Section 3.17(a) of the NYMEX Holdings Disclosure Letter sets forth, for all Intellectual Property used in the conduct of the business of NYMEX Holdings as currently conducted, a complete and accurate list of all U.S. and foreign (i) Patents (including those granted to, or applied for or owned by, NYMEX Holdings or any NYMEX Holdings Subsidiary), (ii) registered Trademarks (including material Internet domain name registrations) and material unregistered Trademarks, (iii) registered Copyrights and (iv) material Software, in each case which are (A) solely and exclusively owned by NYMEX Holdings or any NYMEX Holdings Subsidiary (the “NYMEX Holdings Solely-Owned Intellectual Property”) or (B) jointly-owned by (1) NYMEX Holdings or any NYMEX Holdings Subsidiary and (2) any other Person (collectively with the NYMEX Holdings Solely-Owned Intellectual Property, the “NYMEX Holdings Owned Intellectual Property”). Such list includes, where applicable, the record owner, jurisdiction and registration and/or application number, and date issued (or filed) for each of the foregoing.

(b) Section 3.17(b) of the NYMEX Holdings Disclosure Letter sets forth a complete and accurate list of all material written agreements granting or obtaining any right to use or practice any rights under any Intellectual Property to which NYMEX Holdings or any NYMEX Holdings Subsidiary is a party or otherwise bound (collectively, the “NYMEX Holdings License Agreements”). To the knowledge of NYMEX Holdings, there are no material verbal agreements granting or obtaining any right to use or practice any rights under any Intellectual Property to which NYMEX Holdings or any NYMEX Holdings Subsidiary is a party or otherwise bound. To the knowledge of NYMEX Holdings, the NYMEX Holdings License Agreements are valid and enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute a default by, any party under such NYMEX Holdings License Agreement. As of the date of this Agreement, no royalties, honoraria (other than inventor’s fees or similar payments) or other fees (other than fees related to filing, maintenance, and/or registration) (i) in excess of twenty-five thousand dollars ($25,000) annually or in the aggregate with respect to any individual third Person or (ii) in excess of one hundred thousand dollars ($100,000) annually or in the aggregate with respect to all third Persons are in either case payable to such third Persons for NYMEX Holdings’ or any NYMEX Holdings Subsidiary’s use of or right to use any NYMEX Holdings Owned Intellectual Property except pursuant to the NYMEX Holdings License Agreements.

(c) NYMEX Holdings or a NYMEX Holdings Subsidiary is the sole and exclusive owner of all NYMEX Holdings Solely-Owned Intellectual Property, free and clear of all Liens (except Permitted Liens), and has a valid right to use in the business as currently conducted, all of the NYMEX Holdings Owned Intellectual Property. The NYMEX Holdings Owned Intellectual Property is subsisting, in full force and effect, and has not been cancelled, expired or abandoned.

(d) There are no pending, or to the knowledge of NYMEX Holdings, threatened, claims, suits, arbitrations or other adversarial proceedings before any court, agency, arbitral tribunal or registration authority in any jurisdiction alleging that the activities or conduct of the business of NYMEX Holdings and the NYMEX Holdings Subsidiaries infringe upon, violate or constitute the unauthorized use of any third Person-owned Intellectual Property, or challenging NYMEX Holdings’ or any NYMEX Holdings Subsidiary’s ownership or use, or the validity, enforceability or registrability, of any NYMEX Holdings Owned Intellectual Property.

(e) The conduct of the business of NYMEX Holdings and the NYMEX Holdings Subsidiaries by NYMEX Holdings and the NYMEX Holdings Subsidiaries as currently conducted does not infringe upon (either directly or indirectly, such as through contributory infringement or inducement to infringe) any Intellectual Property of any other Person.

(f) To the knowledge of NYMEX Holdings, no third Person is misappropriating, infringing, diluting or violating any NYMEX Holdings Owned Intellectual Property or Intellectual Property used by NYMEX Holdings or any NYMEX Holdings Subsidiary, except misappropriations, infringements, dilutions or violations that have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings, and no claims, suits, arbitrations or other adversarial claims based thereon have been brought or threatened against any third Person by NYMEX Holdings or any NYMEX Holdings Subsidiary.

(g) NYMEX Holdings and the NYMEX Holdings Subsidiaries have taken reasonable measures to protect the confidentiality of their Trade Secrets, including requiring their employees and other parties having access thereto to execute written nondisclosure agreements. To the knowledge of NYMEX Holdings, none of its or any of the NYMEX Holdings Subsidiaries’ Trade Secrets has been disclosed or authorized to be disclosed to any third Person other than pursuant to a nondisclosure agreement. To the knowledge of NYMEX Holdings, no third Person to any nondisclosure agreement with NYMEX Holdings or any NYMEX Holdings Subsidiary is in breach, violation or default thereof.

(h) With respect to any Software that is NYMEX Holdings Owned Intellectual Property, such Software was either developed (i) by employees of NYMEX Holdings or any NYMEX Holdings Subsidiary within the scope of their employment or (ii) by independent contractors who have assigned their rights in such Software to NYMEX Holdings or any NYMEX Holdings Subsidiary pursuant to written agreements.

(i) Section 3.17(i) of the NYMEX Holdings Disclosure Letter sets forth a complete and accurate list of (i) all Open Source Software used by NYMEX Holdings or any NYMEX Holdings Subsidiary and (ii) what NYMEX Holdings License Agreement (including the version thereof) governs NYMEX Holdings’ or any NYMEX Holdings Subsidiary’s use of such Open Source Software. No Open Source Software (i) has been modified by NYMEX Holdings or any NYMEX Holdings Subsidiary, (ii) has been embedded in or otherwise combined by NYMEX Holdings or any NYMEX Holdings Subsidiary with any other Software, (iii) has been distributed by NYMEX Holdings or any NYMEX Holdings Subsidiary to any third Person or (iv) is material, individually or in the aggregate with any other Software with which it is used, to the conduct of the business of NYMEX Holdings or any NYMEX Holdings Subsidiary, and neither NYMEX

Holdings nor any NYMEX Holdings Subsidiary has contributed any Intellectual Property to any Open Source Software.

(j) To the knowledge of NYMEX Holdings, no current or former partner, director, officer or employee of NYMEX Holdings or any NYMEX Holdings Subsidiary (or any predecessors in interest of the foregoing) will, after giving effect to the transactions contemplated herein, own or retain any rights to use any of the NYMEX Holdings Owned Intellectual Property (other than to the extent any such Person owned or retained such rights prior thereto).

(k) Each of NYMEX Holdings and the NYMEX Holdings Subsidiaries has established and maintained a commercially reasonable privacy policy and has been in compliance with such policy and all applicable federal, state, local and foreign laws and regulations relating to privacy, data protection, export and the collection and use of personal information and user information gathered or accessed in the course of the operations of its business, except, in each case, where the failure to so comply has not been or would not, individually or in the aggregate, reasonably be expected to be material to NYMEX Holdings and the NYMEX Holdings Subsidiaries, taken as a whole.

(l) For purposes of this Agreement, “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, “Trademarks”); (ii) patents and patent applications (collectively, “Patents”); (iii) copyrights (including any registrations and applications for any of the foregoing) (collectively, “Copyrights”); (iv) computer programs (including any and all software implementation of algorithms, models and methodologies, whether in source code or object code), databases and compilations (including any and all data and collections of data) and all documentation (including user manuals and training materials) relating to any of the foregoing (collectively, “Software”); and (v) trade secrets (as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), including any non public and confidential technology, information, know-how, proprietary processes, formulae, algorithms, models or methodologies constituting trade secrets (collectively, “Trade Secrets”).

Section 3.18 Contracts.

(a) Except as filed as an exhibit to a NYMEX Holdings SEC Document prior to the date of this Agreement, and except for NYMEX Holdings Benefit Plans, as of the date of this Agreement, neither NYMEX Holdings nor any NYMEX Holdings Subsidiary is a party to or bound by, nor are any of their respective assets, businesses or operations bound by or receive benefits under:

(i) any agreement relating to Indebtedness (other than agreements among direct or indirect wholly owned NYMEX Holdings Subsidiaries) in excess of $250,000;

(ii) any joint venture, partnership, limited liability company or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership, strategic alliance or joint venture material to NYMEX Holdings or any of the NYMEX Holdings Subsidiaries;

(iii) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any material business or material real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) any material agreement (other than an agreement with respect to compensation or similar arrangements not involving a director of NYMEX Holdings or one of the officers of NYMEX Holdings for purposes of Section 16 of the Exchange Act and any agreement entered into in a commercially reasonable manner consistent with past practice) with (A) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of NYMEX Holdings or any NYMEX Holdings Subsidiary, (B) any Person 5% or more of the outstanding voting securities of which are directly or indirectly owned, controlled or held with power to vote by NYMEX

Holdings or any NYMEX Holdings Subsidiary or (C) any current or former director or officer of NYMEX Holdings or any NYMEX Holdings Subsidiary;

(v) any agreement (including any exclusivity agreement) that purports to limit or restrict in any material respect either the type of business in which NYMEX Holdings or any NYMEX Holdings Subsidiary (or, after the Effective Time, the Surviving Corporation or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business including any covenant not to compete or could require the disposition of any material assets or line of business of NYMEX Holdings or any NYMEX Holdings Subsidiary;

(vi) any agreement under which (A) any Person (other than NYMEX Holdings or a NYMEX Holdings Subsidiary) has directly or indirectly guaranteed any liabilities or obligations of NYMEX Holdings or any NYMEX Holdings Subsidiary or (B) NYMEX Holdings or any NYMEX Holdings Subsidiary has directly or indirectly guaranteed liabilities or obligations of any other Person (other than NYMEX Holdings or a NYMEX Holdings Subsidiary) (in each case other than endorsements for the purpose of collection in a commercially reasonable manner consistent with industry practice), unless such guarantor obligation is less than $250,000;

(vii) any other agreement or amendment thereto that would be required to be filed as an exhibit to any NYMEX Holdings SEC Document (as described in Items 601(b)(4) and 601(b)(10) of Regulation S–K under the Securities Act) that has not been filed as an exhibit to or incorporated by reference in the NYMEX Holdings SEC Documents filed prior to the date of this Agreement;

(viii) any agreement that involves expenditures or receipts of NYMEX Holdings or any NYMEX Holdings Subsidiary in excess of $500,000 per year or $1,000,000 in the aggregate not entered into in the ordinary course of business consistent with past practice that cannot be terminated without penalty (other than a de minimis penalty) upon sixty (60) days’ prior written notice; or

(ix) any agreement the termination or breach of which or the failure to obtain consent in respect of would reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings.

(b) The agreements, commitments, arrangements and plans, whether written or oral, listed or required to be listed in Section 3.18(a) of the NYMEX Holdings Disclosure Letter are referred to herein as the “NYMEX Holdings Contracts.” In addition, for purposes of this Section 3.18(b), “NYMEX Holdings Contracts” includes any agreements, commitments, arrangements and plans, whether written or oral, to which NYMEX Holdings or any NYMEX Holdings Subsidiary becomes a party to or bound by or to which any of their respective assets, businesses or operations become bound to or receive benefits entered into after the date hereof that if in existence on the date hereof would be required to be listed on Section 3.18(a) of the NYMEX Holdings Disclosure Letter. Each NYMEX Holdings Contract is a valid and binding agreement of NYMEX Holdings or a NYMEX Holdings Subsidiary, as the case may be, and is in full force and effect, and none of NYMEX Holdings, any NYMEX Holdings Subsidiary or, to the knowledge of NYMEX Holdings, any other party thereto is in default or breach in any material respect under the terms of any such NYMEX Holdings Contract; and no event has occurred, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material default by NYMEX Holdings or any NYMEX Holdings Subsidiary or, to the knowledge of NYMEX Holdings, any other party under such NYMEX Holdings Contract. Since January 1, 2007, neither NYMEX Holdings nor any NYMEX Holdings Subsidiary has released or waived any material right under any such NYMEX Holdings Contract. True, correct and complete copies of (i) each such NYMEX Holdings Contract (including all modifications and amendments thereto and waivers thereunder) and (ii) all form contracts, agreements or instruments used in and material to the business of NYMEX Holdings and the NYMEX Holdings Subsidiaries have been delivered or made available to CME Group.

Section 3.19 Environmental Laws and Regulations.

(a) Except for matters that have been fully resolved, NYMEX Holdings and each NYMEX Holdings Subsidiary have complied and are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Environmental Permits except, in either case, where the failure to so comply has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings.

(b) Except for matters that have been fully resolved, no notice of violation, notification of liability, demand, request for information, citation, summons or order relating to or arising out of any Environmental Law has been received by NYMEX Holdings or any NYMEX Holdings Subsidiary. No complaint has been filed, no penalty or fine has been assessed or, to the knowledge of NYMEX Holdings, is threatened and no action, claim, suit or proceeding is pending or, to the knowledge of NYMEX Holdings, threatened by any Person involving NYMEX Holdings or any NYMEX Holdings Subsidiary, relating to or arising out of any Environmental Law except, in either case, that has not resulted in or would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings.

(c) No Release of Hazardous Substances has occurred at, on, above, under or from any properties currently or, to the knowledge of NYMEX Holdings, formerly owned, leased or operated by NYMEX Holdings or any NYMEX Holdings Subsidiary that, in each case, has resulted in or would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings.

(d) There are no current or, to the knowledge of NYMEX Holdings, historic circumstances, actions, activities or incidents that could reasonably be expected to result in any liability or obligation against NYMEX Holdings or any NYMEX Holdings Subsidiary relating to (i) the environmental conditions at, on, above, under, or about any properties or assets currently or formerly owned, leased, operated or used by NYMEX Holdings or any NYMEX Holdings Subsidiary or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of Hazardous Substances at any location regardless of whether such location was or is owned or operated by NYMEX Holdings or any NYMEX Holdings Subsidiary except, in either case, for such circumstances, actions, activities or incidents that have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings.

(e) NYMEX Holdings has made available to CME Group all material environmental site assessments, reports, investigations and studies in the possession, custody or control of NYMEX Holdings or any NYMEX Holdings Subsidiary relating to properties or assets currently or formerly owned, leased, operated or used by NYMEX Holdings or any NYMEX Holdings Subsidiary or otherwise relating to NYMEX Holdings’ or any NYMEX Holdings Subsidiary’s compliance with Environmental Laws.

(f) Section 3.7 (SEC Reports; NYMEX Holdings Financial Statements), Section 3.8 (Absence of Undisclosed Liabilities), Section 3.13 (Taxes), Section 3.14 (Real Property), Section 3.15 (Employee Benefit Plans and Related Matters; ERISA), Section 3.16 (Employees; Labor Matters), this Section 3.19 and Section 3.20 (Insurance Coverage) represent the sole and exclusive representations and warranties regarding environmental, health and safety matters.

Section 3.20 Insurance Coverage. NYMEX Holdings and the NYMEX Holdings Subsidiaries maintain policies of insurance in such amounts and against such risks as are customary in the industry in which NYMEX Holdings and the NYMEX Holdings Subsidiaries operate. Copies of all material insurance policies currently maintained by NYMEX Holdings and the NYMEX Holdings Subsidiaries have been delivered or made available to CME Group. Except as has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings, all such insurance policies are in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, this Agreement or the consummation of any of the transactions contemplated hereby.

Section 3.21 Foreign Corrupt Practices and International Trade Sanctions. Neither NYMEX Holdings, nor any NYMEX Holdings Subsidiary, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state Law, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (c) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws, in each case, except as has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings.

Section 3.22 Opinion of Financial Advisors. NYMEX Holdings has received the opinion of each of JP Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “NYMEX Holdings Financial Advisors”), dated as of March 16, 2008, to the effect that, as of the date of such opinion and subject to the procedures followed, and the qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of NYMEX Holdings Common Securities.

Section 3.23 Brokers. No Person other than the NYMEX Holdings Financial Advisors is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party hereto in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of NYMEX Holdings or any NYMEX Holdings Subsidiary. NYMEX Holdings has delivered or made available to CME Group a true, correct and complete copy of each agreement between NYMEX Holdings or any NYMEX Holdings Subsidiary and the NYMEX Holdings Financial Advisors relating to the Merger and the other transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CME GROUP AND MERGER SUB

Except as otherwise disclosed or identified in the CME Group SEC Documents filed prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such CME Group SEC Documents to the extent that they are predictive or forward-looking in nature) in a letter (the “CME Group Disclosure Letter”) delivered to NYMEX Holdings by CME Group prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article IV to which the information in such letter relates), CME Group and Merger Sub jointly and severally represent and warrant to NYMEX Holdings and NYMEX as follows:

Section 4.1 Organization. Each of CME Group and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Merger Sub was formed solely for the purpose of engaging in the transactions described herein, has engaged in no other business activities and has conducted its operations only as contemplated hereby. CME Group has delivered or made available to NYMEX Holdings true, correct and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement.

Section 4.2 Subsidiaries.

(a) Section 4.2(a) of the CME Group Disclosure Letter sets forth (i) each Subsidiary of CME Group (individually, a “CME Group Subsidiary” and collectively, the “CME Group Subsidiaries”), (ii) each CME Group Subsidiary’s jurisdiction of incorporation or organization and (iii) the location of each CME Group Subsidiary’s principal executive offices. Each CME Group Subsidiary is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted. CME Group has delivered or made available to NYMEX Holdings true, correct and complete copies of the Constituent Documents of each CME Group Subsidiary, as amended and in effect on the date of this Agreement.

(b) CME Group is, directly or indirectly, the record and Beneficial Owner of all of the outstanding Securities of each CME Group Subsidiary, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities). All of such Securities so owned by CME Group have been duly authorized, validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights). Except for the Securities of the CME Group Subsidiaries, CME Group does not own, directly or indirectly, any Securities or other ownership interests in any entity.

Section 4.3 Capitalization.

(a) As of the date of this Agreement, the authorized Securities of CME Group consists of (i) 1,000,000,000 shares of CME Group Class A Common Stock, (ii) 3,138 shares of Class B Common Stock, par value $0.01 per share (the “CME Group Class B Common Stock” and, together with the CME Group Class A Common Stock, the “CME Group Common Stock”) of which 625 shares have been designated as Class B-1 Common Stock, 813 shares have been designated as Class B-2 Common Stock, 1,287 shares have been designated as Class B-3 Common Stock and 413 shares have been designated as Class B-4 Common Stock, and (iii) 10,000,000 shares of Preferred Stock, par value $ 0.01 per share (the “CME Group Preferred Stock”), of which 140,000 shares have been designated as Series A Junior Participating Preferred Stock.

(b) At the close of business on March 12, 2008: (i) 54,507,690 shares of CME Group Class A Common Stock were issued and outstanding, (ii) 3,138 shares of CME Group Class B Common Stock were issued and outstanding as follows: (1) 625 shares of Class B-1 Common Stock were issued and outstanding, (2) 813 shares of Class B-2 Common Stock were issued and outstanding, (3) 1,287 shares of Class B-3 Common Stock were issued and outstanding and (4) 413 shares of Class B-4 Common Stock were issued and outstanding; (iii) no shares of CME Group Preferred Stock were issued and outstanding and (iv) 4,536,975 shares of CME Group Class A Common Stock were reserved for issuance pursuant to CME Group’s equity or equity-based compensation plans (the “CME Group Stock Plans”). Except as set forth above, as of March 12, 2008, no Securities of CME Group were issued, reserved for issuance or outstanding. All issued and outstanding shares of CME Group Common Stock and CME Group Preferred Stock have been, and all shares of CME Group Common Stock that may be issued pursuant to the exercise of outstanding options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights.

(c) As of the date of this Agreement, the authorized Securities of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”). Except as set forth above, as of the date of this Agreement, no Securities of Merger Sub were issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights.

(d) There are no preemptive or similar rights on the part of any holder of any class of Securities or Membership Interests of CME Group or any CME Group Subsidiary. Neither CME Group nor any CME Group Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of any class of Securities or Membership Interests of CME Group or any CME Group Subsidiary on any matter submitted to such holders of Securities or Membership Interests. As of the date of this Agreement, there are no options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which CME Group or any CME Group Subsidiary is a party or by which any of them is bound (i) obligating CME Group or any CME Group Subsidiary to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any Securities or Membership Interests of CME Group or any CME Group Subsidiary, or any security convertible or exercisable for or exchangeable into any Securities or Membership Interests of CME Group or any CME Group Subsidiary, (ii) obligating CME

Group or any CME Group Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Securities of CME Group or any CME Group Subsidiary. As of the date of this Agreement, there are no outstanding contractual obligations of CME Group or any CME Group Subsidiary to repurchase, redeem or otherwise acquire any Securities or Membership Interests of CME Group or any CME Group Subsidiary. There are no proxies, voting trusts or other agreements or understandings to which CME Group is a party or is bound with respect to the voting of the Securities or Membership Interests of CME Group.

(e) All shares of CME Group Class A Common Stock to be issued in connection with the Merger will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive or similar rights.

Section 4.4 Authorization; Board Approval; Voting Requirements.

(a) Each of CME Group and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the CME Group Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate actions and, subject to receipt of the CME Group Stockholder Approval and adoption of this Agreement by CME Group as the sole stockholder of Merger Sub (which will be effected by CME Group prior to the Effective Time), no other corporate proceedings on the part of either CME Group or Merger Sub are necessary for CME Group and Merger Sub to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of CME Group and Merger Sub and, assuming due authorization, execution and delivery by NYMEX Holdings and NYMEX, is a legal, valid and binding obligation of each of CME Group and Merger Sub, enforceable against each of CME Group and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of CME Group, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of CME Group and its stockholders, (ii) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) determining that the CME Group Charter Amendment and the CME Group Stock Issuance is advisable and (iv) recommending that CME Group’s stockholders grant the CME Group Stockholder Approval.

(c) Merger Sub has taken all necessary corporate action to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

(d) The affirmative vote of the holders of a majority of the outstanding shares of CME Group Common Stock at the CME Group Stockholders Meeting or any adjournment or postponement thereof to approve the CME Group Charter Amendment and the CME Group Stock Issuance (the “CME Group Stockholder Approval”) is the only vote of the holders of any class or series of Securities or Membership Interests of CME Group necessary to approve the transactions contemplated hereby. The adoption of this Agreement by CME Group as the sole stockholder of Merger Sub is the only vote of the holders of any class or series of Securities of Merger Sub necessary to approve the transactions contemplated hereby.

Section 4.5 Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement by each of CME Group and Merger Sub does not and the consummation by each of CME Group and Merger Sub of the transactions contemplated hereby will not: (i) conflict with any provisions of the CME Group or Merger Sub Constituent Documents; (ii) violate any

Law or Order (assuming compliance with the matters set forth in Section 4.5(b)); (iii) result, after the giving of notice, with lapse of time, or otherwise, in any violation of or default or loss of a benefit under or require any consent under, or permit the acceleration or termination of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which CME Group or Merger Sub is a party; (iv) result in the creation or imposition of any Lien upon any properties or assets of CME Group or any CME Group Subsidiary; or (v) cause the suspension or revocation of any CME Group Permit, except, in the case of clauses (ii), (iii), (iv) and (v), as have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on CME Group.

(b) No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by CME Group or any CME Group Subsidiary in connection with the execution or delivery of this Agreement by each of CME Group and Merger Sub or the consummation by each of CME Group and Merger Sub of the transactions contemplated hereby, except for: (i) compliance by CME Group with the HSR Act and the Foreign Competition Laws; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (iii) the filings with the SEC of (A) the Joint Proxy Statement/Prospectus in accordance with Regulation 14A promulgated under the Exchange Act, (B) the Form S-4 and (C) such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iv) any clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by the CFTC under the Commodity Exchange Act and (v) any such clearance, consent, approval, order, license, authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on CME Group.

Section 4.6 SEC Reports; CME Group Financial Statements.

(a) CME Group has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished with or by it to the SEC since January 1, 2005 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “CME Group SEC Documents”). As of its respective date, or, if amended, as of the date of the last such amendment, each of the CME Group SEC Documents, complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act applicable to such CME Group SEC Documents, and did not, and any CME Group SEC Documents filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the CME Group Subsidiaries is required to make any filings with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The CME Group Financial Statements, which have been derived from the accounting books and records of CME Group and the CME Group Subsidiaries, comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein subject, in the case of interim unaudited CME Group Financial Statements, only to normal, recurring year-end adjustments that would not reasonably be expected to be, individually or in the aggregate, material to CME Group and the CME Group Subsidiaries, taken as a whole. The consolidated balance sheets (including the related notes) included in the CME Group Financial Statements present fairly in all material respects the financial position of CME Group and the CME Group Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows (in each case including the related notes) included in such CME Group Financial Statements present fairly in all material respects the results of operations, stockholders’ equity and cash flows of CME Group and the CME Group Subsidiaries for the respective periods indicated.

(c) There are no amendments or modifications, which are or, to the knowledge of CME Group, will be required to be filed with the SEC, but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by CME Group with the SEC pursuant to the Exchange Act or (ii) the CME Group SEC Documents. CME Group has timely responded to all comment letters of the staff of the SEC relating to the CME Group SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. CME Group has delivered or made available to NYMEX Holdings true, correct and complete copies of all correspondence with the SEC occurring since January 1, 2005. None of the CME Group SEC Documents is, to the knowledge of CME Group, the subject of ongoing SEC review.

(d) The audit committee of the Board of Directors of CME Group has established “whistleblower” procedures that meet the requirements of Exchange Act Rule 10A-3, and has made available to NYMEX Holdings true, complete and correct copies of such procedures. To CME Group’s knowledge, no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor and no employee has threatened to file any such complaint.

Section 4.7 Absence of Undisclosed Liabilities. CME Group and the CME Group Subsidiaries do not have any liabilities or obligations, whether or not accrued, known or unknown, contingent or otherwise and whether or not required to be disclosed or reflected on or reserved against in the consolidated balance sheet of CME Group and the CME Group Subsidiaries included in CME Group’s Annual Report on Form 10-K for the period ended December 31, 2007 filed with the SEC, except for (a) liabilities reflected on or reserved against in CME Group’s consolidated financial statements, (b) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2007, (c) liabilities incurred in connection with the transactions contemplated hereby as expressly provided in this Agreement and (d) liabilities and obligations that have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on CME Group.

Section 4.8 Form S-4; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by CME Group for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC or at any time it is supplemented or amended or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement/Prospectus will, on the date mailed to the stockholders of CME Group and NYMEX Holdings and at the time of the CME Group Stockholders Meeting and at the time of the NYMEX Holdings Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by CME Group with respect to statements made or incorporated by reference therein based on information supplied by NYMEX Holdings or any NYMEX Holdings Subsidiary for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

Section 4.9 Absence of Certain Changes. Since January 1, 2008, (a) CME Group and the CME Group Subsidiaries have in all material respects conducted their respective businesses only in the ordinary course and in a commercially reasonable manner consistent with past practice, (b) except as required by GAAP, there has not been any change by CME Group in its accounting principles, practices or methods and (c) there has not been any change by CME Group in its system of internal accounting controls. Since January 1, 2008, there have not been any Changes that have resulted in or would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on CME Group.

Section 4.10 Litigation. There is no suit, audit, action, proceeding (administrative or otherwise), claim, or to the knowledge of CME Group, review or investigation (whether at law or in equity, before or by any

Governmental Entity, Self-Regulatory Organization or before any arbitrator) pending, affecting, or to the knowledge of CME Group, threatened against CME Group or any CME Group Subsidiary, or their respective properties or rights, the outcome of which, individually or in the aggregate, would reasonably be expected to result in a material detriment to CME Group and the CME Group Subsidiaries, taken as a whole. There is no Order of any Governmental Entity, Self-Regulatory Organization or arbitrator outstanding against CME Group or any CME Group Subsidiary, which, individually or in the aggregate, would reasonably be expected to be material to CME Group and its Subsidiaries, taken as a whole. There is no suit, proceeding, claim, action, or arbitration or to the knowledge of CME Group, review or investigation, which in each case is pending or, to the knowledge of CME Group, threatened against CME Group or any CME Group Subsidiary, which seeks to, or could reasonably be expected to, restrain, enjoin or delay the consummation of the Merger or any of the other transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

Section 4.11 Compliance with Laws.

(a) Each of CME Group and the CME Group Subsidiaries hold all permits, licenses, authorizations, consents, variances, exemptions, Orders and approvals of all Governmental Entities and Self-Regulatory Organizations necessary for the lawful conduct of their respective businesses as presently conducted or ownership of their respective assets and properties (the “CME Group Permits”), except where the failure to hold such CME Group Permits has not been or would not, individually or in the aggregate, reasonably be expected to be material to CME Group and the CME Group Subsidiaries, taken as a whole. Each of CME Group and the CME Group Subsidiaries is, and since January 1, 2006, has been in compliance in all material respects with the terms of the CME Group Permits.

(b) The businesses of CME Group and each of the CME Group Subsidiaries are, and since January 1, 2006, have been conducted in compliance with all Laws and Orders and the applicable rules of any Self-Regulatory Organization, except where the failure to so comply has not been or would not, individually or in the aggregate, reasonably be expected to be material to CME Group and the CME Group Subsidiaries, taken as a whole. Each of CME Group and the CME Group Subsidiaries is in compliance with its Constituent Documents. Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on CME Group, (i) no material change is required in CME Group’s or any CME Group Subsidiary’s processes, properties or procedures to comply with any Laws or rules of any Self-Regulatory Organization in effect on the date hereof or enacted as of the date hereof and scheduled to be effective after the date hereof and (ii) neither CME Group nor any CME Group Subsidiary has received any written notice or written communication of any noncompliance with any Laws and no Governmental Entity or Self-Regulatory Organization has otherwise identified any instance in which CME Group or any CME Group Subsidiary is or may be in violation of applicable Laws or rules of any Self-Regulatory Organization. CME Group has made available to NYMEX Holdings copies of all material correspondence between CME Group or any of CME Group Subsidiaries, on the one hand, and any Governmental Entity or Self-Regulatory Organization, on the other hand, received since January 1, 2005, including, without limitation, all reports or correspondence relating to or arising out of any inspection, audit, investigation or similar proceeding performed by or on behalf of any Governmental Entity or Self-Regulatory Organization during that period.

(c) Each of the principal executive officer of CME Group and the principal financial officer of CME Group (or each former principal executive officer of CME Group and each former principal financial officer of CME Group, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the CME Group SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Section 4.11, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since January 1, 2005, CME Group has complied in all material respects with the provisions of the Sarbanes-Oxley Act.

(d) CME Group maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed by, or under the supervision of, its principal executive officer and principal financial officer, or Persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financing statements for external purposes in accordance with GAAP. CME Group’s system of internal accounting controls is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) CME Group’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that information required to be disclosed by CME Group in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to CME Group’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of CME Group required under the Exchange Act with respect to such reports.

(f) CME Group has delivered to NYMEX Holdings copies of any written notifications it has received to date since January 1, 2005 of a (i) “significant deficiency” or (ii) “material weakness” in CME Group’s internal controls.

Section 4.12 Taxes.

(a) CME Group and each CME Group Subsidiary have (i) duly and timely filed (or there have been duly and timely filed on its behalf) with the appropriate Governmental Entities or Taxing Authorities all Tax Returns required to be filed by it in respect of any material Taxes, which Tax Returns were true, correct and complete in all material respects, (ii) duly and timely paid in full (or CME Group has paid on the CME Group Subsidiaries’ behalf) all Taxes shown as due on such Tax Returns, (iii) duly and timely paid in full or withheld, or established adequate reserves in accordance with GAAP for, all material Taxes that are due and payable by it, (iv) established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of CME Group and each CME Group Subsidiary through the date of this Agreement and (v) complied in all material respects with all laws applicable to the withholding and payment over of Taxes and have timely withheld and paid over to, or, where amounts have not been so withheld, established an adequate reserve under GAAP for the payment to, the respective proper Taxing Authorities all material amounts required to be so withheld and paid over.

(b) There (i) is no deficiency, claim, audit, suit, proceeding, request for information or investigation now pending, outstanding or, to the knowledge of CME Group, threatened against or with respect to CME Group or any CME Group Subsidiary in respect of any material Taxes or material Tax Returns and (ii) are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending between CME Group or any CME Group Subsidiary and any authority responsible for such Taxes or Tax Returns.

(c) There is no power of attorney given by or binding upon CME Group or any CME Group Subsidiary with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(d) CME Group and each CME Group Subsidiary have made (or there has been made on their behalf) all required estimated Tax payments for the current taxable year sufficient to avoid any underpayment penalties.

(e) None of CME Group or any CME Group Subsidiary has taken or failed to take any action, or has knowledge of any facts or circumstances, that would prevent the Merger from constituting a tax-free reorganization described in Section 368(a) and related provisions of the Code.

(f) Neither CME Group nor any CME Group Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g) None of CME Group or any CME Group Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(h) CME Group is not, and has not been at any time within the last five years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(i) From and after January 1, 2004, none of CME Group or any CME Group Subsidiary has incurred any liability for material Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is NYMEX Holdings), or has incurred any liability for the Taxes of any Person (other than NYMEX Holdings or the NYMEX Holdings Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise.

Section 4.13 Intellectual Property.

(a) CME Group or a CME Group Subsidiary owns solely or jointly with another party, or has a valid right to use, free and clear of all Liens (except Permitted Liens) all of the Intellectual Property used in the conduct of the business of CME Group and the CME Group Subsidiaries (“CME Group Intellectual Property”).

(b) The CME Group Intellectual Property solely or jointly owned by CME Group or a CME Group Subsidiary is subsisting, in full force and effect, and has not been cancelled, expired or abandoned.

(c) There are no pending, or to the knowledge of CME Group, threatened, claims, suits, arbitrations or other adversarial proceedings before any court, agency, arbitral tribunal or registration authority in any jurisdiction alleging that the activities or conduct of the business of CME Group and the CME Group Subsidiaries infringe upon, violate or constitute the unauthorized use of any third Person-owned Intellectual Property, or challenging CME Group’s or any CME Group Subsidiary’s ownership or use, or the validity, enforceability or registrability, of any CME Group Intellectual Property solely or jointly owned by CME Group or a CME Group Subsidiary.

(d) The conduct of the business of CME Group and the CME Group Subsidiaries by CME Group and the CME Group Subsidiaries as currently conducted does not infringe upon (either directly or indirectly, such as through contributory infringement or inducement to infringe) any Intellectual Property of any other Person.

(e) To the knowledge of CME Group, no third Person is misappropriating, infringing, diluting or violating any CME Group Intellectual Property, except misappropriations, infringements, dilutions or violations that have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on CME Group, and no claims, suits, arbitrations or other adversarial claims based thereon have been brought or threatened against any third Person by CME Group or any CME Group Subsidiary.

(f) Each of CME Group and the CME Group Subsidiaries has established and maintained a commercially reasonable privacy policy and has been in compliance with such policy and all applicable federal, state, local and foreign laws and regulations relating to privacy, data protection, export and the collection and use of personal information and user information gathered or accessed in the course of the operations of its business, except, in each case, where the failure to so comply has not been or would not, individually or in the aggregate, reasonably be expected to be material to CME Group and the CME Group Subsidiaries, taken as a whole.

(g) CME Group and the CME Group Subsidiaries have taken commercially reasonable measures to protect the confidentiality of their Trade Secrets.

Section 4.14 Contracts. Each agreement, commitment, arrangement and plan filed as an exhibit to a CME Group SEC Document (each, a “CME Group Contract”) is a valid and binding agreement of CME Group or a CME Group Subsidiary, as the case may be, and is in full force and effect, and none of CME Group, any CME Group Subsidiary or, to the knowledge of CME Group, any other party thereto is in default or breach in any material respect under the terms of any such CME Group Contract; and no event has occurred, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material default by CME Group or any CME Group Subsidiary or, to the knowledge of CME Group, any other party under such CME Group Contract. Since January 1, 2007, neither CME Group nor any CME Group Subsidiary has released or waived any material right under any such CME Group Contract, other than in the ordinary course of business.

Section 4.15 Opinions of Financial Advisors. CME Group has received the opinion of each of Lehman Brothers Inc., Goldman, Sachs & Co. and William Blair & Company, L.L.C. (the “CME Group Financial Advisors”), each dated as of March 16, 2008, to the effect that, as of the date of such opinion and subject to the procedures followed, and the qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to CME Group.

Section 4.16 Brokers. No Person other than the CME Group Financial Advisors is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by CME Group in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CME Group.

Section 4.17 Section 203. None of CME Group or its “affiliates” or “associates” “owns” or has “owned” (in each case within the meaning of Section 203 of the DGCL) any shares of capital stock of, or membership interests in, NYMEX Holdings or NYMEX.

Section 4.18 Financing. At the Effective Time, CME Group will have available sufficient funds to pay the Available Cash Consideration in the Merger.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1 Covenants of NYMEX Holdings. From the date of this Agreement until the Effective Time, unless CME Group shall otherwise consent in writing (which consent may not be unreasonably withheld, conditioned or delayed) or except as set forth in Section 5.1 of the NYMEX Holdings Disclosure Letter or as otherwise expressly provided for in this Agreement, NYMEX Holdings shall, and shall cause each of the NYMEX Holdings Subsidiaries to, conduct its business in a commercially reasonable manner consistent with past practice, including with respect to preserving intact its business organization and goodwill and relationships with all Governmental Entities, Self-Regulatory Organizations, providers of order flow, customers, suppliers, business associates, holders of NYMEX Class A Memberships, holders of COMEX Division Memberships and others having business dealings with it, to keep available the services of its current officers and key employees and to maintain its current rights and franchises. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.1 of the NYMEX Holdings Disclosure Letter or as otherwise expressly provided for in this Agreement or as required by Law or any NYMEX Holdings Permit, from the date hereof until the Effective Time, without the prior written consent of CME Group (which consent may not be unreasonably withheld, conditioned or delayed), NYMEX Holdings shall not, and shall not permit any NYMEX Holdings Subsidiary to:

(a) (i) amend or modify any of the Constituent Documents of NYMEX Holdings or any NYMEX Holdings Subsidiary, except as contemplated by this Agreement and except for amendments or modifications to the rules and regulations of NYMEX or COMEX in the ordinary course of business that are consistent with past practice, that would not reasonably be expected to be material, individually or in the aggregate with all such amendments or modifications, to the business and operations of NYMEX Holdings or to the intended benefits to CME Group of the Merger, or that would not become (A) “NYMEX Special Matters” subject to the special voting rights set forth in Sections 311 and 500(B) of the Bylaws of NYMEX or (B) “COMEX Member Rights” or “COMEX Special Matters” subject to the special voting rights set forth in Sections 205(D) and 500(B) of the Amended and Restated By-Laws of COMEX or (ii) file with the CFTC any notice of such amendment or modification unless, to the extent allowed by applicable Law, it shall have previously provided a written copy of such application to CME Group and CME Group shall not have reasonably objected thereto;

(b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities or Membership Interests, other than dividends or distributions by wholly owned NYMEX Holdings Subsidiaries to NYMEX Holdings or regular quarterly cash dividends by NYMEX Holdings consistent with past practice to holders of NYMEX Holdings Common Securities, which shall not exceed $0.10 per share per calendar quarter, (ii) split, combine or reclassify any of its Securities or Membership Interests or issue or propose or authorize the issuance of any other Securities, Membership Interests or Equity Rights in respect of, in lieu of, or in substitution for, shares of its Securities or Membership Interests, other than (A) the conversion of the NYMEX Holdings Series A-3 Common Stock and NYMEX Holdings Series B-3 Common Stock into NYMEX Holdings Common Stock pursuant to the terms of the Amended and Restated Certificate of Incorporation of NYMEX Holdings as in effect on the date of this Agreement or (B) issuances of NYMEX Holdings Common Stock in connection with the exercise of NYMEX Holdings Stock-Based Awards issued pursuant to a NYMEX Holdings Benefit Plan prior to the date of this Agreement or (iii) repurchase, redeem or otherwise acquire any Securities, Membership Interests or Equity Rights of NYMEX Holdings or any NYMEX Holdings Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such Securities, except as contemplated by the Membership Purchase Offer; provided that in no event shall the aggregate amount used to repurchase the NYMEX Class A Memberships in the Membership Purchase Offer exceed $500 million;

(c) issue, sell, grant, pledge or otherwise encumber any Securities, Membership Interests or Equity Rights, other than (i) issuances of NYMEX Holdings Common Stock in connection with the exercise of NYMEX Holdings Stock-Based Awards issued pursuant to a NYMEX Holdings Stock Plan prior to the date of this Agreement or (ii) the conversion of the NYMEX Holdings Series A-3 Common Stock and NYMEX Holdings Series B-3 Common Stock into NYMEX Holdings Common Stock pursuant to the terms of the Amended and Restated Certificate of Incorporation of NYMEX Holdings as in effect on the date of this Agreement;

(d) merge or consolidate with any Person (other than NYMEX Holdings or a wholly owned NYMEX Holdings Subsidiary) or acquire the assets or Securities of any other Person (other than NYMEX Holdings or a NYMEX Holdings Subsidiary) with a fair market value, after taking into account any future payment obligations assuming the maximum payments are made, in excess of $10,000,000 in the aggregate;

(e) other than in the ordinary course of business consistent with past practice, sell, lease, license, subject to a Lien (other than a Permitted Lien), encumber or otherwise surrender, relinquish or dispose of any assets, property or rights owned by NYMEX Holdings or any NYMEX Holdings Subsidiary (including Securities or Membership Interests of a NYMEX Holdings Subsidiary) except (i) pursuant to the terms of a NYMEX Holdings Contract as of the date of this Agreement (a copy of which has been delivered, or the terms of which have been disclosed in writing, to CME Group prior to the date hereof) or (ii) in an amount not in excess of $250,000 in the aggregate;

(f) (i) make any loans, advances or capital contributions to, or investments in, any other Person other than (A) by NYMEX Holdings or any wholly owned NYMEX Holdings Subsidiary to or in NYMEX

Holdings or any wholly owned NYMEX Holdings Subsidiary or (B) pursuant to any contract or other legal obligation existing at the date of this Agreement set forth on Section 5.1(f) of the NYMEX Holdings Disclosure Letter, (ii) create, incur, guarantee or assume any Indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement, except (A) Indebtedness incurred in the ordinary course of business not to exceed $5,000,000 in the aggregate, (B) Indebtedness in replacement of existing Indebtedness on customary commercial terms, but in all cases consistent with the Indebtedness being replaced, (C) Indebtedness incurred to fund the Membership Purchase Offer not to exceed $500 million in the aggregate and (D) guarantees by NYMEX Holdings of Indebtedness of wholly-owned NYMEX Holdings Subsidiaries or guarantees by Subsidiaries of Indebtedness of NYMEX Holdings or (iii) other than as set forth in NYMEX Holdings’ capital budget, a copy of which was delivered to CME Group prior to the date hereof, make or commit to make any capital expenditure;

(g) make any investments with the cash proceeds received upon the expiration of current investments, except for investments in United States treasury securities that mature on or prior to the Outside Date;

(h) make any investments with the cash proceeds received upon the expiration of securities that expire under NYMEX Holdings’ securities lending program, except for investments made in accordance with the Securities Lending Policy set forth on Section 5.1(h) of the NYMEX Holdings Disclosure Letter;

(i) amend or otherwise modify benefits under any NYMEX Holdings Benefit Plan, accelerate the payment or vesting of benefits or amounts payable or to become payable under any NYMEX Holdings Benefit Plan as currently in effect on the date hereof, fail to make any required contribution to any NYMEX Holdings Benefit Plan, merge or transfer any NYMEX Holdings Benefit Plan or the assets or liabilities of any NYMEX Holdings Benefit Plan, change the sponsor of any NYMEX Holdings Benefit Plan, or terminate or establish any NYMEX Holdings Benefit Plan, except as reasonably appropriate to reflect changes in applicable Law or GAAP;

(j) grant any increase in the compensation or benefits of directors, officers, employees or consultants of NYMEX Holdings or any NYMEX Holdings Subsidiary, provided, however, that NYMEX Holdings or any NYMEX Holdings Subsidiary may grant increases in compensation or benefits as set forth in Section 5.1(j) of the NYMEX Holdings Disclosure Letter;

(k) enter into or amend or modify any severance, consulting, retention or employment agreement, plan, program or arrangement, other than, in the case of a consulting agreement or arrangement, in the ordinary course of business, consistent with existing policies and practices;

(l) hire or terminate (other than for cause) the employment or contractual relationship of any officer, employee or consultant of NYMEX Holdings or any NYMEX Holdings Subsidiary, as the case may be, other than hirings or terminations of non-executive employees and/or consultants in the ordinary course, consistent with existing policies and practices; provided that NYMEX Holdings shall consult with CME Group prior to terminating the employment or contractual relationship of any officer, employee or consultant of NYMEX Holdings or any NYMEX Holdings Subsidiary in connection with any downsizing, efficiency or other similar plan;

(m) settle or compromise any action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy (each, a “Proceeding”) or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any Proceeding other than such settlements and compromises that (i)(A) relate to Taxes (which are the subject of Section 5.1(o)) or (B) are cash settlements in the ordinary course consistent with past practice that do not require payments by NYMEX Holdings in excess of $1,000,000 in the aggregate and (ii) are not materially detrimental to NYMEX Holdings and the NYMEX Holdings Subsidiaries, taken as a whole, or would not reasonably be expected to impede or delay the consummation of the transactions contemplated by this Agreement, including obtaining the NYMEX Holdings Stockholder Approval or the NYMEX Member Approval;

(n) enter into a collective bargaining agreement or similar labor agreement with a labor union or labor organization with respect to employees of NYMEX Holdings or any NYMEX Holdings Subsidiary;

(o) (i) make, revoke or amend any election relating to Taxes, (ii) settle or compromise any Proceeding relating to income or any other material Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to Taxes, other than any request for a determination concerning qualified status of any NYMEX Holdings Benefit Plan intended to be qualified under Section 401(a) of the Code, (iv) enter into a written and legally binding agreement with a Taxing Authority relating to material Taxes or (v) except as required by Law, change any of its methods, policies or practices of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income tax returns for the taxable year ended December 31, 2007;

(p) take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken (including any action or failure to act otherwise permitted by this Section 5.1) that would prevent the Merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code;

(q) other than in the ordinary course of business consistent with past practice, (i) modify or amend in any material respect or terminate any NYMEX Holdings Contract, (ii) enter into any successor agreement to an expiring NYMEX Holdings Contract that changes the terms of the expiring NYMEX Holdings Contract in a way that is materially adverse to NYMEX Holdings or any NYMEX Holdings Subsidiary or (iii) enter into any new agreement that would have been considered a NYMEX Holdings Contract if it were entered into at or prior to the date hereof;

(r) enter into, renew, extend or amend any agreements or arrangements (1) that limit or restrict NYMEX Holdings or any of the NYMEX Holdings Subsidiaries or any of their respective Affiliates or any successor thereto, or (2) that could reasonably be likely to, after the Effective Time, limit or restrict the Surviving Corporation or any of its Affiliates, including CME Group or any CME Group Subsidiary, or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(s) change any method of accounting or accounting principles or practices by NYMEX Holdings or any NYMEX Holdings Subsidiary, except for any such change required by a change in GAAP or by a Governmental Entity;

(t) terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by it covering NYMEX Holdings or any NYMEX Holdings Subsidiary or their respective properties which is not replaced by a comparable amount of insurance coverage;

(u) adopt or implement a plan of complete or partial liquidation or resolution providing for or authorizing such liquidation or a dissolution, merger, restructuring, consolidation, recapitalization or other reorganization of NYMEX Holdings or any of the NYMEX Holdings Subsidiaries;

(v) enter into any agreement, commitment, contract, arrangement or undertaking of any kind with respect to, or otherwise agree to, any form of discount or rebate in trading, access, clearing or data fees or any other fees charged or assessed by NYMEX Holdings or any NYMEX Holdings Subsidiary (each, a “Fee Arrangement”), other than in the ordinary course of business consistent with past practice; provided, that in no event shall any Fee Arrangement entered into by NYMEX Holdings or any NYMEX Holdings Subsidiary extend for any period beyond two (2) years from the effective date of such Fee Arrangement; or

(w) agree or commit to do any of the foregoing.

Section 5.2 Covenants of CME Group. From the date of this Agreement until the Effective Time, unless NYMEX Holdings shall otherwise consent in writing (which consent may not be unreasonably withheld, conditioned or delayed) or except as set forth in Section 5.2 of the CME Group Disclosure Letter or as otherwise expressly provided for in this Agreement, CME Group shall, and shall cause each of the CME Group Subsidiaries to, conduct its business in a commercially reasonable manner consistent with past practice, and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with all Governmental Entities, Self-Regulatory Organizations, customers, suppliers, business associates and others having business dealings with it, to keep available the services of its current officers and key employees and to maintain its current rights and franchises, in each case, consistent with industry practice. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.2 of the CME Group

Disclosure Letter or as otherwise expressly provided for in this Agreement or as required by applicable Law, from the date hereof until the Effective Time, without the prior written consent of NYMEX Holdings (which consent may not be unreasonably withheld, conditioned or delayed), CME Group shall not, and shall not permit any CME Group Subsidiary to:

(a) amend or modify any of the Constituent Documents of CME Group, except as contemplated by this Agreement;

(b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities, other than dividends or distributions by wholly owned CME Group Subsidiaries or quarterly dividends consistent with past practice, (ii) split, combine or reclassify any of its Securities or issue or propose or authorize the issuance of any other Securities in respect of, in lieu of, or in substitution for, shares of its Securities, other than issuances of CME Group Class A Common Stock (and the associated CME Group Rights) in connection with the exercise of CME Group Stock-Based Awards issued pursuant to a CME Group Benefit Plan consistent with past practice or (iii) repurchase, redeem or otherwise acquire any Securities, or Equity Rights of CME Group or any CME Group Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such Securities;

(c) take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken (including any action or failure to act otherwise permitted by this Section 5.2) that would prevent the Merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code;

(d) adopt or implement a plan of complete or partial liquidation or resolution providing for or authorizing such liquidation or a dissolution, merger, restructuring, consolidation, recapitalization or other reorganization of CME Group or any of the CME Group Subsidiaries; or

(e) agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation and Mailing of Membership Purchase Offer and NYMEX Member Meeting Notice.

(a) As promptly as reasonably practicable following the date hereof and concurrently with the preparation of the Joint Proxy Statement/Prospectus pursuant to Section 6.2 (Preparation and Mailing of the Joint Proxy Statement/Prospectus), NYMEX Holdings and NYMEX shall prepare, in form and substance reasonably satisfactory to CME Group, (i) materials that shall constitute the special meeting notice relating to the matters to be submitted to the members of NYMEX at the NYMEX Member Meeting (the “NYMEX Member Meeting Notice”) and (ii) materials that shall constitute an agreement to purchase (the “Membership Purchase Agreement”) one hundred percent (100%) of the outstanding NYMEX Class A Memberships, including all associated rights and privileges, from the holders thereof for a purchase price not to exceed Six Hundred Twelve Thousand Dollars ($612,000) per NYMEX Class A Membership and an aggregate purchase price not to exceed Five Hundred Million Dollars ($500,000,000) (the “Membership Purchase Offer”), on the terms and conditions, and in accordance with the structure agreed upon by CME Group and NYMEX Holdings, set forth in the Membership Purchase Agreement and other related documents for the Membership Purchase Offer (collectively, the “Membership Purchase Offer Documents”). The Boards of Directors of NYMEX Holdings and NYMEX agree, subject to Section 6.6 (No Solicitation), (x) to use commercially reasonable efforts to seek the NYMEX Member Approval and satisfaction of the Minimum Condition and (y) to not take or authorize any action or make any public statement in connection with the Membership Purchase Offer, the NYMEX Holdings Stockholders Meeting or the NYMEX Member Meeting inconsistent with the foregoing obligations. NYMEX shall and NYMEX Holdings shall cause NYMEX to adopt any amendments to the Constituent Documents of NYMEX effective as of the Effective Time that are reasonably necessary or appropriate to effect the transactions contemplated by the Membership Purchase Offer Documents.

(b) The Parties agree that, and the Membership Purchase Offer Documents shall reflect that, among other things, acceptance of and payment for the NYMEX Class A Memberships in the Membership Purchase Offer shall be conditioned on receipt, prior to 5:00 p.m., Chicago time, on the date of the NYMEX Holdings Stockholders Meeting, of valid, binding and irrevocable (subject to consummation of the Merger) agreements to sell NYMEX Class A Memberships free and clear of all Liens, such agreements to include an executed waiver and release in the form attached hereto as Exhibit F (the “Member Waiver and Release”), from holders of at least seventy-five percent (75%) of the NYMEX Class A Memberships in the Membership Purchase Offer (the “Minimum Condition”). The Membership Purchase Agreement shall also provide that, prior to the distribution of any proceeds due to a holder of a NYMEX Class A Membership upon acceptance of and payment for such NYMEX Class A Membership in the Membership Purchase Offer, such proceeds shall first be used to extinguish any and all claims against such NYMEX Class A Membership as provided in the NYMEX Rulebook.

(c) Concurrently with the mailing of the Joint Proxy Statement/Prospectus pursuant to Section 6.2 (Preparation and Mailing of the Joint Proxy Statement/Prospectus), NYMEX shall and NYMEX Holdings shall cause NYMEX to mail to the holders of the NYMEX Class A Memberships on the date of mailing, the Membership Purchase Offer Documents and the NYMEX Member Meeting Notice.

(d) NYMEX shall and NYMEX Holdings shall cause NYMEX to accept and pay for the NYMEX Class A Memberships in the Membership Purchase Offer immediately prior to the consummation of the Merger, subject to satisfaction of the Minimum Condition and all other conditions set forth in the Membership Purchase Offer Documents.

(e) Prior to the distribution by NYMEX Holdings or NYMEX of any written communications, including the Membership Purchase Offer Documents and the NYMEX Member Meeting Notice, to the holders of the NYMEX Class A Memberships in connection with the Membership Purchase Offer, CME Group and its Representatives shall be given a reasonable opportunity (but in any event no less than five (5) Business Days) to review and comment on such material written communications. Without CME Group’s prior written consent, neither NYMEX Holdings nor NYMEX shall (i) waive any condition or term of the Membership Purchase Offer or (ii) allow any holder of a NYMEX Class A Membership to revoke such holder’s commitment, or associated Member Waiver and Release, to sell such NYMEX Class A Membership in the Membership Purchase Offer.

Section 6.2 Preparation and Mailing of Joint Proxy Statement/Prospectus.

(a) As promptly as reasonably practicable following the date hereof, CME Group and NYMEX Holdings shall prepare and file with the SEC mutually acceptable proxy materials that shall constitute the proxy statement/prospectus relating to the matters to be submitted to the stockholders of CME Group at the CME Group Stockholders Meeting and to the stockholders of NYMEX Holdings at the NYMEX Holdings Stockholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) and CME Group shall prepare and file the Form S-4. The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as CME Group’s prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. CME Group and NYMEX Holdings shall cooperate with each other and provide to each other all information necessary in order to prepare the Membership Purchase Offer Documents, the NYMEX Member Meeting Notice, the Form S-4 and the Joint Proxy Statement/Prospectus, and shall provide promptly to the other party any information such party may obtain that could necessitate amending any such document.

(b) Each of CME Group and NYMEX Holdings shall use commercially reasonable efforts to have the Form S-4 declared effective by the SEC as promptly as practicable after the date hereof and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby.

(c) Each of CME Group and NYMEX Holdings shall, as promptly as practicable after receipt thereof, provide the other Parties copies of any written comments and advise the other Parties of any oral comments, with respect to the Joint Proxy Statement/Prospectus received from the SEC. CME Group shall provide NYMEX Holdings with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 and any communications prior to filing such with the SEC and will promptly provide NYMEX Holdings with a copy of all such filings and communications made with the SEC.

(d) Each of CME Group and NYMEX Holdings shall cause the Joint Proxy Statement/Prospectus to be mailed to its respective stockholders at the earliest practicable time after the Form S-4 is declared effective under the Securities Act. CME Group and NYMEX Holdings shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Merger and each of CME Group, NYMEX Holdings and NYMEX shall furnish all information concerning it and the holders of its capital stock and membership interests, as applicable, as may be reasonably requested in connection with any such action. Each Party will advise the other Parties, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the CME Group Class A Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4.

(e) If at any time prior to the Effective Time, (i) any event or change occurs (including, in the case of NYMEX Holdings, a Change in Recommendation or receipt of a Takeover Proposal) with respect to the Parties or any of their respective Affiliates, officers or directors, which is required, in CME Group’s or NYMEX Holdings’ reasonable judgment, be set forth in an amendment of, or supplement to, the Form S-4 or the Joint Proxy Statement/Prospectus or (ii) any information relating to the Parties, or any of their respective Affiliates, officers or directors, should be discovered by any of the Parties which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Parties shall file as promptly as practicable with the SEC a mutually acceptable amendment of, or supplement to, the Form S-4 or the Joint Proxy Statement/Prospectus and, as required by Law, disseminate the information contained in such amendment or supplement to the stockholders of the Parties.

Section 6.3 Stockholder and Member Meetings; Recommendations.

(a) NYMEX Holdings and NYMEX shall duly take all lawful action to call, give notice of, convene and hold a meeting of the stockholders of NYMEX Holdings (the “NYMEX Holdings Stockholders Meeting”) and the NYMEX Members (the “NYMEX Member Meeting”) on a date as promptly as practicable after the Form S-4 is declared effective, and in any event within forty-five (45) days after the Form S-4 is declared effective, for the purpose of obtaining (i) at the NYMEX Holdings Stockholders Meeting, the NYMEX Holdings Stockholder Approval with respect to the adoption of this Agreement, and shall, subject to Section 6.6 (No Solicitation), take all lawful action to solicit the adoption of this Agreement by the NYMEX Holdings Stockholder Approval and (ii) at the NYMEX Member Meeting, the NYMEX Member Approval. The Board of Directors of NYMEX Holdings shall recommend adoption of this Agreement by the stockholders of NYMEX Holdings to the effect as set forth in Section 3.4(c) (Authorization; Board Approval) (the “NYMEX Holdings Recommendation”). The Board of Directors of NYMEX Holdings, subject to Section 6.6 (No Solicitation), shall not (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to CME Group, the NYMEX Holdings Recommendation, (ii) take any public action or make any public statement in connection with the NYMEX Holdings Stockholders Meeting or the NYMEX Member Meeting inconsistent with such NYMEX Holdings Recommendation or (iii) approve or recommend, or publicly propose to approve or recommend, or fail to recommend against, any Takeover Proposal (any of the actions described in clauses (i), (ii) or (iii), a “Change in Recommendation”); provided that the Board of Directors or any committee thereof of NYMEX Holdings may make a Change in Recommendation pursuant to Section 6.6(c) (No Solicitation). If, within five (5) Business Days of the date on which the NYMEX Holdings Stockholders Meeting is scheduled to be held, the Board of Directors of NYMEX Holdings shall have delivered a Change in

Recommendation notice contemplated by Section 6.6(c), then NYMEX Holdings shall be permitted to adjourn or postpone the NYMEX Holdings Stockholders Meeting and the NYMEX Member Meeting to the earliest practicable date but no later than ten (10) Business Days from such adjournment or postponement. Nothing contained in this Agreement shall prohibit NYMEX Holdings from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act in respect of any Takeover Proposal, making any disclosure to the stockholders of NYMEX Holdings if the Board of Directors of NYMEX Holdings determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would reasonably be expected to violate applicable Law, including its fiduciary duties to the stockholders of NYMEX Holdings under applicable Law, provided, however, that neither the Board of Directors of NYMEX Holdings nor any committee thereof shall, except as expressly permitted by Section 6.6(c), effect a Change in Recommendation or approve or recommend, or publicly propose to approve or recommend, a Takeover Proposal. NYMEX Holdings shall provide CME Group with a copy of the text of any disclosure proposed to be made in order to so comply at the earliest practicable time in advance of such disclosure

(b) CME Group shall duly take all lawful action to call, give notice of, convene and hold a meeting of the stockholders of CME Group (the “CME Group Stockholders Meeting”) on a date as promptly as practicable after the Form S-4 is declared effective, and in any event within forty-five (45) days after the Form S-4 is declared effective, for the purpose of obtaining the CME Group Stockholder Approval and shall take all lawful action to solicit the CME Group Charter Amendment and the CME Group Stock Issuance contemplated by the CME Group Stockholder Approval. The Board of Directors of CME Group shall recommend adoption of the CME Group Charter Amendment and approval of the CME Group Stock Issuance by the stockholders of CME Group to the effect as set forth in Section 4.4(b) (Authorization; Board Approval). Nothing contained in this Agreement shall prohibit CME Group from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act in respect of any CME Group Takeover Proposal, making any disclosure to the stockholders of CME Group if the Board of Directors of CME Group determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would reasonably be expected to violate applicable Law, including its fiduciary duties to the stockholders of CME Group under applicable Law. CME Group shall provide NYMEX Holdings with a copy of the text of any disclosure proposed to be made in order to so comply at the earliest practicable time in advance of such disclosure.

(c) NYMEX Holdings and NYMEX shall use commercially reasonable efforts to cause the NYMEX Holdings Stockholders Meeting and the NYMEX Member Meeting to be held on the same date as the CME Group Stockholders Meeting.

Section 6.4 Access to Information; Confidentiality.

(a) Upon reasonable notice, NYMEX Holdings shall, and shall cause the NYMEX Holdings Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives (collectively, “Representatives”) of CME Group access during normal business hours, and without undue disruption of normal business activity, to all of NYMEX Holdings’ and the Subsidiaries’ properties, books, records, contracts, commitments and personnel and shall furnish, and shall cause to be furnished, as promptly as practicable to CME Group (i) a copy of each material report, schedule and other document filed, furnished, published, announced or received by it during such period pursuant to the requirements of federal or state securities laws or a Governmental Entity or Self-Regulatory Organization and (ii) all other information with respect to NYMEX Holdings as CME Group may reasonably request; provided, that NYMEX Holdings may restrict the foregoing access to the extent required by applicable Law; and provided, further, that the foregoing shall not require NYMEX Holdings to permit any inspection, or to disclose any information, that in the reasonable judgment of NYMEX Holdings would result in the waiver of any attorney-client privilege or the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if NYMEX Holdings shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure. NYMEX Holdings shall keep CME Group reasonably informed from time to time as to status and developments regarding any audit, investigation, claim, suit or other proceeding (if any)

with respect to Taxes and provide to CME Group, when available and prior to filing, drafts of any income Tax Returns relating to NYMEX Holdings or any NYMEX Holdings Subsidiary. NYMEX Holdings shall, and shall cause the NYMEX Holdings Subsidiaries to, reasonably cooperate with CME Group to provide such information (to the extent in NYMEX Holdings’ or any NYMEX Holdings Subsidiary’s possession or control) or customary affidavits as may be reasonably necessary for the issuance, at CME Group’s sole cost, of an ALTA title policy at Closing, subject, however, to the facts and circumstances existing at the time of delivery of such information or affidavits, as the case may be.

(b) Upon reasonable notice, CME Group shall, and shall cause the CME Group Subsidiaries to, afford to the Representatives of NYMEX Holdings access during normal business hours, and without undue disruption of normal business activity, to CME Group’s senior financial management personnel to receive periodic updates on financial information regarding CME Group and the CME Group Subsidiaries; provided, that CME Group may restrict the foregoing access to the extent required by applicable Law; and provided, further, that the foregoing shall not require CME Group to permit any inspection, or to disclose any information, that in the reasonable judgment of CME Group would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if CME Group shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure.

(c) All information furnished pursuant to this Section 6.4 shall be subject to the confidentiality agreement, dated as of January 7, 2008, between NYMEX Holdings and CME Group (the “Confidentiality Agreement”). No investigation pursuant to this Section 6.4 shall affect the representations, warranties or conditions to the obligations of the Parties contained herein.

Section 6.5 Consents and Approvals.

(a) Subject to the terms and conditions of this Agreement, each of CME Group and NYMEX Holdings will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of CME Group and NYMEX Holdings shall (i) make or cause to be made the filings required of such party under the HSR Act, the Commodity Exchange Act and the Foreign Competition Laws with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the U.S. Federal Trade Commission (“FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or by any other Governmental Entity (including under any Foreign Competition Laws) in respect of such filings or such transactions and (iii) act in good faith and reasonably cooperate with the other Party in connection with any such filings (including, if requested by the other party, to accept all reasonable additions, deletions or changes suggested by the other party in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any of the HSR Act, the Foreign Competition Laws, the Sherman Act, the Clayton Act, the Commodity Exchange Act and any other Laws or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) with respect to any such filing or any such transaction. To the extent not prohibited by applicable Law, the Parties shall use all commercially reasonable efforts to furnish each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each Party shall give each other Party reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filings or any such transaction. No Party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other Party prior notice of the meeting or conversation and, unless prohibited by such Governmental Entity, the opportunity to attend or participate. CME Group shall take the lead in determining strategy for and conducting such meetings. The Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act, the Foreign Competition Laws, Commodity Exchange Act or other Antitrust Laws. Subject to the foregoing, CME Group shall take the lead in scheduling and conducting any meeting with any Governmental Entity, coordinating any filings, obtaining any necessary approvals, and resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act, the Foreign Competition Laws, Commodity Exchange Act or any other Antitrust Laws, including the timing of the initial filing, which will be made as promptly as practicable after the date of this Agreement.

(b) Subject to Section 6.5(a), each of CME Group and NYMEX Holdings shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the Antitrust Laws. In connection therewith and subject to Section 6.5(a), if any Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or violative of any Antitrust Law, each of CME Group and NYMEX Holdings shall cooperate and use its commercially reasonable efforts vigorously to contest and resist (by negotiation, litigation or otherwise) any such action or proceeding, including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement, unless CME Group determines, in its reasonable discretion after consulting with NYMEX Holdings, that litigation is not in its best interests or unless NYMEX Holdings determines, in its reasonable discretion after consulting with CME Group, that litigation is not in its best interests. Each of CME Group and NYMEX Holdings shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act, the Foreign Competition Laws or any other Antitrust Laws with respect to the transactions contemplated hereby as promptly as possible after the execution of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to require CME Group or NYMEX Holdings or any of their respective Subsidiaries to agree to or take any action that would result in any Burdensome Condition. For purposes of this Agreement, a “Burdensome Condition” shall mean making proposals, executing or carrying out agreements (including consent decrees) or submitting to Laws (i) providing for the license, sale or other disposition or holding separate (through the establishment of trust or otherwise) of any assets or categories of assets of CME Group, NYMEX Holdings or their respective Subsidiaries or the holding separate of the capital stock of a NYMEX Holdings Subsidiary, except as, individually or in the aggregate, would not have more than an immaterial impact on the business or results of operations of NYMEX Holdings and the NYMEX Holdings Subsidiaries, or CME Group and the CME Group Subsidiaries, or would impair in any material respect the expected benefits from the transactions contemplated by this Agreement or (ii) imposing or seeking to impose any limitation on the ability of CME Group, NYMEX Holdings or any of their respective Subsidiaries to conduct their respective businesses (including, with respect to, market practices and structure) or own such assets or to acquire, hold or exercise full rights of ownership of the business of NYMEX Holdings, the NYMEX Holdings Subsidiaries, CME Group or the CME Group Subsidiaries.

Section 6.6 No Solicitation.

(a) NYMEX Holdings shall not, nor shall it authorize or permit any of the NYMEX Holdings Subsidiaries to, and NYMEX Holdings shall use its commercially reasonable efforts to cause its and its Subsidiaries’ respective Representatives not to, directly or indirectly (i) initiate or solicit or knowingly facilitate or encourage any inquiry or the making of any proposal that constitutes a Takeover Proposal, (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Takeover Proposal, (iii) continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data with respect to, or otherwise cooperate with or take any other action to facilitate any proposal that (A) constitutes any Takeover Proposal or (B) requires NYMEX Holdings to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement or (iv) submit to the stockholders of NYMEX Holdings, or the members of NYMEX, for their approval or adoption any Takeover Proposal or any purchase offer with respect to the Membership Interests owned by them, or any amendment to the Constituent Documents of NYMEX, or agree or publicly announce an intention to take any of the foregoing actions. Notwithstanding the foregoing, prior to the receipt of the NYMEX Holdings Stockholder Approval, NYMEX Holdings may, in response to a bona fide written Takeover Proposal that was unsolicited and did not otherwise result from a breach of this Section 6.6(a), and subject to compliance with Section 6.6(c):

(x) furnish information with respect to NYMEX Holdings and the NYMEX Holdings Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with a confidentiality agreement containing provisions no less restrictive than those contained in the Confidentiality Agreement, provided that such confidentiality agreement shall not contain any provisions that would prevent NYMEX Holdings from complying with its obligation to provide the required disclosure to CME Group pursuant to Section 6.6(b), and provided further that all such information provided to such Person has previously been provided to CME Group or is provided to CME Group prior to or concurrently with the time it is provided to such Person; and

(y) participate in discussions or negotiations with such Person or its Representatives regarding such Takeover Proposal;

provided, in each case, that the Board of Directors of NYMEX Holdings determines in good faith after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that (i) such Takeover Proposal is or could reasonably be expected to lead to a Superior Proposal and (ii) the failure to furnish such information or participate in such discussions or negotiations with respect to such Takeover Proposal would reasonably be expected to violate its fiduciary duties to the stockholders of NYMEX Holdings under applicable Law. In addition, NYMEX Holdings shall (A) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Takeover Proposal and will request the prompt return of any confidential information previously furnished to such Persons in connection therewith and (B) use its commercially reasonable efforts promptly to inform its Representatives of the obligations undertaken in this Section 6.6. NYMEX Holdings agrees not to, and to cause the NYMEX Holdings Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which NYMEX Holdings or any NYMEX Holdings Subsidiary is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make a Takeover Proposal. Without limiting the foregoing, any violation of the restrictions set forth in this Section 6.6 by any Representative of NYMEX Holdings or any of its Subsidiaries shall be deemed to be a breach of this Section 6.6 by NYMEX Holdings. Notwithstanding the foregoing, nothing in this Section 6.6(a) shall prohibit NYMEX Holdings’ outside legal counsel from contacting and engaging in discussions with any Person who has made an unsolicited Takeover Proposal that did not otherwise result from a breach of this Section 6.6(a) solely for the purpose of clarifying such Takeover Proposal and any material terms and the conditions of consummation thereof so as to assist the Board of Directors of NYMEX Holdings in determining whether it could reasonably be expected for such Takeover Proposal to lead to a Superior Proposal.

(b) As promptly as practicable after the receipt, directly or indirectly, by NYMEX Holdings of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, and in any case within twenty-four (24) hours after the receipt thereof, NYMEX Holdings shall provide oral and written notice to CME Group of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry and (iii) the material terms and conditions of any such Takeover Proposal or inquiry (including a copy of any such written Takeover Proposal and any amendments or modifications thereto). Commencing upon the provision of any notice referred to above and continuing until such Takeover Proposal is withdrawn or the Board of Directors of NYMEX Holdings has provided written notice to CME Group that it is prepared to effect a Change in

Recommendation pursuant to Section 6.6(c), (A) once, and not more than once, each day at mutually reasonably agreeable times, NYMEX Holdings (or its outside counsel) shall, in person or by telephone, provide CME Group (or its outside counsel) a summary of the status of such Takeover Proposal and the material resolved or unresolved issues (including the stated positions of the parties to such negotiations on such issues) related thereto, including material amendments or proposed amendments as to price and other material terms of such Takeover Proposal and (B) NYMEX Holdings shall, promptly upon receipt or delivery thereof, provide CME Group (or its outside counsel) with copies of all drafts and final versions (and any comments thereon) of agreements (including schedules and exhibits thereto) relating to such Takeover Proposal exchanged between NYMEX Holdings or any of its Representatives, on the one hand, and the person making such Takeover Proposal or any of its Representatives, on the other hand.

(c) Neither the Board of Directors of NYMEX Holdings nor any committee thereof shall, directly or indirectly, (i) effect a Change in Recommendation or (ii) approve any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Takeover Proposal or any offer to purchase the NYMEX or COMEX Membership Interests; provided, however, that in the case of clause (ii), NYMEX Holdings shall not be prohibited from entering into a confidentiality agreement pursuant to Section 6.6(a). Notwithstanding the foregoing, at any time prior to the NYMEX Holdings Stockholder Approval, the Board of Directors of NYMEX Holdings may, in response to a Superior Proposal or an Intervening Event, effect a Change in Recommendation, provided that the Board of Directors of NYMEX Holdings determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so would reasonably be expected to violate its fiduciary duties to the stockholders of NYMEX Holdings under applicable Law, and provided, further, that the Board of Directors of NYMEX Holdings may not effect such a Change in Recommendation unless (i) the Board of Directors shall have first provided prior written notice to CME Group that it is prepared to effect a Change in Recommendation in response to a Superior Proposal or an Intervening Event, which notice shall, in the case of a Superior Proposal, attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, and, in the case of an Intervening Event, attach information specifying such Intervening Event in reasonable detail and any other information related thereto reasonably requested by CME Group and (ii) CME Group does not make, within five (5) Business Days after the receipt of such notice (or, in the event of a Takeover Proposal that has been materially revised or modified, within three (3) Business Days of such modification, if later), a proposal that the Board of Directors of NYMEX Holdings determines in good faith, after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the stockholders of NYMEX Holdings as such Superior Proposal or obviates the need for a Change in Recommendation as a result of the Intervening Event, as the case may be (the “Matching Bid”). NYMEX Holdings agrees that, during the five (5) Business Day period prior to its effecting a Change in Recommendation, NYMEX Holdings and its Representatives shall negotiate in good faith with CME Group and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by CME Group. Notwithstanding any Change in Recommendation, CME Group shall have the option (the “Stockholder Vote Option”), exercisable within five (5) Business Days after such Change in Recommendation, to cause the Board of Directors of NYMEX Holdings to submit this Agreement to the stockholders of NYMEX Holdings for the purpose of adopting this Agreement. If CME Group fails to exercise such option, NYMEX Holdings may terminate this Agreement pursuant to and in accordance with Section 8.1(d)(ii) (No Exercise of Stockholder Vote Option). In the event of a Change in Recommendation or any recommendation of a Superior Proposal, NYMEX Holdings shall provide CME Group with NYMEX Holdings’ stockholder list and NYMEX’s member list and, following such Change in Recommendation or recommendation of a Superior Proposal until such time as this Agreement is terminated in accordance with its terms, CME Group may contact NYMEX Holdings’ stockholders and NYMEX’s members without regard to the limitations contained in Section 6.10 (Public Announcements).

(d) For purposes of this Agreement:

“Intervening Event” means a material development or change in circumstances occurring or arising after the date hereof, which was not known or reasonably foreseeable to the Board of Directors of NYMEX Holdings as of or prior to the date hereof (which change or development does not relate to a Takeover Proposal), and which becomes known to the Board of Directors of NYMEX Holdings prior to the NYMEX Holdings Stockholder Approval.

“Takeover Proposal” means any proposal or offer for a direct or indirect (i) merger, tender offer, exchange offer, binding share exchange, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving NYMEX Holdings or one or more of its Subsidiaries, (ii) sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of 15% or more of the fair value of the assets of NYMEX Holdings and the NYMEX Holdings Subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of Beneficial Ownership of Securities representing fifteen percent (15%) or more of the voting power of NYMEX Holdings’ Securities; provided, however, that the term “Takeover Proposal” shall not include the Merger or the other transactions contemplated hereby.

“Superior Proposal” means any bona fide unsolicited written Takeover Proposal made by any party (other than CME Group or Merger Sub) that did not otherwise result from a breach of this Section 6.6, and that, if consummated, would result in such third party (or in the case of a direct merger between such third party and NYMEX Holdings, the stockholders of such third party) acquiring, directly or indirectly, more than ninety percent (90%) of the voting power of NYMEX Holdings’ Securities or all or substantially all the assets of NYMEX Holdings and the NYMEX Holdings Subsidiaries, taken as a whole, and that the Board of Directors of NYMEX Holdings determines in good faith, after consultation with its outside counsel and a financial advisor of nationally recognized reputation, to be, if consummated, more favorable to the stockholders of NYMEX Holdings than the transactions contemplated by this Agreement (taking into account any proposal by CME Group to amend the terms of this Agreement) from a financial point of view, taking into account all financial, regulatory, legal and other aspects of such Takeover Proposal, including the likelihood of consummation.

Section 6.7 Employee Matters.

(a) Except to the extent necessary to avoid the duplication of benefits, the Surviving Corporation shall recognize the service of each employee of NYMEX Holdings and any NYMEX Holdings Subsidiary who remains in the employment of the Surviving Corporation and its Subsidiaries (each, a “Continuing Employee”) with NYMEX Holdings or its Affiliates before the Effective Time as if such service had been performed with CME Group or its Affiliates (i) for all purposes under the NYMEX Holdings Benefit Plans maintained by the Surviving Corporation or its Affiliates after the Effective Time (to the extent such plans, programs, or agreements are delivered to Continuing Employees), (ii) for purposes of eligibility and vesting under any employee benefit plans and programs of the Surviving Corporation or its ERISA Affiliates other than the NYMEX Holdings Benefit Plans (the “Surviving Corporation Plans”) in which the Continuing Employee participates after the Effective Time, and (iii) for benefit accrual purposes under any Surviving Corporation Plan that is a vacation or severance plan in which the Continuing Employee participates after the Effective Time.

(b) With respect to any welfare plan maintained by the Surviving Corporation or its Affiliates in which Continuing Employees are eligible to participate after the Effective Time, the Surviving Corporation and its Affiliates shall use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by NYMEX Holdings or its Affiliates prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(c) The Surviving Corporation shall honor in accordance with their terms the NYMEX Holdings Benefit Plans listed on Section 6.7(c) of the NYMEX Holdings Disclosure Letter. CME Group acknowledges and agrees that the transactions contemplated by this Agreement will constitute a “change in control” within the meaning of any NYMEX Holdings Benefit Plans which include a definition of such (or substantially similar) concept.

Section 6.8 Fees and Expenses. Subject to Section 8.3 (Termination Fee), whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses, except (a) with respect to Expenses of printing and mailing the Joint Proxy Statement/Prospectus, all filing and other fees paid to the SEC in connection with the Merger and all fees associated with the HSR Act, which shall be borne equally by CME Group and NYMEX Holdings and (b) if this Agreement is terminated pursuant to Section 8.1(c)(iv) (Failure of Minimum Condition) or Section 8.1(c)(v) (No Member Approval) and a fee is not payable pursuant to Section 8.3(b), then NYMEX Holdings shall reimburse CME Group for all of its Expenses up to a maximum amount of $25 million (the “Termination Expense Reimbursement”), within five (5) Business Days of receipt of a reasonably detailed written notice from CME Group requesting payment thereof. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing, as the case may be, of the Joint Proxy Statement/Prospectus, the Membership Purchase Offer Documents and the Form S-4 and any amendments or supplements thereto, and the solicitation of the NYMEX Holdings Stockholder Approval, the CME Group Stockholder Approval, the NYMEX Member Approval and the Membership Purchase Offer and all other matters related to the transactions contemplated hereby.

Section 6.9 Directors’ and Officers’ Indemnification and Insurance. From and after the Effective Time, CME Group and the Surviving Corporation jointly and severally shall (a) indemnify and hold harmless, against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors, officers and employees prior to the Effective Time of NYMEX Holdings and the NYMEX Holdings Subsidiaries (in all of their capacities) (the “Indemnified Persons”) (i) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by NYMEX Holdings pursuant to NYMEX Holdings’ Constituent Documents and indemnification agreements, if any, in existence on the date hereof with any Indemnified Persons and (ii) without limitation to clause (i), to the fullest extent permitted by Law, (b) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in NYMEX Holdings’ Constituent Documents immediately prior to the Effective Time and ensure that the Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of NYMEX Holdings and the NYMEX Holdings Subsidiaries than are presently set forth in the Certificate of Incorporation and Bylaws of NYMEX Holdings and (c) maintain for a period of six (6) years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (“D & O Insurance”) maintained by NYMEX Holdings (provided that the Surviving Corporation (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); and provided, further, that in no event shall the Surviving Corporation be required to expend in any one year more than 250% of the current annual premium expended by NYMEX Holdings and the NYMEX Holdings Subsidiaries to maintain or procure such D & O Insurance immediately prior to the Effective Time (such 250% amount, the “Maximum Annual Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving

Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Persons, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.9 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation. The obligations of CME Group and the Surviving Corporation under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.9 applies without the written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9). The rights of any Indemnified Person under this Section 6.9 shall be in addition to any other rights such Indemnified Person may have under the Certificate of Incorporation or Bylaws of the Surviving Corporation or any of its Subsidiaries, under the DGCL, or otherwise. The provisions of this Section 6.9 shall survive the consummation of the Merger. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing entity or Surviving Corporation in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9. CME Group shall reimburse all reasonable out-of-pocket expenses, including reasonable attorneys’ fees, incurred by an Indemnified Person in connection with any successful action seeking enforcement of such Indemnified Person’s rights provided in this Section 6.9.

Section 6.10 Public Announcements. CME Group and NYMEX Holdings shall develop a joint communications plan and each Party shall (a) ensure that all press releases and other public statements or communications with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (b) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement or communication with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 6.2 (Preparation of Joint Proxy Statement/Prospectus), neither CME Group nor NYMEX Holdings shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.11 Notice of Certain Events. Each of CME Group and NYMEX Holdings shall promptly notify the other after receiving or becoming aware of (a) any notice or other communication from any Person alleging that the consent of that Person is or may be required in connection with the transactions contemplated by this Agreement, (b) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate as of the date hereof or as of the Closing Date, (c) any litigation or investigation commenced or, to its knowledge, threatened against, relating to or otherwise involving CME Group or any of the CME Group Subsidiaries or NYMEX Holdings or any of the NYMEX Holdings Subsidiaries, as the case may be, that relates to the consummation of the transactions contemplated by this Agreement and (d) any failure of CME Group or NYMEX Holdings, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice; and provided, further that a failure to comply with this Section 6.11 shall not constitute a failure of any condition set forth in Article VII to be satisfied unless the underlying event itself would independently result in the failure of a condition set forth in Article VII to be satisfied or such failure was willful.

Section 6.12 Listing of Shares of CME Group Common Stock. CME Group shall use its commercially reasonable efforts to cause the shares of CME Group Class A Common Stock to be issued in the Merger to be approved for listing on the NYSE and the Nasdaq, subject to official notice of issuance, prior to the Closing Date.

Section 6.13 Section 16 of the Exchange Act. Prior to the Effective Time, each of CME Group and NYMEX Holdings shall take all such steps as may be required to cause any dispositions of NYMEX Holdings Common Securities (including derivative securities with respect to NYMEX Holdings Common Securities) or acquisitions of CME Group Class A Common Stock (including derivative securities with respect to CME Group Class A Common Stock) resulting from the transactions contemplated by Article I or Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act, including any such actions specified in the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

Section 6.14 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or shall become applicable to the transactions contemplated hereby, NYMEX Holdings and its Boards of Directors shall use all reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 6.15 Stockholder or Member Litigation. NYMEX Holdings shall promptly advise CME Group orally and in writing of any litigation brought by (a) any stockholder of NYMEX Holdings against NYMEX Holdings and/or its directors or (b) any member of NYMEX or COMEX against NYMEX Holdings, NYMEX or COMEX and/or their respective directors, relating to this Agreement and/or the transactions contemplated by this Agreement, including the Merger and the Membership Purchase Offer, and shall keep CME Group fully informed regarding any such litigation. NYMEX Holdings and NYMEX shall, and shall cause COMEX to, give CME Group the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense or settlement of any such litigation, shall give due consideration to CME Group’s advice with respect to such litigation and shall not settle or offer to settle any such litigation without the prior written consent of CME Group (not to be unreasonably withheld, conditioned or delayed).

Section 6.16 NYMEX Rulebook.

(a) Promptly following the date hereof, NYMEX Holdings, NYMEX and CME Group shall cooperate to determine changes needed to the NYMEX Rulebook to effect the repurchase and transfer of NYMEX Class A Memberships pursuant to the Membership Purchase Offer and the establishment of trading licenses or permits in the form determined by CME Group in its sole discretion to permit trading following the Effective Time (collectively, the “Trading Structure Revisions”) and NYMEX shall effect those changes to the NYMEX Rulebook determined by CME Group in its sole discretion to be necessary or appropriate to effect the Trading Structure Revisions.

(b) At the Effective Time, CME Group shall adopt the necessary changes to the NYMEX Rulebook to provide for the following:

(i) NYMEX shall maintain facilities for an open outcry market for the trading (the “Trading Floor”) of futures and options contracts traded on the Trading Floor on the date of this Agreement (the “Current Products”). At any time following the end of the first full fiscal quarter as to which the Trading Floor does not satisfy the financial tests set forth on Schedule 6.16 for such quarter (the “Quarterly Financial Tests”), NYMEX shall have the right to close the Trading Floor. Prior to closing the Trading Floor, NYMEX shall have the right to close any individual trading ring and terminate open outcry trading of any Current Products traded in such trading ring, if the Trading Floor would have satisfied the Quarterly Financial Tests for the immediately preceding fiscal quarter, on a pro forma basis, assuming that such trading ring was closed as of the first day of the testing period. NYMEX shall measure the Quarterly Financial Tests within 60 days following each full fiscal quarter following the Effective Time. NYMEX shall give any holders of trading permits having Trading Floor access (the “Trading Floor Permits”) at least 30 days’ notice of the closing of the Trading Floor or any trading ring.

(ii) NYMEX shall maintain the Trading Floor at its existing location for so long as the Occupancy Agreement remains in effect, and thereafter, at another location in the Borough of Manhattan.

(iii) The Trading Floor shall be the exclusive venue for the open outcry trading for Current Products for so long as such products are traded on the Trading Floor. CME Group is under no obligation to provide a backup or alternative facility for open outcry trading if the Trading Floor is rendered inoperable for any reason. In the event that the Trading Floor is rendered inoperable for any reason, the electronic trading platform on which any Current Product then is traded shall serve as the venue for trading such Current Product.

(iv) The provisions of the NYMEX Rulebook set forth in clauses (i)—(iv) (the “Designated Provisions”) may not be amended without the written approval of holders of 50% or more of the then outstanding Trading Floor Permits. Holders of Trading Floor Permits shall have the sole right to enforce the Designated Provisions. Any dispute as to whether the rights of the holders of the Trading Floor Permits contained in the Designated Provisions have been violated (a “Designated Provisions Dispute”) will be submitted to mandatory and binding arbitration, in New York, New York, before three arbitrators under the Comprehensive Arbitration Rules and Procedures of Judicial Arbitration and Mediations Services, Inc. (“JAMS”) (or if JAMS is no longer in existence, the Commercial Arbitration Rules of the American Arbitration Association). A Designated Provision Dispute may only be initiated by holders of 10% or more of the outstanding Trading Floor Permits. Neither party shall be liable to the other for consequential, punitive or monetary damages in connection with a Designated Provisions Dispute.

Section 6.17 NYMEX Holdings Third Party Consents. NYMEX Holdings shall use commercially reasonable efforts to obtain the consents and waivers set forth on Section 6.17 of the NYMEX Holdings Disclosure Letter prior to the Effective Time.

Section 6.18 Tax Matters. NYMEX Holdings shall, and shall cause each NYMEX Holdings Subsidiary to, duly and timely file with the appropriate Government Entities or Taxing Authorities all Tax Returns required to be filed by it in respect of any Taxes in any jurisdiction for which NYMEX Holdings is required by a Governmental Entity to file such Tax Returns, whether or not such Taxes are asserted by the relevant Governmental Entity or Taxing Authority, and such Tax Returns shall be true, correct and complete in all material respects.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. NYMEX Holdings shall have obtained the NYMEX Holdings Stockholder Approval and CME Group shall have obtained the CME Group Stockholder Approval.

(b) Stock Exchange Listing. The shares of CME Group Class A Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance, and Nasdaq.

(c) Regulatory Approval. (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and the Foreign Competition Laws shall have been terminated or shall have expired, any investigation opened by means of a second request for additional information or otherwise shall have been terminated or closed and no action shall have been instituted by the U.S. Department of Justice or the FTC or under any Foreign Competition Laws challenging or seeking to enjoin the consummation of this transaction or impose a Burdensome Condition, which action shall not have been withdrawn, terminated or finally resolved without the imposition of a Burdensome Condition and (ii) all other notices, reports, filings, consents, registrations, approvals, permits or authorizations required to be made prior to the Effective Time by NYMEX Holdings or CME Group or any of their respective Subsidiaries with, or obtained prior to the Effective Time by NYMEX Holdings or CME Group or any of their respective Subsidiaries from, any Governmental Entity or Self-Regulatory Organization in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, the failure of which to make or obtain would, individually or in the aggregate, provide a reasonable basis to conclude that CME Group, Merger Sub, NYMEX Holdings or NYMEX or their respective directors and officers would be subject to the risk of criminal liability, shall have been so made or obtained; and such notices, reports, filings, consents, registrations, approvals, permits and authorizations shall not be subject to any term or condition that would reasonably be expected to result in a Burdensome Condition.

(d) No Injunctions or Restraints; Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other Order, judgment, decision, opinion or decree shall have been issued and remain in effect issued by a court or other Governmental Entity or Self-Regulatory Organization of competent jurisdiction having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the transactions contemplated by this Agreement (collectively, “Restraints”).

(e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 7.2 Conditions to Obligations of CME Group and Merger Sub. The obligations of CME Group and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by CME Group, on or prior to the Closing Date of the following additional conditions:

(a) Completion of the Membership Purchase Offer. NYMEX shall have, without the waiver of any conditions to the Membership Purchase Offer, including the satisfaction of the Minimum Condition prior to 5:00 p.m., Chicago time, on the date of the NYMEX Holdings Stockholders Meeting, accepted for payment and paid for the NYMEX Class A Memberships purchased pursuant to the Membership Purchase Offer; provided, that this condition shall be deemed waived in the event that the Minimum Condition is not satisfied prior to 5:00 p.m., Chicago time, on the date of the NYMEX Holdings Stockholders Meeting, and this Agreement is not terminated pursuant to Section 8.1(c)(iv) within twenty (20) Business Days of the NYMEX Holdings Stockholders Meeting (or any adjournment or postponement thereof).

(b) NYMEX Member Approval. NYMEX shall have obtained the NYMEX Member Approval; provided, that this condition shall be deemed waived in the event that this Agreement is not terminated pursuant to Section 8.1(c)(v) within twenty (20) Business Days of the NYMEX Member Meeting (or any adjournment or postponement thereof).

(c) Representations and Warranties. Each of the representations and warranties of NYMEX Holdings and NYMEX set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably expected to result in a Material Adverse Effect on NYMEX Holdings; provided, however, that, notwithstanding the foregoing, each of the NYMEX Holdings Identified Representations shall be true and correct in all material respects, except that Section 3.3 shall be deemed untrue and incorrect if not true and correct except to a de minimis extent (relative to Section 3.3 taken as a whole). CME Group shall have received a certificate of the chief executive officer or the chief financial officer of NYMEX Holdings to such effect.

(d) Performance of Obligations of NYMEX Holdings. Each of NYMEX Holdings and NYMEX shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and CME Group shall have received a certificate of the chief executive officer or the chief financial officer of NYMEX Holdings and NYMEX to such effect.

(e) Tax Opinion. CME Group shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to CME Group, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, to the effect that (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of CME Group, Merger Sub and NYMEX Holdings will be a party to such reorganization. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of CME Group, NYMEX Holdings and others.

Section 7.3 Conditions to Obligations of NYMEX Holdings. The obligations of NYMEX Holdings to effect the Merger are subject to the satisfaction of, or waiver by NYMEX Holdings, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of CME Group and Merger Sub set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably expected to result in a Material Adverse Effect on CME Group; provided, however, that, notwithstanding the foregoing, each of the CME Group Identified Representations shall be true and correct in all material respects. NYMEX Holdings shall have received a certificate of the chief executive officer or the chief financial officer of CME Group to such effect.

(b) Performance of Obligations of CME Group and Merger Sub. Each of CME Group and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and NYMEX Holdings shall have received a certificate of the chief executive officer or the chief financial officer of CME Group to such effect.

(c) NYMEX Holdings Directors. The NYMEX Holdings Directors shall have been duly appointed to the Board of Directors of CME Group, in accordance with Section 1.7.

(d) Tax Opinion. NYMEX Holdings shall have received an opinion of Weil, Gotshal & Manges LLP in form and substance reasonably satisfactory to NYMEX Holdings, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, to the effect that (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of NYMEX Holdings, CME Group and Merger Sub will be a party to such reorganization. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of NYMEX Holdings, CME Group and others.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the NYMEX Holdings Stockholder Approval or the CME Group Stockholder Approval:

(a) Mutual Consent. By mutual written consent of CME Group and NYMEX Holdings;

(b) by either CME Group or NYMEX Holdings, if:

(i) Termination Date. The Merger shall not have been consummated by March 17, 2009, whether such date is before or after the date of the NYMEX Holdings Stockholder Approval and the CME Group Stockholder Approval; provided, that in the event that, as of March 17, 2009, all conditions to Closing set forth in Article VII have been satisfied or waived (other than such conditions that by their terms are satisfied at or immediately prior to the Closing) other than the condition set forth in Section 7.1(c) (Regulatory Approval), the termination date may be extended from time to time by either CME Group or NYMEX Holdings by up to an aggregate of ninety (90) days (such date, including any such permitted extensions thereof, the “Outside Date”) and provided, further, that the right to terminate the Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party whose failure to perform any of its obligations under this Agreement is the primary cause of the failure of the Merger to be consummated by such time;

(ii) Restraint. Any Restraint having any of the effects set forth in Section 7.1(d) (No Injunctions or Restraints; Illegality) shall be in effect and shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have otherwise complied in all material respects with the terms of Section 6.5 (Consents and Approvals); or

(iii) No Stockholder Approval. (A) the NYMEX Holdings Stockholder Approval shall not have been obtained at the NYMEX Holdings Stockholder Meeting or any adjournments or postponements thereof; or (B) the CME Group Stockholder Approval shall not have been obtained at the CME Group Stockholders Meeting or any adjournment or postponement thereof; provided that the right to terminate the Agreement pursuant to this Section 8.1(b)(iii) shall not be available to NYMEX Holdings if NYMEX Holdings has not complied with its obligations under Section 6.6 (No Solicitation).

(c) by CME Group, if:

(i) Breach by NYMEX Holdings. NYMEX Holdings or NYMEX shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by NYMEX Holdings or NYMEX, as applicable, prior to the Outside Date or is not cured by the earlier of (x) thirty (30) Business Days following written notice to NYMEX Holdings or NYMEX by CME Group of such breach or (y) the Outside Date and (B) would result in a failure of any condition set forth in Sections 7.2(c) or (d) (No Breach of Representations and Warranties; Performance of Obligations of NYMEX Holdings);

(ii) Violation of Non-Solicitation. NYMEX Holdings or any of the NYMEX Holdings Subsidiaries or their respective Representatives shall have breached in any material respect any of their respective obligations under Section 6.6 (No Solicitation;

(iii) Failure to Recommend or Change in Recommendation. Except if CME Group has exercised the Stockholder Vote Option pursuant to Section 6.6(c) (No Solicitation), the Board of Directors of NYMEX Holdings shall (A) fail to authorize, approve or recommend the Merger, (B) effect a Change in Recommendation, or (C) in the case of a Takeover Proposal made by way of a tender offer or exchange offer, fail to remain silent (except for issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act) or fail to recommend that NYMEX Holdings’ stockholders reject such tender offer or exchange offer within the ten (10) Business Day period specified in Section 14e-2(a) under the Exchange Act;

(iv) Failure of Minimum Condition. The Minimum Condition shall not have been satisfied by 5:00 p.m., Chicago time, on the date of the NYMEX Holdings Stockholders Meeting); provided, that such right to terminate pursuant to this Section 8.1(c)(iv) shall expire twenty (20) Business Days following the date of the NYMEX Holdings Stockholders Meeting (or any adjournment or postponement thereof); or

(v) No Member Approval. The NYMEX Member Approval shall not have been obtained); provided that such right to terminate pursuant to this Section 8.1(c)(v) shall expire twenty (20) Business

Days following the date of the NYMEX Member Meeting (or any adjournment or postponement thereof).

(d) by NYMEX Holdings, if:

(i) Breach by CME Group. CME Group or Merger Sub shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by CME Group or Merger Sub prior to the Outside Date or is not cured by the earlier of (x) thirty (30) Business Days following written notice to CME Group or Merger Sub by NYMEX Holdings of such breach or (y) the Outside Date and (B) would result in a failure of any condition set forth in Sections 7.3(a) or (b) (No Breach of Representations or Warranties; Performance of Obligations by CME Group); or

(ii) No Exercise of Stockholder Vote Option. If CME Group determines not to exercise the Stockholder Vote Option when permitted to do so pursuant to Section 6.6(c) (No Solicitation).

Section 8.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 8.1 (Termination), the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party hereto with respect thereto, except for the confidentiality provisions of Section 6.4 (Access to Information; Confidentiality) and the provisions of this Section 8.2, Section 8.3 (Termination Fee) (which, subject to the proviso of this sentence, shall constitute the sole and exclusive remedy of the Party receiving payment thereunder) and Article IX (General Provisions), each of which shall remain in full force and effect; provided, however, that no Party hereto shall be relieved or released from any liability or damages arising from a willful breach of any provision of this Agreement. For purposes of clarification, it is understood and agreed that the payment of the Termination Fee pursuant to Section 8.3 (Termination Fee) shall not preclude CME Group in the case of a willful breach of this Agreement by NYMEX Holdings from seeking additional damages from NYMEX Holdings on account of such willful breach.

Section 8.3 Termination Fee.

(a) NYMEX Holdings shall pay to CME Group, by wire transfer of immediately available funds, the sum of $308.1 million (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated pursuant to Section 8.1(c)(iii) (Failure to Recommend or Change in Recommendation) or Section 8.1(d)(ii) (No Exercise of Stockholder Vote Option), then NYMEX Holdings shall pay the entire Termination Fee by the tenth (10th) Business Day following such termination; and

(ii) (x) if this Agreement is terminated (A) pursuant to Section 8.1(c)(i) (Breach by NYMEX Holdings) if the breach giving rise to such termination was willful, (B) pursuant to Section 8.1(b)(iii)(A) (No Stockholder Approval), Section 8.1(c)(v) (No Member Approval) or Section 8.1(c)(iv) (Failure of Minimum Condition), or (C) pursuant to Section 8.1(b)(i) (Termination Date) without a vote of the stockholders of NYMEX Holdings contemplated by this Agreement at the NYMEX Holdings Stockholders Meeting having occurred or without a vote of the members of NYMEX contemplated by this Agreement at the NYMEX Member Meeting or otherwise, and in any such case of (A), (B) or (C) above, a Takeover Proposal shall have been publicly announced or otherwise communicated to the Board of Directors of NYMEX Holdings (or any Person shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make a Takeover Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of NYMEX Holdings at the NYMEX Holdings Stockholders Meeting, in the case of clause (B), or the date of termination, in the case of clauses (A) or (C), and (y) if within twelve (12) months after the date of such termination, NYMEX Holdings enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Takeover Proposal, then NYMEX Holdings shall pay to CME Group the Termination Fee by the second (2nd) Business Day following the date NYMEX Holdings enters into a definitive agreement or consummates such transaction; provided, that, solely for purposes of this Section 8.3(a)(ii) and Section 8.3(b), the term “Takeover Proposal”

shall have the meaning ascribed thereto in Section 6.6(d) (No Solicitation), except that all references to fifteen percent (15%) shall be changed to fifty percent (50%). The amount of any Termination Expense Reimbursement actually paid pursuant to Section 6.8 (Fees and Expenses) shall be credited against any Termination Fee payable under this Section 8.3(a)(ii).

(b) In the event NYMEX Holdings or any of the NYMEX Holdings Subsidiaries or their respective Representatives shall have breached in any material respect any of their respective obligations under Section 6.6 (No Solicitation), which breach has resulted in a Takeover Proposal being publicly announced or otherwise communicated to a member of senior management or the Board of Directors of NYMEX Holdings and (i) CME Group shall have not exercised its right to terminate this Agreement under Section 8.1(c)(ii) (Violation of Non-Solicitation) prior to a vote of the stockholders of NYMEX Holdings at the NYMEX Holdings Stockholders Meeting and (ii) this Agreement is terminated (x) pursuant to Section 8.1(b)(iii)(A) (No Stockholder Approval), Section 8.1(c)(v) (No Member Approval) or Section 8.1(c)(iv) (Failure of Minimum Condition) or (y) pursuant to Section 8.1(b)(i) (Termination Date) without a vote of the stockholders of NYMEX Holdings contemplated by this Agreement at the NYMEX Holdings Stockholders Meeting having occurred or without a vote of the members of NYMEX contemplated by this Agreement at the NYMEX Member Meeting or otherwise, then NYMEX Holdings shall pay to CME Group, by wire transfer of immediately available funds, an amount equal to $50 million within three (3) Business Days following such termination; provided, however, that if within twelve (12) months after the date of such termination, NYMEX Holdings enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Takeover Proposal, then NYMEX Holdings shall pay to CME Group the Termination Fee, less the amount of the fee described in this Section 8.3(b) to the extent already paid, by the second (2nd) Business Day following the date NYMEX Holdings enters into a definitive agreement or consummates such transaction.

(c) CME Group shall pay to NYMEX Holdings, by wire transfer of immediately available funds, the Termination Fee if this Agreement is terminated pursuant to Section 8.1(b)(iii)(B) (No Stockholder Approval) or pursuant to Section 8.1(b)(i) (Termination Date) without a vote of the stockholders of CME Group contemplated by this Agreement at the CME Group Stockholders Meeting having occurred and (i) (A) a CME Group Takeover Proposal shall have been publicly announced or otherwise communicated to the Board of Directors of CME Group (or any Person shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make a CME Group Takeover Proposal) or (B) a CME Group Acquisition Transaction shall have been publicly announced, in each case, at any time after the date of this Agreement and prior to, in the case of termination pursuant to Section 8.1(b)(iii)(B) (No Stockholder Approval), the date of the taking of the vote of the stockholders of CME Group at the CME Group Stockholders Meeting and, in the case of termination pursuant to Section 8.1(b)(i) (Termination Date), the date of termination and (ii) within twelve (12) months after the date of such termination, CME Group enters into a definitive agreement to consummate, or consummates, the transactions contemplated by such CME Group Takeover Proposal or such CME Group Acquisition Transaction, as the case may be, by the second (2nd) Business Day following the date CME Group enters into such definitive agreement or consummates such transaction.

(d) For purpose of this Agreement:

“CME Group Takeover Proposal” means any proposal or offer for a direct or indirect (i) sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of all or substantially all of the fair value of the assets of CME Group and the CME Group Subsidiaries, taken as a whole, in one or a series of related transactions, or (ii) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of Beneficial Ownership of Securities representing more than fifty percent (50%) of the voting power of CME Group’s Securities.

“CME Group Acquisition Transaction” means any direct or indirect (i) acquisition or assumption by CME Group or any CME Group Subsidiary of the assets and business of any other Person (other than NYMEX Holdings or a NYMEX Holdings Subsidiary), in one or a series of related transactions, or (ii) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) by CME Group or any CME Group Subsidiary of

Beneficial Ownership of more than fifty percent (50%) of the voting power of Securities of any other Person (other than NYMEX Holdings or a NYMEX Holdings Subsidiary), in each case, for which the fair value of the total consideration paid by CME Group or any CME Group Subsidiary is in excess of $8 billion in the aggregate.

(e) Each of CME Group and NYMEX Holdings agrees that the agreements contained in this Section 8.3 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, such Party would not enter into this Agreement; accordingly, if either CME Group or NYMEX Holdings fails promptly to pay any amounts due under this Section 8.3 and, in order to obtain such payment, CME Group or NYMEX Holdings, as the case may be, commences a suit that results in a judgment against the other Party for such amounts, such other Party shall pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York in effect on the date such payment was due, together with the costs and expenses of CME Group or NYMEX Holdings, as the case may be (including reasonable legal fees and expenses) in connection with such suit.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 6.9) (Directors’ and Officers’ Indemnification and Insurance) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to CME Group or Merger Sub, to:

CME Group Inc.

20 South Wacker Drive

Chicago, IL 60606

Telecopier: (312) 930-4556

Attention: Kathleen M. Cronin, General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago, IL 60606

Telecopier: (312) 407-0411

Attention: Rodd M. Schreiber, Esq.

 Susan S. Hassan, Esq.

If to NYMEX Holdings or NYMEX, to:

NYMEX Holdings, Inc.

One North End Avenue

World Financial Center

New York, NY 10282

Telecopier: (212) 299-2299

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Telecopier: (212) 310-8007

Attention: Howard Chatzinoff, Esq.

 Michael J. Aiello, Esq.

Section 9.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “made available” shall be deemed to mean that such information was included in the applicable Party’s electronic data room at least two (2) Business Days prior to the date of this Agreement.

Section 9.4 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each Party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by the other Parties hereto.

Section 9.5 Entire Agreement; Third Party Beneficiaries.

(a) This Agreement (including the Exhibits and the Parties’ disclosure letters hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

(b) This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever, other than Section 6.9 (Directors’ and Officers’ Indemnification and Insurance) (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.8 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of NYMEX Holdings, the stockholders of CME Group or the NYMEX Members, but, after such approval, no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders or NYMEX Members, as applicable, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.9 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.10 Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW. The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the Federal courts of the United States of America located in the State of Delaware in respect of all matters arising out of or relating to this Agreement, the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 (Notices) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(b).

Section 9.11 Enforcement. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[signature page follows]

IN WITNESS WHEREOF, CME Group Inc., CMEG NY Inc., NYMEX Holdings, Inc. and New York Mercantile Exchange, Inc. have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CME GROUP INC.

By:	/s/ Terrence A. Duffy
Name: Terrence A. Duffy
Title: Executive Chairman

By:	/s/ Craig S. Donohue
Name: Craig S. Donohue
Title: Chief Executive Officer

CMEG NY INC.

By:	/s/ Kathleen M. Cronin
Name: Kathleen M. Cronin
Title: Secretary

NYMEX HOLDINGS, INC.

By:	/s/ Richard Schaeffer
Name: Richard Schaeffer
Title: Chairman of the Board

By:	/s/ James E. Newsome
Name: James E. Newsome
Title: President and Chief Executive Officer

NEW YORK MERCANTILE EXCHANGE, INC.

By:	/s/ Richard Schaeffer
Name: Richard Schaeffer
Title: Chairman of the Board

By:	/s/ James E. Newsome
Name: James E. Newsome
Title: President and Chief Executive Officer

Annex B

March 16, 2008

Board of Directors

CME Group Inc.

20 South Wacker Drive

Chicago, IL 60606

Members of the Board of Directors:

We understand that CME Group Inc. (“CME” or the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with NYMEX Holdings, Inc. (“Nymex”) pursuant to which (i) Nymex shall be merged with and into CMEG NY Inc., a wholly owned subsidiary of the Company (“Merger Sub”), with Merger Sub surviving the merger and (ii) upon effectiveness of the merger, each issued and outstanding share of common stock, par value $0.01 per share, of Nymex (the “Nymex Common Stock”), other than the Nymex Common Stock held by the Company or Nymex or any of their respective wholly owned subsidiaries, will be converted into the right to receive, at the election of the holder, either (a) cash consideration equal to $36.00 plus 0.1323 times the average closing sales price, rounded to four decimal points, of shares of Class A common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) on the New York Stock Exchange, Inc. (as reported in Wall Street Journal, New York City edition) for the period of the ten (10) consecutive trading days ending on the second full trading day prior to the effective time of the Proposed Transaction (the “Average CME Price”), subject to pro-ration as set forth in the Agreement in the event that the aggregate cash consideration is oversubscribed or undersubscribed (based on an aggregate cash amount equal to $36.00 times the number of outstanding shares of Nymex Common Stock) (the “Cash Consideration”) or (b) stock consideration equal to the number of shares of Company Common Stock equal to the Cash Consideration divided by the Average CME Price (the “Exchange Ratio”), together with certain rights attached thereto, and subject to adjustment as set forth in the Agreement (as defined below) (the “Stock Consideration” and together with the Cash Consideration, the “Consideration”). In addition, we further understand that the Proposed Transaction includes an offer by New York Mercantile Exchange, Inc. (the “Exchange”) to repurchase all of the 816 Exchange Class A memberships for an aggregate amount of $500 million (the “Membership Repurchase”) and that it is a condition to closing of the Proposed Transaction that at least 75% of such memberships be repurchased. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of March 16, 2008 among the Company, Merger Sub, Nymex and the Exchange (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration paid in the Proposed Transaction or otherwise.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company and Nymex that we believe to be relevant to our analysis, including the Annual Reports on Form 10-K for the year ended December 31, 2007 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and

September 30, 2007 for each of the Company and Nymex, (3) financial and operating information with respect to the business, operations and prospects of Nymex furnished to us by Nymex and the Company, including (i) financial projections of Nymex prepared by the management of Nymex (the “Nymex Projections”) and (ii) financial projections of Nymex prepared by the management of the Company (the “Company’s Nymex Projections”), (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including (i) financial projections of the Company prepared by the management of the Company (the “Company Projections”) and (ii) the amounts and timing of certain cost saving synergies and revenue synergies expected by the management of the Company to result from the Proposed Transaction (the “Expected Synergies”), (5) the trading history of the Company Common Stock and the Nymex Common Stock from November 16, 2006 to March 14, 2008 and a comparison of these trading histories with each other and with those of other companies that we deemed relevant, (6) the relative contributions of the Company, on the one hand, and Nymex, on the other hand, to the future financial performance of the combined company on a pro forma basis, (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (8) the potential pro forma financial impact of the Proposed Transaction on the future financial performance of the Company, including the Expected Synergies and taking into account adjustments for the Membership Repurchase for an aggregate amount of $500 million, (9) a comparison of the historical financial results and present financial condition of the Company and Nymex with each other and with those of other companies that we deemed relevant, and (10) published estimates by independent equity research analysts with respect to the future financial performance of the Company and Nymex. In addition, we have had discussions with the management of the Company and Nymex concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information and have further relied upon the assurances of management of the Company and Nymex that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Nymex Projections, upon advice of Nymex, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Nymex as to the future financial performance of Nymex. With respect to the Company’s Nymex Projections, upon advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of Nymex and that the Company’s Nymex Projections are a reasonable basis upon which to evaluate the future financial performance of Nymex. At the Company’s direction, we have relied primarily upon the Company’s Nymex Projections in performing our analysis and arriving at our opinion. With respect to the Company Projections, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. With respect to the Expected Synergies estimated by the management of the Company to result from the Proposed Transaction, we have assumed at the direction of the Company that the timing and amount of such Expected Synergies are reasonable and that they will be realized substantially in accordance with such estimates. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

In addition, we express no opinion as to the prices at which shares of (i) Company Common Stock or Nymex Common Stock will trade at any time following the announcement of the Proposed Transaction or (ii) Company Common Stock will trade at any time following the consummation of the Proposed Transaction.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be paid by the Company in the Proposed Transaction is fair to the Company.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive fees for our services a portion of which is payable upon rendering this opinion and, a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (i) acted as financial advisor for Chicago Mercantile Exchange Holdings Inc. on its acquisition of CBOT Holdings, Inc. (the “CBOT Transaction”) and rendered fairness opinions to Chicago Mercantile Exchange Holdings Inc.’s Board of Directors related to the CBOT Transaction, (ii) served as Lead Dealer Manager on Chicago Mercantile Exchange Holdings Inc.’s tender offer to repurchase shares in connection with the CBOT Transaction, (iii) acted as agent and dealer on CME’s commercial paper program, (iv) acted as lead arranger and administrative agent on CME’s bridge loan in July 2007, (v) acted as financial advisor for CME on its equity exchange with Bolsa De Mercadorias & Futuros—BM&F S.A. (“BM&F”), (vi) served as arranger on CME’s Brazilian real hedging transaction in connection with the BM&F equity exchange, (vii) acted as co-manager on Nymex’s IPO in November 2006, and (viii) acted as co-manager on Nymex’s secondary equity offering in March 2007. In addition, we have been requested by the Company to assist and participate in any financing necessary for the consummation of the Proposed Transaction and in the event that we participate in such financing, we will receive customary fees in connection therewith. We expect to provide various investment banking and financial services for CME in the future and expect to receive fees for such services. In addition, Lehman Brothers currently holds 17 memberships in the Board of Trade of the City of Chicago, Inc. and 16 memberships in Chicago Mercantile Exchange Inc. and 16,725 shares in CME. Lehman Brothers also holds four memberships in the Exchange and two memberships in Commodity Exchange, Inc., and owns 305,600 shares of Nymex. In the ordinary course of our business, we actively trade in the securities of the Company and Nymex for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ LEHMAN BROTHERS
LEHMAN BROTHERS

Annex C

Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

March 17, 2008

Board of Directors

CME Group Inc.

20 South Wacker Drive

Chicago, IL 60606

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to CME Group Inc. (the “Company”) of the Merger Consideration (as defined below), taken in the aggregate, to be paid by the Company in respect of each share of the common stock, par value $0.01 per share (the “NYMEX Common Stock”), of NYMEX Holdings, Inc. (“NYMEX”) in the Merger (as defined below) pursuant to the Agreement and Plan of Merger, dated as of March 17, 2008 (the “Agreement”), by and among the Company, CMEG NY Inc., a wholly owned subsidiary of the Company (“Merger Sub”), NYMEX and New York Mercantile Exchange, Inc., a wholly owned subsidiary of NYMEX (“N-Sub”). Pursuant to the Agreement, NYMEX will be merged with and into Merger Sub (the “Merger”) and each outstanding share of NYMEX Common Stock will be converted into, at the election of the holder thereof, either (i) cash equal to the sum of (A) $36.00 plus (B) the product of 0.1323 and the Average CME Share Price (as defined in the Agreement) (such aggregate amount, the “Cash Consideration”) or (ii) a number of shares of Class A Common Stock, par value $0.01 per share (the “Company Common Stock”), of the Company (together with the CME Rights (as defined in the Agreement) attached thereto or associated therewith) equal to the Cash Consideration divided by the Average CME Share Price (such aggregate number of shares, the “Stock Consideration”; and together with the Cash Consideration, the “Merger Consideration”), subject to certain procedures and limitations contained in the Agreement (including procedures permitting the Company, in its sole discretion, to increase the Cash Consideration and decrease the Stock Consideration by a corresponding amount, subject to the limitations set forth in Section 1.9(a)(iii) of the Agreement), as to which procedures and limitations we are expressing no opinion. We have taken into consideration that pursuant to the Membership Purchase Offer Documents (as defined in the Agreement) to be entered into in accordance with the Agreement, prior to Closing (as defined in the Agreement) N-Sub will effect an offer to purchase (the “Membership Purchase Offer”) all outstanding N-Sub Class-A Memberships for an aggregate purchase price not to exceed $500,000,000 in cash.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and

Board of Directors

CME Group Inc.

March 17, 2008

Page Two

non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, NYMEX and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time. We also have provided certain investment banking and other financial services to NYMEX and its affiliates from time to time. We also may provide investment banking and other financial services to the Company, NYMEX and their respective affiliates in the future. In connection with the above-described services we have received, and may receive, compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; NYMEX’s Registration Statements on Form S-1 (including the prospectuses contained therein dated November 2006 and March 2007) relating to NYMEX’s initial and follow-on offerings of NYMEX Common Stock; the annual reports to stockholders and Annual Reports on Form 10-K of the Company and NYMEX for the three fiscal years ended December 31, 2007; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and NYMEX; certain other communications from the Company and NYMEX to their respective stockholders; certain publicly available research analyst reports for NYMEX and the Company; certain internal financial analyses and forecasts for NYMEX prepared by its management; certain internal financial analyses and forecasts for the Company prepared by its management; and certain financial analyses and forecasts for NYMEX prepared by the management of the Company (the “Forecasts”), including certain cost savings and operating synergies projected by the management of the Company to result from the Transaction (the “Synergies”). We also have held discussions with members of the senior managements of the Company and NYMEX regarding their assessment of the past and current business operations, financial condition and future prospects of NYMEX and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction. In addition, we have reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of NYMEX Common Stock, compared certain financial and stock market information for NYMEX and the Company with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the financial exchange industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the

Board of Directors

CME Group Inc.

March 17, 2008

Page Three

management of the Company and that the Synergies will be realized. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or NYMEX or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or NYMEX or on the expected benefits of the Transaction in any way meaningful to our analysis. We have also assumed that the Membership Purchase Offer will be consummated on the terms required by the Agreement without any waiver, delay or amendment in any way meaningful to our analysis. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. This opinion addresses only the fairness to the Company from a financial point of view, as of the date hereof, of the Merger Consideration, taken in the aggregate, to be paid by the Company in the Transaction. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company or NYMEX; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or NYMEX, or class of such persons in connection with the Transaction, whether relative to the Merger Consideration, taken in the aggregate, to be paid in the Transaction or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration, taken in the aggregate, to be paid by the Company in respect of each share of NYMEX Common Stock in the Merger is fair from a financial point of view to the Company.

Very truly yours,

(GOLDMAN, SACHS & CO.)

Annex D

Strictly Confidential

March 16, 2008

Board of Directors

CME Group Inc.

20 South Wacker Drive

Chicago, Illinois 60606

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to CME Group Inc. (the “Company”) of the proposed Merger Consideration (as defined below) to be paid by the Company pursuant to the terms and subject to the conditions set forth in the draft of the Agreement and Plan of Merger dated March 16, 2008 (the “Merger Agreement”), by and among the Company, CMEG NY Inc. (“Merger Sub”), NYMEX Holdings, Inc. (“NYMEX”), and New York Mercantile Exchange, Inc. (the “Exchange”). Pursuant to the terms of, and subject to, the conditions set forth in the Merger Agreement, NYMEX will be merged with and into Merger Sub (the “Merger”) and each issued and outstanding share of common stock, par value $0.01 per share, of NYMEX (“NYMEX Common Stock”) shall be converted into the right to receive, at the election of the holder and subject to certain limitations and proration as set forth in the Merger Agreement, either: (i) cash in an amount equal to the sum of (x) $36.00 plus (y) the product of 0.1323 multiplied by the Average Company Share Price (such sum, the “Cash Consideration”) or (ii) a number of shares of the Company’s Class A common stock, par value $0.01 per share (“Company Common Stock”), equal to the Cash Consideration divided by the Average Company Share Price (such quotient the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”). As used herein, “Average Company Share Price” means the average closing sale price of Company Common Stock on the New York Stock Exchange, Inc. (as reported by The Wall Street Journal, New York City edition) for the ten (10) consecutive trading days ending on the second full trading day prior to the effective time of the Merger.

We are familiar with the Company, having provided certain investment banking services to the Company from time to time, including with respect to: (i) an initial public offering in December 2002; (ii) a follow-on equity offering in June 2003; (iii) a follow-on equity offering in November 2003; (iv) a merger in July 2007; and (v) an ongoing financial advisory assignment.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) the Merger Agreement; (b) certain audited historical financial statements of the Company and of NYMEX for the three years ended December 31, 2007 as filed with the SEC; (c) certain internal business, operating and financial information and forecasts of the Company and NYMEX (the “Forecasts”) developed by the senior management of the Company (d) information regarding the strategic, financial and operational benefits anticipated from the Merger and the prospects of the Company (with and without the Merger) developed by the senior management of the Company; (e) information regarding the amount and timing of cost savings and related expenses and synergies that senior management of the Company expect will result from the Merger (the “Expected Synergies”); (f) the pro forma impact of the Merger on the earnings per share of the Company (before and after taking into consideration any Expected Synergies, adjustments for the repurchase of the Exchange Class A memberships by the Exchange for an aggregate amount of $500 million, and intangible amortization created as a result of the Merger, all of which are based on certain pro forma financial information developed by the senior management of the Company): (g) information regarding publicly available financial terms of certain

Board of Directors

CME Group Inc.

March 16, 2008

other business combinations we deemed relevant; (h) the financial position and operating results of NYMEX compared with those of certain other publicly traded companies we deemed relevant; (i) current and historical market prices and trading volumes of Company Common Stock and NYMEX Common Stock; and (j) certain other publicly available information on the Company and NYMEX. We have also held discussions with members of the senior management of the Company and NYMEX to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information provided or publicly available to us or otherwise reviewed or discussed with us for purposes of this opinion including, without limitation, the Forecasts developed by senior management. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company or NYMEX. We have been advised by the senior management of the Company that the Forecasts and the Expected Synergies examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that: (i) the Forecasts will be achieved and the Expected Synergies will be realized in the amounts and at the times contemplated thereby; (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us; and (iii) all material assets and liabilities (contingent or otherwise) of NYMEX are as set forth in NYMEX’s financial statements or other information made available to us. We express no opinion with respect to the Forecasts or Expected Synergies or the estimates and judgments on which they are based. We were not asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us, as of the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company.

William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company or NYMEX for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. In addition, we provide equity research coverage of the Company. We have acted as the investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

We are expressing no opinion herein as to the price at which Company Common Stock and NYMEX Common Stock will trade at any future time or as to the effect of the Merger on the trading price of Company Common Stock or NYMEX Common Stock. Such trading price may be affected by a number of factors, including but not limited to: (i) dispositions of the Company Common Stock by stockholders within a short period of time after the effective date of the Merger; (ii) changes in prevailing interest rates and other factors that generally influence the price of securities; (iii) adverse changes in the current capital markets; (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or of NYMEX or in their respective target markets; (v) any necessary actions by or restrictions of federal, state or other governmental

Board of Directors

CME Group Inc.

March 16, 2008

agencies or regulatory authorities; and (vi) timely completion of the Merger on terms and conditions that are acceptable to all parties at interest.

Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Merger Consideration to be paid by the Company in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger. We express no opinion as to the fairness of the Merger Consideration to NYMEX or its stockholders and this opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed Merger. It is understood that this letter may not be summarized, described, disclosed or furnished to any party or otherwise referred to without our prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the stockholders by the Company with respect to the Merger.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration to be paid by the Company is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ WILLIAM BLAIR & COMPANY, L.L.C.
WILLIAM BLAIR & COMPANY, L.L.C.

Annex E

March 16, 2008

The Board of Directors

NYMEX Holdings, Inc.

One North End Avenue

World Financial Center

New York, New York 10282

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Ordinary Common Stock”), Series A-3 common stock, par value $0.01 per share (the “Company A-3 Common Stock”), and Series B-3 common stock, par value $0.01 per share (the “Company B-3 Common Stock” and, together with the Company Ordinary Common Stock and the Company A-3 Common Stock, the “Company Common Stock”), of NYMEX Holdings, Inc., a Delaware corporation (the “Company”), of the consideration to be received by such holders in the proposed merger (the “Transaction”) of the Company with and into a wholly-owned subsidiary of CME Group, Inc., a Delaware corporation (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Acquiror, CMEG NY INC., a Delaware corporation and a wholly-owned subsidiary of the Acquiror, and New York Mercantile Exchange, Inc., a Delaware non-stock corporation (the “Company Subsidiary”), the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than Company Common Stock owned by the Acquiror or the Company or any of their wholly-owned subsidiaries and other than Dissenting Shares (as defined in the Agreement), will be converted into the right to receive consideration in an amount and subject to those rights of election provided in the Agreement (the “Merger Consideration”).

In arriving at our opinion, we have (i) reviewed a draft dated March 16, 2008 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions we deemed relevant; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Ordinary Common Stock and the Acquiror’s Class A Common Stock, par value $0.01 per share (“Aquiror Class A Common Stock”), and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to the businesses of the Company and the Acquiror, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction as provided by the Acquiror (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, without recourse to the provisions of Section 1.13 thereof, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. According to the Company’s public disclosures, holders of Company Common Stock who also own Class A memberships in the Company Subsidiary (“Memberships” and such holders are referred to as “Members”) will, if voting in the same manner on certain matters submitted to the Company’s stockholders for approval, control the outcome of a vote on such matters (the “Voting Rights”). In addition, the Agreement contemplates that Members will receive an offer to purchase their Memberships for up to the aggregate purchase price set forth in the Agreement (the “Membership Offer”). Apart from assuming the completion of the Membership Offer on the terms stated in the Agreement, our opinion does not take into consideration the existence of the Voting Rights, the Memberships or the Membership Offer, or any other right arising out of or relating to Memberships and their treatment in connection with the Transaction and is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Company Common Stock in the proposed Transaction. In giving our opinion, we have assumed that all outstanding shares of Company A-3 Common Stock and Company B-3 Common Stock will convert into Company Ordinary Common Stock in accordance with their terms in May, 2008. We express no opinion as to the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or the Company Subsidiary or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Merger Consideration to be received by the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Class A Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had investment banking and other relationships with the Company and the Acquiror and its affiliates (the “Acquiror Group”), for which we and such affiliates have received customary compensation. Such services during such period have included providing treasury and security services to the Company, acting as joint bookrunner and stabilization agent for the Company’s initial public offering in November 2006 and its secondary offering in March 2007 and acting as financial advisor to a member of the Acquiror Group, CBOT Holdings, Inc., in connection with the Acquiror’s acquisition of such member, which acquisition was completed in July 2007. In addition, our commercial banking affiliate is the collateral agent and a lender under an outstanding credit facility of the Acquiror Group, for which it receives customary compensation or other financial benefits. We and our affiliates also hold (i) 4 Memberships, consisting of Class A membership interests in the Company Subsidiary, (ii) 10 memberships in Commodity Exchange, Inc., a subsidiary of the Company, consisting of Class B membership interests in such subsidiary, (iii) Company Ordinary Common Stock representing less than 1% of the outstanding shares of Company Ordinary Common Stock, (iv) 29 memberships in Chicago Mercantile Exchange Inc., a subsidiary of the Aquiror, consisting of Class B membership interests in such subsidiary (which include Class B common stock of the Acquiror and associated trading rights and privileges), (v) 15 memberships in Board of Trade of the City of Chicago, Inc., a subsidiary of the Acquiror, consisting of Class B membership interests in such subsidiary, and (vi) Acquiror Class A Common Stock representing less than one-half of 1% of the outstanding shares of Acquiror Class A Common Stock. In addition, in the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Merger Consideration to be received by the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities Inc. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By:	/s/ J.P. Morgan Securities Inc.
J.P. Morgan Securities Inc.

Annex F

March 16, 2008

Board of Directors of NYMEX Holdings, Inc.

One North End Avenue

World Financial Center

New York, NY 10282-1101

Members of the Board of Directors:

NYMEX Holdings, Inc., a Delaware corporation (the “Company”), CME Group Inc., a Delaware corporation (the “Acquiror”), CMEG NY INC., a newly formed, wholly owned Delaware subsidiary of the Acquiror (the “Acquisition Sub”), and New York Mercantile Exchange, Inc., a Delaware non-stock corporation and a wholly owned subsidiary of the Company (the “Company Subsidiary”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which the Company will be merged with and into Acquisition Sub in a transaction (the “Merger”). In the Merger, each outstanding share of the Company’s common stock, par value $.01 per share, Series A-3 common stock, par value $.01 per share, and Series B-3 common stock, par value $.01 (collectively, the “Company Shares”), will be converted, at the election of each holder of Company Shares, into either (i) the number of shares of Class A Common Stock, par value $0.01 per share, of the Acquiror equal to the Exchange Ratio (as defined below) or (ii) cash equal to the sum of (a) $36.00 plus (b) the product of the Average Acquiror Share Price (as defined below) multiplied by 0.1323 (the “Cash Amount”); provided, however, that if the aggregate Cash Amount to be paid to all holders of Company Shares electing to receive the Cash Amount exceeds the Available Cash Consideration (as defined below) then the aggregate amount of cash to be paid to all such holders would be reduced pro rata to an amount equal to the Available Cash Consideration or such greater amount as determined by the Acquiror (subject to the opinion of counsel to the Company and the Acquiror that such increase in the Available Cash Consideration would not adversely effect the Merger being treated as a reorganization under the Internal Revenue Code), with the remainder of the consideration that would have been paid to such holders in cash being paid instead on a pro rata basis in a number of Acquiror Shares determined based upon the Exchange Ratio (the “Merger Consideration”). Holders of Company Shares not making an election to receive the Exchange Ratio or the Cash Amount will be deemed to have elected the Cash Amount. “Available Cash Consideration” means an amount equal to the product of (a) the number of issued and outstanding Company Shares at the time the merger becomes effective and (b) $36.00; “Exchange Ratio” means the Cash Amount divided by the Average Acquiror Share Price; and “Average Acquiror Share Price” means the average closing sales price, rounded to four decimal points, of the Acquiror Shares on the New York Stock Exchange (as reported in the Wall Street Journal, New York City edition) for the period of the ten (10) consecutive trading days ending on the second full trading day prior to the time the Merger becomes effective.

You have asked us whether, in our opinion, the Merger Consideration is fair from a financial point of view to the holders of the Company Shares, other than Company Shares owned by the Acquiror or its affiliates or as to which appraisal rights have been demanded in accordance with Section 262 of the Delaware General Corporation Law (the “DGCL”).

In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

(2)	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Expected Synergies”) furnished to us by the Company;

(3)	Conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

(4)	Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5)	Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6)	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7)	Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

(8)	Reviewed the potential pro forma impact of the Merger;

(9)	Reviewed a presentation by Sandler O’Neill + Partners, L.P., dated March 16, 2008, relating to the fairness, from a financial point of view, to the Company of the aggregate consideration to be paid by the Company for the outstanding Class A membership interests of the Company Subsidiary (the “Membership Interests”);

(10)	Reviewed a draft dated March 16, 2008 of the Agreement; and

(11)	Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s or the Acquiror’s management as to the expected future financial performance of the Company or the Acquiror, as the case may be, and the Expected Synergies. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. Under the terms of the Agreement, the Company is required to make an offer to purchase 100% of the Membership Interests. Our opinion does not address the fairness of the purchase price that would be offered for the Membership Interests. We understand that the board of directors of the Company received a presentation and opinion from Sandler O’Neill as to the fairness of that purchase price.

We are acting as joint financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

We are currently and have, in the past, provided financial advisory and financing services to the Company and the Acquiror and/or their respective affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. We acted as joint book-running manager and representative of the underwriters in connection with the Company’s initial public offering of the Company Shares in November 2006 as well as the subsequent offering of Company Shares in March 2007. During the fourth quarter of 2007 and the first quarter of 2008, we acted as financial advisors to the Company in connection with its acquisition of a minority interest in IMAREX ASA. In December 2007, we, together with a subsidiary of the Company and others, formed The Green ExchangeTM venture. In July 2007, we were a member of the syndicate in the Acquiror’s commercial paper program the proceeds of which were used to finance its acquisition of CBOT Holdings, Inc. We are also one of the institutions providing the Acquiror with a 364-day revolving loan facility that serves as a backup facility for the commercial paper program. In addition, in the ordinary course of our business, we or our affiliates may actively trade the Company Shares, as well as the Acquiror Shares and other securities of the Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We also own Class A membership interests of the Company Subsidiary in our capacity as a member of the exchange operated by the Company.

This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares. In rendering this opinion, we express no view or opinion with respects to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio. Our opinion has been authorized for issuance by the U.S. Fairness Opinion (and Valuation Letter) Committee of Merrill Lynch.

We are not expressing any opinion herein as to the prices at which the Company Shares or the Acquiror Shares will trade following the announcement or consummation of the Merger.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of the Company Shares, other than Company Shares owned by the Acquiror or its affiliates or as to which appraisal rights have been demanded in accordance with Section 262 of the DGCL.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Annex G

March 16, 2008

Board of Directors

NYMEX Holdings, Inc.

One North End Avenue

World Financial Center

New York, New York 10282

Ladies and Gentlemen:

NYMEX Holdings, Inc. (“Holdings” and, together with its subsidiaries, the “Company”) is entering into an Agreement and Plan of Merger (the “Agreement”) with CME Group Inc. (“CME”), CMEG NY Inc., a wholly owned subsidiary of CME (“Merger Sub”), and New York Mercantile Exchange, Inc., a wholly owned subsidiary of Holdings (“N-Sub”), pursuant to which, among other things, Holdings will merge with and into Merger Sub (the “Merger”) and Holdings will become a wholly owned subsidiary of CME. As a condition to consummation of the Merger, N-Sub will acquire 100% of the Class A Memberships of N-Sub (the “Class A Memberships”), through a tender offer or otherwise (the “Offer”), for an aggregate price of $500 million (the “Offer Price”). The other terms and conditions of the Merger and the Offer (collectively, the “Transaction”) are more fully set forth in the Agreement. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Offer Price to Holdings.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) a draft dated March 16, 2008 of the Agreement; (ii) certain publicly available financial statements and other historical financial information of the Company that we deemed relevant; (iii) earnings per share estimates for Holdings for the years ending December 31, 2009, 2010 and 2011 as provided by, and reviewed with, senior management of the Company; (iv) internal financial projections for N-Sub for the years ending December 31, 2008 through 2018 as provided by and reviewed with senior management of the Company; (v) consensus earnings per share estimates for Holdings for the years ending December 31, 2007, 2008 and 2009 as published by I/B/E/S and a consensus estimated long term earnings per share growth rate as published by I/B/E/S; (vi) the publicly reported historical price and trading activity for the Class A Memberships; (vii) the current market environment generally and the securities exchange industry environment in particular; and (viii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of the Company, the business, financial condition, results of operations and prospects of the Company.

G- 1

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources or that was provided to us by the Company or its representatives and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of the Company that it is not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Holdings or any of its subsidiaries, nor have we been furnished with any such evaluations or appraisals.

With respect to the earnings estimates for Holdings and the internal financial projections of N-Sub reviewed with the management of the Company, and used by us in our analyses, the Company’s management confirmed to us that they reflected the best currently available estimates and judgments of management of the future financial performance of the Company, and we assumed that such performance would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. In particular, we have assumed, upon your advice, that the effective tax rate of Holdings following completion of the Offer, the timing for reaching certain thresholds of electronic trading of various products and the pricing of commissions with respect to such products will be as indicated to us by the Company’s management, and that N-Sub will receive no revenue from providing access to floor trading rights after consummation of the Offer. We express no opinion as to such effective tax rate, timing, pricing or absence of revenues, or the assumptions on which they are based. We have also assumed that there has been no material change in the Company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that the Company will remain as a going concern for all periods relevant to our analyses, that the Agreement entered into will be the same in all material respects as the draft last reviewed by us, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived. With your consent, we have relied upon the advice the Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters, including with respect to the rights of the Class A Members as set forth in the By-laws of N-Sub, relating to the Transaction and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to the prices at which the Company’s common stock or the Class A Memberships may trade at any time.

G- 2

We have acted as financial advisor to the Board of Directors of Holdings in connection with the Transaction and will receive a fee for our services, which is due upon our rendering of the Opinion. Holdings has also agreed to indemnify us against certain liabilities arising out of our engagement. As you are aware, we have provided certain other investment banking services to the Company and CME in the past two years and have received compensation for such services. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Transaction by the Company’s officers, directors, members or employees, or class of such persons, relative to the compensation to be received in the Merger or the Offer by any other shareholders or members of the Company.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to the Company and CME and their affiliates. We may also actively trade the equity or debt securities of the Company and CME or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Holdings in connection with its consideration of the Offer and is directed only to the fairness, from a financial point of view, of the Offer Price to Holdings and does not address the underlying business decision of the Company to engage in any aspect of the Transaction, the relative merits of the Transaction as compared to any other alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Offer Price is fair to Holdings from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners LP

G- 3

Annex H

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF CME GROUP INC.

ARTICLE ONE: The name of the corporation is CME Group Inc.

ARTICLE TWO: The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE THREE: The purpose of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as set forth in Title 8 of the Delaware Code (the “DGCL”).

ARTICLE FOUR: The total number of shares of all classes of capital stock that the corporation is authorized to issue is 1,010,003,138 shares, of which:

10,000,000 shares shall be shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”), including 140,000 authorized shares of Series A Junior Participating Preferred Stock (the “Series A Junior Participating Preferred Stock”);

1,000,000,000 shares shall be shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”);

625 shares shall be shares of Class B-1 Common Stock, par value $.01 per share (the “Class B-1 Common Stock”);

813 shares shall be shares of Class B-2 Common Stock, par value $.01 per share (the “Class B-2 Common Stock”);

1,287 shares shall be shares of Class B-3 Common Stock, par value $.01 per share (the “Class B-3 Common Stock”); and

413 shares shall be shares of Class B-4 Common Stock, par value $.01 per share (the “Class B-4 Common Stock”).

The term “Class B Common Stock” shall mean, collectively, Class B-1 Common Stock, Class B-2 Common Stock, Class B-3 Common Stock and Class B-4 Common Stock. The term “Common Stock” shall mean, collectively, the Class A Common Stock and the Class B Common Stock. The designations, voting powers, optional or other special rights and the qualifications, limitations or restrictions thereof, of the above classes shall be as follows:

DIVISION A

PREFERRED STOCK

The rights, preferences and privileges and qualifications, limitations and restrictions granted to and imposed on the shares of Preferred Stock of the corporation shall be as set forth below in this Division A.

Shares of Preferred Stock may be issued in one or more series at such time or times, and for such consideration or considerations, as the board of directors shall determine. The board of directors is hereby authorized to fix, state and establish, in the resolution or resolutions providing for the issuance of any wholly unissued series of Preferred Stock, the relative powers, rights, designations, preferences, qualifications, limitations and restrictions of such series in relation to any other series of Preferred Stock at the time outstanding. The board of directors is also expressly authorized to fix the number of shares of each such series, but not below the number of shares thereof then outstanding. The authority of the board of directors with respect to each series of Preferred Stock shall include (without limitation) the determination of the following:

(a) the dividend rate on the shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates, and the rights of priority, if any, with respect to the payment of dividends on the shares of such series relative to other series of Preferred Stock or classes of stock;

(b) whether the shares of such series shall have voting rights (other than the voting rights provided by law) and, if so, the terms and extent of such voting rights;

(c) whether the shares of such series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon the occurrence of such events as the board of directors may prescribe;

(d) whether the shares of such series shall be subject to redemption by the corporation or at the request of the holder(s) thereof, and, if so, the terms and conditions of any such redemption;

(e) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the rights of priority, if any, with respect to the distribution of assets on the shares of such series relative to other series of Preferred Stock or classes of stock; and

(f) any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the board of directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation, as the same may be amended from time to time.

* * * *

Pursuant to the above stated authority, the board of directors has designated the following series of Preferred Stock:

SECTION 1. DESIGNATION AND AMOUNT.

The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” and the number of shares constituting such series shall be 140,000.

SECTION 2. DIVIDENDS AND DISTRIBUTIONS.

(a) The holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the board of directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (x) $.01 or (y) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Class A Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Class A Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the corporation shall at any time after the date of consummation of the merger of CME Merger Subsidiary Inc. with and into the Exchange (as defined below) (the “Rights Declaration Date”) (i) declare any dividend on Class A Common Stock payable in shares of Class A Common Stock, (ii) subdivide the outstanding Class A Common Stock, or (iii) combine the outstanding Class A Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (y) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class A Common Stock that were outstanding immediately prior to such event.

(b) The corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in Paragraph (a) above immediately after it declares a dividend or distribution on the Class A Common Stock (other than a dividend payable in shares of Class A Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Class A Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.01 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The board of directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

SECTION 3. VOTING RIGHTS.

The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the corporation. In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Class A Common Stock payable in shares of Class A Common Stock, (ii) subdivide the outstanding Class A Common Stock, or (iii) combine the outstanding Class A Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class A Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the corporation.

(c) (i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two directors.

(ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to Paragraph (c)(iii) of this Section 3 or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that such voting right shall not be exercised unless the holders of 10% in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the board of directors as may then exist up to two directors or, if such right is exercised at an annual meeting, to elect two directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

(iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the board of directors may order, or any shareholder or shareholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board, the President, any Managing Director or the Secretary of the corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Paragraph (c)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him or her at his or her last address as the same appears on the books of the corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph (c)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the shareholders.

(iv) In any default period, the holders of Common Stock, and other classes of stock of the corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the board of directors may (except as provided in Paragraph (c)(ii) of this Section 3) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this Paragraph (c) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of

Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the certificate of incorporation or bylaws irrespective of any increase made pursuant to the provisions of Paragraph (c)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or bylaws). Any vacancies in the board of directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

(d) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

SECTION 4. CERTAIN RESTRICTIONS.

(a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the board of directors) to all holders of such shares upon such terms as the board of directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under Paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

SECTION 5. REACQUIRED SHARES.

Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the board of directors, subject to the conditions and restrictions on issuance set forth herein.

SECTION 6. LIQUIDATION, DISSOLUTION OR WINDING UP.

(a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to 1,000 times the Exercise Price, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in Paragraph (c) of this Section 6 to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of both classes of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of both classes of Common Stock.

(c) In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Class A Common Stock payable in shares of Class A Common Stock, (ii) subdivide the outstanding Class A Common Stock, or (iii) combine the outstanding Class A Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class A Common Stock that were outstanding immediately prior to such event.

SECTION 7. CONSOLIDATION, MERGER, ETC.

In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Class A Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Class A Common Stock is changed or exchanged. In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Class A Common Stock payable in shares of Class A Common Stock, (ii) subdivide the outstanding Class A Common Stock, or (iii) combine the outstanding Class A Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class A Common Stock that were outstanding immediately prior to such event.

SECTION 8. NO REDEMPTION.

The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

SECTION 9. AMENDMENT.

The Certificate of Incorporation of the corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

SECTION 10. FRACTIONAL SHARES.

Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

* * * *

DIVISION B

COMMON STOCK

SUBDIVISION 1. GENERAL PROVISIONS

The rights, preferences and privileges, and qualifications, limitations and restrictions granted to and imposed on the classes of Common Stock shall be as set forth in this Division B.

SECTION 1. DEFINITIONS.

In addition to the terms defined elsewhere, the following terms shall have the respective meanings set forth below:

“Core Rights” shall mean:

(1) the divisional product allocation rules applicable to each membership class as set forth in the rules of the Exchange;

(2) the trading floor access rights and privileges granted to members of the Exchange;

(3) the number of authorized and issued shares of any class of Class B Common Stock; or

(4) the eligibility requirements for any Person to exercise any of the trading rights or privileges of members in the Exchange.

“Exchange” shall mean Chicago Mercantile Exchange Inc., a subsidiary of the corporation.

“Person” shall mean any individual, corporation, partnership, trust or other entity.

“CBOT” shall mean Board of Trade of the City of Chicago, Inc., a subsidiary of the corporation.

A “Transfer” (and the related term “Transferred”) shall mean any sale, pledge, gift, assignment or other transfer of any ownership in any share of Class B Common Stock.

SECTION 2. GENERAL.

Except as otherwise set forth in this Division B, the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of Common Stock shall be identical in all respects.

SECTION 3. DIVIDENDS.

Subject to the rights of the holders of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the corporation as may be declared thereon by the board of directors from time to time out of assets or funds of the corporation legally available therefore, and shall share equally on a per share basis in all such dividends and other distributions.

SECTION 4. VOTING RIGHTS.

Subject to the rights of holders of Class B Common Stock set forth in this Division B, at every meeting of the shareholders of the corporation in connection with the election of Equity Directors (as defined below) and all other matters submitted to a vote of shareholders, every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock registered in his or her name on the transfer books of the corporation. Except as otherwise required by law or by this Division B, the holders of each class of Common Stock shall vote together as a single class, subject to any right that may be conferred upon holders of Preferred Stock to vote together with holders of Common Stock on all matters submitted to a vote of shareholders of the corporation.

SECTION 5. LIQUIDATION RIGHTS.

Upon the liquidation, dissolution or winding up of the corporation, holders of Common Stock shall be entitled to receive any amounts available for distribution to holders of Common Stock after the payment of, or provision for, obligations of the corporation and any preferential amounts payable to holders of any outstanding shares of Preferred Stock.

SUBDIVISION 2. CLASS B COMMON STOCK

In addition to the rights, preferences and privileges, and qualifications, limitations and restrictions granted to and imposed on the shares of Class B Common Stock of the corporation as set forth in Subdivision 1 of this Division B, the rights, preferences and privileges, and qualifications, limitations and restrictions granted to and imposed on the shares of Class B Common Stock of the corporation shall be as set forth in this Subdivision 2 of this Division B.

SECTION 1. SPECIAL VOTING RIGHTS.

In addition to the voting rights set forth in Subdivision 1 of this Division B, the holders of shares of Class B Common Stock shall, subject to Paragraph (c) of this Section 1, have the following additional voting rights:

(a) ELECTION OF CLASS B DIRECTORS. Subject to and in accordance with Article Five, Holders of shares of Class B-1 Common Stock shall have the sole right to elect three directors to the corporation’s board of directors (the “Class B-1 Directors”), and each holder of Class B-1 Common Stock shall have one vote per share in any such election. Holders of shares of Class B-2 Common Stock shall have the sole right to elect two directors to the corporation’s board of directors (the “Class B-2 Directors”), and each holder of Class B-2 Common Stock shall have one vote per share in any such election. Holders of shares of Class B-3 Common Stock shall have the sole right to elect one director to the corporation’s board of directors (the “Class B-3 Director” and together with the Class B-1 Directors and Class B-2 Directors, the “Class B Directors”), and each holder of Class B-3 Common Stock shall have one vote per share in any such election.

(b) CORE RIGHTS. Any change, amendment or modification of the Core Rights or of the terms of Section 3 of this Subdivision 2 shall be submitted to a vote of the holders of the Class B Common Stock for their consideration and approval. In any such vote, holders of Class B-1 Common Stock shall be entitled to six votes for each share of Class B-1 Common Stock held, holders of Class B-2 Common Stock shall be entitled to two votes for each share of Class B-2 Common Stock held, holders of Class B-3 Common Stock shall be entitled to one vote for each share of Class B-3 Common Stock held and holders of Class B-4 Common Stock shall be entitled to one-sixth of one vote for each share of Class B-4 Common Stock held. Any such change, amendment or modification must be approved by a majority of the aggregate votes cast by the holders of the Class B Common Stock present (in person or by proxy) and voting at the meeting of holders of Class B Common Stock called for the purpose of voting on the proposed change, amendment or modification; provided that holders of at least a majority of the aggregate number of votes entitled to vote on the matter shall be present, in person or by proxy, at such meeting. The absence of a quorum of the holders of Common Stock shall not effect the exercise by the holders of Class B Common Stock of the voting rights granted pursuant to this Paragraph (b).

(c) LIMITATION ON VOTING RIGHTS. Notwithstanding anything to the contrary contained in this Section 1 of this Subdivision 2, for so long as any Person or group of Persons acting in concert beneficially own (as defined below) 15% or more of the outstanding shares of any class of Class B Common Stock, then in any election of directors elected by that class or other exercise of voting rights with respect to Core Rights or with respect to the election or removal of directors elected by that class, such Person or group shall only be entitled to vote (or otherwise exercise voting rights with respect to) a number of shares of that class of Class B Common Stock that constitutes a percentage of the total number of shares of that class of Class B Common Stock then outstanding which is less than or equal to such Person or group’s Entitled Voting Percentage (as defined below). For the purposes hereof, a Person or group’s “Entitled Voting Percentage” at any time shall mean the percentage of the then outstanding shares of Class A Common Stock in the aggregate, beneficially owned by such Person or group at such time. For purposes of this Paragraph (c), a “beneficial owner” of Common Stock includes any Person or group of Persons who, directly or indirectly, including through any contract, arrangement, understanding, relationship or otherwise, written or oral, formal or informal, control the voting power (which includes the power to vote or to direct the voting) of such Common Stock.

SECTION 2. LIMITATION ON OWNERSHIP AND TRANSFER RESTRICTIONS.

(a) Shares of Class B Common Stock may not be Transferred at any time except as follows and subject to the following limitations:

(i) No person may own a share of Class B-1 Common Stock unless that person is recognized on the books and records of the Exchange as the owner of a CME Division membership (“CME Membership”) in the Exchange as governed by the rules of the Exchange; provided that each holder shall not be permitted to own more than one share of Class B-1 Common Stock for each CME Membership;

(ii) No person may own a share of Class B-2 Common Stock unless that person is recognized on the books and records of the Exchange as the owner of an International Monetary Market Division membership (“IMM Membership”) in the Exchange as governed by the rules of the Exchange; provided that each holder shall not be permitted to own more than one share of Class B-2 Common Stock for each IMM Membership;

(iii) No person may own a share of Class B-3 Common Stock unless that person is recognized on the books and records of the Exchange as the owner of an Index and Option Market Division membership (“IOM Membership”) in the Exchange as governed by the rules of the Exchange; provided that each holder shall not be permitted to own more than one share of Class B-3 Common Stock for each IOM Membership;

(iv) No person may own a share of Class B-4 Common Stock unless that person is recognized on the books and records of the Exchange as an owner of a Growth and Emerging Markets Division membership (“GEM Membership”) as governed by the rules of the Exchange; provided that each holder shall not be permitted to own more than one share of Class B-4 Common Stock for each GEM Membership;

(b) No share of Class B-1 Common Stock may be Transferred other than in connection with the Transfer of a CME Membership made in accordance with the rules of the Exchange; provided that no more than one share of Class B-1 Common Stock may be Transferred with a CME Membership;

(c) No share of Class B-2 Common Stock may be Transferred other than in connection with the Transfer of an IMM Membership made in accordance with the rules of the Exchange; provided that no more than one share of Class B-2 Common Stock may be Transferred with an IMM Membership;

(d) No share of Class B-3 Common Stock may be Transferred other than in connection with the Transfer of an IOM Membership made in accordance with the rules of the Exchange; provided that no more than one share of Class B-3 Common Stock may be Transferred with an IOM Membership;

(e) No share of Class B-4 Common Stock may be Transferred other than in connection with the Transfer of a GEM Membership made in accordance with the rules of the Exchange; provided that no more than one share of Class B-4 Common Stock may be Transferred with a GEM Membership;

(f) Every certificate for shares of Class B-1 Common Stock, Class B-2 Common Stock, Class B-3 Common Stock and Class B-4 Common Stock shall bear a legend on its face reading as follows:

“The shares of Common Stock represented by this certificate may not be Transferred to any person in connection with a Transfer that does not meet the rules of the Exchange or the terms of the Certificate of Incorporation of this corporation until the transfer restrictions applicable to the shares represented by this certificate expire, and no person who receives the shares represented by this certificate in connection with a Transfer that does not satisfy the rules of the Exchange or the terms of the Certificate of Incorporation of this corporation prior to such time is entitled to own or to be registered as the record holder of the shares of Common Stock represented by this certificate. Each holder of this certificate, by accepting the certificate, accepts and agrees to all of the foregoing.”

(g) Except as permitted by this Section 2 of this Subdivision 2, any proposed Transfer of shares of Class B-1 Common Stock, Class B-2 Common Stock, Class B-3 Common Stock or Class B-4 Common Stock shall be void.

SECTION 3. COMMITMENT TO MAINTAIN FLOOR TRADING.

The corporation shall cause the Exchange, (i) as long as an open outcry market is liquid (as defined below), to maintain for such open outcry market a facility for conducting business, for the dissemination of price information, for clearing and delivery and (ii) to provide reasonable financial support (consistent with the calendar year 1999 budget levels established by Chicago Mercantile Exchange, an Illinois not-for-profit corporation, the predecessor of the Exchange) for technology, marketing and research for open outcry markets. If an open outcry market is not liquid, as determined by the board of directors, the board may determine, in its sole discretion, whether such obligations will continue, and for how long, in respect of such market. For purposes of this Section, an open outcry market will be deemed “liquid” if it meets any of the following tests on a quarterly basis:

(a) if a comparable exchange-traded product exists, including electronic trading at the Exchange, the Exchange’s open outcry market has maintained at least 30% of the average daily volume of such comparable product (including, for calculation purposes, volume from exchange-for-physical transactions in such open outcry market); or

(b) if a comparable exchange-traded product exists and the product trades exclusively by open outcry at the Exchange, the Exchange’s open outcry market has maintained at least 30% of the open interest of such comparable product; or

(c) if no comparable exchange-traded product exists, the open outcry market has maintained at least 40% of the average quarterly volume in that market during 1999 at Chicago Mercantile Exchange, an Illinois not-for-profit corporation, the predecessor of the Exchange (including, for calculation purposes, volume from exchange-for-physical transactions in such open outcry market); or

(d) if no comparable exchange-traded product exists and the product trades exclusively by open outcry, the open outcry market has maintained at least 40% of the average open interest in that market during 1999 at Chicago Mercantile Exchange, an Illinois not-for-profit corporation, the predecessor of the Exchange.

ARTICLE FIVE:

(A) Subject to Article Four, Division B, Subdivision 2, Section 1(a) of this Certificate of Incorporation and Article X of the bylaws of the corporation, the number of directors that shall constitute the whole board of directors of the corporation shall be fixed exclusively by one or more resolutions adopted by the board of directors of the corporation, which number shall be no more than 33. As of the time of acceptance by the Delaware Secretary of State of the filing of this Third Amended and Restated Certificate of Incorporation (the “Effective Time”), the board of directors of the corporation shall consist of 33 members, including 27 directors that are not Class B Directors (the “Equity Directors”), three Class B-1 Directors, two Class B-2 Directors and one Class B-3 Director. Until the annual meeting of shareholders to be held in 2012 (the “2012 Annual Meeting”), at least ten Equity Directors shall be CBOT Directors. During the period from the Effective Time to the first business day prior to the 2012 Annual Meeting (i) it shall be a qualification for any director to be nominated or elected by the board of directors to replace any CME Director (whose term is expiring or has expired or who shall have been removed or become disqualified or who shall have resigned, retired, died or otherwise shall fail to continue to serve as a director of the corporation) that such replacement director shall have been designated by the CME Nominating Representatives and (ii) it shall be a qualification for any director to be nominated or elected by the board of directors to replace any CBOT Director (whose term is expiring or has expired or who shall have been removed or become disqualified or who shall have resigned, retired, died or otherwise shall fail to continue to serve as a director of the corporation) that such replacement director shall have been designated by the CBOT Nominating Representatives. For purposes of this Certificate of Incorporation, the terms “CME Director,” “CME Nominating Representatives,” “CBOT Director” and “CBOT Nominating Representatives” shall have the respective meanings set forth in the corporation’s bylaws as in effect at the Effective Time.

(B) The board of directors of the corporation shall be divided into three classes, designated Class I, Class II and Class III. Each class of directors shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors of the corporation. At the first annual meeting of shareholders following the Effective Time, the term of office of the Class II directors shall expire. At the second annual meeting of shareholders following the Effective Time, the term of office of the Class III directors shall expire. At the third annual meeting of shareholders following the Effective Time, the term of office of the Class I directors shall expire.

(C) At each annual meeting of shareholders, successors to the class of directors whose terms expire at that annual meeting shall be elected for a three-year term.

(D) A director shall hold office until the annual meeting of shareholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(E) Subject to the provisions of Article X of the bylaws of the corporation during the Transition Period (as such term is defined in the bylaws in effect as of the Effective Time) and Paragraph (A) of this Article Five, any vacancy on the board of directors of the corporation may be filled by a majority of the board of directors then in office and any director elected to fill such a vacancy shall have the same remaining term as that of his or her predecessor; PROVIDED, HOWEVER, that any vacancy occurring with respect to a Class B-1 Director, a Class B-2 Director or a Class B-3 Director shall be filled from the candidates who lost for such position from the most recent election, with the candidates being selected to fill such vacancy in the order of the aggregate number of votes received in such previous election.

(F) No person shall be eligible for election as a Class B-1 Director, a Class B-2 Director or a Class B-3 Director unless he or she shall own, or be recognized as the owner for the purposes of the Exchange of, at least one share of the class of Class B Common Stock entitled to elect such director.

(G) Any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the shares entitled to elect such person as a director.

(H) During the period starting on the Effective Time and ending on the first business day prior to the 2012 Annual Meeting, the corporation shall not amend, modify or repeal, by merger or otherwise, any provision contained in this Article Five or Article Fifteen unless such amendment, modification or repeal is approved by a majority of the board of directors then in office, which majority must include a majority of the CME Directors and a majority of the CBOT Directors.

ARTICLE SIX: The board of directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders thereof to purchase from the corporation shares of Preferred Stock, Class A Common Stock or securities of any other corporation. The times at which and the terms upon which such rights are to be issued will be determined by the board of directors and set forth in the contracts or instruments that evidence such rights. The authority of the board of directors with respect to such rights shall include, without limitation, determination of the following:

(A) The initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights;

(B) Provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the corporation;

(C) Provisions which adjust the number or exercise price of such rights or amount or nature of the stock or other securities or property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any stock of the corporation, a change in ownership of the corporation’s stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the corporation or any stock of the corporation, and provisions restricting the ability of the corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the corporation under such rights;

(D) Provisions which deny the holder of a specified percentage of the outstanding stock or other securities of the corporation the right to exercise such rights and/or cause the rights held by such holder to become void;

(E) Provisions which permit the corporation to redeem or to exchange such rights; and

(F) The appointment of a rights agent with respect to such rights.

ARTICLE SEVEN:

(A) In furtherance of and not in limitation of the powers conferred by law, subject to the provisions of Article X of the bylaws of the corporation, the board of directors is expressly authorized and empowered to adopt, amend or repeal the bylaws; PROVIDED, HOWEVER, that the bylaws may also be altered, amended or repealed by the affirmative vote of the holders of two-thirds of the voting power of the then outstanding Common Stock, voting together as a single class.

(B) Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

ARTICLE EIGHT: No shareholder shall have any preemptive right to subscribe to an additional issue of any class or series of the corporation’s capital stock or to any securities of the corporation convertible into such stock.

ARTICLE NINE: Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least two-thirds of the voting power of the then outstanding Common Stock, voting together as a single class, shall be required to amend, repeal or adopt any provisions inconsistent with Paragraph (G) of Article Five or Articles Six, Nine, Ten, Eleven, Twelve, Thirteen, Fourteen or Fifteen of this Certificate of Incorporation.

ARTICLE TEN: No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article by the shareholders shall not adversely affect any right or protection of a director of the corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

ARTICLE ELEVEN: The corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; PROVIDED, HOWEVER, that, except for proceedings to enforce rights to indemnification, the corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors. The right to indemnification conferred by this Article Eleven shall include the right to be paid by the corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The corporation may, to the extent authorized from time to time by the board of directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the corporation similar to those conferred in this Article Eleven to directors and officers of the corporation.

The rights to indemnification and to the advance of expenses conferred in this Article Eleven shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the bylaws of the corporation, any statute, agreement, vote of shareholders or disinterested directors or otherwise.

Any repeal or modification of this Article Eleven by the shareholders of the corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE TWELVE: In furtherance and not in limitation of the powers conferred by law or in this Certificate of Incorporation, the board of directors (and any committee of the board of directors) is expressly authorized, to the extent permitted by law, to take such action or actions as the board of directors or such committee may determine to be reasonably necessary or desirable to (A) encourage any person to enter into negotiations with the board of directors and management of the corporation with respect to any transaction which may result in a change in control of the corporation which is proposed or initiated by such Person or (B) contest or oppose any such transaction which the board of directors or such committee determines to be unfair, abusive or otherwise undesirable with respect to the corporation and its business, assets or properties or the shareholders of the corporation, including, without limitation, the adoption of such plans or the issuance of such rights, options, capital stock, notes, debentures or other evidences of indebtedness or other securities of the corporation, which rights, options, capital stock, notes, debentures or other evidences of indebtedness and other securities (i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the board of directors or such committee and (ii) may provide for the treatment of any holder or class of holders thereof designated by the board of directors or any such committee in respect of the terms, conditions, provisions and rights of such securities which is different from, and unequal to, the terms, conditions, provisions and rights applicable to all other holders thereof.

ARTICLE THIRTEEN: No action required to, or which may, be taken at an annual or special meeting of shareholders of the corporation may be taken without a meeting, and the power of the shareholders of the corporation to act by written consent, whether pursuant to Section 228 of the DGCL or otherwise, is specifically denied.

ARTICLE FOURTEEN: Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute or by this Certificate of Incorporation, may be called by the Chairman of the Board, in his discretion, and shall be called by the Chairman of the Board or the Secretary at the request in writing of a majority of the directors then holding office. Any such written request shall state the purpose or purposes of the proposed meeting.

ARTICLE FIFTEEN: The corporation shall, and shall cause each of the Exchange and CBOT and their respective successors and successors-in-interest to, (i) grant to each holder of a CME Membership and each holder of a Series B-1 membership in CBOT all trading rights and privileges for all new products first made available after the effective time of the merger of CBOT Holdings, Inc. with and into the corporation, pursuant to that certain Agreement and Plan of Merger, dated as of October 17, 2006, as amended, among the corporation, CBOT Holdings, Inc. and the CBOT (the “Merger Effective Time”) and traded on the open outcry exchange system of the Exchange or CBOT or any electronic trading system maintained by the Exchange or CBOT or any of their respective successors or successors-in-interest; (ii) prohibit the Exchange and any of its successors or successors-in-interest from trading products that, as of the Merger Effective Time, were traded on CBOT’s open outcry exchange system or any electronic trading system maintained by CBOT; and (iii) prohibit CBOT and any of its successors or successors-in-interest from trading products that, as of the Merger Effective Time, were traded on the Exchange’s open outcry exchange system or any electronic trading system maintained by the Exchange. The board of directors of the corporation shall, and shall cause the Exchange and CBOT to, enforce these requirements. Other members of CBOT shall have such trading rights and privileges for new products first made available after the Merger Effective Time and traded on the open outcry exchange system of the Exchange or CBOT or any electronic trading system maintained by the Exchange or CBOT or any of their respective successors or successors-in-interests as determined by the board of directors of the corporation in its sole discretion.

* * * *

Annex I

AS AMENDED [ — ], 2008

FIFTH AMENDED AND RESTATED BYLAWS

OF

CME GROUP INC.

ARTICLE I

Shareholders’ Meetings

Section 1.1    Annual Meetings. (a) The annual meetings of shareholders shall be held on such date, at such time and at such place, either within or without the state of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. Subject to paragraph (b) of this Section 1.1, any other proper business may be transacted at an annual meeting.

(b) At the annual meetings the shareholders shall elect the Board of Directors, and transact such other business as may properly be brought before the meeting. For such business to be properly brought before the meeting, it must be: (i) authorized by the Board of Directors and specified in the notice, or a supplemental notice, of the meeting, (ii) otherwise brought before the meeting by or at the direction of the Board of Directors or the chairman of the meeting, or (iii) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given written notice thereof to the Secretary, delivered or mailed to and received at the principal executive offices of the Corporation (x) not less than 90 days nor more than 120 days prior to the meeting, or (y) if less than 100 days notice of the meeting or prior public disclosure of the date of the meeting is given or made to shareholders, not later than the close of business on the tenth day following the day on which the notice of the meeting was mailed or, if earlier, the day on which such public disclosure was made. A shareholder’s notice to the Secretary shall set forth as to each item of business the shareholder proposes to bring before the meeting (1) a brief description of such item and the reasons for conducting such business at the meeting and a representation that the shareholder intends to appear in person or by proxy at the meeting to introduce the business specified in the notice, (2) the name and address, as they appear on the Corporation’s records, of the shareholder proposing such business, (3) the class, and series if any, and number of shares of stock of the Corporation which are beneficially owned by the shareholder (for purposes of the regulations under Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and (4) any material interest of the shareholder in such business. No business shall be conducted at any annual meeting except in accordance with the procedures set forth in this paragraph (b). The chairman of the meeting at which any business is proposed by a shareholder shall, if the facts warrant, determine and declare to the meeting that such business was not properly brought before the meeting in accordance with the provisions of this paragraph (b), and, in such event, the business not properly before the meeting shall not be transacted.

Section 1.2    Special Meetings. Special meetings of shareholders for any purpose or purposes may be called at any time only by the Chairman of the Board or by a majority of the total number of authorized Directors. The business transacted at a special meeting of shareholders shall be limited to the purpose or purposes for which such meeting is called.

Section 1.3    Notice of Meetings. A written notice of each annual or special meeting of shareholders shall be given stating the place, date and time of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, such notice of meeting shall be given not less than 10 nor more than 60 days before the date of the meeting to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the mail, postage prepaid, directed to the shareholder at such shareholder’s address as it appears on the records of the Corporation. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 1.4    Adjournments. Any annual or special meeting of shareholders may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the date, time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the adjourned meeting in accordance with Section 1.3 of these Bylaws.

Section 1.5    Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the presence in person or by proxy of the holders of stock having not less than one-third of the votes which could be cast by the holders of all outstanding stock entitled to vote at the meeting shall constitute a quorum at each meeting of shareholders. In the absence of a quorum, then either (i) the chairman of the meeting or (ii) the shareholders may, by the affirmative vote of the holders of stock having a majority of the votes which could be cast by all such holders, adjourn the meeting from time to time in the manner provided in Section 1.4 of these Bylaws until a quorum is present. If a quorum is present when a meeting is convened, the subsequent withdrawal of shareholders, even though less than a quorum remains, shall not affect the ability of the remaining shareholders lawfully to transact business.

Section 1.6    Organization. Meetings of shareholders shall be presided over by the Chairman of the Board, the Vice Chairman of the Board or the Chief Executive Officer (in that order), or in their absence, inability or unwillingness, by a chairman designated by the Board of Directors, or in the absence of such designation, by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence, the chairman of the meeting may appoint any person to act as secretary of the meeting. The chairman of any meeting of the shareholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business.

Section 1.7    Voting. (a) The shareholders entitled to vote at any meeting of shareholders shall be determined in accordance with the provisions of Section 1.10 of these Bylaws, subject to the provisions of Sections 217 and 218 of the Delaware General Corporation Law (relating to voting rights of fiduciaries, pledgors and joint owners of stock and to voting trusts and other voting agreements).

(b) Except as may be otherwise provided in the Certificate of Incorporation or in these Bylaws, or as may be otherwise required by applicable law: (i) in all matters other than the election of Directors, the affirmative vote of the holders of shares representing a majority of the votes present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the shareholders; (ii) each Director shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of such Director; and (iii) where a separate vote by a class or series is required, other than with respect to the election of Directors, the affirmative vote of the holders of shares of such class or series representing a majority of the votes present in person or represented by proxy at the meeting shall be the act of such class or series.

(c) Voting at meetings of shareholders need not be by written ballot and need not be conducted by inspectors of election unless so required by Section 1.9 of these Bylaws or so determined by the holders of stock having a majority of the votes which could be cast by the holders of all outstanding stock entitled to vote which are present in person or represented by proxy at such meeting.

(d) Stock of the Corporation belonging to the Corporation, or to another Corporation, a majority of the shares entitled to vote in the election of Directors of which are held by the Corporation, shall not be voted at any meeting of shareholders and shall not be counted in the total number of outstanding shares for the purpose of determining whether a quorum is present. Nothing in this Section 1.7 shall limit the right of the Corporation to vote shares of stock of the Corporation held by it in a fiduciary capacity.

Section 1.8    (a) Each shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for such shareholder by proxy filed with the Secretary before or at the time of the meeting. No such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A shareholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing with the Secretary an instrument in writing revoking the proxy or another duly executed proxy bearing a later date.

(b) A shareholder may authorize another person or persons to act for such shareholder as proxy (i) by executing a writing authorizing such person or persons to act as such, which execution may be accomplished by such shareholder or such shareholder’s authorized officer, Director, partner, employee or agent (or, if the stock is held in a trust or estate, by a trustee, executor or administrator thereof) signing such writing or causing his or her signature to be affixed to such writing by any reasonable means, including, but not limited to, facsimile signature, or (ii) by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission (a “Transmission”) to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such Transmission; provided that any such Transmission must either set forth or be submitted with information from which it can be determined that such Transmission was authorized by such shareholder.

(c) Any inspector or inspectors appointed pursuant to Section 1.9 of these Bylaws shall examine each Transmission to determine whether it is valid. If no inspector or inspectors are so appointed, the Secretary or such other person or persons as shall be appointed from time to time by the Board of Directors shall examine Transmissions to determine if they are valid. If it is determined a Transmission is valid, the person or persons making that determination shall specify the information upon which such person or persons relied. Any copy, facsimile telecommunication or other reliable reproduction of such a writing or Transmission may be substituted or used in lieu of the original writing or Transmission for any and all purposes for which the original writing or Transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or Transmission.

Section 1.9    Voting Procedures and Inspectors of Elections. (a) Unless otherwise provided in the Certificate of Incorporation or required by law, the following provisions of this Section 1.9 shall apply only if and when the Corporation has a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on an interdealer quotation system of a registered national securities association or (iii) held of record by more than 2,000 shareholders.

(b) The Corporation shall, in advance of any meeting of shareholders, appoint one or more inspectors of election (individually an “inspector,” and collectively the “inspectors”) to act at such meeting and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at such meeting, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector of election, before entering upon the discharge of his duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his ability.

(c) The inspectors shall (i) ascertain the number of shares of stock of the Corporation outstanding and the voting power of each, (ii) determine the number of shares of stock of the Corporation present in person or by proxy at such meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (v) certify their determination of the number of such shares present in person or by proxy at such meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist them in the performance of their duties.

(d) The date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at a meeting shall be announced at such meeting. No ballots, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by any shareholder shall determine otherwise.

(e) In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with such proxies, any information referred to in paragraphs (b) and (c) of Section 1.8 of these Bylaws, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by a shareholder of record to cast or more votes than such shareholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors, at the time they make their certification pursuant to paragraph (c) of this Section 1.9, shall specify the precise information considered by them, including the person or persons from whom such information was obtained, when and the means by which such information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

Section 1.10    Fixing Date of Determination of Shareholders of Record. (a) In order that the Corporation may determine the shareholders entitled (i) to notice of or to vote at any meeting of shareholders or any adjournment thereof, (ii) to receive payment of any dividend or other distribution or allotment of any rights, (iii) to exercise any rights in respect of any change, conversion or exchange of stock or (iv) to take, receive or participate in any other action, the Board of Directors may fix a record date, which shall not be earlier than the date upon which the resolution fixing the record date is adopted by the Board of Directors and which (1) in the case of a determination of shareholders entitled to notice of or to vote at any meeting of shareholders or adjournment thereof, shall, unless otherwise required by law, be not more than 60 nor less than 10 days before the date of such meeting; and (2) in the case of any other action, shall be not more than 60 days before such action.

(b) If no record date is fixed, (i) the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c) A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting, but the Board of Directors may fix a new record date for the adjourned meeting.

Section 1.11    List of Shareholders Entitled to Vote. The Secretary shall prepare, at least 10 days before every meeting of shareholders, a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address and the number of shares registered in the name of each shareholder. Such list shall be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any shareholder who is present. The stock ledger shall be the only evidence as to who are the shareholders entitled to examine the stock ledger or to vote in person or by proxy at any meeting of shareholders.

ARTICLE II

Board of Directors

Section 2.1    Number; Qualifications. The Board of Directors shall consist of the number of Directors as provided in the Certificate of Incorporation, and no person shall serve as a Director unless he or she meets the requirements, if any, provided in the Certificate of Incorporation for service on the Board of Directors.

Section 2.2    Election; Resignation; Vacancies. (a) Subject to the provisions of the Certificate of Incorporation and the provisions of Article X, at each annual meeting of shareholders, the shareholders shall elect, pursuant to the terms of the Certificate of Incorporation, the successors to the Directors whose terms expire at that meeting, and each Director shall hold office until the annual meeting at which such Director’s term expires and the election and qualification of his or her successor, or until his or her earlier death, resignation or removal. Any Director may resign at any time by giving written notice to the Chairman of the Board, if any, the Chief Executive Officer or the Secretary. Unless otherwise stated in a notice of resignation, it shall take effect when received by the officer to whom it is directed, without any need for its acceptance.

(b) Subject to the provisions of Article X, only persons who are nominated in accordance with the following procedures shall be eligible for election as Equity Directors (as defined in the Certificate of Incorporation). Subject to the provisions of Article X, nominations of persons for election as Equity Directors may be made at any annual meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing Directors, (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) by any shareholder of the Corporation (A) who is a shareholder of record on the date of the giving of the notice provided for in this Section 2.2(b) and on the record date for the determination of shareholders entitled to vote at such meeting and (B) who complies with the notice procedures set forth in this Section 2.2(b).

In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

To be timely, a shareholder’s notice to the Secretary must be delivered or mailed to and received at the principal executive offices of the Corporation (x) not less than 90 days nor more than 120 days prior to the meeting, or (y) if less than 100 days notice of the meeting or prior public disclosure of the date of the meeting is given or made to shareholders, not later than the close of business on the tenth day following the day on which notice of the meeting was made, or if earlier, the day on which such public disclosure was made.

To be in proper written form, a shareholder’s notice to the Secretary must set forth (1) as to each person whom the shareholder proposes to nominate for election as a Director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class and series, if any, and number of shares of stock of the Corporation which are beneficially owned by the person (for purposes of the regulations under Sections 13 and 14 of the Exchange Act) and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (2) as to the shareholder giving the notice (i) the name and address, as they appear in the Corporation’s records, of the shareholder proposing such nomination,

(ii) the class and series, if any, and number of shares of stock of the Corporation which are beneficially owned by the shareholder (for purposes of the regulations under Sections 13 and 14 of the Exchange Act), (iii) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the shareholder, (iv) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as an Equity Director if elected.

No person shall be eligible for election as an Equity Director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.2(b). If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

(c) Nominees for election as Class B-1 Directors, Class B-2 Directors and Class B-3 Directors (as such terms are defined in the Certificate of Incorporation) shall be selected by the respective Class B Nominating Committees as provided in IV.

(d) Subject to the provisions of Article X, a vacancy, howsoever occurring, in a directorship shall be filled in the manner specified in the Certificate of Incorporation.

Section 2.3    Regular Meetings. Regular meetings of the Board of Directors may be held without call or notice at such times and at such places, within or without the state of Delaware, as shall be fixed by resolution of the Board of Directors.

Section 2.4    Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer, or a majority of the members of the Board of Directors then in office and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix. Notice of the time and place of special meetings shall be delivered personally or by telephone to each Director or sent by first-class mail or telegram, charges prepaid, addressed to each Director at that Director’s address as it is shown on the records of the Corporation. If the notice is mailed, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. If the notice is delivered personally or by telephone or by telegram, it shall be delivered personally or by telephone or to the telegraph company at least 48 hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the Director or to a person at the office of the Director who the person giving the notice has reason to believe will promptly communicate it to the Director. The notice need not specify the purpose or the place of the meeting, if the meeting is to be held at the principal executive office of the Corporation.

Section 2.5    Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board, the Vice Chairman of the Board, or the Chief Executive Officer (in that order), or in their absence, inability or unwillingness, by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting. A majority of the Directors present at a meeting, whether or not they constitute a quorum, may adjourn such meeting to any other date, time or place without notice other than announcement at the meeting.

Section 2.6    Quorum; Vote Required for Action. (a) Subject to the provisions of Article X, at all meetings of the Board of Directors, a majority of the whole Board of Directors shall constitute a quorum for the transaction of business. Unless the Certificate of Incorporation or these Bylaws otherwise provide, the vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

(b) If a quorum is not present at any meeting of the Board of Directors, then the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

(c) Whenever notice is required to be given under any provision of the General Corporation Law of Delaware, the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Directors, or members of a committee of Directors, need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.

Section 2.7    Telephonic Meetings. Directors, or any committee of Directors designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.7 shall constitute presence in person at such meeting.

Section 2.8    Informal Action by Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing (which may be in counterparts), and the written consent or consents are filed with the minutes of proceedings of the Board of Directors or such committee.

Section 2.9    Reliance Upon Records. Every Director, and every member of any committee of the Board of Directors, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors, or by any other person as to matters the Director or member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, including, but not limited to, such records, information, opinions, reports or statements as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid, or with which the Corporation’s capital stock might properly be purchased or redeemed.

Section 2.10    Interested Directors. No contract or transaction between the Corporation and one or more of its Directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its Directors or officers are Directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the Director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because such person’s or their votes are counted for such purpose if (i) the material facts as to such person’s or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; or (ii) the material facts as to such person’s or their relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

(iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the shareholders. Common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

Section 2.11    Compensation. Unless otherwise restricted by the Certificate of Incorporation, the Board of Directors shall have the authority to fix the compensation of Directors. The Directors shall be paid their reasonable expenses, if any, of attendance at each meeting of the Board of Directors or a committee thereof and may be paid a fixed sum for attendance at each such meeting and an annual retainer or salary for services as a Director or committee member. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 2.12    Presumption of Assent. Unless otherwise provided by the laws of the State of Delaware, a Director who is present at a meeting of the Board of Directors or of a committee thereof at which action is taken on any matter shall be presumed to have assented to the action taken unless his or her dissent shall be entered in the minutes of such meeting or unless he or she shall file his or her written dissent to such action with the person acting as secretary of such meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary immediately after the adjournment of such meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

ARTICLE III

Committees of the Board of Directors

Section 3.1    Committees. Subject to the provisions of Article X, the Board of Directors shall have an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating Committee and any additional committees it may designate from time to time by resolution passed by a majority of the whole Board of Directors, with each committee to consist of one or more of the Directors of the Corporation.

Section 3.2    Executive Committee. Subject to the provisions of Article X, the Executive Committee shall consist of such number of Directors as may be elected from time to time by the Board. Whenever the Board is not in session, and subject to the provisions of applicable law, the Certificate of Incorporation or these Bylaws, the Executive Committee shall have and exercise the authority of the Board in the management of the Corporation. A majority of the Executive Committee shall constitute a quorum necessary to transact business.

Section 3.3    Audit Committee. The Audit Committee shall consist of such number of Directors (none of whom shall be an employee of the Corporation) as may be elected from time to time by the Board. The Board of Directors shall adopt a charter setting forth the responsibilities of the Audit Committee. A majority of the Audit Committee shall constitute a quorum necessary to transact business.

Section 3.4    Compensation Committee. The Compensation Committee shall consist of such number of Directors (none of whom shall be an employee of the Corporation) as may be elected from time to time by the Board. The Compensation Committee shall oversee the compensation and benefits of the employees and management of the Corporation. A majority of the Compensation Committee shall constitute a quorum necessary to transact business.

Section 3.5    Nominating Committee. Subject to the provisions of Article X, the Nominating Committee shall consist of such number of Directors (none of whom shall be an employee of the Corporation) as may be determined from time to time by the Board. Subject to the provisions of Article X, the Committee shall review the qualifications of potential candidates for the Equity Directors and shall propose nominees for the Equity Directors who are nominated by the Board. Subject to the provisions of Article X, in making their nominations, the Nominating Committee and the Board of Directors shall take into consideration that (i) the Board of

Directors shall have meaningful representation of a diversity of interests, including floor brokers, floor traders, futures commission merchants, producers, consumers, processors, distributors and merchandisers of commodities traded on Chicago Mercantile Exchange Inc. (the “Exchange”), Board of Trade of the City of Chicago, Inc. (the “CBOT”) or any other exchange or market designated by the Commodity Futures Trading Commission as a contract market and owned and operated by the Corporation (the “Contract Markets”), participants in a variety of pits or principal groups of commodities traded on the Exchange, the CBOT or any Contract Market, and other market users or participants; (ii) at least 10% of the members of Board of Directors shall be composed of persons representing farmers, producers, merchants or exporters of principal commodities traded on the Exchange, the CBOT or any Contract Market; and (iii) at least 20% of the members of the Board of Directors shall be composed of persons who do not possess trading privileges on the Exchange, the CBOT or any Contract Market, are not salaried employees of the Corporation and are not officers, principals or employees who are involved in operating the futures exchange related business of a firm entitled to members’ rates on the Exchange, the CBOT or any Contract Market. Notwithstanding the foregoing, the Nominating Committee shall include the Chief Executive Officer of the Corporation as a nominee for an Equity Director at any annual meeting of shareholders at which his or her term is scheduled to expire; provided, that if such term expiration occurs during the Transition Period, the Chief Executive Officer shall be nominated as a CME Director. Subject to the provisions of Article X, a majority of the Nominating Committee shall constitute a quorum necessary to transact business.

Section 3.6    Committee Governance. Subject to the provisions of Article X, the Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Subject to the provisions of Article X, in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Subject to the provisions of law and subject to the provisions of Article X, any such committee, to the extent provided in the resolution of the Board or in these Bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required. Each committee may adopt rules for its governance not inconsistent with the provisions of these Bylaws.

ARTICLE IV

Class B Nominating Committees

Section 4.1    Class B Nominating Committees. The holders of shares of Class B-1 Common Stock; Class B-2 Common Stock; and Class B-3 Common Stock, shall each elect a nominating committee for their respective class (each, a “Class B Nominating Committee”). Each Class B Nominating Committee shall be composed of five members.

Section 4.2    Election. Each Class B Nominating Committee shall nominate, by letter directed to the Chairman of the Board not later than 90 days prior to an annual meeting, candidates for election to such Committee at such annual meeting. Each Class B Nominating Committee shall nominate up to 10 candidates. Such nominations shall include, as part of or in addition to such candidates, (i) any candidate who is nominated by the holders of at least 100 shares of Class B-1 Common Stock, in the case of the Class B Nominating Committee representing such class, (ii) any candidate who is nominated by the holders of at least 100 shares of Class B-2 Common Stock, in the case of the Class B Nominating Committee representing such class, and (iii) any candidate who is nominated by the holders of at least 150 shares of Class B-3 Common Stock, in the case of the Class B Nominating Committee representing such class; provided, however, in the case of any such nominations, the nomination is submitted in writing and accompanied by a description of the proposed nominee’s qualifications and other relevant biographical information and evidence of the consent of the proposed nominee. The five nominees receiving the greatest number of votes for a particular Class B Nominating Committee shall be elected to such Committee. In the event of a vacancy, howsoever occurring, in a committee position, the candidate in the most recent election for such position who received the next highest number of votes to the last person currently serving shall be named to fill such vacancy.

Section 4.3    Director Nominations. Each Class B Nominating Committee shall be responsible for assessing the qualifications of candidates to serve as Directors to be elected by the particular class. Not less than 90 days but not more than 120 days prior to an annual meeting of shareholders at which a Class B-1 Director, a Class B-2 Director or a Class B-3 Director is to be elected, the applicable Class B Nominating Committee(s) shall select nominees for election to such directorship. Such Class B Nominating Committee(s) shall select, subject to the provisions of the Certificate of Incorporation, up to two nominees for each directorship to be filled by the applicable class of Class B Common Stock at such meeting. In addition to such nominee(s), the nominations in the proxy statement mailed to shareholders in conjunction with the annual meeting of shareholders shall include, as part of or in addition to such nominee(s), (i) any nominee who is nominated by the holders of at least 100 shares of Class B-1 Common Stock, in the case of the Class B Nominating Committee representing such class, (ii) any nominee who is nominated by the holders of at least 100 shares of Class B-2 Common Stock, in the case of the Class B Nominating Committee representing such class, and (iii) any nominee who is nominated by the holders of at least 150 shares of Class B-3 Common Stock, in the case of the Class B Nominating Committee representing such class; provided, however, in the case of any such nominations, the nomination is submitted in writing and accompanied by a description of the proposed nominee’s qualifications and other relevant biographical information and evidence of the consent of the proposed nominee and is submitted to the Corporate Secretary no later than ten days from the date of the announcement of the Class B nominees. All nominees shall meet the requirements, if any, in the Certificate of Incorporation, in these Bylaws or in the Consolidated Rules of the Exchange for service on the Board of Directors. No nominee shall be a candidate for more than one directorship. If a nominee withdraws, dies, becomes incapacitated or disqualified to serve, the applicable Class B Nominating Committee shall, as quickly as practicable, submit a new nominee to the Chairman of the Board. Each Class B Nominating Committee shall submit its nominee(s) in writing to the Chairman of the Board. Such writing shall set forth as to each nominee for election or re-election as a Director: (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of shares of stock of the Corporation which are owned (or, under the rules of the Corporation, would be recognized as a permitted transferee), and (4) such person’s written consent to serving as a Director if elected. A nominee may be disqualified if the nominee does not abide by the proxy rules and regulations under Section 14(a) of the Securities Exchange Act of 1934 and the rules established by the Corporation.

ARTICLE V

Board Officers; Executive Officers

Section 5.1    Board Officers; Executive Officers; Election; Qualification; Term of Office. Subject to the provisions of Article X, the Board of Directors shall elect from among its members a Chairman of the Board and a Vice Chairman of the Board. The Board of Directors shall also elect a Chief Executive Officer, a President, a Secretary and a Treasurer, and may elect one or more Assistant Secretaries and one or more Assistant Treasurers. Subject to the provisions of Article X, any number of offices may be held by the same person. Subject to the provisions of Article X, each Board officer and executive officer of the Corporation shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

Section 5.2    Resignation; Removal; Vacancies. Any Board officer or executive officer of the Corporation may resign at any time by giving written notice to the Chairman of the Board, the Chief Executive Officer or the Secretary. Unless otherwise stated in a notice of resignation, it shall take effect when received by the Board officer or executive officer to whom it is directed, without any need for its acceptance. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which such officer is a party. Subject to the provisions of Article X, the Board of Directors may remove any Board officer or executive officer with or without cause at any time by an affirmative vote of the majority of the Board of Directors, but such removal shall be without prejudice to the contractual rights, if any, of such officer with the Corporation. Subject to the provisions of Article X, a vacancy occurring in any Board or executive office of the Corporation may be filled for the unexpired portion of the term thereof by the Board of Directors at any regular or special meeting.

Section 5.3    Powers and Duties of Board Officers and Executive Officers. Subject to the provisions of Article X, the Board officers and executive officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

ARTICLE VI

Stock Certificates and Transfers

Section 6.1    Certificates; Uncertificated Shares. The shares of the Corporation’s stock shall be represented either by book entries on the Corporation’s books, if authorized by the Board of Directors, or by certificates signed by, or in the name of the Corporation by its Chairman of the Board, a Vice Chairman of the Board, its Chief Executive Officer, its President or a Managing Director, and may be countersigned by its Secretary or an Assistant Secretary, certifying the number of shares owned by such shareholder in the Corporation. Any of or all the signatures on a certificate may be facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such officer, transfer agent or registrar continued to be such at the date of issue. Upon the request of the registered owner of uncertificated shares, the Chief Executive Officer or his designee shall send to the registered owner a certificate representing such shares.

In the case of uncertificated shares, within a reasonable time after the issuance or transfer thereof, the Chief Executive Officer or his designee shall send to the registered owner of shares of Common Stock of the Corporation a written notice containing (i) (A) a full statement of the designations, relative rights, preferences and limitations of the shares of the class and series issued or transferred, so far as the same have been determined and the authority of the Board of Directors to divide the shares into classes or series and to determine and change the relative rights, preferences and limitations of any class or series; or (B) a declaration that the Corporation will furnish to the shareholder, upon request and without charge, a statement containing the information described in the preceding clause (A); (ii) a statement that the Corporation is organized under the laws of the State of Delaware; (iii) the name of the person to whom the uncertificated shares have been issued or transferred; (iv) the number and class of shares, and the designation of the series, if any, to which such notice applies; and (v) any restrictions on transfer of the shares, in accordance with Section 202 of the Delaware General Corporation Law. The notice referred to in the preceding sentence shall also contain the following statement: “This notice is merely a record of the rights of the addressee as of the time of its issuance. Delivery of this statement, of itself, confers no rights on the recipient. This notice is neither a negotiable instrument nor a security.”

Section 6.2    Lost, Stolen or Destroyed Certificates; Issuance of New Certificates. The Corporation may issue a new certificate for stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such shareholder’s legal representative, to indemnify the Corporation and/or to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 6.3    Transfers of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for stock of the Corporation duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer or, if the relevant stock certificate is claimed to have been lost, stolen or destroyed, upon compliance with the provisions of Section 6.2 of these Bylaws, and upon payment of applicable taxes with respect to such transfer, and in compliance with the transfer restrictions applicable to such shares under the Certificate of Incorporation, these Bylaws or rules of the Corporation and any other applicable transfer restrictions of which the Corporation shall have notice, the Corporation shall issue a new certificate or certificates for such stock to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Transfers of stock shall be made only on the books of the Corporation by the registered holder thereof or by such holder’s attorney or successor duly authorized as evidenced by documents filed with the Secretary. Whenever any transfer of stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of transfer if, when the certificate or certificates representing such stock are presented to the Corporation for transfer, both the transferor and transferee request the Corporation to do so.

Section 6.4    Transfers of Uncertificated Stock. Except as otherwise required by law, uncertificated shares of the Corporation’s stock shall be transferable in the manner prescribed in these Bylaws. Transfers of uncertificated stock shall be made on the books of the Corporation only by the person then registered on the books of the Corporation as the owner of such shares or by such person’s attorney lawfully constituted in writing and written instruction to the Corporation containing the following information: (i) the class of shares, and the designation of the series, if any, to which such notice applies; (ii) the number of shares transferred; and (iii) the name, address and taxpayer identification number, if any, of the party to whom the shares have been transferred and who, as a result of such transfer, is to become the new registered owner of the shares. No transfer of uncertificated stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

Section 6.5    Special Designation on Certificates. The designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each shareholder who so requests the powers, designations, preferences, and the relative, participating, optional or other special rights of each class of stock, or series thereof, and the qualifications limitations or restrictions of such preferences and/or rights.

Section 6.6    Stock Transfer Agreements. Subject to the provisions of the Certificate of Incorporation, the Corporation shall have power to enter into and perform any agreement with any number of shareholders of any one or more classes, or series thereof, of stock of the Corporation to restrict the transfer of such shares owned by such shareholders in any manner not prohibited by the General Corporation Law of Delaware.

Section 6.7    Registered Shareholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 6.8    Other Regulations. The issue, transfer, conversion and registration of stock certificates shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VII

Notices

Section 7.1    Manner of Notice. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, whenever notice is required to be given to any shareholder, Director or member of any committee of the Board of Directors, such notice may be given by personal delivery or by depositing it, in a sealed envelope, in the United States mails, first class, postage prepaid, addressed, or by transmitting it via telecopier, to such shareholder, Director or member, either at the address of such shareholder, Director or member as it appears on the records of the Corporation or, in the case of such a Director or member, at his or her business address; and such notice shall be deemed to be given at the time when it is thus personally delivered, deposited or transmitted, as the case may be. Such requirement for notice shall also be deemed satisfied, except in the case of shareholder meetings, if actual notice is received orally or by other writing by the person entitled thereto as far in advance of the event with respect to which notice is being given as the minimum notice period required by law or these Bylaws.

Section 7.2    Dispensation with Notice. (a) Whenever notice is required to be given by law, the Certificate of Incorporation or these Bylaws to any shareholder to whom (i) notice of two consecutive annual meetings of shareholders, and all notices of meetings of shareholders or (ii) all, and at least two, payments (if sent by first class mail) of dividends or interest on securities of the Corporation during a 12-month period, have been mailed addressed to such shareholder at the address of such shareholder as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such shareholder shall not be required. Any action or meeting which shall be taken or held without notice to such shareholder shall have the same force and effect as if such notice had been duly given. If any such shareholder shall deliver to the Corporation a written notice setting forth the then current address of such shareholder, the requirement that notice be given to such shareholder shall be reinstated.

(b) Whenever notice is required to be given by law, the Certificate of Incorporation or these Bylaws to any person with whom communication is unlawful, the giving of such notice to such person shall not be required, and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given.

Section 7.3    Waiver of Notice. Any written waiver of notice, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the shareholders, Directors, or members of a committee of Directors need be specified in any written waiver of notice.

ARTICLE VIII

Indemnification

Section 8.1    Right to Indemnification. In addition and subject to the indemnification provisions contained in the Certificate of Incorporation, and subject to applicable law, the following Sections of this Article VIII shall apply with respect to any person subject to the indemnification provisions of the Corporation.

Section 8.2    Prepayment of Expenses. The Corporation may pay or reimburse the reasonable expenses incurred in defending any proceeding in advance of its final disposition if the Corporation has received in advance an undertaking by the person receiving such payment or reimbursement to repay all amounts advanced if it should be ultimately determined that he or she is not entitled to be indemnified under this Article VIII or otherwise. The Corporation may require security for any such undertaking.

Section 8.3    Claims. If a claim for indemnification or payment of expenses under this Article VII is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

Section 8.4    Non-Exclusivity of Rights. The rights conferred on any person by this Article VIII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of shareholders or disinterested Directors or otherwise.

Section 8.5    Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a Director, officer, employee, partner or agent of another corporation, partnership, joint venture or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture or other enterprise.

Section 8.6    Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE IX

General

Section 9.1    Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or be in the form of, magnetic tape, diskette, photographs, microphotographs, or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

Section 9.2    Execution of Corporate Contracts and Instruments. The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 9.3    Severability. If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Corporation’s Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any Section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.

Section 9.4    Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the General Corporation Law of Delaware shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

Section 9.5    Dividends. The Board of Directors, subject to any restrictions contained in the General Corporation Law of Delaware or the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid only in cash or in property. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include, but not be limited to, equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

ARTICLE X

Transition Period Matters

Section 10.1    General. The provisions of this Article X are intended to reflect certain transitional matters set forth in that certain Agreement and Plan of Merger, dated as of October 17, 2006, as amended (the “Merger Agreement”), among the Corporation, CBOT Holdings, Inc., a Delaware corporation, and the CBOT.

Section 10.2    Transition Period Directors.

(a) Until the annual meeting of shareholders to be held in 2012 (the “2012 Annual Meeting”), at least ten Equity Directors shall be CBOT Directors.

(b) As of the effective date of these Bylaws (the “Effective Date”), the initial members of the Board of Directors of the Corporation shall consist of 33 members, including the 30 members of the Board of Directors of the Corporation immediately prior to the Effective Date, with each such continuing Director designated in the same class as such Director was designated immediately prior to the Effective Date. The term of office of the Class II Directors shall expire at the first annual meeting of shareholders following the Effective Date; the term of office of the Class III Directors shall expire at the second annual meeting of shareholders following the Effective Date; and the term of office of the Class I Directors shall expire at the third annual meeting of shareholders following the Effective Date. For purposes of this Article X, the terms “CME Directors” and “CBOT Directors” shall mean the initial Directors that were appointed in connection with the Merger Agreement, and such terms shall also be deemed to refer to any replacement for a CME Director or a CBOT Director, as the case may be, elected in accordance with the applicable provisions of this Article X). Notwithstanding any other provision hereof, during the period from the Effective Date to the first business day prior to the 2012 Annual Meeting (the “Election Period”) (i) it shall be a qualification for any Director to be nominated or elected by the Board of Directors to replace any CME Director (whose term is expiring or has expired or who shall have been removed or become disqualified or who shall have resigned, retired, died or otherwise shall fail to continue to serve as a Director of the Corporation during the Election Period) that such replacement Director shall have been designated by the CME Nominating Representatives (as defined below) and (ii) it shall be a qualification for any Director to be nominated or elected by the Board of Directors to replace any CBOT Director (whose term is expiring or has expired or who shall have been removed or become disqualified or who shall have resigned, retired, died or otherwise shall fail to continue to serve as a Director of the Corporation during the Election Period) that such replacement Director shall have been designated by the CBOT Nominating Representatives (as defined below). During the period from the Effective Date to the first business day following the 2012 Annual Meeting (the “Transition Period”), at least two CBOT Directors shall at all times be Non-Industry Directors. For purposes of these Bylaws, “Non-Industry Director” means any individual who (i) does not possess trading privileges on the Exchange, the CBOT or any Contract Market, (ii) is not a salaried employee of the Corporation, (iii) is not an officer, principal or employee who is involved in operating the futures exchange related business of a firm entitled to members’ rates on the Exchange, the CBOT or any Contract Market and (iv) who qualifies as an independent Director under the applicable listing standards of the New York Stock Exchange, the Nasdaq Global Select Market and any other securities exchange upon which the Corporation’s securities are listed during the Transition Period.

(c) During the Transition Period, the Nominating Committee of the Board of Directors shall be composed of six Directors, consisting of (i) four CME Directors (the “CME Nominating Representatives”) designated from time to time during the Initial Transition Period (as defined below) by the Initial Transition Period Chairman (as defined below) and, following the Initial Transition Period, by a majority of the CME Directors, and (ii) two CBOT Directors (the “CBOT Nominating Representatives”) designated from time to time during the Initial Transition Period by the Initial Transition Period Vice Chairman (as defined below) and, following the Initial Transition Period, by a majority of the CBOT Directors. Each CME Nominating Representative and CBOT Nominating Representative serving on the Nominating Committee shall qualify as an independent Director under the applicable listing standards of the New York Stock Exchange, the Nasdaq Global Select Market and any other securities exchange upon which the Corporation’s securities are listed during the Transition Period. During the Transition Period, the Nominating Committee shall exercise all power and authority of the Board of Directors with respect to designation of persons as the nominees of the Board of Directors for election to, or designating persons to fill vacancies on, the Board of Directors as set forth in this Article X.

(d) Prior to each meeting of the shareholders during the Election Period at which the term of office of any CME Director is expiring or at which any replacement for a CME Director is to be elected, the CME Nominating Representatives shall designate a nominee for election to such position to the Nominating Committee, and prior to each meeting of the shareholders at which the term of office of any CBOT Director is expiring or at which any replacement for a CBOT Director is to be elected, the CBOT Nominating Representatives shall designate a nominee for election to such position to the Nominating Committee. At any meeting of the shareholders during the Election Period at which Directors are to be elected, the Nominating Committee shall nominate, or cause to be nominated, before the nominations are closed and the vote taken, the nominee(s) designated by the CME Nominating Representatives or the CBOT Nominating Representatives, as applicable, pursuant to the foregoing. At any meeting of the shareholders at which Directors are to be elected during the Election Period, neither the Board of Directors nor any committee thereof (excluding, for the avoidance of doubt, any Class B Nominating Committee) shall nominate (or cause there to be nominated) as a Director any person not designated as a nominee by either the CME Nominating Representatives or the CBOT Nominating Representatives, as applicable, pursuant to the foregoing.

(e) Notwithstanding Article Five E. or G. of the Corporation’s Certificate of Incorporation, during the Election Period, if any CME Director is removed from the Board of Directors, becomes disqualified, resigns, retires, dies or otherwise cannot or will not continue to serve as a member of the Board of Directors, the CME Nominating Representatives shall have the exclusive power on behalf of the entire Board of Directors to designate a person to fill such vacancy, and if any CBOT Director is removed from the Board of Directors, becomes disqualified, resigns, retires, dies, or otherwise cannot or will not continue to serve as a member of the Board of Directors, the CBOT Nominating Representatives shall have the exclusive power on behalf of the entire Board of Directors to designate a person to fill such vacancy, in each case, subject to the approval of a majority of the Directors then remaining in office.

Section 10.3    Executive Committee. During the period (the “Initial Transition Period”) from the Effective Date to the annual meeting of shareholders to be held in 2010 (the “2010 Annual Meeting”), the Executive Committee of the Board of Directors shall be composed of eight Directors, consisting of (i) the Initial Transition Period Chairman and four CME Directors designated from time to time by the Initial Transition Period Chairman and (ii) the Initial Transition Period Vice Chairman and two CBOT Directors designated from time to time by the Initial Transition Period Vice Chairman. During the Initial Transition Period, the Board of Directors and the Executive Committee shall cause the Initial Transition Period Chairman to be appointed as the Chairman of the Executive Committee and the Initial Transition Period Vice Chairman as the Vice Chairman of the Executive Committee. During the Initial Transition Period, if any CME Director who is a member of the Nominating Committee is removed from the Board of Directors, becomes disqualified, resigns, retires, dies or otherwise cannot continue to serve in such position, his replacement shall be selected by the Initial Transition Period Chairman, and if any CBOT Director who is a member of the Nominating Committee is removed from the Board of Directors, becomes disqualified, resigns, retires, dies or otherwise cannot continue to serve in such position, his replacement shall be selected by the Initial Transition Period Vice Chairman.

Section 10.4    Initial Transition Period Chairman. The Chairman of the Board of Directors of the Corporation immediately prior to the Effective Date shall hold the position of Chairman of the Board of the Directors immediately after the Effective Date until the 2010 Annual Meeting. During the Initial Transition Period, any vacancy in the position of Chairman of the Board of Directors (whether as a result of the removal, disqualification, resignation, retirement, death or incapacity of the Chairman) shall be filled by a majority vote of CME Directors then in office. Notwithstanding anything to the contrary contained herein or in the Corporation’s Certificate of Incorporation, during the Initial Transition Period, the Chairman of the Board of Directors may only be removed from office if such removal is approved by both (i) a majority the entire Board of Directors and (ii) a majority of the CME Directors then in office. The individual serving as the Chairman of the Board of Directors at any time during the Initial Transition Period pursuant to this Section 10.4 is referred to as the “Initial Transition Period Chairman”.

Section 10.5    Initial Transition Period Vice Chairman. The Vice Chairman of the Board of Directors of the Corporation immediately prior to the Effective Date shall hold the position of Vice Chairman of the Board of Directors immediately after the Effective Date until the 2010 Annual Meeting. During the Initial Transition Period, any vacancy in the position of Vice Chairman of the Board of Directors (whether as a result of the removal, disqualification, resignation, retirement, death or incapacity of the Vice Chairman) shall be filled by a majority vote of CBOT Directors then in office. Notwithstanding anything to the contrary contained herein or in the Corporation’s Certificate of Incorporation, during the Initial Transition Period, the Vice Chairman of the Board of Directors may only be removed from office if such removal is approved by both (i) a majority the entire Board of Directors and (ii) a majority of the CBOT Directors then in office. The individual serving as the Vice Chairman of the Board of Directors at any time during the Initial Transition Period pursuant to this Section 10.5 is referred to as the “Initial Transition Period Vice Chairman”.

Section 10.6    Amendments. During the Transition Period, the affirmative vote of a majority of the Board of Directors then in office, which majority must include a majority of the CME Directors and a majority of the CBOT Directors, shall be required to alter or amend, or adopt any provision inconsistent with, or repeal, in whole or in part, Article II, Article III, Article V or Article X of these Bylaws.

Section 10.7    Actions of the Board. During the Transition Period, the affirmative vote of at least a majority of the entire Board of Directors shall be required to constitute Board action, except as otherwise specifically provided in Section 10.2 of this Article X.

* * *

Annex J

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEW YORK MERCANTILE EXCHANGE, INC.

ARTICLE I

NAME

The name of the corporation is New York Mercantile Exchange, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

CORPORATE PURPOSES

The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (as amended from time to time, the “DGCL”).

ARTICLE IV

MEMBERSHIP

A.    General.

The Corporation shall have no authority to issue capital stock. The terms and conditions of membership in the Corporation shall be as provided in or pursuant to this Certificate of Incorporation, the Bylaws of the Corporation (the “Bylaws”) and the Rules and Regulations of the Corporation as in effect from time to time (the “Rules”). The Board of Directors of the Corporation shall have the authority to create additional classes of memberships with such rights and limitations as the Board of Directors determines.

B.     Classes and Series of Membership.

The membership interests that the Corporation shall have authority to issue shall consist of not more than 204 Class A Memberships (the “Class A Memberships” and the holders thereof, the “Class A Members”) and one Class B Membership (the “Class B Membership” and the holder thereof, the “Class B Member”). The terms, conditions, preferences and rights of the Class A Memberships and the Class B Memberships shall be as set forth in the Bylaws and the Rules; provided, however that (1) the Class A Members shall have no voting rights and shall have no interest in the profits of the Corporation and shall have no right to receive any dividend or other distribution (including upon liquidation, dissolution, winding-up or otherwise) to be declared, paid or distributed by the Corporation and (2) except to the extent (if any) required by law, the Class B Member shall have the exclusive right to vote on any matter to be voted on by the members of the Corporation and shall have the exclusive right to receive any dividend or other distribution (including upon liquidation, dissolution, winding-up or otherwise) to be declared, paid or distributed by the Corporation. The Class B Membership initially shall be held by CMEG NY Inc., a Delaware corporation (“CMEG NY”).

ARTICLE V

MANAGEMENT OF AFFAIRS

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and members:

A.     General.

In accordance with Sections 141(a) and 141(j) of the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws, the directors are hereby empowered to exercise all powers and do all acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws adopted by the Class B Member; provided, however, that no Bylaws hereafter adopted by the Class B Member shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

B.    Special Meetings of Members.

A special meeting of the Class B Member shall be called by the Chairman of the Board or the Board of Directors of the Corporation upon receipt by the Chairman of the Board or the Secretary of the Corporation of a written demand of a majority of the directors then holding office.

C.     Action by Written Consent of the Class B Member.

The Class B Member shall have the right to effect by consent in writing any action which would require the approval of the Class B Member at a duly called annual or special meeting of the Class B Member.

ARTICLE VI

BOARD OF DIRECTORS

The initial number of directors of the Corporation shall be [—] and thereafter as may be fixed from time to time by the Board of Directors. Election of directors need not be by written ballot unless the Bylaws so provide.

ARTICLE VII

AMENDMENT OF BYLAWS AND RULES

The Board of Directors of the Corporation is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The Class B Member shall also have power to adopt, amend or repeal the Bylaws. The only member of the Corporation with any power to adopt, amend or repeal the Bylaws of the Corporation shall be the Class B Member. No member of, or class or series of membership in, the Corporation shall have any power to adopt, amend or repeal the Rules. The power to adopt, amend and repeal the Rules shall be vested exclusively in the Board of Directors.

ARTICLE VIII

LIMITATION OF LIABILITY; INDEMNIFICATION

No director shall be personally liable to the Corporation or any of its members for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article VIII by the Class B Member shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

The Corporation shall indemnify its directors to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article VIII shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to officers, employees and agents of the Corporation similar to those conferred in this Article VIII to directors of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of the Class B Member or disinterested directors or otherwise.

Any repeal or modification of this Article VIII by the Class B Member shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, modify or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights conferred upon the members of the Corporation are granted subject to this reservation. Any amendment of, or modification or repeal of any provision contained in, this Certificate of Incorporation shall require, first, the approval of the Board of Directors of the Corporation and, second, the approval of the Class B Member.

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Annex K

AS AMENDED [ — ], 2008

AMENDED AND RESTATED BYLAWS

OF

NEW YORK MERCANTILE EXCHANGE, INC.

Capitalized terms used but not otherwise defined herein (including the Rules) shall have the meaning given to such terms in the Certificate of Incorporation of the Corporation.

ARTICLE I—RULES AND REGULATIONS

Section 1.     Incorporation of Rules and Regulations.

The affairs and operations of the Corporation, in addition to being governed by the Delaware General Corporation Law (the “DGCL”), the Certificate of Incorporation and these Bylaws, shall also be governed by the Rules. Where there exists any inconsistency between the Rules and the DGCL, the Certificate of Incorporation or these Bylaws, the DGCL, the Certificate of Incorporation or these Bylaws shall govern to the extent of the inconsistency.

The power to adopt, amend and repeal the Rules is vested exclusively in the Board of Directors and the Class B Member.

ARTICLE II—MEMBERSHIP

Section 1.    Classes of Memberships; Number of Memberships.

Membership shall consist of the following two classes: Class A and Class B. The number of Class A Memberships is limited to not more than 204 and the number of Class B Memberships is limited to one. The Board of Directors of the Corporation shall have the authority to create additional classes of memberships with such rights and limitations as the Board of Directors determines.

Section 2.    Terms and Conditions.

The terms and conditions of membership in the Corporation, including, without limitation, the rights and obligations of CMEG NY Inc. (“CMEG NY”), the sole Class B Member of the Corporation (the “Class B Member”), in addition to being governed by the DGCL, the Certificate of Incorporation and these Bylaws, shall also be governed by the Rules.

The Board of Directors may adopt, from time to time, Rules relating to criteria for eligibility for membership and procedures for becoming a member and any requirements or procedures for the acquisition or transfer of a membership as it may determine.

All holders of Class A Memberships (“Class A Members”) shall be subject to all of the provisions of these Bylaws and the Rules applicable to Class A Members including, without limitation, relating to fees, financial standards and obligations for dues, assessments and fines, in all cases as shall be determined from time to time by the Board of Directors in its sole discretion. A Class A Member shall have, subject to the Rules applicable to Class A Members as may be in effect from time to time, the right to act as a Floor Trader in transactions in all contracts traded on the Exchange only for such Class A Member’s own account on the terms and conditions specified by the Board of Directors in its sole discretion.

Notwithstanding any other provision of these Bylaws or the Rules, a Class A Member shall not have any of the following rights or privileges: (1) to vote on any matter (including, but not limited to, amendments to the Certificate of Incorporation or these Amended and Restated Bylaws, or any merger, consolidation or other business combination transactions); (2) to trade on the floor of the Exchange except as specified in this Section 2; (3) to clear contracts or to confer the right to become a clearing member on a partnership, a corporation or other entity; (4) to have any interests in the profits of the Exchange or to receive any dividend or other distribution (including upon liquidation, dissolution, winding-up or otherwise) to be declared, paid or distributed by the Exchange; (5) to become a member of the Board of Directors; (6) to lease a Class A Membership; and (7) to adopt, amend or repeal the Rules. The term “Exchange” shall mean New York Mercantile Exchange, Inc., a corporation organized and existing under the DGCL, and any successor thereto. The term “Floor Trader” shall mean any holder of a Class A Membership who has been granted floor trading privileges pursuant to these Bylaws and the Rules and who, pursuant to said Bylaws and Rules, buys and sells any commodity futures or options contract on the Exchange for such holder’s own account.

Section 3.     Transfer of Membership.

A membership is only transferable pursuant to the terms and conditions established by these Bylaws, the Rules and the Certificate of Incorporation. A Class A Member who is the subject of any disciplinary proceeding or investigation by the Exchange may transfer a Class A Membership pursuant to the terms and conditions established by these Bylaws, the Rules and the Certificate of Incorporation.

Section 4.     Voting Rights.

The Class A Members shall have no voting rights. The Class B Member shall have such voting rights as are specified in the Certificate of Incorporation.

Section 5.     Annual and Special Meetings.

The Annual Meetings of the Class B Member shall be held on such date, at such time and at such place, either within or without the state of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.

At the Annual Meetings the Class B Member shall elect the Board of Directors and transact such other business as may properly be brought before the meeting. For such business to be properly brought before the meeting, it must be: (i) authorized by the Board of Directors and specified in the notice, or a supplemental notice, of the meeting, (ii) otherwise brought before the meeting by or at the direction of the Board of Directors or the chairman of the meeting, or (iii) otherwise properly brought before the meeting by the Class B Member. No other business may be brought before or conducted at the meeting.

Special meetings of the Class B Member for any purpose or purposes may be called at any time only by the Chairman of the Board or by a majority of the total number of authorized directors. The business transacted at a special meeting of the Class B Member shall be limited to the purpose or purposes for which such meeting is called.

Section 6.    Notice of Meetings.

Unless otherwise required by law, the form of notice of the place, date and time of all meetings of the Class B Member shall be prescribed by the Board of Directors in its sole discretion.

Section 7.    Quorum.

The presence of the holder of the Class B Membership, in person or by proxy, shall constitute a quorum with respect to any matter on which the holder of the Class B Membership is entitled to vote pursuant to the Certificate of Incorporation, or any meeting called to vote on such matters.

Section 8.    Organization.

Such person as the Board of Directors may have designated or, in the absence of such a person, the Chairman of the Board of Directors or, in his or her absence, such person as may be chosen by the holder of the Class B Membership, shall call to order any meeting of the Class B Member and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman appoints.

Section 9.    Conduct of Business.

The chairman of any meeting of the Class B Member shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order.

Section 10.    Proxies and Voting.

At any meeting of the Class B Member, the Class B Member may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

ARTICLE III—BOARD OF DIRECTORS

Section 1.    General.

The Board of Directors shall consist of the number of Directors as set forth in the Certificate of Incorporation.

Section 2.    Quorum.

A majority of the total number of directors then in office shall constitute a quorum of the Board of Directors.

Section 3.    Attendance at Board Meetings.

Members of the Board of Directors or any committee who are physically present at a meeting of the Board of Directors or any committee may adopt as the procedure of such meeting that, for quorum purposes or otherwise, any member not physically present but in continuous communication with such meeting shall be deemed to be present. Continuous communication shall exist only when, by conference telephone or similar communications equipment, a member not physically present is able to hear and be heard by each other member deemed present, and to participate in the proceedings of the meeting.

Section 4.    Regular Meetings.

The Board of Directors shall hold meetings at such times as the Board of Directors may determine from time to time.

Section 5.    Special Meetings.

Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors or the President or a majority of the Board of Directors. Notice of the time and place of special meetings shall be delivered personally or by telephone to each Director or sent by first-class mail or telegram, charges prepaid, addressed to each Director at that Director’s address as it is shown on the records of the Corporation. If the notice is mailed, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. If the notice is delivered personally or by telephone or by telegram, it shall be delivered personally or by telephone or to the telegraph company at least 48 hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the Director or to a person at the office of the Director who the person giving the notice has reason to believe will promptly communicate it to the Director. The notice need not specify the purpose or the place of the meeting, if the meeting is to be held at the principal executive office of the Corporation.

Section 6.    Action by Consent.

Any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all of the Directors consent in writing to the adoption of a resolution authorizing such action. The resolutions and the written consents of the Directors shall be filed with the minutes of the proceedings of the Board of Directors.

Section 7.    Committees.

To the fullest extent permitted by law and the Certificate of Incorporation, the Board of Directors shall have the power to appoint, and to delegate authority to, such committees of the Board of Directors as it determines to be appropriate from time to time.

ARTICLE IV—OFFICERS

Section 1.    General.

The officers of the Corporation (and the titles thereof) shall be chosen by the Board of Directors from time to time in its sole discretion. The Board of Directors, in its discretion, also may choose a Chairman of the Board of Directors (who must be a director). Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be members of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.

ARTICLE V—NOTICES

Section 1.    Notices.

Except as otherwise specifically provided herein or required by law, all notices required to be given to any member, director, committee member, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by prepaid telegram or mailgram. Any such notice shall be addressed to such member, director, committee member, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice is received, if hand delivered, or dispatched, if delivered through the mails or by telegram or mailgram, shall be the time of the giving of the notice.

Section 2.    Waivers.

A written waiver of any notice, signed by a member, director, committee member, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such member, director, committee member, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver.

ARTICLE VI—MISCELLANEOUS

Section 1.    Facsimile Signatures.

Facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 2.    Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 3.    Reliance upon Books, Reports and Records.

Each director and each member of any committee designated by the Board of Directors, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 4.    Fiscal Year.

The fiscal year of the Corporation shall be as fixed by the Board of Directors from time to time.

Section 5.    Time Periods.

Except as otherwise specifically provided, in applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Section 6.    Execution of Corporate Contracts and Instruments.

The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

ARTICLE VII—INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1.    Right to Indemnification.

In addition and subject to the indemnification provisions contained in the Certificate of Incorporation, and subject to applicable law, the following Sections of this Article VII shall apply with respect to any person subject to the indemnification provisions of the Corporation.

Section 2.    Prepayment of Expenses.

The Corporation may pay or reimburse the reasonable expenses incurred in defending any proceeding in advance of its final disposition if the Corporation has received in advance an undertaking by the person receiving such payment or reimbursement to repay all amounts advanced if it should be ultimately determined that he or she is not entitled to be indemnified under this Article VII or otherwise. The Corporation may require security for any such undertaking.

Section 3.    Claims.

If a claim for indemnification or payment of expenses under this Article VII is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

Section 4.    Non-Exclusivity of Rights.

The rights conferred on any person by this Article VII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of the Class B Member or disinterested Directors or otherwise.

Section 5.    Other Indemnification.

The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a Director, officer, employee, partner or agent of another corporation, partnership, joint venture or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture or other enterprise.

Section 6.    Amendment or Repeal.

Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VIII—AMENDMENTS

The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The Class B Member, acting pursuant to a resolution adopted by its Board of Directors, shall also have power to adopt, amend or repeal the Bylaws.

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Annex L

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II – INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145 of Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under some circumstances for liabilities arising under the Securities Act of 1933 and to provide for the reimbursement of expenses incurred.

As permitted by the Delaware law, Article ELEVEN of the current certificate of incorporation of CME Group and Article VIII of the current bylaws of CME Group provide that (i) it is permitted to indemnify its directors, officers and other employees and agents to the fullest extent permitted by Delaware law; (ii) it is permitted to advance expenses, as incurred, to its directors, officers and other employees and agents in connection with defending a legal proceeding if it has received in advance an undertaking by the person receiving such advance to repay all amounts advanced if it should be determined that he or she is not entitled to be indemnified; and (iii) the rights conferred in the bylaws are not exclusive. As permitted by the Delaware General Corporation Law, the current certificate of incorporation of CME Group includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to it or its stockholders; (b) for acts of omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law (regarding payments of dividends; stock purchases or redemptions which are unlawful); or (d) for any transaction from which the director derived an improper personal benefit. This provision in the certificate of incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to CME Group for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Upon completion of the transactions contemplated by the Merger Agreement (which is included as Exhibit 2.1 of this registration statement), the certificate of incorporation and bylaws of CME Group will contain the same indemnification and personal liability provisions contained in the current certificate of incorporation and bylaws of CME Group as described above.

The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware General Corporation Law, the full text of the current certificate of incorporation and bylaws of CME Group and the full text of the certificate of incorporation and bylaws of CME Group that will be in effect upon completion of the transactions contemplated by the Merger Agreement. Copies of the current certificate of incorporation and bylaws of CME Group and forms of the certificate of incorporation and bylaws of CME Group that will be in effect upon completion of the transactions contemplated by the Merger Agreement have been filed as exhibits to this registration statement.

Item 21. Exhibits and Financial Statement Schedules

The following exhibits are filed herewith unless otherwise indicated:

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of March 17, 2008, among CME Group Inc., CMEG NY Inc., NYMEX Holdings, Inc. and New York Mercantile Exchange, Inc. (attached as Annex A to the joint proxy statement/prospectus that forms a part of this registration statement).

3.1.1	Second Amended and Restated Certificate of Incorporation of CME Group Inc. (incorporated by reference to Exhibit 3.1 to CME Group Inc.’s Current Report on Form 8-K, filed with the SEC on July 17, 2007, File No. 000-33379).

3.1.2	Form of Third Amended and Restated Certificate of Incorporation of CME Group Inc. to become effective as of the effective time of the merger (included as Annex H to the joint proxy statement/prospectus that forms a part of this registration statement).

3.2.1	Fourth Amended and Restated Bylaws of CME Group Inc. (incorporated by reference to Exhibit 3.2 to CME Group Inc.’s Current Report on Form 8-K, filed with the SEC on July 17, 2007, File No. 000-33379).

3.2.2	Form of Fifth Amended and Restated Bylaws of CME Group Inc. to become effective as of the effective time of the merger (included as Annex I to the joint proxy statement/prospectus that forms a part of this registration statement).

5.1	Opinion of Kathleen M. Cronin, Managing Director, General Counsel and Corporate Secretary regarding the legality of the securities being issued (to be filed by amendment).

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to tax matters (to be filed by amendment).

8.2	Opinion of Weil, Gotshal & Manges LLP relating to tax matters (to be filed by amendment).

21.1	List of Subsidiaries of CME Group Inc. (incorporated by reference to Exhibit 21.1 to CME Group Inc.’s Annual Report on Form 10-K, filed with the SEC on February 27, 2008, File No. 000-33379).

23.1	Consent of Ernst & Young LLP relating to CME Group’s consolidated financial statements.

23.2	Consent of KPMG LLP relating to NYMEX Holdings’ consolidated financial statements.

23.3	Consent of Kathleen M. Cronin (included in Exhibit 5.1).

23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).

23.5	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.2).

24.1	Power of Attorney (included on signature pages).

99.1	Form of CME Group Proxy Card (to be filed by amendment).

99.2	Form of NYMEX Holdings Proxy Card (to be filed by amendment).

99.3	Form of NYMEX Proxy Card (to be filed by amendment).

99.4	Consent of Lehman Brothers Inc.

99.5	Opinion of Lehman Brothers Inc. (included as Annex B to the joint proxy statement/prospectus that forms a part of this registration statement).

99.6	Consent of Goldman, Sachs & Co.

99.7	Opinion of Goldman, Sachs & Co. (included as Annex C to the joint proxy statement/prospectus that forms a part of this registration statement).

99.8	Consent of William Blair & Company, L.L.C.

99.9	Opinion of William Blair & Company L.L.C. (included as Annex D to the joint proxy statement/prospectus that forms a part of this registration statement).

99.10	Consent of J.P. Morgan Securities Inc.

99.11	Opinion of J.P. Morgan Securities Inc. (included as Annex E to the joint proxy statement/prospectus that forms a part of this registration statement).

99.12	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

99.13	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (included as Annex F to the joint proxy statement/prospectus that forms a part of this registration statement).

99.14	Consent of Sandler O’Neill + Partners, L.P.

99.15	Opinion of Sandler O’Neill + Partners, L.P. (included as Annex G to the joint proxy statement/prospectus that forms a part of this registration statement).

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(g) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(h) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, CME Group Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Chicago, Illinois, on June 10, 2008.

CME GROUP INC.

By:	/S/ KATHLEEN M. CRONIN
Kathleen M. Cronin Managing Director, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Terrence A. Duffy, Craig S. Donohue, James E. Parisi and Kathleen M. Cronin, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated below on June 10, 2008:

Signature	Title

/S/ TERRENCE A. DUFFY Terrence A. Duffy	Executive Chairman of the Board and Director

/S/ CHARLES P. CAREY Charles P. Carey	Vice Chairman of the Board and Director

/S/ CRAIG S. DONOHUE Craig S. Donohue	Chief Executive Officer and Director

/S/ JAMES E. PARISI James E. Parisi	Managing Director and Chief Financial Officer

/S/ JILL HARLEY Jill Harley	Managing Director and Chief Accounting Officer

/S/ MARK E. CERMAK Mark E. Cermak	Director

/S/ DENNIS H. CHOOKASZIAN Dennis H. Chookaszian	Director

Signature	Title

/S/ JACKIE M. CLEGG Jackie M. Clegg	Director

/S/ JAMES A. DONALDSON James A. Donaldson	Director

/S/ LARRY G. GERDES Larry G. Gerdes	Director

/S/ DANIEL R. GLICKMAN Daniel R. Glickman	Director

/S/ BRUCE F. JOHNSON Bruce F. Johnson	Director

/S/ GARY M. KATLER Gary M. Katler	Director

/S/ PATRICK B. LYNCH Patrick B. Lynch	Director

/S/ LEO MELAMED Leo Melamed	Director

/S/ WILLIAM P. MILLER II William P. Miller II	Director

/S/ JAMES E. OLIFF James E. Oliff	Director

/S/ JOHN L. PIETRZAK John L. Pietrzak	Director

/S/ ALEX J. POLLOCK Alex J. Pollock	Director

/S/ WILLIAM G. SALATICH, JR. William G. Salatich, Jr.	Director

Signature	Title

/S/ JOHN F. SANDNER John F. Sandner	Director

/S/ WILLIAM R. SHEPARD William R. Shepard	Director

/S/ CHRISTOPHER STEWART Christopher Stewart	Director

/S/ DAVID J. WESCOTT David J. Wescott	Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of March 17, 2008, among CME Group Inc., CMEG NY Inc., NYMEX Holdings, Inc. and New York Mercantile Exchange, Inc. (attached as Annex A to the joint proxy statement/prospectus that forms a part of this registration statement).

3.1.1	Second Amended and Restated Certificate of Incorporation of CME Group Inc. (incorporated by reference to Exhibit 3.1 to CME Group Inc.’s Current Report on Form 8-K, filed with the SEC on July 17, 2007, File No. 000-33379).

3.1.2	Form of Third Amended and Restated Certificate of Incorporation of CME Group Inc. to become effective as of the effective time of the merger (included as Annex H to the joint proxy statement/prospectus that forms a part of this registration statement).

3.2.1	Fourth Amended and Restated Bylaws of CME Group Inc. (incorporated by reference to Exhibit 3.2 to CME Group Inc.’s Current Report on Form 8-K, filed with the SEC on July 17, 2007, File No. 000-33379).

3.2.2	Form of Fifth Amended and Restated Bylaws of CME Group Inc. to become effective as of the effective time of the merger (included as Annex I to the joint proxy statement/prospectus that forms a part of this registration statement).

5.1	Opinion of Kathleen M. Cronin, Managing Director, General Counsel and Corporate Secretary regarding the legality of the securities being issued (to be filed by amendment).

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to tax matters (to be filed by amendment).

8.2	Opinion of Weil, Gotshal & Manges LLP relating to tax matters (to be filed by amendment).

21.1	List of Subsidiaries of CME Group Inc. (incorporated by reference to Exhibit 21.1 to CME Group Inc.’s Annual Report on Form 10-K, filed with the SEC on February 27, 2008, File No. 000-33379).

23.1	Consent of Ernst & Young LLP relating to CME Group’s consolidated financial statements.

23.2	Consent of KPMG LLP relating to NYMEX Holdings’ consolidated financial statements.

23.3	Consent of Kathleen M. Cronin (included in Exhibit 5.1).

23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).

23.5	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.2).

24.1	Power of Attorney (included on signature pages).

99.1	Form of CME Group Proxy Card (to be filed by amendment).

99.2	Form of NYMEX Holdings Proxy Card (to be filed by amendment).

99.3	Form of NYMEX Proxy Card (to be filed by amendment).

99.4	Consent of Lehman Brothers Inc.

99.5	Opinion of Lehman Brothers Inc. (included as Annex B to the joint proxy statement/prospectus that forms a part of this registration statement).

99.6	Consent of Goldman, Sachs & Co.

99.7	Opinion of Goldman, Sachs & Co. (included as Annex C to the joint proxy statement/prospectus that forms a part of this registration statement).

99.8	Consent of William Blair & Company, L.L.C.

99.9	Opinion of William Blair & Company L.L.C. (included as Annex D to the joint proxy statement/prospectus that forms a part of this registration statement).

99.10	Consent of J.P. Morgan Securities Inc.

99.11	Opinion of J.P. Morgan Securities Inc. (included as Annex E to the joint proxy statement/prospectus that forms a part of this registration statement).

99.12	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

99.13	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (included as Annex F to the joint proxy statement/prospectus that forms a part of this registration statement).

99.14	Consent of Sandler O’Neill + Partners, L.P.

99.15	Opinion of Sandler O’Neill + Partners, L.P. (included as Annex G to the joint proxy statement/prospectus that forms a part of this registration statement).